   As filed with the Securities and Exchange Commission on February 12, 1999
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                                                                PRELIMINARY COPY

                                  SCHEDULE 14A
                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                         ------------------------------

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                       UNIVERSAL AMERICAN FINANCIAL CORP.
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                (Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

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

                                                                PRELIMINARY COPY

                       U N I V E R S A L A M E R I C A N
                          F I N A N C I A L C O R P .

                                    --, 1999

TO OUR SHAREHOLDERS:

     We invite you to attend the special meeting of shareholders of Universal American Financial Corp. to be held on --, 1999, at 10:00 a.m., local time, at The Penn Club, 30 West 44th Street, New York, New York 10036. THIS IS A VERY IMPORTANT MEETING THAT AFFECTS YOUR INVESTMENT IN UNIVERSAL AMERICAN. At the special meeting, among other things, you will be asked to consider and vote on two proposals: one proposal to approve the issuance and sale of Universal American common stock to Capital Z Financial Services Fund II, L.P. ("Capital Z") and some agents and members of management of the Penn Union Companies and a second proposal containing six proposed amendments to Universal American's certificate of incorporation, including an amendment to increase the number of authorized shares of common stock and other corporate governance amendments. The proposals are being made in connection with an acquisition by Universal American of a number of insurance company subsidiaries and other assets (the "Penn Union Companies") from PennCorp Financial Group, Inc. ("PFG"), an insurance holding company listed on the New York Stock Exchange.

     The details of all proposals to be considered and voted upon by you at the special meeting are described in the enclosed proxy materials. To assist you in understanding the proposals, a question and answer section appears on page 1.

     Your vote is important. EVEN IF YOU PLAN ON ATTENDING THE SPECIAL MEETING IN PERSON, PLEASE READ THE PROXY STATEMENT AND FILL OUT YOUR PROXY CARD IN FULL AND RETURN IT TO UNIVERSAL AMERICAN IN THE ENVELOPE PROVIDED. PLEASE DO NOT DELAY IN REGISTERING YOUR VOTE. You may revoke your proxy at any time, or you may appear at the special meeting and cast your vote, in which case your proxy would be ignored.

     Before you review the body of the proxy statement and the accompanying annexes, please take a few moments to read the summary that begins on page 4.

     Please do not hesitate to call the Senior Vice President and Chief Financial Officer of Universal American, Robert A. Waegelein, with any questions. Mr. Waegelein may be reached at (914) 934-5200, generally between 9 a.m. and 5 p.m. Eastern Time on weekdays.

                                      Sincerely,

                                      ------------------------------------------
                                      Richard A. Barasch
                                      Chairman and Chief Executive Officer
                                      of Universal American Financial Corp.

            YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.

                       UNIVERSAL AMERICAN FINANCIAL CORP.
                            SIX INTERNATIONAL DRIVE
                         RYE BROOK, NEW YORK 10573-1068
                           -------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                             TO BE HELD ON --, 1999

TO THE SHAREHOLDERS OF
  UNIVERSAL AMERICAN FINANCIAL CORP.:

     The special meeting of shareholders of Universal American Financial Corp. will be held at 10:00 a.m., local time, on --, 1999 at The Penn Club, 30 West 44th Street, New York, New York 10036 to consider and vote on the following proposals:

     1. To approve the issuance and sale to Capital Z and some agents and members of the management of the Penn Union Companies of up to 26,031,746 shares of common stock for $3.15 per share and the payment of part of a transaction fee to an affiliate of Capital Z in Universal American common stock. The number of shares issued and purchased and the price paid for the shares may be adjusted under the terms of the share purchase agreement between Universal American and Capital Z.

     2.  To amend Universal American's certificate of incorporation to:

        (a) Increase the number of authorized shares of common stock from 20 million shares to 80 million shares.

        (b) Provide for shareholder action by written consent instead of a meeting of shareholders. Written consent would only need to be given by shareholders holding the number of shares required to approve the action being taken by written consent.

        (c) Eliminate the requirement that holders of 66 2/3% of Universal American's outstanding voting capital stock approve amendments to some provisions of the certificate of incorporation, which means only majority approval will be necessary for those amendments.

        (d) Remove the provision in the certificate of incorporation which requires the vote by holders of 66 2/3% of the outstanding voting capital stock to call a special meeting of the shareholders. The board will amend the by-laws to allow special meetings of the shareholders to be called at the request of holders of 50% of the outstanding voting capital stock.

        (e) Replace the present method of electing directors and the length of the term each director serves with a system in which all directors are elected at one time for a term expiring at the next annual meeting. Directors are currently elected to three-year staggered terms.

        (f) Require 66 2/3% of Universal American's board of directors to approve some important corporate actions.

     3. To conduct other business that properly comes before the special meeting or any adjournment or postponement of the special meeting.

     Additional information relating to the matters described above and the business to be considered at the special meeting is described in the accompanying proxy materials, which you should read carefully and in their entirety.

                                      By order of the board of directors,

                                      ------------------------------------------
                                      Joan M. Ferrarone
                                      Secretary

--, 1999
Rye Brook, New York

     YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.
                           -------------------------

     YOU MAY REQUEST ADDITIONAL COPIES OF PROXY MATERIALS OR UNIVERSAL AMERICAN'S ANNUAL REPORT TO SHAREHOLDERS BY WRITING TO ROBERT A. WAEGELEIN, SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, AT THE PRINCIPAL EXECUTIVE OFFICES OF UNIVERSAL AMERICAN, SIX INTERNATIONAL DRIVE, RYE BROOK, NEW YORK 10573.

                       UNIVERSAL AMERICAN FINANCIAL CORP.
                                PROXY STATEMENT

                               TABLE OF CONTENTS

                                            PAGE
                                            ----
QUESTIONS AND ANSWERS ABOUT THE
  PROPOSALS...............................    1
SUMMARY...................................    3
  Universal American......................    3
  Capital Z...............................    3
  The Capital Z Issuance..................    3
  The Penn Union Companies................    3
  Financing of the Acquisition of the Penn
     Union Companies......................    3
  Reasons for the Acquisition and the
     Capital Z Issuance...................    4
  Board of Directors' Approval............    4
  Interests of Persons Involved in the
     Capital Z Issuance and the
     Acquisition That May Be Different
     from Yours...........................    5
  Material Terms of the Share Purchase
     Agreement............................    5
  Material Terms of the Acquisition
     Agreement Relating to the Penn Union
     Companies............................    6
  Regulatory Approvals....................    7
  Other Information.......................    7
  Forward-Looking Statements..............    7
  Proposal No. 1 -- The Capital Z
     Issuance.............................    8
  Proposal No. 2 -- Amendments to the
     Certificate of Incorporation.........    9
  Summary Historical and Pro Forma
     Financial Information................   11
THE CAPITAL Z ISSUANCE AND THE ACQUISITION
  OF THE PENN UNION COMPANIES.............   21
  Background..............................   21
  Universal American Financial Corp.......   23
  Capital Z Financial Services Fund II,
     L.P..................................   23
  The Penn Union Companies................   23
  Financing of the Acquisition of the Penn
     Union Companies......................   24
  Reasons for the Acquisition and the
     Capital Z Issuance...................   25
  Capital Z Issuance......................   28
  Material Terms of the Share Purchase
     Agreement............................   28

                                            PAGE
                                            ----
  Material Terms of the Acquisition
     Agreement and Related Transactions...   35
  The Voting Agreement....................   40
UNAUDITED PRO FORMA FINANCIAL
  INFORMATION.............................   42
SPECIAL MEETING OF SHAREHOLDERS OF
  UNIVERSAL AMERICAN......................   50
  Time, Date, Place and Purpose...........   50
  Record Date, Shareholders Entitled to
     Vote and Quorum Requirements.........   50
  Effect of Broker Non-Votes..............   50
  Nasdaq Listing and Accountants..........   51
PROPOSAL NO. 1 -- THE CAPITAL Z
  ISSUANCE................................   52
PROPOSAL NO. 2 -- AMENDMENTS TO THE
  CERTIFICATE OF INCORPORATION............   54
INTERESTS OF PERSONS INVOLVED IN THE
  CAPITAL Z ISSUANCE AND THE ACQUISITION
  THAT MAY BE DIFFERENT FROM YOURS........   58
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
  OWNERS AND MANAGEMENT...................   61
UNIVERSAL AMERICAN FINANCIAL CORP.
  SELECTED CONSOLIDATED FINANCIAL
  INFORMATION.............................   65
UNIVERSAL AMERICAN FINANCIAL CORP.
  MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS..............................   67
PENN UNION COMPANIES SELECTED COMBINED
  FINANCIAL INFORMATION...................   80
PENN UNION COMPANIES MANAGEMENT'S
  DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS.....   82
WHERE YOU CAN FIND MORE INFORMATION.......   97
PROXIES AND SOLICITATION..................   97
ANNEXES...................................   98

                   QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

Q. WHAT IS THE PURPOSE OF THE SPECIAL MEETING?

A. The special meeting is being held for you to consider and vote on proposals that relate to the acquisition by Universal American of the Penn Union Companies for $175 million from PFG.

   We are asking you to approve the issuance and sale of shares of common stock to Capital Z and some agents and members of management of the Penn Union Companies and the payment in shares of common stock of part of a transaction fee to an affiliate of Capital Z. The proceeds from the issuance and sale are expected to be approximately $82 million. The proceeds will be used to partially finance the acquisition of the Penn Union Companies.

   We are also asking you to approve the increase in the number of authorized shares Universal American can issue under its certificate of incorporation together with some other amendments to the certificate of incorporation. Without the approval to increase the authorized shares, Universal American will not be able to issue the shares to Capital Z.

   For your ease of reading, we will refer to the issuance of Universal American common stock to Capital Z and some agents and members of management of the Penn Union Companies together with part of the transaction fee paid to an affiliate of Capital Z in common stock, as the "Capital Z Issuance" in this proxy statement.

   Because the shares of common stock to be issued in the Capital Z Issuance will have voting power equal to or greater than 20% of the voting power outstanding before the Capital Z Issuance, shareholders must approve the Capital Z Issuance before it can occur. YOU ARE NOT BEING ASKED TO APPROVE THE ACQUISITION OF THE PENN UNION COMPANIES; you are being asked to approve the Capital Z Issuance and amendments to the certificate of incorporation.

Q. WHAT HAPPENS IF THE CAPITAL Z ISSUANCE IS NOT APPROVED OR IS NOT COMPLETED?

A. If the Capital Z Issuance is not approved or completed, then Universal American will not acquire the Penn Union Companies. Similarly, if the acquisition of the Penn Union Companies is not consummated, then Universal American will not complete the Capital Z Issuance.

Q. WHEN DO YOU EXPECT THE CAPITAL Z ISSUANCE AND THE ACQUISITION OF THE PENN UNION COMPANIES TO BE COMPLETED?

A. Universal American hopes to complete the Capital Z Issuance and the acquisition of the Penn Union Companies in May 1999.

Q. DO I NEED TO VOTE ON EACH PROPOSAL, INCLUDING EACH ITEM OF PROPOSAL NO. 2?

A. Universal American has entered into a voting agreement under which holders of more than 50% of Universal American's voting stock have already agreed to vote in favor of Proposal No. 1, which contains the Capital Z Issuance, and item (a) of Proposal No. 2 which would increase the number of authorized shares permitted under Universal American's certificate of incorporation.

   Even though shareholders owning over 50% of the outstanding voting stock have agreed to vote in favor of Proposal No. 1 and item (a) of Proposal No. 2, WE ASK THAT YOU VOTE ON ALL OF THE PROPOSALS, INCLUDING EACH ITEM OF PROPOSAL NO. 2, INCLUDED IN THIS PROXY STATEMENT. You must vote separately on each item of Proposal No. 2, but you do not have to vote the same way on each item.

   THE VOTING AGREEMENT DOES NOT COVER ITEMS (b) THROUGH (f). THEREFORE, YOUR VOTE IS PARTICULARLY IMPORTANT TO THE APPROVAL OF THOSE ITEMS AND YOU ARE REQUESTED TO COMPLETE AND RETURN YOUR BALLOT. IF YOU DO NOT RETURN YOUR BALLOT, IT WILL BE CONSIDERED A VOTE AGAINST ALL OF THE ITEMS IN PROPOSAL NO. 2.

Q. WHAT IS REQUIRED FOR THE PROPOSALS TO PASS?

A. Proposal No. 1 requires the vote by holders of 50% of the outstanding voting shares represented and voting at a meeting where a quorum is present; items
   (b) through (e) of Proposal No. 2 require the vote by holders of 66 2/3% of the outstanding voting shares entitled to vote on these proposals; items (a) and (f) of Proposal No. 2 requires the vote by holders of 50% of the outstanding shares entitled to vote on these proposals.

Q. WHAT DO I NEED TO DO NOW?

A. After carefully reading and considering the information contained in this proxy statement, please indicate on your proxy card how you want to vote and mail your signed and dated form in the enclosed return envelope as soon as possible.

Q. WHAT DO I DO IF I WANT TO CHANGE MY VOTE?

A. Just send in a later-dated, signed proxy card to the Secretary of Universal American before the special meeting or attend the meeting in person and vote.

Q. IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME WITHOUT MY INSTRUCTIONS?

A. No. Your broker will not be able to vote your Universal American shares without instructions from you. You should instruct your broker to vote your shares, following the directions provided by your broker. Your failure to instruct your broker to vote your shares will in some cases be the equivalent of voting against a proposal.

Q. WHAT IF I PLAN TO ATTEND THE SPECIAL MEETING IN PERSON?

A. We recommend that you send in your proxy card whether or not you intend to attend the special meeting in person.

                      WHO CAN HELP ANSWER YOUR QUESTIONS?

      If you have more questions about the proposals, you should contact:

                              Robert A. Waegelein
                       Universal American Financial Corp.
                            Six International Drive
                         Rye Brook, New York 10573-1068
                           Telephone: (914) 934-5200

                                    SUMMARY

     This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the proposals fully and for a more complete description of the terms of the Capital Z Issuance and the acquisition of the Penn Union Companies, you should carefully read this entire document, including the annexes. See "Where You Can Find More Information" (page 97). We have included page references parenthetically to direct you to more complete descriptions of the topics presented in this summary.

                          UNIVERSAL AMERICAN (PAGE 23)

     Universal American was incorporated in New York in 1981. Universal American is an insurance holding company that operates through its subsidiaries. Through its subsidiaries, Universal American markets and underwrites accident and health insurance products aimed at the senior market, including Medicare supplement, long term care and home health care, as well as life insurance and annuities.

                              CAPITAL Z (PAGE 23)

     Capital Z is a $1.8 billion fund that was formed to make investments in securities of a diversified global portfolio of insurance, financial services and healthcare services companies and other related businesses.

                        THE CAPITAL Z ISSUANCE (PAGE 28)

     Under the terms of the share purchase agreement between Universal American and Capital Z, Capital Z and some agents and members of management of the Penn Union Companies will purchase up to 26,031,746 shares of Universal American common stock for $3.15 per share for a total of approximately $82 million. If an adjustment is required under the share purchase agreement, more than 26,031,746 shares may be sold at a price less than $3.15 per share. In any case, the aggregate purchase price to be paid by Capital Z is expected to be approximately $76.5 million. Universal American may also issue common stock to an affiliate of Capital Z as partial payment of a transaction fee. The Capital Z Issuance is conditioned on shareholder approval. After the Capital Z Issuance, Capital Z or its affiliates will hold between 61.0% and 65.3% of the outstanding voting shares.

     The share purchase agreement is attached as Annex A to this proxy statement. We encourage you to read the share purchase agreement because it, and not the proxy statement, is the legal document that governs the Capital Z Issuance.

                       THE PENN UNION COMPANIES (PAGE 23)

     The Penn Union Companies consist of Pennsylvania Life Insurance Company ("Pennsylvania Life"), Penncorp Life Insurance Company, Union Bankers Insurance Company ("Union Bankers"), Constitution Life Insurance Company, Marquette National Life Insurance Company, Peninsular Life Insurance Company, PennCorp Financial, Inc. and selected assets of PennCorp Financial Services, Inc. The Penn Union Companies underwrite and market, through a distribution system of approximately 1,000 career agents and a network of producers throughout the United States and Canada, fixed-benefit accident and health insurance policies and life insurance and asset accumulation products.

                      FINANCING OF THE ACQUISITION OF THE
                         PENN UNION COMPANIES (PAGE 24)

     Universal American has entered into an acquisition agreement with PFG and some of PFG's subsidiaries to purchase the Penn Union Companies for a total purchase price equal to $175 million, $136 million of which will be in cash and $39 million of which will be in the form of subordinated notes issued by Universal American to PFG or its subsidiaries. The $175 million purchase price may be increased or decreased under circumstances specified in the acquisition agreement between Universal American and PFG.

     The acquisition agreement is attached as Annex B to this proxy statement. We encourage you to read the acquisition agreement because it, and not this proxy statement, is the legal document that governs the acquisition of the Penn Union Companies. In order to obtain the proceeds to complete this acquisition, Universal American proposes to raise both equity and debt funding. SHAREHOLDERS ARE NOT BEING ASKED TO APPROVE THE ACQUISITION OF THE PENN UNION COMPANIES.

                               SUBORDINATED NOTES

     Universal American intends to obtain part of its financing for the acquisition by issuing subordinated notes in the principal amount of $39 million to PFG or its subsidiaries. The subordinated notes will have a ten-year term and will bear interest at 8% per year. The terms of the subordinated notes are more fully described on page 24 of this proxy statement.

                             SENIOR DEBT FINANCING

     Universal American also intends to obtain senior debt financing of approximately $80 million through a bank credit facility provided by a syndicate of banks led by The Chase Manhattan Bank ("Chase Bank") and Chase Securities Inc. ("CSI"). Seventy million dollars of the senior debt financing will be in the form of a term loan and $10 million will be in the form of a revolving credit facility. The amounts obtained from the term loan, the issuance of the subordinated notes and the Capital Z Issuance in excess of $175 million will be used to finance transaction-related costs and to repay $4.75 million of existing Universal American debt. The senior debt financing is more fully described on page 24 of this proxy statement.

                        REASONS FOR THE ACQUISITION AND
THE CAPITAL Z ISSUANCE (PAGE 25)
     Through its acquisition of the Penn Union Companies, Universal American expects to expand its policyholder, product and capital base and to achieve long-term economies of scale and cost savings. By financing part of the acquisition through an equity investment rather than through additional debt, Universal American will be able to incur less debt, while simultaneously developing a relationship with Capital Z that we expect to bring a number of benefits.

     There are drawbacks related to the acquisition and the Capital Z Issuance, including the concentration of ownership by Capital Z and the additional debt Universal American will have to service. However, after considering these and other factors, the board determined that the Capital Z Issuance and the acquisition will be beneficial to Universal American's shareholders.

                     BOARD OF DIRECTORS' APPROVAL (PAGE 21)

     CSI prepared an analysis of the Capital Z Issuance and the potential acquisition of the Penn Union Companies by Universal American.

     In addition, Advest, Inc. ("Advest"), a financial advisor to Universal American's board, delivered a written opinion to the board stating that the financial terms and effects of (i) the $175 million Universal American agreed to pay to purchase the Penn Union Companies and (ii) the controlling-interest investment in Universal American by Capital Z, together with the additional investment by UAFC, L.P., ("AAM") and some agents and members of the management of the Penn Union Companies, both individually and in the aggregate, are fair, from a financial point of view to Universal American and its shareholders.

     The full text of Advest's written opinion is attached as Annex C to this proxy statement. WE URGE YOU TO CAREFULLY READ THE ENTIRE ADVEST OPINION for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on Advest's review in connection with the delivery of its written opinion. Advest's opinion is not a recommendation as to how any Universal American shareholder should vote.

     After considering the results of CSI's analysis and the potential benefits and risks of the acquisition and the Capital Z Issuance, the board approved the Capital Z Issuance and the acquisition of the Penn Union Companies. The board approval was subject to the receipt by a designated committee of the board of Advest's opinion. The board committee has received and approved Advest's opinion and forwarded it to the full board.

                      INTERESTS OF PERSONS INVOLVED IN THE
                     CAPITAL Z ISSUANCE AND THE ACQUISITION
                        THAT MAY BE DIFFERENT FROM YOURS
                                   (PAGE 58)

     Some directors or executive officers or their affiliates may have interests in the share purchase agreement, the acquisition agreement and the related agreements that may be different from, or in addition to, your interests. For example, following the transactions, some of the present executive officers will have employment agreements with Universal American under which their compensation will be increased. The board of directors of Universal American was aware of these interests and took them into account in approving the share purchase agreement, the acquisition agreement and the related agreements.

                      MATERIAL TERMS OF THE SHARE PURCHASE
                              AGREEMENT (PAGE 28)

                      CONDITIONS TO THE CAPITAL Z ISSUANCE

     Universal American and Capital Z will not complete the Capital Z Issuance unless they satisfy or waive a number of conditions. The material conditions are:

- a majority of the holders of the Series C-1 preferred stock must approve the senior debt and the issuance of the subordinated notes, which approval is expected to be obtained;

- a majority of Universal American's shareholders must approve the Capital Z Issuance and the amendment to Universal American's certificate of incorporation to increase the number of authorized shares;

- the closing of the acquisition of the Penn Union Companies must occur at the same time as the closing of the Capital Z Issuance;

- Universal American must obtain insurance and other regulatory approvals relating to the Capital Z Issuance and the acquisition of the Penn Union Companies;

- Richard A. Barasch, Chief Executive Officer and Chairman of the Board of Universal American, must enter into an employment agreement with Universal American, the terms of which already have been agreed to; and

- Universal American must enter into a shareholders' agreement and a registration rights agreement with some shareholders of Universal American, the terms of which already have been agreed to.

                       TERMINATION OF THE SHARE PURCHASE
                                   AGREEMENT

     Universal American and Capital Z, at any time after May 31, 1999, can agree to terminate the share purchase agreement without completing the Capital Z Issuance. Either Universal American or Capital Z can terminate the share purchase agreement under some circumstances, including:

- if the acquisition of the Penn Union Companies has not occurred by March 31, 1999, or, under some circumstances, by May 31, 1999; or

- if the shareholders of Universal American fail to approve the Capital Z Issuance or the amendment to the certificate of incor-
poration to increase the authorized shares of common stock.

     To review the terms of the share purchase agreement in greater detail, see page 28.

                       MATERIAL TERMS OF THE ACQUISITION
                           AGREEMENT RELATING TO THE
                         PENN UNION COMPANIES (PAGE 35)

                      CONDITIONS TO THE ACQUISITION OF THE
                              PENN UNION COMPANIES

     Universal American and PFG will not complete the acquisition and sale of the Penn Union Companies unless they satisfy or waive a number of conditions. The material conditions are:

- Universal American's shareholders must approve the Capital Z Issuance and the amendment to the certificate of incorporation to increase the number of authorized shares of common stock that Universal American is permitted to issue;

- Universal American and PFG must obtain insurance and other regulatory approvals relating to the acquisition of the Penn Union Companies and, in the case of Universal American, relating to the Capital Z Issuance;

- Universal American must be satisfied with a report being prepared based upon a review of Pennsylvania Life's insurance reserves;

- Universal American must receive a review report from PFG's independent auditors, satisfactory to Universal American, indicating that there are no material modifications that should be made to the unaudited financial statements of the Penn Union Companies as of September 30, 1998 which were previously provided to Universal American;

- PFG must complete specified restructuring and other transactions; and

- Universal American must enter into agreements with selected agents and members of management of the Penn Union Companies regarding compensation and equity investments.

     In negotiating the acquisition agreement, Universal American recognized that additional claims reserves in Pennsylvania Life may be required. Accordingly, Universal American included provisions in the agreement to ensure adequate claims reserves. First, Universal American is required to receive reports from independent reserve consultants prior to the closing of the acquisition as to the adequacy of Pennsylvania Life's claims reserves. The results of these reports must be reasonably satisfactory to Universal American. If Universal American is not satisfied with the reserve consultants' reports, it is not required to close the acquisition. Second, selected Penn Union Companies, including Pennsylvania Life, must each meet minimum capital and surplus requirements. For example, Pennsylvania Life must have capital and surplus equal to at least $36 million. In addition, the aggregate capital and surplus amounts of selected Penn Union Companies must equal at least $72.3 million plus the earnings, as described in the acquisition agreement, of those companies from January 1, 1999 to the closing. If the estimated capital and surplus amounts do not equal or exceed the minimum capital and surplus requirements at closing, Universal American is not obligated to close the acquisition. Finally, the acquisition agreement requires a post-closing purchase price adjustment based on the actual capital and surplus of the selected Penn Union Companies. PFG will pay Universal American the difference between the actual capital and surplus amounts and the required capital and surplus amounts. See "The Capital Z Issuance and the Acquisition of the Penn Union Companies--Material Terms of the Acquisition Agreement and the Related Transactions--Purchase Price Adjustment." Pennsylvania Life is currently involved in discussions with the Commonwealth of Pennsylvania Insurance Department as to the calculation methods for some of its claim reserves to be recorded in its December 31, 1998 statutory financial statements. See "Penn Union Companies Management's Discussion and Analysis of Financial Condition and Results of Operations--Regulatory Matters."

TERMINATION OF THE ACQUISITION AGREEMENT

     Universal American and PFG can together agree to terminate the acquisition agreement before completing the acquisition of the Penn Union Companies. Either Universal American or PFG can terminate the share purchase agreement under some circumstances, including the failure of the acquisition of the Penn Union Companies to close by March 31, 1999, or, under certain circumstances, by May 31, 1999.

     To review the terms of the acquisition agreement of the Penn Union Companies in greater detail, see page 35.

                         REGULATORY APPROVALS (PAGE 28)

     The regulatory authorities in New York, Florida, Texas, Pennsylvania and North Carolina must approve the Capital Z Issuance and the acquisition. The transactions also require approval under some Canadian federal and provincial laws. In addition, both the Capital Z Issuance and the acquisition are subject to compliance with applicable state and federal securities laws and approvals from or notices to various states.

     The Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") applies to both the Capital Z Issuance and the acquisition of the Penn Union Companies. The HSR Act prohibits Universal American and PFG from completing the acquisition of the Penn Union Companies until Universal American, Capital Z and PFG have furnished the required information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission and the required waiting period has ended or been terminated.

                               OTHER INFORMATION

     Unless otherwise indicated, all financial information and operating statistics applicable to Universal American and the Penn Union Companies in this proxy statement are based on generally accepted accounting principles ("GAAP") and not statutory accounting practices ("SAP"). In conformity with industry practice, information derived from A.M. Best Company, Inc. ("A.M. Best") and the National Association of Insurance Commissioners ("NAIC") and used in this proxy statement for industry comparisons is based on SAP.

     PFG has furnished the financial and other information set forth in this proxy statement concerning PFG and the Penn Union Companies. We have no reason to believe that the information provided by PFG is incorrect. However, in the event that this information is materially inaccurate, Universal American's recourse may be limited in some respects by the terms of the acquisition agreement. Based on information obtained from PFG, Universal American prepared descriptions of PFG and the Penn Union Companies.

                      FORWARD-LOOKING STATEMENTS (PAGE 21)

     Statements in this proxy statement are or may be forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those expressed in such statements depending on a variety of factors discussed more fully in this proxy statement. You should carefully review all information, including the financial statements and the notes to the financial statements, included in this proxy statement.

                                   PROPOSALS

                        PROPOSAL NO. 1 -- THE CAPITAL Z
                               ISSUANCE (PAGE 52)

     THE CAPITAL Z ISSUANCE. Proposal No. 1 asks you to approve the Capital Z Issuance. Capital Z does not currently own any capital stock of Universal American.

     EFFECT OF THE CAPITAL Z ISSUANCE. After the Capital Z Issuance, Capital Z will hold approximately 63.0% of Universal American's outstanding common stock. If all of the securities of Universal American that could be converted into common stock were converted or exercised, Capital Z would own 56.8% of the outstanding common stock.

     If the acquisition of the Penn Union Companies and the Capital Z Issuance had been completed on January 1, 1998, pro forma earnings per share of Universal American for the nine months ended September 30, 1998 would have been $.10 per share, assuming that all of Universal American's securities that could be converted or exercised into common stock had been converted or exercised. See "-- Universal American Financial Corp. Unaudited Pro Forma Condensed Consolidated Statement of Operations -- Nine Months Ended September 30, 1998."

     ADVANTAGES AND DISADVANTAGES OF THE CAPITAL Z ISSUANCE. The board of directors approved the Capital Z Issuance to ensure that Universal American has the opportunity to complete the acquisition of the Penn Union Companies. The board of directors considered the extent of Capital Z's ownership following the Capital Z Issuance. The board of directors, however, views the relationship with Capital Z as beneficial to Universal American's ability to continue its growth and take advantage of opportunities to complete acquisitions as they arise. The relationship may also provide Universal American with greater access to capital markets and enhance shareholder value. In addition, funding the acquisition of the Penn Union Companies in part through the issuance of equity will allow Universal American to maintain a more conservative debt-to-equity ratio and satisfy rating agency considerations. The board decided these advantages outweighed the concerns raised by Capital Z's ability to control elections of Universal American's directors, the potential depressive effect on the trading market for Universal American's common stock by the concentration of Capital Z's ownership, and the fact that Capital Z's ownership could delay or prevent an advantageous change in control.

     CORPORATE GOVERNANCE. As a condition to the Capital Z Issuance, Universal American, Capital Z, Richard A. Barasch, and AAM, and some other shareholders of Universal American will enter into a shareholders' agreement. The shareholders' agreement provides that initially after the closing, Capital Z may nominate four directors, Richard A. Barasch may nominate two directors, AAM may nominate one director, and Universal American will nominate the remaining two directors of Universal American. Capital Z, Richard Barasch and AAM are each required to vote for the director(s) nominated by the others. The number of directors each shareholder can nominate may change, depending on future share ownership. As long as Capital Z owns over 50% of the outstanding voting stock after the Capital Z Issuance, it will have the ability to select Universal American's two designated directors. As a consequence, Capital Z will effectively be able to select 6 of the 9 directors on Universal American's board. See "The Capital Z Issuance and the Acquisition of the Penn Union Companies -- Terms of the Share Purchase Agreement -- Shareholders' Agreement."

     CONSEQUENCES IF THE CAPITAL Z ISSUANCE IS NOT APPROVED. Under the terms of the share purchase agreement, if the shareholders do not approve the Capital Z Issuance, Universal American will not be able to complete the acquisition of the Penn Union

Companies or otherwise purchase or acquire any of the businesses or assets of PFG for a period of two years after the termination of the share purchase agreement.

     EVEN THOUGH SHAREHOLDERS OWNING OVER 50% OF THE OUTSTANDING VOTING STOCK HAVE AGREED TO VOTE IN FAVOR OF PROPOSAL NO. 1, WE ASK THAT YOU COMPLETE AND RETURN YOUR BALLOT.

     ADVANTAGES AND DISADVANTAGES OF THE ACQUISITION OF THE PENN UNION COMPANIES. Through the acquisition of the Penn Union Companies, Universal American will be able to expand its product and policyholder base. Universal American expects that the growth that will result from the acquisition will allow it to achieve long-term economies of scale and to cut costs and increase profits.

     There is no guarantee that these benefits will materialize. It is possible that Universal American may have difficulty consolidating the operations of the Penn Union Companies with its own business. However, after considering all the advantages and disadvantages, the board determined that the acquisition will ultimately increase shareholder value. See "The Capital Z Issuance and the Acquisition of the Penn Union Companies -- Reasons for the Acquisition and the Capital Z Issuance."

     THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE CAPITAL Z ISSUANCE AND RECOMMENDS A VOTE FOR PROPOSAL NO. 1.

                      PROPOSAL NO. 2 -- AMENDMENTS TO THE
                     CERTIFICATE OF INCORPORATION (PAGE 54)

     Each of the following amendments to Universal American's certificate of incorporation are proposed:

a. Increase the number of authorized shares of Universal American common stock from 20 million to 80 million shares in order to effect the Capital Z Issuance.

b. Provide for shareholder action by written consent instead of a meeting of shareholders. Written consent would only need to be given by shareholders holding the number of shares required to approve the action being taken by written consent.

c. Eliminate the requirement that holders of 66 2/3% of Universal American's outstanding voting capital stock approve amendments to some provisions of the certificate of incorporation, which means only majority approval will be necessary for those amendments.

d. Remove the provision in the certificate of incorporation which requires the vote of holders of 66 2/3% of the outstanding voting capital stock to call a special meeting of the shareholders. The board will amend the by-laws to allow special meetings of the shareholders to be called at the request of holders of 50% of the outstanding voting capital stock.

e. Replace the present method of electing directors and the length of their terms with a system in which all directors are elected at one time for a term expiring at the next annual meeting. Directors are currently elected to three year staggered terms.

f. Require 66 2/3% of Universal American's board of directors to approve some important corporate actions.

     YOU MUST VOTE ON EACH ITEM OF PROPOSAL NO. 2 SEPARATELY, BUT YOU DO NOT HAVE TO VOTE THE SAME WAY ON EACH ITEM.

     EVEN THOUGH SHAREHOLDERS OWNING OVER 50% OF THE OUTSTANDING VOTING STOCK HAVE AGREED TO VOTE IN FAVOR OF ITEM (a) OF PROPOSAL NO. 2, THE VOTING AGREEMENT DOES NOT COVER THE APPROVAL OF ITEMS (b) THROUGH (f) OF PROPOSAL NO. 2. IN ADDITION, ITEMS (b) THROUGH (e) REQUIRE APPROVAL BY HOLDERS OF 66 2/3% OF THE TOTAL OUTSTANDING VOTING SHARES ENTITLED TO VOTE ON THOSE ITEMS. ACCORDINGLY, YOUR VOTE IS VERY IMPORTANT TO THE APPROVAL OF THE AMEND-

MENTS TO THE CERTIFICATION OF INCORPORATION AND YOU ARE REQUESTED TO COMPLETE AND RETURN YOUR BALLOT. Failure to return your ballot will be considered a vote against each item of Proposal No. 2.

     THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THESE AMENDMENTS TO THE CERTIFICATE OF INCORPORATION AND RECOMMENDS A VOTE FOR EACH ITEM OF PROPOSAL NO. 2.

     YOU ARE URGED TO REVIEW CAREFULLY THE MORE DETAILED INFORMATION INCLUDED IN THIS PROXY STATEMENT AND THE ACCOMPANYING ANNEXES.

             SUMMARY HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

     We are providing the following historical financial information to aid you in your analysis of the financial aspects of the Capital Z Issuance and the acquisition of the Penn Union Companies. This information is only a summary and you should read it in conjunction with the historical financial statements and other financial information contained in Universal American's most recent annual and quarterly reports filed with the SEC, the historical financial information and more detailed financial information provided in Annex E to this proxy statement, and the historical financial information in the other documents to which we refer. See "Where You Can Find More Information" on page 97.

     The summary historical financial information for Universal American is derived from consolidated financial statements of Universal American and was prepared in accordance with GAAP. The financial statements for Universal American as of December 31, 1996 and 1997 and each of the two years in the period ended December 31, 1997 have been audited by Ernst & Young LLP, independent auditors. The financial statements for Universal American for the year ended December 31, 1995 have been audited by KPMG LLP, independent auditors. The summary financial information for Universal American as of September 30, 1998 and for the nine month periods ended September 30, 1997 and 1998 was derived from unaudited consolidated financial statements of Universal American that include all adjustments, including normally occurring accruals, that we consider necessary for a fair presentation of the results of operations for the periods presented.

     The combined financial statements for the Penn Union Companies for the years ended December 31, 1995, 1996 and 1997 have been audited by KPMG LLP, independent auditors. The summary financial information for the Penn Union Companies as of September 30, 1998 and for the nine months ended September 30, 1997 and 1998 was derived from unaudited combined financial statements of the Penn Union Companies, that include all adjustments, including normally occurring accruals, that the Penn Union Companies consider necessary for fair presentation of the results of operations for the periods presented.

     The results of operations for the nine months ended September 30, 1998 for Universal American and the Penn Union Companies are not necessarily indicative of the results for the full year.

     The Universal American Financial Corp. Unaudited Pro Forma Condensed Consolidated Statement of Operations for the nine month period ended September 30, 1998 and the year ended December 31, 1997 and the Universal American Financial Corp. Unaudited Pro Forma Condensed Consolidated Balance Sheet as of September 30, 1998 present results for Universal American as if the acquisition and the financing of the acquisition had been consummated as of the beginning of each period presented. The unaudited pro forma financial information has been derived from and should be read in conjunction with the Notes to Unaudited Pro Forma Financial Information that follow on page 18, as well as the historical Consolidated Financial Statements and Notes of Universal American for the nine months ended September 30, 1998 (unaudited) and the year ended December 31, 1997 and the historical Combined Financial Statements and Notes of the Penn Union Companies of PFG for the nine months ended September 30, 1998 (unaudited) and the year ended December 31, 1997 set forth in Annex E to this proxy statement.

     The pro forma adjustments and combined amounts are provided for informational purposes only, and if the acquisition of the Penn Union Companies is consummated, Universal American's consolidated financial statements will reflect the effects of the acquisition only from the date the transaction occurs. The pro forma adjustments are applied to the historical financial statements of Universal American and the Penn Union Companies to account for the acquisition of the Penn Union Companies by Universal American under the purchase method of accounting in accordance with APB Opinion No. 16. Under this method of accounting, the total purchase cost will be allocated to the Penn Union Companies' assets and liabilities based on their relative fair values. These allocations are subject to valuations as of the date of the acquisition based upon appraisals and other information available at that time. Accordingly, the final purchase price adjustments will be different from the amounts reflected in this proxy statement. The unaudited pro forma combined financial information, however, reflects management's best estimate based upon currently available information.

     The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the results of operations or financial position that would have occurred had the acquisition been consummated on the dates assumed, nor is the pro forma information intended to be indicative of Universal American's future results of operations.

                       UNIVERSAL AMERICAN FINANCIAL CORP.

                          INCOME STATEMENT INFORMATION
                    (IN THOUSANDS EXCEPT FOR PER SHARE DATA)

                                          NINE MONTHS ENDED
                                            SEPTEMBER 30,           YEAR ENDED DECEMBER 31,
                                      -------------------------   ---------------------------
                                         1997          1998        1995      1996      1997
                                      -----------   -----------   -------   -------   -------
                                      (UNAUDITED)   (UNAUDITED)
Direct premium and policyholder
  fees..............................    $73,773       $95,945     $46,145   $55,287   $99,339
Reinsurance premium assumed.........        267           658       8,866    10,522       998
Reinsurance premium ceded...........    (44,196)      (64,763)    (18,200)  (25,664)  (62,623)
                                        -------       -------     -------   -------   -------
  Net premium and other policyholder
     fees...........................     29,844        31,840      36,811    40,145    37,714
                                        -------       -------     -------   -------   -------
Net investment income...............      7,511         8,056       8,945     9,850    10,023
Realized gains on investments.......        915           281         674       240     1,133
Fee income..........................      1,850         1,990       3,137     2,872     2,368
Other income........................         70            47         244       280        93
                                        -------       -------     -------   -------   -------
  Total revenues....................     40,190        42,214      49,811    53,387    51,331
                                        -------       -------     -------   -------   -------
Total benefits, claims and other
  deductions........................     37,683        39,161      47,161    53,014    48,120
                                        -------       -------     -------   -------   -------
Operating income before taxes.......      2,507         3,053       2,650       373     3,211
Net income after taxes..............      1,654         2,015       2,642       104     2,119
Redemption accrual on Series C
  preferred stock...................        146           325          --        --       250
                                        -------       -------     -------   -------   -------
Net income applicable to common
  shareholders(1)...................      1,508         1,690       2,642       104     1,869
                                        =======       =======     =======   =======   =======
Diluted income per share............    $  0.14       $  0.15     $  0.25   $  0.01   $  0.18
                                        =======       =======     =======   =======   =======

                           BALANCE SHEET INFORMATION
                    (IN THOUSANDS EXCEPT FOR PER SHARE DATA)

                                                           AS OF
                                                       SEPTEMBER 30,   AS OF DECEMBER 31,
                                                       -------------   -------------------
                                                           1998          1996       1997
                                                       -------------   --------   --------
                                                        (UNAUDITED)
Total investments....................................    $159,219      $144,681   $159,429
Total assets.........................................     288,982       242,237    272,575
Policyholder account balances........................     156,915       134,539    145,085
Series C preferred stock.............................       5,168            --      5,168
Series B preferred stock.............................       4,000         4,000      4,000
Stockholders' equity.................................      29,210        22,079     25,706
Stockholders' equity per share of common stock(2)....        3.30          2.53       2.96

-------------------------
(1) After provision for Series C preferred stock dividends of $146 and $325 for the nine months ended September 30, 1997 and 1998, respectively and $250 for the year ended December 31, 1997.

(2) Stockholders' equity per share of common stock represents shareholders' equity less the stated value of Series B preferred stock divided by outstanding shares of common stock.

                            THE PENN UNION COMPANIES

                          INCOME STATEMENT INFORMATION
                                 (IN THOUSANDS)

                                         NINE MONTHS ENDED
                                           SEPTEMBER 30,            YEAR ENDED DECEMBER 31,
                                     -------------------------   ------------------------------
                                        1997          1998         1995       1996       1997
                                     -----------   -----------   --------   --------   --------
                                     (UNAUDITED)   (UNAUDITED)
Direct premium and policyholder
  fees.............................   $243,851      $224,826     $161,188   $329,871   $326,096
Reinsurance premiums assumed.......      4,319         3,357        9,156     22,514      5,029
Reinsurance premiums ceded.........    (78,431)      (68,034)      (4,058)   (56,123)  (106,121)
                                      --------      --------     --------   --------   --------
  Net premium and policyholder fees
     earned........................    169,739       160,149      166,286    296,262    225,004
Net investment income..............     36,209        36,720       30,572     48,113     47,405
Realized gains (losses) on
  investments......................      5,342         2,568         (278)      (616)     4,795
Other income.......................     12,250         7,690        3,717      9,252     17,550
                                      --------      --------     --------   --------   --------
  Total revenues...................    223,540       207,127      200,297    353,011    294,754
Total benefits, claims and other
  deductions.......................    203,332       295,375      153,397    298,937    262,860
                                      --------      --------     --------   --------   --------
Operating income (loss) before
  taxes............................     20,208       (88,248)      46,900     54,074     31,894
Net income (loss) after taxes......   $ 15,955      $(57,392)    $ 27,432   $ 36,468   $ 24,305

                           BALANCE SHEET INFORMATION
                                 (IN THOUSANDS)

                                                       AS OF
                                                   SEPTEMBER 30,     AS OF DECEMBER 31,
                                                   -------------   -----------------------
                                                       1998           1996         1997
                                                   -------------   ----------   ----------
                                                    (UNAUDITED)
Total investments................................  $   707,652     $  651,061   $  674,749
Total assets.....................................    1,143,232      1,226,372    1,266,182
Policy liabilities and accruals..................      636,950        638,991      666,598
Business equity..................................      441,895        483,179      498,840

                       UNIVERSAL AMERICAN FINANCIAL CORP.
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                      NINE MONTHS ENDED SEPTEMBER 30, 1998
                    (IN THOUSANDS EXCEPT FOR PER SHARE DATA)

                                                                                   PRO FORMA
                                                                                  ADJUSTMENTS
                                                                                RELATING TO THE
                                  HISTORICAL FINANCIAL        PRO FORMA       ACQUISITION OF THE
                                       STATEMENTS            ADJUSTMENTS          PENN UNION
                                 -----------------------     RELATING TO           COMPANIES
                                 UNIVERSAL    PENN UNION     TRANSFER OF            AND THE           PRO FORMA
                                  AMERICAN    COMPANIES    CERTAIN LINES(1)    RELATED FINANCING     CONSOLIDATED
                                 ----------   ----------   ----------------   -------------------    ------------
REVENUES:
Net premium and policyholder
  fees earned..................   $31,840      $160,149        $(41,919)           $     --            $150,070
Net investment income..........     8,056        36,720          (5,644)                 --              39,132
Realized gains on investments..       281         2,568             (25)                 --               2,824
Other income...................     2,037         7,690               6                  --               9,733
                                  -------      --------        --------            --------            --------
Total revenues.................    42,214       207,127         (47,582)                 --             201,759
                                  -------      --------        --------            --------            --------
BENEFITS, CLAIMS AND EXPENSES:
Policyholder benefits..........    28,152       138,380         (36,268)                 --             130,264
Change in deferred acquisition
  costs........................    (2,814)       54,464          (1,195)            (77,128)(2)         (26,673)
Amortization of present value
  of future profits............       131         9,542          (2,426)             (7,116)(3)             131
Amortization of goodwill.......       116         4,167              --              (4,167)(3)             116
Amortization of negative
  goodwill.....................        --            --              --              (2,032)(4)          (2,032)
Interest expense on the senior
  secured note.................        --            --              --               4,996(5)            4,996
Interest expense on the
  subordinated note............        --            --              --               2,340(5)            2,340
Other operating costs and
  expenses.....................    13,576        88,822         (14,000)             (1,545)(6)          86,853
                                  -------      --------        --------            --------            --------
Total benefits, claims and
  other deductions.............    39,161       295,375         (53,889)            (84,652)            195,995
                                  -------      --------        --------            --------            --------
Operating income (loss) before
  taxes........................     3,053       (88,248)          6,307              84,652               5,764
Federal income tax expense
  (benefit)....................     1,038       (30,856)          2,225              29,417(7)            1,824
                                  -------      --------        --------            --------            --------
Net income (loss)..............     2,015       (57,392)          4,082              55,235               3,940
Redemption accrual on Series C
  preferred stock..............       325            --              --                (325)(8)              --
                                  -------      --------        --------            --------            --------
Net income (loss) applicable to
  common shareholders..........   $ 1,690      $(57,392)       $  4,082            $ 55,560            $  3,940
                                  =======      ========        ========            ========            ========
EARNINGS PER COMMON SHARE:
Basic..........................   $  0.23                                                              $   0.11
                                  =======                                                              ========
Diluted........................   $  0.15                                                              $   0.10
                                  =======                                                              ========
WEIGHTED AVERAGE NUMBER OF
  COMMON SHARES OUTSTANDING:
Basic..........................     7,498                                            27,857              35,355
Diluted........................    13,070                                            27,857              40,927

                       UNIVERSAL AMERICAN FINANCIAL CORP.
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1997
                    (IN THOUSANDS EXCEPT FOR PER SHARE DATA)

                                                                                   PRO FORMA
                                                                                  ADJUSTMENTS
                                                                                RELATING TO THE
                                  HISTORICAL FINANCIAL        PRO FORMA       ACQUISITION OF THE
                                       STATEMENTS            ADJUSTMENTS          PENN UNION
                                 -----------------------     RELATING TO           COMPANIES
                                 UNIVERSAL    PENN UNION     TRANSFER OF            AND THE           PRO FORMA
                                  AMERICAN    COMPANIES    CERTAIN LINES(1)    RELATED FINANCING     CONSOLIDATED
                                 ----------   ----------   ----------------   -------------------    ------------
REVENUES:
Net premium and policyholder
  fees earned..................   $37,714      $225,004        $(64,780)           $     --            $197,938
Net investment income..........    10,023        47,405          (8,457)                 --              48,971
Realized gains on
  investments..................     1,133         4,795            (885)                 --               5,043
Other income...................     2,461        17,550              35                  --              20,046
                                  -------      --------        --------            --------            --------
Total revenues.................    51,331       294,754         (74,087)                 --             271,998
                                  -------      --------        --------            --------            --------
BENEFITS, CLAIMS AND EXPENSES:
Policyholder benefits..........    30,806       144,451         (52,673)                 --             122,584
Change in deferred acquisition
  costs........................    (2,946)      (27,177)          4,597             (11,844)(2)         (37,370)
Amortization of present value
  of future profits............        --        17,352          (4,421)            (12,931)(3)              --
Amortization of goodwill.......       112         5,594              --              (5,594)(3)             112
Amortization of negative
  goodwill.....................        --            --              --              (2,710)(4)          (2,710)
Interest expense on the senior
  secured note.................        --            --              --               6,889(5)            6,889
Interest expense on the
  subordinated note............        --            --              --               3,120(5)            3,120
Other operating costs and
  expenses.....................    20,148       122,640         (25,574)             (2,209)(6)         115,005
                                  -------      --------        --------            --------            --------
Total benefits, claims and
  other deductions.............    48,120       262,860         (78,071)            (25,279)            207,630
                                  -------      --------        --------            --------            --------
Operating income before taxes..     3,211        31,894           3,984              25,279              64,368
Federal income tax expense.....     1,092         7,589           1,410               8,849(7)           18,940
                                  -------      --------        --------            --------            --------
Net income.....................     2,119        24,305           2,574              16,430              45,428
Redemption accrual on Series C
  preferred stock..............       250            --              --                (250)(8)              --
                                  -------      --------        --------            --------            --------
Net income applicable to common
  shareholders.................   $ 1,869      $ 24,305        $  2,574            $ 16,680            $ 45,428
                                  =======      ========        ========            ========            ========
EARNINGS PER COMMON SHARE:
Basic..........................   $  0.26                                                              $   1.29
                                  =======                                                              ========
Diluted........................   $  0.18                                                              $   1.14
                                  =======                                                              ========
WEIGHTED AVERAGE NUMBER OF
  COMMON SHARES OUTSTANDING:
Basic..........................     7,242                                            27,857              35,099
Diluted........................    12,041                                            27,857              39,898

                       UNIVERSAL AMERICAN FINANCIAL CORP.
            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                            AS OF SEPTEMBER 30, 1998
                                 (IN THOUSANDS)

                                                FINANCING                      PURCHASE
                                 UNIVERSAL      ACCOUNTING     PENN UNION     ACCOUNTING       PRO FORMA
                                  AMERICAN    ADJUSTMENTS(9)   COMPANIES    ADJUSTMENT(10)    CONSOLIDATED
                                 ----------   --------------   ----------   ---------------   ------------
ASSETS:
Total investments..............   $159,219       $     --      $  707,652      $      --       $  866,871
Deferred policy acquisition
  costs........................     21,927             --         114,746       (114,746)          21,927
Goodwill.......................      4,393             --         104,873       (104,873)           4,393
Present value of future
  profits......................      1,613             --          92,829        (92,829)           1,613
Other assets...................    101,830          6,187         123,132             --          231,149
                                  --------       --------      ----------      ---------       ----------
Total assets...................    288,982          6,187       1,143,232       (312,448)       1,125,953
                                  ========       ========      ==========      =========       ==========
LIABILITIES, SERIES C
  PREFERRED STOCK AND
  STOCKHOLDERS' EQUITY:
Reserves for future policy
  benefits.....................    220,643             --         636,950             --          857,593
Loan payable...................      5,000         (5,000)             --             --               --
Senior secured note payable....         --         70,000              --             --           70,000
Subordinated note payable......         --         39,000              --             --           39,000
Deferred income tax
  liability....................      1,583             --          11,957        (72,652)         (59,112)
Negative goodwill..............         --             --              --         27,099           27,099
Other liabilities..............     26,804             --          52,430             --           79,234
                                  --------       --------      ----------      ---------       ----------
  Total liabilities............    254,030        104,000         701,337        (45,553)       1,013,814
                                  --------       --------      ----------      ---------       ----------
Series C preferred stock
  (including redemption accrual
  thereon).....................      5,742         (5,742)             --             --               --
                                  --------       --------      ----------      ---------       ----------
Total stockholders' equity.....     29,210         82,929         441,895       (441,895)         112,139
                                  --------       --------      ----------      ---------       ----------
Total liabilities, Series C
  preferred stock and
  stockholders' equity.........   $288,982       $181,187      $1,143,232      $(487,448)      $1,125,953
                                  ========       ========      ==========      =========       ==========

                       UNIVERSAL AMERICAN FINANCIAL CORP.
               NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION
                                 (IN THOUSANDS)

     Certain one-time events occurring during the nine months ended September 30, 1998 and for the year ended December 31, 1997 are not presented as pro forma adjustments. However, they impact the pro forma financial statements results. Due to the non-recurring nature of these events, management believes they will have no meaningful bearing on the results of operations after this transaction is completed.

     Therefore, below is a reconciliation of pro forma net income applicable to common shareholders considering these one-time events for December 31, 1997 and September 30, 1998, respectively:

                                                       DECEMBER 31,    SEPTEMBER 30,
                                                           1997            1998
                                                       ------------    -------------
Pro forma net income applicable to common
  shareholders.......................................    $45,428         $  3,940
Long term care reserve adjustment(a).................         --            7,551
Disability income reserve adjustment(a)..............         --           23,000
Step purchase GAAP accounting adjustments(b).........     (3,087)              --
One-time reserve changes(c)..........................     (8,269)              --
Commission accruals(d)...............................         --            1,039
Reduction of deferrable expenses(d)..................     (4,000)              --
Restructuring charge(e)..............................         --            1,834
Tax effects of above adjustments.....................      5,375          (11,698)
                                                         -------         --------
Pro forma adjusted net income applicable to common
  shareholders.......................................    $35,447         $ 25,666
                                                         =======         ========
Annualized pro forma adjusted net income applicable
  to common shareholders.............................    $35,447         $ 34,221
                                                         =======         ========

(a) During 1998, the Penn Union Companies refined their calculation of policy benefit reserves for long-term care products, which resulted in a one-time increase of approximately $7,551. Additionally, the Penn Union Companies have been closely monitoring the development of claims reserve experiences. The methodology previously utilized has experienced what appears to be a deterioration of the adequacy of its claim reserves associated with its disability income products at Pennsylvania Life. As a result of the trends, Pennsylvania Life increased its claims reserve estimate by $23,000 during the nine-month period ended September 30, 1998. If this adjustment was pushed back to January 1, 1997, the amortization for 1997 would have been reduced by $3,087.

(b) The Union Bankers deferred ceding gain was reduced by $7,310 due to the step purchase accounting as of January 2, 1998 when PFG acquired the remaining interest of Southwestern Financial Corporation. As a result of the step purchase treatment, 22% of the assets and liabilities of the acquired entities, including Union bankers, were marked to fair value at the date of acquisition. The effect of adjusting Union Bankers assets and liabilities was an increase in the business equity of Union Bankers of $830, however this included a reduction of the ceding gain and effectively reduced the amortization for the period ended September 30, 1998. If this adjustment was pushed back to January 1, 1997, the amortization for 1997 would have been reduced by $3,087.

(c) During 1997, reserves on the Union Bankers comprehensive block of business were strengthened by $5,900. Additionally, in 1997, the scheduled reserve release relating to

                       UNIVERSAL AMERICAN FINANCIAL CORP.
       NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION -- (CONTINUED)

     the conversion to the new valuation system was $2,369. These one-time events impacted the expected results for the Penn Union Companies.

(d) Effective in 1998, Pennsylvania Life modified the commission structure and related participation in agency profitability. As a result, certain agency field expenses are no longer paid directly by Pennsylvania Life. Instead, they are factored into the agency commissions. $4,000 is the pre-tax impact to expenses for 1997 had this change in structure been affected in 1997. Also, related to this change, one-time commission payments of $1,039 were accrued in 1998.

(e) As a result of the Penn Union Companies' initiative to transfer administration of their comprehensive and Medicare supplement blocks to third party administrators, the Penn Union Companies recognized a pre-tax restructuring charge of $1,834 during 1998.

     Adjustments to the unaudited pro forma condensed consolidated statements of operations to give effect to the acquisition of the Penn Union Companies as of January 1, 1997 and 1998 are summarized as follows:

 (1) The share purchase agreement contains certain pre-closing restructuring provisions, including the termination of the reinsurance agreements between Peninsular Life Insurance Company and Occidental Life Insurance Company of North Carolina (both are subsidiaries of PFG) and the reinsurance of 100% of the comprehensive major medical and unreinsured Medicare supplement business of Union Bankers. The premiums earned, policyholder benefits and expenses incurred, net investment income earned on the reserves held, change in deferred acquisition costs, amortization of present value of future profits, and the related taxes on these items, recorded by the Penn Union Companies prior to the acquisition have been eliminated.

 (2) The deferred acquisition costs recorded by the Penn Union Companies prior to the acquisition was eliminated. However, the change in deferred acquisition costs which occurred during the period presented were recorded.

 (3) The amortization of the present value of future profits and goodwill recorded by the Penn Union Companies prior to the acquisition was eliminated.

 (4) Amortization of the excess of estimated fair values of net assets acquired over the purchase price (negative goodwill) is recognized over a ten-year period on a straight-line basis.

 (5) Interest expense was recorded to reflect the issuance of $70,000 of senior bank debt with an annual interest rate of 8.69% and the subordinated note of $39,000 with an annual interest rate of 8.00%.

 (6) Management fees charged to the Penn Union Companies by its current parent, PFG, prior to the acquisition were eliminated.

 (7) Income taxes were adjusted at a rate of 35% to reflect the effect on taxes of notes (2) through (6).

 (8) The redemption accrual on the Series C preferred stock of Universal American accumulated prior to the acquisition was eliminated since these securities will be converted into common stock of Universal American at the time of the Capital Z Issuance.

                       UNIVERSAL AMERICAN FINANCIAL CORP.
       NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION -- (CONTINUED)

     Adjustments to the unaudited pro forma condensed consolidated balance sheet to give effect to the purchase of the Penn Union Companies as of September 30, 1998 are summarized as follows:

 (9) The financing of this acquisition consists of the following:

      Issuance of common stock..............................    $ 82,000
      Senior secured term note..............................      70,000
      Issuance of subordinated notes........................      39,000
                                                                --------
         Total sources of financing.........................    $191,000
                                                                ========
The uses of the financing consists of the following:
      Acquisition of the Penn Union Companies...............    $175,000
      Refinancing of Universal American's outstanding
       loan.................................................       4,750
      Expenses incurred in issuance of equity...............       5,063
      Expenses incurred on the senior debt financing........       6,187
                                                                --------
         Total uses of the financing........................    $191,000
                                                                ========

     In addition to the financing described above, the Series C preferred stock will be converted into the common stock of Universal American at the time of the Capital Z Issuance. As of September 30, 1998, Universal American had $5,168 of Series C preferred stock outstanding and $575 of redemption accruals on the Series C preferred stock. The Series C preferred stock will be converted into common stock at a price of $2.375 per common share (2,176 shares) and the elimination of the redemption accrual will be reflected in the retained earnings account of Universal American.

(10) The purchase price for the Penn Union Companies is $175,000, including $136,000 in cash and $39,000 in subordinated notes issued to PFG or its subsidiaries. The following table reflects the adjustments made to the acquired business equity of the Penn Union Companies:

Net asset value acquired....................................    $441,895
                                                                --------
Increase (decrease) in the Penn Union net asset value to
  reflect estimated fair value:
  Elimination of the historical deferred policy acquisition
     costs..................................................    (114,746)
  Elimination of the historical present value of future
     profits................................................    (104,873)
  Elimination of the historical goodwill....................     (92,829)
  Elimination of the deferred tax liability related to the
     historical adjustments.................................      72,652
                                                                --------
         Total estimated fair value adjustments.............     239,796
                                                                --------
Estimated fair value of net assets acquired.................     202,099
Purchase price..............................................     175,000
                                                                --------
Excess of estimated fair value of net assets acquired over
  purchase price (negative goodwill)........................    $ 27,099
                                                                ========

                         THE CAPITAL Z ISSUANCE AND THE
                    ACQUISITION OF THE PENN UNION COMPANIES

     Some statements in this proxy statement are forward-looking and are identified by the use of forward-looking words or phrases such as "intended," "will be positioned," "expects," is or are "expected," "anticipates," and "anticipated." These forward-looking statements are based on Universal American's current expectations. To the extent any of the information contained in this proxy statement is a "forward-looking statement" as defined in Section 27A(i)(1) of the Securities Act of 1933, the considerations set forth below are cautionary statements identifying important factors that could cause results to differ materially from those in the forward-looking statement. Realization of management's beliefs and projections will depend on a number of factors, including management's successful execution of its business plan for integrating the Penn Union Companies into Universal American; the insurance market's reception to the acquisition; Universal American's success in obtaining, retaining and selling additional services to clients; the pricing of products and services; overall economic trends, including interest rate trends; impact of the Year 2000; stock market activity; employment levels; changes in technology; changes in insurance laws and regulations; and other factors beyond Universal American's control.

BACKGROUND

     On February 18, 1998, PFG announced that it had engaged Salomon Smith Barney and Fox-Pitt Kelton Inc. to review strategic alternatives for maximizing value for shareholders of PFG, including the sale of the Penn Union Companies. In the spring of 1998, management of PFG and Salomon Smith Barney approached Capital Z to discuss a possible acquisition of the Penn Union Companies by Capital Z. On May 29, 1998, Capital Z and PFG executed a confidentiality agreement to facilitate the sharing of confidential information for the purpose of evaluating a potential acquisition.

     On March 26, 1998, CSI approached Universal American and suggested that Universal American consider bidding for the Penn Union Companies. CSI indicated that it would help raise the equity and debt financing necessary for any acquisition. On May 29, 1998, Universal American engaged CSI as a financial advisor in connection with the possible acquisition of the Penn Union Companies. The terms of CSI's engagement were later revised. In May of 1998, Universal American and PFG executed a confidentiality agreement to facilitate the sharing of confidential information for the purpose of evaluating a potential acquisition.

     Universal American began limited due diligence on the Penn Union Companies after receiving informational materials from Salomon Smith Barney in June 1998. Thereafter, Universal American, through CSI, held a series of meetings with PFG executives to discuss the possibility of working with members of a management-led buyout group. These discussions terminated in June 1998.

     While Capital Z and Universal American were each independently engaging in discussions about the possibility of acquiring the Penn Union Companies, in July of 1998, CSI, some affiliates of which have a variety of business relationships with Capital Z, introduced management of Universal American to Capital Z.

     Capital Z and Universal American then began discussions about the possibility of working together to acquire the Penn Union Companies. On August 13, 1998, Richard Barasch informed the board of Universal American that Universal American had begun to consider a transaction with Capital Z to purchase the Penn Union Companies.

     On August 21, 1998, Capital Z and PFG executed a preliminary, non-binding indication of interest setting forth the preliminary proposed terms of a possible acquisition by Capital Z of the Penn Union Companies. The indication of interest included an exclusivity agreement in which PFG agreed that for 45 days it would not entertain offers from any other person to purchase the Penn Union Companies. This exclusivity period was eventually extended to December 21, 1998. The indication of interest also stated that Capital Z was considering including Universal American in the transaction to acquire the Penn Union Companies.

     On September 14, 1998, an initial draft of the acquisition agreement was delivered to Capital Z and its legal advisors, and Capital Z and PFG began to negotiate the terms of the definitive agreement in connection with the potential acquisition, including the purchase price, which PFG and Capital Z agreed would be in the form of cash and debt securities. Universal American and its advisors later joined in the negotiations of the terms of the acquisition agreement and Universal American intensified its due diligence.

     During the following weeks, representatives of the parties, through face-to-face meetings and telephonic conference calls, discussed various issues raised by the draft acquisition agreement and related documentation. On October 29, 1998 and November 9, 1998, the board of directors of Universal American met to discuss the potential transactions and authorized Universal American to continue to proceed with discussions on the proposed acquisition and the Capital Z Issuance.

     In November 1998, representatives of Capital Z and Universal American and their legal advisors began negotiations of the terms of the agreements relating to the Capital Z Issuance. Through face-to-face meetings and telephonic conference calls, representatives of Capital Z and Universal American and their respective legal advisors discussed various issues raised by the draft share purchase agreement and related documentation, including the per share purchase price and, in particular, indemnification issues related to the acquisition of the Penn Union Companies. Negotiations of the acquisition agreement and the share purchase agreement continued until December 31, 1998, at which time both agreements were executed.

     During the period when the acquisition agreement and the share purchase agreement were being negotiated, the board of directors of Universal American held meetings to discuss the potential acquisition of the Penn Union Companies and the potential investment by Capital Z. At a meeting held on December 8, 1998, CSI and one of Universal American's legal advisors, Simpson Thacher & Bartlett, made presentations to the board about the acquisition and the investment. On December 8, 1998, Universal American hired Advest to analyze the transaction and provide a fairness opinion as to both the acquisition and the Capital Z Issuance. Over several weeks the board of directors, in consultation with CSI, and subsequently Advest, analyzed the proposed acquisition and the effect on Universal American of the Capital Z Issuance, the senior debt financing and the issuance of the subordinated notes. At a meeting held on December 17, 1998, the terms of the acquisition agreement and the share purchase agreement were described in detail to the board. At a meeting held on December 23, 1998, the board approved, subject to the receipt of a favorable fairness opinion of Advest by a designated committee of the board, the execution and delivery of the share purchase agreement and the acquisition agreement. For a discussion of the reasons for the board's decision to approve the transactions contemplated by the acquisition agreement and the share purchase agreement and the factors considered by the board, see "-- Reasons for the Acquisition and the Capital Z Issuance" on page 25. Finally, at a meeting held on December 24, 1998, a designated committee of the board met to discuss Advest's fairness opinion. At that time, the committee accepted Advest's affirmative opinion that (i) the $175 million Universal American agreed to pay to purchase the Penn Union Companies and (ii) the controlling-interest investment in Universal American by Capital Z, together with the additional investment by AAM and some agents and members of the management of the Penn Union Companies, both individually and in the aggregate, are fair from a financial point of view to Universal American and its shareholders. The Advest opinion was subsequently delivered to the full board.

UNIVERSAL AMERICAN FINANCIAL CORP.

     Universal American was incorporated in New York in 1981. Universal American is a life and accident and health insurance holding company, whose principal subsidiaries are American Pioneer Life Insurance Company ("American Pioneer"), American Progressive Life and Health Insurance Company of New York ("American Progressive"), American Exchange Life Insurance Company ("American Exchange"), and WorldNet Services Corp. ("WorldNet"), a third party administrator that provides communication, managed care and claims adjudication services to its subsidiaries and non-affiliated insurance companies and affinity groups. American Pioneer, American Progressive and American Exchange are referred to in this proxy statement as the "Insurance Subsidiaries." Through its insurance subsidiaries, Universal American markets and underwrites accident and health insurance products aimed at the senior market, including Medicare supplement, long-term care and home health care. Universal American also underwrites life insurance and annuities.

CAPITAL Z FINANCIAL SERVICES FUND II, L.P.

     Capital Z is a $1.8 billion fund that was formed to make investments in securities of a diversified global portfolio of insurance, financial services and healthcare services companies and other related businesses. Capital Z focuses primarily on opportunities within the United States and Western Europe and, to a lesser extent, the emerging markets of Asia, Latin America and Eastern Europe.

     Capital Z is managed by Capital Z Partners, L.P., a global alternative asset investment management firm headquartered in New York with offices or affiliates in London and Hong Kong. The investment professionals of Capital Z Partners, L.P. were formerly with three organizations: International Insurance Investors, L.P., Insurance Partners, L.P. and Zurich Centre Investments, Inc. Between 1990 and 1997, these three organizations have invested in such companies as: National Reinsurance Corporation, Superior National Insurance Group, Inc., Provident Companies, Inc., Kemper Corporation, Transport Holdings, Inc., USI Insurance Services Corp., and CAT Limited, as well as many others.

THE PENN UNION COMPANIES

     PFG, incorporated in Delaware in 1989, is a holding company. The principal subsidiaries of PFG are insurance companies. During 1997, PFG restructured its operating units into three primary business units: the Penn Union Companies, the Payroll Sales Division, and the Financial Services Division.

     The Penn Union Companies include the operations of Pennsylvania Life, Penncorp Life Insurance Company, a Canadian company ("Penncorp Life"), Peninsular Life Insurance Company ("Peninsular"), Union Bankers, Constitution Life Insurance Company ("Constitution"), Marquette National Life Insurance Company ("Marquette"), PennCorp Financial, Inc. and selected assets of PennCorp Financial Services, Inc. Pennsylvania Life, Penncorp Life and Peninsular are referred to in this proxy statement as the "PennLife Companies." Union Bankers, Constitution and Marquette are referred to as the "ConLife Companies."

     The Penn Union Companies, through a distribution system of approximately 1,000 career agents and a network of producers, market fixed benefit accident and health insurance policies and life insurance and asset accumulation products. Pennsylvania Life, together with its wholly owned subsidiary, Penncorp Life, operates through a career agency system with over 100 sales offices located in rural and suburban areas throughout the United States and Canada. Historically, Pennsylvania Life sold small face amount disability and hospitalization products on a home service basis. Union Bankers primarily sells senior-related supplemental health products such as major medical, Medicare supplement, long term care and home health care through a network of managing general agents.

FINANCING OF THE ACQUISITION OF THE PENN UNION COMPANIES

     Universal American will acquire the Penn Union Companies for total consideration equal to $175 million, consisting of $136 million in cash and $39 million in original principal amount of subordinated notes of Universal American to be issued to PFG.

     Capital Z Issuance. If completed, the Capital Z Issuance will provide up to approximately $82 million to Universal American to finance a portion of the acquisition price of the Penn Union Companies.

     Subordinated Notes. Universal American will raise a portion of the purchase price it will pay to PFG to acquire the Penn Union Companies by issuing to PFG or its subsidiaries $39 million in original principal amount of subordinated notes. The subordinated notes will have a ten-year term and will bear interest at a rate of 8% per year which will accumulate and compound or be paid in cash, at Universal American's option, quarterly. The subordinated notes are junior in right of payment to the senior debt financing and to all other existing and future indebtedness of Universal American. In some circumstances, the subordinated notes are subject to downward and upward adjustment either through reduction of the principal amount by Universal American to settle obligations owed to it by PFG or the issuance by Universal American to PFG of up to $10 million in principal amount plus interest thereon of additional subordinated notes. See "-- Material Terms of the Acquisition Agreement and Related Transactions -- Reserve Adjustment" and "-- Material Terms of the Acquisition Agreement and Related Transactions -- Set-Off Right" on page 40.

     Senior Debt Financing. Universal American also intends to incur senior debt financing with estimated proceeds of approximately $80 million, $70 million in the form of a term loan and $10 million in the form of a revolving credit facility. The interest rate, due date, and other terms of the senior debt financing have been determined in arm's length negotiations between Universal American and Chase Bank and CSI, as agents to the lenders under the credit facility.

     Sources and Uses of Funds. The sources and uses of funds in the acquisition are summarized as follows:

SOURCES OF FUNDS:
Equity investment......................................    $82.00 million
Term loan..............................................     70.00 million
Subordinated notes.....................................     39.00 million
                                                         ----------------
  Total................................................   $191.00 million
                                                         ================
USES OF FUNDS:
Acquisition of the Penn Union Companies................   $175.00 million
Refinancing existing debt..............................      4.75 million
Expenses incurred in equity issuance...................      5.06 million
Expenses incurred in the senior debt financing.........      6.19 million
                                                         ----------------
  Total................................................   $191.00 million
                                                         ================

REASONS FOR THE ACQUISITION AND THE CAPITAL Z ISSUANCE

     After considering all the benefits and potential risks of the proposed transactions, the board of directors approved the acquisition and the Capital Z Issuance, reflecting its belief that the various risks and mitigating factors it considered were outweighed by the substantial benefits it expected Universal American to receive from these transactions, including, that:

     - Universal American wanted to finance a substantial portion of the acquisition through the issuance of equity, as opposed to additional debt financing, to allow Universal American to maintain a more conservative debt-to-equity ratio and satisfy rating agency considerations;

     - The per share consideration to be received by Universal American for its common stock will be at a premium to the average daily market closing price for 1998;

     - Universal American will have the opportunity to improve the financial performance of the Penn Union Companies through a lower corporate cost structure and the introduction of new products;

     - Universal American will have the opportunity to market senior-related insurance products to the policyholder base of the Penn Union Companies through the career sales force of the Penn Union Companies;

     - Universal American will be able to diversify its products and increase geographic distribution;

     - Universal American will benefit from economies of scale over a period of years, potentially realizing cost savings as a result; and

     - Universal American will benefit from a higher profile in the insurance industry as a result of its relationship with Capital Z, and, in addition, that relationship may provide opportunities for additional acquisitions and continued growth, greater access to capital markets and enhanced shareholder value.

     Before approving the acquisition and the Capital Z Issuance, the board of directors also considered a number of mitigating factors that could prevent Universal American from realizing these benefits and could possibly materially and adversely affect Universal American's financial condition and results of operation, including that:

     - Universal American may not be successful in coordinating and integrating the operations and business enterprises of Universal American and the Penn Union Companies and, consequently, Universal American may not realize the expected benefits of the acquisition;

     - Universal American will have to service a greater amount of debt after the acquisition which will require dividend payments from its insurance subsidiaries and the ability of its subsidiaries to make such dividend payments is subject to certain legal restrictions; greater leverage presents a greater degree of financial risk and the failure of Universal American to meet its debt obligations would likely have a significant adverse financial impact on Universal American;

     - The change in Universal American's operating strategy caused by the utilization of the career sales force of the Penn Union Companies may not be successful;

     - The anticipated long-term economies of scale may fail to materialize, adversely affecting Universal American's cash flow and earnings before taxes; and

     - The concentration of ownership of Universal American by Capital Z could delay or prevent an advantageous change in control of Universal American, or have a depressive effect on the trading market for Universal American's common stock.

     In evaluating the above factors, the board of directors found particularly important the prospect of increased sales through an enhanced field force and increased geographic scope. While the board of directors was particularly sensitive to change of control issues and other risks associated with the ownership by Capital Z, the board determined that the opportunities for future acquisitions and continued growth, together with the potential for greater access to the capital markets and increased shareholder value, sufficiently mitigated this concern.

     The board also gave significant weight to its view that size and financial strength are critical to success in the insurance industry. On a pro forma basis, after the acquisition, Universal American would have had net premiums and policyholder fees earned of $202 million for the nine months ended September 30, 1998 and $272 million for the year ending December 31, 1997, and total assets of $1,126 million on a pro forma combined basis as of September 30, 1998. If the acquisition of the Penn Union Companies and the Capital Z Issuance had been completed on January 1, 1998, pro forma earnings per share of Universal American for the nine months ended September 30, 1998 would have been $.10 per share assuming that all of Universal American's securities that could be converted or exercised into common stock had been converted or exercised. See "Unaudited Pro Forma Financial Information -- Universal American Financial Corp. Unaudited Pro Forma Condensed Consolidated Statement of Operations -- Nine Months Ended September 30, 1998."

     Universal American received an opinion dated December 31, 1998 from Advest -- the full text of which, including the assumptions made, matters considered, and limits on the reviews undertaken, is attached to the proxy statement as Annex C -- that as of the date of the opinion the financial terms and effects of the Capital Z Issuance, together with an additional investment by AAM, and the acquisition of the Penn Union Companies by Universal American, both individually and in the aggregate, are fair, from a financial point of view, to Universal American and its shareholders. Advest's Opinion will not be updated prior to the closing of the Capital Z Issuance and the acquisition of the Penn Union Companies. In addition, CSI made a presentation to the board of Universal American in which it analyzed the Capital Z Issuance and the acquisition of the Penn Union Companies by Universal American. Both Advest and CSI received fees for their work and will be reimbursed for their expenses and indemnified from and against certain liabilities in connection with their engagements. For a description of the investment by AAM see "Interests of Persons Involved in the Capital Z Issuance and the Acquisition That May Be Different From Yours -- Investment by AAM in Universal American."

     Ultimately, after weighing the various risks and concerns against the expected benefits and after evaluating the information provided by its financial advisors, including Advest's fairness opinion, the board of directors determined that completing the acquisition and the Capital Z Issuance are in the best interests of Universal American and its shareholders.

     The Chase Manhattan Corporation and its affiliates, including CSI (collectively, "Chase"), in the ordinary course of business, have from time to time provided commercial and investment banking services to Universal American and to PFG and its subsidiaries, for which Chase received usual and customary compensation, and in the future may continue to provide commercial and investment banking services. In the ordinary course of business, Chase may trade in the debt and equity securities of Universal American and/or PFG and their subsidiaries for Chase's own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities. In addition, CSI advised the board of directors of Universal American of the following additional relationships among Chase, Universal American, Capital Z and PFG: (a) Chase owns the second largest limited partnership interest in Capital Z; (b) Chase is an investor in a fund managed by AAM, which is a shareholder of Universal American, and a representative of AAM is a member of the board of directors of Universal American; (c) Universal American requested that Chase consider arranging a financing in connection with the transactions described in this proxy statement and Chase arranged this financing and is a lender under the proposed senior debt financing; (d) Chase is a minority shareholder in Universal American; (e) Chase is a minority shareholder of PFG; (f) Chase has made a loan to PFG, which will be repaid, in part, from the proceeds of the acquisition; (g) Chase is a lender to Universal American under its current credit facility in an amount equal to $4.75 million, which amount will be paid in full with a portion of the proceeds of the proposed transactions; and (h) Chase is a lender to other companies affiliated with Capital Z.

     The foregoing discussion of the information and factors considered by the board of directors is not intended to be exhaustive, but we believe it includes the material factors considered by the board. In light of the number and variety of information and factors the board considered in connection with its evaluation of the Capital Z Issuance and the acquisition of the Penn Union Companies, the board did not find it practicable to, and did not, assign any specific or relative weights to the foregoing factors, and individual directors may have attached differing weights to different factors. For a discussion of the interests of certain persons in the transactions, see "Interests of Persons in the Acquisition Agreement and the Share Purchase Agreement That May Be Different From Yours." The board recognized such interests and determined that such interests neither supported nor detracted from its determination that the Capital Z Issuance and the acquisition of the Penn Union Companies is in the best interests of Universal American and its shareholders.

CAPITAL Z ISSUANCE

     Upon approval of the shareholders of Universal American and the satisfaction or waiver of the other conditions to the Capital Z Issuance, Capital Z and some agents and members of management of the Penn Union Companies will purchase up to 26,031,746 shares of common stock of Universal American for $3.15 per share, for a total purchase price of up to approximately $82 million. The investment by those agents and members of management is expected to equal approximately $5.5 million. The aggregate investment by Capital Z is expected to be approximately $76.5 million and the total aggregate equity investment of Capital Z, together with those agents and members of management, will be approximately $82 million. At Capital Z's option, Universal American may also pay a portion of a transaction fee in shares of common stock to an affiliate of Capital Z.

     The statements made in this proxy statement with respect to the terms of the Capital Z Issuance and related transactions governed by the share purchase agreement are qualified in their entirety by reference to the more complete information set forth in Annex A.

     Governmental and Regulatory Approvals. The Capital Z Issuance is subject to: approval of the insurance regulatory authorities in New York, Florida, Texas, Pennsylvania and North Carolina; approvals under Canadian federal and provincial laws; compliance with applicable state and federal securities laws; approvals from or notices to various states; and the expiration of the waiting period under the HSR Act. Universal American and Capital Z are in the process of making the required filings. In addition, the shareholders must approve the Capital Z Issuance and item (a) of Proposal No. 2. In addition, a majority of the holders of the Series C-1 preferred stock must approve the senior debt financing and the issuance of the subordinated notes to PFG. We expect to obtain approvals from the Series C-1 holders.

     Effect of Capital Z Issuance. Following the Capital Z Issuance and the conversion into shares of common stock of the Series B preferred stock, some of the Series C-1 preferred stock, the Series C-2 preferred stock, the Series D-1 preferred stock and the Series D-2 preferred stock (collectively the "Convertible Preferred Stock"), Capital Z will own in the aggregate approximately 24,722,222 shares, representing approximately 63.0% of Universal American's then-outstanding common stock. If all of the securities of Universal American that could be converted or exchanged into common stock were converted or exchanged, Capital Z would own approximately 56.8% of the outstanding common stock. After the Capital Z Issuance, Capital Z, pursuant to a shareholders' agreement, will have the ability to nominate 4 of Universal American's 9 directors and Universal American will have the ability to nominate two directors. However, since Capital Z will own over 50% of Universal American's outstanding stock after the Capital Z Issuance, it will effectively be able to select 6 of the 9 directors on the board of Universal American.

MATERIAL TERMS OF THE SHARE PURCHASE AGREEMENT

     Per Share Purchase Price Adjustment

     There will be a per share purchase price adjustment if Universal American is subject to an MAE Event before the closing. An "MAE Event" occurs if there is one or a series of related event(s), condition(s), or circumstance(s) occurring after the date of signing and before the closing that has had, or is reasonably likely to have, an adverse impact on the business, results of operations or financial condition of Universal American and its subsidiaries, taken as a whole, that would reduce the value of Universal American and its subsidiaries, taken as a whole, by an amount in excess of $3 million. If an MAE Event causes the purchase price per share payable by Capital Z to be $2.25 per share or less, calculated pursuant to a formula specified in the share purchase agreement, (i.e., if the per share purchase price adjustment would be $0.90 or more), Capital Z will have the absolute right, but not the obligation, (i) to cause Universal American to assign to another person all of Universal American's rights and obligations under the acquisition agreement and (ii) upon such assignment and assumption, the parties' obligations under the share purchase agreement, except for specified indemnification obligations, will terminate. If the substitute buyer consummates the closing, Universal American will not be liable for, and Capital Z will indemnify Universal American from, liabilities relating to the acquisition agreement.

     Representations and Warranties of Universal American

     Except as otherwise specified or disclosed, Universal American makes representations and warranties about: (i) the due organization and good standing of Universal American and its subsidiaries, (ii) Universal American's capitalization, (iii) the authorization of the share purchase agreement, (iv) the valid issuance of the common stock to be issued under the share purchase agreement, (v) pending or threatened litigation, (vi) that the share purchase agreement does not violate any agreement, law, charter or by-law provision and no governmental or third-party consents are required to execute, deliver, and perform the share purchase agreement, (vii) specified tax matters, (viii) the accuracy of financial statements and filings with the SEC, (ix) the conduct of business in the ordinary course and the absence of any material adverse change in the financial condition, results of operations of Universal American since December 31, 1997, (x) Universal American's and its subsidiaries' compliance with the applicable laws, (xi) the existence and identity of brokers and finders and (xii) potential conflicts of interest.

     Representations and Warranties of Capital Z

     Capital Z makes representations and warranties about: (i) its organization and good standing and authorization of the share purchase agreement, (ii) the share purchase agreement's non-contravention of any agreement, law or charter provision, except to the extent contravention would not have a materially adverse impact on Capital Z's ability to consummate the transactions or perform its obligations, and, except as specified, the ability of Capital Z to execute, deliver, and perform the share purchase agreement without obtaining any additional governmental or third-party consents, (iii) the existence and identity of brokers and finders, (iv) the availability of funds to meet such entity's obligation to purchase the shares of common stock, and (v) state and federal securities laws matters.

     Material Covenants

     The share purchase agreement contains the following material covenants:

     Conduct of Business Prior to Closing; Management of Universal
American. During the period from the date of the share purchase agreement to the closing, except as otherwise contemplated by the share purchase agreement, by the acquisition agreement, or as Capital Z otherwise agrees in writing in advance, Universal American has agreed not to:

     - except in the ordinary course of business, incur or issue any indebtedness or assume, guarantee or endorse the obligations of any other person;

     - except in the ordinary course of business, including the managing by Universal American of its investment assets, (a) sell, transfer or otherwise dispose of any of its property or assets, (b) mortgage or encumber any of its property or assets or (c) enter into any material contracts;

     - repurchase any of its capital stock or any capital stock of any of its subsidiaries;

     - declare, set aside or pay any dividend or other distribution on its capital stock;

     - amend its certificate of incorporation or by-laws or merge with or into or be consolidated with any other person;

     - split, combine or reclassify its capital stock;

     - other than in connection with ordinary course exercises of outstanding options or grants under existing stock option plans, issue or sell any of its equity securities or any options, warrants, conversion or other rights to purchase any such securities or agree to grant any such rights;

     - increase the rates of compensation, including bonuses, payable to any of its officers, employees, agents, independent contractors or consultants other than increases made in the ordinary course of business consistent with past practice;

     - enter into or amend existing employment contracts, severance agreements or consulting contracts; or, other than in the ordinary course of business, institute any increase in benefits or alter its employment practices or the terms and conditions of employment;

     - except as may be required by applicable laws, change in any material way its underwriting, actuarial or tax or financial accounting methods, principles or practices;

     - enter into, amend or terminate any transaction or contract the result of which is reasonably likely to have a material adverse effect; or

     - enter into any joint ventures or partnerships of any kind.

     Proxy Statement/Board of Directors Recommendation. Universal American has agreed to take actions to cause the due preparation and timely mailing of this proxy statement to its shareholders.

     Further Assurances. Universal American and Capital Z have agreed to use their reasonable efforts to obtain all necessary waivers, consents and approvals of all third parties and governmental authorities necessary to complete the transactions contemplated by the share purchase agreement and all related agreements. The Capital Z Issuance cannot be effected until (i) the applicable waiting periods under the HSR Act have terminated and (ii) Form A filings have been made by each party with the department of each state as required. Universal American and Capital Z are in the process of making the required filings.

     Universal American Actions Relating to the Acquisition Agreement. Universal American may not amend or terminate the acquisition agreement without the prior written consent of Capital Z. In addition, Universal American cannot, without Capital Z's consent, (i) acknowledge fulfillment of or waive any of the closing conditions in the acquisition agreement or (ii) with respect to any conditions in the acquisition agreement that require that an event, action or circumstance occur or be performed to the satisfaction of Universal American, indicate or acknowledge Universal American's satisfaction to such occurrence or performance. Capital Z may give or withhold its consent in its sole discretion.

     Indemnification Generally. Universal American and Capital Z have agreed that if the closing occurs, each will indemnify the other and each of the other's affiliates and their directors, officers, partners, members, employees, agents and representatives against all claims, obligations, costs and expenses arising out of a breach of any representation, warranty, covenant or agreement by the other party in the share purchase agreement. Neither party is obligated to make any indemnification payment until the amount of any claim exceeds $500,000, and then only for the amount in excess of $500,000. Indemnification for breaches of representations and warranties cannot be in excess of the purchase price.

     Additional Indemnification Obligations for Potential Liabilities to PFG for Failure to Close Under the Acquisition Agreement. If the acquisition fails to close other than because the senior debt financing is not available, Universal American and Capital Z have agreed that:

     - Capital Z will indemnify Universal American 100% if Universal American cannot close under the acquisition agreement because Universal American is unable to take action because of the failure or refusal by Capital Z to give consent as described above under the heading "-- Universal American Actions Relating to the Acquisition Agreement."

     - Capital Z will be responsible for 60% and Universal American will be responsible for 40% of any liabilities under the acquisition agreement resulting from action as described above under the heading "-- Universal American Actions Relating to the Acquisition Agreement" taken or not taken by Universal American upon mutual agreement with Capital Z.

     - Universal American will indemnify Capital Z 100% for liabilities arising from action taken by Universal American in violation of the provisions described above under the heading "-- Universal American Actions Relating to the Acquisition Agreement," including Universal American's failure to close the acquisition after Capital Z has demanded in writing that Universal American close the transaction.

     If the acquisition fails to close because the senior debt financing is not available, Universal American and Capital Z have agreed as follows:

     - Universal American will indemnify Capital Z 100% for liabilities to PFG if the senior debt financing is unavailable solely because of (i) Universal American's failure to satisfy specified fundamental representations, warranties or covenants, (ii) a breach or violation of a representation or warranty under the share purchase agreement that involves or results from intentional false statements or omissions by Universal American or (iii) a willful breach by Universal American of any covenant under the share purchase agreement.

     - Universal American will be responsible for 6% of its liabilities to PFG and Capital Z will be responsible for 94% of Universal American's liabilities to PFG if the senior debt financing is unavailable because of breaches or violations of any representation, warranty, covenant or agreement of Universal American under the share purchase agreement other than those discussed in the previous bullet point or because of breaches of representations or warranties that did not exist as of the date of the share purchase agreement but arise before the closing because of events outside of Universal American's control.

     - Capital Z will indemnify Universal American for 100% of the liability if the senior debt financing is unavailable for any other reason not specified in the two immediately preceding bullet points.

     Required Additional Investment. If Chase Bank and/or the lenders under the senior debt financing have notified Universal American that the senior debt financing will not be available to Universal American unless an additional amount of equity is invested in Universal American, then Capital Z will have the right, but not the obligation, together with certain other shareholders of Universal American, to purchase additional shares of common stock in order to fund the additional equity. If Capital Z and any shareholder of Universal

American, as of the date of the share purchase agreement, opt to purchase additional shares, the purchase price per share will be (x) if Capital Z and Universal American prior to the closing agree on the price to be paid for the additional shares of common stock, the agreed price, and (y) if Capital Z and Universal American cannot agree on the price to be paid for the additional shares of common stock, a price per share equal to 60% of the per share purchase price determined according to the per share purchase price adjustment mechanism described above under the heading "-- Per Share Purchase Price Adjustment."

     Exclusivity. Universal American has agreed that it will not, directly or indirectly, at any time prior to the closing, solicit, entertain or accept offers from persons (other than Capital Z) for the investment contemplated by the share purchase agreement. Universal American has further agreed that during the term of the share purchase agreement and for two additional years, it will not consummate any other purchase of the Penn Union Companies or any other purchase of any of PFG's assets without first consummating the acquisition contemplated by the acquisition agreement unless (i) the share purchase agreement is terminated due to a breach by Capital Z; (ii) Universal American and Capital Z mutually agree not to complete the acquisition, or (iii) Universal American is unable to complete the acquisition because of Capital Z's failure to give its consent to Universal American to waive or acknowledge the satisfaction of conditions to the closing of the acquisition agreement.

     Conditions to Closing

     The share purchase agreement contains the following material conditions:

     Conditions to Each Party's Obligations. The parties do not have to complete the Capital Z Issuance unless the following conditions are met or waived by Universal American or Capital Z on or before the Closing:

     - no United States or state authority or other agency or commission or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order, whether temporary, preliminary, or permanent, which is in effect and has the effect of prohibiting the consummation of the transactions contemplated by the share purchase agreement or restricting the operation of the business of Universal American and the subsidiaries in a manner that would have a material adverse effect on Universal American;

     - any waiting period applicable to the transactions contemplated by the share purchase agreement, including, without limitation, those applicable to any HSR filing, any Form A required to be filed, or any further approval required by any department of insurance of any state or any other regulatory filing, or any filing in connection with or in compliance with the provisions of each of the Securities Act of 1933, the Exchange Act of 1934, and any applicable state securities laws shall have expired or been terminated;

     - the closing provided for in the share purchase agreement shall occur simultaneously with the closing of the transactions contemplated by the acquisition agreement; and

     - the shareholders of Universal American shall have duly approved at the special meeting Proposal No. 1 and item (a) of Proposal No. 2 contained in this proxy statement and the holders of the Series C-1 preferred stock shall have approved the incurrence of the senior debt and the issuance of the subordinated notes. We expect to obtain approvals from the Series C-1 holders.

     Conditions to Universal American's Obligation. Universal American does not have to complete the Capital Z Issuance unless the following conditions are met or waived on by it on or before the closing:

     - the accuracy of specified representations and warranties of Capital Z when given and at the closing and material performance of its obligations required to be performed under the share purchase agreement;

     - the execution of the documents containing the terms of the senior debt financing; and

     - the receipt of all necessary waivers, consents or approvals.

     Conditions to Capital Z's Obligation. Capital Z does not have to complete the Capital Z Issuance unless the following conditions are met or waived by it on or before the closing:

     - Universal American will not have violated specified covenants including those relating to incurrence of debt, repurchase of stock, payment of dividends, amendment to its certificate of incorporation or by-laws, stock issuance or sale of equity securities, Capital Z's exclusivity, amendment or termination of the share purchase agreement, or other actions relating to the acquisition agreement;

     - Universal American's representations and warranties, relating to corporate organization, its subsidiaries, capital stock, newly issued shares, and authority shall be true and correct as of the closing;

     - Universal American will have obtained all necessary waivers or consents to, approvals of, and notices or filings have been made with respect to the transactions contemplated by the share purchase agreement;

     - neither Universal American nor its designated principal executive officers shall have committed criminal fraud or otherwise engaged in felonious, criminal conduct with respect to, or in the operation of, the business or the affairs of Universal American or any of its subsidiaries; and

     - all of the closing conditions for Universal American and PFG under the acquisition agreement shall have been satisfied or waived.

     Termination/Amendment

     The share purchase agreement may be terminated:

     - by either party simultaneously with, or at any time following, the termination of the acquisition agreement;

     - by Universal American, on the one hand, or Capital Z, on the other hand, upon notice to the other, five business days after the failure of the shareholders of Universal American to approve Proposal No. 1 or item (a) of Proposal No. 2 and failure of a majority of the holders of the Series C-1 preferred stock to approve the senior debt financing and the issuance of the subordinated notes;

     - by either party if the transactions contemplated in the acquisition agreement fail to close by March 31, 1999, subject to two 30-day extensions under some circumstances;

     - by either party at any time on or after May 31, 1999; or

     - upon substitution of a new buyer in place of Universal American as described above under the heading "-- Per Share Purchase Price Adjustment."

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

     Survival

     The representations and warranties set forth in the share purchase agreement will survive the closing for 18 months. However, (i) the representations and warranties relating to corporate organization, subsidiaries, capital stock, newly issued shares, and authority will survive without limitation and (ii) the representations and warranties relating to taxes and employee benefit plans will survive until 30 days after the date upon which all relevant claims are barred by all applicable statutes of limitation.

     Costs/Expenses/Transaction Fee

     If the transactions contemplated by the share purchase agreement are consummated, Universal American will pay all costs and expenses incurred by Capital Z, including any sales or transfer taxes. If the transactions contemplated in the share purchase agreement are not consummated because the senior debt financing is unavailable under circumstances that obligate Universal American to indemnify Capital Z 100% for amounts owed to PFG, then Universal American will pay all of the costs and expenses of Capital Z.

     Upon consummation of the purchase of the shares, Universal American will pay a transaction fee of $5 million to Capital Z Management, Inc., an affiliate of Capital Z. Of the $5 million fee, at Capital Z's option, $1.375 million may be in the form of shares of Universal American common stock valued at the same price per share as the price paid by Capital Z in the Capital Z Issuance.

     Registration Rights Agreement

     Universal American, Capital Z, AAM, Richard Barasch and WAND/Universal Investments I, L.P. and WAND/Universal Investments II, L.P. (collectively, "WAND") and several other shareholders of Universal American (collectively, "Selling Shareholders") will enter into a registration rights agreement as a condition to the Capital Z Issuance. The registration rights agreement provides that each of WAND, AAM and Capital Z (including some of its affiliates) may, at any time after the closing, require Universal American to prepare and file with the Securities and Exchange Commission (the "SEC") a registration statement under the Securities Act of 1933 covering the public offer and sale of shares of common stock they hold, including shares issued in the Capital Z Issuance. Universal American must use its reasonable best efforts to cause the registration statement to be declared effective and remain effective for up to the lesser of 180 days or the period during which all of the shares requested to be so registered have been sold (a "Demand Registration"). WAND may require two Demand Registrations, both at Universal American's expense. AAM may require one Demand Registration at Universal American's expense. Capital Z and any affiliate to whom shares of common stock have been transferred by Capital Z may request unlimited Demand Registrations, but no more than four registrations will be paid by Universal American.

     Notwithstanding the terms described above, Universal American is not required to file a registration statement in response to a Demand Registration if specified conditions are not met, including the anticipated failure of a Demand Registration to have an aggregate net market value of at least $15 million.

     The parties to the registration rights agreement have customary "piggyback" registration rights allowing them to register shares in the event Universal American proposes to sell any of its common stock to the public in a transaction registered under the Securities Act of 1933. In addition, the parties may include shares held by them in any Demand Registration of another party.

     Shareholders' Agreement

     Universal American, AAM, Richard Barasch and several other shareholders of Universal American will enter into a shareholders' agreement as a condition to the Capital Z Issuance. The shareholders' agreement requires that all proposed sales/transfers by the other shareholders who are party to the shareholders' agreement must first be offered to Richard A. Barasch and Capital Z, including its affiliates. However, pledges and some other transfers by any party to the shareholders' agreement of less than 1% of Universal American's outstanding common stock at any one time, or 2.5% when aggregated with other transfers by the shareholder and his, her or its permitted transferees of Universal American's outstanding common stock, are permitted. In addition, the shareholders' agreement subjects the parties to tag-along and drag-along rights under some circumstances. "Tag-along rights" allow the holder of stock to include his, her or its stock in a sale of common stock initiated by another party to the shareholders' agreement. "Drag-along rights" permit a selling party to the shareholders' agreement to force the other parties to the shareholders agreement to sell a proportion of the other holder's shares in a sale arranged by the selling shareholder.

     Under the terms of the shareholders' agreement, of the nine members of Universal American's board, the shareholders are permitted to nominate directors as follows: Capital Z -- four, Richard Barasch -- two, AAM -- one and Universal American -- two. Because of Capital Z's majority stock ownership, Capital Z also effectively controls the election of the two directors that Universal American is entitled to nominate. Capital Z, Richard Barasch and AAM are each required to vote for the director(s) nominated by the others. The ability to nominate directors may be adjusted based upon the amount of common stock owned by each such shareholder. The ability of Richard Barasch to nominate directors is also affected by his continued employment with Universal American. In addition, the ability to nominate directors is not transferable, except that Capital Z may transfer its right to a third-party buyer who acquires 10% or more of the outstanding common stock of Universal American from Capital Z.

     Pursuant to the terms of the shareholders' agreement, Capital Z is entitled to representation on each of the audit committee and the compensation committee of the board of directors provided that it continues to hold at least 10% of the outstanding common stock of Universal American.

     Each party to the shareholders' agreement has agreed for two years following the closing not to vote his or its shares in favor of a merger where Universal American's shareholders would receive consideration other than in the form of shares of the surviving entity.

MATERIAL TERMS OF THE ACQUISITION AGREEMENT AND RELATED TRANSACTIONS

     The acquisition agreement among Universal American, PFG and several of PFG's subsidiaries provides that Universal American, under conditions described more fully below, will purchase the Penn Union Companies for a purchase price of $175 million. Richard A. Barasch and representatives of Capital Z principally negotiated the terms of the acquisition, the Capital Z Issuance and the senior debt financing.

     The statements made in this proxy statement with respect to the terms of the acquisition and related transactions are qualified in their entirety by reference to the acquisition agreement, a copy of which accompanies this proxy statement as Annex B.

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

     Purchase Price Adjustment

     Universal American and PFG have agreed to a purchase price adjustment based upon the capital and surplus amounts of the PennLife Companies and the ConLife Companies derived by Universal American and set forth in a closing statement to be prepared by Universal American after the closing. If PFG and Universal American cannot agree on the capital and surplus amounts listed in the closing statement, an independent accounting firm of national reputation will resolve the dispute. The closing statement will be adjusted to reflect the independent accounting firm's resolution of the dispute. For each of the PennLife Companies and the ConLife Companies, PFG has agreed to pay Universal American the amount by which the capital and surplus or, in the case of Penncorp Life, total shareholders' equity, listed on the final closing statement is less than target capital and surplus amounts specified in the acquisition agreement. In addition, PFG has agreed to pay Universal American an amount by which the aggregate capital and surplus for all of the PennLife Companies and the ConLife Companies set forth on the final closing statement is less than the aggregate target capital and surplus amount specified in the acquisition agreement.

     Reserve Adjustment

     In connection with the acquisition, PFG has agreed to provide an adjustment to the purchase price paid for the Penn Union Companies based on actual loss payments and loss adjustment expenses of Pennsylvania Life relating to disability income reserves. On the fifth anniversary of the closing, Universal American will cause an actuary to compare the disability insurance claims reserves of Pennsylvania Life as of the closing to the actual loss payments and loss adjustment expense payments and actual losses and loss adjustment expenses of Pennsylvania Life during the five-year period. In the event of a deficiency in the disability insurance claim reserves of Pennsylvania Life, PFG will, at its option, either pay Universal American the after-tax amount of the deficiency in cash or reduce the original principal amount of the subordinated notes by the amount of the deficiency. In either case, the amount of the set-off or cash payment will not be greater than the value of the subordinated notes, plus accrued interest. In the event of a positive development in the disability insurance claim reserves, Universal American will issue additional subordinated notes to PFG up to a maximum of $10 million principal amount plus interest. An agreed upon discount rate will be applied to the actual loss experience used in determining the amount of any deficiency or positive development in the disability insurance claim reserves.

     Closing of the Acquisition

     Unless Universal American and PFG otherwise agree, the closing will occur as soon as possible following the satisfaction or waiver of all of the conditions specified in the acquisition agreement. Universal American anticipates that, if the Capital Z Issuance is approved by Universal American's shareholders, and the other closing conditions to the Capital Z issuance and the acquisition are satisfied or waived, the acquisition will occur in May 1999.

     Conditions to the Acquisition

     The obligations of Universal American to complete the acquisition are subject to, among other conditions:

     - receipt of necessary consents, authorizations and approvals by the appropriate regulatory authorities, including: (i) approvals to restructure the capital of, and to reset to not less than zero, the unassigned surplus of the PennLife Companies and the ConLife Companies and (ii) the approval of Proposal No. 1 and item
       (a) of Proposal No. 2 of this proxy statement and the approval of the holders of the Series C-1 preferred stock of the senior debt financing and the issuance of the subordinated notes. We expect to obtain the approvals of the Series C-1 holders;

     - the companies comprising the PennLife Companies and the ConLife Companies must each meet specified minimum capital and surplus requirements and all of those companies as a whole must meet an aggregate capital and surplus requirement equal to the sum of $72.3 million plus the earnings of the PennLife Companies and the ConLife Companies from January 1, 1999 to the closing of the acquisition;

     - completion of the reserve consultants' review of the amount and composition of the Pennsylvania Life insurance reserves which must be satisfactory to Universal American;

     - completion, to the reasonable satisfaction of Universal American, of specified restructuring transactions;

     - each of the companies constituting the Penn Union Companies has received either (i) a rating of B+ or better from A.M. Best or (ii) assurances from A.M. Best satisfactory to Universal American that, on or immediately after the closing, each of the companies constituting the Penn Union Companies will be assigned at least a B+ rating; and

     - the review report from PFG's independent auditors is satisfactory to Universal American and indicates that there are no material modifications that should be made to the unaudited financial statements of the Penn Union Companies as of September 30, 1998 that was previously provided to Universal American.

     The obligations of PFG to complete the acquisition are subject to, among other conditions:

     - receipt of necessary consents, authorizations and approvals, including shareholder approval of Proposal No. 1 and item (a) of Proposal No. 2 and the approval of the holders of the Series C-1 preferred stock of the senior debt financing and the issuance of the subordinated notes. We expect to obtain the approvals from the Series C-1 holders;

     - Universal American shall have entered into services agreements with Security Life and Trust Insurance Company, Occidental Life Insurance Company of North Carolina and Professional Insurance Company, all subsidiaries of PFG, to provide data processing services to them.

     Representations and Warranties

     The acquisition agreement contains representations and warranties by PFG, Penn Union Companies and Universal American to the effect that, except as specified or disclosed and, in some cases, subject to some materiality exceptions, including the following material representations and warranties: (a) all parties are duly organized and in good standing, and have the requisite corporate power to own their properties and carry on their business as it is now being conducted; (b) all parties have all requisite corporate power and authority to enter into the acquisition agreement and all agreements contemplated by the acquisition agreement and to consummate the acquisition, and the acquisition agreement has been duly authorized by and constitutes the valid and binding obligation of each party; and (c) the execution, delivery and performance of the acquisition agreement by all parties will not conflict with any party's articles or certificates of incorporation or by-laws, violate any agreement or law to which such party or its assets are bound, or violate any order, writ, judgment, injunction, decree, statute, rule or regulation of any court, regulatory or governmental agency.

     Material Covenants

     The acquisition agreement contains covenants, including but not limited to the following:

     Conduct of Business Prior to the Closing. Prior to the closing, PFG must conduct the business and operations of the Penn Union Companies in the ordinary and usual course. PFG will not permit any of the companies constituting the Penn Union Companies to:

     - amend its certificate of incorporation or by-laws;

     - incur any indebtedness except in the ordinary course of business;

     - adopt any new benefit plan or materially change any existing benefit plans;

     - sell any asset or assets worth more than $500,000 other than in the usual course, or encumber any of its assets;

     - sell any securities except consistent with past practice;

     - enter into or terminate any material contracts except in the ordinary course;

     - split its shares, pay a dividend, other than as specifically permitted in the acquisition agreement, issue any additional shares, or purchase any of its capital stock;

     - enter into a capital expenditure or expenditures that exceed $100,000 except in the ordinary course;

     - intentionally breach any of its representations and warranties in the acquisition agreement;

     - restructure or reorganize;

     - materially change its accounting practices;

     - settle any claim or claims in excess of $250,000; or

     - make any loan to or engage in any transaction with any affiliated company.

     Transaction Bonuses; Payments to Field Force Managers. Except for obligations reserved for on the unaudited financial statements and the audited financial statements and except for obligations otherwise scheduled, PFG will pay, prior to or at the closing, all bonuses payable to certain specified officers, directors, employees and agents in connection with the proposed transaction. Prior to or at the closing, PFG will pay to all field force managers amounts agreed to under compensation arrangements made in connection with or relating to the sale of the Penn Union Companies and Universal American will adopt commission schedules and stock-based and other compensation plans.

     Nonsolicitation. PFG and its signatory affiliates agree not to solicit or hire any current officers, general sales agents, or sales agents (to the level of district manager) of the Penn Union Companies for a period of two years after the closing other than as specifically permitted in the acquisition agreement. PFG and its affiliates, however, may make general solicitations or hire terminated employees under conditions specifically described in the acquisition agreement.

     Acquisition Proposals. PFG may not make, entertain, solicit, encourage, accept, negotiate or hold substantive discussions regarding any competing offer.

     Financial Matters. Prior to the closing, PFG will cause Pennsylvania Life to record additional reserves relating to the disability income claim reserves of Pennsylvania Life to the extent indicated in the reserves report to be prepared prior to the closing. During the quarter period ended September 30, 1998, PFG recorded a $20 million reserve increase. Under the terms of the acquisition agreement, PFG will not be required to cause Pennsylvania Life to record additional reserves in excess of $5 million.

     Survival/Indemnification

     Survival. All representations and warranties of PFG survive the closing. All of the representations and warranties of Universal American survive the closing, except those representations and warranties regarding SEC reports; the absence of undisclosed liabilities; the absence of certain changes; and compliance with applicable law, permits, and licenses, all of which do not survive the closing.

     With the exceptions listed in this paragraph, the representations and warranties that survive the closing expire 18 months after the closing. Any claim based on a tax representation or warranty will terminate 30 days after the expiration of the applicable statute of limitations. Any claim based on an environmental representation or warranty will terminate three years after the closing. Any claim based on a representation or warranty related to the employee benefit plans will terminate on the expiration of the applicable statute of limitations. Any claim based on specific fundamental representations and warranties will survive indefinitely.

     Indemnification by PFG. PFG agrees to indemnify Universal American for, among other things:

     - any breach of any representation or warranty that survives the closing and any covenant or agreement;

     - any derivative lawsuits or lawsuits based on violations by PFG of federal or state securities laws;

     - any liability for taxes of any affiliates of the Penn Union Companies;

     - any Phase III Taxes up to the closing date and 75% of certain Phase III taxes for five years after the closing. Phase III Taxes relate to insurance income that has been earned but, under prior tax law, was not subject to tax at such time. Instead, a tax liability is incurred if, and when, such income is distributed to Universal American's shareholders;

     - any reductions in or limitations on the net operating losses including any increased liability or taxes with respect to periods after the closing, and a portion of Universal American's tax liability if the net operating losses available for carryover are less than $20 million;

     - any liabilities of PennCorp Financial Services, Inc. that Universal American has not expressly assumed;

     - any taxes relating to the transactions contemplated by the acquisition agreement; and

     - any transaction bonuses and pre-sale obligations to any field force managers.

     Universal American may set off indemnification amounts against the subordinated notes as more fully described under "-- Set-Off Rights."

     Indemnification by Universal American. Universal American has agreed to indemnify PFG for any breach of any representation, warranty, covenant or agreement by Universal American. Universal American will also indemnify PFG for Universal American's failure to enter into investment agreements with some agents of Pennsylvania Life, to adopt certain commission schedules and stock-based compensation plans, and to carry out certain other post-closing compensation obligations to certain agents and persons of Pennsylvania Life. In each case, Universal American's indemnification obligations are limited to the extent described in the next paragraph.

     Limitations on Indemnification. PFG will not be obligated to indemnify Universal American for losses arising from any inaccuracy in or any breach of any representation or warranty, until the aggregate amounts for indemnification equal $2.5 million, at which time PFG must pay only the amount of losses in excess of $2.5 million. The limitation in the previous sentence does not apply to losses based on several fundamental representations, nor does it apply to the representations and warranties that relate to employee benefit plans or taxes. Except for some fundamental representations, PFG is not obligated to indemnify Universal American for breaches of any representations or warranties in excess of the purchase price. In any event, Universal American is not obligated to make any payment to PFG for indemnification in excess of $50 million.

     Set-Off Rights. Universal American has the right to set off against the subordinated notes any amounts owed to it by PFG under the indemnification provisions of the acquisition agreement or as a result of a reserve adjustment. This set-off right terminates on the fifth anniversary of the closing, provided that such right will continue with respect to any claim that is pending on the fifth anniversary of the closing.

     Termination. The acquisition agreement may be terminated (i) by the mutual consent of Universal American and PFG, or (ii) by either party: (a) if a governmental authority enters an order restraining, enjoining or prohibiting any of the transactions contemplated by the acquisition agreement; (b) if the closing does not occur by March 31, 1999, subject to two 30-day extensions under some circumstances; or (c) upon a material default or breach by the other, that is not remedied or waived within 30 days, of the performance of any obligations, covenants, and agreements or in their representations and warranties under the acquisition agreement.

THE VOTING AGREEMENT

     In connection with the acquisition of the Penn Union Companies, Richard Barasch, AAM, certain limited partners of Barasch Associates Limited Partnership (the "Shareholders") and Universal American, PFG and Capital Z have executed a voting agreement. The Shareholders together control more than 50% of Universal American's outstanding voting stock.

     Under the voting agreement, the Shareholders have agreed to vote in favor of the Capital Z Issuance and the amendment to Universal American's certificate of incorporation to increase the number of authorized shares of common stock from 20 million to 80 million (Item (a) of Proposal No. 2).

     In addition, the Shareholders agreed that until the voting agreement terminates, they will vote against (i) any proposal opposed to or in competition with the acquisition of the Penn Union Companies, (ii) any change in Universal American's capital structure other than under the share purchase agreement and the conversion of the Convertible Preferred Stock, and (iii) any action or agreement that could impede, interfere with, delay, postpone or attempt to discourage the Capital Z Issuance or the acquisition of the Penn Union Companies or result in a breach by Universal American which is likely to result in the failure of a condition to the share purchase agreement or the acquisition agreement.

     The Shareholders have also agreed that for two years after the share purchase agreement is terminated, they will not vote in favor of any transaction contemplating or proposing the acquisition by Universal American of any business or assets of PFG. This obligation does not apply if (i) the share purchase agreement is terminated due to a breach by Capital Z of that agreement, (ii) Universal American and Capital Z mutually agree not to complete the acquisition, or (iii) Universal American is unable to complete the acquisition as a result of Capital Z's failure to give its consent to Universal American to waive or acknowledge the satisfaction of conditions to the closing of the acquisition agreement.

     Except for the two-year agreement described in the preceding paragraph, the voting agreement will terminate upon the earlier of (i) the consummation of the Capital Z Issuance and the acquisition, (ii) the termination of the share purchase agreement, or (iii) the termination of the acquisition agreement. If the voting agreement is terminated under clause (ii) or (iii) of this paragraph because of the failure to vote in favor of Proposal No. 1 and item (a) of Proposal No. 2, Universal American will be solely responsible for, and will indemnify Capital Z for all liabilities arising under the acquisition agreement.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

     We are providing the pro forma financial information reflecting Universal American after the Capital Z Issuance and the acquisition of the Penn Union Companies (which we refer to as "pro forma" information) to give you a better picture of what the results of operations and the financial position of the consolidated businesses of Universal American and the Penn Union Companies might have looked like had the Capital Z Issuance and the acquisition of the Penn Union Companies occurred on an earlier date.

     The Universal American Financial Corp. Unaudited Pro Forma Condensed Consolidated Statement of Operations for the nine month period ended September 30, 1998 and the year ended December 31, 1997 and the Universal American Financial Corp. Unaudited Pro Forma Condensed Consolidated Balance Sheet as of September 30, 1998 present results for Universal American as if the acquisition and the financing of the acquisition had been consummated as of the beginning of each period presented. The unaudited pro forma financial information has been derived from and should be read in conjunction with the Notes to Unaudited Pro Forma Financial Information that follow on page 46, as well as historical Consolidated Financial Statements and Notes of Universal American for the nine months ended September 30, 1998 (unaudited) and the year ended December 31, 1997 and the historical Combined Financial Statements and Notes of the Penn Union Companies of PFG for the nine months ended September 30, 1998 (unaudited) and the year ended December 31, 1997 set forth in Annex E to this proxy statement.

     The pro forma adjustments and combined amounts are provided for informational purposes only, and if the acquisition of the Penn Union Companies is consummated, Universal American's consolidated financial statements will reflect the effects of the acquisition only from the date such transaction occurs. The pro forma adjustments are applied to the historical financial statements of Universal American and the Penn Union Companies to account for the acquisition of the Penn Union Companies by Universal American under the purchase method of accounting in accordance with APB Opinion No. 16. Under this method of accounting, the total purchase cost will be allocated to the Penn Union Companies' assets and liabilities based on their relative fair values. These allocations are subject to valuations as of the date of the acquisition based upon appraisals and other information at that time. Accordingly, the final purchase price adjustments will be different from the amounts reflected herein. The unaudited pro forma combined financial information, however, reflects management's best estimate based upon currently available information.

     The unaudited pro forma information is presented for illustrative purposes only and is not necessarily indicative of the results of operations or financial position that would have occurred had the acquisition been consummated on the dates assumed, nor is the pro forma information intended to be indicative of Universal American's future results of operations.

                       UNIVERSAL AMERICAN FINANCIAL CORP.
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                      NINE MONTHS ENDED SEPTEMBER 30, 1998
                    (IN THOUSANDS EXCEPT FOR PER SHARE DATA)

                                                                                         PRO FORMA
                                                                                        ADJUSTMENTS
                                                                                      RELATING TO THE
                                          HISTORICAL FINANCIAL       PRO FORMA       ACQUISITION OF THE
                                               STATEMENTS           ADJUSTMENTS          PENN UNION
                                         ----------------------     RELATING TO          COMPANIES
                                         UNIVERSAL   PENN UNION     TRANSFER OF           AND THE          PRO FORMA
                                         AMERICAN    COMPANIES    CERTAIN LINES(1)   RELATED FINANCING    CONSOLIDATED
                                         ---------   ----------   ----------------   ------------------   ------------
REVENUES:
Net premium and policyholder fees
  earned...............................   $31,840     $160,149        $(41,919)         $        --         $150,070
Net investment income..................     8,056       36,720          (5,644)                  --           39,132
Realized gains on investments..........       281        2,568             (25)                  --            2,824
Other income...........................     2,037        7,690               6                   --            9,733
                                          -------     --------        --------          -----------         --------
Total revenues.........................    42,214      207,127         (47,582)                  --          201,759
                                          -------     --------        --------          -----------         --------
BENEFITS, CLAIMS AND EXPENSES:
Policyholder benefits..................    28,152      138,380         (36,268)                  --          130,264
Change in deferred acquisition costs...    (2,814)      54,464          (1,195)             (77,128)(2)      (26,673)
Amortization of present value of future
  profits..............................       131        9,542          (2,426)              (7,116)(3)          131
Amortization of goodwill...............       116        4,167              --               (4,167)(3)          116
Amortization of negative goodwill......        --           --              --               (2,032)(4)       (2,032)
Interest expense on the senior secured
  note.................................        --           --              --                  4,996(5)         4,996
Interest expense on the subordinated
  note.................................        --           --              --                2,340(5)           2,340
Other operating costs and expenses.....    13,576       88,822         (14,000)              (1,545)(6)       86,853
                                          -------     --------        --------          -----------         --------
Total benefits, claims and other
  deductions...........................    39,161      295,375         (53,889)             (84,652)         195,995
                                          -------     --------        --------          -----------         --------
Operating income (loss) before taxes...     3,053      (88,248)          6,307               84,652            5,764
Federal income tax expense (benefit)...     1,038      (30,856)          2,225               29,417(7)           1,824
                                          -------     --------        --------          -----------         --------
Net income (loss)......................     2,015      (57,392)          4,082               55,235            3,940
Redemption accrual on Series C
  preferred stock......................       325           --              --                 (325)(8)           --
                                          -------     --------        --------          -----------         --------
Net income (loss) applicable to common
  shareholders.........................   $ 1,690     $(57,392)       $  4,082          $    55,560         $  3,940
                                          =======     ========        ========          ===========         ========
EARNINGS PER COMMON SHARE:
  Basic................................   $  0.23                                                           $   0.11
                                          =======                                                           ========
  Diluted..............................   $  0.15                                                           $   0.10
                                          =======                                                           ========
WEIGHTED AVERAGE NUMBER OF COMMON
  SHARES OUTSTANDING:
  Basic................................     7,498                                            27,857           35,355
  Diluted..............................    13,070                                            27,857           40,927

                       UNIVERSAL AMERICAN FINANCIAL CORP.
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1997
                    (IN THOUSANDS EXCEPT FOR PER SHARE DATA)

                                                                                         PRO FORMA
                                                                                        ADJUSTMENTS
                                                                                      RELATING TO THE
                                          HISTORICAL FINANCIAL       PRO FORMA       ACQUISITION OF THE
                                               STATEMENTS           ADJUSTMENTS          PENN UNION
                                         ----------------------     RELATING TO          COMPANIES
                                         UNIVERSAL   PENN UNION     TRANSFER OF           AND THE          PRO FORMA
                                         AMERICAN    COMPANIES    CERTAIN LINES(1)   RELATED FINANCING    CONSOLIDATED
                                         ---------   ----------   ----------------   ------------------   ------------
REVENUE:
Net premium and policyholder fees
  earned...............................   $37,714     $225,004        $(64,780)         $        --         $197,938
Net investment income..................    10,023       47,405          (8,457)                  --           48,971
Realized gains on investments..........     1,133        4,795            (885)                  --            5,043
Other income...........................     2,461       17,550              35                   --           20,046
                                          -------     --------        --------          -----------         --------
Total revenues.........................    51,331      294,754         (74,087)                  --          271,998
                                          -------     --------        --------          -----------         --------
BENEFITS, CLAIMS AND EXPENSES:
Policyholder benefits..................    30,806      144,451         (52,673)                  --          122,584
Change in deferred acquisition costs...    (2,946)     (27,177)          4,597              (11,844)(2)      (37,370)
Amortization of present value of future
  profits..............................        --       17,352          (4,421)             (12,931)(3)           --
Amortization of goodwill...............       112        5,594              --               (5,594)(3)          112
Amortization of negative goodwill......        --           --              --               (2,710)(4)       (2,710)
Interest expense on the senior secured
  note.................................        --           --              --                6,889(5)         6,889
Interest expense on the subordinated
  note.................................        --           --              --                3,120(5)         3,120
Other operating costs and expenses.....    20,148      122,640         (25,574)              (2,209)(6)      115,005
                                          -------     --------        --------          -----------         --------
Total benefits, claims and other
  deductions...........................    48,120      262,860         (78,071)             (25,279)         207,630
                                          -------     --------        --------          -----------         --------
Operating income before taxes..........     3,211       31,894           3,984               25,279           64,368
Federal income tax expense.............     1,092        7,589           1,410                8,849(7)        18,940
                                          -------     --------        --------          -----------         --------
Net income.............................     2,119       24,305           2,574               16,430           45,428
Redemption accrual on Series C
  preferred stock......................       250           --              --                 (250)(8)           --
                                          -------     --------        --------          -----------         --------
Net income applicable to common
  shareholders.........................   $ 1,869     $ 24,305        $  2,574          $    16,680         $ 45,428
                                          =======     ========        ========          ===========         ========
EARNINGS PER COMMON SHARE:
    Basic..............................   $  0.26                                                           $   1.29
                                          =======                                                           ========
    Diluted............................   $  0.18                                                           $   1.14
                                          =======                                                           ========
WEIGHTED AVERAGE NUMBER OF COMMON
  SHARES OUTSTANDING:
    Basic..............................     7,242                                            27,857           35,099
    Diluted............................    12,041                                            27,857           39,898

                       UNIVERSAL AMERICAN FINANCIAL CORP.
            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                            AS OF SEPTEMBER 30, 1998
                                 (IN THOUSANDS)

                                                      FINANCING                      PURCHASE
                                        UNIVERSAL     ACCOUNTING     PENN UNION     ACCOUNTING       PRO FORMA
                                        AMERICAN    ADJUSTMENTS(9)   COMPANIES    ADJUSTMENTS(10)   CONSOLIDATED
                                        ---------   --------------   ----------   ---------------   ------------
ASSETS:
Total investments.....................  $159,219       $     --      $  707,652      $      --       $  866,871
Deferred policy acquisition costs.....    21,927             --         114,746       (114,746)          21,927
Goodwill..............................     4,393             --         104,873       (104,873)           4,393
Present value of
  future profits......................     1,613             --          92,829        (92,829)           1,613
Other assets..........................   101,830          6,187         123,132             --          231,149
                                        --------       --------      ----------      ---------       ----------
  Total assets........................   288,982          6,187       1,143,232       (312,448)       1,125,953
                                        ========       ========      ==========      =========       ==========
LIABILITIES, SERIES C PREFERRED STOCK
  AND STOCKHOLDERS' EQUITY:
Reserves for future policy benefits...   220,643             --         636,950             --          857,593
Loan payable..........................     5,000         (5,000)             --             --               --
Senior secured note payable...........        --         70,000              --             --           70,000
Subordinated note payable.............        --         39,000              --             --           39,000
Deferred income tax liability.........     1,583             --          11,957        (72,652)         (59,112)
Negative goodwill.....................        --             --              --         27,099           27,099
Other liabilities.....................    26,804             --          52,430             --           79,234
                                        --------       --------      ----------      ---------       ----------
  Total liabilities...................   254,030        104,000         701,337        (45,553)       1,013,814
                                        --------       --------      ----------      ---------       ----------
Series C preferred stock (including
  redemption accrual thereon).........     5,742         (5,742)             --             --               --
                                        --------       --------      ----------      ---------       ----------
Total stockholders' equity............    29,210         82,929         441,895       (441,895)         112,139
                                        --------       --------      ----------      ---------       ----------
Total liabilities, Series C preferred
  stock and stockholders' equity......  $288,982       $181,187      $1,143,232      $(487,448)      $1,125,953
                                        ========       ========      ==========      =========       ==========

                       UNIVERSAL AMERICAN FINANCIAL CORP.
               NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION
                                 (IN THOUSANDS)

     Certain one-time events occurring during the nine months ended September 30, 1998 and for the year ended December 31, 1997 are not presented as pro forma adjustments. However, they impact the pro forma financial statements results. Due to the non-recurring nature of these events, management believes they will have no meaningful bearing on the results of operations after this transaction is completed.

     Therefore, below is a reconciliation of pro forma net income applicable to common shareholders considering these one-time events for December 31, 1997 and September 30, 1998, respectively:

                                                    DECEMBER 31,    SEPTEMBER 30,
                                                        1997            1998
                                                    ------------    -------------
Pro forma net income applicable to common
  shareholders....................................    $45,428         $  3,940
Long term care reserve adjustment(a)..............         --            7,551
Disability income reserve adjustment(a)...........         --           23,000
Step purchase GAAP accounting adjustments(b)......     (3,087)              --
One-time reserve changes(c).......................     (8,269)              --
Commission accruals(d)............................         --            1,039
Reduction of deferrable expenses(d)...............     (4,000)              --
Restructuring charge(e)...........................         --            1,834
Tax effects of above adjustments..................      5,375          (11,698)
                                                      -------         --------
Pro forma adjusted net income applicable to common
  shareholders....................................    $35,447         $ 25,666
                                                      =======         ========
Annualized pro forma adjusted net income
  applicable to common shareholders...............    $35,447         $ 34,221
                                                      =======         ========

(a) During 1998, the Penn Union Companies refined their calculation of policy benefit reserves for long-term care products, which resulted in a one-time increase of approximately $7,551. Additionally, the Penn Union Companies have been closely monitoring the development of claims reserve experiences. The methodology previously utilized has experienced what appears to be a deterioration of the adequacy of its claim reserves associated with its disability income products at Pennsylvania Life. As a result of the trends, Pennsylvania Life increased its claims reserve estimate by $23,000 during the nine-month period ended September 30, 1998.

(b) The Union Bankers deferred ceding gain was reduced by $7,310 due to the step purchase accounting as of January 2, 1998 when PFG acquired the remaining interest of Southwestern Financial Corporation. As a result of the step purchase treatment, 22% of the assets and liabilities of the acquired entities, including Union bankers, were marked to fair value at the date of acquisition. The effect of adjusting Union Bankers assets and liabilities was an increase in the business equity of Union Bankers of $830, however this included a reduction of the ceding gain and effectively reduced the amortization for the period ended September 30, 1998. If this adjustment was pushed back to January 1, 1997, the amortization for 1997 would have been reduced by $3,087.

                       UNIVERSAL AMERICAN FINANCIAL CORP.
       NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION -- (CONTINUED)

(c) During 1997, reserves on the Union Bankers comprehensive block of business were strengthened by $5,900. Additionally, in 1997, the scheduled reserve release relating to the conversion to the new valuation system was $2,369. These one-time events impacted the expected results for the Penn Union Companies.

(d) Effective in 1998, Pennsylvania Life modified the commission structure and related participation in agency profitability. As a result, certain agency field expenses are no longer paid directly by Pennsylvania Life. Instead, they are factored into the agency commissions. $4,000 is the pre-tax impact to expenses for 1997 had this change in structure been affected in 1997. Also, related to this change, one-time commission payments were accrued in 1998 of $1,039.

(e) As a result of the Penn Union Companies' initiative to transfer administration of their comprehensive and Medicare supplement blocks to third party administrators, the Penn Union Companies recognized a pre-tax restructuring charge of $1,834 during 1998.

     Adjustments to the unaudited pro forma condensed consolidated statements of operations to give effect to the acquisition of the Penn Union Companies as of January 1, 1997 and 1998 are summarized as follows:

 (1) The share purchase agreement contains certain pre-closing restructuring provisions, including the termination of the reinsurance agreements between Peninsular Life Insurance Company and Occidental Life Insurance Company of North Carolina (both are subsidiaries of PFG) and the reinsurance of 100% of the comprehensive major medical and unreinsured Medicare supplement business of Union Bankers. The premiums earned, policyholder benefits and expenses incurred, net investment income earned on the reserves held, change in deferred acquisition costs, amortization of present value of future profits, and the related taxes on these items, recorded by the Penn Union Companies prior to the acquisition have been eliminated.

 (2) The deferred acquisition costs recorded by the Penn Union Companies prior to the acquisition was eliminated. However, the change in deferred acquisition costs which occurred during the period presented were recorded.

 (3) The amortization of the present value of future profits and goodwill recorded by the Penn Union Companies prior to the acquisition was eliminated.

 (4) Amortization of the excess of estimated fair values of net assets acquired over the purchase price (negative goodwill) is recognized over a ten-year period on a straight-line basis.

 (5) Interest expense was recorded to reflect the issuance of $70,000 of senior bank debt with an annual interest rate of 8.69% and the subordinated note of $39,000 with an annual interest rate of 8.00%.

 (6) Management fees charged to the Penn Union Companies by its current parent, PFG, prior to the acquisition were eliminated.

 (7) Income taxes were adjusted at a rate of 35% to reflect the effect on taxes of notes (2) through (6).

                       UNIVERSAL AMERICAN FINANCIAL CORP.
       NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION -- (CONTINUED)

 (8) The redemption accrual on the Series C preferred stock of Universal American accumulated prior to the acquisition was eliminated since these securities will be converted into common stock of Universal American at the time of the Capital Z Issuance.

     Adjustments to the unaudited pro forma condensed consolidated balance sheet to give effect to the purchase of the Penn Union Companies as of September 30, 1998 are summarized as follows:

 (9) The financing of this acquisition consists of the following:

       Issuance of common stock...............................    $ 82,000
       Senior secured term note...............................      70,000
       Issuance of subordinated notes.........................      39,000
                                                                  --------
            Total sources of financing........................    $191,000
                                                                  ========
  The uses of the financing consists of the following:
       Acquisition of the Penn Union Companies................    $175,000
       Refinancing of Universal American's outstanding loan...       4,750
       Expenses incurred in issuance of equity................       5,063
       Expenses incurred on the senior debt financing.........       6,187
                                                                  --------
            Total uses of the financing.......................    $191,000
                                                                  ========

      In addition to the financing described above, the Series C preferred stock will be converted into the common stock of Universal American at the time of the Capital Z Issuance. As of September 30, 1998, Universal American had $5,168 of Series C preferred stock outstanding and $575 of redemption accruals on the Series C preferred stock. The Series C preferred stock will be converted into common stock at a price of $2.375 per common share (2,176 shares) and the elimination of the redemption accrual will be reflected in the retained earnings account of Universal American.

                       UNIVERSAL AMERICAN FINANCIAL CORP.
       NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION -- (CONTINUED)

(10) The purchase price for the Penn Union Companies is $175,000, including $136,000 in cash and $39,000 in subordinated notes issued to PFG or its subsidiaries. The following table reflects the adjustments made to the acquired business equity of the Penn Union Companies:

 Net asset value acquired....................................  $ 441,895
                                                               ---------
 Increase (decrease) in the Penn Union net asset value to
   reflect estimated fair value:
   Elimination of the historical deferred policy acquisition
      costs..................................................   (114,746)
   Elimination of the historical present value of future
      profits................................................   (104,873)
   Elimination of the historical goodwill....................   ( 92,829)
   Elimination of the deferred tax liability related to the
      historical adjustments.................................     72,652
                                                               ---------
      Total estimated fair value adjustments.................    239,796
                                                               ---------
 Estimated fair value of net assets acquired.................    202,099
 Purchase price..............................................    175,000
                                                               ---------
 Excess of estimated fair value of net assets acquired over
   purchase price (negative goodwill)........................  $  27,099
                                                               =========

             SPECIAL MEETING OF SHAREHOLDERS OF UNIVERSAL AMERICAN

TIME, DATE, PLACE AND PURPOSE

     The special meeting of shareholders of Universal American will be held on --, 1999 at 10:00 a.m., local time, at The Penn Club, 30 West 44th Street, New York, New York 10036.

     At the special meeting, Universal American's shareholders will be asked to consider and vote upon the two proposals described in this proxy statement and to conduct other business that properly comes before the special meeting or any adjournment or postponement of the special meeting. This proxy statement and the proxy card used at the special meeting were mailed or delivered to the shareholders of Universal American on or about --, 1999.

RECORD DATE, SHAREHOLDERS ENTITLED TO VOTE AND QUORUM REQUIREMENTS

     The record date for determining the shareholders of Universal American entitled to vote upon the matters set forth in this proxy statement is the close of business on --, 1999.

     As of December 31, 1998, Universal American had three classes of voting securities outstanding, namely 7,761,192 shares of common stock, 400 shares of Series B preferred stock and 45,680 shares of the Series C-1 preferred stock. Holders of the common stock are entitled to one vote for each share registered in their names at the close of business on the record date. As to all matters, each shareholder is entitled to one vote for each share of common stock held or each share of common stock into which voting preferred stock is convertible. Holders of the Series B preferred stock and the Series C-1 preferred stock are each entitled to vote together with the holders of the common stock on all matters, other than the election of directors, as if the 400 shares of the Series B preferred stock had been converted into 1,777,777 shares of common stock and as if the 45,680 shares of the Series C-1 preferred stock had been converted into 1,923,368 shares of common stock. The holders of record of a majority of the combined voting power of the outstanding shares of capital stock will constitute a quorum for the transaction of business at the special meeting requiring a vote of all the outstanding voting stock of Universal American.

     All proxies that are properly completed, signed, and returned before the special meeting will be voted. If a shareholder specifies how the proxy is to be voted with respect to any of the proposals for which a choice is provided, the proxy will be voted in accordance with such specifications. For Proposal No. 1, if a shareholder fails to specify or fails to clearly indicate how the proxy is to be voted, the signed proxy will be treated as a vote in favor. For each item of Proposal No. 2, if a shareholder fails to specify or fails to clearly indicate how the proxy is to be voted, the signed proxy will be treated as a vote in favor. Any proxy given by a shareholder may be revoked at any time before it is exercised by filing with the Secretary of Universal American an instrument revoking it, by a duly executed proxy bearing a later date, or by the shareholder attending the special meeting and expressing a desire to vote his or her shares in person.

EFFECT OF BROKER NON-VOTES

     "Broker Non-Votes" occur when a broker holding shares of common stock in street name withholds its vote on some "non-routine" matters because the broker has not received instructions from the beneficial owner of those shares and does not have discretionary authority to vote on non-routine matters without specific instructions. Brokers holding shares in street name must receive specific instructions from the beneficial owners in order to have the authority to vote, in person or by proxy, on non-routine matters. When a beneficial owner does not give specific instructions to the broker, the broker, as the holder of record, is entitled to vote only on "routine" matters and must withhold its votes as to all non-routine matters. Where a proxy solicitation includes a non-routine proposal and the broker does not receive specific instructions from the beneficial owner, the resulting proxy is considered a "limited proxy." Shares represented by limited proxies are considered present for quorum purposes, but are not considered present for purposes of determining the total number of shares with voting power present with regard to a non-routine proposal. The resulting Broker Non-Vote of a limited proxy will be treated as an abstention on each non-routine proposal.

     All of the proposals are non-routine. For Proposal No. 1, a limited proxy will have no effect. For each item of Proposal No. 2, the effect of a limited proxy will be that Broker Non-Votes will be treated as votes against any item of such Proposal.

NASDAQ LISTING AND ACCOUNTANTS

     The common stock is listed for trading under the symbol "UHCO" on The Nasdaq National Market, which is operated by The Nasdaq Stock Market, Inc. On January 29, 1999 the last reported trading price for a share of common stock on Nasdaq was $3 7/8.

     A member of Ernst & Young LLP, Universal American's independent auditor, is expected to be present at the special meeting, will have an opportunity to make a statement, and will be available to respond to appropriate questions.

                    PROPOSAL NO. 1 --THE CAPITAL Z ISSUANCE

INTRODUCTION

     The board of directors believes that the best interests of Universal American and its shareholders will be served by the issuance and sale of up to 26,031,746 shares of common stock to Capital Z and some agents and members of management of the Penn Union Companies for $3.15 per share, for a total purchase price of approximately $82 million. If an adjustment is required under the share purchase agreement, the number of shares of common stock to be purchased by Capital Z and those agents and members of management may exceed 26,031,746. In that case, the shares would be sold at a price less than $3.15 per share. Universal American may also pay a part of a transaction fee to an affiliate of Capital Z in Universal American common stock.

     The amount invested by the agents and members of management of the Penn Union Companies is expected to be approximately $5.5 million. In any case, the total purchase price to be paid by Capital Z is expected to be approximately $76.5 million. Notwithstanding any purchase price adjustment or investment by other parties, the aggregate proceeds from the issuance of the common stock to Capital Z and the agents and members of management will be approximately $82 million.

     Following the Capital Z Issuance and the conversion of the Convertible Preferred Stock in conjunction with the transaction, Capital Z will own a total of approximately 24,722,222 shares or approximately 63.0% of Universal American's then-outstanding common stock. If all of the securities of Universal American that could be converted or exchanged into common stock were converted or exchanged, Capital Z would own 56.8% of the outstanding common stock.

     The board of directors has agreed to the Capital Z Issuance for the reasons set forth in this proxy statement, and its consummation is subject to some conditions. See "The Capital Z Issuance and the Acquisition of the Penn Union Companies --Reasons for the Acquisition and the Capital Z Issuance" and "The Capital Z Issuance and the Acquisition of the Penn Union Companies --Material Terms of the Share Purchase Agreement." The simultaneous closing of the acquisition and the senior debt financing are conditions to the closing of the Capital Z Issuance. Shareholders are urged to read carefully all sections of this proxy statement, including the related annexes, before voting on this proposal.

     The affirmative vote of the holders of a majority of the outstanding voting shares of common stock on the record date voting at a meeting at which a quorum is present must approve the Capital Z Issuance. The board of directors has unanimously approved the Capital Z Issuance and has determined that it is fair and in the best interests of Universal American and its shareholders.

CONSEQUENCES IF PROPOSAL NO. 1 IS NOT APPROVED

     IF THE SHAREHOLDERS DO NOT APPROVE THE CAPITAL Z ISSUANCE, THEN UNIVERSAL AMERICAN CANNOT COMPLETE THE ACQUISITION OF THE PENN UNION COMPANIES or otherwise purchase or acquire, by merger or otherwise, any of the businesses or assets of PFG for a period of two years after the termination of the share purchase agreement. However, you should note that Universal American has entered into a voting agreement which provides the holders of more than 50% of Universal American's voting stock have agreed to vote in favor of this Proposal No. 1. IF PROPOSAL NO. 1 IS NOT APPROVED, NONE OF THE ITEMS OF PROPOSAL NO. 2 WILL BE IMPLEMENTED EVEN IF THEY ARE APPROVED.

VOTE REQUIRED TO APPROVE PROPOSAL NO. 1

     Approval of "Proposal No. 1 --The Capital Z Issuance" requires the affirmative vote of the holders of a majority of the issued and outstanding voting shares of common stock represented and voting at a meeting at which a quorum is present. Abstentions will have no effect.

              THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE
                            FOR THIS PROPOSAL NO. 1.

        PROPOSAL NO. 2 -- AMENDMENTS TO THE CERTIFICATE OF INCORPORATION

THE AMENDMENTS

     EACH OF ITEMS (A) THROUGH (F) MUST BE VOTED ON SEPARATELY AND INDEPENDENTLY OF THE OTHERS, BUT YOU DO NOT HAVE TO VOTE THE SAME WAY ON EACH ITEM. THE FAILURE TO RETURN YOUR PROXY CARD WILL BE COUNTED AS A VOTE AGAINST EACH ITEM OF PROPOSAL NO. 2.

     The board of directors has approved and adopted, subject to shareholder approval, a resolution providing for amendments to Universal American's certificate of incorporation to:

Increase in Authorized Shares (Item (a))

(a) Increase the authorized number of shares of common stock from 20 million to 80 million shares.

Shareholder Matters (Items (b)-(e))

(b) Permit shareholders to act by written consent instead of a meeting. Written consent would only need to be given by the number of shareholders required to approve the action being taken by written consent.

(c) Revise Article Fourteen of Universal American's current certificate of incorporation, the result of which is to no longer require approval by holders of 66 2/3% of the outstanding voting stock of Universal American to amend certain provisions of the certificate of incorporation, which means only majority approval will be necessary for those amendments.

(d) Remove the provision in the certificate of incorporation which requires the vote of holders of 66 2/3% of the outstanding voting capital stock to call a special meeting of the shareholders. The board will amend the by-laws to allow special meetings of the shareholders to be called at the request of holders of 50% of the outstanding voting capital stock.

(e) Replace the way in which directors are elected and the length of their terms with a system in which all directors are elected at one time each for a term expiring at the next annual meeting. Directors are currently elected to three-year staggered terms.

Board Matters (Item (f))

(f)  Require 66 2/3% of the total number of the board of directors to approve
     (i) (x) entering into any merger or consolidation in which either Universal American or a material subsidiary is a constituent corporation or its securities are being issued and the shareholders following such transaction do not own, directly or indirectly, in the aggregate a majority of the shares or equity securities of the surviving corporation of any such merger or consolidation entitled to elect members of the board of directors, (y) the sale of all or substantially all of the corporation's assets or properties in a single transaction or in a series of related transactions, or (z) the sale, lease, exchange or other disposition of any shares of a material subsidiary or all or substantially all assets of any material subsidiary; (ii) changing the authorized number of directors; (iii) amending or modifying the certificate of incorporation or by-laws; (iv) electing or removing any of the President, Chief Financial Officer or other executive officers and amending or modifying the employment agreement to be entered into with the Chief Executive Officer on the closing of the acquisition;
     (v) voluntarily dissolving or winding-up the corporation or any material subsidiary or filing with respect to the corporation or any material subsidiary a voluntary petition in bankruptcy or for reorganization or for the adoption of any plan or arrangement with creditors or an admission seeking the relief therein provided under any existing or future law of any jurisdiction relating to bankruptcy, insolvency, reorganization or relief of debtors; and (vi) approving any dividend or other distribution in respect of the common stock.

     The proposed amended and restated certificate of incorporation, which incorporates the amendments set forth in this Proposal No. 2, is attached as Annex D to this proxy statement.

REASONS FOR THE AMENDMENTS AND THE PRINCIPAL EFFECTS

     Item (a) is a condition to the closing of the Capital Z Issuance. In addition, Capital Z insisted that the proposals set forth in items (b) through
(f) be presented to the shareholders.

Increase in Authorized Shares (Item (a))

     At the close of business on the record date, there were 20 million shares of common stock authorized and -- shares of common stock outstanding and entitled to vote. There are currently not enough authorized and unissued shares of common stock to complete the Capital Z Issuance. In order to consummate the Capital Z Issuance, Universal American needs to authorize at least 25 million additional shares of common stock and to issue at least 31. 375 million additional shares of common stock.

     This amount includes sufficient additional shares in case an event occurs that gives rise to a per share purchase price adjustment that requires the issuance of additional shares in excess of the 26,031,726 shares contemplated for the Capital Z Issuance. The proposed amount also includes shares that need to be issued upon conversion of the Convertible Preferred Stock, the exercise of any options or warrants issued or permitted to be issued under current compensation plans and the payment of a transaction fee to an affiliate of Capital Z in shares of common stock. Any shares authorized but not issued in connection with the Capital Z Issuance and the conversion of the Convertible Preferred Stock would be available for issuance in the future for purposes that the board of directors may determine to be in the best interests of Universal American and its shareholders. These purposes could include the issuance of shares for cash, for acquisitions, through employee benefit programs, and for other general corporate purposes. In many situations, prompt action may be required that would not permit seeking shareholder approval to authorize additional shares for a specific transaction on a timely basis. The board of directors believes it is important that it maintain the flexibility to act promptly in the best interests of shareholders. The terms of any future issuance of shares of stock will depend largely on market and financial conditions and other factors existing at the time of issuance.

Shareholder Matters (Items (b)-(e))

     In negotiating the share purchase agreement and the other documents related to the Capital Z Issuance and the acquisition of the Penn Union Companies with Capital Z, Universal American agreed, at Capital Z's insistence, to seek shareholder approval of the amendments to its certificate of incorporation described in items (b) through (e).

     Generally, these amendments will make it easier for Universal American's shareholders, including Capital Z, to govern the company. By allowing shareholders to take action by written consent, the amendment contemplated by item (b) would give shareholders the ability to act without the necessity of holding a meeting of shareholders. Until recently, New York State did not allow corporate action by the written consent of shareholders. Now that this restriction no longer applies, Universal American believes that it would be advantageous to amend its charter to facilitate shareholder governance of the corporation while simultaneously making such governance more efficient and less expensive. Shareholder action by written consent will allow, in most cases, the majority shareholder to effect corporate action, without having a meeting at which the other shareholders could be present to express their views.

     Item (c) would substitute a simple majority (50%) for the existing requirement that holders of 66 2/3% of Universal American's outstanding voting stock approve certain amendments to the certificate of incorporation. Lowering the number of votes required to approve such amendments provides more flexibility to Universal American and its shareholders, including Capital Z, to change the certificate of incorporation. The amendment contemplated by item (c) would maintain the requirement that holders of 66 2/3% of the outstanding voting stock approve any amendment of the provision of the certificate of incorporation which relates to transactions with interested parties.

     Item (d) permits holders of 50% of the outstanding voting stock of Universal American, instead of the current 66 2/3%, to call a special meeting. The ability of a lower percentage of shareholders to call a special meeting may facilitate and accelerate the shareholder approval process. Universal American's current certificate of incorporation and by-laws both require the vote by holders of 66 2/3% of the outstanding voting stock to call a special meeting of the shareholders. If item (b) is approved and the 66 2/3% requirement is removed from the certificate of incorporation, the board of directors will amend the by-laws to allow shareholder meetings to be called by a vote of 50% of the outstanding voting stock.

     Item (e) would eliminate Universal American's staggered board of directors. A staggered board is a common way to resist undesirable takeovers. Under the terms of the shareholders' agreement, Universal American plans to restructure the board to accurately represent the principal investing parties who are involved in the Capital Z Issuance.

Board Matters (Item (f))

     In its negotiations with Capital Z about the terms of the share purchase agreement and the related documents, Universal American also agreed, at Capital Z's insistence, to seek shareholder approval of the amendment to its certificate of incorporation described in item (f). This amendment would make those corporate actions identified in clauses (i) through (vi) of item (f) more difficult to effect because such action will require 66 2/3% of the total number of the directors instead of a simple majority of directors. As a result, two directors that are not nominees of Capital Z would have to approve the actions set forth in clauses (i) through (vi). However, because Capital Z will effectively be able to select Universal American's two nominees, Capital Z will effectively control 66 2/3% of the board. For the actions specified in clauses
(i) through (vi), a quorum of the board shall be 7 of the 9 directors on the board.

CONSEQUENCES IF THE ITEMS OF PROPOSAL NO. 2 ARE NOT APPROVED

     The additional shares of common stock authorized by the approval of item
(a) would have rights identical to those of the currently outstanding common stock. Adoption of item (a) would not affect the rights of the holders of currently outstanding stock, except for effects that are incidental to increasing the number of shares of stock outstanding upon any future issuance of newly authorized shares of stock. If Universal American's shareholders approve item (a), then it will become effective upon the filing of the amended and restated certificate of incorporation of Universal American with the Secretary of State of the State of New York. The amended and restated certificate of incorporation will be filed immediately prior to completion of the acquisition.

     IF ITEM (A) IS NOT APPROVED, THEN THE CAPITAL Z ISSUANCE WILL NOT OCCUR AND THE ACQUISITION OF THE PENN UNION COMPANIES WILL NOT BE CONSUMMATED. You should note that Universal American has entered into a voting agreement under which the holders of more than 50% of Universal American's voting stock have agreed to vote in favor of item (a). EVEN THOUGH SHAREHOLDERS OWNING OVER 50% OF THE OUTSTANDING VOTING STOCK OF UNIVERSAL AMERICAN HAVE AGREED TO VOTE IN FAVOR OF ITEM (A), THE VOTING AGREEMENT DOES NOT COVER THE APPROVAL OF ITEMS (B) THROUGH
(F) WHICH ALSO RELATE TO THE CAPITAL Z ISSUANCE AND THE ACQUISITION OF THE PENN UNION COMPANIES. IN ADDITION, ITEMS (B) THROUGH (E) REQUIRE APPROVAL BY HOLDERS OF 66 2/3% OF THE TOTAL OUTSTANDING VOTING SHARES ENTITLED TO VOTE ON THOSE ITEMS. ACCORDINGLY, YOUR VOTE IS PARTICULARLY IMPORTANT TO THE APPROVAL OF ITEMS
(B) THROUGH (F) AND YOU ARE REQUESTED TO VOTE ON ALL PROPOSALS IN THIS PROXY STATEMENT, INCLUDING EACH ITEM OF PROPOSAL NO. 2, BY COMPLETING AND RETURNING YOUR PROXY CARD.

     If any of items (b) through (f) are not approved, then Universal American will still amend the certificate of incorporation to give effect to Proposal No. 1 and those items of Proposal No. 2 that are approved. HOWEVER, IF THE ACQUISITION OR THE CAPITAL Z ISSUANCE DO NOT CLOSE, THEN NONE OF THE AMENDMENTS TO THE CERTIFICATE OF INCORPORATION DESCRIBED IN ITEMS (B) THROUGH (F) WILL BE MADE, EVEN IF THEY ARE APPROVED BY THE SHAREHOLDERS.

VOTE REQUIRED TO APPROVE THE AMENDMENTS

Increase in Authorized Shares (Item (a))

     Approval of Item (a) of Proposal No. 2 -- Increase in Authorized
Shares -- requires the affirmative vote of holders of 50% of the outstanding voting shares of Universal American entitled to vote thereon. Abstentions will have the effect of a negative vote.

Shareholder Matters (Items (b)-(e))

     Approval of items (b), (c), (d) and (e) of Proposal No. 2 -- Governance Matters -- requires the affirmative vote of holders of 66 2/3% of the total outstanding shares entitled to vote thereon. Abstentions will have the effect of a negative vote.

Board Matters (Item (f))

     Approval of item (f) of Proposal No. 2 -- Supermajority Board
Approvals -- requires the affirmative vote of holders of 50% of the outstanding voting shares of Universal American entitled to vote thereon. Abstentions will have the effect of a negative vote.

              THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE
                     FOR EACH ITEM OF THIS PROPOSAL NO. 2.

          INTERESTS OF PERSONS INVOLVED IN THE CAPITAL Z ISSUANCE AND
                THE ACQUISITION THAT MAY BE DIFFERENT FROM YOURS

     General. In connection with its approval of the acquisition agreement and the share purchase agreement and the transactions contemplated thereby, the board concluded that it was in the best interests of Universal American's shareholders to ensure that Universal American continues to have the dedication of its Chief Executive Officer, Richard A. Barasch, following the Capital Z Issuance. The board of directors also considered the interests of its officers and directors who have existing employment agreements and severance and benefit plans. In addition, the acquisition agreement and the share purchase agreement contain provisions relating to the indemnification of Universal American's directors and officers and directors' and officers' liability insurance.

     Employment Agreement with Richard A. Barasch. In connection with the acquisition, Universal American agreed in the share purchase agreement that, as a condition to closing, an employment agreement will be entered into with Richard A. Barasch (the "Employment Agreement"). The Employment Agreement provides that Mr. Barasch will continue to serve as the Chairman of the Board and Chief Executive Officer of Universal American starting after the closing of the Capital Z Issuance for a period of three years. The Employment Agreement also provides for an automatic one-year extension unless Universal American or Mr. Barasch provides the other party six months' prior written notice before the expiration of the original three-year term.

     Under the Employment Agreement, Mr. Barasch is entitled to receive an annual base salary of $475,000 and any annual increases that may be determined in the sole discretion of the board (the "Salary"). In 1999, Mr. Barasch is entitled to receive an annual bonus equal to: (i) for the period prior to the closing of the Capital Z Issuance, a pro rated bonus based on Universal American's existing executive bonus plan plus (ii) the product of the Salary times a fraction, the numerator of which is the number of days from the closing of the Capital Z Issuance through the end of the fiscal year and the denominator of which is 365 and shall be based upon the achievement of goals established by the board in good faith consultation with Mr. Barasch. If goals are not established, the amount will be determined by reference to Universal American's existing executive bonus plan. Commencing in the year 2000, and for each fiscal year during the remaining employment term under the Employment Agreement, Mr. Barasch will be eligible to earn a bonus based on criteria set by the compensation committee of the board giving him an opportunity to earn a maximum bonus of up to 200% of his Salary.

     Mr. Barasch is entitled to an initial grant of stock options to purchase 600,000 shares under Universal American Financial Corp.'s 1998 Incentive Compensation Plan (the "1998 Incentive Plan") on the date of the closing of the Capital Z Issuance. The options will be granted to Mr. Barasch at the same price per share at which Capital Z purchases shares of common stock in the Capital Z Issuance and shall have a ten-year term. Options representing the right to purchase 400,000 shares vest ratably over a five-year period and the remainder will vest on the seventh anniversary of the grant date. The remainder, however, will become immediately exercisable if Capital Z has achieved an internal rate of return on its equity interest in Universal American of 30% by dates set forth in the Employment Agreement.

     Other Employment Agreements and Arrangements. It is anticipated that Universal American will enter into employment agreements with some of its other executive officers simultaneously with the consummation of the acquisition and the Capital Z Issuance. The terms of those agreements have not been determined as of the date of the mailing of this proxy statement. Universal American expects that on or after the closing certain other senior members of management of Universal American and the Penn Union Companies will be granted options to purchase Universal American's common stock at the same purchase price per share paid by Capital Z in the Capital Z Issuance.

     1998 Stock Incentive Plan. Certain officers, directors and employees were granted options under the 1998 Incentive Plan. The Capital Z Issuance will constitute a change of control under the 1998 Incentive Plan and any option outstanding, except for the options granted on or after December 8, 1998 through the closing, will vest upon the change of control. Therefore, approximately 583,750 options will vest upon the Capital Z Issuance.

     Registration Rights Agreement. Under the registration rights agreement to be executed in connection with closing of the Capital Z Issuance, WAND, AAM and some other shareholders of Universal American will have registration rights not held by all shareholders of Universal American. Some parties are entitled to a number of Demand Registrations, at the expense of Universal American, as follows: WAND -- two, AAM -- one and Capital Z and its affiliates -- four. In addition, Capital Z and some of its affiliates may make an unlimited number of Demand Registrations if the related expenses are paid by Capital Z or its affiliates. Each of WAND and AAM and the other parties to the registration rights agreement will be allowed to register securities when either Universal American registers securities for its own account or when it registers securities in connection with a Demand Registration. See "The Capital Z Issuance and the Acquisition of the Penn Union Companies -- Material Terms of the Share Purchase Agreement -- Registration Rights Agreement."

     Shareholders' Agreement. Under the shareholders' agreement to be executed in connection with the closing of the Capital Z Issuance, Richard A. Barasch, Capital Z, AAM and several other parties to the shareholders' agreement will be subject to limitations on the transfer of their shares. Those parties may be forced to sell a portion of their shares to a third-party buyer under some circumstances. In addition, the parties to the shareholders' agreement are permitted to include a proportion of the shares they own in a sale to a third party by another party to the shareholders' agreement. See "The Capital Z Issuance and the Acquisition of the Penn Union Companies -- Material Terms of the Share Purchase Agreement -- Shareholders' Agreement."

     Investment by AAM in Universal American. On December 31, 1998, AAM executed an agreement pursuant to which it invested (i) $2.25 million in Universal American on that date in exchange for 22,500 shares of preferred stock designated "Series D-1 preferred stock" and (ii) an additional $1.75 million in Universal American as of February 2, 1999 in exchange for 17,500 shares of preferred stock designated "Series D-2 preferred stock." The Series D-1 preferred stock and the Series D-2 preferred stock are referred to as the "Series D Preferred Stock" in this proxy statement. Each share of Series D Preferred Stock was sold at a price of $100 per share.

     The terms of the Series D Preferred Stock are identical to the terms of the Series C-1 preferred stock, except that: (a) the Series D Preferred Stock does not have any voting rights, except to the extent required by law, (b) Universal American's obligation to issue common stock upon the conversion of the Series D Preferred Stock is subject to compliance with any applicable requirements of the insurance laws relating to the acquisition of voting securities of an insurance company of each state in which a subsidiary of Universal American is domiciled, and (c) the conversion price of the Series D-1 preferred stock and the Series D-2 preferred stock is $2.70 rather than $2.375 per share. If the Capital Z Issuance is consummated, or if the conversion takes place in connection with another sale contracted in 1999 by Universal American of common stock or securities convertible into common stock having at least 30% of the voting power after the sale, the Series D-2 preferred stock will be mandatorily converted into common stock at a conversion price equal to the price per share at which such stock or securities are sold by Universal American.

     Other Arrangements with Interested Parties. The current consulting arrangement between Universal American and Barco Associates, Inc. will be extended to December 31, 2000. Barco Associates is a company wholly-owned by Marvin Barasch who is a director of Universal American. In addition, upon the consummation of the Capital Z Issuance, Marvin Barasch will step down as a director and become a non-voting observer of the board of directors. The Employment Agreement, dated December 9, 1997 between American Progressive Life and Health Insurance Company of New York and Marvin Barasch will be extended through December 31, 2000.

     The financial advisory contract between Universal American and WAND Partners, Inc., an affiliate of WAND, will be terminated. Pursuant to such agreement, WAND Partners, Inc. will continue to receive its agreed-upon fee through December 31, 1999.

     Universal American has a variety of relationships with Chase which are described in this proxy statement. See "The Capital Z Issuance and the Acquisition of the Penn Union Companies -- Reasons for the Acquisition and the Capital Z Issuance."

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information as of December 31, 1998 as to the number of shares of common stock beneficially owned by (i) each person known by Universal American to own beneficially more than 5% of Universal American's common stock ("5% Holder"), (ii) each person who is a director of Universal American or a nominee for election as a director, and (iii) all persons as a group who are directors and officers of Universal American, and as to the percentage of outstanding shares held by them on that date. Unless otherwise indicated, each such beneficial owner holds the sole voting and investment power with respect to shares of common stock outstanding. Universal American's common stock, Series B preferred stock and Series C-1 preferred stock are the only classes of voting securities outstanding. WAND owns all of the issued and outstanding Series B preferred stock. The shares of Series C-1 preferred stock are owned as follows: UAFC, L.P.--52.5%; Richard A. Barasch, his wife and children--17.2%; other directors, officers and consultants of Universal American and its subsidiaries--12.9%; and principals and employees of AmeriLife & Health Services, Inc. (a general agency of Universal American)--17.4%.

                                                                   BENEFICIAL OWNERSHIP(A)
                                                               -------------------------------
                                                                   NUMBER OF          PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNER               STATUS            SHARES          OF CLASS
------------------------------------              ---------    ------------------    ---------
Barasch Associates Limited
Partnership (BALP)..............................  5% Holder    3,476,828   (b)(c)      35.4%
c/o Richard Barasch
Six International Drive
Rye Brook, NY 10573

Wand/Universal American Investments I L.P. and
Wand/Universal American
Investments II L.P..............................  5% Holder    1,777,777   (c)(d)      18.6%
630 Fifth Avenue
New York, NY 10111

UAFC, L.P.......................................  5% Holder    1,843,859   (e)        21.02%
30 North LaSalle Street
Chicago, IL 60602

Midland National Life Insurance Company.........  5% Holder      671,807                8.7%
One Midland Plaza
Sioux Falls, SD 57193

Marvin Barasch..................................  Director       218,432   (f)          2.8%
Six International Drive
Rye Brook, NY 10573

Michael Barasch.................................  Director        73,553   (g)          *
11 Park Place
New York, NY 10007

                                                                   BENEFICIAL OWNERSHIP(A)
                                                               -------------------------------
                                                                   NUMBER OF          PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNER               STATUS            SHARES          OF CLASS
------------------------------------              ---------    ------------------    ---------
Richard A. Barasch..............................  Executive    6,582,695   (h)         58.6%
Six International Drive                           Officer/
Rye Brook, NY 10573                               Director

David F. Bolger.................................  Director       508,500   (i)          6.5%
79 Chestnut Street
Ridgewood, NJ 07450

Gary W. Bryant..................................  Executive      374,572   (j)          4.7%
600 Courtland Street                              Officer
Orlando, FL 32084

Bertram Harnett.................................  Director     6,679,091   (k)         59.0%
150 East Palmetto Park Road
Boca Raton, FL 33432

Mark M. Harmeling...............................  Director        16,500   (i)             *
108 Chestnut Street
North Reading, MA 01864

Walter L. Harris................................  Director        18,500   (l)             *
320 West 57th Street
New York, NY 10019

Harry B. Henshel................................  Director       102,000   (i)          1.3%
One Bulova Avenue
Woodside, NY 11377

Patrick J. McLaughlin...........................  Director        40,500   (m)             *
100 Chetwynd Drive
Rosemont, PA 19010

Richard Veed....................................  Director         4,500   (n)             *
30 North LaSalle Street
Chicago, IL 60602

Robert A. Waegelein.............................  Executive      261,030   (o)          3.3%
Six International Drive                           Officer
Rye Brook, NY 10573

William E. Wehner...............................  Executive      573,030   (p)          7.1%
600 Courtland Street                              Officer/
Orlando, FL 32804                                 5% Holder

                                                                   BENEFICIAL OWNERSHIP(A)
                                                               -------------------------------
                                                                   NUMBER OF          PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNER               STATUS            SHARES          OF CLASS
------------------------------------              ---------    ------------------    ---------
Robert F. Wright................................  Director       206,946   (q)          2.7%
57 West 57th Street
New York, NY 10019

Directors and Officers as a Group (17
persons)........................................               7,400,317   (r)         63.9%

-------------------------
*    Percent of class is less than 1%.

(a) The SEC has defined "beneficial owner" of a security to include any person who has or shares voting power or investment power with respect to any such security or who has the right to acquire beneficial ownership of any security within 60 days. The percentages shown for each person or persons are therefore based on the 7,761,192 shares of common stock outstanding as of December 31, 1998 plus common stock issuable with respect to options and warrants presently exercisable and convertible preferred stock presently convertible held by such person or persons.

(b) Includes 2,065,419 shares that would be received upon the exercise of 340,036 warrants registered under the Exchange Act of 1934 and 1,725,383 warrants not registered under the Exchange Act of 1934. Richard Barasch serves as trustee of the Harnett Family Trust which holds shares of the general partner of BALP. Richard Barasch, through his direct ownership in the general partner of BALP, together with his control of the Harnett Family Trust, which also has an ownership interest in BALP's general partner, has voting power with respect to the shares of Universal American held by BALP.

(c) BALP and Wand have entered into an agreement, which provides that as long as Wand holds common stock issued from conversion of its Series B preferred stock, BALP will vote its shares for the election of one director nominated by Wand and Wand will vote its shares for BALP's nominees for the balance of the board positions.

(d) Represents the amount of common stock issuable upon conversion of the Series B preferred stock held by Wand.

(e) Represents the amount of common stock issuable upon conversion of the Series C-1 preferred stock and the Series D-1 preferred stock held by UAFC, L.P.

(f) Includes 38,235 shares of common stock that would be received upon the exercise of 20,000 stock options and 5,600 warrants and the conversion of the Series C-1 preferred stock held by Marvin Barasch. Excludes any indirect ownership through BALP of which Marvin Barasch is a limited partner.

(g) Includes 29,553 shares of common stock that would be received upon the exercise of 8,500 stock options and the conversion of the Series C-1 preferred stock held by Michael Barasch. Excludes any indirect ownership through BALP of which Michael Barasch is a limited partner.

(h) Includes 524,522 shares of common stock that would be received upon the exercise of 273,000 stock options and 3,100 warrants and the conversion of Series C-1 preferred stock held by Richard Barasch. Includes 5,741,666 shares of voting stock beneficially owned pursuant to an irrevocable limited proxy given by some shareholders of Universal American to Richard Barasch and Bertram Harnett to vote in favor of some matters set forth in this proxy statement. Richard Barasch and Bertram Harnett share voting power with each shareholder who granted the irrevocable proxy. Excludes any indirect ownership through BALP. Richard Barasch serves as trustee of the Harnett Family Trust which holds shares of the general partner of BALP. Richard Barasch, through his direct ownership in the general partner of BALP, together with his control of the Harnett Family Trust, which also has an ownership interest in BALP's general partner, has voting power with respect to the shares of Universal American held by BALP.

(i) Includes 8,500 shares of common stock that would be received upon the exercise of 8,500 stock options.

(j) Includes 211,053 shares of common stock that would be received upon the exercise of 190,000 stock options and the conversion of the Series C-1 preferred stock held by Mr. Bryant.

(k) Includes 74,700 shares of common stock that would be received upon the exercise of 12,095 warrants and 20,500 stock options and the conversion of the Series C-1 preferred stock held by Bertram Harnett. Includes 6,222,291 shares of voting stock beneficially owned pursuant to an irrevocable limited proxy given by some shareholders of Universal American to Richard Barasch and Bertram Harnett to vote in favor of some matters set forth in this proxy statement. Richard Barasch and Bertram Harnett share voting power with each shareholder who granted the irrevocable proxy. Includes 339,901 shares of common stock that would be received upon the exercise of 339,901 warrants and 50,000 shares of common stock. The 339,901 warrants and the 50,000 shares are held in an irrevocable trust (the "Harnett Family Trust") of which Richard Barasch is trustee. Bertram Harnett disclaims beneficial ownership of such warrants and shares.

(l) Excludes any indirect ownership through BALP of which Mr. Harris is a limited partner.

(m) Includes 6,500 shares of common stock that would be received upon the exercise of 6,500 stock options.

(n) Includes 4,500 shares of common stock that would be received upon the exercise of 4,500 warrants. Does not include any indirect ownership through UAFC, L.P. by Mr. Veed who is a partner of AAM Capital Partners, L.P., in a partnership that owns an interest in UAFC, L.P.

(o) Includes 152,632 shares of common stock that would be received upon the exercise of 140,000 stock options and the conversion of the Series C-1 preferred stock held by Mr. Waegelein.

(p) Includes 255,053 shares of common stock that would be received upon the exercise of 140,000 stock options and 94,000 warrants and the conversion of the Series C-1 preferred stock held by Mr. Wehner.

(q) Includes 36,052 shares of common stock that would be received upon the exercise of 15,000 stock options and the conversion of the Series C-1 preferred stock held by Mr. Wright. Excludes any indirect ownership through BALP of which Mr. Wright is a limited partner.

(r) Includes the 3,476,828 shares of common stock beneficially owned by BALP and the shares of common stock beneficially owned by Richard Barasch and Bertram Harnett pursuant to the irrevocable limited proxy.

                       UNIVERSAL AMERICAN FINANCIAL CORP.
                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

     The following selected consolidated financial information is derived from consolidated financial statements of Universal American. The financial statements for the two years ended December 31, 1996 and December 31, 1997 have been audited by Ernst & Young LLP, independent auditors. The financial statements for the year ended December 31, 1995 have been audited by KPMG LLP, independent auditors. The selected financial information as of September 30, 1998 and for the nine months in the periods ended September 30, 1997 and September 30, 1998 has been derived from unaudited consolidated financial statements of Universal American, but includes all adjustments, including normally occurring accruals, that Universal American considers necessary for fair presentation of the results of operations for the periods presented. The results of operations for the nine months ended September 30, 1998 are not necessarily indicative of the results that may be expected for Universal American's fiscal year ended December 31, 1998. The information should be read in conjunction with the consolidated financial statements, related notes, and other financial information included in the most recent annual and quarterly reports filed with the SEC, and the more comprehensive historical financial information included as Annex E to this proxy statement. See "Universal American Financial Corp. Management's Discussion and Analysis of Financial Condition and Results of Operations."

                       UNIVERSAL AMERICAN FINANCIAL CORP.

                          INCOME STATEMENT INFORMATION
                    (IN THOUSANDS EXCEPT FOR PER SHARE DATA)

                                                 NINE MONTHS
                                             ENDED SEPTEMBER 30,        YEAR ENDED DECEMBER 31,
                                          -------------------------   ---------------------------
                                             1997          1998        1995      1996      1997
                                          -----------   -----------   -------   -------   -------
                                          (UNAUDITED)   (UNAUDITED)
Direct premium and policyholder fees....    $73,773       $95,945     $46,145   $55,287   $99,339
Reinsurance premium assumed.............        267           658       8,866    10,522       998
Reinsurance premium ceded...............    (44,196)      (64,763)    (18,200)  (25,664)  (62,623)
                                            -------       -------     -------   -------   -------
  Net premium and other policyholder
     fees...............................     29,844        31,840      36,811    40,145    37,714
                                            -------       -------     -------   -------   -------
Net investment income...................      7,511         8,056       8,945     9,850    10,023
Realized gains on investments...........        915           281         674       240     1,133
Fee income..............................      1,850         1,990       3,137     2,872     2,368
Other income............................         70            47         244       280        93
                                            -------       -------     -------   -------   -------
     Total revenues.....................     40,190        42,214      49,811    53,387    51,331
                                            -------       -------     -------   -------   -------
Total benefits, claims and other
  deductions............................     37,683        39,161      47,161    53,014    48,120
                                            -------       -------     -------   -------   -------
Operating income before taxes...........      2,507         3,053       2,650       373     3,211
Net income after taxes..................      1,654         2,015       2,642       104     2,119
Redemption accrual on Series C preferred
  stock.................................        146           325          --        --       250
                                            -------       -------     -------   -------   -------
Net income applicable to common
  shareholders(1).......................      1,508         1,690       2,642       104     1,869
                                            =======       =======     =======   =======   =======
Diluted income per share................    $  0.14       $  0.15     $  0.25   $  0.01   $  0.18
                                            =======       =======     =======   =======   =======

                           BALANCE SHEET INFORMATION
                    (IN THOUSANDS EXCEPT FOR PER SHARE DATA)

                                                           AS OF
                                                       SEPTEMBER 30,   AS OF DECEMBER 31,
                                                       -------------   -------------------
                                                           1998          1996       1997
                                                       -------------   --------   --------
                                                        (UNAUDITED)
Total investments....................................    $159,219      $144,681   $159,429
Total assets.........................................     288,982       242,237    272,575
Policyholder account balances........................     156,915       134,539    145,085
Series C preferred stock.............................       5,168            --      5,168
Series B preferred stock.............................       4,000         4,000      4,000
Stockholders' equity.................................      29,210        22,079     25,706
Stockholders' equity per share of common stock(2)....        3.30          2.53       2.96

-------------------------
(1) After provision for Series C preferred stock dividends of $146 and $325 for the nine months ended September 30, 1997 and 1998, respectively and $250 for the year ended December 31, 1997.
(2) Stockholders' equity per share of common stock represents shareholders' equity less the stated value of Series B preferred stock divided by outstanding shares of common stock.

                       UNIVERSAL AMERICAN FINANCIAL CORP.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Universal American is an insurance holding company representing the strategic combination of three life insurance companies, American Progressive, American Pioneer and American Exchange, and a non-insurance subsidiary, WorldNet. Management is focused on growth, both internal, through aggressive marketing and product development programs directed at specialty life and accident and health insurance products, and external, by seeking further acquisitions of insurance companies or blocks of business. It also has embarked on a program to streamline operations through consolidation of administrative and processing facilities. Amounts presented below are in thousands except for per share information or unless otherwise stated.

     The Insurance Subsidiaries had consolidated revenues of approximately $40,300 million for the nine months ended September 30, 1998 and $46,600, $51,100 and $49,300 for the years ended December 31, 1995, 1996, and 1997, respectively, representing 95%, 93%, 95% and 96% of Universal American's total revenues for each period, respectively. American Progressive, domiciled in New York, primarily sells its products in New York and the northeastern United States. American Pioneer, domiciled in Florida, primarily sells its products in Florida and the southeastern United States. American Exchange, domiciled in Texas, exclusively sells its products in Texas. However, one or more of the Insurance Subsidiaries is licensed in 45 states and in the District of Columbia.

     Universal American cautions readers regarding certain forward-looking statements contained in the following discussion and elsewhere in this proxy statement and in any other oral or written statements, either made by, or on behalf of Universal American, whether or not in future filings with the SEC. Forward-looking statements are statements not based on historical information. They relate to future operations, strategies, financial results or other developments. In particular, statements using verbs such as "expect," "anticipate," "believe" or similar words generally involve forward-looking statements. Forward-looking statements include statements that represent Universal American's products, investment spreads or yields, or the earnings or profitability of Universal American's activities.

     Forward-looking statements are based upon estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond Universal American's control and are subject to change. These uncertainties can affect actual results and could cause actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, Universal American. Whether or not actual results differ materially from forward-looking statements may depend on numerous foreseeable and unforeseeable events or developments, some of which may be national in scope, such as general economic conditions and interest rates. Some of these events may be related to the insurance industry generally, such as pricing competition, regulatory developments and industry consolidation. Others may relate to Universal American specifically, such as credit, volatility and other risks associated with Universal American's investment portfolio, and other factors. Universal American disclaims any obligation to update forward-looking information.

LIQUIDITY AND CAPITAL RESOURCES

Universal American

     In December, 1997, Universal American entered into an agreement with the Chase Bank for a $3,500 five-year, secured term loan (the "Credit Agreement") and during the nine months ended September 30, 1998, Universal American began the repayment of the loan by making principal payments totaling $350. The loan agreement called for interest at the London Interbank Offered Rate ("LIBOR") plus 200 basis points. However, Universal American entered into a three-year interest rate swap agreement (the "Swap Agreement") with CSI, effective January 1, 1998, to lock in a fixed rate of 8.19% for a three-year period. During the nine months ended September 30, 1998, Universal American paid $207 in interest for the period December 4, 1997 to September 30, 1998.

     On September 30, 1998, Universal American executed the first amendment to its Credit Agreement with Chase Bank, which refinanced the current loan agreement with the bank (the "First Amendment"). Under the First Amendment, Universal American executed a new $5,000 five-year secured term loan. The principal amount outstanding on the prior loan was $3,150 and was paid off with the proceeds of the new loan. The new loan agreement calls for interest at LIBOR plus 200 basis points. The Swap Agreement with Chase Bank remains in effect. The effective interest rate as of September 30, 1998 on the refinanced loan is 7.865%. The loan remains secured by a first priority interest in all the assets of WorldNet and Quincy Coverage Corp. (an immaterial non-operating subsidiary), a pledge of 9.9% of the outstanding common shares of American Progressive and 100% of the shares of Quincy Coverage Corp. Universal American believes that the cash flow from WorldNet will be able to sufficiently service the installment payments required by the loan agreement.

     Insurance Subsidiaries

     The Insurance Subsidiaries are required to maintain minimum amounts of capital and surplus as determined by SAP. The minimum statutory capital and surplus requirements as of September 30, 1998 for American Progressive, American Pioneer and American Exchange in New York, Florida and Texas, were $2,500, $2,710 and $770, respectively. However, in these states substantially more than those minimum amounts are needed to meet statutory and administrative requirements of adequate capital and surplus to support the current level of the Insurance Subsidiaries' operations. At September 30, 1998 the adjusted statutory capital and surplus, including asset valuation reserve, of American Progressive, American Pioneer and American Exchange was $9,698, $11,162 and $4,025, respectively.

     On September 30, 1998, Universal American made a $1,000 capital contribution to American Pioneer from the proceeds of the First Amendment. The capital contribution was made to support the growth in new business production at American Pioneer.

     At September 30, 1998, the investment portfolios of the Insurance Subsidiaries included cash and short-term investments totaling $10,249, as well as fixed maturity securities carried at their fair values which amounted to $134,607 and equity securities carried at their fair values which amounted to $1,096, all of which readily could be converted to cash. The fair value of these liquid investments totaled more than $145,952 and constituted approximately 93% of the Insurance Subsidiaries' investments at September 30, 1998.

RESULTS OF OPERATIONS

     Nine Months Ended September 30, 1997 and 1998

     For the nine months ended September 30, 1998, Universal American earned net income after federal income taxes of $2,015 ($0.15 per share) compared to $1,654 ($0.14 per share) in the year ago period. Operating income before federal income taxes amounted to $3,052 for the nine months ended September 30, 1998 compared to $2,507 in the year ago period. All references to per share amounts are on a diluted basis which means that calculations are made as if all securities that are convertible or exchangeable into shares of common stock had been converted or exchanged.

     During September 1997, Universal American sold Amerifirst Insurance Company, an inactive insurance company, for $3,379 and realized a pretax gain of $569 ($376 after tax or $0.03 per share).

     REVENUES. Total revenues increased approximately $2,025 to approximately $42,214 for the nine months ended September 30, 1998 compared to total revenues of approximately $40,189 in the year ago period. In the nine months ended September 30, 1998, Universal American's gross premium and policyholder fees earned (including reinsurance premiums assumed) amounted to $96,603, a $22,564 increase over the $74,039 amount in 1997. This gross premium increase is primarily related to Universal American's acquisitions of the stock of American Exchange in December 1997 and a Medicare supplement block of business from Dallas General Life Insurance Company ("Dallas General") effective January 1, 1998, which premiums, in total, amounted to $23,377. In addition, the gross premiums on the programs currently marketed by Universal American increased as follows:

                                                       PREMIUM       1998 TOTAL
PRODUCT                                                INCREASE    PREMIUM EARNED
-------                                                --------    --------------
Senior market accident and health....................  $ 6,614        $14,381
Senior market life insurance.........................      743          2,421
Specialty life insurance.............................      421          1,111
Specialty medical....................................    2,296          4,514
Group life insurance.................................       12          2,554
                                                       -------        -------
  Totals.............................................  $10,086        $24,981
                                                       =======        =======

     These increases totaled $33,463 and were offset by the decrease in premiums on the products terminated and not currently marketed by Universal American as follows:

                                                      PREMIUM       1998 TOTAL
PRODUCT                                               DECREASE    PREMIUM EARNED
-------                                               --------    --------------
First National assumed business.....................  $ 4,146        $35,090
Non-marketed life insurance.........................    1,096          5,009
Non-marketed accident & health......................      616          8,146
Group dental insurance..............................    5,041             --
                                                      -------        -------
  Totals............................................  $10,899        $48,245
                                                      =======        =======

     In continuation of its restructuring activity, Universal American executed an agreement with an unaffiliated insurer to reinsure 100% of its group dental block of business effective

September 1, 1997. Universal American will continue to perform the administration of the business for a fee.

     While Universal American was able to increase its gross premium revenue from its core products, it continues to reinsure a portion of these risks to unaffiliated reinsurers. Reinsurance premiums ceded for the nine months ended September 30, 1998 amounted to $64,763, a $20,567 increase from the 1997 amount of $44,196. Details of the changes in reinsurance premiums ceded is as follows:

                                                 CEDED PREMIUM
                                                   INCREASE        1998 TOTAL
PRODUCT                                           (DECREASE)      PREMIUM CEDED
-------                                          -------------    -------------
Business acquired
  American Exchange............................     $12,009          $12,009
  Dallas General...............................       6,191            6,191
Senior market accident and health..............       3,701            6,982
Senior market life insurance...................        (241)             698
Specialty life insurance.......................         251              793
Specialty medical..............................       2,040            4,045
First National assumed business................      (3,364)          28,331
Other lines....................................         (20)           5,714
                                                    -------          -------
  Totals.......................................     $20,567          $64,763
                                                    =======          =======

     Net investment income of Universal American increased $545 to $8,056 for the nine months ended September 30, 1998, compared to $7,511 in the year ago period. This increase is attributable to the increase in invested assets outstanding during the nine-month period in 1998 compared to the same period in 1997. Realized gains on investments amounted to $281 for the nine months ended September 30, 1998 compared to $915 in the year ago period. Included in the 1997 amount is the $569 realized gain on the sale of Amerifirst Insurance Company to an unaffiliated third party.

     Fee income amounted to $1,990 for the nine months ended September 30, 1998, an increase of $140 from the $1,850 amount for the year ago period. The amortization of deferred revenue amounted to $48 for the nine months ended September 30, 1998 compared to $70 in the year ago period.

     BENEFITS, CLAIMS AND OTHER DEDUCTIONS. Total benefits, claims and other deductions increased approximately $1,478 to $39,161 for the nine months ended September 30, 1998, compared to $37,683 in the year ago period.

     Claims and other benefits increased $1,513 to $20,657 for the nine months ended September 30, 1998 compared to $19,144 in the year ago period. The change in reserves for the nine months ended September 30, 1998 amounted to an increase of $2,069 compared to an increase of $439 in the year ago period generating a variance of $1,630. These increases in claims and change in reserves are the result of the $1,997 increase in net premiums earned for the nine months ended September 30, 1998 discussed above.

     Interest credited to policyholders increased $898 to $5,426, which increase is the result of more policyholder account values in force, primarily from the sale of the Asset Enhancer product (an interest sensitive whole life product).

     The change in deferred acquisition costs increased by $708 for the nine months ended September 30, 1998 compared to 1997. The amount of acquisition costs that were capitalized increased $1,036 from $4,945 in 1997 to $5,982 in 1998. The overall increase in capitalized costs is the result of the increase in new premium production in the nine months ended September 30, 1998 compared to the year ago period. The amortization of deferred acquisition costs increased $329 from $2,839 in 1997 to $3,168 in 1998. This increase is the result of the increase in Universal American's asset balance. In the nine months ended September 30, 1998, Universal American amortized $116 of goodwill generated in the acquisitions of First National Life Insurance Company ("First National") ($84) and American Exchange ($32) and $131 of present value of future profits generated in the acquisitions of American Exchange ($96) and Dallas General ($35).

     Commissions increased $5,374 in the nine months ended September 30, 1998 to $19,531, compared to $14,157 in the year ago period. This increase is the direct result of the $22,564 increase in total premium discussed above. Commissions and expense allowances on reinsurance ceded increased $8,249 in the nine months ended September 30, 1998 to $21,490, compared to $13,241 in the year ago period. This increase is the direct result of the $20,567 increase in reinsurance premium ceded discussed above.

     Other operating costs and expenses increased $858 in the nine months ended September 30, 1998 to $15,536 compared to $14,678 in the year ago period. The Insurance Subsidiaries' expenses amounted to $13,249 for the nine months ended September 30, 1998 compared to $12,668 in the year ago period, an increase of $581. This increase is the result of an increase of expenses incurred in generating new business ($781) and the result of expenses incurred at American Exchange ($482), which was not owned by Universal American in the 1997 period. These increases were offset by decreases in the general overhead incurred at the Insurance Subsidiaries ($572) and expenses incurred on exited businesses ($110). The non-Insurance Subsidiaries expenses increased $276 to $2,287 for the nine months ended September 30, 1998. This increase is the result of additional expenses incurred by Universal American of $458, which is primarily the interest expense on the new loan outstanding and increased activity of the public company operations in 1998 relative to 1997. This increase was offset by a decrease of $148 in expenses incurred at WorldNet.

     Years Ended December 31, 1996 and 1997

     The results of operations for the years ended December 31, 1996 and 1997 include the operations of American Progressive, American Pioneer and WorldNet for the year ended December 31, 1997 and the operations of American Exchange for the period December 4, 1997, the date of its acquisition, to December 31, 1997. All references to per share amounts are on a diluted basis.

     For the year ended December 31, 1997, Universal American earned net income after federal income taxes of $2,119 ($0.18 per share) compared to $104 ($0.01 per share) in the prior year. Operating income before federal income taxes amounted to $3,211 for the year ended December 31, 1997 compared to $373 in the prior year. In September, 1997, Universal American sold Amerifirst Insurance Company, an inactive insurance company, to an unaffiliated third party, for $3,379 and realized a pretax gain of $569 ($376 after tax or $0.03 per share).

     REVENUES. Total revenues decreased approximately $2,057 to approximately $51,330 for the year ended December 31, 1997, compared to total revenues of approximately

$53,387 in the prior year, which decrease is primarily attributable to Universal American's decision to restructure its operations and exit certain product lines.

     In the year ended December 31, 1997, Universal American's gross premium and policyholder fees earned, including reinsurance assumed, amounted to $100,337, a $34,528 increase over the $65,809 amount in 1996. This gross premium increase is significantly attributable to the increase of $37,084 of premiums received on the policies assumed in the fourth quarter of 1996 from First National, which premiums amounted to $51,266 in 1997 compared to $14,182 in 1996. In addition, the gross premiums on Universal American's currently marketed programs increased as follows:

                                                             PREMIUM    PREMIUM
PRODUCT                                                      INCOME     EARNED
-------                                                      -------    -------
Senior market supplemental health..........................  $4,391     $11,366
Senior market life insurance...............................     773       2,380
Group life insurance.......................................     116       3,407
                                                             ------     -------
  Totals...................................................  $5,280     $17,153
                                                             ======     =======

     In addition, other life insurance premiums increased $2,134 to $8,352 in 1997.

     These increases totaled $44,498 and were offset by the net decrease in premiums on the products terminated and not currently marketed by Universal American. Effective December 1, 1996, Universal American withdrew its participation in the National Association of Insurance Underwriters ("NAIU") specialty accident and health insurance pool and also sold its New York State Disability Insurance business ("New York State DBL") in force. The decrease in premium from the exit from these lines amounted to $11,239 for the year ended December 31, 1997.

     Effective September 1, 1997, Universal American decided to exit the group dental business and executed an agreement with an unaffiliated reinsurer to cede 100% of all business earned after September 1, 1997. The premium will continue to be received by American Pioneer and will be ceded to the reinsurer on a 100% quota share basis. Gross premiums for the group dental business increased $1,145 in 1997.

     Other accident and health insurance premiums increased $124 for the year ended December 31, 1997. Premiums on the international medical insurance product (which was 90% and 95% reinsured to unaffiliated reinsurers in 1997 and 1996, respectively) increased $1,264 in 1997, while the premiums on the non-marketed accident and health products decreased $1,140 in 1997.

     While Universal American was able to increase its gross premium revenue from its core products, it continues to reinsure a portion of these risks to unaffiliated reinsurers. Reinsurance premiums ceded for the year ended December 31, 1997 amounted to $62,623, a $36,960 increase from the 1996 amount of $25,663. Of this increase, $30,991 relates to the business acquired from First National, while $1,912 relates to senior market accident and health and $174 relates to senior market life insurance. In addition to these increases, the reinsurance on the international medical insurance discussed above increased $1,058,000 in 1997, while premiums ceded on life insurance increased $2,231.

     Effective January 1, 1997, Universal American entered into a new reinsurance agreement on American Pioneer's major medical/major hospital business. Under the new treaty, Universal American retains 50% of the first $60 in claims risk compared to 25% under the prior agreement. As a result, premiums ceded on this product decreased $1,719 in 1997.

Accident and health premiums ceded on the policies not currently marketed also decreased $1,004.

     In connection with the restructuring activity previously discussed, reinsurance on the NAIU pool business amounted to $1,119 and reinsurance on the group dental business amounted to $2,198.

     Net investment income of Universal American increased $173 to $10,023 for the year ended December 31, 1997, compared to $9,850 in the prior year. Realized gains on investments amounted to $1,133 for the year ended December 31, 1997 compared to $240 in the prior year. Included in the 1997 amount is the $569 gain realized on the sale of Amerifirst Insurance Company to an unaffiliated third party.

     Fee income amounted to $2,368 for the year ended December 31, 1997, a decrease of $503 from the $2,871 amount for the prior year. This decrease is the result of the cancellation of WorldNet's Ontario Blue Cross contract in 1996. The amortization of deferred revenue amounted to $93 for the year ended December 31, 1997, compared to $280 in the prior year. This $187 decrease is the result of the full amortization of the deferred revenue generated by the reinsurance of the major medical business on June 30, 1995, which agreement was terminated by the reinsurer on December 31, 1996.

     BENEFITS, CLAIMS AND OTHER DEDUCTIONS. Total benefits, claims and other deductions decreased approximately $4,895 to $48,119 for the year ended December 31, 1997, compared to $53,014 in the prior year.

     Claims and other benefits decreased $324 to $23,719 for the year ended December 31, 1997 compared to $24,043 in the prior year. The increase in net claims on the business assumed from First National amounted to $6,454, while net claims on the senior market accident and health business increased $775. As discussed above, Universal American is retaining a higher amount of major medical/major hospital business under a new reinsurance agreement and, as a result, Universal American's claims on this product increased $1,067 to $2,169. This increase corresponds to the $1,137 increase in retained premiums. In addition, claims on the non-marketed accident and health products increased $367 in 1997.

     These increases of $8,663 were offset by decreases in the claims incurred on the terminated businesses (NAIU -- $4,219, New York State DBL -- $3,712; group dental -- $903). The remaining decrease of $154 represents a decrease in life insurance claims.

     The change in reserves for the year ended December 31, 1997 amounted to an increase of $441 compared to an increase of $1,855 in the prior year generating a decrease of $1,414. Included in the 1996 change in reserves is $256 generated by the NAIU accident pool business that Universal American has exited. Interest credited to policyholders increased $32 to $6,646.

     The change in deferred acquisition costs increased $688 for the year ended December 31, 1997 compared to 1996. The amount of acquisition costs capitalized increased $1,670 from $5,042 in 1996 to $6,712 in 1997. This increase is the result of the increase in new premium production in the year ended December 31, 1997 compared to the prior year. The amortization of deferred acquisition costs increased $982 from $2,784 in 1996 to $3,766 in 1997. This increase is the result of the increase in the asset balance. In the year ended December 31, 1997, Universal American amortized $112 of the goodwill generated in the First National acquisition.

     Commissions increased $5,009 in the year ended December 31, 1997 to $21,089, compared to $16,080 in the prior year. This increase is the direct result of the $34,528 increase in gross premium earned discussed above. Commissions and expense allowances on reinsurance ceded increased $9,296 for the year ended December 31, 1997 to $20,300, compared to $11,004 in the prior year. This increase is the direct result of the $36,960 increase in reinsurance premium ceded discussed above and reduces the amounts of commissions and expenses capitalized for deferred acquisition costs.

     Other operating costs and expenses increased $1,674 in the year ended December 31, 1997 to $19,358, compared to $17,684 in the prior year. The non-Insurance Subsidiaries' expenses decreased $280 to $2,594 for the year ended December 31, 1997 as a result of the decrease in expenses incurred at WorldNet -- Miami.

     The Insurance Subsidiaries' expenses amounted to $16,764 for the year ended December 31, 1997 compared to $14,810 in the prior year, an increase of $1,954. Expenses incurred administrating the recently acquired business from First National amounted to $4,258, while premium taxes increased $768. These increases totaled $5,026 and were offset by the decrease in new business expenses of $318, general overhead of the insurance companies of $1,145 and expenses incurred by the NAIU pool in 1996 of $1,609.

     Years Ended December 31, 1995 and 1996

     The results of operations for the year ended December 31, 1995 and 1996 include the operations of American Progressive, American Pioneer and WorldNet. All references to per share amounts are on a diluted basis.

     For the year ended December 31, 1996, Universal American earned net income of approximately $104 resulting in an earnings per share applicable to common shareholders of $0.01. For the year ended December 31, 1995, Universal American earned net income of approximately $2,642, resulting in an earnings per share of $0.25.

     Operating income before income taxes decreased $2,278 from $2,651 in 1995 to $373, in 1996. Certain individually large items account for a significant amount of this decrease, including (i) a decrease in the operating results of the NAIU accident pool participated in by American Progressive, which decrease was $1,100, (ii) a decrease in realized gains on investment of $434 and (iii) the $250 expense accrual made at December 31, 1996 for the restructuring activity of Universal American. These three items represent $1,784 of the $2,278 decrease.

     REVENUES. Total revenues increased approximately $3,576 from total revenues of approximately $49,811 for the years ended December 31, 1995 to approximately $53,387 for the year ended December 31, 1996. Net premiums and policyholder fees earned increased approximately $3,334. Supplemental health insurance premiums at American Progressive increased approximately $1,258 (primarily Medicare supplement, hospital indemnity and home health care) and its life premiums grew approximately $30, while American Pioneer's life premiums grew approximately $374 and its group dental premiums grew approximately $919. The increase in these life and supplemental health premiums of $2,581 was offset by the decrease of approximately $547 in American Pioneer's major hospital and major medical premiums and the decrease in American Progressive's premiums from its other accident and health products that are no longer being actively marketed by Universal American (approximately $754). Universal American had an increase in premiums from the NAIU pool of $1,798 and the New York State DBL business of $256. Realized gains on investments decreased approximately $434,000 to approximately $240, compared to a gain of approxi-mately $674 for the prior year. Net investment income increased approximately $905 from $8,945 in 1995 to $9,850 in 1996. This increase is attributed to higher invested assets in 1996 compared to 1995.

     Fee income for the year ended December 31, 1996 reflects the fees earned by WorldNet for managed care, travel assistance, claims administration and communication services and the $450 deposit received by American Progressive in connection with the sale of the New York State DBL business. WorldNet's fee income decreased by $716 which reduction primarily results from Universal American's termination of its service agreement with Liberty Mutual Insurance Company in February, 1996. For the year ended December 31, 1996, Universal American amortized approximately $280 of deferred revenue compared to $244 amortized in the same period in 1995.

     BENEFITS, CLAIMS AND OTHER DEDUCTIONS. Total benefits, claims and other deductions increased approximately $5,754 to $53,014 for the year ended December 31, 1996. The change in future policy benefits amounted to an increase of approximately $3,192. The increase in reserves for the year ended December 31, 1996 was $1,855 and primarily relates to the increase in life reserves at American Pioneer of $971, the increase in the unearned premium reserve at NAIU of $256 and the increase in the senior market supplemental health insurance unearned premium reserves of $628. This increase compares to a decrease in 1995 of approximately $1,337, which decrease in 1995 primarily relates to the reduction in the 1995 NAIU premium ($491), the accident and health business of American Progressive ($827), which is not actively marketed, and the major hospital and major medical of American Pioneer ($430) offset by an increase in the senior market supplemental health insurance reserves ($559). Claims and other benefits increased approximately $1,676. This increase is a result of increased mortality of approximately $516, an increase in American Progressive's senior market supplemental health benefits of approximately $1,062, and the claims incurred on the First National business acquired of $1,077, and increased morbidity of $388 on the group dental business. The runoff health business at both insurance companies had a reduction in benefits totaling $3,145 due to the decision to reinsure 75% of the major hospital and major medical benefits at American Pioneer. The benefits incurred on the NAIU business increased $1,083 and New York State DBL benefits increased $695. The increase in deferred acquisition costs decreased approximately $1,106 and was due to the decrease in capitalized expenses of $228 and the increase in amortization of $878.

     Commissions decreased $265 to $5,076 for the year ended December 31, 1996. The increase in gross commissions of $4,967 was due to the increase in gross premiums noted above, offset by a corresponding increase in reinsurance allowances of $5,231. Other operating costs and expenses decreased approximately $175. Expenses incurred by the Insurance Subsidiaries during 1996 exceeded the 1995 amount by approximately $1,405. New business expenses and premium taxes increased approximately $166. The expenses incurred on the administration of the acquired First National business amounted to $550, while the expense incurred by the NAIU accident pool decreased $397. The general overhead expenses of the insurance companies increased approximately $1,086, which increase directly relates to the increase in business being administered by Universal American. These administrative general expense increases are partially recovered from the increase in the reinsurance allowances noted above. The remaining decrease of $1,580 results from a decrease of continuing operation expenses incurred by WorldNet of approximately $1,292 and a decrease in the parent company's expenses of $288,000. Amortization of the present value of future profits was approximately $205 for 1995, which amount fully amortized the asset.

IMPACT OF YEAR 2000

     The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. As a result, those computer programs have time-sensitive software that recognize a date using "00" as the year 1900 rather than the year 2000. This could cause a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

     Universal American's plan to resolve the Year 2000 issue involves the following phases: (1) the assessment phase, which determines the impact of the Year 2000 issue, (2) the remediation phase, which is the updating or modifying of affected systems, (3) the testing phase, which determines the effectiveness of the remediation phase, (4) the implementation phase, which applies all proven systems to the operating environment and (5) the contingency planning phase, which develops plans in the event that the Year 2000 issue was not appropriately addressed.

     Universal American has completed its assessment of the systems that could be significantly affected by the Year 2000 issue. The completed assessment indicated that Universal American's main policy administration system utilizes programs that were written using four digit codes to define the applicable year. This main policy administration system was tested to determine the system's ability to operate after January 1, 2000. Test results indicated that the system should continue to process transactions without disruption. Some of Universal American's computer programs used to process portions of Universal American's business outside of the main policy administration system were written using two digits rather than four to define the applicable year and therefore have to be modified or replaced. As a result, Universal American began a conversion process to bring all of Universal American's products onto its main policy administration system. All of Universal American's products were placed on this system by January 1, 1999.

     In addition to its policy administration system, Universal American performed assessments of other processing systems and determined that a claims paying system for a small block of business was not Year 2000 compliant. Universal American obtained the vendor upgrade for this system. It is anticipated that the installation, testing and implementation of this upgrade will be completed by March 31, 1999.

     Universal American recently acquired blocks of business (the First National and Dallas General blocks) and American Exchange. In connection with those acquisitions, Universal American has converted all of the acquired businesses into the Year 2000 compliant systems currently in place.

     In addition to resolving the internal Year 2000 issue, Universal American is working with all external organizations, business partners and vendors to assess Year 2000 issues associated with the exchange of electronic data. Universal American is in the process of testing the interfaces with these business partners. Universal American has also begun the process of obtaining Year 2000 readiness statements from all its external business partners to determine the extent to which Universal American might be vulnerable to those third parties' failure to remediate their own Year 2000 issues. There is no guarantee that the systems of other companies on which Universal American's systems rely will be timely converted and will not have an adverse effect on Universal American's systems.

     Universal American estimates that its plan to resolve the Year 2000 issue will be completed by March 31, 1999, which is prior to any anticipated impact on its operating systems, and that the Year 2000 issue should not pose significant operational problems for its computer systems. However, if Universal American's plan is not successfully implemented, the Year 2000 issue could have a material impact on the operations of Universal American.

     Universal American's plan includes the development of contingency plans for any significant risks that might result from the Year 2000 issue. As discussed above, Universal American is not presently aware of any specific significant business risk that it believes it is exposed to regarding the Year 2000 issue. Therefore, Universal American has not developed a contingency plan for the Year 2000 issue. Universal American will continue to monitor and assess risks for which contingency plans will be required.

     Currently, Universal American expects the Year 2000 project costs to be limited to the allocation of its data processing department resources, and significant external expenses are not expected. Accordingly, no specific budget for such costs has been allocated. The costs of the project and the date on which Universal American believes it will complete the Year 2000 modifications are based on management's best estimates, which were derived utilizing numerous assumptions of future events, including the continued availability of certain resources and other factors. There can be no guarantee that these estimates will be achieved and actual results could differ materially from those anticipated. Specific factors that might cause such material differences include, but are not limited to, the availability and cost of personnel trained in this area, the ability to locate and correct all relevant computer codes, and similar uncertainties.

INVESTMENTS

     Universal American's investment policy is to balance the portfolio between long-term and short-term investments so as to achieve investment returns consistent with the preservation of capital and maintenance of liquidity adequate to meet the payment of policy benefits and claims. Universal American invests in assets permitted under the insurance laws of the various states in which it operates; such laws generally prescribe the nature, quality of, and limitations on, various types of investments that may be made. Universal American currently engages the services of an investment advisor, Asset Allocation and Management Company, to manage Universal American's fixed maturity portfolio, under the direction and management of the Insurance Subsidiaries and in accordance with guidelines adopted by their respective boards of directors.

     Universal American has invested in a limited number of non-investment grade securities that provide higher yields than investment grade securities. As of September 30, 1998 and December 31, 1997, Universal American held unrated or less-than-investment grade corporate debt securities of approximately $2,047 and $2,616, respectively. These holdings amounted to 1.3% of total investments and 0.7% of total assets at September 30, 1998 compared to 1.6% of total investments and 1.0% of total assets at December 31, 1997.

     At September 30, 1998, all of Universal American's investments were income producing and current in interest and principal payments. In addition, Universal American has no investment in any derivative instruments or other hybrid securities that contain any off-balance sheet risk.

EFFECTS OF ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," which is required to be adopted in years beginning after June 15, 1999. Because of Universal American's minimal use of derivatives, management does not anticipate that the adoption of the new statement will have a significant effect on earnings or the financial position of Universal American.

     In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("Statement 131"), effective for years beginning after December 15, 1997. Statement 131 requires that a public company report financial and descriptive information about its reportable operating segments pursuant to criteria that differ from current accounting practice. Operating segments, as defined, are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision-makers in deciding how to allocate resources and in assessing performance and will be implemented by Universal American starting with December, 1998 financial statements. The financial information to be reported includes segment profit and loss, certain revenue and expense items and segment assets and reconciliations to corresponding amounts in the general purpose financial statements. Statement 131 also requires information about revenues from products or services, countries where Universal American has operations or assets, and major customers. The adoption of Statement 131 will not affect results of operations or financial position.

     As of January 1, 1998, Universal American adopted Statement 130, "Reporting Comprehensive Income." Statement 130 establishes new rules for the reporting and display of comprehensive income and its components; however, the adoption of this Statement had no impact on Universal American's net income or shareholders' equity. Statement 130 requires unrealized gains or losses on Universal American's available-for-sale securities, which prior to adoption were reported separately in shareholders' equity, to be included in other comprehensive income. Prior year financial statements have been reclassified to conform to the requirements of Statement 130.

                       UNIVERSAL AMERICAN FINANCIAL CORP.
                 SUPPLEMENTARY UNAUDITED FINANCIAL INFORMATION
                    (IN THOUSANDS EXCEPT FOR PER SHARE DATA)

     Summarized unaudited quarterly financial information for 1998, 1997, 1996 and 1995 is as follows:

                                                          THREE MONTHS ENDED
                                              ------------------------------------------
                                              MARCH 31    JUNE 30    SEPT. 30    DEC. 31
                                              --------    -------    --------    -------
1998
Total revenue...............................  $13,815     $14,331    $14,068
Operating income before income taxes........      774       1,260      1,018
Net income applicable to common
  shareholders..............................      425         701        564
Diluted earnings per share..................      .04         .06        .05
1997
Total revenue...............................  $12,885     $13,275    $14,030     $11,141
Operating income before income taxes........      560         709      1,238         705
Net income applicable to common
  shareholders..............................      370         413        726         362
Diluted earnings per share..................      .03         .04        .07         .04
1996
Total revenue...............................  $12,258     $11,737    $14,200     $15,192
Operating income (loss) before income
  taxes.....................................      328         187        150        (292)
Net income (loss) applicable to common
  shareholders..............................      282         123        101        (402)
Diluted earnings (loss) per share...........      .03         .01        .01        (.04)
1995
Total revenue...............................  $12,264     $12,519    $12,891     $12,138
Operating income before income taxes........      592       1,058        486         515
Net income applicable to common
  shareholders..............................      391         698        320       1,232
Diluted earnings per share..................      .03         .07        .03         .12

                              PENN UNION COMPANIES
                    SELECTED COMBINED FINANCIAL INFORMATION

     The following selected combined financial information is derived from combined financial statements of the Penn Union Companies. The financial statements for the three years ended December 31, 1995, 1996 and 1997 have been audited by KPMG LLP, independent auditors. The selected financial information as of September 30, 1998 and for the nine month periods ended September 30, 1997 and September 30, 1998 has been derived from unaudited combined financial statements of the Penn Union Companies, but includes all adjustments, including normally occurring accruals, that the Penn Union Companies consider necessary for fair presentation of the results of operations for the periods presented. The results of operations for the nine months ended September 30, 1998 are not necessarily indicative of the results that may be expected for the Penn Union Companies' fiscal year ended December 31, 1998. The information should be read in conjunction with the combined financial statements, related notes, and the more comprehensive historical financial information included as Annex E to this proxy statement. See "Penn Union Companies Management's Discussion and Analysis of Financial Condition and Results of Operations."

                            THE PENN UNION COMPANIES
                    SELECTED COMBINED FINANCIAL INFORMATION

                          INCOME STATEMENT INFORMATION
                                 (IN THOUSANDS)

                                             NINE MONTHS ENDED
                                               SEPTEMBER 30,             YEAR ENDED DECEMBER 31,
                                         -------------------------   -------------------------------
                                            1997          1998         1995       1996       1997
                                         -----------   -----------   --------   --------   ---------
                                         (UNAUDITED)   (UNAUDITED)
Direct premium and policyholder fees...   $243,851      $224,826     $161,188   $329,871   $ 326,096
Reinsurance premiums assumed...........      4,319         3,357        9,156     22,514       5,029
Reinsurance premiums ceded.............    (78,431)      (68,034)      (4,058)   (56,123)   (106,121)
                                          --------      --------     --------   --------   ---------
Net premium and policyholder fees
  earned...............................    169,739       160,149      166,286    296,262     225,004
Net investment income..................     36,209        36,720       30,572     48,113      47,405
Realized gains (losses) on
  investments..........................      5,342         2,568         (278)      (616)      4,795
Other income...........................     12,250         7,690        3,717      9,252      17,550
                                          --------      --------     --------   --------   ---------
  Total revenues.......................    223,540       207,127      200,297    353,011     294,754
                                          --------      --------     --------   --------   ---------
Total benefits, claims and other
  deductions...........................    203,332       295,375      153,397    298,937     262,860
                                          --------      --------     --------   --------   ---------
Operating income (loss) before taxes...     20,208       (88,248)      46,900     54,074      31,894
Net income (loss) after taxes..........   $ 15,955      $(57,392)    $ 27,432   $ 36,468   $  24,305

                           BALANCE SHEET INFORMATION
                                 (IN THOUSANDS)

                                                     AS OF
                                                 SEPTEMBER 30,       AS OF DECEMBER 31,
                                                 -------------    ------------------------
                                                     1998            1996          1997
                                                 -------------    ----------    ----------
                                                  (UNAUDITED)
Total investments..............................   $  707,652      $  651,061    $  674,749
Total assets...................................    1,143,232       1,226,372     1,266,182
Policy liabilities and accruals................      636,950         638,991       666,598
Business equity................................      441,895         483,179       498,840

                              PENN UNION COMPANIES
          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     For purposes of this management's discussion and analysis, the Penn Union Companies include the insurance operations of Pennsylvania Life, Penncorp Life, Union Bankers, Marquette, Peninsular and PennCorp Financial, Inc. The Penn Union Companies market and underwrite limited fixed-benefit accident and sickness products and, to a lesser extent, life and accumulation products through a sales force exclusive to the Penn Union Companies throughout the United States and Canada. All dollar amounts presented below are in thousands unless otherwise stated.

CAUTIONARY STATEMENTS

     The Penn Union Companies caution readers regarding certain forward-looking statements contained in the following discussion and elsewhere in this proxy statement and in any other oral or written statements, either made by, or on behalf of the Penn Union Companies, whether or not in future filings with the SEC. Forward-looking statements are statements not based on historical information. They relate to future operations, strategies, financial results or other developments. In particular, statements using verbs such as "expect," "anticipate," "believe," or similar words generally involve forward-looking statements. Forward-looking statements include statements that represent the Penn Union Companies' products, investment spreads or yields, or the earnings or profitability of the Penn Union Companies' activities.

     These forward-looking statements are subject to known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those contemplated by the forward looking statements. Such factors include, among other things: (1) general economic conditions and other factors, including prevailing interest rate levels and stock market performance, which may affect the ability of the Penn Union Companies to sell their products, the market value of the Penn Union Companies' investments and the lapse rate and profitability of policies; (2) the Penn Union Companies' ability to achieve anticipated levels of operational efficiencies and cost-saving initiatives and to meet cash requirements based upon projected liquidity sources; (3) customer response to new products, distribution channels and marketing initiatives; (4) mortality, morbidity, and other factors which may affect the profitability of the Penn Union Companies' insurance products; (5) changes in the federal income tax laws and regulations which may affect the relative tax advantages of some of the Penn Union Companies' products; (6) increasing competition in the sale of insurance and annuities; (7) regulatory changes or actions, including those relating to regulation of insurance products and of insurance companies; (8) ratings assigned to the Penn Union Companies' insurance companies by independent rating organizations such as A.M. Best; (9) the Penn Union Companies' ability to successfully complete their Year 2000 remediation efforts; (10) the completion, including obtaining required regulatory approvals, of the sale of the Penn Union Companies to Universal American; and (11) unanticipated litigation. There can be no assurance that other factors not currently anticipated by management will not also materially and adversely affect Penn Union Companies' results of operations.

RECENT DEVELOPMENTS

     On December 31, 1998, PFG, the ultimate parent of the Penn Union Companies, and several of PFG's subsidiaries entered into an acquisition agreement to sell the Penn Union

Companies to Universal American, in conjunction with Capital Z's simultaneous equity investment in Universal American. The purchase price is $175,000, consisting of $136,000 of cash and $39,000 original principal amount of subordinated notes. The purchase price may be increased or decreased under the terms of the acquisition agreement.

     To finance part of the transaction, Universal American will issue approximately $82,000 of new equity in the form of common stock to Capital Z and some agents and members of management of the Penn Union Companies at a price of $3.15 per share. In addition, Universal American may pay a portion of a transaction fee in its common stock to an affiliate of Capital Z.

     Universal American also intends to fund the transaction by borrowing $70,000, which has been committed by a syndicate of lenders arranged by CSI. The lenders will make an additional $10,000 available to Universal American on a revolving credit basis. In addition, Universal American will issue $39,000 original principal amount of subordinated notes to PFG or its subsidiaries. The subordinated notes will have an 8% coupon and a maturity of ten years. Interest on the subordinated notes may be paid in additional subordinated notes or in cash, at Universal American's option. The unpaid principal balance of and any accreted interest on the subordinated notes will be subject to offset in the event of adverse development in Pennsylvania Life's disability income claim reserve and for other indemnification claims, subject to specified limitations.

     The closing of the acquisition and the Capital Z Issuance is subject to certain closing conditions, including receipt of all required regulatory approvals. The Capital Z Issuance and the increase in the authorized shares of Universal American, which are conditions to closing the acquisition, require the approval of Universal American's shareholders. The parties expect the closing of the acquisition and the Capital Z Issuance to occur in May of 1999.

     The acquisition agreement contains other pre-closing restructuring provisions, including the termination of the current reinsurance agreements between Peninsular and Occidental Life Insurance Company of North Carolina ("Occidental"), an affiliate, relating to the assumption by Peninsular of Occidental's reserves and the establishment of a new reinsurance agreement, whereby Peninsular will cede 100% of its existing direct business to Occidental.

     In December 1998, Union Bankers signed a letter of intent to cede the remaining 20% of its Medicare supplement business to Cologne Life Reinsurance Company. The letter of intent also amends certain provisions of the existing contract. Universal American, at its option, has the ability to require Union Bankers to recapture the additional 20%. Management of the Penn Union Companies does not expect this transaction to have a material effect on the financial position of the Penn Union Companies.

RESULTS OF OPERATIONS

     Nine Months Ended September 30, 1998 and 1997

     For the nine months ended September 30, 1998, the Penn Union Companies incurred a net loss after federal income taxes of $57,392, compared to net income of $15,955 for the same period of the prior year. The operating loss before federal taxes amounted to $88,248 for the nine months ended September 30, 1998 compared to operating income of $20,208 in the same period in the prior year.

     REVENUES. Total revenues decreased by $16,413, or 7.3%, to $207,127 for the nine months ended September 30, 1998, compared to total revenues of $223,540 for the same period of the prior year.

     PREMIUMS AND POLICY AND PRODUCT CHARGES. Net premiums decreased by approximately $9,457, or 5.6%, to $158,995 for the nine months ended September 30, 1998, compared to $168,452 for the same period of the prior year. Premiums at Union Bankers decreased by $8,530. This decrease reflects the continued run-off of the Medicare and comprehensive blocks of business, due to the decision to not actively market these blocks of business at Union Bankers.

     Interest sensitive policy product charges decreased by $133 or 10.3% to $1,154 for the nine months ended September 30, 1998. This decrease reflects the continued run-off of this closed block of business. During 1997, the Penn Union Companies (primarily Constitution) ceased writing interest-sensitive life and annuity business.

     INVESTMENT INCOME AND NET REALIZED GAINS. Net investment income increased by $511, or 1.4%, to $36,720 for the nine months ended September 30, 1998 compared to $36,209 for the same period of the prior year.

     Realized gains on investments amounted to $2,568 for the nine months ended September 30, 1998 compared to realized gains of $5,342 for the same period of the prior year. Included in the 1997 amount are gains resulting from the liquidation of a significant portion of the equity securities held by Pennsylvania Life.

     OTHER INCOME. Other income decreased by $4,560, or 37.2%, to $7,690 for the nine months ended September 30, 1998 compared to $12,250 for the same period of the prior year. The amortization of the deferred revenue associated with the reinsurance of the Medicare supplement line of business amounted to $6,681 for the nine months ended September 30, 1998 compared to $11,204 for the same period of the prior year. The amortization is anticipated to continue to decrease as the block of business runs out.

     BENEFITS AND EXPENSES. Total benefits and expenses increased by $92,043, or 45.3% to $295,375 for the nine months ended September 30, 1998, compared to $203,332 for the same period of the prior year.

     Policyholder benefits incurred decreased by $8,972, or 8.0%, to $103,754 for the nine months ended September 30, 1998, compared to $112,726 in the prior year. The decrease relates primarily to the run-off of the Medicare supplement block of business. It is anticipated that the claims relating to this block will continue to decline. Also contributing to the decrease is a change in the mix of business at Pennsylvania Life, including less disability income written with lifetime benefits. Additionally, at Pennsylvania Life, the instant issue line has been discontinued and a home office underwritten product is being sold, reducing loss ratios.

     The change in liability for future policy benefits and other policy benefits for the nine months ended September 30, 1998 amounted to an increase of $34,626 compared to an increase of $3,557 for the same period of the prior year, generating an increase of $31,096. The Penn Union Companies have been closely monitoring the development of claims reserve experience. The methodology previously utilized has experienced what appears to be a deterioration of the adequacy of its claims reserves associated with its disability income products underwritten prior to PFG's ownership of Pennsylvania Life. During the first quarter of 1998, Pennsylvania Life recognized this trend and strengthened the reserves by approximately $3,000. During the three-month period ended June 30, 1998, Pennsylvania Life began a process to change its methodology in determining these reserves. As a result of the trends, Pennsylvania Life increased its claims reserve estimate by $20,000. The effect of the change in methodology is inseparable from the effect of the change in accounting estimate and is accordingly reflected in operations for the nine-month period ended

September 30, 1998. During 1998 the Penn Union Companies also refined their calculation of policy benefit reserves for long term care products which resulted in an increase of approximately $7,551.

     The amortization of present value of insurance in force and deferred policy acquisition costs increased by $66,426, or 228.0%, to $95,565 for the nine months ended September 30, 1998 compared to $29,139 for the same period of the prior year. The period ended September 30, 1998 includes an impairment loss related to deferred policy acquisition costs. During 1998, the Penn Union Companies' assumptions as to future morbidity have increased primarily as a result of adverse trends identified by the Penn Union Companies with respect to disability income claim reserves. Additionally, effective in 1998, Pennsylvania Life modified the commission structure and related participation in agency profitability. Based on a recoverability analysis, comparing future discounted cash flows from these blocks of business to the unamortized deferred policy acquisition costs, it was determined that the unamortized deferred policy acquisition costs for these blocks of business were not fully recoverable. This resulted in a charge to income and a reduction of unamortized deferred policy acquisition costs of $65,376.

     The amortization of costs in excess of net assets acquired was $4,167 for the nine months ended September 30, 1998 compared to $4,204 for the same period of the prior year, representing a decrease of 0.9%.

     Interest expense was $120 for the nine months ended September 30, 1998 compared to $151 for the same period of the prior year, representing a decrease of 20.5%. The interest expense relates to the imputed interest on a capitalized lease obligation. The lease agreement pertains to certain office furniture.

     Underwriting and other administrative expenses increased by $3,588, or 6.7%, to $57,143 for the nine months ended September 30, 1998 compared to $53,555 for the same period of the prior year. As a result of the Penn Union Companies' initiative to transfer administration of their comprehensive and Medicare supplement blocks of business to third party administrators, the Penn Union Companies recorded a pre-tax restructuring charge of $1,834 during 1998. The restructuring charge recognized primarily severance and related benefits incurred due to staff reductions. Through September 30, 1998, the Penn Union Companies have charged $1,308 against the accrual. As of September 30, 1998, the Penn Union Companies re-evaluated such charge and reduced accruals by $269. The Penn Union Companies also incurred additional period costs related to the transition to the third party administrators as well as the move of the financial operations of Constitution, Union Bankers and Marquette from Dallas to Raleigh. In addition, as a result of the above-mentioned modification to the compensation structure for Pennsylvania Life agents, certain agency field expenses are no longer paid directly by Pennsylvania Life. Instead, they are factored into the agency commissions. The impact of this change is a reduction in the level of deferrable acquisition costs, thus increasing expenses.

     Years Ended December 31, 1997 and 1996

     For the year ended December 31, 1997, the Penn Union Companies earned net income after federal income taxes of $24,305 compared to $36,468 in the prior year. Operating income before federal taxes amounted to $31,894 for the year ended December 31, 1997 compared to $54,074 in the prior year.

     REVENUES. Total revenues decreased by $58,257, or 16.5%, to $294,754 for the year ended December 31, 1997, compared to total revenues of $353,011 in the prior year.

     PREMIUMS AND POLICY AND PRODUCT CHARGES. Net premiums decreased by $70,226, or 23.9%, to $223,283 for the year ended December 31, 1997 compared to $293,509 in the prior year. Gross premiums of $324,375 for the year ended December 31, 1997 were consistent with the prior year. Assumed premiums decreased by $17,485 to $5,029 in 1997. This decrease relates primarily to a decrease in a block of life business assumed by Peninsular from an affiliate, Occidental. Ceded premiums increased $49,998 to $106,121 in 1997. This increase is primarily attributable to the Penn Union Companies' decision to reinsure 80% of their Medicare supplement line of business at Union Bankers with an unaffiliated reinsurer in July 1996. Premiums ceded under this treaty were $97,851 in 1997 compared to $49,726 in 1996.

     Interest sensitive policy product charges decreased by $1,032, or 37.5%, primarily due to the run-off of this block of business. During 1997, the Penn Union Companies (primarily Constitution) ceased writing interest sensitive life and annuity business.

     INVESTMENT INCOME AND NET REALIZED GAINS. Net investment income decreased by $708, or 1.5%, to $47,405 for the year ended December 31, 1997 compared to $48,113 in the prior year. Realized gains on investments amounted to $4,795 for the year ended December 31, 1997 compared to a realized loss of $616 in the prior year. Included in the 1997 amount are gains resulting from the liquidation of a significant portion of the equity securities held by Pennsylvania Life of $4,400.

     OTHER INCOME. Other income increased by $8,298, or 89.7%, to $17,550 for the year ended December 31, 1997 compared to $9,252 in the prior year. The amortization of the deferred revenue associated with the reinsurance of the Medicare supplement line of business amounted to $15,370 for the year ended December 31, 1997, compared to $6,880 in the prior year. This increase is the result of a full year of amortization of the deferred gain in 1997 compared to a half year of amortization in 1996, as the reinsurance was effective on July 1, 1996.

     BENEFITS AND EXPENSES. Total benefits and expenses decreased by $36,077, or 12.1%, to $262,280 for the year ended December 31, 1997, compared to $298,937 in the prior year.

     Policyholder benefits incurred decreased by $28,118, or 16.1%, to $147,055 for the year ended December 31, 1997, compared to $175,173 in the prior year. The increase in net Medicare supplement claims ceded at Union Bankers was approximately $32,766. This is the result of a full year of claims ceded under the treaty in 1997 compared to six months in the prior year. In addition, due to the run-off of this block of business, there was a decrease in the net claims and benefits retained of approximately $1,900. These decreases were offset by an increase of approximately $5,500 at Pennsylvania Life as a result of adverse experience on its accident and health line of business.

     The change in liability for future policy benefits and other policy benefits for the year ended December 31, 1997 amounted to a decrease of $2,604 compared to a decrease of $15,137 in the prior year generating an increase of $12,533. At Union Bankers, the change in reserves increased by $20,336. This is due to the decrease in reserves of approximately $11,933 as a result of the cession of the Medicare block of business in 1996, as well as other increases in reserves during 1997 of $8,403, including the strengthening of reserves relating to the comprehensive block of business of $5,900. In addition, the decrease of $14,424 from the prior year at Peninsular is due primarily to the 1996 assumption of a block of life business by Peninsular from Occidental, which increased reserves for that period. Lastly, at Pennsylvania Life, the change in the liability increased by $7,375. In 1997, the scheduled reserve releases relating to the conversion to the new valuation system were lower than the amount released in 1996 by $3,596. The remaining increase is due primarily to a reduction in the run-off of accident and health claims reserves during 1997.

     The amortization of present value of insurance in force and deferred policy acquisition costs increased by $1,169, or 3.0%, to $39,666 for the year ended December 31, 1997 compared to $39,487 in the prior year. In 1997, the amortization of deferred acquisition costs increased by $7,784 over 1996. The amortization in 1996 reflects the effects of purchase GAAP accounting in the prior year, which reduced the deferred acquisition cost asset for both Union Bankers and Constitution to zero. Continued growth in the deferred acquisition cost asset through current year capitalization accounts for the remaining increase. Offsetting the increase in deferred acquisition cost amortization was a decrease in the amortization of the present value of business acquired of $6,615. This decrease was due primarily to the reduction in the present value of in force in 1996 related to the 80% coinsurance of the Medicare supplement block of business at Union Bankers.

     The amortization of costs in excess of net assets acquired was $5,594 for the year ended December 31,1997 compared to $5,613 in the prior year, representing a decrease of 0.3%.

     Interest expense was $201 for the year ended December 31, 1997 compared to $179 in the prior year, representing an increase of 12.3%. The interest expense relates to the imputed interest on a capitalized lease obligation. The lease agreement pertains to certain office furniture.

     Underwriting and other administrative expenses decreased by $21,664, or 22.9%, to $72,948 for the year ended December 31, 1997 compared to $94,612 in the prior year. Commissions decreased by $13,683 related primarily to the cession of premium on the medicare block of business. In addition, expenses recovered under this reinsurance contract in 1997 were $4,600 greater than in the prior year. General expenses at Pennsylvania Life also declined by approximately $4,600 in 1997. This is due primarily to the non-recurring expense relating to the write-down of unrecoverable agent balances of approximately $3,300 in 1996.

     Years Ended December 31, 1996 and 1995

     For the year ended December 31, 1996, the Penn Union Companies earned net income after federal income taxes of $36,468, compared to $27,432 in the prior year. Operating income before federal taxes amounted to $54,074 for the year ended December 31, 1996 compared to $46,900 in the prior year.

     Pursuant to a stock acquisition agreement effective December 14, 1995, Constitution, and its affiliates, Union Bankers, Marquette and Southwestern Life Insurance Company ("Southwestern Life") were acquired by Southwestern Financial Corporation, a corporation organized by PFG and KB Investment Fund I, LP. Prior to December 14, 1995, Constitution, Union Bankers and Marquette were wholly-owned subsidiaries of Southwestern Life, whose ultimate parent was I.C.H. Corporation. Subsequently, on December 14, 1995, Constitution issued a surplus debenture in the amount of $80,000 to its former immediate parent, in exchange for all of the outstanding common stock of Union Bankers, including its wholly-owned subsidiary, Marquette. The fair value of the net assets of Constitution, Union Bankers and Marquette amounted to $25,967, resulting in $76,673 of costs in excess of net assets acquired which is being amortized over 30 years. The acquisition was accounted for as a purchase in accordance with generally accepted accounting principles and accordingly the purchase price was allocated to the assets and liabilities acquired based on estimates of their fair value as of the acquisition date, which became the new cost basis.

     The following unaudited pro forma financial information represents the Penn Union Companies' combined results of operations as if the acquisition of Constitution, Union Bankers and Marquette occurred as of January 1, 1995. This unaudited pro forma information has been prepared for comparative purposes only and does not purport to be indicative of what would have occurred had the acquisition been made as of January 1, 1995, or results which may occur in the future.

                                                     YEAR ENDED
                                                    DECEMBER 31,
                                                        1995
                                                    ------------
                                                    (UNAUDITED)
Total revenues..................................      $455,141
Income before taxes.............................        62,025
Net income......................................        36,427

     REVENUES. Total revenues increased by $152,714, or 76.2%, to $353,011 for the year ended December 31, 1996, compared to total revenues of $200,297 in the prior year.

     PREMIUMS AND POLICY AND PRODUCT CHARGES. Net premiums increased by $127,469, or 76.8%, to $293,509 for the year ended December 31, 1996, compared to $166,040 in the prior year. Net premiums earned by Constitution, Union Bankers and Marquette during 1996 added $127,092 to the Penn Union Companies.

     Interest sensitive policy product charges increased by $2,507, due to the acquisition of Constitution. The interest sensitive policy product charges earned by Constitution during 1996 added $2,307 to the Penn Union Companies.

     INVESTMENT INCOME AND NET REALIZED GAINS. Net investment income increased by $17,541, or 57.4%, to $48,113 for the year ended December 31, 1996 compared to $30,572 in the prior year. The net investment income earned by Constitution, Union Bankers and Marquette during 1996 added $18,486 to the Penn Union Companies. Realized losses on investments amounted to $616 for the year ended December 31, 1996 compared to realized losses of $278 in the prior year. The net realized gains earned by Constitution, Union Bankers and Marquette during 1996 was $692.

     OTHER INCOME. Other income increased by $5,535, or 148.9%, to $9,252 for the year ended December 31, 1996 compared to $3,717 in the prior year. The other revenue earned by Constitution, Union Bankers and Marquette during 1996 added $7,770 to the Penn Union Companies. The amortization of the deferred revenue associated with the reinsurance of the Medicare supplement line of business at Union Bankers amounted to $6,633 for the year ended December 31, 1996. This was offset by a reduction in other income at Pennsylvania Life of $1,600 due to a decrease in gains on trading securities of $2,303.

     BENEFITS AND EXPENSES. Total benefits and expenses increased by $145,540, or 94.9%, to $298,937 for the year ended December 31, 1996, compared to $153,397 in the prior year.

     Policyholder benefits incurred increased by $95,892, or 121.0%, to $175,173 for the year ended December 31, 1996, compared to $79,281 in the prior year. The policyholder benefits incurred by Constitution, Union Bankers and Marquette during 1996 added $99,181 to the Penn Union Companies. During 1996, Union Bankers entered into an 80% coinsurance contract to reinsure its Medicare block of business. This resulted in ceded claims of $22,062.

     The change in liability for future policy benefits and other policy benefits for the year ended December 31, 1996 amounted to a decrease of $15,137 compared to a decrease of $12,729 in the prior year generating a decrease of $2,408. The change in future policy benefits at Peninsular increased by $14,282, due primarily to an increase in the block of business assumed from Occidental. At Pennsylvania Life, the change in reserves increased over the prior year by $2,709, due primarily to the growth in the Canadian blocks of business. The decrease in the liability for Constitution, Union Bankers and Marquette during 1996 was $18,695.

     The amortization of present value of insurance in force and deferred policy acquisition costs increased by $14,105, or 57.8%, to $38,497 for the year ended December 31, 1996 compared to $24,392 in the prior year. Amortization of present value of insurance in force incurred by Constitution, Union Bankers and Marquette during 1996 added $13,203 to the Penn Union Companies.

     The amortization of costs in excess of net assets acquired increased by $2,561, or 83.9%, to $5,613 for the year ended December 31, 1996 compared to $3,052 in the prior year. This increase is due primarily to the amortization of the goodwill associated with the acquisition of Constitution, Union Bankers and Marquette on December 14, 1995.

     Interest expense was $179 for the year ended December 31, 1996. This reflects the imputed interest relating to the capitalized lease obligation. The lease agreement pertains to certain office furniture, which commenced in March 1996.

     Underwriting and other administrative expenses increased by $35,211, or 59.3%, to $94,612 for the year ended December 31, 1996 compared to $59,401 in the prior year. Underwriting and other administrative expenses incurred by Constitution, Union Bankers and Marquette during 1996 added $39,893 to the Penn Union Companies.

INCOME TAXES

     The effective tax rates for the nine months ended September 30, 1998 and 1997 and the years ended December 31, 1997, 1996 and 1995 were 35.0%, 21.0%,
23.8%, 32.6% and 41.5%, respectively. The permanent differences relate primarily to the deduction for tax purposes of the interest expense on the surplus notes of Constitution which are treated as deemed distributions and the change in the valuation allowance on the deferred tax assets.

     NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997. The increase in the effective tax rate to 35.0% for the nine months ended September 30, 1998 from 21.0% for the same period in the prior year is due primarily the effect of the reduction of the deferred acquisition cost asset at September 30, 1998 as well as the reserve adjustments. Those items significantly increased the net loss before taxes in relation to the permanent differences, therefore minimizing the effects of the permanent differences. However, the valuation allowance was increased during the period ended September 30, 1998 by $1,056 compared to a reduction of $448 for the same period in the prior year. This was due to an increase in foreign tax credits relating to the foreign operations of Pennsylvania Life that management believes may not be utilized in future periods.

     YEARS ENDED DECEMBER 31, 1997 AND 1996. During 1997, net income before taxes decreased by $22,180, amplifying the effects of the permanent differences. In addition, the valuation allowance was decreased by $525 during the year ended December 31, 1997 compared to an increase of $1,052 in the prior year. This decrease in the valuation allowance was based on management's belief that a greater portion of net operating losses and other credits would be utilized in future periods.

     YEARS ENDED DECEMBER 31, 1996 AND 1995. The decrease in the effective rate for the period ended December 31, 1996 is due primarily to addition of the permanent difference for the interest on the surplus notes at Constitution. This item was not included prior to the acquisition of Constitution, Union Bankers and Marquette at December 14, 1995. This decrease was offset, in part, by an increase in the net income before taxes.

INFLATION

     The Penn Union Companies sell fixed benefit insurance products, and to a lesser extent life and accumulation products. The fixed benefit products typically provide a predetermined fixed payment that will be paid under specified conditions. Fixed benefit products are not designed to provide reimbursement for medical and related costs incurred as a result of accident and sickness. Accordingly, payment amounts are not affected by the insured's actual cost of health care services. Because of the characteristics of their fixed benefit products, the Penn Union Companies believe that inflation does not have a material effect on their operations.

LIQUIDITY AND CAPITAL RESOURCES

     The Penn Union Companies that are insurance subsidiaries prepare their statutory financial statements in accordance with accounting practices prescribed or permitted by their respective state insurance departments. Prescribed SAP includes state laws, regulations, and general administrative rules, as well as a variety of publications of the NAIC. Permitted SAP encompass all accounting practices that are approved by insurance regulatory authorities; such practices differ from state to state, and may differ from company to company within a state, and may change in the future. The NAIC has a project to codify SAP, the result of which is expected to constitute the only source of prescribed SAP. Accordingly, that project will likely change to some extent prescribed SAP and may result in changes to the accounting practices that insurance enterprises use to prepare their statutory financial statements.

     Pennsylvania Life, Peninsular, Constitution, Union Bankers and Marquette are required to maintain minimum amounts of capital and surplus as determined by state regulatory authorities.

     Statutory capital and surplus of the insurance companies as reported to regulatory authorities at September 30, 1998 and December 31, 1997 and 1996 totaled $183,736, $226,312 and $220,653, respectively. Statutory net (loss) income of the insurance companies as reported to regulatory authorities totaled $(22,045) for the nine months ended September 30, 1998 and $9,469, $21,473 and $(25,171) for the years ended December 31, 1997 and 1996 and 1995, respectively.

     Pennsylvania Life's Canadian branch and Canadian subsidiary report to Canadian regulatory authorities based upon Canadian SAP that vary in some respects from U.S. SAP. Canadian net assets based upon Canadian SAP were $50,379, $51,428 and $51,567 as of September 30, 1998, December 31, 1997 and
December 31, 1996, respectively.

     Cash generated by the insurance companies included in the Penn Union Companies is made available to PFG, the ultimate parent, principally through periodic payments of principal and interest on surplus debentures, funded primarily by dividends from the insurance companies included in or owned by the Penn Union Companies.

     Dividend payments by insurance companies are limited by, or subject to, the approval of the insurance regulatory authority of each insurance company's state of domicile. Such dividend requirements and approval processes vary significantly from state to state. Currently, the insurance companies included in the Penn Union Companies are not able to pay dividends without prior approval from their respective insurance regulatory authorities.

     The surplus debentures in the amount of $105,750, $113,000, and $119,000 as of September 30, 1998 and December 31, 1997 and 1996, respectively, are excluded from net assets in the combined statements (see Note 1 on the basis of presentation). However, pursuant to the terms of the surplus debenture issued by Constitution to the benefit of Southwestern Life Companies, Inc., Constitution may make principal and interest payments to the extent that Constitution's surplus, plus liabilities relating to the surplus debentures, less the statutory carrying value of Southwestern Life and Union Bankers, exceeds $1,200. Constitution's surplus at September 30, 1998 was $154,799, of which $158,215 was attributable to its ownership of Southwestern Life and Union Bankers. Liabilities relating to the surplus debentures at September 30, 1998 were $6,059, representing accrued principal and interest. At September 30, 1998, Constitution was restricted from making the full payment on the surplus note and was in arrears with respect to principal in the amount of $3,625 and interest in the amount of $990. At December 31, 1997, Constitution's surplus was $174,715 of which $161,098 was attributable to its ownership of Southwestern Life and Union Bankers.

     Beginning in 1993, the NAIC imposed regulatory risk-based capital ("RBC") requirements on life insurance enterprises, including the insurance companies. The RBC model serves as a benchmark for the regulation of life insurance companies by state insurance regulators. RBC provides for targeted surplus levels based on formulas which specify various weighting factors that are applied to financial balances or various levels of activity based on the perceived degree of risk, and are set forth in the RBC requirements. Such formulas focus on four general types of risk: (a) the risk with respect to a company's assets (asset or default risk); (b) the risk of adverse insurance experience with respect to a company's liabilities and obligations (insurance or underwriting risk); (c) the interest rate risk with respect to a company's business (asset/liability matching); and (d) all other business risk (management, regulatory action, and contingencies). The amount determined under such formulas is called the authorized control level RBC ("ACLC").

     The RBC guidelines define specific capital levels based on a company's ACLC that are determined by the ratio of a company's total adjusted capital ("TAC") to its ACLC. TAC is equal to statutory capital, plus AVR and certain other specified adjustments. The specified capital levels, in declining order, and applicable ratios are generally as follows: "Company Action Level" where TAC is less than or equal to 2.0 times ACLC or the TAC is less than or equal to 2.5 times ACLC with a negative trend; "Regulatory Action Level" where TAC is less than or equal to 1.5 times ACLC; "Authorized Control Level" where TAC is less than or equal to 1.0 times ACLC; and "Mandatory Control Level" where TAC is less than or equal to 0.7 times ACLC. Companies at the Company Action Level are required to submit a comprehensive financial plan to the insurance commissioner of the state of domicile. Companies at the Regulatory Action Level are subject to mandatory examination or analysis by the commissioner and possible required corrective actions. At the Authorized Control Level, companies are subject to, among other things, the commissioner placing them under regulatory control. At the Mandatory Control Level, the insurance commissioner is required to place a company under regulatory control.

     At December 31, 1997 Pennsylvania Life's TAC was $44,224, with a negative trend, placing it within the Company Action Level. Should Pennsylvania Life need to substantially increase its claims reserves further, it is likely that Pennsylvania Life's risk-based capital ratio would materially decline, without further management action, to a level which could require certain actions be taken by the Commonwealth of Pennsylvania Insurance Department. See "-- Regulatory Matters" on page 95.

     On September 30, 1998, Pennsylvania Life entered into a reinsurance agreement with an unaffiliated reinsurer to coinsure certain in force individual life and health business written or acquired by Pennsylvania Life prior to January 1, 1998. In addition, as part of the acquisition agreement, PFG is required to deliver each of the PennLife Companies and the ConLife Companies to Universal American with minimum target capital and surplus amounts to ensure that each of the companies are above the Company Action Level. The aggregate capital and surplus requirements for the PennLife Companies and the ConLife Companies must equal the sum of $72.3 million plus the earnings of the PennLife Companies and the ConLife Companies from January 1, 1999 to the closing of the acquisition. To achieve this, several actions are planned. These actions include the sale of Penncorp Life by Pennsylvania Life to PFG for fair value; the replacement, by PFG, of certain non-performing assets held by the Penn Union Companies with investment grade bonds assigned an NAIC rating of 1 or 2; and the reallocation of capital.

     Attaining and maintaining the required RBC levels depends on future events and circumstances, the outcome of which cannot be assured and the ultimate outcome cannot be presently determined. Accordingly, no adjustments that may result from the ultimate resolution of this uncertainty have been made in the accompanying financial statements. Management presently believes that it will implement its plan and meet and maintain RBC requirements.

     At December 31, 1997, Union Bankers, Constitution, Peninsular, and Marquette's total adjusted capital place them above the Company Action Level.

INVESTMENTS

     The Penn Union Companies' investment policy is to balance the portfolio between long-term and short-term investments so as to achieve investment returns consistent with the preservation of capital and maintenance of liquidity adequate to meet the payment of policy benefits and claims. The Penn Union Companies invest in assets permitted under the insurance laws of the various states in which they operate; such laws generally prescribe the nature, quality of and limitations on various types of investments that may be made. The Penn Union Companies currently engage the services of an investment advisor to manage their investment portfolio, under the direction and management of the Penn Union Companies and in accordance with guidelines adopted by their respective boards of directors.

     The Penn Union Companies have invested in a limited number of non-investment grade securities that provide higher yields than investment grade securities. As of September 30, 1998 and December 31, 1997, the Penn Union Companies held unrated or less-than investment grade securities with fair values of $21,557 and $25,668, respectively. These holdings amounted to 3.2% of total investments and 1.9% of total assets at September 30, 1998 compared to 3.9% of total investments and 2.0% of total assets at December 31, 1997. The Penn Union Companies had non-income producing securities with fair values of $1,929 and $1,948 at September 30, 1998 and December 31, 1997, respectively.

     The Penn Union Companies have no investments in any derivative instruments or other hybrid securities that contain any off balance sheet risk.

IMPACT OF YEAR 2000

     Many computer and software programs were designed to accommodate only two digit fields to represent a given year (e.g., "98" represents 1998). It is highly likely that such systems will not be able to accurately process data containing date information for the year 2000 and beyond. The Penn Union Companies are highly reliant upon computer systems and software as are many of the businesses with which the Penn Union Companies interact. The Penn Union Companies' ability to service their policyholders and agents is dependent upon accurate and timely transaction reporting. Transaction reporting in turn is dependent upon the Penn Union Companies' highly complex interdependent computer hardware, software, telecommunications and desktop applications. The inability of the Penn Union Companies or any of their integral business partners to complete Year 2000 remediation efforts associated with these highly complex and interdependent systems could lead to a significant business interruption. Such an interruption could result in a decline in current and long-term profitability and business franchise value.

     The Penn Union Companies' plan to resolve the Year 2000 issue involves the following phases: (1) the assessment phase, (2) the remediation phase which is the upgrading or modifying of affected systems, (3) the testing phase which determines effectiveness of the remediation phase, (4) the implementation phase which applies all proven systems to the operating environment and (5) the contingency planning phase which develops plans in the event that the Year 2000 issue was not appropriately addressed.

     The Penn Union Companies believe that they have substantially completed their Year 2000 assessment and remediation efforts, which will be subject to ongoing tests for the remainder of 1999.

     In addition to addressing the internal Year 2000 issue, the Penn Union Companies are working with critical external organizations, business partners and vendors to assess Year 2000 issues associated with the exchange of electronic data. The Penn Union Companies are in the process of testing the interfaces with these business partners. The Penn Union Companies have obtained Year 2000 readiness statements from their critical external business partners to determine the extent to which the Penn Union Companies might be vulnerable to those third parties' failure to remediate their own Year 2000 issues. There is no guarantee that the systems of other companies on which the Penn Union Companies' systems rely will be timely converted and will not have an adverse effect on the Penn Union Companies' systems.

     The Penn Union Companies, based upon internal assessment, believe that they were 92.5% complete with respect to their Year 2000 remediation efforts of critical business systems as of September 30, 1998. As of December 31, 1998, the Penn Union Companies believe that their critical business systems are Year 2000 compliant. However, if the Penn Union Companies' plan is not successfully implemented, the Year 2000 issue could have a material impact on the operations of the Penn Union Companies.

     The Penn Union Companies' plan includes the development of contingency plans for any significant risks that might result from the Year 2000 issue. As discussed above, the Penn Union Companies are not presently aware of any specific significant business risk that they believe they are exposed to regarding the Year 2000 issue. Although the Penn Union Companies believe that the Year 2000 issues should not cause a material disruption to their business, they have developed various contingency plans and proposed action steps associated with remediation tasks which the Penn Union Companies believe are at a higher risk for potential failure. However, the Penn Union Companies will continue to monitor and assess risks which may require modification to the current contingency plans.

     The Penn Union Companies have engaged certain outside vendors and focused certain employees' full time efforts to help in their Year 2000 initiative. This includes systems assessment and monitoring advice, actual code remediation, communication and consultation with critical business partners and additional data center and testing resources. The Penn Union Companies are projecting to incur internal and external costs associated with such expertise of approximately $2,606, to be incurred primarily during 1998 and early 1999. The Penn Union Companies estimate that they have incurred internal and external costs aggregating $1,858 through September 30, 1998.

     Although the Penn Union Companies believe that their operating companies, outside vendors and most critical business partners will be sufficiently compliant that the Year 2000 issue should not cause a material disruption in the Penn Union Companies' business, there can be no assurance that there will not be material disruptions to the Penn Union Companies' business or an increase in the cost of doing business.

OTHER COMMITMENTS AND CONTINGENCIES

     PFG, the parent of the Penn Union Companies, and two current or former PFG directors and officers have been named as defendants in ten class-action securities complaints (collectively, the "Complaints") filed in the United States District Court for the Southern District of New York. The Complaints are brought on behalf of certain purchasers of PFG's common stock and subordinated notes. The Complaints charge PFG and such officers and directors with violations of federal securities laws. Plaintiffs seek to recover damages in unspecified amounts on behalf of themselves and all other purchasers of PFG's common stock and subordinated notes during various periods. All parties have agreed to the consolidation of all of the above actions and the court appointed lead plaintiffs on behalf of the shareholders and noteholders. Additional information with respect to the Complaints is included in PFG's Form 10-Q, for the period ended September 30, 1998, on file with the SEC.

     Presently, none of the Penn Union Companies have been specifically named in the above Complaints. In addition, PFG has agreed to indemnify Universal American in specified circumstances for liabilities of the Penn Union Companies, if any, in connection with the Complaints.

     While it is not feasible to predict or determine the final outcome of these proceedings or to estimate the amount or potential range of loss with respect to these matters, management believes that an adverse outcome with respect to such proceedings would not have a material adverse impact on the financial condition, results of operations or cash flows of the Penn Union Companies.

     On July 30, 1998, the SEC notified PFG that it had commenced a formal investigation into possible violations of the federal securities laws including matters relating to PFG's restatement of its financial statements for the first nine months of 1997, and for the years ended December 31, 1996, 1995, and 1994. PFG and its management are fully cooperating with the SEC in its investigation.

     Certain lawsuits have been brought against the Penn Union Companies in the normal course of the insurance business involving the settlement of various matters and seeking compensatory and in some cases punitive damages. Management of the Penn Union Companies believes that the ultimate settlement of all such litigations will not have a materially adverse effect on the Penn Union Companies' combined financial position or results of operations. PFG has also agreed to indemnify Universal American for any liabilities of the Penn Union Companies, if any, in connection with these lawsuits or the SEC investigation.

     The life insurance companies are required to be members of various state insurance guaranty associations in order to conduct business in those states. Those associations have the authority to assess member companies in the event that an insurance company conducting business in that state is unable to meet its policyholder obligations. In some states, these assessments can be partially recovered through a reduction in future premium taxes. The insurance subsidiaries paid assessments of $292 through September 30, 1998, and $787, $541 and $435 for the years ended December 31, 1997, 1996 and 1995, respectively. Based on information currently available, the insurance subsidiaries have determined that no accrual is necessary at September 30, 1998 for future assessments, net of future premium tax reductions.

REGULATORY MATTERS

     The Texas Department of Insurance is conducting its regularly scheduled triennial examinations of Constitution, Union Bankers, and Marquette.

     The Commonwealth of Pennsylvania Insurance Department is in the process of completing its examination of Pennsylvania Life as of December 31, 1996. The Department has indicated that Pennsylvania Life's historical method of calculating statutory claims reserves may not have provided the most accurate determination of claims reserve estimates. Pennsylvania Life is completing the process of establishing the methodology for its claims reserves on a statutory basis. The new methodology will likely produce materially different claims reserve estimates. Based upon preliminary findings, Pennsylvania Life increased its statutory claims reserve estimates above historical levels by approximately $20,000 during the three month period ended September 30, 1998. On February 5, 1999, management met with the Commonwealth of Pennsylvania Insurance Department to discuss establishing the methodology to determine claim reserves as of December 31, 1998. Management has requested permission to use Pennsylvania Life's own termination rate experience and other assumptions. Depending on the level of Pennsylvania Life's experience considered as compared to reserves calculated with a strict interpretation of certain model regulations, an additional reserve increase in the range of zero to $25,000 would be recorded. Should the Commonwealth of Pennsylvania Insurance Department grant the permitted practices as of December 31, 1998, there is no guarantee that the permitted practices would be reapproved in future periods. Pennsylvania Life is awaiting the results of the Commonwealth of Pennsylvania Insurance Department's review and conclusion as to the permitted practices with respect to establishing the methodology for claim reserves. Should Pennsylvania Life need to substantially increase its claims reserves, it is likely that Pennsylvania Life's risk-based capital ratio would materially decline, without further management action, to a level which could require certain actions be taken by the Commonwealth of Pennsylvania Insurance Department.

     Additionally, on September 30, 1998, Pennsylvania Life entered into a reinsurance agreement with an unaffiliated reinsurer which allows Pennsylvania Life to maintain sufficient statutory capital and surplus. Should Pennsylvania Life need to substantially increase its claims reserves estimates further it is likely that Pennsylvania Life's RBC ratios would decline, without further management action, to a level which could require certain actions be taken by the Commonwealth of Pennsylvania Insurance Department. The Penn Union Companies continue to closely monitor Pennsylvania Life's RBC ratios.

EFFECTS OF ACCOUNTING PRONOUNCEMENTS

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 defines derivative instruments and provides comprehensive accounting and reporting standards for the recognition and measurement of derivative and hedging activities, including certain instruments embedded in other contracts. It requires derivatives to be recorded in the balance sheet at fair value and establishes criteria for hedges of changes in the fair value of assets, liabilities or firm commitments, hedges of variable cash flows of forecasted transactions, and hedges of foreign currency exposures of net investments in foreign operations. Changes in the fair value of derivatives not meeting specific hedge accounting criteria would be recognized in the Combined Statement of Income. SFAS No. 133 is effective for all fiscal quarters of all years beginning after June 15, 1999. The Penn Union Companies are evaluating SFAS No. 133 and have not determined its effect on the combined financial statements.

     In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." This SOP provides guidance for determining whether cost of software developed or obtained for internal use should be capitalized or expensed as incurred. In the past, the Penn Union Companies have expensed such costs as they were incurred. This SOP is effective for fiscal years beginning after December 15, 1998. The Penn Union Companies are currently evaluating the financial impact as well as the changes to their related disclosures.

     In February 1998, the FASB adopted SFAS No. 132 "Employers' Disclosures about Pensions and other Postretirement Benefits." SFAS No. 132 is effective for fiscal years beginning after December 31, 1997. Earlier application is encouraged. Restatement of disclosures for earlier periods provided for comparative purposes is required. SFAS No. 132 standardizes employers' disclosures about pension and other post-retirement benefits, requires additional information on changes in the benefit obligations and fair values of plan assets to facilitate financial analysis, and eliminates certain irrelevant disclosures. The Penn Union Companies are currently evaluating the necessary changes to their related disclosures.

     In December 1997, the AICPA issued SOP 97-3. SOP 97-3 provides: (1) guidance for determining when an entity should recognize a liability for guaranty-fund and other insurance-related assessments, (2) guidance on how to measure the liability, (3) guidance on when an asset may be recognized for a portion or all of the assessment liability or paid assessment that can be recovered through premium tax offsets or policy surcharges, and (4) requirements for disclosure of certain information. This SOP is effective for financial statements for fiscal years beginning after December 15, 1998. Early adoption is encouraged. Previously issued annual financial statements are not restated. The Penn Union Companies will report the effect of initially adopting this SOP in a manner similar to the reporting of a cumulative effect of a change in accounting principle. The Penn Union Companies are currently evaluating the financial impact, which is expected to be immaterial, as well as the changes to their related disclosures which the Penn Union Companies anticipate will be included in the annual financial statements as of and for the twelve month period ended December 31, 1998.

     SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," was issued in June 1997 by the FASB. This statement requires that companies disclose segment data on the basis that is used internally by management for evaluating segment performance and allocating resources to segments. This statement requires that a company report a measure of segment profit or loss, certain specific revenue and expense items, and segment assets. It also requires various reconciliations of total segment information to amounts in the combined financial statements. The Penn Union Companies currently operate under one segment. The footnote disclosure requirements of SFAS No. 131 are effective for fiscal years beginning after December 15, 1997.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

     You should rely only on the information provided in this proxy statement. We have not authorized anyone else to provide you with any information that differs from or adds to the information in this proxy statement or in the documents we publicly file with the SEC. Therefore, if anyone does give you different or additional information, you should not rely on it. You should not assume that the information in this proxy statement is accurate as of any date other than the date on the front of this document.

     A copy of the 1997 Annual Report to shareholders is available from Universal American. Universal American has also filed with the Commission its Annual Report on Form 10-K for the fiscal year ended December 31, 1997. Each Annual Report contains information concerning Universal American and its operations. A COPY OF EITHER REPORT WILL BE FURNISHED TO SHAREHOLDERS WITHOUT CHARGE UPON REQUEST IN WRITING TO: Robert A. Waegelein, Senior Vice President and Chief Financial Officer, at the offices of Universal American, Six International Drive, Rye Brook, New York 10573. Such reports are not a part of this proxy statement.

                            PROXIES AND SOLICITATION

     Proxies for the special meeting are being solicited by mail directly and through brokerage and banking institutions. Universal American will pay all expenses in connection with the solicitation of proxies. In addition to the use of the mails, proxies may be solicited by directors, officers and regular employees of Universal American personally or by telephone. Universal American may reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their expenses in sending proxy materials to principals and obtaining their proxies.

     Shareholder proposals with respect to Universal American's next annual meeting should have been received by Universal American no later than February 1, 1999 to be considered for inclusion in Universal American's next proxy statement.

                                    ANNEXES

     Annex A -- The Share Purchase Agreement -- Share Purchase Agreement dated as of December 31, 1998 between Universal American and Capital Z

     Annex B -- The Acquisition Agreement -- Purchase Agreement dated December
                31, 1998 between Universal American, PFG and several of PFG's subsidiaries

     Annex C -- Opinion of Advest, Inc.

     Annex D -- Proposed Amended and Restated Certificate of Incorporation of
                Universal American

     Annex E -- Financial Information

                                                                         ANNEX A

                            SHARE PURCHASE AGREEMENT

                                    BETWEEN

                       UNIVERSAL AMERICAN FINANCIAL CORP.

                                      AND

                   CAPITAL Z FINANCIAL SERVICES FUND II, L.P.

                            ------------------------

                         DATED AS OF DECEMBER 31, 1998
                            ------------------------

                               TABLE OF CONTENTS

                                                                    PAGE
                                                                    ----
ARTICLE I

THE TRANSACTIONS..................................................   A-1
1.1   Purchase and Sale...........................................   A-1
1.2   Closing Matters.............................................   A-2
1.3   The Closing.................................................   A-2
1.4   Fee.........................................................   A-2
1.5   PennCorp Purchase Agreement.................................   A-2
1.6   Per Share Purchase Price Adjustment.........................   A-3

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER...................   A-5
2.1   Organization................................................   A-5
2.2   Authority...................................................   A-5
2.3   No Violation................................................   A-5
2.4   Brokers.....................................................   A-6
2.5   Funds Available.............................................   A-6
2.6   Securities Act Representation...............................   A-6

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY.....................   A-6
3.1   Corporate Organization......................................   A-6
3.2   Subsidiaries................................................   A-6
3.3   Capital Stock...............................................   A-7
3.4   Books and Records...........................................   A-7
3.5   Newly Issued Shares.........................................   A-7
3.6   Authority for and Title to Properties.......................   A-8
3.7   Authority...................................................   A-8
3.8   No Violation................................................   A-8
3.9   SEC Filings.................................................   A-9
3.10  SAP Financial Statements; Reserves..........................  A-10
3.11  Litigation..................................................  A-11
3.12  Compliance with Laws........................................  A-11
3.13  No Material Adverse Change..................................  A-11
3.14  Private Offering............................................  A-11
3.15  Taxes.......................................................  A-12
3.16  Brokers.....................................................  A-12
3.17  Certain Agreements..........................................  A-12
3.18  Year 2000 Compliance........................................  A-13
3.19  Insurance and Reinsurance...................................  A-13
3.20  Employee Benefit Plans......................................  A-13
3.21  Labor Relations.............................................  A-14
3.22  Potential Conflicts of Interest.............................  A-15
3.23  Representations and Warranties on Closing Date..............  A-15

                                                                    PAGE
                                                                    ----
ARTICLE IV

COVENANTS AND AGREEMENTS..........................................  A-15
4.1   Conduct of Business Prior to the Closing; Management of the
      Company.....................................................  A-15
4.2   Proxy Statement and Meeting of Company's Shareholders.......  A-16
4.3   Further Assurances..........................................  A-17
4.4   Indemnification by the Company..............................  A-17
4.5   Indemnification by the Purchaser............................  A-18
4.6   Limitations on Indemnification..............................  A-18
4.7   Disclosure Supplements......................................  A-19
4.8   Additional Indemnification Obligation.......................  A-19
4.9   Consents....................................................  A-20
4.10  Use of Proceeds.............................................  A-20
4.11  HSR Reports.................................................  A-21
4.12  Exclusivity.................................................  A-21
4.13  SEC Filings and Annual Statements...........................  A-21
4.14  Amendment or Termination of Purchase Agreement..............  A-21
4.15  Actions Relating to the PennCorp Purchase Agreement.........  A-21
4.16  Registration Rights Agreement...............................  A-21
4.17  Shareholders Agreement......................................  A-21
4.18  Employment Agreement........................................  A-22

ARTICLE V

CONDITIONS PRECEDENT..............................................  A-22
5.1   Conditions to Each Party's Obligations......................  A-22
5.2   Conditions to the Obligations of the Company................  A-22
5.3   Conditions to the Obligations of the Purchaser..............  A-23

ARTICLE VI

MISCELLANEOUS.....................................................  A-24
6.1   Termination.................................................  A-24
6.2   Amendment...................................................  A-24
6.3   Waiver......................................................  A-24
6.4   Survival....................................................  A-24
6.5   Notices.....................................................  A-24
6.6   Headings; Agreement.........................................  A-25
6.7   Publicity...................................................  A-25
6.8   Entire Agreement............................................  A-26
6.9   Assignment..................................................  A-26
6.10  Counterparts................................................  A-26
6.11  Governing Law...............................................  A-26
6.12  Third Party Beneficiaries...................................  A-26
6.13  Costs and Expenses..........................................  A-26
6.14  Specific Performance........................................  A-26

EXHIBITS

Exhibit
  A       PennCorp Purchase Agreement
Exhibit
  B       Chase Commitment Letter
Exhibit
  C       Form of Registration Rights Agreement
Exhibit
  D       Form of Shareholders Agreement
Exhibit
  E       Form of Opinion of Simpson Thatcher & Bartlett

     [Exhibits have been intentionally omitted for purposes of this proxy statement]

                            SHARE PURCHASE AGREEMENT

     SHARE PURCHASE AGREEMENT ("Agreement"), dated as of December 31, 1998, between Universal American Financial Corp., a New York corporation (the "Company"), and Capital Z Financial Services Fund II, L.P., a Bermuda limited partnership (the "Purchaser").

                                R E C I T A L S:

     WHEREAS, the Purchaser wishes to purchase from the Company, and the Company wishes to issue and sell to the Purchaser, the number of shares of common stock, par value $.01 per share (the "Common Stock"), of the Company set forth in
Section 1.1 below, on the terms and subject to the conditions set forth herein;

     WHEREAS, the Purchaser, together with the Company, has participated in the negotiation of a Stock Purchase Agreement (the "PennCorp Purchase Agreement") to be entered into between the Company and PennCorp Financial Group, Inc. ("PennCorp"), pursuant to which the Company will acquire (the "Acquisition") certain subsidiaries and assets of PennCorp (the "PennCorp Subsidiaries");

     WHEREAS, concurrently with the execution of this Agreement, the Company and PennCorp are entering into the PennCorp Purchase Agreement, a copy of which is attached hereto as Exhibit A;

     WHEREAS, concurrently with the execution of this Agreement, the Company, Chase Manhattan Bank, N.A. ("Chase") and Chase Securities Inc. ("CSI") are entering into a Commitment Letter (the "Chase Commitment Letter"), a copy of which is attached hereto as Exhibit B, for a term loan facility and a revolving credit facility (the "Chase Facility");

     WHEREAS, the proceeds of the Chase Facility, together with the proceeds of the issuance and sale of the Shares to the Purchaser are intended to be used to consummate the Acquisition.

     WHEREAS, the Board of Directors of the Company (the "Board of Directors") has approved this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth herein.

                               A G R E E M E N T:

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions contained herein, the sufficiency of which is hereby acknowledged, and in order to set forth the terms and conditions of the transactions described herein and the mode of carrying the same into effect, the parties hereby agree as follows:

                                   ARTICLE I

                                THE TRANSACTIONS

     1.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, the Purchaser agrees to purchase from the Company and the Company agrees to issue and sell to the Purchaser (the "Purchase") at the Closing (as defined below) an aggregate of Twenty Six Million Thirty One Thousand Seven Hundred Forty Six (26,031,746) shares of Common Stock at a purchase price per share equal to Three Dollars and Fifteen Cents ($3.15), for an aggregate purchase price equal to Eighty Two Million Dollars ($82,000,000), in each case subject to adjustment as provided in Section 1.6 below. The number of shares of Common Stock to be purchased at $3.15 per share by the Purchaser and the aggregate purchase price to be paid by the Purchaser will be reduced by the aggregate number of shares of Common Stock purchased at or prior to the Closing (defined below) by certain members of management of the Company and certain agents of the Company (the "Management Investors") and the aggregate purchase price paid for such shares by such Management Investors pursuant to subscription agreements entered into between the Company and such Management Investors (which will be in form and substance reasonably satisfactory to the Purchaser). Notwithstanding the foregoing, the aggregate purchase price paid by the Purchaser will be at least Sixty Two Million Five Hundred Thousand Dollars ($62,500,000) for which the Purchaser will receive Nineteen Million Eight Hundred Forty One Thousand Two Hundred Seventy (19,841,270) shares of Common Stock at a purchase price per share equal to $3.15, subject to adjustment as provided in Section 1.6. The shares of Common Stock to be purchased by the Purchaser under this Agreement, after the adjustments, if any, made as described above and in Section 1.6, are referred to as the "Shares," and the aggregate purchase price actually paid by the Purchaser as reduced by the purchase price paid by the Management Investors as contemplated above is referred to as the "Purchase Price."

     1.2 Closing Matters. At the Closing, the Purchaser shall wire transfer or otherwise make available in same day funds to the Company the Purchase Price and the Company shall deliver to the Purchaser certificates representing the Shares.

     1.3 The Closing. Subject to the fulfillment of the conditions precedent specified in Article V hereof (any or all of which may be waived in writing by the respective parties whose performance is conditioned upon satisfaction of such conditions precedent), the purchase and sale of the Shares shall be consummated (the "Closing") simultaneously with the closing of the Acquisition in accordance with Section 7.1 of the PennCorp Purchase Agreement (the "Closing Date").

     1.4 Fee. If the transactions contemplated by this Agreement are consummated and the Purchase occurs, the Company shall pay to Capital Z Management, Inc. at the Closing by wire transfer of immediately available funds to an account or accounts designated by Capital Z Management, Inc. a transaction fee (the "Fee") equal to Five Million Dollars ($5,000,000); provided, that the Purchaser may elect to receive up to One Million Three Hundred Seventy Five Thousand Dollars ($1,375,000) of such Fee in a number of shares of Common Stock equal to the amount elected by the Purchaser divided by the per Share purchase price (as adjusted pursuant to Section 1.6); provided, further, however, that no Fee is payable if the transactions contemplated by this Agreement are not consummated.

     1.5  PennCorp Purchase Agreement.

     (a) The parties hereto understand that the purpose of this Agreement is to enable the Company to have funds necessary for the Acquisition.

     (b) Notwithstanding anything in this Agreement to the contrary, neither party hereto makes any representation or warranty of any type with respect to PennCorp or any PennCorp Subsidiary. Neither party hereto has made any inducements to the other with respect to the PennCorp Purchase Agreement or to the status, prospects or profitability of the PennCorp Subsidiaries.

     (c) The Purchaser and the Company agree that, in the event that (i) the PennCorp Purchase Agreement is terminated under Section 9.1 thereof and (ii) the Purchaser and the Company supply to PennCorp an invoice or invoices identifying their costs and expenses pursuant to Section 9.2 thereof, the Purchaser and the Company will cooperate with each other to prepare such invoice or invoices (and collect all supporting information), which invoice or invoices will clearly (i) distinguish between amounts owed by PennCorp to the Purchaser and amounts owed by PennCorp to the Company and (ii) identify the account or accounts of the Purchaser into which payment by PennCorp should be made to the Purchaser and the account or accounts of the Company into which payment by PennCorp should be made to the Company.

The Purchaser and the Company agree to work together to ensure that payment by PennCorp is made in accordance with the invoice or invoices provided to it by the Purchaser and the Company, including, to the extent necessary, transferring money to each other in the amount of any overpayment by PennCorp to one party and underpayment by PennCorp to the other so as either (i) to cause each of the Purchaser and the Company to be reimbursed for all of such party's reimbursable costs and expenses or (ii) if the amount paid or payable by PennCorp is insufficient fully to reimburse all of the Purchaser's and the Company's reimbursable costs and expenses, ratably in proportion to each party's total expenses.

     1.6  Per Share Purchase Price Adjustment.

     (a) If between the date hereof and the Closing the Purchaser believes that an MAE Event (defined below) has occurred, the Purchaser shall promptly deliver to the Company, before the Closing, a written notice (the "MAE Notice") setting forth in reasonable detail the grounds for its belief that an MAE Event has occurred and the diminution in the value of the Company the Purchaser believes has or will occur as a result of such MAE Event. "MAE Event" means any one (or a series of related) event(s), condition(s) or circumstance(s) occurring after the date hereof and before the Closing Date that has had, or is reasonably likely to have, an adverse impact on the business, results of operations or financial condition of the Company and its Subsidiaries (taken as a whole) that would reduce the value of the Company and its Subsidiaries (taken as a whole) by an amount in excess of $3 million (assuming the Benchmark Value set forth on Schedule 1.6).

     (b) Promptly following the delivery of the MAE Notice (if any) by the Purchaser, the Purchaser and the Company will begin good faith negotiations to agree on a mutually acceptable adjustment to the per share purchase price to be paid by Purchaser (it being understood by both parties that any such adjustment will be determined in accordance with paragraph (d) below). If within 10 business days following the inception of negotiations the parties have not agreed on a mutually acceptable adjustment to the per share purchase price, such disagreement will be submitted for resolution to, and the amount of the adjustment, if any, will be determined by PricewaterhouseCoopers (the "Settlement Valuator") (or if PricewaterhouseCoopers is not available, such other independent accounting firm of national reputation selected by the mutual agreement of the Purchaser and the Company or, if the Purchaser and the Company cannot agree, a nationally recognized accounting firm or investment bank selected by PricewaterhouseCoopers. The Purchaser and the Company will cooperate with the Settlement Valuator and will proceed in good faith to cooperate with the Settlement Valuator to resolve any such disagreement within 45 days after such disagreement is submitted to the Settlement Valuator (the "Settlement Date"). The Purchaser and the Company will each pay one-half of the fees and expenses of the Settlement Valuator.

     (c) Promptly (but in any event within 10 business days) following the submission of any dispute to the Settlement Valuator, the Purchaser and the Company shall each deliver to the Settlement Valuator and the other party a statement setting forth in reasonable detail (with such supporting data as such party deems appropriate), its determination of the adjustment to the per share purchase price to be paid by Purchaser (the "Per Share Purchase Price Adjustment"). The Settlement Valuator, in its reasonable discretion, will determine (i) the nature and extent of the participation by the Purchaser and the Company and their respective agents in connection with any disagreement submitted to the Settlement Valuator for resolution and (ii) the nature and extent of information, whether documentary or by live witness, that the Purchaser and the Company may submit to the Settlement Valuator for consideration in connection with such resolution. The Settlement Valuator's resolution of any such disagreement, with respect to dollar amounts, must fall within the range of the disputed amounts stated by the Purchaser and the Company in the statements supplied by them to the Settlement Valuator pursuant to this
Section 1.6(c) and will be reflected in a written report which will be delivered on or before the Settlement Date to, and will be final and binding upon, the Purchaser and the Company. The report of the Settlement Valuator will contain the Settlement Valuator's determination of the Per Share Purchase Price Adjustment in accordance with paragraph (d) below.

     (d) The parties agree that the diminution of value that has resulted or is reasonably likely to result from a MAE Event will be determined in accordance with the principles set forth on Schedule 1.6, and without regard to the trading price of the Common Stock as listed on Nasdaq (or such other stock exchange on which the Common Stock is then listed). The Per Share Purchase Price Adjustment will be determined in accordance with the following formula:

Per Share Purchase
Price Adjustment  = the after-tax amount of the diminution in value resulting from the MAE Event minus the product of (x) all out-of-the-money options, warrants or other securities convertible into or exchangeable or exercisable for shares of Common Stock existing on the date of this Agreement times
                    (y) $3.15 less the applicable conversion, exchange or exercise price of each such option divided by

                     the aggregate number of shares of Common Stock outstanding on the date of this Agreement plus all in-the-money options, warrants or other securities convertible into or exchangeable or exercisable for shares of Common Stock existing on the date of this Agreement.

For purposes of determining whether options, warrants or other securities convertible into or exchangeable or exercisable for shares of Common Stock are "in-the-money" or "out-of-the-money," the applicable conversion, exchange or exercise price will be compared to the post-adjustment per Share purchase price. In addition, all shares of Series D-1 and Series D-2 Preferred Stock, par value $1.00 per share, of the Company outstanding on the date hereof (and all shares of Common Stock issuable upon conversion or exchange thereof) are expressly excluded from the foregoing formula.

     (e) If there is to be an adjustment pursuant to the foregoing provisions, upon the earlier to occur of (i) the parties' agreement with respect to the amount of the Per Share Purchase Price Adjustment or (ii) the delivery of the report of the Settlement Valuator as provided in Section 1.6(c) hereof with respect to a dispute submitted to the Settlement Valuator pursuant to Section 1.6(b), either:

          (i) if the Closing has not yet occurred, then, at the Closing, the Company shall issue to the Purchaser, and the Purchaser will acquire from the Company, instead of the number of Shares described in Section 1.1, that number of Shares determined by dividing the Purchaser's money commitment under Section 1.1 by the adjusted purchase price per Share which shall be $3.15 less the Per Share Purchase Price Adjustment; or

          (ii) if the Closing has already occurred, the Company promptly (but in any event no later than 10 days thereafter) will issue to the Purchaser, for no additional consideration, certificates representing such number of additional Shares necessary to cause the Purchaser's purchase price per share to equal $3.15 less the Per Share Purchase Price Adjustment.

     (f) The parties hereby agree that, so long as all conditions precedent set forth in Article V have been satisfied or waived, neither the delivery of an MAE Notice nor the pendency of proceedings before the Settlement Valuator will in any way prevent or delay the Closing, regardless of whether an adjustment is requested or may be made pursuant to the foregoing provisions.

     (g) Notwithstanding the foregoing or any other provision of this Agreement, if an MAE Event causes (or would be reasonably likely to cause) the purchase price per share payable by the

Purchaser (determined in accordance with the formula set forth in paragraph (d) above) to be $2.25 per share or less (i.e., if the Per Share Purchase Price Adjustment would be $0.90 or more), the Purchaser shall have the absolute right
(i) to cause the Company to assign to another person (the "Substituted Buyer") all of the Company's rights and obligations under the PennCorp Purchase Agreement pursuant to Section 10.12 of the PennCorp Purchase Agreement and (ii) upon such assignment to and assumption by the Substituted Buyer, the parties' obligations under this Agreement, except for the indemnification obligations set forth in Section 4.8(b) and 6.13 (to the extent set forth therein), shall terminate; provided, however, that if the PennCorp Purchase Agreement is assigned to a Substituted Buyer and the Acquisition is consummated by such Substituted Buyer, the Company shall not be liable for, and the Purchaser shall indemnify and hold harmless the Company from, any and all liabilities, including without limitation, defense costs, relating to PennCorp or the PennCorp Purchase Agreement. It is further understood that the right of substitution hereunder will terminate and have no further force or effect upon the consummation of the Acquisition.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES
                                OF THE PURCHASER

     The Purchaser represents and warrants to the Company as follows:

     2.1 Organization. The Purchaser is a limited partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of formation.

     2.2 Authority. (i) The Purchaser has full partnership power and authority to execute and deliver this Agreement and each other agreement contemplated hereby to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated on its part hereby and thereby, (ii) the execution, delivery and performance by the Purchaser of this Agreement and each other agreement contemplated hereby to which it is a party have been duly authorized by all necessary partnership action on the part of the Purchaser, (iii) no other action on the part of the Purchaser is necessary to authorize the execution and delivery of this Agreement and each other agreement contemplated hereby by the Purchaser or the performance by the Purchaser of its obligations hereunder and (iv) this Agreement has been duly executed and delivered by the Purchaser and (assuming due execution and delivery by the other parties hereto) constitutes a legal, valid and binding agreement of the Purchaser, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors' rights generally and subject to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). Each other agreement to be executed by the Purchaser in connection with this Agreement on or prior to the Closing Date will be duly executed and delivered by the Purchaser, and (assuming due execution and delivery by the other party or parties thereto) will constitute a legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors' rights generally and subject to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     2.3 No Violation. The execution and delivery by the Purchaser of this Agreement and each other agreement contemplated hereby to which it is a party, the performance by the Purchaser of its obligations hereunder and thereunder and the consummation by it of the transactions contemplated hereby and thereby will not (a) violate any provision of law, rule or regulation or final order, judgment, injunction, decree, determination or award found against it (collectively, "Requirements of Law") applicable to the Purchaser, (b) require the Purchaser to obtain the consent, waiver, approval, license or authorization of or make any filing with any person or governmental authority except for (i) filings to be made in connection with or in compliance with the provisions of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), Regulation D as promulgated under the Securities Act of 1933, as amended (the "Securities Act"), and applicable state securities laws, (ii) if required, the filing by the Company or the Purchaser of a pre-merger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (an "HSR Report"), and (iii) the filing of a Form A Information Statement ("Form A") by the Purchaser with the insurance departments of such states as may be required in connection with the transactions contemplated by this Agreement or (c) violate, result (with or without notice or the passage of time, or both) in a breach of or give rise to the right to accelerate, terminate or cancel any obligation under or constitute (with or without notice or the passage of time, or both) a default under, any of the terms or provisions of any charter or bylaw, partnership agreement, indenture, mortgage, agreement, contract, order, judgment, ordinance, regulation or decree to which the Purchaser is subject or by which the Purchaser is bound, except for any of the foregoing matters which would not reasonably be expected to have, individually or in the aggregate, a materially adverse impact upon the ability of the Purchaser to consummate the transactions contemplated hereby or to perform its obligations hereunder.

     2.4 Brokers. Neither the Purchaser nor any of its affiliates has committed on behalf of itself or a third party to pay any fee or commission to any broker, finder, investment banker or other intermediary in connection with this Agreement.

     2.5 Funds Available. The Purchaser has funds available, or firm commitments from third parties to provide funds, sufficient to pay the Purchase Price as evidenced by Schedule 2.5.

     2.6 Securities Act Representation. As of the Closing hereunder, the Purchaser will be an "accredited investor" as defined in Rule 501 promulgated as part of Regulation D under the Securities Act. The Purchaser is not purchasing the Shares with a view to a distribution or resale of any of such securities in violation of any applicable securities laws.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                                 OF THE COMPANY

     The Company represents and warrants to the Purchaser as follows:

     3.1 Corporate Organization. Each of the Company and its Subsidiaries (as defined below) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with all requisite corporate power and authority to carry on its business as it is now being conducted in any such jurisdiction as described in the SEC Filings (as defined herein), and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which it currently carries on its business, except where the failure to be so qualified or licensed or be in good standing would not reasonably be expected to have, individually or in the aggregate, a materially adverse impact on the business, results of operations or financial condition (a "Material Adverse Effect") of the Company. With respect to the Company, a "Material Adverse Effect" as that term is used throughout this Agreement, shall mean and refer to the Company and its Subsidiaries on a consolidated basis. True and complete copies of the Certificate of Incorporation and the Bylaws of the Company and respective charter documents of the Subsidiaries, each as amended to date, heretofore have been delivered to the Purchaser. "Subsidiaries" means, with respect to the Company, a corporation or other entity of which 50% or more of the voting power of the outstanding voting securities or 50% or more of the outstanding equity interests is held, directly or indirectly, by the Company.

     3.2 Subsidiaries. Schedule 3.2 sets forth a complete and accurate list of all of the Subsidiaries of the Company, together with their respective jurisdictions of incorporation or organization. Unless otherwise indicated on
Schedule 3.2, each such Subsidiary is directly wholly owned by the Company. All of the outstanding shares of capital stock of the Subsidiaries are validly issued, fully paid and, except as provided under
Section 630 of the Business Corporation Law of New York (relating to employee wages), non-assessable. Except as indicated on Schedule 3.2, all of the outstanding shares of capital stock of, or other ownership interests in, each of the Subsidiaries are owned by the Company or by a wholly owned Subsidiary free and clear of any and all liens, encumbrances, security interests, preemptive rights, adverse claims or rights in favor of another ("Liens"). Except as indicated on Schedule 3.2, no Subsidiary has outstanding options, warrants, subscriptions, calls, rights convertible securities or other agreements or commitments obligating the Subsidiary to issue, transfer or sell any securities of the Subsidiary.

     3.3 Capital Stock. The authorized capital stock of the Company consists of: (a) 20,000,000 shares of Common Stock, of which, as of the date hereof, 7,638,057 shares are issued and outstanding; (b) 500 shares of Series B Convertible Preferred Stock, par value $1.00 per share (the "Series B Preferred Stock"), of which, as of the date hereof, 400 are issued and outstanding; (c) 100,000 shares of Series C Convertible Preferred Stock, par value $1.00 per share (the "Series C Preferred Stock"), of which, as of the date hereof, 45,680 shares designated as Series C-1 (the "Series C-1 Shares") are issued and outstanding and 6,000 shares designated as Series C-2 are issued and outstanding; (d) 22,500 shares of Series D-1 Convertible Preferred Stock, par value $1.00 per share (the "Series D-1 Preferred Stock"), of which, as of the date hereof, 22,500 shares are issued and outstanding; and (e) 17,500 shares of Series D-2 Convertible Preferred Stock, par value $1.00 per share (collectively with the Series B Preferred Stock, the Series C Preferred Stock and the Series D-1 Preferred Stock, the "Preferred Stock"), of which, as of the date hereof, no shares are issued and outstanding. In addition, as of the date hereof, there are 2,673,991 warrants to purchase shares of Common Stock (the "Common Stock Warrants") issued and outstanding. All of the outstanding shares of Common Stock and Preferred Stock have been duly and validly authorized and issued, are fully paid and, except as provided under Section 630 of the Business Corporation Law of New York (relating to employee wages), nonassessable, and were issued in compliance with all applicable federal and state securities laws. Upon exercise of the Common Stock Warrants, the shares of Common Stock issued pursuant to such warrants will be validly issued, fully paid and, except as provided under
Section 630 of the Business Corporation Law of New York (relating to employee wages) nonassessable, and issued in compliance with all applicable federal and state securities laws. Except for the Common Stock Warrants, for options and other stock rights authorized for issuance pursuant to the Company's stock plans and director, employee and agent stock option and purchase plans described in the SEC Filings and except as set forth on Schedule 3.3, there are no preemptive rights, options, warrants, conversion privileges or other rights presently outstanding to purchase or otherwise acquire any authorized but unissued shares of capital stock or other securities of the Company or any of the Subsidiaries.

     3.4 Books and Records. Copies of all the minute books and stock record books of the Company and the Subsidiaries have been delivered to the Purchaser for inspection and contain records of all meetings of, and written consents by, the boards of directors (and any committees thereof) and shareholders of the Company and each Subsidiary since, in the case of the Company, the date of its incorporation and, in the case of the Subsidiaries, the date on which the Company acquired such Subsidiary, in each case through the date hereof.

     3.5 Newly Issued Shares. The Shares to be issued and sold by the Company to the Purchaser in accordance with the terms of this Agreement have been or will be, when approved by the shareholders of the Company as provided in Section 4.2, duly authorized and, when issued as contemplated hereby, will be validly issued, fully paid and, except as provided under Section 630 of the Business Corporation Law of New York (relating to employee wages) non-assessable and the issuance of the Shares by the Company will not be subject to preemptive or other similar rights. At the Closing, the Purchaser will acquire good and marketable title to the

Shares free and clear of any and all Liens, except for such Liens as may be created pursuant to this Agreement or imposed by applicable federal and state securities laws.

     3.6 Authority for and Title to Properties. The Company and each Subsidiary have all requisite corporate power and authority to lease the properties it operates as lessee. The Company and each Subsidiary have good record and marketable title in fee simple to, or hold interests as lessee under leases in full force and effect in, all of their respective real properties, except for such defects in title as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     3.7 Authority. The Company has full corporate power and authority to execute and deliver this Agreement and each other agreement contemplated hereby to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated on its part hereby and thereby. The execution, delivery and performance by the Company of this Agreement and each other agreement contemplated hereby to which it is a party and the consummation of the transactions contemplated on its part hereby have been duly authorized by the Board of Directors, and no other corporate proceedings on the part of the Company, except for the shareholder approval specified in Section
4.2 hereof, are necessary to authorize the execution and delivery of this Agreement and each other agreement contemplated hereby by the Company or the performance by the Company of its obligations hereunder or thereunder. This Agreement has been duly executed and delivered by the Company and (assuming due execution and delivery by the other parties hereto) constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors' rights generally and subject to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). Each other agreement to be executed by the Company in connection with this Agreement on or prior to the Closing Date will be duly executed and delivered by the Company, and (assuming due execution and delivery by the other party or parties thereto) will constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization, or similar laws affecting creditors' rights generally and subject to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     3.8 No Violation. The execution, delivery and performance of this Agreement and each other agreement contemplated hereby by the Company and the consummation by it of the transactions contemplated hereby and thereby do not
(a) violate any Requirements of Law applicable to the Company or any of the Subsidiaries, (b) require the consent, waiver, approval, license or authorization of or any notice or filing by the Company or any of the Subsidiaries with any person or governmental authority except for (i) filings to be made in connection with or in compliance with the provisions of the Securities Act, the Exchange Act and applicable state securities laws and Canadian federal and provisional laws, (ii) the filing of (A) HSR Reports by the Company or the Purchaser, if required, in connection with this Agreement and (B) the filing and approval of Forms A by the Purchaser and, where required, the Company, with the insurance departments as may be required by the insurance departments in order for the Company to implement this Agreement and (iii) the shareholder approval specified in Article V or (c) violate, result (with or without notice or the passage of time, or both) in a breach of or give rise to the right to accelerate, terminate or cancel any obligation under, constitute (with or without notice or the passage of time, or both) a default under, any of the terms or provisions of any charter or bylaw, indenture, mortgage, agreement, contract, order, judgment, ordinance, regulation or decree to which the Company or any of its Subsidiaries is subject or by which the Company or any of its Subsidiaries is bound, except for any of the foregoing which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Except as set forth on Schedule 3.8, neither the Company nor any of the Subsidiaries is party to any agreement which is currently in effect, or by which the Company or any of the Subsidiaries is currently bound, granting any rights to any person which conflict with the rights to be granted by the Company in this Agreement (including the registration rights granted to the Purchaser pursuant to Section 4.16) and each other agreement contemplated hereby. Except as set forth on
Schedule 3.8, the execution, delivery and performance of this Agreement and each other agreement contemplated hereby by the Company and the consummation by it of the transactions contemplated hereby and thereby will not result in a "change of control" or similar event occurring under any agreement, indenture, mortgage, contract or plan to which the Company or any of its Subsidiaries is subject or by which the Company or any of its Subsidiaries is bound or give rise to a payment by the Company or any of its Subsidiaries under a change of control or similar provision in any agreement, indenture, mortgage or contract to which the Company or any of its Subsidiaries is subject or by which the Company or any of its Subsidiaries is bound.

     3.9 SEC Filings. Except as set forth on Schedule 3.9, the Company has filed all SEC Filings required to be filed by it since December 31, 1997 under the Securities Act or the Exchange Act, and all amendments thereto. The Company heretofore has delivered to the Purchaser true and complete copies of (a) its audited consolidated financial statements of the Company and the Subsidiaries (balance sheet and statements of operations, cash flows and stockholders' equity and cash flows, together with the notes thereto) for the fiscal years ended and as at December 31, 1996 and December 31, 1997 (as such financial statements appear in the Company's Form 10-K for each of the fiscal years ended December 31, 1996 and December 31, 1997, which were filed with the Securities and Exchange Commission (the "Commission") on April 1, 1997 and March 30, 1998, respectively, and the Company's Amendment No. 1 to Form 10-K for the fiscal year ended December 31, 1997, which was filed with the Commission on April 29, 1998 ("Amendment No. 1") (collectively, the "Financial Statements")), (b) its Quarterly Reports on Form 10-Q for the quarters ended September 30, 1997, March 1, 1998, June 30, 1998 and September 30, 1998, (c) its Annual Report on Form 10-K for the fiscal year ended December 31, 1997, as amended by Amendment No. 1,
(d) each of its Proxy Statements on Schedule 14A under the Exchange Act, dated May 7, 1997 and April 27, 1998, respectively, and (e) all other reports, statements, registration statements and other documents (including Current Reports on Form 8-K) filed by it with the Commission under the Securities Act or the Exchange Act, and all amendments and supplements thereto, since December 31, 1997 (the foregoing subsections (a) through (e), including all exhibits and Schedules thereto and documents incorporated by reference therein, are collectively referred to in this Agreement as the "SEC Filings"). As of the respective date that it was filed with the Commission, each of the SEC Filings complied as to form and content, in all material respects, with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as set forth on Schedule 3.9, the Financial Statements included in the SEC Filings were prepared in accordance with generally accepted accounting principles ("GAAP"), consistently applied, and (except as may be indicated therein or in the notes thereto) present fairly the consolidated financial position, results of operations and cash flows of Company as of the dates and for the respective periods indicated (subject, in the case of unaudited financial statements, to normal recurring year-end adjustments and any other adjustments described therein). The Company has (i) delivered to the Purchaser true and complete copies of (x) all correspondence relating to the Company between the Commission, on the one hand, and the Company or its legal counsel or, to the Knowledge of the Company, after inquiry, its accountants, on the other hand, since January 1, 1996 (other than routine filing package cover letters) and (y) all audit letters delivered to the Company by its counsel and all correspondence relating thereto, and all letters to or from the Company relating to any dispute or disagreement between the Company and the Company's auditors with respect to any audit or financial review or with respect to the Company's accounting policies, in each case since January 1, 1996, and (ii) disclosed to the Purchaser the content of all material discussions between the Commission, on the one hand, and the Company or its legal counsel and, to the Knowledge of the Company, after inquiry, its accountants, on the other hand, concerning the adequacy or form of any SEC Filings filed with the Commission since January 1, 1996, except for routine discussions with respect to filings now effective. The Company is not aware of any issues raised by the Commission with respect to any of the SEC Filings, other than those disclosed to the Purchaser pursuant to this paragraph. For purposes of this Agreement, "Knowledge of the Company" means the actual knowledge of Richard A. Barasch ("Barasch"), Robert Waegelein ("Waegelein"), Gary Bryant ("Bryant"), Bradley Leonard and Bertram Harnett, Esq.

     3.10  SAP Financial Statements; Reserves.

     (a) The Company heretofore has delivered to the Purchaser true and complete copies of the following (the "SAP Financial Statements"):

          (i) the annual statements required by applicable state statutes ("Annual Statements") for American Exchange Life Insurance Company, a Texas corporation, (ii) American Pioneer Life Insurance Company, a Florida corporation, and (iii) American Progressive Life & Health Insurance Company of New York, a New York corporation ((i), (ii) and (iii) being collectively referred to herein as the "Insurance Company Subsidiaries") for each of the years ended December 31, 1996 and 1997, in each case as filed with the departments of insurance in the respective states of domicile of the Insurance Company Subsidiaries including all exhibits, interrogatories, notes and schedules thereto and any actuarial opinions, affirmation or certification filed in connection therewith;

          (ii) the Quarterly Statements for the Insurance Company Subsidiaries for the quarters ended March 31, June 30 and September 30, 1998, including all exhibits, interrogatories, notes and schedules thereto; and

          (iii) the statutory annual statements and quarterly statements of the Insurance Company Subsidiaries which were filed for 1996, 1997 or 1998 (with respect to the quarters ended March 31 and June 30) in any jurisdiction (other than such Subsidiary's jurisdiction of domicile) and that differ from the corresponding Annual Statements and Quarterly Statements for such periods.

Each such statement was prepared in accordance with SAP and, except as set forth in Schedule 3.10, presents fairly in all material respects the statutory financial position of the Insurance Company Subsidiaries as of the respective dates thereof and the related summary of operations and changes in capital and surplus and in cash flows of the Insurance Company Subsidiaries for and during the respective periods covered thereby.

     (b) Except as set forth on Schedule 3.10, all statutory reserves and other similar amounts with respect to insurance as established or reflected in the December 31, 1997 Annual Statement and September 30, 1998 Quarterly Statement of the Insurance Company Subsidiaries were determined in accordance with SAP and were based on actuarial assumptions that were in material compliance with the then-applicable requirements of the insurance laws of the respective states of domicile of the Insurance Company Subsidiaries. Except as set forth on Schedule 3.10, all such reserves and other similar amounts were adequate in all material respects as of the respective dates of such statements, based upon then-current information and assumptions concerning investment income, mortality and morbidity experience, persistency and expenses, to cover the total amount of all reasonably anticipated matured and unmatured benefits, dividends, claims and other liabilities of the Insurance Company Subsidiaries under all insurance contracts under which the Insurance Company Subsidiaries had any liability (including without limitation any liability arising under or as a result of any reinsurance, coinsurance or other similar contract) on the respective dates of such financial statements. Except as set forth above, nothing in this

Section 3.10(b) shall be deemed a guaranty or warranty by the Company that claims actually paid and other liabilities actually incurred by the Insurance Company Subsidiaries will not exceed the reserves established as set forth hereinabove in this Section 3.10(b) by the Insurance Company Subsidiaries. Except as set forth on Schedule 3.10, the Insurance Company Subsidiaries own assets that qualify as admitted assets under applicable insurance laws in an amount at least equal to all such required reserves of such Subsidiaries.

     3.11 Litigation. Except as set forth in the SEC Filings or otherwise disclosed to the Purchaser in writing, there are no actions, suits, proceedings, claims, complaints, disputes or investigations pending of which the Company has received notice or, to the Knowledge of the Company, threatened, at law, in equity, in arbitration or before any governmental authority against the Company or any of its Subsidiaries and with respect to which the Company or any of its Subsidiaries is responsible by way of indemnity or otherwise, that would, if adversely determined, (a) have a Material Adverse Effect on the Company or (b) materially impede or impair the ability of the Company to perform its obligations under this Agreement and each other agreement contemplated hereby to which it is a party. No injunction, writ, temporary restraining order, decree or order of any nature has been issued by any court or other governmental authority against the Company or any of its Subsidiaries purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other agreement contemplated hereby.

     3.12  Compliance with Laws.  Except as set forth on Schedule 3.12:

     (a) each of the Company and the Subsidiaries (including the forms of insurance policies and riders issued by the Company and the Subsidiaries) is in compliance with all Requirements of Law in all respects, except to the extent that the failure to comply with such Requirements of Law would not have a Material Adverse Effect on the Company;

     (b) (i) each of the Company and the Subsidiaries has all licenses, permits, orders or approvals of any governmental authority (collectively, "Permits") that are material to or necessary for the conduct of the business of the Company in the manner described in the SEC Filings filed with the Commission prior to the date hereof, except to the extent that the failure to have such Permits would not have a Material Adverse Effect on the Company, (ii) such Permits are in full force and effect, and (iii) no material violations are recorded in respect to any Permit;

     (c) the Company and the Subsidiaries (exclusive of their independent agents) and, to the Knowledge of the Company, their independent agents, have marketed, sold and issued products of the Company and the Subsidiaries in material compliance with all laws applicable to the business of the Company and the Subsidiaries in the respective jurisdictions in which such products have been sold; and

     (d) the Company has previously delivered or made available to the Purchaser true and complete copies of the reports (or the most recent draft thereof, to the extent any final report is not available) reflecting the results of the two most recent financial examinations and market conduct examinations of the Company and any Subsidiary issued by any insurance regulator.

     3.13 No Material Adverse Change. Except (a) as set forth in the SEC Filings, (b) as contemplated by this Agreement, the Shareholders' Agreement, the Registration Rights Agreement and the Employment Agreements and (c) as set forth on Schedule 3.13, since December 31, 1997, neither the Company nor any of the Subsidiaries, taken as a whole, has (a) experienced any material adverse change in their business, financial condition or results of operations, (b) conducted its business in any material respect other than in the ordinary course or (c) suffered any material casualty losses not covered by insurance.

     3.14 Private Offering. No form of general solicitation or general advertising was used by the Company or any of the Subsidiaries or their respective representatives in connection with the offer or sale of the Shares. Assuming the accuracy of the Purchaser's representations in

Section 2.6, no registration of the Shares, pursuant to the provisions of the Securities Act or any state securities or "blue sky" laws, will be required by the offer, sale or issuance of the Shares.

     3.15 Taxes. Except as provided in Schedule 3.15, (a) (i) all income tax returns required to be filed by or with respect to each of the Company and its Subsidiaries have been timely filed, (ii) all such income tax returns are correct and complete in all material respects, (iii) all income taxes owed and due by the Company or its Subsidiaries (whether or not shown on any income tax return) have been paid, (iv) the Company has given or otherwise made available to the Purchaser correct and complete copies of all income tax returns, examination reports and statements of deficiencies for all periods for which the statute of limitations has not expired, (v) there are no outstanding agreements to extend or waive the statutory period of limitations with respect to income taxes due from the Company or its Subsidiaries for any taxable period and (vi) the Company has delivered to the Purchaser true and complete copies of any Tax sharing agreements to which it or any of its Subsidiaries is party and such agreements have not been amended in any manner.

     (b) No audit or other proceeding by any taxing authority, court or similar person is pending or, to the knowledge of the Company, threatened with respect to any Taxes due from or with respect to the operations of the Company or any of its Subsidiaries or any Tax return filed by or with respect to the operations of the Company or any of its Subsidiaries. To the Knowledge of the Company, no assessment of Taxes is proposed against the Company, any of its Subsidiaries or any of their assets.

     (c) the Tax treatment under the Code of each insurance, annuity, contract, agreement or product, or any similar or related policy, contract, agreement or product, issued or sold by the Company or the Subsidiaries (collectively, "Products") is and at all times has been the same as or not less favorable to any purchaser, policyholder, or beneficiaries thereof that is subject to U.S. Tax than the Tax treatment under the Code which the Company or any Subsidiary represented could be obtained at the time of its issuance, purchase, modification or exchange. The Company promptly investigates complaints made by customers to the Company regarding conduct of its independent agents, including conduct regarding representations made regarding the Tax treatment of any of the Products. For purposes of this Section 3.15(c), the provisions of the Code relating to the Tax treatment of such contracts shall include, but shall not be limited to, Sections 72, 79, 101, 104, 105, 106, 125, 130, 401, 402, 403, 404,
408, 412, 415, 419, 419A, 457, 501, 505, 817, 817A, 818, 1035, 7702, and 7702A
of the Code.

     (d) each Insurance Company Subsidiary is taxable as a life insurance company within the meaning of Section 816 of the Code.

     (e) For purposes of this Agreement, "Tax" or "Taxes" (or any derivation thereof) means any and all federal, state, local, foreign and other taxes, levies, fees, imposts duties and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including, without limitation, taxes imposed on, or measured by, income, franchise, profits or gross receipts, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, estimated, withholding, employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes and customs duties.

     3.16 Brokers. Except with respect to fees payable to Chase, CSI and to Advest, Inc., the Company has not paid or become obligated to pay any fee or commission to any broker, finder, investment banker or other intermediary in connection with this Agreement.

     3.17 Certain Agreements. (a) Except as disclosed on Schedule 3.17 or in the SEC Filings, neither the Company nor any of the Subsidiaries is a party to any written (i) agreement, contract, indenture or other instrument relating to the borrowing of money or the guarantee of any obligation for the borrowing of money, (ii) employment, consulting, compensation or severance agreement with any of its directors, employees or consultants, (iii) agreement, contract or commitment limiting or restraining it from engaging or competing in any business, (iv) distribution, dealer, representation or agency agreement, other than agency agreements, brokerage agreements or other distribution agreements with insurance agents in the ordinary course of business, or (v) contract, agreement, obligation or commitment with any affiliates (each of the foregoing a "Listed Contract"). Each Listed Contract is in full force and effect and has been complied with by the Company and the Subsidiaries and, to the Knowledge of the Company, has been complied with by all other parties thereto.

     (b) All transactions between the Company and its affiliates which were required to have been identified or reported to and/or approved by the applicable departments of insurance have been identified, reported and/or approved in all material respects. For purposes of this Agreement, "affiliates" means, as to a specified person, any other person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the specified person.

     3.18 Year 2000 Compliance. The information included under the heading "Impact of Year 2000" in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998, filed with the Commission on November 16, 1998, accurately reflects the status of the Company's program to address, on a timely basis, the risk that its computer systems are not Year 2000 compliant. There have been no circumstances or events since September 30, 1998 that would adversely effect or change, in any material respect, the Company's expectations to resolve its Year 2000 issues on a timely basis.

     3.19  Insurance and Reinsurance.

     (a) Schedule 3.19 is a true and complete list of each material contract providing for reinsurance, coinsurance, excess insurance, ceding of insurance, assumption of insurance or indemnification of insurance liabilities to which the Company or any Subsidiary is a party which is currently in effect (the "Reinsurance Agreements").

     (b) Except as disclosed on Schedule 3.19, neither the Company nor any Subsidiary is in material default under any Reinsurance Agreement and, to the Knowledge of the Company, there is no reasonable basis for a reinsurer to terminate or refuse to pay under any Reinsurance Agreement. Except as disclosed in Schedule 3.19, to the Knowledge of the Company, no reinsurer that is a party to any of the Reinsurance Agreements has a valid defense to payment of its material obligations under such Reinsurance Agreements or is in default in any material respect under any Reinsurance Agreement. Each Reinsurance Agreement is in compliance with applicable insurance laws and regulations regarding life and health reinsurance agreements. Schedule 3.19 sets forth a list of all surplus relief reinsurance treaties of the Company. The Company is appropriately recording all reinsurance in accordance with SAP.

     (c) The A.M. Best rating presently held by the Insurance Company Subsidiaries has not been reduced, and none of the Insurance Company Subsidiaries have been given any notice of any intended or potential downgrading by A.M. Best.

     3.20  Employee Benefit Plans.

     (a) Schedule 3.20 lists all employee benefit plans, arrangements, policies or commitments (whether or not an employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), including any employment (other than the Employment Agreements), consulting or deferred compensation agreement, executive compensation, bonus, incentive, pension, profit-sharing, savings, retirement, stock option, stock purchase or severance pay plan, any life, health, disability, or accident insurance plan or any holiday or vacation practice, as to which the Company or the Subsidiaries has or in the future would have any direct or indirect, actual or contingent liability ("Benefit Plans"). With respect to each such Benefit Plan, the Company heretofore has delivered to the Purchaser true, correct and complete copies of (i) all plan texts and agreements and related trust agreements or annuity contracts, (ii) all summary plan descriptions and material employee communications, (iii) the most recent annual report (including all schedules thereto); (iv) if the plan is intended to qualify under Section 401(a) or 403(a) of the Code, the most recent determination letter received from the Internal Revenue Service (the "IRS"), and
(v) all material communications with any governmental authority with respect to Benefit Plans.

     (b) Each Benefit Plan conforms in all material respects to, and its administration is in substantial compliance with, its terms and all Requirements of Law and regulations. Each Benefit Plan intended to be qualified under Code section 401(a) has been determined to be so qualified by the IRS and each trust established in connection with any Benefit Plan that is intended to be exempt from federal income taxation under Code section 501(a) has been determined to be so exempt by the IRS and, since the date of each most recent determination, no event has occurred and no condition or circumstance has existed to adversely affect the qualified status of any Benefit Plan.

     (c) Except as set forth on Schedule 3.20 or as contemplated by this Agreement, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee to severance pay or unemployment compensation, (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due to, any current or former employee or (iii) result in a payment that would constitute a parachute payment within the meaning of Section 280G of the Code.

     (d) No Benefit Plan is a "multiple employer plan" or a "multiemployer plan" within the meaning of the Code or ERISA and neither the Company nor the Subsidiaries, or any member of their controlled group (as defined in Section 414 of the Code) has had any liability to contribute to a multiemployer plan in the previous six years.

     (e) No Benefit Plan that is a welfare plan (as defined in Section 3611 of ERISA) provides for payments of medical or death benefits with respect to current or former employees of the Company or the Subsidiaries beyond their termination of employment (other than as mandated by law).

     (f) No "reportable event" as defined in Section 4043 of ERISA has occurred with respect to any Benefit Plan and no accumulated funding deficiency, whether or not waived, exists with respect to any Benefit Plan; and, to the Knowledge of the Company, there is no risk of termination of any Benefit Plan by the Pension Benefit Guaranty Corporation under Section 4042 of ERISA and no event has occurred which has or is likely to subject the Company or any of the Subsidiaries to liability under Section 4062 of ERISA.

     (g) None of the Company or the Subsidiaries, or any organization with respect to which the Company is a successor or parent corporation, within the meaning of Section 4069(b) of ERISA, has engaged in any transaction described in
Section 4069 of ERISA.

     3.21 Labor Relations. Neither the Company nor any of the Subsidiaries is engaged in any unfair labor practice. There is (a) no unfair labor practice complaint pending or, to the Knowledge of the Company, threatened in writing against the Company or any of the Subsidiaries before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending or, to the Knowledge of the Company, threatened, (b) no strike, labor dispute, slowdown or stoppage pending or threatened against the Company, (c) no union representation question existing with respect to the employees of the Company or any of the Subsidiaries and, to the Knowledge of the Company, no union organizing activities are taking place and (d) there is and has not been a "mass layoff" or "plant closing," as such terms are defined by the Worker Adjustment and

Retraining Notification Act, with respect to the employees of the Company or any of the Subsidiaries.

     3.22 Potential Conflicts of Interest. To the Knowledge of the Company, except as set forth on Schedule 3.22, no officer, director or affiliate of the Company or any of the Subsidiaries: (a) owns, directly or indirectly, any interest in a company (excepting less than 1% stock holdings for investment purposes in securities of publicly held and traded companies), or is an officer, director, employee or consultant of, any such company that is engaged in business as, a competitor, lessor, lessee, supplier, distributor, sales agent or customer of, or lender to or borrower from, the Company or any of its Subsidiaries; (b) owns, directly or indirectly, in whole or in part, any tangible or intangible property that the Company or any of the Subsidiaries uses in the conduct of its business; or (c) has any cause of action or other claim whatsoever against, or owes any amount to, the Company or any of the Subsidiaries, except for claims in the ordinary course of business such as for accrued vacation pay, accrued benefits under the Benefit Plans, and similar matters and agreements arising in the ordinary course of business.

     3.23 Representations and Warranties on Closing Date. The representations and warranties contained in this Article III shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations had been made on and as of the Closing Date (except as to those representations or warranties which specifically relate to an earlier date, which are or will be true and correct in all material respects as of such specified date).

                                   ARTICLE IV

                            COVENANTS AND AGREEMENTS

     4.1  Conduct of Business Prior to the Closing; Management of the
Company. During the period from the date hereof to the Closing Date, except as otherwise contemplated by this Agreement, the PennCorp Purchase Agreement or as the Purchaser shall otherwise agree in writing in advance (which agreement shall not be unreasonably withheld), or except as set forth on Schedule 4.1, the Company shall not:

          (a) except in the ordinary course of business, incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse the obligations of any other person;

          (b) except in the ordinary course of business (including the managing by the Company of its investment assets), (i) sell, transfer or otherwise dispose of any of its property or assets, (ii) mortgage or encumber any of its property or assets or (iii) enter into any material contracts;

          (c) repurchase any of its capital stock or any capital stock of any of the Subsidiaries;

          (d) declare, set aside or pay any dividend or other distribution in respect of its capital stock;

          (e) amend its Certificate of Incorporation or Bylaws or merge with or into or be consolidated with any other person;

          (f) split, combine or reclassify its capital stock;

          (g) other than in connection with ordinary course exercises of outstanding options or grants under existing stock option plans of the Company described in the SEC Filings, issue or sell (or agree to issue or sell) any of its equity securities or any options, warrants, conversion or other rights to purchase any such securities or any securities convertible into or exchangeable for such securities, or grant, or agree to grant any such rights;

          (h) increase the rates of compensation (including bonuses) payable or to become payable to any of its officers, employees, agents, independent contractors or consultants other than increases made in the ordinary course of business consistent with past practice;

          (i) enter into any new or amend any existing employment contracts, severance agreements or consulting contracts, other than the Employment Agreements; or other than in the ordinary course of business, institute or agree to institute any increase in benefits or alter its employment practices or the terms and conditions of employment;

          (j) except as may be required by applicable law, change in any material respect its underwriting, actuarial or tax or financial accounting methods, principles or practices;

          (k) enter into or amend or terminate any transaction or contract the result of which is reasonably likely to have a Material Adverse Effect on the Company;

          (l) enter into any joint ventures or partnerships of any kind; or

          (m) enter into any contract or other agreements to do any of the foregoing.

     During the period from the date hereof to the Closing Date or this Agreement is terminated in accordance with its terms, at the request of the Purchaser, the Company will discuss in good faith with the Purchaser significant policies, decisions and practices of the Company and the Subsidiaries.

     4.2  Proxy Statement and Meeting of Company's Shareholders.

     (a) As soon as reasonably practicable following the date hereof, the Company shall (i) prepare and file with the Commission, (ii) use its reasonable efforts to cause to be cleared by the Commission and (iii) within 5 business days following clearance with the Commission, mail to its shareholders the Proxy Statement (as defined below) with respect to a special meeting of shareholders of the Company (the "Special Meeting") to consider and vote, among other things,
(A) to amend the Certificate of Incorporation to authorize for issuance additional shares of Common Stock and, with respect to the holders of the Series C-1 Shares, to obtain approval for the issuance of debt to finance the Acquisition (the "Amendment and Approval"), (B) to issue the Shares as contemplated hereby and (C) such other related matters as the Company deems appropriate. The Board of Directors of the Company has authorized and approved the Amendment and Approval and the issuance of the Shares to the Purchaser and shall submit to its shareholders for approval the Amendment and Approval and the issuance of the Shares to the Purchaser. The Purchaser agrees to assist and cooperate with the Company in the preparation of the Proxy Statement with respect to the information therein concerning the Purchaser.

     (b) The Company, on the one hand, and the Purchaser, on the other hand, hereby represents, warrants and agrees with the other that the Proxy Statement will not, at the time the Proxy Statement is mailed, and at the date of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, or to correct any statement made in any earlier communication with respect to the solicitation of any proxy or approval of the transactions contemplated by this Agreement in connection with which the Proxy Statement shall be mailed, except that no representation or warranty is being made by any party hereto with respect to information supplied in writing by any other party hereto for inclusion in the Proxy Statement. The Company further represents, warrants and agrees that the Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act. The letter to shareholders, notice of meeting, proxy statement and form of proxy, or any information statement filed under the Exchange Act, as the case may be, that may be provided to shareholders of the Company in connection with the transactions contemplated by this Agreement (including any supplements), and any schedules required to be filed with the Commission in connection therewith, as from time to time amended or supplemented, are collectively referred to as the "Proxy Statement."

     (c) The Company shall take all actions necessary in accordance with the Business Corporation Law of New York and the Certificate of Incorporation and Bylaws of the Company to duly call, give notice of, convene and hold the Special Meeting within 45 calendar days after the mailing of the Proxy Statement to approve the matters set forth therein.

     4.3 Further Assurances. Upon the terms and subject to the conditions herein provided, the Purchaser and the Company agree to use their reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement and each other agreement contemplated hereby including (a) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby and (b) to fulfill all conditions on its part to be fulfilled under this Agreement and each other agreement contemplated hereby. In case at any time after the Closing Date any further action is reasonably necessary or desirable to carry out the purposes of this Agreement and each other agreement contemplated hereby, the proper partners, officers or directors of all parties to this Agreement shall take all such reasonably necessary action. No party hereto will take any action for the purpose of delaying, impairing or impeding the receipt of any required consent, authorization, order or approval or the making of any required filing. Each party hereto shall give prompt notice to all other parties of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect any time from the date hereof to the Closing Date and (ii) any material failure of such party, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, and such party shall use all reasonable efforts to remedy such failure.

     4.4  Indemnification by the Company.

     (a) If the Closing occurs, the Company will indemnify the Purchaser and its affiliates and their respective directors, officers, partners, members, employees, agents and representatives (the "Purchaser Indemnified Parties"), against and hold the Purchaser Indemnified Parties harmless from all claims, obligations, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses of one counsel for all Purchaser Indemnified Parties in any action between such Purchaser Indemnified Party and the Company or between any Purchaser Indemnified Party and any third party or otherwise) and liabilities of and damages to such Purchaser Indemnified Party arising out of the breach of any representation, warranty, covenant or agreement of the Company in this Agreement.

     (b) Such Purchaser Indemnified Party agrees to give the Company prompt written notice of any claim, assertion, event or proceeding by or in respect of a third party of which it has knowledge concerning any liability or damage as to which such Purchaser Indemnified Party is entitled to indemnification hereunder. The Company shall have the right to direct, through counsel of its own choosing, the defense or settlement of any such claim, assertion, event or proceeding (provided that the Company shall have acknowledged its indemnification obligations hereunder specifically in respect of such claim, assertion, event or proceeding) at its own expense, which counsel shall be reasonably satisfactory to such Purchaser Indemnified Party. If the Company elects to assume the defense of any such claim, assertion, event or proceeding, such Purchaser Indemnified Party may participate in such defense, but in such case the expenses of such Purchaser Indemnified Party incurred in connection with such participation shall be paid by such Purchaser Indemnified Party. Such Purchaser Indemnified Party shall cooperate with the Company in the defense or settlement of any such claim, assertion, event or proceeding. If the Company elects to direct the defense of any such claim or proceeding, such Purchaser Indemnified Party shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability, unless the Company consents in writing (which consent shall not unreasonably be withheld) to such payment or unless the Company withdraws from the defense of such asserted liability, or unless a final judgment from which no appeal may be taken by or on behalf of the Company is entered against such Purchaser Indemnified Party for such liability. If the Company shall elect not to defend any such claim, assertion, event or proceeding, such Purchaser Indemnified Party shall have the right to undertake the defense or settlement thereof at the Company's expense, but such matter shall not be settled without the Company's consent, which consent shall not be unreasonably withheld. If the Company shall, after commencing or undertaking a defense, fail to prosecute or withdraws from such defense, such Purchaser Indemnified Party shall have the right to undertake the defense or settlement thereof at the Company's expense.

     4.5  Indemnification by the Purchaser.

     (a) If the Closing occurs, the Purchaser will indemnify the Company and its affiliates, and their respective officers, directors, employees, agents and representatives (the "Company Indemnified Parties"), against and hold the Company Indemnified Parties harmless from all claims, obligations, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses of one counsel for all Company Indemnified Parties in any action between any Company Indemnified Party and the Purchaser or between such Company Indemnified Party and any third party or otherwise) and liabilities of and damages to such Company Indemnified Party arising out of the breach of any representation, warranty, covenant or agreement of the Purchaser in this Agreement.

     (b) Such Company Indemnified Party agrees to give the Purchaser prompt written notice of any claim, assertion, event or proceeding by or in respect of a third party of which it has knowledge concerning any liability or damage as to which such Company Indemnified Party is entitled to indemnification hereunder. The Purchaser shall have the right to direct, through counsel of their own choosing, the defense or settlement of any such claim, assertion, event or proceeding (provided that the Purchaser shall have first acknowledged its indemnification obligations hereunder specifically in respect of such claim, assertion, event or proceeding) at its own expense, which counsel shall be reasonably satisfactory to such Company Indemnified Party. If the Purchaser elects to assume the defense of any such claim, assertion, event or proceeding, such Company Indemnified Party may participate in such defense, but in such case the expenses of such Company Indemnified Party incurred in connection with such participation shall be paid by such Company Indemnified Party. Such Company Indemnified Party shall cooperate with the Purchaser in the defense or settlement of any such claim, assertion, event or proceeding. If the Purchaser elects to direct the defense of any such claim, assertion, event or proceeding, such Company Indemnified Party shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability, unless the Purchaser consents in writing (which consent shall not unreasonably be withheld) to such payment or unless the Purchaser withdraws from the defense of such asserted liability, or unless a final judgment from which no appeal may be taken by or on behalf of the Purchaser is entered against such Company Indemnified Party for such liability. If the Purchaser shall elect not to defend any such claim, assertion, event or proceeding, such Company Indemnified Party shall have the right to undertake the defense or settlement thereof at the Purchaser's expense, but such matter shall not be settled without the Purchaser's consent, which consent shall not be unreasonably withheld. If the Purchaser shall, after commencing or undertaking a defense, fail to prosecute or withdraws from such defense, such Company Indemnified Party shall have the right to undertake the defense or settlement thereof at such Purchaser's expense.

     4.6  Limitations on Indemnification.

     (a) Neither the Company nor the Purchaser shall be obligated to pay any amounts for indemnification under Section 4.4 or Section 4.5 for any breaches of any representations and warranties in Article II or Article III until the aggregate amount for indemnification equals Five Hundred Thousand Dollars ($500,000), whereupon the Company and the Purchaser shall be obligated to pay only amounts in excess thereof.

     (b) Neither the Company nor the Purchaser shall be obligated to pay any amounts for indemnification under Section 4.4 or Section 4.5 for breaches of any representations and warranties in Article II or Article III in excess of the Purchase Price.

     (c) The Company shall not be liable in any event to pay any amounts for indemnification under Section 4.4 in respect of any events, conditions or circumstances for which an adjustment was made pursuant to Section 1.6.

     4.7 Disclosure Supplements. From time to time prior to the Closing, the Company may supplement the Schedules delivered in connection with this Agreement with respect to any matter which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in such Schedule or which is necessary to correct any information in such Schedule which has been rendered inaccurate thereby. Such supplements shall not be given effect for purposes of Section 5.3(b); however, if the Closing occurs, the Purchaser shall be deemed to have waived any right or claim it may otherwise have or have had on account of any matter so disclosed in such supplement.

     4.8  Additional Indemnification Obligation.

     (a) Indemnification Relating to Section 4.15 of this Agreement.

          (i) The Purchaser agrees to indemnify and hold harmless, without offset, the Company Indemnified Parties from any liability under the PennCorp Purchase Agreement resulting from the Company's inability to take action under the PennCorp Purchase Agreement as a result of the failure of or refusal by the Purchaser to give any consent required pursuant to
     Section 4.15 of this Agreement.

          (ii) Responsibility for any liability under the PennCorp Purchase Agreement resulting from actions of the character described in Section 4.15 that are taken (or not taken) by the Company upon mutual agreement with the Purchaser will be allocated as follows: the Purchaser will be responsible for, and will indemnify and hold harmless, without offset, the Company Indemnified Parties from and against, 60% and the Company will be responsible for, and indemnify and hold harmless, without offset, the Purchaser Indemnified Parties from and against, 40%.

          (iii) The Company will be responsible for, and will indemnify and hold harmless, without offset, the Purchaser Indemnified Parties from and against, any liability resulting from any actions taken by the Company in violation of Section 4.15 (including the failure of the Company to close the transactions contemplated by the PennCorp Purchase Agreement, if the Purchaser has notified the Company in writing that all conditions to closing thereunder have been satisfied and that the Purchaser demands that the Company close such transaction).

     (b) Indemnification Relating to the Unavailability of the Chase
Facility. The Purchaser will indemnify and hold harmless, without offset, the Company Indemnified Parties, and/or the Company will indemnify and hold harmless, without offset, the Purchaser Indemnified Parties, in each case from and against any and all liabilities arising under the PennCorp Purchase Agreement as a result of the Company's failure to proceed with the Acquisition (the "Acquisition Liabilities"), as follows:

          (i) If the conditions to the Chase Facility have not been satisfied as a result solely of (A) conditions, events or circumstances which cause any of the conditions contained in Section 5.3(a), (b) or (e) of this Agreement not to be satisfied or (B) conditions, events or circumstances which constitute (x) a breach or violation of any representation or warranty under this Agreement that involves or results from false statements or omissions made intentionally (in the sense of intending to mislead) or (y) a willful breach (in the sense that such breach is not inadvertent) by the Company of any covenant or agreement under this Agreement, then, in either such case, the Company, without offset, shall be solely responsible for, and shall indemnify and hold harmless, without offset, the Purchaser Indemnified Parties from and against, all Acquisition Liabilities.

          (ii) If the conditions to the Chase Facility have not been satisfied as a result of conditions, events or circumstances which constitute a breach or violation of any representation, warranty, covenant or agreement of the Company under this Agreement (other than (x) those set forth in clause (i) above or (y) breaches of representations or warranties that did not exist as of the date hereof but arise after such date and prior to the Closing Date because of conditions, events or circumstances outside the reasonable control of the Company), then the Company, without offset, shall be responsible for, and shall indemnify and hold harmless Purchaser Indemnified Parties from and against, 6% of the Acquisition Liabilities, and the Purchaser, without offset, shall be responsible for, and shall indemnify and hold harmless the Company Indemnified Parties from and against, 94% of the Acquisition Liabilities.

          (iii) If the conditions to the Chase Facility have not been met for any other reason whatsoever (including as a result of the failure of the Purchaser to proceed with the Purchase in violation of the terms of this Agreement), then the Purchaser, without offset, shall be solely responsible for, and shall indemnify and hold harmless the Company Indemnified Parties from and against all fees and expenses due to Chase under the Chase Commitment Letter and all Acquisition Liabilities.

     (c) Required Additional Investment. If Chase and/or the lenders under the Chase Facility has notified the Company that the Chase Facility will not be available to the Company unless a specified amount of additional equity is invested in the Company (the "Required Equity"), then the Purchaser, together with the other shareholders of the Company, shall have the right (but no obligation) to purchase additional shares of Common Stock in order to fund such Required Equity. If the Purchaser and any shareholder of the Company as of the date hereof (any such shareholders, the "Opting Shareholders") opt to purchase such shares, the Purchase Price Per Share shall be (x) if the Purchaser and the Company prior to the Closing agree on the price to be paid by the Purchaser and the Opting Shareholders for such additional shares of Common Stock, such agreed price, and (y) if the Purchaser and the Company cannot agree on the price to be paid for such additional shares of Common Stock by the Purchaser and the Opting Shareholders, a price per share equal to 60% of the per share Purchase Price determined under Article I. The Purchaser and the Opting Shareholders will be entitled to purchase such additional shares of Common Stock in proportion to their respective percentage shareholdings of the Company (after giving effect to the Closing but without giving effect to the infusion of the Required Equity). Nothing in this subsection (c), or any failure to invest under this subsection, shall impair any indemnity obligation under Sections 4.8(a) and (b).

     4.9 Consents. The Company and the Purchaser will use their reasonable best efforts to obtain all necessary waivers, consents and approvals of all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement and each agreement contemplated hereby, including, but not limited to, those required in connection with the filing of any required HSR Reports and Forms A to the Departments of Insurance of the applicable states and any filings to be made in connection with or in compliance with the provisions of each of the Securities Act, the Exchange Act and any applicable state securities laws.

     4.10 Use of Proceeds. The Company covenants and agrees that it will use the proceeds from the sale of the Shares hereunder solely to consummate the Acquisition.

     4.11 HSR Reports. If the Purchaser is required to file an HSR Report in connection with the Purchase, then the Purchaser shall so notify the Company in writing and, within 15 business days from the receipt by the Company of such notice, the Purchaser and the Company shall file with the Federal Trade Commission and the Antitrust Division of the Department of Justice, an HSR Report and any supplemental information which may be requested in connection with such HSR Reports. The Purchaser and the Company shall cooperate fully in the preparation of such filings.

     4.12 Exclusivity. The Company hereby agrees that prior to the Closing Date, the Company shall not, directly or indirectly, solicit, entertain or accept offers from persons (other than the Purchaser) for the investment contemplated by this Agreement. The Company hereby agrees that it will not, during the term of this Agreement and for a period of two years thereafter, consummate the Acquisition (or any other purchase or acquisition (by merger or otherwise) of any of the businesses or assets of PennCorp) without first consummating the Purchase, unless (i) this Agreement is terminated due to a breach by Purchaser of its obligations hereunder (ii) the Company and the Purchaser mutually agree not to consummate the transactions contemplated by the PennCorp Purchase Agreement or (iii) the Company is unable to consummate the transactions contemplated by the PennCorp Purchase Agreement as a result of the failure of or refusal by the Purchaser to give consent pursuant to Section 4.15 of this Agreement. If the Company enters into a transaction with PennCorp after the occurrence of any of the events described in (i), (ii) or (iii) above, the Company will either (x) obtain from PennCorp a complete release of the Purchaser from any liability or claims relating to the PennCorp Purchase Agreement (and the transactions contemplated thereby) or (y) indemnify the Purchaser for all such liabilities and claims.

     4.13 SEC Filings and Annual Statements. From and after the date hereof to the Closing the Company shall make all SEC Filings required to be filed under the Securities Act or the Exchange Act, and all amendments thereto. The Company shall deliver to the Purchaser a copy of each such SEC Filing and any Annual Statements of the Insurance Company Subsidiaries filed with any departments of insurance from and after the date hereof to the Closing (including all exhibits, interrogatories, notes and schedules thereto and any actuarial opinions, affirmations or certifications filed in connection therewith).

     4.14 Amendment or Termination of Purchase Agreement. The Company shall not amend or terminate the PennCorp Purchase Agreement without the prior written consent of the Purchaser (which consent may be given or withheld in the Purchaser's sole discretion).

     4.15 Actions Relating to the PennCorp Purchase Agreement. The Company shall not, without the Purchaser's prior consent (which consent may be given or withheld in the Purchaser's sole discretion), (i) indicate or acknowledge fulfillment of or waive any of the conditions to Closing set forth in Article VI of the PennCorp Purchase Agreement or (ii) with respect to any such conditions in the PennCorp Purchase Agreement that by their terms require that a specified event, action or circumstance occur or be performed to the satisfaction of the Company, indicate or acknowledge the Company's satisfaction as to such occurrence or performance. The Company shall perform all of its obligations under the PennCorp Purchase Agreement required to be performed by it prior to the closing of the Acquisition.

     4.16 Registration Rights Agreement. In connection with the transactions contemplated by this Agreement, the Company and the Purchaser will enter into the Registration Rights Agreement, a form of which is attached hereto as Exhibit C (the "Registration Rights Agreement").

     4.17 Shareholders Agreement. In connection with the transactions contemplated by this Agreement, the Company, the Purchaser and certain other shareholders of the Company will enter into a shareholders agreement, a form of which is attached hereto as Exhibit D (the "Shareholders Agreement").

     4.18 Employment Agreement. In connection with the transactions contemplated by this Agreement, the Company and Richard Barasch, President and Chief Executive Officer of the Company, will enter into an employment agreement, in the form of the draft dated December 30, 1998 (10:12 p.m. version) (the "Employment Agreement").

                                   ARTICLE V

                              CONDITIONS PRECEDENT

     5.1 Conditions to Each Party's Obligations. The respective obligations of each party to effect the transactions contemplated by this Agreement shall be subject to the fulfillment (or waiver by the Purchaser and the Company) on or prior to the Closing Date of the following conditions:

          (a) no United States or state authority or other agency or commission or United States or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary, or permanent) which is in effect and has the effect of prohibiting consummation of the transactions contemplated by this Agreement or restricting the operation of the business of the Company and the Subsidiaries as conducted on the date hereof in a manner that would have a Material Adverse Effect on the Company;

          (b) any waiting period applicable to the transactions contemplated by this Agreement and each agreement contemplated hereby, including, without limitation, those applicable to any HSR Report, any Form A required to be filed by, or any further approval required by, any Department of Insurance of any State or any other regulatory filing or any filing in connection with or in compliance with the provisions of each of the Securities Act, the Exchange Act and any applicable state securities laws shall have expired or been terminated;

          (c) the Closing provided for in Section 1.3 hereof shall occur simultaneously with the closing of the transactions contemplated by the PennCorp Purchase Agreement;

          (d) the shareholders of the Company shall have duly approved at the Special Meeting the Amendment, the issuance of the Shares to Capital Z and the other matters set forth in Section 4.2 of this Agreement; and

          (e) each of the Purchaser and the Company shall have received fully executed copies of the Registration Rights Agreement, the Shareholders' Agreement, the Employment Agreement and any and all other agreements, documents, certificates or instruments contemplated by this Agreement and any of the foregoing.

     5.2 Conditions to the Obligations of the Company. The obligation of the Company to effect the transactions contemplated by this Agreement shall be subject to the fulfillment (or waiver by the Company) on or prior to the Closing Date of the following additional conditions:

          (a) the Purchaser shall have performed in all material respects its obligations under this Agreement required to be performed by it on or prior to the Closing Date pursuant to the terms hereof, including without limitation payment of the Purchase Price pursuant to Section 1.1;

          (b) the representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such date, except to the extent that any such representation or warranty is made as of a specified date in which case such representation or warranty shall have been true and correct as of such date. The Purchaser shall have delivered a certificate to the effect set forth in Sections 5.2(a) and (b);

          (c) the Company shall have received fully executed copies of the Chase Facility set forth in the Chase Commitment Letter or similar arrangement;

          (d) all of the conditions to Closing set forth in Article VI of the PennCorp Purchase Agreement shall have been satisfied or waived;

          (e) the Company shall have received, in a form reasonably satisfactory to the Company, a favorable fairness opinion of its financial advisor in connection with the transactions contemplated hereunder and under the PennCorp Purchase Agreement, as of the date of the mailing of the Proxy Statement, as to the fairness on a financial basis of the terms of the Purchase and the transactions contemplated by this Agreement; and

          (f) all necessary waivers or consents to, approvals of and notices or filings with respect to the transactions contemplated by Sections 2.3, 3.8 and 3.17 of this Agreement shall have been obtained.

     5.3 Conditions to the Obligations of the Purchaser. The obligations of the Purchaser to effect the transactions contemplated by this Agreement shall be subject to the fulfillment (or waiver by the Purchaser) on or prior to the Closing Date of the following additional conditions (and the Purchaser agrees that if the conditions set forth below and in Section 5.1 above have been satisfied (or waived by the Purchaser), the Purchaser shall consummate the Purchase):

          (a) the Company shall not have violated its obligations under Sections 4.1(a), (c), (d), (e), (f) and (g), or Section 4.14 or 4.15 of this
     Agreement;

          (b) the representations and warranties of the Company contained in Sections 3.1, 3.2, 3.3, 3.5 and 3.7 of this Agreement shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such date, except to the extent that any such representation or warranty is made as of a specified date in which case such representation or warranty shall have been true and correct in all material respects as of such date. The Company shall have delivered to the Purchaser a certificate to the effect set forth in Sections 5.3(a) and (b);

          (c) the Purchaser shall have received the opinion of Simpson Thacher & Bartlett, special counsel to the Company in the form attached hereto as Exhibit E;

          (d) all necessary waivers or consents to, approvals of and notices or filings with respect to the transactions contemplated by Sections 2.3 and
     3.8 of this Agreement shall have been obtained;

          (e) neither the Company nor any of Barasch, Waegelein and Bryant shall have committed criminal fraud or otherwise engaged in felonious criminal conduct with respect to, or in the operation of, the business or affairs of the Company or any of its Subsidiaries;

          (f) all of the conditions to Closing set forth in Article VI of the PennCorp Purchase Agreement shall have been satisfied or waived; and

          (g) the Purchaser shall not have exercised its option, pursuant to
     Section 4.19 of this Agreement and Section 10.12 of the PennCorp Purchase Agreement, to cause an affiliate to assume the rights and obligations of the Company under the PennCorp Purchase Agreement and to terminate the Purchaser's obligation to Purchase the Shares pursuant to this Agreement.

                                   ARTICLE VI

                                 MISCELLANEOUS

     6.1 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:

          (a) by either the Company or the Purchaser, simultaneously with or at any time following the termination of the PennCorp Purchase Agreement;

          (b) by the Company, on the one hand, or the Purchaser, on the other hand, upon notice to the other, five Business Days after the failure by the shareholders of the Company to approve at the Special Meeting the Amendment and the issuance of the Shares pursuant to this Agreement;

          (c) if the transactions contemplated by the PennCorp Purchase Agreement fail to close by the date set forth in Section 9(b)(ii) of the PennCorp Purchase Agreement;

          (d) by either the Company or the Purchaser at any time after May 30, 1999; or

          (e) pursuant to the terms of Section 1.6(g).

     6.2 Amendment. This Agreement may be amended only by written agreement between the parties hereto.

     6.3 Waiver. At any time prior to the Closing Date, either party may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and (c) waive compliance by the other party with any of the agreements or conditions herein; provided, that any such waiver of or failure to insist on strict compliance with any such representation, warranty, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any agreement on the part of one party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

     6.4 Survival. The representations and warranties set forth in this Agreement shall survive the Closing for a period of 18 months thereafter. Notwithstanding the foregoing, (i) the representations and warranties contained in Sections 3.1, 3.2, 3.3, 3.5 and 3.7 shall survive without limitation and (ii) the representations and warranties contained in Sections 3.15 and 3.20 shall survive until the date which is 30 days after the date upon which the liability to which any claim may relate is barred by all applicable statutes of limitations (including all periods of extension, whether automatic or permissive). Claims based on the covenants and agreements set forth in Sections
1.4 and Articles II, III and IV which, by their terms are to be performed at or prior to the Closing may be made during the 18 month period following the Closing. All other covenants (including without limitation those contained in Section 1.6(g)) shall survive the Closing without limitation.

     6.5 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been given or made if in writing and delivered personally, sent by commercial carrier or registered or certified mail (postage prepaid, return receipt requested) or transmuted by facsimile with automated receipt confirmation to the parties at the following addresses and numbers:

        If to the Company, to:

       Universal American Financial Corp.
       Six International Drive, Suite 190
       Rye Brook, NY 10573-1068
       Fax: (914) 934-9123
       Attention: Richard A. Barasch

        with copies to:

       Harnett Lesnick & Ripps, P.A.
       NationsBank Tower
       150 E. Palmetto Park Road
       Suite 500
       Boca Raton, FL 33432-4832
       Fax: (561) 368-4315
       Attention: Judge Bertram Harnett

        and

       Simpson Thacher & Bartlett
       425 Lexington Avenue
       New York, NY 10017-3954
       Fax: (212) 455-2502
       Attention: Gary I. Horowitz, Esq.

        If to the Purchaser, to:

       Capital Z Partners, Ltd.
       One Chase Manhattan Plaza
       44th Floor
       New York, NY 10005
       Fax: (212) 898-8720
       Attention: Bradley E. Cooper

        with copies to:

       Paul, Weiss, Rifkind, Wharton & Garrison
       1285 Avenue of the Americas
       New York, NY 10019-6064
       Fax: (212) 757-3990
       Attention: David K. Lakhdhir, Esq.

     6.6 Headings; Agreement. The headings contained in this Agreement are inserted for convenience only and do not constitute a part of this Agreement. The term "Agreement" for purposes of representations and warranties hereunder shall be deemed to include the Exhibits hereto to be executed and delivered by parties relevant thereto.

     6.7 Publicity. So long as this Agreement is in effect, except as required by law, regulation or stock exchange requirements, the parties hereto shall not, and shall cause their affiliates not to, issue or cause the publication of any press release or other announcement with respect to the transactions contemplated by this Agreement or the other agreements contemplated hereby without the consent of the other party, which consent shall not be unreasonably withheld or delayed or without consulting with the other parties as to the content of such press release or other announcement.

     6.8 Entire Agreement. This Agreement (including all Exhibits hereto) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them.

     6.9 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. The Purchaser may transfer or assign this Agreement and all of its rights, interests and obligations hereunder to one or more of the following entities: any partnership of which the Purchaser is, directly or indirectly, the general partner, any limited liability company of which the Purchaser is, directly or indirectly, the managing member or any Associate of the Purchaser (provided that the Purchaser remains fully liable under this Agreement) or any other fund of which the general partner of the Purchaser is the general partner, and such assignee shall be a "Purchaser" for all purposes under this Agreement. Except as provided in the immediately preceding sentence, neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto without the prior written consent of the other party.

     6.10 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

     6.11 Governing Law. The validity and interpretation of this Agreement shall be governed by the laws of the State of New York, without reference to the conflict of laws principles thereof which might indicate the applicability of the laws of any other jurisdiction.

     6.12 Third Party Beneficiaries. This Agreement is not intended to confer upon any other person any rights or remedies hereunder.

     6.13 Costs and Expenses. Upon the consummation of the transactions contemplated hereby, the Company will pay all costs and expenses (including sales or transfer taxes, if any) incurred by the Purchaser in connection with the transactions contemplated hereby, including without limitation the reasonable legal fees and expenses of Paul, Weiss, Rifkind, Wharton & Garrison and any filing fees paid in connection with the filing of HSR Reports and Forms A by the Purchaser; provided, that if the transactions contemplated hereby are not consummated and the Company would be required to indemnify the Purchaser pursuant to Section 4.8(b)(i), the Company will pay all costs and expenses of the Purchaser referred to above.

     6.14 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement is not performed in accordance with the terms hereof, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

     IN WITNESS WHEREOF, the Purchaser and the Company have caused this Agreement to be duly signed as of the date first written above.

                                          UNIVERSAL AMERICAN FINANCIAL CORP.

                                          By:     /s/ RICHARD BARASCH
                                            ------------------------------------
                                              Name: Richard Barasch
                                              Title:   Chief Executive Officer

                                          CAPITAL Z FINANCIAL SERVICES FUND II,
                                          L.P.

                                          By: Capital Z Partners, L.P., general
                                              partner

                                              By: Capital Z Partners Ltd., its
                                                  General
                                                  Partner

                                          By:      /s/ BRADLEY COOPER
                                            ------------------------------------
                                              Name: Bradley Cooper
                                              Title:   Partner

                                                                           ANNEX
B

                               PURCHASE AGREEMENT

                                     AMONG

                       UNIVERSAL AMERICAN FINANCIAL CORP.

                        PENNCORP FINANCIAL GROUP, INC.,
                  PACIFIC LIFE AND ACCIDENT INSURANCE COMPANY,
                      PENNSYLVANIA LIFE INSURANCE COMPANY,
                      SOUTHWESTERN FINANCIAL CORPORATION,
                      CONSTITUTION LIFE INSURANCE COMPANY

                                      AND

                       PENNCORP FINANCIAL SERVICES, INC.
                            ------------------------

                            DATED DECEMBER 31, 1998
                            ------------------------

                               TABLE OF CONTENTS

                                                                               PAGE
                                                                               ----
ARTICLE I
DEFINITIONS................................................................     B-2
SECTION 1.1    Definitions.................................................     B-2
SECTION 1.2    Other Definitions...........................................     B-5
SECTION 1.3    Reserves....................................................     B-8
SECTION 1.4    Certain Interpretive Matters................................     B-8
ARTICLE II

THE ACQUISITION............................................................     B-8
SECTION 2.1    Consideration for the Shares and the PCFS Assets............     B-8
SECTION 2.2    Closing Transactions........................................     B-9
SECTION 2.3    Purchase Price Adjustment...................................    B-10
SECTION 2.4    Reserves Adjustment.........................................    B-12
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PFG, PLAC, SFC AND PCFS..................    B-14
SECTION 3.1    Organization and Qualification..............................    B-14
SECTION 3.2    Authorization...............................................    B-14
SECTION 3.3    No Violation................................................    B-15
SECTION 3.4    Capitalization of the Companies.............................    B-15
SECTION 3.5    PFI Subsidiaries and PCFS Assets............................    B-16
SECTION 3.6    Consents and Approvals......................................    B-16
SECTION 3.7    Financial Statements; Reserves..............................    B-17
SECTION 3.8    Absence of Undisclosed Liabilities..........................    B-18
SECTION 3.9    Absence of Certain Changes..................................    B-18
SECTION 3.10   Litigation..................................................    B-19
SECTION 3.11   Property; Liens and Encumbrances............................    B-19
SECTION 3.12   Certain Agreements..........................................    B-20
SECTION 3.13   Employee Benefit Plans......................................    B-20
SECTION 3.14   Taxes.......................................................    B-22
SECTION 3.15   Compliance with Applicable Law; Permits; Policies...........    B-25
SECTION 3.16   Brokers Fees and Commissions................................    B-27
SECTION 3.17   Proprietary Rights; Year 2000 Compliance....................    B-27
SECTION 3.18   Insurance...................................................    B-28
SECTION 3.19   Environmental Matters.......................................    B-28
SECTION 3.20   Books and Records...........................................    B-28
SECTION 3.21   Bank Accounts...............................................    B-28
SECTION 3.22   Insurance and Reinsurance...................................    B-29
SECTION 3.23   Labor Matters...............................................    B-29
SECTION 3.24   Purchase for Investment.....................................    B-30
SECTION 3.25   Affiliate Transactions......................................    B-30
SECTION 3.26   Bonuses.....................................................    B-30
SECTION 3.27   All Related Assets..........................................    B-30
SECTION 3.28   Litigation Arising Between Signing and Closing..............    B-30

                                                                               PAGE
                                                                               ----
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER....................................    B-31
SECTION 4.1    Organization; Qualifications and Operations.................    B-31
SECTION 4.2    Authorization...............................................    B-31
SECTION 4.3    No Violation................................................    B-31
SECTION 4.4    Capitalization..............................................    B-32
SECTION 4.5    Consents and Approvals......................................    B-32
SECTION 4.6    Brokers' Fees and Commissions...............................    B-32
SECTION 4.7    Purchase for Investment.....................................    B-32
SECTION 4.8    Financing...................................................    B-33
SECTION 4.9    SEC Reports.................................................    B-33
SECTION 4.10   Absence of Undisclosed Liabilities..........................    B-33
SECTION 4.11   Absence of Certain Changes..................................    B-33
SECTION 4.12   Compliance with Applicable Law; Permits; Licenses...........    B-33
ARTICLE V

COVENANTS..................................................................    B-34
SECTION 5.1    Conduct of Business Prior to the Closing....................    B-34
SECTION 5.2    Management of Companies.....................................    B-36
SECTION 5.3    Access to Information.......................................    B-36
SECTION 5.4    HSR Act Filings.............................................    B-37
SECTION 5.5    State Regulatory Approvals..................................    B-37
SECTION 5.6    Pre-Closing Restructuring Transactions......................    B-37
SECTION 5.7    Estimated Statement.........................................    B-37
SECTION 5.8    Transaction Bonuses.........................................    B-38
SECTION 5.9    Payments to Agents..........................................    B-38
SECTION 5.10   All Reasonable Efforts......................................    B-38
SECTION 5.11   Public Announcements........................................    B-38
SECTION 5.12   Disclosure Supplements......................................    B-39
SECTION 5.13   Employment and Employee Benefits............................    B-39
SECTION 5.14   Nonsolicitation.............................................    B-40
SECTION 5.15   Acquisition Proposals.......................................    B-40
SECTION 5.16   Section 338(h)(10) Election, Allocation of Purchase Price
                 under Sections 338 and 1060 and Matters Relating to
                 SWLIC.....................................................    B-41
SECTION 5.17   Tax Matters.................................................    B-41
SECTION 5.18   Financial Matters; Proxy Statement..........................    B-43
SECTION 5.19   Peninsular Licenses.........................................    B-43
SECTION 5.20   PCFS Licenses...............................................    B-44
SECTION 5.21   Change of Name..............................................    B-44
SECTION 5.22   Litigation Arising Between Signing and Closing..............    B-44
ARTICLE VI

CLOSING CONDITIONS.........................................................    B-44
SECTION 6.1    Conditions to the Obligations of Buyer under this
                 Agreement.................................................    B-44
SECTION 6.2    Conditions to the Obligations of Sellers under this
                 Agreement.................................................    B-46

                                                                               PAGE
                                                                               ----
ARTICLE VII

CLOSING....................................................................    B-47
SECTION 7.1    Closing.....................................................    B-47
ARTICLE VIII

SURVIVAL/INDEMNIFICATION...................................................    B-48
SECTION 8.1    Survival of Representations and Warranties;
                 Indemnification Obligations...............................    B-48
SECTION 8.2    Obligation of Buyer to Indemnify............................    B-50
SECTION 8.3    Notice and Opportunity to Defend............................    B-50
SECTION 8.4    Limitations on Indemnification..............................    B-51
SECTION 8.5    Set-off Rights..............................................    B-51
SECTION 8.6    Adjustment to Purchase Price; Offsetting Tax Benefits.......    B-52
SECTION 8.7    Exclusive Remedy............................................    B-52
ARTICLE IX

TERMINATION AND ABANDONMENT................................................    B-52
SECTION 9.1    Termination.................................................    B-52
SECTION 9.2    Expenses in the Event of Termination........................    B-53
SECTION 9.3    Procedure and Effect of Termination.........................    B-53
SECTION 9.4    Mutual Agreement of Parties.................................    B-53
SECTION 9.5    Confidentiality.............................................    B-54
ARTICLE X

MISCELLANEOUS PROVISIONS...................................................    B-54
SECTION 10.1   Post-Closing DI Reserves Information........................    B-54
SECTION 10.2   Amendment and Modification..................................    B-55
SECTION 10.3   Waiver of Compliance; Consents..............................    B-55
SECTION 10.4   Validity....................................................    B-55
SECTION 10.5   Expenses and Obligations....................................    B-55
SECTION 10.6   Parties in Interest.........................................    B-55
SECTION 10.7   Notices.....................................................    B-55
SECTION 10.8   Governing Law...............................................    B-56
SECTION 10.9   Counterparts................................................    B-57
SECTION 10.10  Headings....................................................    B-57
SECTION 10.11  Entire Agreement............................................    B-57
SECTION 10.12  Assignment..................................................    B-57

                                                                               PAGE
                                                                               ----
ANNEX A        Disclosure Schedule
ANNEX B        Terms of the Acquisition Notes
ANNEX C        Terms of Pledge and Security Agreement
ANNEX D        Form of Voting Agreement
ANNEX E        Pre-Closing Restructuring Transactions
ANNEX F        Opinions of Counsel to Sellers
ANNEX G        Opinions of Counsel to Buyer
EXHIBIT A      Terms of AmeriLife Marketing/Equity Arrangement
EXHIBIT B      Terms of Cologne Re Reinsurance Agreement
EXHIBIT C      Terms of Sale or Reinsurance of Union Bankers Comprehensive Accident
                 and Health Insurance
EXHIBIT D      Terms of Raleigh Lease Agreement
EXHIBIT E      Form of ConLife-Peninsular Reinsurance Agreement
EXHIBIT F      Terms of PCFS Services Agreement
EXHIBIT G      NOL Example

           [Annexes and Exhibits have been intentionally omitted for
                       purposes of this proxy statement]

                               PURCHASE AGREEMENT

     PURCHASE AGREEMENT (this "Agreement"), dated December 31, 1998, among Universal American Financial Corp., a New York corporation ("Buyer"), and PennCorp Financial Group, Inc., a Delaware corporation ("PFG"), Pacific Life and Accident Insurance Company, a Texas corporation ("PLAC"), Pennsylvania Life Insurance Company, a Pennsylvania corporation ("PennLife"), Southwestern Financial Corporation, a Delaware corporation ("SFC"), Constitution Life Insurance Company, a Texas corporation ("ConLife"), and PennCorp Financial Services, Inc., a Delaware corporation ("PCFS"). PFG, PLAC, PennLife, SFC, ConLife and PCFS are collectively referred to herein as the "Sellers."

                                R E C I T A L S:

     WHEREAS, PFG is the record and beneficial owner of all of the issued and outstanding shares of common stock, par value $1.00 per share (the "PFI Shares"), of PennCorp Financial, Inc., a Delaware corporation ("PFI");

     WHEREAS, PLAC, a wholly owned Subsidiary of PFG, is the record and beneficial owner of all of the issued and outstanding shares of common stock, par value $100.00 per share (the "PennLife Shares"), of PennLife;

     WHEREAS, PennLife is the record and beneficial owner of all of the issued and outstanding shares of common stock, par value $2.25 per share (the "Peninsular Shares"), of Peninsular Life Insurance Company, a North Carolina corporation ("Peninsular");

     WHEREAS, PennLife is the record and beneficial owner of all of the issued and outstanding shares of common stock, no par value (the "PC-Canada Common Shares"), of PennCorp Life Insurance Company, a Canadian corporation ("PC-Canada"), and all of the issued and outstanding preferred shares, no par value (the "PC-Canada Preferred Shares" and, together with the PC-Canada Common Shares, the "PC-Canada Shares"), of PC-Canada;

     WHEREAS, SFC, a wholly owned Subsidiary of PFG, is the record and beneficial owner of all of the issued and outstanding shares of common stock, par value $60.00 per share (the "ConLife Shares"), of ConLife;

     WHEREAS, ConLife is the record and beneficial owner of all of the issued and outstanding shares of common stock, par value $2.00 per share (the "Union Bankers Shares"), of Union Bankers Insurance Company, a Texas corporation ("Union Bankers");

     WHEREAS, Union Bankers is the record and beneficial owner of all of the issued and outstanding shares of common stock, par value $1.00 per share (the "Marquette Shares"), of Marquette National Life Insurance Company, a Texas corporation ("Marquette");

     WHEREAS, PCFS is a wholly owned Subsidiary of PFG;

     WHEREAS, PennLife and ConLife and their respective Subsidiaries are engaged in the insurance business and PFI and its Subsidiaries are engaged in the financial services business; and

     WHEREAS, Buyer, acting through its Subsidiaries, is engaged in the life and accident and health insurance business.

     NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, the parties hereto agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     SECTION 1.1  Definitions.  For purposes of this Agreement, the term:

     (a) "affiliate" means, as to a specified Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person.

     (b) "Allocation Schedule" means the Allocation Schedule relating to the 338(h)(10) Election.

     (c) "Annual Statement" means, with respect to a referenced Person, the annual statement of such Person filed with or submitted to the insurance regulatory authority in the jurisdiction in which such Person is domiciled on forms prescribed or permitted by such authority.

     (d) "Assumed Liabilities" means all obligations under the PCFS Licenses and other contracts (if any) included as part of the PCFS Assets, to the extent such obligations arise after the Closing Date.

     (e) "AVR" means, with respect to any Person domiciled in the United States, the Asset Valuation Reserve set forth in the balance sheet of such Person in accordance with SAP.

     (f) "Business Day" means any day that is not a Saturday, Sunday or other day on which banking institutions in the city of New York, New York are authorized or required by law or executive order to be closed.

     (g) "Chase Bank Facility" means the term loan facility and revolving credit facility provided to Buyer upon the terms and subject to the conditions of the Chase Commitment.

     (h) "Closing Statement" means the statement prepared by PennLife and ConLife calculating the capital and surplus (excluding AVR and IMR) of each of the PennLife Companies and each of the ConLife Companies in accordance with SAP as of the Closing Date (immediately prior to the Closing but after giving effect to the Closing Transactions) using the same assumptions and methodologies utilized in the preparation of such companies' December 31, 1998 Annual Statements and the preparation of the Estimated Statement.

     (i) "Code" means the Internal Revenue Code of 1986, as amended (including any successor code), and the rules and regulations promulgated thereunder.

     (j) "Commission" means the Securities and Exchange Commission.

     (k) "Companies" means the ConLife Companies, the PennLife Companies and the PFI Companies.

     (l) "ConLife Companies" means ConLife, Union Bankers and Marquette, but shall not include SWLIC.

     (m) "ConLife Employees" means (i) those employees of Services who primarily render services to or on behalf of any or all of the ConLife Companies as listed on Schedule 1.1(m) and (ii) all former employees of Services who, during the term of their employment with Services, primarily rendered services to or on behalf of any or all of the ConLife Companies and whose employment with Services was terminated for any reason (including retirement) prior to the Closing Date and who, as of the Closing Date, are not employed by PFG or any of its affiliates (excluding any of the Companies).

     (n) "ConLife Surplus Notes" mean (i) the Surplus Debenture, dated December 14, 1995, in the original principal amount of $80 million, issued by ConLife in favor of SFC or a wholly owned Subsidiary of SFC and (ii) the Surplus Debenture dated January 1, 1996, in the original principal amount of $40 million, issued by ConLife in favor of SFC or a wholly owned Subsidiary of SFC, each as amended from time to time to comply with requests or the requirements of the Texas Department of Insurance.

     (o) "Disclosure Schedule" means the Disclosure Schedule attached hereto as Annex A.

     (p) "Environmental Laws" means all applicable U.S. and Canadian federal, state, provincial or local laws (including but not limited to federal and state common law), statutes, codes, rules or regulations relating to the environment, natural resources, and pollution including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), the Hazardous Materials Transportation Act, 49 U.S.C. sec. 1801 et seq., as amended from time to time (HMTA), the Resource Conservation and Recovery Act, 42 U.S.C. sec. 6901 et seq., as amended from time to time (RCRA), the Federal Water Pollution Control Act, 33 U.S.C. sec. 1251 et seq., as amended from time to time (FWPCA), the Clean Air Act, 42 U.S.C. sec. 7401 et seq., as amended from time to time (CAA), and/or the Toxic Substances Control Act, 15 U.S.C. sec. 2601 et seq., as amended from time to time (TSCA).

     (q) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     (r) "Governmental Authority" means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

     (s) "Hazardous Materials" means (i) any wastes, substances, or materials which are defined as "hazardous material," "hazardous waste," "hazardous substance," "toxic material" or other similar designations in, or otherwise subject to regulation under, any applicable Environmental Laws; (ii) petroleum or petroleum byproducts; (iii) friable asbestos and/or any material which contains friable asbestos; and (iv) electrical equipment containing polychlorinated biphenyls (PCBs) in excess of 50 parts per million.

     (t) "IMR" means, with respect to any Person domiciled in the United States, the Interest Maintenance Reserve set forth on the balance sheet of such Person in accordance with SAP.

     (u) "Lincoln National Agreement" means the reinsurance agreement, dated September 30, 1998, between PennLife and Lincoln National Reassurance Company.

     (v) "Material Adverse Effect" means a materially adverse effect on the business, results of operations or financial condition of the PennLife Companies, the PFI Companies and the PCFS Assets, taken as a whole, or the ConLife Companies, taken as a whole, excluding the reserve deficiencies specifically identified in the reports of the Reserves Consultants.

     (w) "Nasdaq" means The Nasdaq Stock Market, Inc.

     (x) "PennLife Companies" means PennLife, Peninsular and PC-Canada.

     (y) "PennLife Employees" means (i) all employees of the PennLife Companies and (ii) all former employees of the PennLife Companies whose employment with the PennLife Companies was terminated for any reason (including retirement) prior to the Closing Date and who, as of the Closing Date, are not employed by PFG or any of its affiliates (excluding any of the Companies).

     (z) "Person" means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or, as applicable, any other entity.

     (aa) "PCFS Assets" means those assets of PCFS listed on Schedule 1.1(aa).

     (ab) "PCFS Employees" means (i) those employees of PCFS who primarily render services to or on behalf of any or all of the Companies as listed on
Schedule 1.1(ab) and any other employees of PCFS performing services primarily for the Companies who are hired between the date hereof and the Closing Date in accordance with Section 5.13(a) and (ii) all former employees of PCFS who, during the term of their employment with PCFS, primarily rendered services to or on behalf of any or all of the Companies and whose employment with PCFS was terminated for any reason (including retirement) prior to the Closing Date and who, as of the Closing Date, are not employed by PFG or any of its affiliates (excluding any of the Companies).

     (ac) "PFI Companies" means PFI and its wholly owned Subsidiaries.

     (ad) "PFI Employees" means (i) all employees of the PFI Companies and (ii) all former employees of the PFI Companies whose employment with the PennLife Companies was terminated for any reason (including retirement) prior to the Closing Date and who, as of the Closing Date, are not employed by PFG or any of its affiliates (excluding any of the Companies).

     (ae) "Phase III Taxes" means Taxes imposed under Section 815(f) of the Code by reference to Section 815 as in effect prior to the enactment of the Tax Reform Act of 1984.

     (af) "Quarterly Statement" means, with respect to a referenced Person, the quarterly statement of such Person submitted to the insurance regulatory authority in the state in which such Person is domiciled on forms prescribed or permitted by such authority.

     (ag) "Release" means any emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, release, or threatened release of Hazardous Materials into the environment.

     (ah) "Reserves Consultants" means (i) with respect to the disability income claims reserves of PennLife, Tillinghast, (ii) with respect to the non-disability income claims reserves of PennLife, BAS Actuarial Services, and
(iii) with respect to all other reserves of PennLife (excluding life insurance reserves), another independent actuarial firm of national reputation.

     (ai) "SAP" means the statutory accounting practices required or permitted by the National Association of Insurance Commissioners or the insurance regulatory authority in the jurisdiction of domicile of the referenced Person.

     (aj) "Services" means Southwestern Financial Services Corporation, a Delaware corporation and wholly owned Subsidiary of SFC.

     (ak) "Settlement Actuary" means Tillinghast, excluding the St. Louis office ("Tillinghast") or, if such firm is not available, such other independent actuarial firm of national reputation selected by the mutual agreement of Buyer and PFG or if Buyer and PFG cannot agree, a nationally recognized actuarial firm chosen by Tillinghast.

     (al) "Settlement Auditor" means PricewaterhouseCoopers or, if such firm is not available, such other independent accounting firm of national reputation selected by the mutual agreement of Buyer and PFG, or if Buyer and PFG cannot agree, a nationally recognized accounting firm chosen by PricewaterhouseCoopers.

     (am) "Shares" means the PFI Shares, the PennLife Shares, the Peninsular Shares, the PC-Canada Shares, the ConLife Shares and the Union Bankers Shares, collectively.

     (an) "Subsidiary" means, as to any Person, any other Person of which at least a majority of the outstanding shares or other equity interests having ordinary voting power for the election of directors or comparable managers of such Person is owned, directly or indirectly, by the referenced Person. For purposes of this Agreement, Buyer's Subsidiaries shall not include any of the Companies, notwithstanding the consummation of any of the Closing Transactions.

     (ao) "SWLIC" means Southwestern Life Insurance Company, a Texas corporation and wholly owned Subsidiary of ConLife.

     (ap) "Taxes" means any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including, without limitation, taxes imposed on, or measured by, income, franchise, profits or gross receipts, ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, Phase III Taxes, estimated withholding, employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and customs duties.

     (aq) "Tax Returns" means any report, return, declaration, claim for refund, information report or return or statement required to be supplied to a taxing authority in connection with Taxes, including any schedule or attachment thereto or amendment thereof.

     (ar) "Union Bankers Special Dividend" means the sum of the Peninsular Purchase Price and the PC-Canada Purchase Price, or such lesser amount necessary to keep the Union Bankers Target Capital Amount at the level specified in
Section 2.3(e) based on the Estimated Statement.

     (as) "U.S. Insurance Companies" means ConLife, Union Bankers, Marquette, PennLife and Peninsular, collectively.

     (at) "WARN" means the Worker Adjustment and Retraining Notification Act of 1988 and any similar state, local or Canadian "plant closing" or layoff statute.

     SECTION 1.2 Other Definitions. When used in this Agreement, the following terms shall have the meanings ascribed to them in Sections noted below:

TERM                                                          DEFINED IN
----                                                          ----------
1998 SAP Financial Statements...............................  Section 5.18(a)
338(h)(10) Election.........................................  Section 5.16
Accounts....................................................  Section 3.21
Acquisition Note Purchase Price.............................  Section 2.1
Acquisition Notes...........................................  Section 2.1
Actual Loss Experience......................................  Section 2.4(a)
Advest......................................................  Section 4.6
Agent Compensation..........................................  Section 3.15(e)
Aggregate Target Capital Amount.............................  Section 2.3(e)
Agreement...................................................  Preamble
Asserted Liability..........................................  Section 8.3(a)
Audited Financial Statements................................  Section 5.18
Banks.......................................................  Section 3.21
Basket Amount...............................................  Section 8.4(a)
Basket Exclusions...........................................  Section 8.4(a)
Benefit Plans...............................................  Section 3.13(a)
Bill of Sale, Assignment and Assumption Agreement...........  Section 2.2
Buyer.......................................................  Preamble
Buyer Actuary...............................................  Section 2.4(a)
Buyer Approvals.............................................  Section 4.5
Buyer Common Stock..........................................  Section 4.4
Buyer Indemnitees...........................................  Section 8.1(b)
Buyer Material Adverse Effect...............................  Section 4.1

TERM                                                          DEFINED IN
----                                                          ----------
Buyer Parties...............................................  Section 4.1
Buyer Plans.................................................  Section 5.13(b)
Buyer Sub...................................................  Section 2.2(i)
Capital Z...................................................  Section 4.8
Cash Purchase Price.........................................  Section 2.1
Chase Bank..................................................  Section 4.8
Chase Commitment............................................  Section 4.8
Chase Securities............................................  Section 4.6
Claim.......................................................  Section 8.1(b)
Claims Notice...............................................  Section 8.3(a)
Closing.....................................................  Section 7.1
Closing Date................................................  Section 7.1
Closing Transactions........................................  Section 2.2
Cologne Re..................................................  Section 2.3(e)
Company Employees...........................................  Section 5.13(a)
Confidentiality Agreement...................................  Section 9.4(a)
ConLife.....................................................  Preamble
ConLife Acquisition Note Purchase Price.....................  Section 2.1(b)
ConLife Cash Purchase Price.................................  Section 2.1(b)
ConLife Group...............................................  Section 3.14(n)
ConLife Insurance Approvals.................................  Section 3.6
ConLife Purchase Price......................................  Section 2.1(b)
ConLife Shares..............................................  Recitals
Deposit.....................................................  Section 3.15(i)
DOJ.........................................................  Section 3.6
ERISA.......................................................  Section 3.13(a)
ERISA Affiliate.............................................  Section 3.13(e)
Estimated Statement.........................................  Section 5.7
Financial Statements........................................  Section 3.7(d)
Fundamental Representations.................................  Section 8.1
GAAP........................................................  Section 3.7(d)
HSR Act.....................................................  Section 3.6
Indemnifying Party..........................................  Section 8.3(a)
Indemnitee..................................................  Section 8.3(a)
Integon.....................................................  Section 6.1(g)
Investment Agreements.......................................  Section 5.9(b)
Intellectual Property.......................................  Section 3.17
IRS.........................................................  Section 1.1(k)
KPMG........................................................  Section 5.18(a)
Leased Properties...........................................  Section 3.11(b)
Liens.......................................................  Section 3.11(b)
Litigation..................................................  Section 3.10
Losses......................................................  Section 8.1(b)
Marquette...................................................  Recitals
Marquette Shares............................................  Recitals
Material Contract...........................................  Section 3.12(a)
MEC.........................................................  Section 3.14(x)
Multiemployer Plan..........................................  Section 3.13(a)

TERM                                                          DEFINED IN
----                                                          ----------
New Employee Claims.........................................  Section 5.22
New Litigation..............................................  Section 5.22
NOLs........................................................  Section 3.14(ac)
Offsetting Tax Benefit......................................  Section 8.6(b)
Owned Properties............................................  Section 3.11(b)
PBGC........................................................  Section 3.13(e)
PC-Canada...................................................  Recitals
PC-Canada Common Shares.....................................  Recitals
PC-Canada Preferred Shares..................................  Recitals
PC-Canada Purchase Price....................................  Section 2.1(d)
PC-Canada Shares............................................  Recitals
PCFS........................................................  Preamble
PCFS Licenses...............................................  Section 5.20
PCFS Purchase Price.........................................  Section 2.1(g)
Peninsular..................................................  Recitals
Peninsular Purchase Price...................................  Section 2.1(c)
Peninsular Shares...........................................  Recitals
PennLife....................................................  Preamble
PennLife Acquisition Note Purchase Price....................  Section 2.1(e)
PennLife Cash Purchase Price................................  Section 2.1(e)
PennLife Insurance Approvals................................  Section 3.6
PennLife Insurance Reserves.................................  Section 5.3(b)
PennLife Purchase Price.....................................  Section 2.1(e)
PennLife Shares.............................................  Recitals
PFG.........................................................  Preamble
PFG Group...................................................  Section 3.14(n)
PFI.........................................................  Recitals
PFI Acquisition Note Purchase Price.........................  Section 2.1(f)
PFI Cash Purchase Price.....................................  Section 2.1(f)
PFI Purchase Price..........................................  Section 2.1(f)
PFI Shares..................................................  Recitals
PFI Subsidiaries............................................  Section 3.5(a)
PLAC........................................................  Preamble
PLAC Group..................................................  Section 3.14(n)
Post-Closing Compensation Obligations.......................  Section 5.9(b)
Pre-Closing Restructuring Transactions......................  Section 5.6
Pre-Sale Obligations........................................  Section 5.9(a)
Proxy Statement.............................................  Section 5.18(c)
Purchase Price..............................................  Section 2.1
Reinsurance Agreements......................................  Section 3.22(a)
Required Permits............................................  Section 3.15(b)
Review Letter...............................................  Section 5.18(a)
SAP Financial Statements....................................  Section 3.7(a)
SEC Reports.................................................  Section 4.9
Seller Refund...............................................  Section 5.17(d)
Seller Net Refund Amount....................................  Section 5.17(d)
Sellers.....................................................  Preamble
Series C-1 Holders..........................................  Section 4.2

TERM                                                          DEFINED IN
----                                                          ----------
SFC.........................................................  Preamble
Substituted Buyer...........................................  Section 10.12
SWLIC Basis Adjustments.....................................  Section 5.16(c)
SWLIC Valuation Opinion.....................................  Section 5.16(c)
SWLIC Value.................................................  Section 5.16(c)
Target Capital Amount.......................................  Section 2.3(e)
Tax Representation Claim....................................  Section 8.1(a)
Technology Systems..........................................  Section 3.17(b)
Transaction Bonus...........................................  Section 3.26
UAFC Share Purchase Agreement...............................  Section 4.8
Unaudited Financial Statements..............................  Section 3.7(d)
Union Bankers...............................................  Recitals
Union Bankers Acquisition Note Purchase Price...............  Section 2.1(a)
Union Bankers Cash Purchase Price...........................  Section 2.1(a)
Union Bankers Purchase Price................................  Section 2.1(a)
Union Bankers Shares........................................  Recitals

     SECTION 1.3 Reserves. With respect to health claims reserves, references herein to such reserves include loss adjustment expenses.

     SECTION 1.4 Certain Interpretive Matters. Unless otherwise noted, all references herein to "$" or dollar amounts are to lawful currency of the United States of America. Unless the context otherwise requires, all references to Sections, Articles, Annexes or Exhibits are to Sections, Articles, Annexes or Exhibits to this Agreement.

                                   ARTICLE II

                                THE ACQUISITION

     SECTION 2.1 Consideration for the Shares and the PCFS Assets. At the Closing, upon the terms and subject to the conditions of this Agreement and in reliance upon the representations, warranties and agreements contained herein, Sellers shall sell to Buyer, and Buyer shall purchase or cause to be purchased from Sellers, in the manner described in Section 2.2, all of the Shares and the PCFS Assets for an aggregate purchase price of $136,000,000 in cash (the "Cash Purchase Price") and 8.0% subordinated notes (the "Acquisition Notes") issued by Buyer in the aggregate original principal amount of $39,000,000, containing the material terms set forth on Annex B and otherwise in form and substance mutually satisfactory to Buyer and Sellers, subject to adjustment as provided in Sections
2.3 and 2.4, allocable as set forth below, and subject to Section 5.19:

          (a) for the Union Bankers Shares, $18,748,000 in cash (the "Union Bankers Cash Purchase Price") and $7,052,000 principal amount of Acquisition Notes (the "Union Bankers Acquisition Note Purchase Price" and, together with the Union Bankers Cash Purchase Price, the "Union Bankers Purchase Price");

          (b) for the ConLife Shares, $6,250,000 in cash (the "ConLife Cash Purchase Price") and $2,350,000 principal amount of Acquisition Notes (the "ConLife Acquisition Note Purchase Price" and, together with the ConLife Cash Purchase Price, the "ConLife Purchase Price");

          (c) for the Peninsular Shares, $13,300,000 in cash (the "Peninsular Purchase Price");

          (d) for the PC-Canada Shares, $18,000,000 in cash (the "PC-Canada Purchase Price");

          (e) for the PennLife Shares, $73,542,000 in cash (the "PennLife Cash Purchase Price") and $27,658,000 principal amount of Acquisition Notes (the "PennLife Acquisition Note Purchase Price" and, together with the PennLife Cash Purchase Price, the "PennLife Purchase Price");

          (f) for the PFI Shares, $5,160,000 in cash (the "PFI Cash Purchase Price") and $1,940,000 principal amount of Acquisition Notes (the "PFI Acquisition Note Purchase Price" and, together with the PFI Cash Purchase Price, the "PFI Purchase Price"); and

          (g) for the PCFS Assets, $1.0 million in cash (the "PCFS Purchase Price").

     The Union Bankers Acquisition Note Purchase Price, the ConLife Acquisition Note Purchase Price, the PennLife Acquisition Note Purchase Price and the PFI Acquisition Note Purchase Price are collectively referred to as the "Acquisition Note Purchase Price," and the Cash Purchase Price and the Acquisition Note Purchase Price, as adjusted pursuant to Sections 2.3 and 2.4, are collectively referred to as the "Purchase Price."

     SECTION 2.2 Closing Transactions. Subject to Section 5.19, at and simultaneously with the Closing, on the terms and subject to the conditions of this Agreement, the parties shall cause the following transactions (the "Closing Transactions") to occur in the order set forth below:

          (a) Union Bankers shall distribute to ConLife the Union Bankers Special Dividend;

          (b) in consideration for the Peninsular Purchase Price, PennLife shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase and acquire from PennLife, the Peninsular Shares, free and clear of any Liens, other than those which may be created by Buyer;

          (c) (i) in consideration for payment by PLAC of an amount equal to the PC-Canada Purchase Price, PennLife shall sell, assign, transfer and convey to PLAC, and PLAC shall purchase and acquire from PennLife, the PC-Canada Shares, free and clear of any Liens, and (ii) in consideration for the PC-Canada Purchase Price, PLAC shall sell, assign, transfer and convey to Buyer or such other entity as Buyer may designate, and Buyer or Buyer's designee shall purchase and acquire from PLAC, the PC-Canada Shares, free and clear of any Liens, other than those which may be created by Buyer;

          (d) in consideration for the Union Bankers Purchase Price, ConLife shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase and acquire from ConLife, the Union Bankers Shares, free and clear of any Liens, other than those which may be created by Buyer, and in consideration for the PennLife Purchase Price, PLAC shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase and acquire from PLAC, the PennLife Shares, free and clear of any Liens, other than those which may be created by Buyer;

          (e) in full repayment of ConLife's obligations under the ConLife Surplus Notes after which, without further action, such Notes shall be canceled and shall be null and void and ConLife shall have no further liability to SFC with respect thereto, ConLife (i) shall distribute all of the issued and outstanding capital stock of SWLIC to SFC and (ii) shall pay to SFC the Union Bankers Acquisition Note Purchase Price and an amount in cash equal to the sum of (x) the Union Bankers Cash Purchase Price and (y) the Union Bankers Special Dividend and (iii) shall distribute and transfer to SFC any remaining capital and surplus of ConLife in excess of $3.3 million;

          (f) in consideration for the ConLife Purchase Price, SFC shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase and acquire from SFC, the ConLife Shares, free and clear of any Liens, other than those which may be created by Buyer;

          (g) in consideration for the PFI Purchase Price, PFG shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase and acquire from PFG, the PFI Shares, free and clear of any Liens, other than those which may be created by Buyer; and

          (h) in consideration for the PCFS Purchase Price, PCFS shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase and acquire from PCFS, the PCFS Assets, free and clear of any Liens, other than those which may be created by Buyer; and

          (i) Buyer shall sell, assign, transfer and convey to American Exchange Life Insurance Company, a Texas corporation, and/or such other subsidiary of Buyer as Buyer may designate ("Buyer Sub"), all (or, at Buyer's option, a portion) of the Shares and other assets acquired by Buyer under this Agreement in exchange for (x) shares of Buyer Sub and (y) surplus notes of Buyer Sub with an aggregate principal amount less than or equal to the sum of the Acquisition Note Purchase Price attributable to the Shares sold to Buyer Sub and the amount borrowed from Chase Bank and other financial institutions to finance the acquisition contemplated hereby.

          (j) On the Closing Date or, at the option of Buyer, on the day following the Closing Date, Union Bankers shall distribute the Marquette Shares to Buyer Sub.

     If requested by Buyer, Sellers shall cooperate in good faith to restructure the manner and order in which the Companies or their operations are acquired and if Buyer designates a purchaser for the PC-Canada Shares as described in Section 2.2(c) above, Sellers shall transfer the PC-Canada Shares to Buyer's designee, provided that such restructuring or designation either (x) does not result in additional cost to Sellers or additional indemnification obligations of Sellers under Section 8.1 or (y) at Buyer's option, Buyer unconditionally indemnifies Sellers with respect to any such additional costs and waives any such additional indemnification obligations as referenced in (x) above.

     Upon each sale, assignment, transfer and conveyance of the respective Shares described above, the relevant Seller shall deliver to Buyer, in the case of (b), (c), (d), (f) and (g) above, share certificates constituting such Shares, duly endorsed in blank or accompanied by stock powers duly executed in blank, in proper form for transfer.

     Upon the sale, assignment, transfer and conveyance of the PCFS Assets as described above, PCFS and Buyer will execute and deliver a bill of sale, assignment and assumption agreement (the "Bill of Sale, Assignment and Assumption Agreement") with respect to the sale by PCFS of the PCFS Assets and the assumption by Buyer of the Assumed Liabilities. Subject to the indemnification provided in Section 8.1(b)(xii), Buyer waives compliance with any and all bulk sales laws in connection with the sale and purchase of the PCFS Assets.

     SECTION 2.3  Purchase Price Adjustment.

     (a) As promptly as practicable (but in no event more than 90 days) after the Closing Date, Buyer will cause PennLife and ConLife to prepare the Closing Statement and will deliver it to PFG. The capital and surplus amounts reflected in the Closing Statement shall be in sufficient detail to permit PFG to verify the same. The Closing Statement to be delivered to PFG will be accompanied by a certificate of Buyer's Chief Financial Officer certifying that the Closing Statement has been prepared in accordance with SAP as of the Closing Date using the same assumptions and methodologies utilized in the preparation of the Estimated Statement. At the request of PFG, after the Closing Statement has been prepared, Buyer will cause its personnel and independent auditors to (i) provide to PFG and PFG's independent auditors (A) a reconciliation of the differences between the Closing Statement and the Estimated Statement in sufficient detail for PFG to reconcile such differences and (B) copies of financial statements and such work papers and other documents relating to the preparation of the Closing Statement as PFG or PFG's independent auditors may reasonably request and (ii) cooperate with, and be reasonably available to, PFG and PFG's independent auditors and provide such other information reasonably requested by PFG or PFG's independent auditors concerning the Closing Statement and any accounting, auditing and actuarial issues related thereto, in each case in good faith and in a manner and at such times so as to enable PFG to complete its review and analysis of the Closing Statement within the period specified in paragraph (b) below.

     (b) Within 20 Business Days after PFG's receipt of the Closing Statement, PFG will provide Buyer with written notice indicating whether PFG agrees or disagrees with the capital and surplus amounts (excluding AVR and IMR) reflected in such statement. If PFG in such notice agrees with the capital and surplus amounts (excluding the AVR and IMR) reflected in the Closing Statement or if PFG fails to deliver to Buyer such written notice within such 20 Business Day period, the Closing Statement shall be deemed final and binding upon the parties. If PFG in such notice disagrees with the capital and surplus amounts (excluding AVR and IMR) reflected in the Closing Statement, within ten Business Days after PFG delivers such notice to Buyer of its disagreement with Buyer's calculation, PFG and Buyer will begin good faith negotiations to resolve such disagreement.

     (c) If PFG and Buyer are unable to resolve such disagreement in good faith within ten Business Days after such negotiations begin, such disagreement will be submitted to the Settlement Auditor for resolution. PFG and Buyer will cooperate with the Settlement Auditor and will proceed in good faith to cause the Settlement Auditor to resolve such disagreement within 30 days after such disagreement is submitted to the Settlement Auditor. PFG and Buyer will each pay one-half of the fees and expenses of the Settlement Auditor; provided, however, that if the Settlement Auditor's written report indicates that PFG or Buyer was the prevailing party in the dispute, the non-prevailing party shall pay 100% of the fees and expenses of the Settlement Auditor.

     (d) The Settlement Auditor, in its sole discretion, will determine (i) the nature and extent of the participation by PFG, Buyer, and their respective agents in connection with any disagreement submitted to the Settlement Auditor for resolution, (ii) the nature and extent of information that PFG and Buyer may submit to the Settlement Auditor for consideration in connection with such resolution and (iii) the personnel of the Settlement Auditor who will review such information and resolve such disagreement. The Settlement Auditor's resolution of any such disagreement, with respect to dollar amounts, must fall within the range of the disputed amounts stated by PFG and Buyer and will be reflected in a written report which will be delivered promptly to, and will be final and binding upon, PFG and Buyer. The Closing Statement will be adjusted accordingly to reflect any such resolution and, as adjusted, shall be final and binding upon the parties.

     (e) Upon the earlier to occur of (i) the parties' agreement with respect to the capital and surplus amounts reflected in the Closing Statement or (ii) the delivery of the report of the Settlement Auditor as provided in Section 2.3(d) hereof with respect to a dispute relating to the Closing Statement: (A) PFG will pay to Buyer the amount, if any, by which (x) in the case of the PennLife Companies (excluding PC-Canada) or the ConLife Companies, the capital and surplus (excluding AVR and IMR) reflected in the Closing Statement for such Company is less than the Target Capital Amount (defined below) for such Company and (y) in the case of PC-Canada, total shareholders equity (calculated in accordance with Canadian generally accepted accounting principles) reflected in the Closing Statement under the heading "PC-Canada Section 2.3(e)(A) Amount" is less than the Target Capital Amount for PC-Canada; and (B) PFG will pay to Buyer the amount, if any, by which the aggregate capital and surplus (for all PennLife Companies, including PC-Canada, and all ConLife Companies, calculated in accordance with SAP) of the PennLife Companies and the ConLife Companies, taken as a whole, reflected in the Closing Statement is less than (x) the sum of $72.3 million plus the earnings of the PennLife Companies and the ConLife Companies for the period commencing on January 1, 1999 and ending on the Closing Date, as reflected in the Closing Statement (the "Aggregate Target Capital Amount") minus
(y) any amounts payable by PFG pursuant to clause (A) of this Section 2.3(e). For purposes of this Section 2.3(e), "earnings" means operating earnings of the Companies and specifically excludes (A) earnings from wholly owned Subsidiaries that are not Companies and the earnings of the Companies otherwise includable in another Company's earnings if duplicative or redundant, (B) earnings that do not increase surplus, including, without limitation, the amortization of the ceding commission of Cologne Life Reinsurance Company ("Cologne Re") at Union Bankers,
(C) tax payments or liabilities from wholly owned Subsidiaries (including the Companies) and (D) earnings associated with the transactions contemplated or required by this Agreement, including without limitation those set forth in Annex E. Such payment will be made by wire transfer of immediately available funds to such account as the party entitled to receive such payment specifies in writing to the party required to make such payment. "Target Capital Amount" means (i) $3.3 million, in respect of ConLife, (ii) $14.0 million, in respect of Union Bankers (not including any amounts attributable to Marquette), (iii) $5.1 million, in respect of Marquette, (iv) $36.0 million, in respect of PennLife,
(v) $10.2 million, in respect of Peninsular (which amounts will be reflected in the Forms A to be filed with the appropriate insurance regulatory authorities), and (vi) Can.$21.946 million, in respect of PC-Canada. Sellers will use their reasonable best efforts to cause any additional capital and surplus in the Companies over and above the sum of their individual Target Capital Amounts (but not greater than the Aggregate Target Capital Amount) to be contributed to PennLife; provided, that for purposes only of this sentence, the Target Capital Amount for PC-Canada will be deemed to be $500,000 or actual capital and surplus in accordance with SAP, if greater.

     (f) At the Closing, PFI will have $4.5 million in cash recorded on its balance sheet.

     (g) If Buyer does not request that Sellers recapture the Lincoln National Agreement prior to the Closing, the Target Capital Amount for PennLife and the Aggregate Target Capital Amount will be calculated without giving effect to the surplus generated as a result of the Lincoln National Agreement through the Closing Date.

     SECTION 2.4  Reserves Adjustment.

     (a) On the fifth anniversary of the Closing Date, Buyer will cause an actuary of national reputation (the "Buyer Actuary") to compare (i) the disability insurance claims reserves of PennLife as of the Closing Date, as set forth in the Closing Statement (the "DI Reserves"), to (ii) actual loss payments and loss adjustment expense payments and actual losses and loss adjustment expenses incurred by PennLife during the five-year period following the Closing Date relating to all disability insurance policies in force as of the Closing Date, together with any outstanding claims reserves in respect of disability insurance policies in force as of the Closing Date that remain in force as of the fifth anniversary of the Closing Date (if any) (the "Actual Loss Experience"). The Buyer Actuary will prepare and deliver a report on the adequacy of the DI Reserves in relation to Actual Loss Experience, including a calculation of the difference between the DI Reserves and the Actual Loss Experience (the "DI Claims Report"). The DI Claims Report shall be prepared in accordance with sound actuarial practice, taking into account SAP and the actuarial assumptions and methodologies used by Buyer for SAP financial reporting purposes, and shall set forth in reasonable detail, including the supporting assumptions and methodologies, the actuaries' determination of the amount by which the DI Reserves were deficient compared to Actual Loss Experience or the amount by which the DI Reserves exceeded Actual Loss Experience. Upon completion of such review (which shall not be later than 90 days after the fifth anniversary of the Closing Date), Buyer shall deliver the DI Claims Report to PFG. At the request of PFG, after the DI Claims Report has been prepared, Buyer will cause its personnel and the Buyer Actuary to (i) provide to PFG and its independent actuaries copies of such workpapers and other documents relating to the preparation of the DI Claims Report as PFG or its independent actuaries may reasonably request and (ii) cooperate with, and be reasonably available to, PFG and its independent actuaries and provide such other information reasonably requested by PFG or its independent actuaries concerning the DI Claims Report and any issues related thereto, in each case in good faith and in a manner and at such times as to enable PFG and its independent actuaries to complete its review and analysis of the DI Claims

Report within the period specified in paragraph (b) below. The amount by which the DI Reserves are deficient compared to Actual Loss Experience or the amount by which the DI Reserves exceed Actual Loss Experience, as agreed by the parties or reflected in the DI Claims Report (as modified by the Settlement Actuary), in each case discounting the Actual Loss Experience to the Closing Date at a discount rate of 4.5%, are referred to as the "DI Reserve Deficiency" and the "DI Reserve Positive Development," respectively.

     (b) Within 30 Business Days after PFG's receipt of the DI Claims Report, PFG will provide Buyer with written notice indicating whether PFG agrees or disagrees with the information contained in the DI Claims Report. If PFG in such notice agrees with the information contained in the DI Claims Report or if PFG fails to deliver to Buyer such written notice within such 30 Business Day period, the information contained in the DI Claims Report shall be final and binding upon the parties. If PFG in such notice disagrees with the information contained in the DI Claims Report, within ten Business Days after PFG delivers such notice to Buyer of its disagreement with the DI Claims Report, PFG and Buyer will begin good faith negotiations to resolve such disagreement.

     (c) If PFG and Buyer are unable to resolve such disagreement in good faith within ten Business Days after such negotiations begin, such disagreement will be submitted to the Settlement Actuary for resolution. PFG and Buyer will cooperate with the Settlement Actuary and will proceed in good faith to cause the Settlement Actuary to resolve such disagreement within 30 days after such disagreement is submitted to the Settlement Actuary. PFG and Buyer will each pay one-half of the fees and expenses of the Settlement Actuary.

     (d) The Settlement Actuary, in its sole discretion, will determine (i) the nature and extent of the participation by PFG, Buyer and their respective agents in connection with any disagreement submitted to the Settlement Actuary for resolution, (ii) the nature and extent of information that PFG and Buyer may submit to the Settlement Actuary for consideration in connection with such resolution and (iii) the personnel of the Settlement Actuary who will review such information and resolve such disagreement. The Settlement Actuary's resolution of any such disagreement, with respect to dollar amounts, must fall within the range of the disputed amounts stated by PFG and Buyer and will be reflected in a written report which will be delivered promptly to, and will be final and binding upon, PFG and Buyer.

     (e) Within five Business Days after the earlier to occur of (i) the parties' agreement with respect to the level of the DI Reserve Deficiency or DI Reserve Positive Development or (ii) the delivery of the report of the Settlement Actuary as provided in Section 2.4(d) hereof: (A) in the event of a DI Reserve Deficiency, PFG will make a cash payment to Buyer equal to the DI Reserve Deficiency (tax-effected in accordance with the principles of Section 8.6) plus interest thereon at a rate equal to the interest rate on the Acquisition Notes, compounded quarterly from the Closing Date to the date on which such payment is made up to a maximum amount equal to the original principal amount of the Acquisition Notes plus accrued interest thereon at a rate equal to the interest rate on the Acquisition Notes compounded quarterly from the Closing Date to the date of such payment; provided, however, that PFG may, at its option, satisfy any portion or all of its obligation by directing Buyer to reduce the then-accreted value of the Acquisition Notes by the amount that it is satisfying pursuant to this proviso; and (B) in the event of a Positive Reserve Development, Buyer will issue additional Acquisition Notes having an aggregate principal amount as of the date of issuance equal to the amount of the DI Reserve Positive Development (tax-effected in accordance with the principles of Section 8.6(b) to take into account the amount by which Buyer's taxable income is greater than it would have been had there been no DI Reserve Positive Development) plus interest thereon at a rate equal to the interest rate on the Acquisition Notes, compounded quarterly from the Closing Date to the date on which such additional Acquisition Notes are issued, up to a maximum of $10 million plus interest thereon at a rate equal to the interest rate on the Acquisition Notes, compounded quarterly. Any reduction in the principal amount of the Acquisition Notes pursuant to the proviso in clause (A) above will be effected in accordance with, and upon the terms and subject to the conditions of, the Pledge and Security Agreement to be entered into by PFG and Buyer, on the terms attached hereto as Annex C.

                                  ARTICLE III

           REPRESENTATIONS AND WARRANTIES OF PFG, PLAC, SFC AND PCFS

     PFG, with respect to all matters set forth in this Article III, jointly and severally with PLAC, SFC and PCFS, represents and warrants to Buyer; PLAC, with respect only to matters relating to itself and the PennLife Companies, severally and not jointly with any other Seller (except PFG) represents and warrants to Buyer; and SFC, with respect only to matters relating to itself and the ConLife Companies, severally and not jointly with any other Seller (except PFG) represents and warrants to Buyer; and PCFS, with respect to matters relating to itself and the PCFS Assets, severally and not jointly with any other Seller (except PFG) represents and warrants to Buyer, as follows:

     SECTION 3.1  Organization and Qualification.

     (a) Each of the Sellers and the Companies is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, which as to each of the Companies is set forth opposite its name in Section 3.1(a) of the Disclosure Schedule, with all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted. Sellers have delivered or made available to Buyer a true and complete copy of the Certificate or Articles of Incorporation and Bylaws (or similar organizational documents) of each of the Companies.

     (b) Each of the Companies is qualified or licensed to do business as a foreign corporation or extra-provincial corporation and is in good standing in every jurisdiction where the nature of the business conducted by it or the properties owned or leased by it requires qualification, except where the failure to be so qualified, licensed or in good standing would not reasonably be expected to have a Material Adverse Effect. Schedule T of each of the PennLife Companies' (except PC-Canada) and ConLife Companies' Annual Statements for the year ended December 31, 1997 and the Annual Statement of PC-Canada set forth a true and complete list of each jurisdiction in which each of the respective PennLife Companies (including PC-Canada) and ConLife Companies is qualified or licensed to do business and is in good standing to transact the business of life and/or accident and health insurance.

     (c) Each U.S. domiciled PennLife Company and ConLife Company is domiciled in its jurisdiction of incorporation, is not deemed to be domiciled in any other jurisdiction, and is licensed to write the types of insurance shown in Section 3.1(c) of the Disclosure Schedule in the jurisdictions shown in such Section, which are all the types of insurance issued by such Companies and all the jurisdictions in which each such Company writes such insurance. Except as set forth in Section 3.1(c) of the Disclosure Schedule, no such license is the subject of a proceeding for suspension or revocation or any similar proceedings and, to the knowledge of Sellers, there is no pending threat of such suspension or revocation by any licensing authority. Each U.S. domiciled PennLife Company and ConLife Company is a "life insurance company" within the meaning of Section 816 of the Code.

     SECTION 3.2 Authorization. Sellers have full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Sellers, the performance by Sellers of their respective obligations hereunder, and the consummation by Sellers of the transactions contemplated hereby, have been duly authorized by their respective Boards of Directors and, where applicable, their respective shareholders. No other corporate action on the part of Sellers is necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each Seller and constitutes a valid and binding obligation of each Seller, enforceable against each Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

     SECTION 3.3 No Violation. Except as set forth in Section 3.3 of the Disclosure Schedule, neither the execution and delivery of this Agreement by Sellers, the performance by Sellers of their obligations hereunder nor the consummation by Sellers or the Companies of the transactions contemplated hereby will (a) violate, conflict with or result in any breach of any provision of the Certificate or Articles of Incorporation or Bylaws (or similar organizational documents) of any Seller or any of the Companies, (b) violate or conflict with or result in a violation or breach of, or constitute a default or give rise to any right of termination or acceleration (with or without due notice or lapse of time or both) or result in the acceleration of any payments under the terms, conditions or provisions of any note, bond, mortgage, indenture or deed of trust, license, lease or agreement to which any Seller or any of the Companies is a party or by which any of their assets is bound, (c) violate any order, writ, judgment, injunction, decree, statute, rule or regulation of any Governmental Authority applicable to any Seller or any of the Companies or any of their respective assets or (d) result in the creation of any Lien upon any of the assets of any Seller, any of the Companies or PCFS (other than any Liens created by Buyer), except in the cases of clauses (b), (c) and (d) above, for those violations, conflicts, breaches and defaults which would not reasonably be expected to have a Material Adverse Effect.

     SECTION 3.4  Capitalization of the Companies.

     (a) The authorized capital stock of PennLife consists of 50,000 PennLife Shares. As of the date hereof, there are 45,946 PennLife Shares issued and outstanding, all of which have been validly issued, are fully paid and non-assessable and were not issued in violation of any preemptive rights. The authorized capital stock of PFI consists of 1,000 PFI Shares. As of the date hereof, there are 1,000 PFI Shares issued and outstanding, all of which have been validly issued, are fully paid and non-assessable and were not issued in violation of any preemptive rights. The authorized capital stock of ConLife consists of 50,000 ConLife Shares. As of the date hereof, there are 49,998 ConLife Shares issued and outstanding, all of which have been validly issued, are fully paid and non-assessable and were not issued in violation of any preemptive rights. The authorized capital stock of Union Bankers consists of 1,360,000 Union Bankers Shares. As of the date hereof, there are 1,334,001 Union Bankers Shares issued and outstanding, all of which have been validly issued, are fully paid and non-assessable and were not issued in violation of any preemptive rights. The authorized capital stock of Marquette consists of 2,100,000 Marquette Shares. As of the date hereof, there are 175,000 Marquette Shares issued and outstanding, all of which have been validly issued, are fully paid and non-assessable and were not issued in violation of any preemptive rights. The authorized capital stock of Peninsular consists of 7,200,000 Peninsular Shares. As of the date hereof, there are 1,208,599 Peninsular Shares issued and outstanding, all of which have been validly issued, are fully paid and non-assessable and were not issued in violation of any preemptive rights. The authorized capital stock of PC-Canada is unlimited. As of the date hereof, there are 100 PC-Canada Common Shares and 100 PC-Canada Preferred Shares issued and outstanding, all of which have been validly issued, are fully paid and non-assessable and were not issued in violation of any preemptive rights.

     (b) Except as set forth in Section 3.4(b) of the Disclosure Schedule, there are no (i) options, warrants, calls, subscriptions, conversion or other rights, agreements or commitments obligating any Company to issue any additional shares of capital stock or any other securities convertible into, exchangeable for or evidencing the right to subscribe for any shares of capital stock of such Company, (ii) agreements or commitments obligating such Company to repurchase, redeem or otherwise acquire any shares of its capital stock, (iii) restrictions on transfer of any shares of capital stock of such Company (other than pursuant to this Agreement) or (iv) voting or similar shareholder agreements relating to any shares of capital stock of such Company.

     (c) The Peninsular Shares and the PC-Canada Shares are owned beneficially and of record by PennLife, free and clear of all Liens. The PFI Shares are owned beneficially and of record by PFG, free and clear of all Liens. The ConLife Shares are owned beneficially and of record by SFC, free and clear of all Liens, except as set forth in Section 3.4(c) of the Disclosure Schedule. The Union Bankers Shares are owned beneficially and of record by ConLife, free and clear of all Liens, except as set forth in Section 3.4(c) of the Disclosure Schedule. The Marquette Shares are owned beneficially and of record by Union Bankers, free and clear of all Liens. The PennLife Shares are owned beneficially and of record by PLAC, free and clear of all Liens. At the Closing, good and valid title to the Shares shall be conveyed to Buyer or the other parties as provided for in
Section 2.2, in the manner contemplated by Section 2.2, free and clear of all Liens, other than those which may be created by Buyer.

     (d) Except as set forth in Section 3.4(d) of the Disclosure Schedule, none of the Companies owns, directly or indirectly, 5% or more of the outstanding voting securities of or otherwise possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of any Person, other than capital stock of one of the Companies owned by another Company and securities held for investment purposes only.

     SECTION 3.5  PFI Subsidiaries and PCFS Assets.

     (a) Section 3.5(a) of the Disclosure Schedule sets forth (i) the name of all Subsidiaries of PFI (the "PFI Subsidiaries") and their respective jurisdictions of incorporation and (ii) the name and number of all authorized, issued and outstanding shares of capital stock of each PFI Subsidiary. Except for the PFI Subsidiaries, PFI directly or indirectly does not own or have the power to vote the shares of any capital stock or other ownership interest or have ordinary voting power to elect the majority of directors of any corporation or other entity or other Person or body performing a similar function of any such entity, as the case may be.

     (b) All of the outstanding shares of capital stock of each PFI Subsidiary have been duly authorized and validly issued, are fully paid and non-assessable, have not been issued in violation of any preemptive rights, and are owned of record and beneficially by the entities named in Section 3.5(a) of the Disclosure Schedule, free and clear of any Liens except as set forth in Section 3.5(a) of the Disclosure Schedule.

     (c) Except as set forth in Section 3.5(c) of the Disclosure Schedule, there are no (i) options, warrants, calls, subscriptions, conversion or other rights, agreements or commitments obligating any of the PFI Subsidiaries to issue any additional shares of capital stock of such Subsidiary or any other securities convertible into, exchangeable for or evidencing the right to subscribe for any shares of such capital stock, (ii) agreements or commitments obligating any such Subsidiary to repurchase, redeem or otherwise acquire any shares of its capital stock, (iii) restrictions on the transfer of any shares of capital stock of any such Subsidiary (other than pursuant to this Agreement) or (iv) voting or similar shareholder agreements relating to any shares of capital stock of any such Subsidiary.

     (d) PCFS has good and indefeasible title to all of the PCFS Assets, in each case free and clear of all Liens, and PCFS will convey to Buyer good and indefeasible title to all of the PCFS Assets, in each case free and clear of all Liens other than those which may be created by Buyer.

     SECTION 3.6 Consents and Approvals. Except as set forth in Section 3.6 of the Disclosure Schedule, no filing or registration with, no notice to and no permit, authorization, consent or approval of any Governmental Authority is necessary for the consummation by any Seller or the Companies of the transactions contemplated by this Agreement other than consents and approvals of or filings or registrations with (a) the Antitrust Division of the United States Department of Justice (the "DOJ") pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and (b) the insurance departments of the States of Pennsylvania and North Carolina and the federal or provincial government and other requisite federal and provincial regulatory authorities of Canada (the "PennLife Insurance Approvals") and the insurance department of the State of Texas (the "ConLife Insurance Approvals").

     SECTION 3.7  Financial Statements; Reserves.

     (a) Sellers have previously delivered to Buyer true and complete copies of the following (the "SAP Financial Statements"):

          (i) the Annual Statements for each PennLife Company and ConLife Company for each of the years ended December 31, 1996 and 1997 and for Executive Fund Life Insurance Company for the year ended December 31, 1995, in each case as filed with the departments of insurance in the respective states of domicile or Canada, as the case may be, of each PennLife Company and ConLife Company including all exhibits, interrogatories, notes and schedules thereto and any actuarial opinion, affirmation or certification filed in connection therewith;

          (ii) the Quarterly Statements for each PennLife Company and ConLife Company for the quarters ended March 31, June 30 and September 30, 1998 including all exhibits, interrogatories, notes and schedules thereto; and

          (iii) the statutory annual statements and quarterly statements of each PennLife Company and ConLife Company which were filed for 1996, 1997 or 1998 (with respect to the quarters ended March 31, June 30 and September
     30) in any jurisdiction other than such Company's jurisdiction of domicile and that differ from the corresponding Annual Statements and Quarterly Statements for such periods.

Except as set forth in Section 3.7(a) of the Disclosure Schedule, the SAP Financial Statements were, and when delivered in accordance with the provisions of Section 5.18, the 1998 SAP Financial Statements will be, prepared in all material respects in accordance with SAP. Except as set forth in Section 3.7(a) of the Disclosure Schedule, the SAP Financial Statements present fairly in all material respects and, when delivered in accordance with the provisions of
Section 5.18, the 1998 SAP Financial Statements will present fairly in all material respects, the statutory financial position of the applicable Company as of the respective dates thereof and the related summary of operations and changes in capital and surplus and in cash flows of such Company for and during the respective periods covered thereby in conformity with SAP, applied on a consistent basis.

     (b) Except as set forth in Section 3.7(b) of the Disclosure Schedule, all statutory reserves and other similar amounts with respect to insurance as established or reflected in the December 31, 1997 Annual Statement and September 30, 1998 Quarterly Statement of each PennLife Company and ConLife Company were determined (and, when delivered in accordance with the provisions of Section 5.18, all statutory reserves and other similar amounts with respect to insurance as reflected or established in the 1998 SAP Financial Statements will be determined) in all material respects in accordance with SAP and sound actuarial practice, based on actuarial assumptions and methodologies that were (or will be), as of the date of preparation, in compliance in all material respects with, and met (or will meet) in all material respects the requirements of the insurance laws of the respective states of domicile of, the PennLife Companies and ConLife Companies. Except as set forth in Section 3.7(b) of the Disclosure Schedule or in the report delivered by the Reserves Consultants pursuant to
Section 5.3(b) hereof, all such reserves and other similar amounts are (and, in the case of the 1998 SAP

Financial Statements, will be) adequate in all material respects, based upon then-current information and assumptions concerning investment income, mortality and morbidity experience, persistency and expenses, to cover the total amount of all reasonably anticipated matured and unmatured benefits, dividends, claims and other liabilities of such Company under all insurance contracts under which such Company had any liability (including without limitation any liability arising under or as a result of any reinsurance, coinsurance or other similar contract) on the respective dates of such financial statements. Except as set forth in
Section 3.7(b) of the Disclosure Schedule, each PennLife Company and ConLife Company owns assets that qualify as legal reserve assets under insurance laws applicable to such Company in an amount at least equal to all such reserves and other similar amounts required by such laws to be owned by such Company.

     (c) Since January 1, 1998, Sellers have recorded in accordance with GAAP and SAP additional reserves of at least $20 million relating to adverse reserve development applicable to the disability income claim reserves of PennLife, which additional reserves have not been released.

     (d) Sellers have previously delivered or made available to Buyer a true and complete copy of the unaudited combined financial statements for the Companies (and PCFS, to the extent required under Item 13 of Schedule 14A under the Exchange Act for purposes of the Proxy Statement) as at and for the nine-month period ended September 30, 1998 (the "Unaudited Financial Statements"). The Unaudited Financial Statements fairly present in all material respects and, when delivered in accordance with the provisions of Section 5.18, the Audited Financial Statements, taken together with the notes thereto, will fairly present in all material respects the financial position and results of operations of the Companies (and PCFS, to the extent required under Item 13 of Schedule 14A under the Exchange Act for purposes of the Proxy Statement) as of the respective dates and for the periods indicated therein, in each case in accordance with generally accepted accounting principles ("GAAP") consistently applied except as identified in the report delivered by the Reserves Consultants pursuant to
Section 5.3(b) hereof and, in the case of the Unaudited Financial Statements, for the absence of notes. The Unaudited Financial Statements were prepared consistent with past practices of the Companies in the preparation of unaudited financial statements (subject to normal, recurring year-end audit adjustments that in the aggregate are not materially adverse). As used herein, "Financial Statements" means the Unaudited Financial Statements, the Audited Financial Statements and the SAP Financial Statements, collectively.

     SECTION 3.8 Absence of Undisclosed Liabilities. As of the date hereof, and as of the date of the 1998 Audited Financial Statements, except for matters relating to the transactions contemplated by this Agreement, there are and will be no liabilities or obligations of the Companies or PCFS (including without limitation any Liens) that are required to be reflected on a balance sheet prepared in accordance with SAP or GAAP, as applicable, other than (a) liabilities and obligations reserved against in the Financial Statements and not heretofore discharged, (b) policyholder benefits payable or other liabilities or obligations arising in the ordinary course of business after September 30, 1998, or (c) liabilities and obligations disclosed in Section 3.8 of the Disclosure Schedule.

     SECTION 3.9  Absence of Certain Changes.  Except as disclosed in Section
3.9 of the Disclosure Schedule or as permitted or contemplated by this Agreement, since September 30, 1998, none of the Companies or PCFS has (a) experienced any change, event or condition which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect, (b) conducted its business in any material respect other than in the ordinary course, (c) except in the ordinary course of business, incurred any indebtedness for borrowed money or issued any debt securities or assumed, guaranteed or endorsed the obligations of any other Person, (d) except in the ordinary course of business, (i) sold, transferred or otherwise disposed of any of its property or assets or (ii) mortgaged or encumbered any of its property or assets, (e) suffered any material casualty losses not covered by insurance, (f) repurchased any of its capital stock or any capital stock of any of its Subsidiaries, (g) declared, set aside or paid any dividend or other distribution in respect of its capital stock, other than ordinary dividends and payments pursuant to the ConLife Surplus Notes permitted under applicable insurance laws, (h) amended its Certificate or Articles of Incorporation or Bylaws (or similar organizational documents) or merged with or into or consolidated with any other Person, (i) split, combined or reclassified its capital stock, (j) issued or sold (or agreed to issue or sell) any of its equity securities or any options, warrants, conversion or other rights to purchase any such securities or any securities convertible into or exchangeable for such securities, or granted, or agreed to grant any such rights, (k) increased the rates of compensation (including bonuses) payable or to become payable to any of its officers, employees, agents, independent contractors or consultants other than increases made in the ordinary course of business, (l) entered into any new or amended any existing employment contracts, severance agreements or consulting contracts or instituted or agreed to institute any increase in benefits or altered its employment practices or the terms and conditions of employment in each case other than in the ordinary course of business, (m) changed in any material respect its underwriting, actuarial or tax accounting methods, principles or practices, (n) in the case of the PennLife Companies and the ConLife Companies, ceased its lead generation activities other than in the ordinary course of business, (o) in the case of the PennLife Companies and the ConLife Companies, terminated any material reinsurance or coinsurance contract (including without limitation, any surplus relief or financial reinsurance contract), whether as reinsurer or reinsured other than in the ordinary course of business, (p) entered into any joint ventures or partnerships of any kind, or (q) entered into any contract or other agreements to do any of the foregoing.

     SECTION 3.10 Litigation. Section 3.10 of the Disclosure Schedule sets forth a list, as of the date hereof, of all material actions, suits, arbitrations, investigations or proceedings ("Litigation") pending or, to the knowledge of Sellers, threatened against any of the Companies or PCFS before any Governmental Authority or arbitrator. Except as set forth in Section 3.10 of the Disclosure Schedule, none of the Companies is in default under any material judgment, decree, injunction or order of any Governmental Authority or arbitrator outstanding against it.

     SECTION 3.11  Property; Liens and Encumbrances.

     (a) Section 3.11(a) of the Disclosure Schedule contains a complete and accurate list of all real property owned or leased by the Companies as of the date hereof.

     (b) Except as set forth in Section 3.11(b) of the Disclosure Schedule or in the Financial Statements, all properties and assets owned by the Companies (the "Owned Properties") or leased by the Companies (the "Leased Properties") are free and clear of all liens, pledges, claims, security interests, mortgages, assessments, easements, rights of way, covenants, restrictions, rights of first refusal, defects in title, encroachments and other burdens (collectively, "Liens") except (i) statutory Liens not yet delinquent or the validity of which are being contested in good faith by appropriate actions, (ii) purchase money Liens arising in the ordinary course, (iii) Liens for taxes not yet delinquent,
(iv) Liens reflected in the Financial Statements (which have not been discharged) and (v) Liens which in the aggregate do not materially detract from the value or, in the case of personal property, materially impair the use by the Companies of the property subject thereto or, in the case of real property, materially impair the present and continued use of such property in the usual and normal conduct of the business of the Companies. The Companies have good and indefeasible title to the Owned Properties and good and valid leasehold interests in the Leased Properties and there are no pending or, to the knowledge of Sellers, threatened condemnation proceedings affecting any of the Owned Properties or Leased Properties. To the knowledge of Sellers, the use, occupancy and condition of each parcel of real property that is an Owned Property or a Leased Property is in compliance in all material respects with all applicable laws.

     SECTION 3.12  Certain Agreements.

     (a) Except as disclosed in Section 3.12 of the Disclosure Schedule or in the Financial Statements, none of the Companies or PCFS is a party to any written (a) agreement, contract, indenture or other instrument relating to the borrowing of money or the guarantee of any obligation for the borrowing of money; (b) employment, consulting, compensation or severance agreement with any of its directors, employees or consultants; (c) agreement, contract or commitment limiting or restraining it from engaging or competing in any business; (d) lease pursuant to which it leases the real property set forth in
Section 3.11(a) of the Disclosure Schedule; (e) distribution, dealer, representation, commission or agency agreement, other than agency agreements with insurance agents in the ordinary course of business; (f) contract or agreement with any of its affiliates that will continue after Closing; or (g) any other contract that is material to the businesses of the Companies to the extent such contract would be required to be filed pursuant to Item 601(b)(10) of Regulation S-K under the Exchange Act if the Companies (as a whole) were subject to the reporting requirements thereunder (each of the foregoing a "Material Contract"). Each Material Contract is in full force and effect and has been complied with in all material respects by the Companies and PCFS and, to the knowledge of Sellers, has been complied with in all material respects by all other parties thereto. Except as set forth in Section 3.12 of the Disclosure Schedule, no consent is required under any Material Contract in connection with the consummation of the transactions contemplated by this Agreement.

     (b) Sellers have delivered to Buyer copies of all compensation agreements, and have otherwise disclosed to Buyer in Section 3.12 of the Disclosure Schedule all compensation arrangements, between Sellers and/or the Companies on the one hand, and Gerald Weiner on the other hand.

     SECTION 3.13 Employee Benefit Plans. Section 3.13(a) of the Disclosure Schedule contains (i) a true and complete list by employer of all Persons employed by the Companies, (ii) all ConLife Employees and PCFS Employees who will be offered employment as contemplated by Section 5.13 and (iii) the terms of any severance plans pursuant to which any Company Employee would be entitled to receive payments.

          (a) No Seller or any of their affiliates and none of the Companies (i) currently maintains, administers or contributes to or has any liability under or with respect to, other than benefits claims in the ordinary course of business, or (ii) during the six year period preceding the Closing Date maintained, administered or contributed to: (A) in respect of any plans or employees in the United States, any employee benefit plan, as defined in
     Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including without limitation, any multiemployer plan as defined in Section 3(37) of ERISA ("Multiemployer Plan") or any other plan subject to Title IV of ERISA; or (B) any employment contract, bonus, deferred compensation, incentive compensation, performance compensation, stock purchase, stock option, stock appreciation, phantom stock, saving and profit sharing, severance or termination pay other than statutory or the common law requirements for reasonable notice, health or other medical, salary continuation, vacation, sick leave, holiday pay, fringe benefit, reimbursement program, incentive, life, disability or other (whether insured or self-insured) insurance, supplementary unemployment benefit, pension retirement, supplementary retirement, welfare or other employee plan, program, policy or arrangement, whether written or unwritten, for the benefit of PFI Employees, PCFS Employees, PennLife Employees or ConLife Employees, except as described in Section 3.13(a) of the Disclosure Schedule ("Benefit Plans"), but for greater certainty excluding any such Benefit Plans which are required to be maintained, administered or complied with under applicable law.

          (b) All Benefit Plans comply in all material respects with and are operated in all material respects in accordance with their terms and applicable laws and, in respect of U.S. Benefit Plans, all such Benefit Plans comply in all material respects with and are, and during the six year period preceding the Closing Date have been, operated in all material respects in accordance with their terms and in accordance with ERISA and the Code.

          (c) True and complete copies of each written Benefit Plan and a description of any unwritten benefit plan, summary plan descriptions, and the most recent annual reports on Form 5500, including schedules, audited financial statements and actuarial valuation reports and funding agreements, if any, have been delivered to Buyer.

          (d) Each Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS as to its qualification under the Code and to the effect that any trust of such Benefit Plan is exempt from taxation under Section 501(a) of the Code, all of which have been delivered or made available to Buyer; and nothing has occurred since the date of such determination letter that reasonably would be expected to negatively affect such qualification or exemption. Except as disclosed in Section 3.13(d) of the Disclosure Schedule, all Canadian Benefit Plans are duly registered where required by applicable law (including registration with the relevant tax authorities where such registration is required to qualify for tax exemption or other beneficial tax status) and are in material compliance with, all applicable legislation and administrative guidelines issued by the regulatory authorities having jurisdiction over such plans.

          (e) None of the Companies or any entity required to be aggregated with any of the Companies pursuant to Code section 414 or ERISA section 4001(b) ("ERISA Affiliate") have incurred or are reasonably expected to incur, either directly or indirectly, any liability (other than premiums) to the Pension Benefit Guaranty Corporation ("PBGC"). No ERISA Affiliate has contributed to or been obligated to contribute to a Multiemployer Plan during the six year period preceding the Closing Date.

          (f) Except as disclosed in Section 3.13(f) of the Disclosure Schedule, there are no pending or, to the knowledge of Sellers, threatened actions, suits, claims, trials, arbitrations, investigations or other proceedings by any person, including any present or former participant or beneficiary under any Benefit Plan (or any beneficiary of any such participant or beneficiary) involving any Benefit Plan or any rights or benefits under any Benefit Plan other than ordinary and usual claims for benefits by participants or beneficiaries thereunder. There has been no failure to act on the part of Sellers, their affiliates, the Companies, or, to the knowledge of Sellers, any funding agent or any administrator of any of the Benefit Plans that could reasonably be expected to subject Sellers, their affiliates, the Companies or the fund of any such Benefit Plan to the imposition of any penalty with respect to any Benefit Plans, whether by way of indemnity or otherwise. All contributions required to have been made or remitted by Sellers or the Companies to any Benefit Plan under the terms of any such plan any agreement or any other applicable law have been made within the time prescribed by any such plan, agreement or law. No "reportable events" (as defined in ERISA section 4043), "prohibited transactions" (as defined in ERISA section 406) or "accumulated funding deficiency" (as defined in ERISA section 302) have occurred with respect to any Benefit Plan for which liability would be incurred by Buyer.

          (g) Except as disclosed in Section 3.13(g) of the Disclosure Schedule, neither PFG nor any of its affiliates maintains or contributes to any Benefit Plan which provides, or has any liability or obligation to provide, life insurance, medical or other employee welfare benefits to PFI Employees, PCFS Employees, PennLife Employees or ConLife Employees (or their beneficiaries) upon and/or after their retirement, except as may be required by U.S. or Canada federal, state, provincial or local laws, rules or regulations, and all such Benefit Plans may be amended and terminated in accordance with the terms thereof.

          (h) Section 3.13(h) of the Disclosure Schedule properly and adequately reflects, and in the case of clause (ii) below, reflects in accordance with accounting principles agreed to by Buyer and the Companies and reflected in
     Section 3.13(h) of the Disclosure Schedule, any and all liabilities and obligations of the Companies, on a company-by-company basis, as of January 1, 1998 (or such more recent date as is practicable) for or in respect of:
     (i) severance benefits (except for statutory or common law requirements for reasonable notice); (ii) post-retirement welfare benefits payable in respect of any PFI Employees, PCFS Employee, PennLife Employees or ConLife Employees who have retired as of such date; and (iii) any short term disability compensation or benefits in respect of any active PFI Employees, PCFS Employee, PennLife Employees or ConLife Employees.

          (i) Except as disclosed in Section 3.13(i) of the Disclosure Schedule, none of the Benefit Plans contains any provision which would result in any additional benefits, accelerated vesting and/or accelerated payments or which would subject any employee to an excise tax or result in the loss of deductibility under Sections 280G or 4999 of the Code solely as a result of the consummation of the transactions contemplated by this Agreement. No step has been taken, no event has occurred and no condition or circumstance exists that has resulted or could reasonably result in any Canadian Benefit Plan being ordered or required to be terminated or wound-up in whole or in part or having its registration under any applicable law being refused or revoked or being placed under the administration of any trustee or receiver or any regulatory authority.

          (j) None of the Companies, or any organization with respect to which such Company is a successor or parent corporation (within the meaning of ERISA section 4069) has engaged in any transaction described in ERISA section 4069.

          (k) Since the date of the documents provided in accordance with
     Section 3.13(c) above, no promises or commitments have been made by Sellers or any of their affiliates or the Companies to amend any Benefit Plan or to provide increased benefits thereunder, except as required by applicable law or by the Benefit Plans.

          (l) Any Benefit Plan that is a pension plan registered under the Income Tax Act (Canada) which has been created as a result of the division of a predecessor pension plan or the merger of one or more pension plans, has received approval therefor from all appropriate regulatory authorities.

          (m) Except as permitted by the Canadian Benefit Plans and applicable law, there has been no withdrawal of surplus assets or any other amounts from any of the Canadian Benefit Plans other than proper payments of benefits to eligible beneficiaries, refunds of over-contributions to plan members and permitted payments of reasonable expenses incurred by or in respect of such Benefit Plan, for which there is any unsatisfied liability.

          (n) All employer contribution holidays have been permitted by the terms by the Canadian Benefit Plans and have been in accordance with applicable law, except where there is no unsatisfied liability.

     SECTION 3.14  Taxes.  Except as set forth in Section 3.14 of the Disclosure
Schedule:

          (a) all Tax Returns required to be filed by or with respect to each of the Companies have been filed, and the Companies have paid all Taxes that are shown to be due on such Tax Returns and all information provided with respect to such Tax Returns is complete and accurate in all material respects;

          (b) the Companies have paid all Taxes owed by such Companies (whether or not shown on any Tax Return) for all taxable periods through and including the Closing Date and there are not and will not be any additional liabilities for Taxes for any such period other than as reflected in the Financial Statements as current Taxes and, with respect to any period between the latest Financial Statements and the Closing Date, as reflected in the Closing Statement;

          (c) the Companies have given or otherwise made available to Buyer correct and complete copies of all Tax Returns, examination reports and statements of deficiencies for periods ending, or transactions consummated, after December 31, 1994;

          (d) there are no outstanding agreements extending or waiving the statutory period of limitation applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes due from any Company for any taxable period;

          (e) no audit or other proceeding by any Governmental Authority is pending or, to the knowledge of Sellers, threatened with respect to any Taxes due from or with respect to any Company and no claim has been made by any Governmental Authority in a jurisdiction where any of the Companies does not file Tax Returns that it is or may be subject to taxation by that jurisdiction;

          (f) there are no Liens for Taxes upon the assets or properties of any of the Companies, except for statutory Liens for current Taxes not yet due;

          (g) no Company is a party to any agreement relating to the sharing or allocation of, or indemnification agreement with respect to, Taxes, or any similar contract or arrangement;

          (h) each U.S. domiciled PennLife Company and ConLife Company is an "insurance company" within the meaning of Treas. Reg. sec.1.801-3(a) (under former Section 801 of the Code) and subject to taxation under Subchapter L of the Code for the taxable period ending on the Closing Date and for all prior taxable periods for which the statute of limitations has not expired;

          (i) none of the Companies (i) has income that is includable in computing the taxable income of a United States person (defined in Section 7701 of the Code) under Section 951 of the Code and (ii) is a passive foreign investment company within the meaning of Section 1297 of the Code;

          (j) none of the Companies has filed a consent under Section 341(f) of the Code;

          (k) no property owned by any of the Companies (i) is property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Return Act of 1986,
     (ii) constitutes "tax-exempt use property" within the meaning of Section 168(h)(1) of the Code or (iii) is tax-exempt bond financed property within the meaning of Section 168(g) of the Code;

          (l) none of the Companies is a party to any contract, agreement or other arrangement which could result in the payment of amounts that could be nondeductible by reason of Section 162(m) of the Code;

          (m) none of the Companies has agreed, or is required to make, any adjustment under Section 481(a) or Section 807(f) of the Code;

          (n) none of the Companies has been a member of an affiliated group filing a consolidated federal Income Tax Return (other than a group the common parent of which was PLAC (the "PLAC Group"), in the case of the PennLife Companies, ConLife (the "ConLife Group"), in the case of the ConLife Companies, PFG (the "PFG Group"), in the case of the PFI Companies) or has any liability for Taxes of any Person (other than any member of the PLAC Group, the ConLife Group or the PFG Group, as the case may be) under Treas. Reg. sec.1.1502-6, sec.1.1502-78 or similar provision of state, local or foreign law or regulation, as a transferee or successor, by contract or otherwise;

          (o) federal consolidated income Tax Returns or extensions to file have been (or will be timely) filed by or on behalf of the PLAC Group, the ConLife Group and the PFG Group for periods with filing dates prior to the Closing Date;

          (p) the Companies have each withheld from their respective employees, independent contractors, creditors, stockholders and third parties and timely paid to the appropriate taxing authority proper and accurate amounts in all respects through all periods in compliance with all Tax withholding and remitting provisions of applicable laws and have each complied in all material respects with all Tax information reporting provisions of all applicable laws;

          (q) no Seller is a foreign person within the meaning of Section 1445 of the Code;

          (r) the amount of the policyholders surplus account and shareholder surplus account (as defined in Section 815 of the Code) of each of the U.S. Insurance Companies is accurately set forth in Section 3.14 of the Disclosure Schedule;

          (s) each U.S. Insurance Company is taxable as a life insurance company within the meaning of Section 816 of the Code;

          (t) all life insurance contracts issued by each U.S. Insurance Company (whether developed or administered by or reinsured with any unrelated party) that are subject to Section 7702 of the Code qualify as "life insurance contracts" within the meaning of Section 7702(a) of the Code;

          (u) all contracts issued by each U.S. Insurance Company (whether developed or administered by or reinsured with any unrelated party) that are subject to Section 817 of the Code and the Treasury Regulations promulgated thereunder have met the diversification requirements applicable thereto since the issuance of the contract;

          (v) all annuity contracts issued by each U.S. Insurance Company (whether developed or administered by or reinsured with any unrelated party) that are subject to Section 72(s) of the Code contain all of the necessary provisions of Section 72(s) of the Code;

          (w) the Tax treatment under the Code of all insurance, annuity or investment policies or contracts; all financial products or annuities; or any similar or related policy, contract, plan or product, whether individual, group, or otherwise, issued or sold by any of the U.S. Insurance Companies (whether developed or administered by or reinsured with any unrelated party) is and at all times has been the same or not less favorable to the purchaser, policyholder, or beneficiaries thereof than the Tax treatment under the Code for which such contracts (products, etc.) qualified or purported to qualify or which the Insurance Companies represented could be obtained at the time of its issuance, purchase, modification, or exchange. For purposes of this Section 3.14(w), the provisions of the Code relating to the Tax treatment of such contracts shall include, but shall not be limited to, Sections 72, 79, 101, 104, 105, 106, 125, 130, 401, 402, 403, 404, 408, 412, 415, 419, 419A, 457, 501, 505,
     817, 817A, 818, 1035, 7702, and 7702A of the Code;

          (x) any life insurance contract issued by any U.S. Insurance Company (whether developed or administered or reinsured with any unrelated party) which is a modified endowment contract under Section 7702A of the Code (each, an "MEC") has been marketed as such at all relevant times or the policyholder otherwise has consented to such MEC status;

          (y) all U.S. Insurance Companies have computed their respective tax reserves in accordance with the requirements of Sections 807, 811 and 846 of the Code;

          (z) all annuity contracts issued by each U.S. Insurance Company (whether developed or administered by or reinsured with any unrelated party) that are provided under or connected with a plan described in Section 401(a), 403(a) or 403(b) of the Code or which is an individual retirement annuity or provided under an individual retirement account or annuity, satisfies the federal income tax laws applicable to such annuity contract;

          (aa) there are no currently pending or, to the knowledge of Sellers, threatened federal, state, provincial, local or foreign audits or other administrative or judicial proceedings with regard to the Tax treatment of any product or plan sold, issued or administered by the Insurance Companies (whether developed by or reinsured with any unrelated third party);

          (ab) no Insurance Company is a party to any hold harmless, sharing, allocation or indemnification agreement with respect to the Tax qualification or treatment of any product or plan sold, issued or administered by any Insurance Company (whether developed by or reinsured with any unrelated third party);

          (ac) there is no claim, audit, action, suit, proceeding or investigation now pending or threatened against, with respect to or in limitation of the net operating loss carryforwards of the Companies as set forth in Section 3.14 of the Disclosure Schedule (the "NOLs") as of the Closing Date, including without limitation any limitations under Section 382 of the Code (other than limitations incurred in connection with the Closing Transactions);

          (ad) PennLife is a "qualified insurance corporation" within the meaning of Section 810 of the Income Tax Regulations (Canada) for the purposes of Section 116 of the Income Tax Act (Canada) and no Section 116 certificate is required to be obtained pursuant to the Income Tax Act (Canada) in respect of the transfer of the PC-Canada Shares by PennLife to PLAC;

          (ae) PennLife is not and will not be required to pay any Taxes pursuant to subsection 219(5.1) of the Income Tax Act (Canada) in respect of any period ending on or prior to the Closing Date and neither PennLife nor PC-Canada has made or will make in respect of any period ending on or prior to the Closing Date any election pursuant to subsection 219(5.2) of the Income Tax Act (Canada);

          (af) PC-Canada is a "life insurance corporation" as defined for purposes of the Income Tax Act (Canada);

          (ag) PennLife and PC-Canada are registered under Part IX of the Excise Tax Act (Canada); and

          (ah) each of PennLife and PC-Canada has remitted all Canada Pension Plan and Quebec Pension Plan contributions, employment insurance premiums, employer health taxes, workers' compensation premiums and assessments and any other Taxes payable by it for any period ending on or before the Closing Date in respect of its employees to the appropriate taxing authority within the time required by law.

     SECTION 3.15  Compliance with Applicable Law; Permits; Policies.

     (a) The businesses of the Companies and PCFS are being conducted in all material respects in compliance with all applicable provisions of any U.S. and Canadian federal, state, provincial, local or foreign statute, law, ordinance, rule, regulation, judgment, decree, order, concession, grant, franchise, permit or license or other governmental authorization or approval applicable to them, except as set forth in Section 3.15(a) of the Disclosure Schedule and except for such noncompliance as has not had or could not reasonably be expected to have a Material Adverse Effect.

     (b) Each Company and PCFS own or validly hold all licenses, franchises, permits, approvals, authorizations, exemptions, classifications, certificates, registrations and similar documents or instruments that are required for its business and operations (in the case of PCFS, relating to the PCFS Assets), except for those the failure of which to have has not had or could not reasonably be expected to have a Material Adverse Effect (the "Required Permits"). All Required Permits relating to insurance are set forth in Schedule T of each of the PennLife Companies' and ConLife Companies' Annual Statements for the year ended December 31, 1997, and all other Required Permits are listed in Section 3.15(b) of the Disclosure Schedule. In all cases, the Required Permits are valid and in full force and effect and none of Sellers or any Company has received any notice of any inquiry or proceeding that could reasonably be expected to result in the suspension, revocation or material limitation of any such permit; and to the knowledge of Sellers, there is no reasonable basis for any such suspension, revocation or limitation. None of the Companies or PCFS is currently the subject of any supervision, conservation, rehabilitation, liquidation, receivership, insolvency or other similar proceeding nor, other than as described in Section 3.15(b) of the Disclosure Schedule, are any of the Companies or PCFS operating under any formal or informal agreement or understanding with the licensing authority of any State which restricts its authority to do business or requires it to take, or refrain from taking, any action.

     (c) Except as disclosed in Section 3.15(c) of the Disclosure Schedule, all forms of insurance policies and riders thereto currently issued by any PennLife Company or ConLife Company are, to the extent required under applicable laws, on forms approved by applicable insurance regulatory authorities of the jurisdictions in which issued or have been filed with and not objected to by such insurance regulatory authorities within the period provided for such objection and any premium rates with respect to such policies or riders required to be filed with or approved by such applicable insurance regulatory authorities have been so filed or approved and premiums charged conform thereto. No material deficiencies have been asserted by any Governmental Authority with respect to any such filings which have not been cured or otherwise resolved to the satisfaction of such Governmental Authority.

     (d) Except as set forth in Section 3.15(d) of the Disclosure Schedule, each Company (exclusive of their independent agents) and, to the knowledge of Sellers, their independent agents, have marketed, sold and issued products of such Company in compliance in all material respects with all laws applicable to the business of such Company in the respective jurisdictions in which such products have been sold, including but not limited to laws regulating advertisements, requiring mandatory disclosure of policy information, requiring employment of standards to determine if the purchase of a policy or contract is suitable for an applicant, prohibiting the use of unfair methods of competition and deceptive acts or practices and regulating replacement transactions. For purposes of this Section 3.15(d), "advertisement" means any material designed to create public interest in life and health insurance policies, annuity contracts or in an insurer, or in an insurance producer, or to induce the public to purchase, increase, modify, reinstate, borrow on, surrender, replace or retain such a policy or contract, and (ii) "replacement transaction" means a transaction in which a new life or health insurance policy or annuity contract is to be purchased by a prospective insured and the proposing producer should know that one or more existing life or health insurance policies or annuity contracts is to be lapsed, forfeited, surrendered, reduced in value or pledged as collateral. Except as set forth in Section 3.15(d) of the Disclosure Schedule, Sellers have not received notice (written or oral) and are not otherwise aware of any review or investigation by any Governmental Authority of any marketing conduct and/or selling practices of the Companies or their independent agents, other than periodic market conduct examinations arising in the ordinary course of business and Attorney General inquiries in connection with which no material issues have been raised that have not been resolved to the satisfaction of the relevant insurance authorities or Attorneys General, as the case may be.

     (e) Except as set forth in Section 3.15(e) of the Disclosure Schedule, no agent of any of the Companies has any claim against any of the Companies for any compensation or other amounts (the "Agent Compensation") (other than the Pre-Sale Obligations, Post-Closing Compensation Obligations or sales commissions and advances in the ordinary course of business and except for commitments made by Buyer or by a designee of Buyer on Buyer's behalf, including PFG but only to the extent PFG is specifically authorized by Buyer in writing).

     (f) The Companies have previously delivered or made available to Buyer true and complete copies of the reports (or the most recent draft thereof, to the extent any final report is not available) reflecting the results of the two most recent financial examinations and market conduct examinations of any of the Companies issued by any insurance regulator.

     (g) Except as set forth in Section 3.15(g) of the Disclosure Schedule, no insurance policy gives the holder thereof the right to receive dividends, distributions or other benefits based on the earnings or revenues of such Company.

     (h) The PennLife Companies and the ConLife Companies have (i) timely paid all material state and Canadian guaranty association assessments that are due, or claimed or asserted by any insurance regulatory authority to be due, from such Companies, or (ii) provided for all such material assessments in their statutory financial statements, filed with the appropriate insurance regulatory authority, to the extent necessary to be in conformity in all material respects with SAP for such statements.

     (i) Except as set forth in Section 3.15(i) of the Disclosure Schedule, the December 31, 1997 SAP Financial Statements list all material funds maintained in a state of licensure by any of the PennLife Companies or the ConLife Companies under any applicable insurance law (each a "Deposit"), including, without limitation, any Deposit the beneficial interest of which may have been transferred in connection with a Reinsurance Agreement. Except as set forth in
Section 3.15(i) of the Disclosure Schedule, the December 31, 1997 SAP Financial Statements accurately set forth as of December 31, 1997 the dollar amount of each such Deposit and the name of the depository in which such Deposit is maintained.

     SECTION 3.16 Brokers Fees and Commissions. Except for Salomon Smith Barney and Fox-Pitt, Kelton Inc., no Seller and no Company (or their respective directors, officers, employees or agents) has employed any investment banker, broker or finder in connection with the transactions contemplated hereby. PFG shall be solely responsible for the fees and expenses of Salomon Smith Barney and Fox-Pitt, Kelton Inc. in connection with the transactions contemplated hereby.

     SECTION 3.17 Proprietary Rights; Year 2000 Compliance. (a) Except as disclosed in Section 3.17(a) of the Disclosure Schedule, each Company owns or possesses the right to use all material trademarks, service marks, patents, patent rights, assumed names, logos, trade secrets, copyrights and trade names ("Intellectual Property") and all material computer software, programs and similar systems that are used by it in the conduct of its business and PCFS owns or possesses the right to use all Intellectual Property and all material computer software, programs and systems that are used by PCFS in the conduct of its business, and all such assets and rights are included in the PCFS Assets. All such Intellectual Property and material computer software, programs and similar systems are in full force and effect in accordance with their terms. None of the Companies or PCFS has received any notice of any conflict with or violation or infringement of or any claimed conflict with or violation or infringement of, any asserted rights of any other Person with respect to any such Intellectual Property or computer software, programs, or similar systems. None of the Companies or PCFS is in conflict with or in violation or infringement of any asserted rights of any other Person with respect to any such Intellectual Property or computer software, programs, or similar systems, except to the extent that any such conflict, violation or infringement does not have, or could not be reasonably expected to have, a Material Adverse Effect.

     (b) Except as disclosed in Section 3.17(b) of the Disclosure Schedule, all material computer hardware and software (including all computer hardware and software in embedded systems) used by the Companies and PCFS (whether such hardware and software is owned by the Companies or PCFS or licensed from third parties) (collectively, the "Technology Systems") is designed or is being modified to be used prior to, during and after the calendar year 2000 and the Companies have taken measures they believe to be sufficient to prepare such hardware and software to continue to operate during each such time period to accurately process date data (including, but not limited to calculating, comparing and sequencing) from, into and between the twentieth and twenty-first centuries, including leap year calculations.

     SECTION 3.18 Insurance. Section 3.18 of the Disclosure Schedule summarizes the amount and scope of the insurance currently in force insuring the Companies and the PCFS Assets and their respective operations and properties against loss or liability. All such policies or contracts of insurance are in material compliance with all applicable laws and all Material Contracts to which any of the Companies or PCFS is a party. All insurance policies pursuant to which any such insurance is provided are in full force and effect. No notice of cancellation or termination of any such insurance policy has been given to any Company or PCFS and all premiums required to be paid in connection with such insurance policies have been paid in full.

     SECTION 3.19 Environmental Matters. Except as disclosed on Section 3.19 of the Disclosure Schedule:

     (a) the operations of the Companies and the real property currently owned, leased or operated by the Companies or included in the PCFS Assets are in compliance and, during the period of the ownership or tenancy of the Companies and PCFS have been in compliance, with all applicable Environmental Laws, except for such noncompliance as would not reasonably be expected to have a Material Adverse Effect;

     (b) no judicial or administrative proceedings or investigations are pending or, to the knowledge of Sellers, threatened against any of the Companies or to the extent relating to the PCFS Assets, PCFS, pursuant to any applicable Environmental Laws, except for judicial or administrative proceedings or investigations that could not reasonably be expected to have a Material Adverse Effect;

     (c) no condition exists on any real property currently (or to the knowledge of Sellers, formerly) owned, operated or leased by any of the Companies or included in the PCFS Assets arising out of or resulting from any Release of any Hazardous Material that could reasonably be expected to result in the Companies or PCFS incurring any liability under Environmental Laws that would have a Material Adverse Effect and no such property is listed or has been proposed for listing on the National Priorities List, the Comprehensive Environmental Response Compensation and Liability and Information System (CERCLIS) or any analogous state or Canadian federal or provincial lists; and

     (d) Sellers have delivered or made available to Buyer copies of all environmental investigations, audits, assessments or other analyses conducted by or on behalf of, or which are otherwise in the possession of, Sellers or any Company relating to any real property currently or formerly owned or leased by any of the Companies or included in the PCFS Assets.

     SECTION 3.20 Books and Records. Copies of all the minute books and stock record books of the Companies have been delivered or made available to Buyer for inspection and contain accurate records of all meetings of, and written consents by, the boards of directors (and any committees thereof) and shareholders of the Companies from January 1, 1995 to the date hereof and, to the knowledge of Seller, since their respective incorporations.

     SECTION 3.21 Bank Accounts. Section 3.21 of the Disclosure Schedule contains (a) a true and complete list of the names and locations of all banks, trust companies, securities brokers, and other financial institutions ("Banks") at which each of the Companies has an account or safe deposit box or maintains a banking, custodial, trading, trust or other similar relationship ("Accounts"),
(b) a true and complete list and description of each such Account, including a list of all authorized signatories and (c) a true and complete description of all

Accounts included in the PCFS Assets and a list of the names and locations of all Banks where such Accounts are located.

     SECTION 3.22  Insurance and Reinsurance.

     (a) Section 3.22(a) of the Disclosure Schedule is a true and complete description of each material contract providing for reinsurance, coinsurance, excess insurance, ceding of insurance, assumption of insurance or indemnification of insurance liabilities to which any PennLife Company or ConLife Company is a party which is currently in effect (the "Reinsurance Agreements").

     (b) Except as required by law or as disclosed in Section 3.22(b) of the Disclosure Schedule, all amounts payable as of the date of this Agreement by any PennLife Company or ConLife Company under any Reinsurance Agreement and, to the knowledge of Sellers, all amounts payable as of the date of this Agreement by any other Person that is a party to any Reinsurance Agreement have been paid in accordance with the terms of the contracts under which they arose except, in each case, for immaterial non-payments or discrepancies that would not adversely affect any of the rights of any PennLife Company or ConLife Company under any such Reinsurance Agreement. Except as disclosed in Section 3.22(b) of the Disclosure Schedule, to the knowledge of Sellers, no reinsurer (other than the Companies) that is a party to any of the Reinsurance Agreements has a valid defense to payment of its material obligations under such Reinsurance Agreements or is in default in any material respect under any Reinsurance Agreement and Seller is not aware of any impairment of the financial condition of any such other party to the extent that a default thereunder could reasonably be anticipated. Each Reinsurance Agreement is in compliance in all material respects with applicable insurance laws and regulations regarding life and health reinsurance agreements. The Companies have not entered into any transaction or series of transactions that are required to be recorded as financial reinsurance pursuant to SAP.

     (c) As of the date hereof, the A.M. Best rating presently held by any of the Companies has not been reduced since August 27, 1998, and other than as set forth in Section 3.22(c) of the Disclosure Schedule, the Sellers have not, as of the date hereof, received any notice of any intended or potential downgrading by A.M. Best.

     SECTION 3.23  Labor Matters.

     (a) None of the Companies is a party to any labor or collective bargaining agreement.

     (b) No employees of any Company and none of the ConLife Employees or PCFS Employees are represented by any labor organization that is certified to represent such employees under the National Labor Relations Act or other applicable law. No labor organization or group of employees of any Company or any ConLife Employees or PCFS Employees has made a pending demand for recognition, certification, successor rights or a related employer declaration, and there are no representation, certification, successor rights or related employer proceedings or petitions or applications for certification seeking a representation proceeding presently pending or threatened to be brought before or filed with the National Labor Relations Board or any other labor relations tribunal or authority. To the knowledge of Sellers, there are no organizing activities involving any Company or PCFS or Services pending with any labor organization or group of employees of any Company or any ConLife Employees or PCFS Employees.

     (c) Except as set forth in Section 3.23(c) of the Disclosure Schedule, there are no strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances or other material labor disputes pending or threatened against or involving any Company or Services or PCFS, to the extent applicable to the ConLife Employees or PCFS Employees who are currently employed by Services or PCFS, as the case may be.

     (d) Each of the Companies and Services (with respect to the ConLife Employees) and PCFS (with respect to the PCFS Employees) is in compliance with all laws, regulations and orders applicable to such Company or the ConLife Employees or PCFS Employees, as the case may be, relating to the employment of labor, including all such laws, regulations and orders relating to wages, hours, employment standards, WARN, collective bargaining, discrimination, civil rights, safety and health, workers' compensation and the collection and payment of withholding and/or social security taxes and any similar tax, other than such noncompliance that could not reasonably be expected to have a Material Adverse Effect.

     (e) There is no "mass layoff," "plant closing" or similar event as defined by WARN or similar Canadian legislation with respect to any of the Companies; provided, that no representation is made as to actions taken by Buyer in connection with or after the Closing.

     (f) Except as set forth in Section 3.23(f) of the Disclosure Schedule, as of the date hereof, there are no pending or, to the knowledge of Sellers, threatened complaints, charges or claims against any Company or Services or PCFS brought or filed with any Governmental Authority, arbitrator or court based on, arising out of, in connection with or otherwise relating to the employment or termination of employment by any Company or Services or, to the extent relating to the PCFS Employees, PCFS, of any individual.

     SECTION 3.24 Purchase for Investment. PFG is acquiring the Acquisition Notes for its own account for investment purposes and not with a view to the resale or distribution of the Acquisition Notes. PFG has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Acquisition Notes. PFG is an "accredited investor" as defined in Rule 501 of the Securities Act of 1933, as amended. PFG will not, directly or indirectly, dispose of the Acquisition Notes except in compliance with applicable federal and state securities laws.

     SECTION 3.25 Affiliate Transactions. Section 3.25 of the Disclosure Schedule sets forth, as of the date hereof, all contracts, agreements, obligations, commitments and liabilities between any of the Companies and/or between any of the Companies and PFG or any of PFG's affiliates (other than the Companies). All such transactions which were required to have been identified or reported to or approved by the applicable departments of insurance have been identified, reported and/or approved.

     SECTION 3.26 Bonuses. Except as set forth on Section 3.26 of the Disclosure Schedule, no current or former officer, director or employee or agent of any of the Companies is a party to or beneficiary of any contract or other agreement pursuant to which such Person shall receive or is entitled to receive any retention or other transaction bonus or other payment (a "Transaction Bonus") from any Company in connection with the transactions contemplated hereby.

     SECTION 3.27 All Related Assets. As of the Closing Date, immediately following the Closing Transactions, the Companies will own, lease or license all property and assets necessary to carry on their business and operations as presently conducted (except to the extent such property or assets have been transferred or disposed of in connection with the Pre-Closing Restructuring Transactions), all such assets and properties (other than as Buyer and Sellers may mutually agree) will be conveyed to Buyer (either indirectly by means of the transfer of Shares or through the transfer of the PCFS Assets in accordance with
Section 2.2) at the Closing and will as of the Closing permit Buyer to conduct such businesses and operations in the same manner as such businesses and operations have been conducted prior to the Closing (except to the extent such property or assets have been transferred or disposed of in connection with the Pre-Closing Restructuring Transactions).

     SECTION 3.28 Litigation Arising Between Signing and Closing. The Litigation pending or, to the knowledge of Sellers, threatened against any of the Companies or PCFS before any Governmental Authority or arbitrator as of the Closing Date (including the New Litigation and

New Employee Claims), considered in the aggregate, will not expose the Companies to any materially greater risks or liabilities than the Litigation set forth on
Section 3.10 of the Disclosure Schedule, considered in the aggregate.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer hereby represents and warrants to Sellers as follows:

     SECTION 4.1 Organization; Qualifications and Operations. Each of Buyer and its Subsidiaries (collectively, the "Buyer Parties") is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, with all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted and, in the case of Buyer, to own the Shares and the PCFS Assets. Each Buyer Party is qualified or licensed to do business and is in good standing in each jurisdiction in which the ownership or leasing of property by it or the conduct of its business requires such licensing or qualification, except where the failure to be so qualified or licensed will not affect Buyer's ability to consummate the transactions contemplated by this Agreement and will not have a material adverse effect on the business, results of operations or financial condition of the Buyer Parties, taken as a whole (a "Buyer Material Adverse Effect").

     SECTION 4.2 Authorization. Buyer has full corporate power and authority to execute and deliver this Agreement and each other document to be delivered by Buyer in connection herewith, including the Acquisition Notes and the UAFC Share Purchase Agreement, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement, the Acquisition Notes and the UAFC Share Purchase Agreement, the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the transactions contemplated hereby and thereby, have been duly authorized by Buyer's Board of Directors. Except for the approval of the shareholders of Buyer of the matters requiring shareholder approval set forth in the UAFC Share Purchase Agreement, no other corporate proceeding on the part of Buyer is necessary to authorize the execution and delivery of this Agreement and each other document to be delivered by Buyer in connection herewith, including the Acquisition Notes and the UAFC Share Purchase Agreement, or to consummate the transactions contemplated hereby and thereby. Simultaneously with the execution of this Agreement, (i) shareholders owning at least 51% of the issued and outstanding voting securities of Buyer and (ii) shareholders owning at least 51% of the issued and outstanding Series C-1 Convertible Preferred Stock of Buyer (the "Series C-1 Holders") are executing a voting agreement in the form attached hereto as Annex G, pursuant to which such shareholders are agreeing to vote in favor of the matters requiring shareholder approval set forth in the UAFC Share Purchase Agreement (which percentage of shareholders, in respect of the issued and outstanding voting securities and in respect of the Series C-1 Holders, voting as a separate class, is sufficient to approve such matters). Each of this Agreement, the Acquisition Notes and the UAFC Share Purchase Agreement has been duly and validly executed and delivered by Buyer and constitutes a valid and binding obligation of Buyer enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

     SECTION 4.3 No Violation. Subject to the receipt by Buyer of the Buyer Approvals identified in Section 4.5 below and except as set forth in Section 4.3 of the Disclosure Schedule, neither the execution and delivery by Buyer of this Agreement, the Acquisition Notes or the UAFC Share Purchase Agreement, the performance by Buyer of its obligations hereunder and thereunder nor the consummation by Buyer of the transactions contemplated hereby and thereby will (a) violate, conflict with or result in any breach of any provision of the Articles of Incorporation or Bylaws of any Buyer Party, (b) violate or conflict with or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under the terms, conditions or provisions of any note, bond, mortgage, indenture or deed of trust, or any license, lease or agreement to which any Buyer Party is a party or by which any of their assets is bound or (c) violate any order, writ, judgment, injunction, decree, statute, rule or regulation of any Governmental Authority applicable to any Buyer Party or any of their assets, except in each case as would not have a Buyer Material Adverse Effect.

     SECTION 4.4 Capitalization. As of the date hereof, the authorized capital stock of Buyer consists of: (i) 20,000,000 shares of common stock, par value $0.01 per share ("Buyer Common Stock"); (ii) 500 shares of Series B Convertible Preferred Stock, par value $1.00 per share, of the Company (the "Series B Preferred"); (iii) 100,000 shares of Series C Convertible Preferred Stock, par value $1.00 per share, of the Company (the "Series C Preferred"); (iv) 22,500 shares of Series D-1 Convertible Preferred Stock, par value $1.00 per share, of the Company (the "Series D-1 Preferred"); and (v) 17,500 shares of Series D-2 Convertible Preferred Stock, par value $1.00 per share, of the Company (the "Series D-2 Preferred"). As of the date hereof, Buyer has 7,638,057 shares of Buyer Common Stock, 400 shares of Series B Preferred, 51,680 shares of Series C Preferred, 22,500 shares of Series D-1 Preferred and no shares of Series D-2 Preferred issued and outstanding. All of such outstanding shares have been validly issued, are fully paid and, except as provided under Section 630 of the Business Corporation Law of New York (relating to employee wages), nonassessable, and were not issued in violation of any preemptive rights. Except as set forth in Section 4.4 of the Disclosure Schedule, as of the date hereof, there are 2,673,991 warrants to purchase Buyer Common Stock issued and outstanding.

     SECTION 4.5 Consents and Approvals. Except as set forth in Section 4.5 of the Disclosure Schedule, no filing or registration with, no notice to and no permit, authorization, consent or approval of any third party or any Governmental Authority is necessary for Buyer to enter into this Agreement or the UAFC Share Purchase Agreement and issue the Acquisition Notes or for the consummation by Buyer of the transactions contemplated by this Agreement or the UAFC Share Purchase Agreement other than consents and approvals of or filings or registrations with (a) the DOJ pursuant to the HSR Act, (b) the PennLife Insurance Approvals and the ConLife Insurance Approvals, (c) the insurance departments of the States of New York, Texas, Florida; (d) and the federal and provincial governments of Canada, (e) the Commission pursuant to the requirements of the Exchange Act and (f) the approval of the shareholders of Buyer at a special meeting of shareholders of Buyer of the matters requiring shareholder approval as set forth in the UAFC Share Purchase Agreement, in accordance with New York law and the rules of Nasdaq (collectively, the "Buyer Approvals"). Sellers acknowledge that Buyer intends to sell some or all of the Shares and the PCFS Assets to one or more Subsidiaries of Buyer pursuant to
Section 2.2(j), and that the term "Buyer Approval" will include, for purposes of this Section 4.5 and of Section 6.1(a), any and all approvals of the relevant insurance regulators in connection with such transactions.

     SECTION 4.6 Brokers' Fees and Commissions. Except for Chase Securities Inc. ("Chase Securities"), Capital Z Management Inc., Chase Bank and Advest, Inc. ("Advest"), neither Buyer nor any of its directors, officers, employees or agents has employed any investment banker, broker or finder in connection with the transactions contemplated hereby. Buyer shall be solely responsible for the fees and expenses of Chase Securities, Capital Z Management Inc., Chase Bank and Advest in connection with the transactions contemplated hereby.

     SECTION 4.7 Purchase for Investment. Buyer is acquiring the Shares for its own account for investment purposes and not with a view to the distribution of the Shares. Buyer has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares. Buyer is an "accredited investor" as defined in Rule 501 of the Securities Act of 1933, as amended. Buyer will not, directly or indirectly, dispose of the Shares except in compliance with applicable federal and state securities laws.

     SECTION 4.8 Financing. Concurrently with the execution of this Agreement, Buyer is entering into a Stock Purchase Agreement, dated as of the date hereof (the UAFC Share Purchase Agreement"), with Capital Z Financial Services Fund II, L.P. ("Capital Z"), pursuant to which Buyer has agreed to issue and sell to Capital Z, and Capital Z has agreed to purchase and acquire from Buyer, on the terms and subject to the conditions contained therein, shares of Buyer Common Stock (subject to adjustment in accordance with the UAFC Share Purchase Agreement) for the purchase price set forth in the UAFC Share Purchase Agreement. The proceeds of such issuance will be used to fund a portion of the Cash Purchase Price. In addition, Chase Manhattan Bank, N.A. ("Chase Bank") and Chase Securities have issued a commitment letter (the "Chase Commitment") for the Chase Bank Facility, the proceeds of which will be used to finance the balance of the Cash Purchase Price. True and complete copies of the UAFC Share Purchase Agreement and the Chase Commitment have been delivered to PFG.

     SECTION 4.9 SEC Reports. Except as set forth in Section 4.9 of the Disclosure Schedule, Buyer has timely filed with the Commission (a) Buyer's Annual Report on Form 10-K for the year ended December 31, 1997, (b) Buyer's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 1998, (c) all proxy statements relating to meetings of shareholders of Buyer occurring in 1997 and 1998, (d) all Current Reports on Form 8-K required to be filed since January 1, 1998, (e) all amendments and supplements required to be filed to all such reports, and (f) all other forms, reports, statements and other documents required to be filed with the Commission (all such documents in clauses (a) through (f) herein are referred to as the "SEC Reports"). Such SEC Reports filed with the Commission were prepared in all material respects in accordance with the requirements of applicable law and did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading in light of the circumstances under which they were made. Buyer has delivered or made available to Sellers true and complete copies of all of the SEC Reports.

     SECTION 4.10  Absence of Undisclosed Liabilities.  Except as set forth in
Section 4.10 of the Disclosure Schedule, as of the date hereof, and as of the Closing Date, except for matters relating to the transactions contemplated by this Agreement or as disclosed in the SEC Reports filed prior to the date hereof, there are no liabilities or obligations of the Buyer Parties that are required to be reflected on a balance sheet prepared in accordance with GAAP other than (a) liabilities and obligations reserved against in the financial statements constituting a part of the SEC Reports and not heretofore discharged,
(b) policyholder benefits payable or other liabilities or obligations arising in the ordinary course of business, or (c) liabilities and obligations disclosed in
Section 4.10 of the Disclosure Schedule.

     SECTION 4.11  Absence of Certain Changes.  Except as disclosed in Section
4.11 of the Disclosure Schedule or the SEC Reports filed prior to the date hereof or as permitted or contemplated by this Agreement, since September 30, 1998, none of the Buyer Parties has (a) experienced any change, event or condition which, individually or in the aggregate, has had or could reasonably be expected to have a Buyer Material Adverse Effect or (b) conducted its business in any material respect other than in the ordinary course.

     SECTION 4.12 Compliance with Applicable Law; Permits; Licenses. Except as set forth in Section 4.12 of the Disclosure Schedule:

          (a) The businesses of the Buyer Parties are being conducted in all material respects in compliance with all applicable provisions of any material federal, state, local or foreign statute, law, ordinance, rule, regulation, judgment, decree, order, concession, grant, franchise, permit or license or other governmental authorization or approval applicable to them, except for such noncompliance as has not had or could not reasonably be expected to have a Buyer Material Adverse Effect.

          (b) Each Buyer Party owns or validly holds all material licenses, franchises, permits, approvals, authorizations, exemptions, classifications, certificates, registrations and similar documents or instruments that are required for its business and operations, except for those the failure of which to have has not had or could not reasonably be expected to have a Buyer Material Adverse Effect. All such licenses, franchises, permits, approvals, authorizations, exemptions, classifications, certificates, registrations and similar documents or instruments are valid and in full force and effect and none of the Buyer Parties has received any notice of any inquiry or proceeding that could reasonably be expected to result in the suspension, revocation or material limitation of any such license; and to the knowledge of Buyer, there is no reasonable basis for any such suspension, revocation or limitation. None of the Buyer Parties is currently the subject of any supervision, conservation, rehabilitation, liquidation, receivership, insolvency or other similar proceeding nor are any of the Buyer Parties operating under any formal or informal agreement or understanding with the licensing authority of any State which restricts its authority to do business or requires it to take, or refrain from taking, any action.

                                   ARTICLE V

                                   COVENANTS

     SECTION 5.1 Conduct of Business Prior to the Closing. Except as expressly contemplated by this Agreement (including without limitation the Pre-Closing Restructuring Transactions (defined below), the Closing Transactions and the other transactions described as conditions to the consummation of the transactions contemplated by this Agreement specified in Article VI hereof), as set forth in Section 5.1 of the Disclosure Schedule or with the prior written consent of Buyer (not to be unreasonably withheld or delayed), during the period from the date of this Agreement to the Closing, PFG and PLAC will cause each PennLife Company to, PFG and SFC will cause each ConLife Company and Services to, and PFG will cause each PFI Company and PCFS to, conduct its business and operations according to its ordinary and usual course of business and will use all reasonable efforts consistent therewith to preserve intact and, as applicable, maintain in good repair its properties, assets and business organizations, to keep available the services of its officers, agents and employees and to maintain satisfactory relationships with policyholders, agents and regulators, in each case in the ordinary course of business. Without limiting the generality of the foregoing, and except as otherwise provided in this Agreement and as set forth in Section 5.1 of the Disclosure Schedule or with the prior written consent of Buyer (not to be unreasonably withheld or delayed), prior to the Closing, PFG and PLAC will not permit any of the PennLife Companies to, PFG and SFC will not permit any of the ConLife Companies or Services to, and PFG will not permit any of the PFI Companies or PCFS to:

          (a) propose or adopt any amendment to its Certificate or Articles of Incorporation or Bylaws (or similar organizational documents);

          (b) except in the ordinary course of business, incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse the obligations of any other Person except for obligations of its Subsidiaries;

          (c) (i) adopt any new Benefit Plan (including any stock option, stock benefit or stock purchase plan) or amend any existing Benefit Plan in any material respect, except for changes which are less favorable to participants in such plans or as may be required by applicable law or (ii) increase in any manner the rate or terms of compensation of any of its directors, officers, agents or employees, except such increases as are granted in the ordinary course of business consistent with past practice, or enter into any employment, severance or collective bargaining agreement;

          (d) enter into any agreement with any officer, director, employee, general agent or sales agent of the Companies, Services or PCFS pursuant to which such Persons will be entitled to receive from any Company any Transaction Bonus;

          (e) (i) sell, transfer or otherwise dispose of any of its property or assets (not including those assets constituting investment securities of the Companies, which are the subject of paragraph (f) below) other than in the ordinary course consistent with past practices and, in any event, if the value of such properties or assets would, individually or in the aggregate, exceed $500,000 or (ii) mortgage or encumber any of its property or assets;

          (f) except in the ordinary course consistent with past practices, sell, transfer or otherwise dispose of any securities in the Companies' investment portfolios;

          (g) enter into or terminate any other material agreements, commitments or contracts, except agreements, commitments or contracts made or terminated in the ordinary course of business;

          (h) (i) split, combine or reclassify the Shares, (ii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to the Shares, other than those dividends or distributions set forth in Section 5.1(h) of the Disclosure Schedule, (iii) issue, sell or pledge, or authorize or propose the issuance, sale or pledge of any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, the Shares or any of its capital stock, or (iv) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock;

          (i) except in the ordinary course of business or with respect to capital projects approved prior to the date hereof, enter into any agreement or commitment involving an aggregate capital expenditure or commitment exceeding $100,000;

          (j) take any action that would intentionally result in a breach of the representations and warranties contained in Article III of this Agreement;

          (k) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

          (l) materially change any of the tax or financial accounting methods or practices used by it unless required by GAAP, SAP or applicable law;

          (m) settle or compromise any claim (including arbitration) or litigation, which after insurance reimbursement involves an amount in excess of $250,000 or otherwise is material to the Company involved or the Companies taken as a whole;

          (n) file any amended Tax Return or settle or compromise any claim relating to Taxes;

          (o) make any payment, loan or advance of any amount to or in respect of, or engage in the sale, transfer or lease of any of its property or assets to, or enter into any contract with, any affiliate (other than those dividends or distributions set forth in Section 5.1(h) of the Disclosure Schedule or pursuant to arrangements already in place prior to the date hereof and described in Section 3.25 of the Disclosure Schedule);

          (p) amend the terms of or terminate any (i) Material Contracts or Reinsurance Agreements (other than an extension of the terms, or termination in accordance with the scheduled termination, of such Material Contract or Reinsurance Agreements expressly required by their terms) or
     (ii) contracts, agreements or arrangements with any affiliate to cause any change in the cost, services being provided, or term of any such agreements, other than as specifically contemplated by this Agreement;

          (q) enter into or renew (other than a renewal of such contract expressly required by the terms of such contract) any contract that would be considered a Material Contract or Reinsurance Agreement (including any contracts, agreements or arrangements with any affiliates);

          (r) engage in any transaction with any affiliate, except to the extent provided in this Agreement; or

          (s) agree to take any of the foregoing actions.

     SECTION 5.2 Management of Companies. Sellers shall, from the date of this Agreement through the Closing Date, cause management of the Companies to consult on a periodic basis and in good faith with the employees and representatives of Buyer concerning the management of the Companies' businesses, including without limitation the policies and practices of the Companies with respect to (i) the ceding or assumption of reinsurance or the termination or modification of existing Reinsurance Agreements (except as contemplated by this Agreement), (ii) significant underwriting, actuarial, Tax or accounting issues (including matters related to Tax audits or the establishment, review and modification of insurance and other reserves), (iii) significant matters relating to the conditions, forms and pricing of new kinds of policies and (iv) significant matters relating to the agency force, product distribution, commissions and similar matters; provided, however, that management of the Companies shall not consult with employees and representatives of Buyer on any matter if, based on advice of counsel, management determines that such consultation might violate the provisions of the HSR Act or any other laws.

     SECTION 5.3  Access to Information.

     (a) Between the date hereof and the Closing Date, PLAC, PFG and SFC shall cause the Companies, Services and PCFS to give to Buyer and its counsel, accountants and other authorized representatives and agents, full access, during regular business hours and upon reasonable advance notice, to any and all of their respective premises, properties, contracts, books and records, and will cause their respective officers and employees to furnish to Buyer and its representatives, except where prohibited by law, any and all data and information pertaining, directly or indirectly, to the Companies, the ConLife Employees, the PCFS Employees and the PCFS Assets that Buyer shall from time to time reasonably request, and shall permit Buyer and its representatives to make extracts and copies thereof. Buyer shall not exercise its rights under this
Section 5.3(a) in such a manner as to unreasonably interfere with the ordinary operations of any of the Companies, Services or PCFS.

     (b) As part of the foregoing review, PennLife shall, and PFG and PLAC shall cause PennLife to, retain and permit the Reserves Consultants to conduct independent reviews of all insurance reserves of PennLife (other than life insurance reserves) (the "PennLife Insurance Reserves"), including but not limited to disability income claim reserves.

     (c) If the transactions contemplated herein are consummated, Buyer covenants and agrees that it shall preserve and keep the records of the Companies delivered to it hereunder for a period of seven years from the Closing Date, and shall make such records available to PLAC, PFG and SFC (without charge, other than reasonable photocopying expenses if copies are so requested by PFC, PLAC or SFC), as reasonably requested by PLAC, PFG and SFC in connection with any legal proceedings by or against, or governmental investigations of, PLAC, PFG and SFC or any of their affiliates, or in connection with any tax examination of PLAC, PFG and SFC or any consolidated group of which any of them was a part or for any other proper business purpose of PLAC, PFG or SFC or their affiliates.

     (d) If the transactions contemplated herein are consummated, Buyer, Sellers and the Companies jointly covenant and agree that, from and after the Closing Date, each will use its reasonable best efforts to cooperate with each other in connection with (i) the preparation of any Tax Return described in Section 5.17(e) or 5.17(f) of this Agreement and (ii) any action, suit, proceeding, investigation or audit of any of them relating to any Tax liability that may be the subject of indemnification under Article VIII of this Agreement. In furtherance thereof, Buyer, Sellers and the Companies further covenant and agree to promptly respond to all inquiries related to such matters and to provide, to the extent reasonably possible, substantiation of transactions and to make available and furnish appropriate documents and personnel in connection therewith.

     SECTION 5.4 HSR Act Filings. As soon as practicable after the date hereof, PFG and Buyer shall make appropriate filings with the DOJ under the HSR Act, with respect to the transactions contemplated by this Agreement. In connection with such filings, the parties hereto shall, in cooperation with each other, and as promptly as reasonably practicable from time to time hereafter, make all such further filings and submissions, and take such further action, as may be required in connection therewith. Each party shall furnish the others all information in its possession necessary for compliance by the others with the provisions of this Section 5.4. No party shall withdraw any such filing or submission prior to the termination of this Agreement without the written consent of the other parties.

     SECTION 5.5 State Regulatory Approvals. As soon as practicable after the date hereof, Buyer shall file all applications and other documents, and shall use its reasonable best efforts to obtain all consents and approvals, as are required to be filed or obtained by it under the applicable laws of the States of Texas, North Carolina, Pennsylvania, New York and Florida and the federal or provincial government of Canada, as applicable, and of any other applicable jurisdictions, including all requisite approvals of the insurance regulatory authorities in such jurisdictions and all other governmental approvals required for consummation of the transactions contemplated by this Agreement, in each case as promptly as is practicable. PFG and PLAC shall cause the PennLife Companies, PFG and SFC shall cause the ConLife Companies and Services, to the extent necessary, and PFG shall cause the PFI Companies and PCFS, to the extent necessary, to take all such actions (other than the payment of money not then due and owing or the provision of other consideration) as are reasonably requested by Buyer to assist Buyer in completing all such filings and obtaining all such consents and approvals as are required to be made and obtained. Buyer shall take all such actions (other than the payment of money not then due and owing or the provision of other consideration) as are reasonably requested by PLAC, PFG, SFC and ConLife to assist in completing all filings and obtaining all consents and approvals as any of them may be required to make and obtain.

     SECTION 5.6 Pre-Closing Restructuring Transactions; Other Pre-Closing Matters.

     (a) At or prior to the Closing, PLAC, PFG and SFC shall cause to occur the transactions listed in Annex H (the "Pre-Closing Restructuring Transactions"); provided, however, that the parties acknowledge that a portion of the Cash Purchase Price will be used to effect certain Pre-Closing Restructuring Transactions simultaneously with the Closing.

     (b) Prior to the Closing, Sellers shall pay in full all amounts due or to become due in respect of the lease for 3 Bethesda Metro Center, Suite 1600, Bethesda, Maryland. In addition, prior to the Closing, PFG will assign the Jack Kent Cook Stadium Lease Agreement to a Subsidiary of PFG (other than any of the Companies); provided, that if PFG is unable to assign such lease agreement, PFG shall pay all amounts owing and due with respect to such lease agreement for the full term thereof and shall be entitled to all of the benefits thereof.

     SECTION 5.7 Estimated Statement. PFG shall prepare and deliver (no later than five Business Days prior to the Closing Date) to Buyer a pro forma statement (the "Estimated Statement") reflecting PFG's good faith estimate of the capital and surplus (excluding AVR and

IMR) of the PennLife Companies and the ConLife Companies as of the Closing Date assuming that the transactions contemplated hereby (including the Closing Transactions and the Pre-Closing Restructuring Transactions) occurred on and as of such date. The Estimated Statement shall be prepared in accordance with SAP using the assumptions and methodologies used in the preparation of the 1998 SAP Financial Statements.

     SECTION 5.8 Transaction Bonuses. PFG, PLAC or SFC shall pay at or prior to Closing all Transaction Bonuses payable to those officers, directors, employees or agents set forth on Section 3.26 of the Disclosure Schedule or otherwise agreed by Buyer and Sellers prior to Closing in accordance with
Section 5.1(d). To the extent such payments are made by any of the Companies, PFG, PLAC or SFC shall reimburse the relevant Companies for the full amount of such payments at Closing. Buyer shall cause the Companies to assume all obligations under the retention agreements referenced in Section 3.26 of the Disclosure Schedule arising after the Closing, other than the obligation to pay the Transaction Bonuses.

     SECTION 5.9 Payments to Agents. (a) Except as provided in Sections 5.9(b) or (c) below, at or prior to Closing, PFG, PLAC or SFC shall pay any and all amounts payable to any and all agents and other persons under compensation arrangements made or allegedly made in connection with, in contemplation of or otherwise relating to the proposed management-led buyout of PennLife (the "Pre-Sale Obligations").

     (b) At or prior to Closing, Buyer will (i) enter into investment agreements (the "Investment Agreements") with respect to the Buyer Common Stock to be purchased by certain agents of PennLife, (ii) adopt commission schedules and
(iii) adopt stock-based and other compensation plans, in each case on terms consistent with Schedule 5.9(b) (the "Post-Closing Compensation Obligations").

     (c) At and after the Closing, Buyer will cause PennLife to make all cash payments that relate to the Pre-Sale Obligations to the extent that such amounts are reserved for such purpose on the Unaudited Financial Statements and the Audited Financial Statements and set forth in Section 5.9 of the Disclosure Schedule.

     SECTION 5.10  All Reasonable Efforts.

     (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done as promptly as practicable, all things necessary, proper and advisable under applicable laws and regulations to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement including, without limitation, all actions necessary to satisfy any conditions set forth in the Chase Commitment. If at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, including, without limitation, the execution of additional instruments, the proper officers and directors of each party to this Agreement shall take all such necessary action.

     (b) At the Closing, PFG will assign to Buyer the non-exclusive right to enforce the rights of PFG under the confidentiality agreements entered into between Salomon Smith Barney, as agent for PFG and the Companies, and the prospective purchasers of the Companies to the extent that such rights pertain to the Companies.

     SECTION 5.11 Public Announcements. The parties hereto will consult with each other and will mutually agree (the agreement of each party not to be unreasonably withheld or delayed) upon the content and timing of any press release or other public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation and agreement, except as may be required by applicable law or by obligations pursuant to any listing agreement with any securities exchange or any stock exchange regulations as advised by counsel; provided, however, that each party will give prior notice to the other parties of the content and timing of any such press release or other public statement required by applicable law or by obligations pursuant to any listing agreement with any securities exchange or any stock exchange regulations.

     SECTION 5.12 Disclosure Supplements. From time to time prior to the Closing, PLAC, PFG and SFC may supplement or amend the Disclosure Schedule delivered in connection herewith with respect to any matter which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or which is necessary to correct any information in such Disclosure Schedule which has been rendered inaccurate thereby. Such supplements and amendments shall not be given effect for purposes of Section 6.1(d); however, if the Closing occurs, Buyer shall be deemed to have waived any right or claim it may otherwise have or have had on account of any matter so disclosed in such supplement or amendment.

     SECTION 5.13  Employment and Employee Benefits.

     (a) Buyer shall offer employment to all PCFS Employees (other than such employees who are disabled for purposes of the long-term disability plans, if any, applicable to such employees) employed immediately prior to the Closing Date upon the same terms and conditions of employment as in effect immediately prior to the Closing Date, which employment shall be effective on the Closing Date; provided, however, that Buyer shall not be obligated to offer employment to any PCFS Employees hired between the date hereof and the Closing Date who were hired without the consent of Buyer other than replacement employees performing functions substantially similar to his or her predecessor. Buyer shall be liable, and shall indemnify and hold Sellers harmless from any and all obligations or liabilities, contingent or otherwise, relating to or arising from the employment or termination of employment of the PennLife Employees or PFI Employees or any PCFS Employees hired pursuant to the first sentence of this
Section 5.13(a) (together, the "Company Employees"), with respect to periods after the Closing Date. Sellers shall be liable for, and shall indemnify and hold Buyer harmless from any and all obligations or liabilities, contingent or otherwise, relating to or arising from the employment or termination of employment of any other employees of PFG or any of its affiliates (other than any of the Companies), including any PCFS Employees not hired pursuant to the first sentence of this Section 5.13(a) and any ConLife Employees with respect to periods up to and after the Closing Date, except to the extent that such obligations and liabilities are accrued for and are reflected on the Companies' balance sheets.

     (b) At and following the Closing Date: (i) Buyer shall administer and pay the claims, liabilities and expenses, and shall indemnify and hold Sellers harmless with respect to Benefit Plans that are sponsored or maintained by the Companies (the "Buyer Plans"), to the extent that such claims, liabilities and expenses relate to the Company Employees and (A) relate to periods after the Closing Date or (B) relate to periods prior to the Closing to the extent that such claims, liabilities and expenses are accrued and are reflected on the Companies' balance sheets; and (ii) Sellers shall indemnify and hold Buyer harmless with respect to claims, liabilities and expenses under the Buyer Plans, to the extent that such claims, liabilities and expenses relate to periods prior to the Closing and are not accrued or reflected on the Companies' balance sheets. At and following the Closing Date, Sellers shall administer and pay the claims, liabilities and expenses, and shall indemnify and hold Buyer harmless, with respect to all claims, liabilities and expenses relating to (i) any Benefit Plans that are not Buyer Plans, (ii) any "employee benefit plans" (as defined in Section 3(3) of ERISA) other than the Benefit Plans currently or previously sponsored by Sellers, and (iii) any pension plans, whether or not subject to Title IV of ERISA, and any liabilities or expenses incurred by any entity that is required to be aggregated with the Companies pursuant to section 414(b), (c) or (m) of the Code, immediately prior to, but not immediately after, the Closing Date, to the extent that any such claims, liabilities and expenses are not accrued or are not reflected in the Companies' balance sheets.

     (c) Without limiting or expanding Buyer's obligations with respect to the Post-Closing Stock-Based Compensation contemplated in Section 5.9(b) and subject to the last sentence of Section 5.13(d), Buyer shall, and shall cause its Subsidiaries (including the Companies), to provide employee benefits for Company Employees that are at least substantially comparable in the aggregate to the employee benefits and compensation provided to similarly situated Persons (i) by Sellers or their affiliates under the Benefit Plans and compensation arrangements in effect as of the Closing Date or (ii) by Buyer under its employee benefit plans and compensation arrangements in effect for its employees. Buyer shall or shall cause the Companies to pay all accrued and unpaid compensation, including vacation pay, as of the Closing Date in respect of the Company Employees except as provided in Section 5.8 or 5.13(b).

     (d) If Company Employees are included in any benefit plan (including without limitation, provision for vacation) of Buyer or its Subsidiaries, such employees shall receive credit for service prior to the Closing Date with Sellers or any of their Subsidiaries or affiliates to the same extent such service was counted under similar Benefit Plans for purposes of eligibility, vesting and eligibility for retirement, and benefit accrual with respect to vacation, disability and severance. Buyer shall use reasonable efforts to provide medical, dental and health plan coverage to Company Employees as of the Closing Date that shall not include pre-existing condition exclusions, except to the extent such exclusions were applicable under the similar Benefit Plan as of the Closing Date, and such plans shall provide credit for any deductibles and co-payments applied or made with respect to each Company Employee in the calendar year of the Closing. Buyer assumes the obligation, if any, to provide coverage to the extent required by Part 6 of Title I of ERISA from and after the Closing Date to Company Employees (but not any ConLife Employees or PCFS Employees) who terminated their employment on or before the Closing Date. No benefits are guaranteed or promised hereunder to any Company Employee with respect to stock option, bonus or incentive plans, but may be so provided by Buyer in its sole discretion.

     (e) Prior to or effective as of the Closing Date, Sellers shall cause the Companies to contribute or accrue employer matching contributions for the portion of the calendar year prior to the Closing Date, with respect to all Company Employees, and shall immediately thereafter fully vest all such Company Employees' accounts under any 401(k) plan maintained by Sellers or their Subsidiaries prior to the Closing Date for the benefit of Company Employees. As soon as practicable after the Closing Date, Buyer shall cause a 401(k) plan maintained by Buyer or the Companies to accept "eligible rollover contributions," within the meaning of Section 402(f)(2)(A) of the Code, from any 401(k) plan maintained by Sellers or their Subsidiaries prior to the Closing Date, for the benefit of Company Employees.

     SECTION 5.14 Nonsolicitation. Each of PLAC, PFG and SFC and any of its affiliates (other than the Companies) hereby agrees that, for a period commencing on the Closing Date and ending on the second anniversary of the Closing Date, it shall not, without Buyer's prior written consent, directly or indirectly, solicit or hire any of the current officers, general agents or sales agents (down to the level of district manager) of any of the Companies except those officers disclosed in Section 5.14 of the Disclosure Schedule; provided, however, that nothing herein shall prohibit it or any of its Subsidiaries from publishing a general solicitation of employment in any newspaper, magazine, trade publication or other medium or from soliciting or hiring any person who was an officer of any of the Companies on the Closing Date but whose employment by such Company thereafter ceases, except as a result of Sellers' solicitation or hiring of such person in violation of the first clause of this Section 5.14.

     SECTION 5.15 Acquisition Proposals. No Seller shall, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, attorney or other advisor or representative acting on its behalf to, directly or indirectly, (a) make any offer or proposal to any Person or enter into any contract with any Person to (i) sell or otherwise transfer any of the capital stock or assets or properties of the Companies or any of the PCFS Assets or (ii) effect any recapitalization, refinancing, restructuring, merger, consolidation or other business combination involving the Companies or any of the PCFS Assets; (b) entertain, solicit, encourage, accept, negotiate or otherwise hold substantive discussions regarding any offer or proposal from any Person to (i) purchase or otherwise acquire any of the capital stock or assets or properties of the Companies or any of the PCFS Assets, (ii) effect any recapitalization, refinancing, restructuring, merger, consolidation, or other business combination involving the Companies or any of the PCFS Assets, or (c) provide any non-public information regarding the Companies or the PCFS Assets to any prospective purchaser thereof. If any such offer or proposal is made to or received from any Person, Sellers will promptly advise such Person by written notice of the terms of this Section 5.15 and will promptly deliver a copy of such notice to Buyer.

     SECTION 5.16 Section 338(h)(10) Election, Allocation of Purchase Price under Sections 338 and 1060 and Matters Relating to SWLIC. (a) An election under Section 338(h)(10) of the Code and any corresponding elections under the state, local or foreign tax law (the "338(h)(10) Election") shall be made by PFG and Buyer in respect of the purchase and sale of the PFI Shares. The parties agree that the Purchase Price will be allocated as provided in Section 2.1 to the assets of PCFS and PFI for all purposes (including Tax and financial accounting purposes) in accordance with the rules under Section 338(b)(5) and
Section 1060 of the Code and the Treasury Regulations promulgated thereunder. The parties agree to cooperate in good faith in preparing the Allocation Schedule as soon as practicable. Sellers, PCFS, PFI and Buyer will file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation.

     (b) If requested by Buyer, Sellers shall also join in the filing of a
Section 338(h)(10) Election with respect to the purchase and sale of the ConLife Shares. Any Tax liability resulting from such election and all costs associated with such election shall be borne by Buyer. If such election is made, the principles of the second, third and fourth sentences of Section 5.16(a) shall apply.

     (c) As promptly as practicable (but in no event more than 90 days) after the Closing Date, PFG shall deliver to Buyer (i) a calculation certified by PFG's Chief Financial Officer stating ConLife's estimated tax basis in the shares of common stock, par value $1.00 per share, of SWLIC as of the Closing Date, which shall separately state adjustments for income, losses, distributions, contributions and other relevant adjustments from January 1, 1998 through the Closing Date with respect to such tax basis (the "SWLIC Basis Adjustments") and (ii) if requested by Buyer, an updated appraisal from Tillinghast setting forth the fair market value of SWLIC as of the latest practical date up to and including the Closing Date (the "SWLIC Valuation Opinion"). If Buyer requests the SWLIC Valuation Opinion, the costs thereof shall be shared equally by Buyer and PFG. If Buyer requests the SWLIC Valuation Opinion, the Buyer Actuary shall review the SWLIC Valuation Opinion with Tillinghast in order to arrive at a mutually agreed upon fair market value of SWLIC (the "SWLIC Value"). If the SWLIC Value is greater than $220 million plus the SWLIC Basis Adjustments, 35% of such excess shall be recorded as a liability for Taxes on the Closing Statement with respect to ConLife. PFG and SFC agree that unless such a liability is recorded on the Closing Statement as set forth in the preceding sentence, they shall not take the position in any Tax Return that the Tax basis of SWLIC immediately after the Closing Transactions exceeds $220 million plus or minus, as the case may be, the SWLIC Basis Adjustments.

     SECTION 5.17  Tax Matters.

     (a) Sellers shall be responsible and shall pay all Taxes imposed on the income of the Companies, including, without any limitation, any amounts included in income under Treasury Regulation Sections 1.1502-13 and 1.1502-14, any excess loss accounts taken into income under Treasury Regulation Section 1.1502-19 and any Taxes resulting from the transactions contemplated under this Agreement, for all periods through and including the Closing Date to the extent not provided as a current Tax liability on the Closing Statement. Except as required by law, PFG, PLAC and SFC shall take no position on such Tax Returns that relate to the Companies that would adversely affect the Companies after the Closing Date. The income of the Companies shall be apportioned to the period up to and including the Closing Date (excluding income after the Closing but prior to the end of the Closing Date (i) that is not incurred in the ordinary course of business, (ii) that is not incurred pursuant to the transactions contemplated by this Agreement and (iii) that is caused by Buyer, which in each case shall be attributed to the period after the Closing Date) and the period after the Closing Date by closing the books of the Companies as of the end of the Closing Date.

     (b) PFG, PLAC and SFC shall make no election to retain any net operating loss carryovers or capital loss carryovers of the Companies under Treasury Regulation Section 1.1502-20(g) or any similar provision of federal, state, local or foreign law.

     (c) PFG, PLAC and SFC shall allow the Companies and its counsel to participate in any audits of the consolidated federal income Tax Returns of PFG, PLAC or SFC to the extent that such Tax Returns relate to the Companies.

     (d) PFG, PLAC and SFC shall immediately pay to Buyer any Tax refund (or reduction in Tax liability) resulting from a carryback of a postacquisition Tax attribute of any of the Companies into a consolidated, combined or unitary Tax Return of PFG, PLAC or SFC, when such refund or reduction is realized by PFG, PLAC or SFC. PFG, PLAC and SFC shall cooperate with the Companies in obtaining such refunds (or reduction in Tax liability), including through the filing of amended Tax Returns. PFG shall be entitled to any Tax refund (or reduction in Tax liability) from a Tax Return for a taxable year that ends on or prior to the Closing Date or the portion ending on the Closing Date of any taxable year that includes the Closing Date that was not reflected on the Closing Statement and is not described in the first sentence of this Section 5.17(d) (a "Seller Refund"), net of any tax payable by Buyer or the Companies in respect of the receipt or accrual of such Seller Refund or any additional correlative tax liability in another taxable year (a "Seller Net Refund Amount"). If Buyers or any of the Companies realize such Seller Refund in cash or through the reduction of another Tax liability for which Buyer is responsible hereunder after the Closing Date, they shall pay the associated Seller Net Refund Amount over to PFG within five days of receipt.

     (e) PFG, PLAC and SFC will prepare or cause to be prepared, and file or cause to be filed in a manner consistent with past practice and in the ordinary course of business (subject to any departure required to comply with any applicable law) (i) all consolidated, combined, or unitary Tax Returns of the Sellers, the PLAC Group, the ConLife Group or the PFG Group that include the Companies for all periods that begin prior to the Closing Date and (ii) all other Tax Returns required to be filed by or on behalf of the Companies on or prior to the Closing Date. PFG, PLAC and SFC agree to consult with Buyer with respect to the Tax Returns described in this section, and shall deliver drafts of such Tax Returns to Buyer no later than 10 Business Days prior to the date, including extensions, on which such Tax Returns are required to be filed.

     (f) Buyer will prepare or cause to be prepared, and file or cause to be filed, all Tax Returns of the Companies other than those set forth in Section 5.17(e). Buyer will prepare all Tax Returns which reflect any Taxes for which PFG, PLAC and SFC may be obligated to indemnify the Buyer Indemnitees under this Agreement, in a manner consistent with past practice (subject to any departure required to comply with any applicable law). Buyer agrees to consult with PFG with respect to the Tax Returns described in the preceding sentence, and shall deliver drafts of such Tax Returns to PFG no later than 10 Business Days prior to the date, including extensions, on which such Tax Returns are required to be filed.

     (g) The Consolidated Federal Income Tax Liability Allocation Agreement, dated December 14, 1995, among ConLife, Union Bankers and Marquette, as amended by the First Amendment to Consolidated Federal Income Tax Liability Allocation Agreement, dated as of

January 1, 1996, among ConLife, Union Bankers, Marquette and SWLIC (other than
Section 4 thereof) shall remain in effect solely as between ConLife and SWLIC with respect to taxable periods through and including the Closing Date. Except as provided in the foregoing sentence, effective as of the Closing Date, PFG, PLAC and SFC shall terminate, or cause to be terminated, any agreements relating to the sharing or allocation of, or indemnification agreement with respect to, Taxes, or any similar contract or arrangement to which any of the Companies is party such that none of the Companies has any further Tax liability thereunder except as provided as a current Tax liability on the Closing Statement, which shall be paid as soon as reasonably practicable after the Closing.

     SECTION 5.18 Financial Matters; Proxy Statement. (a) As soon as reasonably practicable following the date of this Agreement, PFG shall deliver to Buyer true and complete copies of (i) the audited combined financial statements of the Companies (and PCFS, to the extent required under Item 13 of Schedule 14A under the Exchange Act for purposes of the Proxy Statement) as at and for the years ended December 31, 1995, 1996, 1997 and 1998, together with the notes thereto (the "Audited Financial Statements"), which shall be certified by KPMG Peat Marwick LLP ("KPMG"), independent public accountants for PFG, (ii) a review letter in form and substance reasonably satisfactory to Buyer relating to the Unaudited Financial Statements (the "Review Letter") and (iii) the Annual Statements for each PennLife Company and ConLife Company for the year ended December 31, 1998, including all exhibits, interrogatories, notes and schedules thereto and any actuarial opinion, affirmation or certification filed in connection therewith (the "1998 SAP Financial Statements"). In addition, PFG shall, as promptly as practicable, provide all other financial data and other information relating to the Companies reasonably requested by Buyer, so as to permit Buyer to satisfy any reporting or disclosure obligations of Buyer relating to the transactions contemplated by this Agreement.

     (b) Prior to the Closing Date, PennLife shall, and PFG and PLAC shall cause PennLife to, record in accordance with GAAP and SAP additional reserves relating to adverse loss development applicable to the disability income claim reserves of PennLife to the extent appropriate as indicated in the applicable report of the Reserves Consultants; provided, that PennLife shall not be required to record additional reserves in excess of $5 million.

     (c) As soon as reasonably practicable after the delivery to Buyer of the Audited Financial Statements for 1995, 1996 and 1997, Buyer shall file with the Commission a preliminary proxy statement (the "Proxy Statement") with respect to, among other things, the solicitation of shareholder votes to amend Buyer's certificate of incorporation to increase its authorized capital stock. Buyer shall use its commercially reasonable efforts to promptly respond to any comments raised by the Commission with respect to the Proxy Statement and shall cause the definitive Proxy Statement to be mailed to the shareholders of Buyer at the earliest practicable date. If any event with respect to Buyer, or with respect to other information supplied by the Companies or Sellers for inclusion in the Proxy Statement, shall occur which is required to be described in a supplement to the Proxy Statement, such event shall be so described, and such supplement shall be promptly filed with the Commission and, as required by law, disseminated to shareholders of Buyer. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

     SECTION 5.19  Peninsular Licenses.

     (a) Prior to the Closing, Sellers shall cooperate with and assist, and shall cause the Companies to cooperate with and assist, Buyer in causing Peninsular (i) to remove such restrictions as is reasonably necessary to permit Peninsular to write new business in the states in which Peninsular holds licenses to conduct insurance business as of the date hereof and (ii) to obtain licenses to conduct insurance business in the states listed in Section 5.19 of the Disclosure Schedule and to obtain such product approvals in such states as Buyer reasonably requests.

     (b) Buyer will reimburse PFG and/or PLAC, as applicable, for all actual out-of-pocket costs incurred in connection with obtaining the licenses and product approvals contemplated in Section 5.19(a) above.

     (c) If Buyer is unable to acquire the Peninsular Shares, (i) the Cash Purchase Price will be reduced by the Peninsular Purchase Price, (ii) PFG or its designee will purchase the Peninsular Shares for an amount in cash equal to the Peninsular Purchase Price, (iii) the Aggregate Capital Amount will be reduced by $12,725,000 and the Target Capital Amount for Peninsular will be eliminated, and
(iv) all ConLife business being reinsured by Peninsular pursuant to the reinsurance transaction contemplated in item 9 of Annex E will be transferred by Peninsular to a party designated by Buyer under a reinsurance agreement containing terms reasonably satisfactory to Buyer.

     SECTION 5.20 PCFS Licenses. At or prior to Closing, Sellers shall use their commercially reasonable best efforts to obtain all software licenses (the "PCFS Licenses") required to be obtained in connection with the sale of the PCFS Assets to Buyer. At the Closing, Buyer shall reimburse PFG for 50% of all costs incurred in connection with obtaining the PCFS Licenses.

     SECTION 5.21 Change of Name. As soon as reasonably practicable after the Closing Date, Buyer shall cause PC-Canada and PFI (and, to the extent applicable, any Subsidiaries thereof) to amend their respective organizational documents and take all other regulatory and other actions to change their respective names to a name that does not include the word "PennCorp" or any variant thereof. Notwithstanding the foregoing, PC-Canada and PFI (and any applicable Subsidiaries thereof) may, until such name change occurs, continue to use stationery, letterhead, policy forms, business cards and other property or assets on which the name "PennCorp" or any variant thereof appears so long as Buyer uses its reasonable efforts to cause appropriate notations to be made thereon indicating that such Companies are divisions of UAFC and are not part of the PennCorp Financial Group, Inc. group of companies.

     SECTION 5.22 Litigation Arising Between Signing and Closing. Sellers will provide Buyer with prompt notice in reasonable detail of any Litigation, complaints, charges or claims against any of the Companies or PCFS before any Governmental Authority or arbitrator initiated or, to the knowledge of Sellers, threatened between the date hereof and the Closing Date that would have been required to be disclosed in Section 3.10 of the Disclosure Schedule ("New Litigation") or Section 3.23(f) of the Disclosure Schedule ("New Employee Claims") had they arisen or been in existence on or prior to the date of this Agreement.

                                   ARTICLE VI

                               CLOSING CONDITIONS

     SECTION 6.1 Conditions to the Obligations of Buyer under this Agreement. The obligations of Buyer under this Agreement to consummate the Closing Transactions shall be subject to the satisfaction, at or prior to the Closing, of the following conditions:

          (a) subject to Section 5.19(c) hereof, all authorizations, consents and approvals contemplated by Sections 3.6 and 4.5, including the PennLife Insurance Approvals, the ConLife Insurance Approvals (which shall include approval to restructure the capital of the PennLife Companies and the ConLife Companies to reset unassigned surplus to not less than zero) and the Buyer Approvals, shall have been obtained and shall be in full force and effect and applicable regulators shall not have imposed any material and adverse prohibitions, limitations, conditions or restrictions on Buyer or any of the Companies in connection with the approvals by such regulators of the Forms A to be filed by the parties as contemplated hereby, including but not limited to a restriction on the ability of any of the Companies to pay ordinary dividends or to write any material line of business.

          (b) any waiting period applicable to the consummation of the sale and purchase of the Shares under the HSR Act shall have expired or been terminated;

          (c) no injunction, restraining order or other ruling or order issued by any Governmental Authority or other legal restraint or prohibition preventing the consummation of the Closing Transactions shall be in effect;

          (d) each of the obligations of PLAC, PFG, SFC and PCFS required to be performed by it at or prior to the Closing pursuant to this Agreement shall have been duly performed and complied with in all material respects, and the representations and warranties of PLAC, PFG, SFC and PCFS contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date (except (i) as to those representations or warranties which specifically relate to an earlier date, which need to be true and correct in all material respects as of such specified dates and (ii) to the extent that the representation and warranty set forth in Section 3.15(e) has been rendered inaccurate as the result of any claims asserted with respect to Agent Compensation between the date hereof and the Closing), and Buyer shall have received a certificate to that effect signed by a senior officer of each of PLAC, PFG, SFC and PCFS;

          (e) any and all material permits, consents, waivers, clearances, approvals and authorizations of Governmental Authorities and all material consents, licenses, waivers or approvals of any other third parties (other than those contemplated by subparagraph (a) above), including the PCFS Licenses, which are necessary in connection with the consummation of the Closing Transactions and the consummation of the transactions contemplated by the Universal Share Purchase Agreement shall have been obtained;

          (f) Buyer shall have received opinions of counsel to Sellers, in the forms attached hereto as Annex E;

          (g) Security Life and Trust Insurance Company ("Integon") and PennLife shall have entered into a lease agreement containing the material terms set forth on Exhibit D on terms reasonably satisfactory to Buyer pursuant to which, following the Closing, PennLife will continue to occupy office space currently occupied by PennLife Employees at the facility located at Wycliff Road in Raleigh, North Carolina, for the term described in Exhibit D;

          (h) Buyer or any of the Companies and AmeriLife Marketing Inc. shall have entered into an agreement containing the material terms set forth on Exhibit A and otherwise on terms reasonably satisfactory to Buyer;

          (i) the capital and surplus (excluding AVR and IMR) of the PennLife Companies and the ConLife Companies reflected on the Estimated Statement shall equal or exceed the Target Capital Amount for each Company and the Aggregate Target Capital Amount shall have been satisfied;

          (j) all intercompany indebtedness owed by PFG and its affiliates (other than the Companies) to any of the Companies or owed by the Companies to PFG or its affiliates (other than the Companies) as listed on Section
     3.25 of the Disclosure Schedule shall have been paid in full, and all other affiliate transactions described on Section 3.25 of the Disclosure Schedule shall have been terminated (other than such affiliate transactions solely among the Companies), with no further liability to any of the Companies or relating to the PCFS Assets;

          (k) PFG shall have executed and delivered the Pledge and Security Agreement;

          (l) the conditions set forth in the Chase Commitment shall have been satisfied, to the satisfaction of Chase Bank and Chase Securities; provided, however, that upon receipt of notice from Chase Bank that the reports delivered by the Reserves Consultants and the 1998

     Audited Financial Statements are satisfactory under the terms of the Chase Commitment (which shall be deemed satisfactory for purposes of this clause if no objection is made within 30 days of delivery of the last of such reports and financial statements), the conditions specified in this Section 6.1(m) shall no longer be conditions to the consummation by Buyer of the Closing Transactions;

          (m) the Reserves Consultants shall have completed their review of all of the PennLife Insurance Reserves and the results of such reviews shall be reasonably satisfactory to Buyer; provided, however, that Buyer shall make its determination of the adequacy of such reports within 30 days of delivery of the last of such reports;

          (n) each of the Pre-Closing Restructuring Transactions shall have been completed or otherwise provided for to the reasonable satisfaction of Buyer;

          (o) Sellers shall have delivered to Buyer for inclusion in the Proxy Statement the 1998 Audited Financial Statements specified in Section 5.18(a)(i) and the shareholders of Buyer shall have approved at a special meeting of shareholders of Buyer the matters requiring shareholder approval as set forth in the UAFC Share Purchase Agreement, in accordance with New York law and the rules of Nasdaq;

          (p) the Companies shall have received either (i) a rating of B+ or better from A.M. Best or (ii) assurances from A.M. Best satisfactory to Buyer that on or immediately after the Closing, the Companies will be assigned at least a B+ rating;

          (q) Buyer or a designated subsidiary of Buyer shall have entered into an agreement with Integon, Occidental Life Insurance Company of North Carolina and Professional Insurance Company containing the material terms set forth on Exhibit F or otherwise on terms reasonably satisfactory to Buyer and PFG pursuant to which Buyer or such subsidiary shall have agreed to provide the services specified in Exhibit F for the period specified in Exhibit F;

          (r) the Review Letter shall not indicate any material deficiency in the Unaudited Financial Statements; and

          (s) Sellers shall have delivered to Buyer a certificate complying with Treasury Regulations section 1.1445-2(b)(2), in form and substance reasonably satisfactory to Buyer, duly executed and acknowledged, certifying that Sellers are not foreign persons within the meaning of such section.

     SECTION 6.2 Conditions to the Obligations of Sellers under this Agreement. The obligation of Sellers under this Agreement to consummate the Closing Transactions shall be subject to the satisfaction, at or prior to the Closing, of the following conditions:

          (a) all authorizations, consents and approvals contemplated by Sections 3.6 and 4.5, including the PennLife Insurance Approvals, the ConLife Insurance Approvals and the Buyer Approvals shall have been obtained and shall be in full force and effect and applicable regulators shall not have imposed any material and adverse prohibitions, liabilities, limitations, conditions or restrictions on Sellers or (to the extent Sellers would be prevented from consummating the transactions contemplated by this Agreement) the Companies, in connection with the approvals by such regulators of the Forms A to be filed by the parties as contemplated hereby including but not limited to a restriction on the ability of Union Bankers to pay the Union Bankers Special Dividend or on the ability of the Sellers or the Companies to make any other reallocation of capital and surplus as otherwise permitted or required by this Agreement;

          (b) any waiting period applicable to the consummation of the sale and purchase of the Shares under the HSR Act shall have expired or been terminated;

          (c) no injunction, restraining order or other ruling or order issued by any Governmental Authority or other legal restraint or prohibition preventing the consummation of the Closing Transactions shall be in effect;

          (d) each of the obligations of Buyer required to be performed by it at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects, and the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date (except as to any representation or warranty which specifically relates to an earlier date), and Sellers shall have received a certificate to that effect signed by an officer of Buyer;

          (e) Buyer or a designated subsidiary of Buyer shall have entered into an agreement with Integon, Occidental Life Insurance Company of North Carolina and Professional Insurance Company containing the material terms set forth on Exhibit F or otherwise on terms reasonably satisfactory to Buyer and PFG pursuant to which Buyer or such subsidiary shall have agreed to provide the services specified in Exhibit F after the Closing for the period specified in Exhibit F;

          (f) Sellers shall have received an opinion of counsel to Buyer, in the form attached hereto as Annex F; and

          (g) the shareholders of Buyer shall have approved at a special meeting of shareholders of Buyer the matters requiring shareholder approval as set forth in the UAFC Share Purchase Agreement, in accordance with New York law and the rules of Nasdaq.

                                  ARTICLE VII

                                    CLOSING

     SECTION 7.1 Closing. The closing of the Closing Transactions (the "Closing") shall take place at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, NY 10153, subject to the satisfaction or waiver of the conditions set forth in Sections 6.1 and 6.2, as soon as practicable after the date hereof and in any event not later than June 30, 1999, or at such other time and place and on such other date as Buyer and PFG shall agree (the "Closing Date"). As a further condition to Closing, at the Closing:

          (a) PLAC, PFG, SFC and PCFS, as applicable, shall deliver or cause to be delivered to Buyer the following:

             (i) the certificates described in Section 6.1(d);

             (ii) share certificates representing all of the Shares in appropriate form for transfer to Buyer duly endorsed in blank or accompanied by stock powers duly executed in blank;

             (iii) resignations of the directors of each of the Companies;

             (iv) an executed Bill of Sale, Assignment and Assumption Agreement; and

             (v) a section 116 certificate in respect of the PC-Canada shares bearing a certificate amount not less than the amount of the PC-Canada Purchase Price; provided, that if the certificate is not so delivered, Buyer shall make such withholdings as may be required pursuant to the Income Tax Act (Canada).

          (b) Buyer shall deliver or cause to be delivered to Sellers the following:

             (i) the certificate described in Section 6.2(d);

             (ii) the Acquisition Notes; and

             (iii) an executed Bill of Sale, Assignment and Assumption Agreement; and

          (c) Buyer shall pay or cause to be paid to Sellers, by wire transfer of immediately available funds to such account or accounts as Sellers shall have designated in writing at least two days prior to the Closing Date, the Cash Purchase Price.

                                  ARTICLE VIII

                            SURVIVAL/INDEMNIFICATION

     SECTION 8.1 Survival of Representations and Warranties; Indemnification Obligations.

     (a) Notwithstanding any right of Buyer to investigate fully the affairs of the Company and the Subsidiaries and notwithstanding any knowledge of facts determined or determinable by Buyer pursuant to such investigation or right of investigation, Buyer has the right to rely fully upon the representations, warranties, covenants and agreements of Sellers contained in this Agreement or in any documents delivered pursuant to this Agreement. All representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement and the Closing (except that the representations and warranties contained in Sections 4.9, 4.10, 4.11 and 4.12 shall not survive the Closing). The representations and warranties of Sellers contained in this Agreement shall terminate and expire (i) with respect to any Claim (as defined below) based on the representations and warranties contained in Section 3.14 (a "Tax Representation Claim") on the date which is 30 days after the date upon which the liability to which any such Tax Representation Claim may relate is barred by all applicable statutes of limitations (including all periods of extension, whether automatic or permissive); (ii) with respect to any Claim based on the representations and warranties contained in Section 3.19, three years after the Closing Date; (iii) with respect to any Claim based on the representations and warranties contained in Section 3.13, on the date upon which the liability to which any such Claim may relate is barred by all applicable statutes of limitations (including all periods of extension, whether automatic or permissive); and (iv) with respect to any Claim based on any other representation and warranty (except for those representations and warranties in Sections 3.1, 3.2, 3.4, 3.5, 3.16 and 3.24 (the "Fundamental Representations"), all of which Fundamental Representations shall survive without limitation), on the date which is 18 months after the Closing Date. Unless a specified period is set forth in this Agreement (in which event such specified period will control), the covenants and agreements of this Agreement will survive the Closing and remain in effect indefinitely.

     (b) PFG, with respect to all matters contemplated by this Agreement, jointly and severally with PLAC, SFC and PCFS; PLAC, with respect only to matters relating to itself and the PennLife Companies, severally and not jointly with any other Seller (except PFG); SFC, with respect only to matters relating to itself and the ConLife Companies, severally and not jointly with any other Seller (except PFG); and PCFS, with respect only to matters relating to itself, severally and not jointly with any other Seller (except PFG), will indemnify, defend and hold harmless Buyer and, following the Closing, the Companies (together with their respective directors, officers, employees, affiliates, successors and assigns, the "Buyer Indemnitees") from and against all actions, causes of action, suits, claims, complaints, demands, litigations, or legal, administrative or arbitral proceedings or investigations ("Claim"), losses, liabilities, damages (excluding any indirect, consequential or special damages), deficiencies, judgments, assessments, fines, settlements, costs or expenses (including interest, penalties and fees, reasonable expenses and disbursements of outside attorneys, experts and consultants) incurred by the indemnified party in any action or proceeding between the indemnifying party and the indemnified party or between the indemnified party and any third party, or otherwise ("Losses") based upon, arising out of or otherwise in respect of:

          (i) any inaccuracy in or any breach of any representation, warranty, covenant or agreement of Sellers contained in this Agreement or in any documents delivered by Sellers pursuant to this Agreement (including any breach of the representation and warranty in Section 3.15(e) relating to claims for Agent Compensation not listed in Section 3.15(e) of the Disclosure Schedule); provided, that for purposes of this Section 8.1(b)(i) only, any inaccuracy in or breach of a representation or warranty shall be determined without reference to any materiality or Material Adverse Effect qualifier (other than such qualifier contained in Section 3.28 hereof) that may be set forth therein;

          (ii) any derivative lawsuits or lawsuits based upon violations of federal and state securities laws against PFG or its affiliates or their respective officers and directors which are pending as of the date of this Agreement or which may be brought after the date of this Agreement, whether or not Buyer, the Companies or any Buyer Indemnitee is named or joined as a party thereto; provided, that Buyer shall not be entitled to indemnification under this Section 8.1(b)(ii) for any Losses incurred by Buyer in connection with such lawsuits that result from any actions of Buyer that are independent from, and not in breach or violation of, any of the transactions or other matters contemplated by this Agreement or any other documents executed and delivered in connection with the transactions contemplated by this Agreement;

          (iii) any Taxes of any member of an affiliated, consolidated, combined, or unitary group of which any of the Companies is or was a member on or prior to the Closing Date by reason of the liability of the Companies pursuant to Treasury Regulation Section 1.1502-6(a) or any analogous or similar state, local or foreign law or any contractual liability for Taxes of any party other than the Companies;

          (iv) any Phase III Taxes of any Company relating to any period up to and including the Closing Date;

          (v) any Phase III Taxes of any Company relating to any period after the Closing Date up to and including five taxable years following the Closing Date and all or any portion of any later taxable year through and including the fifth anniversary of the Closing Date; provided, that if any Phase III Taxes arise after the Closing Date as a result of any action taken by Buyer, Buyer shall only be entitled to be indemnified for 75% of such Taxes; provided further, that PFG, SFC and PLAC shall not be liable hereunder with respect to any Phase III Taxes caused solely by Buyer's failure to make reasonable efforts, for such period, to (A) maintain in force the reinsurance agreement between ConLife and Peninsular contemplated by item 9 of Annex H (unless otherwise required by applicable regulators) and (B) maintain Peninsular as a life insurance company within the meaning of Section 816 of the Code;

          (vi) any reductions in or limitations on the NOLs resulting from any challenge by a Governmental Authority or limitation imposed under the Code (other than limitations imposed solely by reason of the Closing Transactions), including without limitation any increased liability or Taxes with respect to periods after the Closing;

          (vii) in the event the NOLs available for carryover, as provided in
     Section 3.14(ac), are less than $20 million, the amount of the difference multiplied by 35%, utilizing a discount rate of 15% per annum, utilizing the date when such unavailable amount of NOLs would otherwise have been available and reflecting the principles of Section 382 of the Code, will constitute the amount of Buyer's loss. An example of the application of this calculation is set forth in Exhibit G.

          (viii) any of the Pre-Closing Restructuring Transactions (whether such Losses relate to Taxes or otherwise);

          (ix) any Taxes, or for any Loss of Tax benefits, incurred in connection with or as a result of any 338(h)(10) Election pursuant to
     Section 5.16 of this Agreement;

          (x) any Taxes related to the Closing Transactions;

          (xi) the Transaction Bonuses and the Pre-Sale Obligations (other than any Losses resulting from the failure by Buyer to perform its obligations under Section 5.9(b) or (c));

          (xii) any liabilities of PCFS that Buyer has not expressly assumed;

          (xiii) the failure of PCFS to comply, in connection with the sale of the PCFS Assets, with all applicable bulk sales or bulk transfer laws;

          (xiv) the presence at any time prior to the Closing of underground fuel storage tanks at, or the use prior to the Closing as an auto service station of, the commercial property located at 645 Riverside Avenue, Jacksonville, Florida 32204 (referred to in Section 3.19 of the Disclosure Schedule) and arising pursuant to Environmental Laws; and

          (xv) the wrongful discharge claim by Mr. Ernie Brezden (item 16 of Section 3.10 of the Disclosure Schedule), the discrimination claim by Bernadette Somerville (item 6 of Section 3.10 of the Disclosure Schedule) and the discrimination claim by Robert Foster (item 18 of Section 3.10 of the Disclosure Schedule).

     SECTION 8.2 Obligation of Buyer to Indemnify. Buyer agrees to indemnify, defend and hold harmless Sellers (other than, following the Closing, the Companies) and their respective directors, officers, employees, affiliates, successors and assigns from and against all Losses based upon, arising out of or otherwise in respect of (i) any inaccuracy in or any breach of any representation, warranty, covenant or agreement of Buyer contained in this Agreement or in any documents delivered by Buyer pursuant to this Agreement and
(ii) a breach by Buyer of its obligations under Section 5.9(b) or (c) of this Agreement, including the Post-Closing Compensation Obligations.

     SECTION 8.3  Notice and Opportunity to Defend.

     (a) Notice of Asserted Liability.  The party making a claim under this
Article VIII is referred to as the "Indemnitee," and the party against whom such claims are asserted under this Article VIII is referred to as the "Indemnifying Party." All claims by any Indemnitee under this Article VIII shall be asserted and resolved as follows: Promptly after receipt by the Indemnitee of notice of any Claim or circumstances which, with the lapse of time, would or might give rise to a Claim or the commencement (or threatened commencement) of a Claim including any action, proceeding or investigation (an "Asserted Liability") that may result in a Loss, the Indemnitee shall give notice thereof (the "Claims Notice") to the Indemnifying Party. The Claims Notice shall describe the Asserted Liability in reasonable detail, and shall indicate the amount (estimated, if necessary and to the extent feasible) of the Loss that has been or may be suffered by the Indemnitee.

     (b) Opportunity to Defend. (i) The Indemnifying Party may elect to compromise or defend, at its own expense and by its own counsel, any Asserted Liability (excluding those related to Taxes relating to any period ending after the Closing Date). If the Indemnifying Party elects to compromise or defend such Asserted Liability, it shall within 30 days (or sooner, if the nature of the Asserted Liability so requires) notify the Indemnitee of its intent to do so, and the Indemnitee shall cooperate, at the expense of the Indemnifying Party, in the compromise of, or defense against, such Asserted Liability. If the Indemnifying Party elects not to compromise or defend the Asserted Liability, fails to notify the Indemnitee of its election as herein provided or contests its obligation to indemnify under this Agreement, the Indemnitee may pay, compromise or defend such Asserted Liability. Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnitee may settle or compromise any Asserted Liability over the objection of the other; provided, however, that consent to settlement or compromise shall not be unreasonably withheld.

In any event, the Indemnitee and the Indemnifying Party may participate, at their own expense, in the defense of such Asserted Liability. If the Indemnifying Party chooses to defend any Asserted Liability, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control as well as reasonable access to its employee and consultants, in each case to the extent necessary or appropriate for such defense. In the event it is determined by a court of competent jurisdiction that an Indemnitee is not entitled to indemnification pursuant to this Article VIII for any Asserted Liability, then the Indemnitee shall promptly reimburse the Indemnifying Party for all fees, costs and expenses (including reasonable fees, expenses and disbursements of outside attorneys, experts and consultants) incurred by the Indemnitee in connection with the defense of such Asserted Liability.

     SECTION 8.4 Limitations on Indemnification. The indemnification provided for in Sections 8.1 and 8.2 shall be subject to the following limitations:

          (a) The Indemnifying Parties shall not be obligated to indemnify the Buyer Indemnitees for Losses arising under Section 8.1(b)(i) with respect to breaches of representations and warranties until the aggregate amounts for indemnification under Section 8.1(b)(i) equals $2.5 million (the "Basket Amount"), whereupon the Indemnifying Parties shall be obligated to pay only the amount of such Losses in excess of the Basket Amount; provided, however, that the foregoing limitation shall not apply to, and the Indemnifying Parties shall be obligated to indemnify the Buyer Indemnitees for the full amount of, Losses arising under Section 8.1(b)(i) based upon, arising out of or otherwise in respect of the Fundamental Representations and Sections 3.13 and 3.14 (collectively, the "Basket Exclusions") without regard to the Basket Amount; provided further, that any Losses based upon, arising out of or otherwise in respect of the Basket Exclusions shall not be counted against the Basket Amount.

          (b) The Sellers, collectively, shall not be obligated to make any payment for indemnification under Section 8.1(b) with respect to breaches of representations and warranties (except those based upon, arising out of or otherwise in respect of the Fundamental Representations and Sections 3.13(e) and 3.14(n)) and under Sections 8.1(b)(iv), (v), (vi), (ix) and (x) in excess of the Purchase Price; provided, that (i) SFC shall not be obligated to make any payment for indemnification under Section 8.1(b) in excess of the sum of the Union Bankers Purchase Price and the ConLife Purchase Price, (ii) PLAC shall not be obligated to make any payment for indemnification under Section 8.1(b) in excess of the sum of the Peninsular Purchase Price, the PC-Canada Purchase Price and the PennLife Purchase Price and (iii) PCFS shall not be obligated to make any payment for indemnification under this Section 8.1(b) in excess of $1.0 million.

          (c) Buyer shall not be obligated to make any payment for indemnification under Section 8.2 in excess of $50 million.

     SECTION 8.5 Set-off Rights. In addition to, and not in replacement of, the rights of Buyer set forth in Section 2.4 above, each of PFG, PLAC, SFC and PCFS agrees that Buyer shall have the right, but not the obligation, to set-off against the payment obligations under the Acquisition Notes the full amount of any Losses required to be paid by such Seller pursuant to Section 8.1(b), as more fully set forth in the Pledge and Security Agreement. Buyer's set-off right will terminate on the fifth anniversary of the Closing Date; provided, that such rights will continue unimpaired beyond the fifth anniversary of the Closing Date with respect to any Claim as to which Buyer shall have notified PFG and is pending as of the fifth anniversary of the Closing Date or as to which Buyer shall have given notice in good faith to PFG prior to such date. The termination of Buyer's set-off rights as provided in the preceding sentence shall not apply to Buyer's rights to set-off in connection with the DI Reserves, which rights are set forth in Section 2.4 of this Agreement.

     SECTION 8.6  Adjustment to Purchase Price; Offsetting Tax Benefits.

     (a) It is the intention of the parties hereto that any payment under Sections 2.3 or 2.4 or under this Article VIII shall be treated as an adjustment to the Purchase Price for all Tax purposes and the parties agree to file their Tax returns accordingly. In the event that any such payment to Buyer or its Subsidiaries (including the Companies) is not so treated, the amount of such payment shall be increased so that, after payments of all Taxes due thereon, the amount retained by Buyer is equal to the amount that Buyer would have retained if no such Taxes had been due.

     (b) The amount of an indemnified Loss shall be reduced by (or the Indemnitee shall pay to the Indemnifying Party) any Tax benefits actually realized by the Indemnitee or its affiliates which are directly attributable to the Indemnifiable Loss (including, without limitation, any Tax benefits arising from the payment or accrual of the indemnified Loss or any correlative offsetting Tax benefit realized in a taxable period) (an "Offsetting Tax Benefit"), promptly after realizing such Offsetting Tax Benefit in cash.

     SECTION 8.7 Exclusive Remedy. Each party hereto agree that, to the fullest extent permitted by law, such party's sole and exclusive remedy with respect to any claim or cause of action asserted by it relating to or arising from breaches of the representations and warranties or covenants and agreements of any other party contained in this Agreement shall be limited to its rights under, and subject to the terms and conditions of, this Article VIII. Notwithstanding the foregoing, (i) the parties shall have the right to obtain equitable relief in the form of a temporary or permanent injunction or order for specific performance and (ii) each party shall have the right to assert any claim for fraud against any other party for any breach of this Agreement.

                                   ARTICLE IX

                          TERMINATION AND ABANDONMENT

     SECTION 9.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the
Closing:

          (a) by mutual consent of each of the Sellers and Buyer;

          (b) by any of the Sellers or Buyer:

             (i) if a Governmental Authority shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use their best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting any of the

        Closing Transactions and such order, decree, ruling or other action shall have become final and nonappealable; or

             (ii) if the Closing shall not have occurred on or before March 31, 1999; provided, however, that this Agreement shall automatically extend for up to two consecutive 30-day periods commencing on March 31, 1999 if
        (A) Sellers prior to such time shall not have secured the PennLife Insurance Approvals, ConLife Insurance Approvals and the Buyer Approvals have not yet been obtained or (B) the Proxy Statement prior to such time shall not have cleared review by the Commission or the Proxy Statement has cleared review by the Commission but additional time is required to hold the meeting of shareholders of Buyer contemplated by Section 4.5(e) of this Agreement or to close the transactions contemplated by this Agreement after such meeting; provided further, however, that the right to terminate this Agreement shall not be available to any party whose breach of this Agreement has been the cause of, or resulted in, the failure of the

        Closing to occur on or before March 31, 1999 (or the end of the second 30-day period, if applicable);

          (c) by Buyer if a material default or breach shall be made by Sellers with respect to the due and timely performance of any of their covenants or agreements contained herein, or in any of their representations or warranties contained in the Agreement, if such default or breach has not been cured or waived within 30 days after written notice to such breaching party specifying, in reasonable detail, such claimed material default or breach and demanding its cure or satisfaction;

          (d) by Sellers if a material default or breach shall be made by Buyer with respect to the due and timely performance of any of its covenants or agreements contained herein, or in any of its representations or warranties contained in the Agreement, if such default or breach has not been cured or waived within 30 days after written notice to Buyer specifying, in reasonable detail, such claimed material default or breach and demanding its cure or satisfaction; or

     SECTION 9.2 Expenses in the Event of Termination. If this Agreement is terminated by Buyer or Sellers for any reason other than pursuant to Section 9.1(a), (b)(i), (b)(ii)(A) (with respect to approvals to be obtained in Florida and New York by Buyer (only if such approvals are not obtained because of the unsuitability of Buyer, Buyer Sub or Capital Z)), (b)(ii)(B) (except if the Proxy Statement has not cleared review by the Commission solely because of the Financial Statements required to be included in the Proxy Statement) or (d) or the failure of Buyer to obtain the shareholder approval contemplated by Section 4.5, Sellers shall pay to Buyer and Capital Z an amount necessary to reimburse Buyer and Capital Z for 75% of all actual out-of-pocket costs and expenses of Buyer and Capital Z incurred through the date of termination by Capital Z and Buyer in connection with the transactions contemplated by this Agreement (exclusive of any bank commitment fees) and the UAFC Share Purchase Agreement (including the negotiation of the Chase Bank Facility), which payment shall be made by Sellers by wire transfer of immediately available funds within three business days after receipt by Sellers from Buyer and/or Capital Z of an invoice or invoices identifying such costs and expenses in reasonable detail, together with all supporting invoices, and specifying the account or accounts into which funds should be deposited.

     SECTION 9.3 Procedure and Effect of Termination. In the event of termination and abandonment of the transactions contemplated hereby pursuant to
Section 9.1, written notice thereof shall forthwith be given to the other parties to this Agreement and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein:

          (a) upon request therefor, each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same; and

          (b) no party hereto shall have any liability or further obligation to any other party to this Agreement resulting from such termination except
     (i) that the provisions of this Section 9.3 and Sections 9.2, 9.4 and 9.5 shall remain in full force and effect and (ii) no party waives any claim or right against a breaching party to the extent that such termination results from the breach by a party hereto of any of its representations, warranties, covenants or agreements set forth in this Agreement.

     SECTION 9.4 Mutual Agreement of Parties. (a) In the event of termination of this Agreement, neither Buyer nor any Seller shall, for a period commencing on the date of such termination and ending 18 months thereafter, without the consent of the other, directly or indirectly solicit for employment or hire any employee or agent of Buyer or any Seller, as the case may be, of whom Buyer or any Seller, as the case may be, became aware as a result of the transactions contemplated by this Agreement; provided, however, that no party shall be prohibited from publishing a general solicitation of employment in any newspaper or magazine or from hiring an employee or agent of another party who seeks employment without solicitation. This Section 9.4 will supersede the agreement between the parties with respect to the subject matter hereof contained in the Confidentiality Agreement, dated May 29, 1998, between PFG and Capital Z (the "Confidentiality Agreement").

     (b) Notwithstanding the foregoing, nothing contained in Section 9.4(a) shall mean or shall be interpreted to mean that, upon termination of this Agreement, Buyer or Sellers in any way would be restricted or prohibited from working with or engaging in business in any form whatsoever with Gary Boesch or any affiliated entity.

     SECTION 9.5 Confidentiality. Each party hereto acknowledges that the other parties have legitimate and continuing proprietary interests in the protection of their confidential information and that the parties have invested substantial sums and will continue to invest substantial sums to develop, maintain and protect such confidential information. Prior to and after the Closing, each party agrees not to disclose, furnish or make accessible to anyone or use for its own benefit (other than as contemplated hereby) any trade secrets or other confidential or proprietary information of another party relating to the Companies and/or their respective businesses, the PCFS Assets or the other parties including, but not limited to, information obtained by or revealed to such party during any investigations, negotiations or review relating to this Agreement, the UAFC Share Purchase Agreement and any other document contemplated hereby or thereby or any past or future actions taken in connection with, pursuant to, in accordance with, or under this Agreement, including without limitation any business plans, marketing plans, financial information, strategies, systems, programs, methods, employee lists, computer programs, insurance profiles and customer lists; provided, however, that such protected information shall not include (i) information required to be disclosed by law, legal or judicial process (including a court order, subpoena or order of a Governmental Authority) or the rules of any stock exchange (including Nasdaq),
(ii) information that is or becomes available to the disclosing party on a non-confidential basis from a source other than the other parties and not obtained in violation of this Agreement and (iii) information known to the public or otherwise in the public domain without violation of this Section 9.5.

                                   ARTICLE X

                            MISCELLANEOUS PROVISIONS

     SECTION 10.1 Post-Closing DI Reserves Information. Until the fifth anniversary of the Closing Date, from time to time, Buyer shall afford Sellers reasonable access, and shall cause the officers, employees, agents and representatives of PennLife to permit Sellers, reasonable access to review and examine Buyer's procedures and policies for payment of claims and estimation of reserves relating solely to the DI Reserves (the "DI Reserve Information"). In connection therewith, Buyer shall cause PennLife to give Sellers (including Sellers' officers, attorneys, accountants and actuaries) access, during normal business hours, to the books and records of PennLife to the extent they relate to the DI Reserves Information; provided, that such access does not unreasonably disrupt the normal operations of Buyer. Buyer will cause the employees and agents of PennLife to cooperate fully with Sellers in connection with such review, to the extent such cooperation does not unreasonably interfere with the normal operations of PennLife. Sellers acknowledge the strict confidential nature of the DI Reserves Information and hereby agree that any information prepared in connection with or in any way relating to Sellers' review and examination of the DI Reserves Information shall be kept confidential in accordance with Section 9.5 of this Agreement, except as may otherwise be necessary in connection with the Reserves Adjustment to take place on the fifth anniversary of the Closing Date in accordance with Section 2.4 of this Agreement. Notwithstanding the foregoing, Buyer shall not be required under this Section 10.1 to take any action that would unreasonably interfere with the conduct of its business or that of PennLife or cause Buyer or PennLife to incur any expense (unless Sellers agree to promptly reimburse Buyer and PennLife for any such expense).

     SECTION 10.2 Amendment and Modification. This Agreement may only be amended, modified or supplemented by a written instrument signed by all the parties hereto.

     SECTION 10.3 Waiver of Compliance; Consents. Any failure of Buyer to comply with any obligation, covenant, agreement or condition contained herein may be waived in writing by PFG, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any other failure. Any failure of Sellers to comply with any obligation, covenant, agreement or condition contained herein may be waived in writing by Buyer, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any other failure.

     SECTION 10.4 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

     SECTION 10.5 Expenses and Obligations. PFG, PLAC, SFC and PCFS shall be responsible for paying all third-party costs and expenses incurred by them and all third-party costs and expenses in excess of $1.5 million incurred by the Companies in connection with the Pre-Closing Restructuring Transactions (not including those costs associated with the termination by Sellers prior to the Closing of the Lincoln National Agreement) and in preparing the Companies for sale to Buyer.

     SECTION 10.6 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their successors and assigns. Except for Section 9.1(e), nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement, whether by a claim of third party beneficiary or otherwise, and PFG agrees that it has no third party beneficiary rights or any other enforceable rights under the UAFC Share Purchase Agreement and the Chase Commitment Letter.

     SECTION 10.7 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon the earlier of delivery thereof if by hand or upon receipt if sent by mail (registered or certified, postage prepaid, return receipt requested) or on the second next Business Day after deposit if sent by a recognized overnight delivery service or upon transmission if sent by telecopy or facsimile transmission (with electronic acknowledgment of transmission confirmed) as follows:

        (a) If to Buyer or, after the Closing, any of the Companies, to:

            Universal American Financial Corp.
            Six International Drive
            Suite 190
            Rye Brook, New York 10573-1068
            Attention: Richard A. Barasch
            Facsimile No.: (914) 934-9123
            with copies to:

            Capital Z Partners
            One Chase Manhattan Plaza
            44th Floor
            New York, New York 10005
            Attention: Bradley E. Cooper
            Facsimile No.: (212) 898-8720

            and

            Harnett Lesnick & Ripps P.A.
            NationsBank Tower 150
            East Palmetto Park Road
            Suite 500
            Boca Raton, Florida 33432-4832
            Attention: Judge Bertram Harnett
            Facsimile No.: (561) 368-4315

            and

            Simpson Thacher & Bartlett
            425 Lexington Avenue
            New York, New York 10017-3909
            Attention: Gary I. Horowitz
            Facsimile No.: (212) 455-2502

            and

            Paul, Weiss, Rifkind, Wharton & Garrison
            1285 Avenue of the Americas
            New York, New York 10019-6064
            Attention: David K. Lakhdhir
            Facsimile No.: (212) 757-3000

        (b) If to any Seller including, prior to the Closing, any Seller which is a Company, to:

            PennCorp Financial Group, Inc.
            c/o Southwestern Financial Services Corporation
            717 North Harwood Street
            Dallas, Texas 75201
            Attention: Scott D. Silverman
            Facsimile No.: (214) 954-7906

            with a copy to:

            Weil, Gotshal & Manges LLP
            100 Crescent Court, Suite 1300
            Dallas, Texas 75201
            Attention: Jeremy W. Dickens
            Facsimile No.: (214) 746-7777

     SECTION 10.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts to be performed within that state.

     SECTION 10.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

     SECTION 10.10 Headings. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 10.11 Entire Agreement. This Agreement, the Disclosure Schedule, the Annexes hereto and the Confidentiality Agreement embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein or therein. There are no agreements, representations, warranties or covenants other than those expressly set forth herein or therein. This Agreement, the Disclosure Schedule and the Annexes hereto supersede all prior agreements and understandings (other than the Confidentiality Agreement) between the parties with respect to such subject matter.

     SECTION 10.12 Assignment. Except as otherwise provided in this Section 10.12, this Agreement shall not be assigned by operation of law or otherwise; provided, however, that each of Buyer and PFG may assign all of its rights and delegate all of its obligations under this Agreement to any Person in connection with the sale of Buyer or PFG, as the case may be, or all or substantially all of the assets of Buyer or PFG, as the case may be, to such Person, whether by stock sale, merger, share exchange, asset sale, consolidation or otherwise, so long as such Person expressly assumes Buyer's or PFG's (as the case may be) obligations hereunder; provided, further, however, that Buyer will not assign its rights or delegate its obligations under this Agreement to any Person prior to the Closing. Notwithstanding anything in this Agreement to the contrary, Buyer may give notice to PFG that, pursuant to the terms of the UAFC Share Purchase Agreement, Buyer is assigning all of its rights and obligations under this Agreement to an affiliate of Capital Z (the "Substituted Buyer"); provided, that (a) such Substituted Buyer is a newly-formed acquisition company or other entity, in each case, reasonably acceptable to PFG and (b) Capital Z shall have committed to provide equity financing to the Substituted Buyer, and Chase Bank (and/or other financial institutions) shall have committed to provide debt financing to the Substituted Buyer, in an aggregate amount at least equal to that necessary to consummate the Closing Transactions. If Buyer so elects to assign its rights and obligations under this Agreement, (i) the date specified in Section 9.1(ii) shall be extended for 90 days (or such later date as shall be mutually agreed to by the Substituted Buyer and Sellers) and (ii) the Substituted Buyer and Sellers shall agree to such conforming modifications to this Agreement (such agreement or modifications not to be unreasonably withheld) as may be necessary to reflect the assignment by Buyer (without recourse) of all of its rights and obligations to the Substituted Buyer.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed on its behalf by its duly authorized officers, all as of the day and year first above written.

                                          UNIVERSAL AMERICAN FINANCIAL
                                          CORP.

                                          By:     /s/ RICHARD BARASCH
                                            ------------------------------------
                                              Name: Richard Barasch
                                              Title: Chief Executive Officer

                                          PENNCORP FINANCIAL GROUP, INC.

                                          By:    /s/ SCOTT D. SILVERMAN
                                            ------------------------------------
                                              Name: Scott D. Silverman
                                              Title: Senior Vice President

                                          PACIFIC LIFE AND ACCIDENT
                                          INSURANCE COMPANY

                                          By:    /s/ SCOTT D. SILVERMAN
                                            ------------------------------------
                                              Name: Scott D. Silverman
                                              Title: Senior Vice President

                                          SOUTHWESTERN FINANCIAL
                                          CORPORATION

                                          By:    /s/ SCOTT D. SILVERMAN
                                            ------------------------------------
                                              Name: Scott D. Silverman
                                              Title: Senior Vice President

                                          PENNSYLVANIA LIFE INSURANCE
                                          COMPANY

                                          By:    /s/ SCOTT D. SILVERMAN
                                            ------------------------------------
                                              Name: Scott D. Silverman
                                              Title: Senior Vice President

                                          CONSTITUTION LIFE INSURANCE
                                          COMPANY

                                          By:   /s/ CHARLES LUBOCHINSKI
                                            ------------------------------------
                                              Name: Charles Lubochinski
                                              Title: Senior Vice President

                                          PENNCORP FINANCIAL SERVICES,
                                          INC.

                                          By:    /s/ SCOTT D. SILVERMAN
                                            ------------------------------------
                                              Name: Scott D. Silverman
                                              Title: Senior Vice President

                                                                         ANNEX C

                                  ADVEST, INC.
                              1 ROCKEFELLER PLAZA
                            NEW YORK, NEW YORK 10020

                                                               December 31, 1998

Board of Directors
Universal American Financial Corp.
Six International Drive-Suite 190
Rye Brook, New York 10573

Members of the Board:

     Universal American Financial Corp. ("UHCO" or the "Company") entered into agreements (the "Agreements") as of December, 1998 to accept a controlling-interest investment in the Company (the "Investment") by Capital Z Financial Services Fund II, L.P. ("Capital Z"), together with the additional investment by UAFC L.P. ("UAFC") and certain management and agents of the Career Sales Division ("CSD") of PennCorp Financial Group, Inc. ("PFG") (collectively referred to as "Management"), the purpose of which is to provide the requisite funds, augmented by a credit facility, to acquire Pennsylvania Life Insurance Company, PennCorp Life Insurance Company, Peninsular Life Insurance Company, Constitution Life Insurance Company, Union Bankers Insurance Company, Marquette National Life Insurance Company, Penn Corp Financial, Inc. and certain assets of PennCorp Financial Services Inc., (the "Acquisition"), all of which are hereafter referred to as CSD. Hereafter, Capital Z, UAFC, and Management will be collectively referred to as the "Investors".

     The Agreements provide that the Investors will invest $83,500,000 for a 64.6% equity ownership (fully diluted basis) in UHCO; UHCO will then borrow $71,400,000 from a bank consortium led by Chase Securities, Inc. and purchase CSD for $175,000,000, which payment will be comprised of $136,000,000 of cash and $39,000,000 of subordinated notes of UHCO. The remainder of the proceeds raised ($18,900,000) will be utilized for transaction fees and working capital ($12,400,000), to refinance debt ($5,000,000) and as additional capital contributions ($1,500,000).

     Capital Z and Management will invest in the Company through a direct purchase of common stock at a price of $3.15 per share, subject to reduction in the event of a material adverse event ("MAE") as defined in the Share Purchase Agreement between UHCO and Capital Z, but only if such MAE occurs between the date of execution of a definitive agreement and that of transaction closing.

     UAFC will invest in UHCO through the purchase of 40,000 shares of convertible preferred Series D stock, par value $1, for a purchase price of $100 per share. The Series D stock will be sold in two separate tranches: 22,500 shares of Series D-1 stock and 17,500 shares of Series D-2 stock. The Series D-1 stock is convertible to UHCO common stock at a price of $2.70 per share. The effect of the conversion price of $2.70 for this tranche is not material to the overall Investment. The Series D-2 stock (which UAFC has the right to cancel until January 30, 1999) is convertible at the "change of control" price, which is expected to be $3.15, subject to reduction in the event of a MAE.

     You have asked us whether, in our opinion, the financial terms of (1) the Investment by the Investors and (2) the Acquisition of CSD, are fair, from a financial point of view, to the Company and its shareholders.

     In arriving at our opinions set forth below, we have, among other things, performed the following analyses and investigations: In the case of the Investment, we have attempted to determine whether a fair value price was paid for the equity interest purchased in the Company. In this regard, the price paid was compared to UHCO's common stock price trading range and record; we also compared the price paid on a price/earnings and price/book value basis to current and recent market valuations of similar publicly traded life/health insurers; we evaluated the share price/earnings and price/book valuations paid for the new UHCO shares against valuations paid for life/health insurers in similar take-over transactions; we also reviewed the

Board of Directors                                             December 31, 1998

price paid for the UHCO shares relative to liquidation values derived in an independent actuarial valuation of UHCO, for its business in-force and other assets, and weighed the price being paid by the Investors with a valuation derived from a discounted cash flow analysis. In the process we reviewed the Company's Forms 10-K and 10-Q for the years 1995-1998, its Annual Reports to shareholders (1995-1997), statutory statements for each of the Company's subsidiaries, American Pioneer Life, American Progressive Life and Health, and American Exchange Life, and the GAAP basis statements of WorldNet Services Corp., comparative financial and operating data for companies selected for each of the peer groups, plus operating projections for UHCO prepared by the Company and its advisors. In addition, we conducted discussions with members of management concerning various aspects of the Company's operations, financial prospects, and projections.

     In the case of the Acquisition we also examined statutory financial results for the CSD companies, years 1995-1998. We have also compared the pricing of the CSD deal on a price/earnings and price/book value basis relative to market and transaction peer groups and, in doing so, we utilized several different paradigms of value, and did so on both a current and Pro Forma basis. We have also examined statutory audits for the CSD companies for the prior year. Future period financial projections, on which much of our evaluation analysis is based, were provided by the Company and its financial advisors.

     We have independently performed sensitivity analyses to determine the effects of leverage and earnings volatility on dividend capacity for debt service coverage, in order to quantify the level of financial risk in the transaction on a pro forma basis, and we have reviewed such other financial information, studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary.

     In preparing these opinions we have relied on the accuracy and completeness of all information supplied or otherwise made available to us by the Company, CSD and outside professional organizations retained, and we have not independently verified such information, nor have we undertaken an independent appraisal of the assets or liabilities of the Company. As part of our engagement, the Company has agreed to pay Advest a fee for delivery of this opinion letter. These opinions are necessarily based upon circumstances and conditions as they exist and can be evaluated by us as of the date of this letter. We have assumed for purposes of these opinions that there has been no material change in the financial condition of the Company, CSD, or any other party integral to either the Investment or Acquisition from those existing on September 30, 1998.

     In reliance upon and subject to the foregoing it is our opinion that, as of the date hereof, the financial terms and effects of the Investment and the Acquisition, both individually and in the aggregate, are fair, from a financial point of view, to the Company and its shareholders.

                                          Very truly yours,

                                          ADVEST, INC.

                                          By: /s/ ALEXANDER M. CLARK
                                            ------------------------------------
                                              Alexander M. Clark
                                              Managing Director
AMC:gc

                                                                         ANNEX D

         PROPOSED AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
                       UNIVERSAL AMERICAN FINANCIAL CORP.

               UNDER SECTION 807 OF THE BUSINESS CORPORATION LAW

                               * * * * * * * * *

     WE, THE UNDERSIGNED, RICHARD A. BARASCH and JOAN FERRARONE, being respectively the president and secretary of UNIVERSAL AMERICAN FINANCIAL CORP., hereby certify:

     A. The name of the corporation is:

                       UNIVERSAL AMERICAN FINANCIAL CORP.

     B. The Certificate of Incorporation of said corporation was filed by the Department of State on the 31st day of August, 1981, under the name "UNIVERSAL HOLDING CORP."

     C. The Certificate of Incorporation is amended to:

          (1) increase the authorized number of shares in Article FOURTH;

          (2) delete the provisions in Article EIGHTH that relate to a classified Board of Directors;

          (3) change Article TENTH to specifically provide for action of the stockholders by written consent in lieu of a meeting, and that such written consent need only be by the number of stockholders required to approve such action;

          (4) delete Article ELEVENTH in its entirety and add a new Article ELEVENTH to provide for supermajority approval by the Board of Directors for a list of enumerated corporate actions; and

          (5) revise Article FOURTEENTH to require supermajority approval by the stockholders only to amend Article TWELFTH of the Certificate of Incorporation which relates to certain transactions with interested parties.

     D. The Amendments to Articles of the Restated Certificate of Incorporation made hereby and the Restatement of the Certificate of Incorporation were authorized by the vote of the majority of the Board of Directors at a duly called meeting at which a quorum was present throughout.

     E. The Certificate of Incorporation as heretofore and as hereby amended is hereby restated as set forth below in full.

     FIRST: The name of the corporation is:

                      "UNIVERSAL AMERICAN FINANCIAL CORP."

     SECOND: The purposes for which it is formed are: To purchase, own, and hold the stock of other corporations; to direct the operations of other corporations through the ownership of stock therein; to purchase, subscribe for, acquire, own, hold, sell, exchange, assign, transfer, create security interests in, pledge, or otherwise dispose of, shares or voting trust certificates for shares of the capital stock, or any bonds, notes, securities, or evidences of indebtedness created by any other corporation or corporations organized under the laws of this state or any other state or district or country, nation, or government and also bonds or evidences of indebtedness of the United States or of any state, district, territory, dependency or country or subdivision or municipality thereof; to issue in exchange therefor shares of the capital stock, bonds, notes or other obligations of the corporation and while the owner thereof, to exercise all the rights, powers and privileges of ownership, including the right to vote on any shares of stock or voting trust certificates so owned; to promote, lend money to, and guarantee the dividends, stocks, bonds, notes, evidences of indebtedness, contracts, or other obligations of, and otherwise aid in any manner which shall be lawful, any corporation or association of which any bonds, stocks, voting trust certificates, or other securities or evidences of indebtedness shall be held by or for this corporation, or in which, or in the welfare of which, this corporation shall have any interest, and to do any acts and things permitted by law and designed to protect, preserve, improve, or enhance the value of any such bonds, stocks, or other securities or evidences of indebtedness or the property of this corporation.

     To engage in consultant and advisory work in connection with the organization, financing, management, operation, and reorganization, of industrial and commercial enterprises. To manage and to provide management for and supervise all or part of any and every kind of investment or business enterprise, and to contract or arrange with any corporation, association, partnership, or individual for the management, conduct, operation, and supervision of all kinds of investments and businesses. To advertise, promote, merchandise, and otherwise purvey the services authorized herein; to negotiate and contract with respect to furnishing of the same for or on behalf of any person, firm or corporation, domestic or foreign; to enter into and carry out agency or joint arrangements with other persons, firms, or corporations engaged in like or similar activities; and generally to exploit the services and objects of the corporation by all lawful means.

     The corporation, in addition to and in furtherance of the corporate powers above set forth, shall have all of the powers enumerated in Section 202 of the Business Corporation Law, subject to any limitation provided in the Business Corporation Law or any other statute of the State of New York.

     THIRD: The office of the corporation is to be located in the Village of Rye Brook, County of Westchester and State of New York.

     FOURTH: (a) The total number of shares which the corporation is to be authorized to issue is 82,000,000; consisting of 80,000,000 shares of Common Stock of the par value of $.01 each, and 2,000,000 shares of Preferred Stock of the par value of $1.00 each.

     (b) The Preferred Stock may be issued in series, and the number, designations, relative rights, preferences and limitations of shares of each series of Preferred Stock, $1.00 par value, shall be fixed by the Board of Directors.

     FIFTH A: DESIGNATIONS, PREFERENCES AND SPECIAL RIGHTS OF SERIES B PREFERRED STOCK(1)

     Designation, Amount and Rank. Five hundred (500) shares of a preferred stock, $1.00 par value per share, shall constitute a series of such preferred stock designated as "Series B Convertible Preferred Stock" (the "Series B Preferred Stock"). With respect to dividend rights, redemption rights and rights on liquidation, winding up and dissolution, the Series A Preferred Stock shall rank prior to the Series B Preferred Stock. With respect to dividend rights, the Series B Preferred Stock shall rank pari passu with the Common Stock and shall rank prior to the Common Stock and any other class of capital stock or series of preferred stock hereafter created with respect to redemption rights, rights on liquidation, winding up and dissolution. The

---------------

    1 Since the Series B Preferred Stock will be converted at the closing of the Capital Z Issuance, after the closing, a second amended and restated certificate of incorporation will be filed deleting references to the Series B Preferred Stock.

Series B Preferred Stock shall be issued pursuant to the following additional terms and conditions:

     1.  Series B Convertible Preferred Stock.

     1.1. Definitions. As used herein, unless the context otherwise requires, the following terms have the following meanings:

     1.1.1. "Additional Shares of Common Stock" means all shares (including treasury shares) of Common Stock issued or sold (or, pursuant to Sections 1.7.2 or 1.7.3, deemed to be issued) by the corporation after the date hereof, whether or not subsequently reacquired or retired by the corporation other than (a) the issuance of shares upon conversion of the Series A Preferred Stock; (b) shares issued upon the exercise of the Currently Outstanding Warrants; (c) shares to be issued to directors and employees pursuant to corporation sponsored employee benefit and compensation arrangements, but not to exceed 650,000 shares (subject to equitable adjustment in the event of any combination, reclassification, stock split, dividend or recapitalization of the corporation); and (d) such additional number of shares, if any, as may become issuable upon the conversion or exercise of any of the securities referred to in the foregoing clauses (a) through (d) and by reason of adjustments required pursuant to the anti-dilution provisions applicable to such Series A Preferred Stock as in effect on the date hereof, but only if and to the extent that such adjustments are required as the result of the original issuance of such Series B Preferred Stock.

     1.1.2. "Business Day" means any day other than a Saturday or a Sunday or a day on which commercial banking institutions in the City of New York are authorized by law or other governmental action to be closed. Any reference to "days" (unless Business Days are specified) shall mean calendar days.

     1.1.3. "Closing", means the date of closing of any Triggering Event, as contemplated by Section 1.6.2 hereof.

     1.1.4. "Common Stock" means the corporation's Common Stock, $.01 par value, such term to include any stock into which such Common Stock shall have been changed of any stock resulting from any reclassification of such Common Stock, and all other stock of any class or classes (however designated) of the corporation the holders of which have the right, without limitation as to amount, either to all or to a share of the balance of current dividends and liquidating dividends and distributions after the payment of dividends and distributions on any shares entitled to preference.

     1.1.5. "Conversion Price", means $2.25, subject to adjustment pursuant to Sections 1.7 and 1.9 hereof.

     1.1.6. "Convertible Securities" means any evidences of indebtedness, shares of stock (other than Common Stock) or other securities directly or indirectly convertible into or exchangeable for Additional Shares of Common Stock.

     1.1.7. "Current Market Price" means on any date specified herein, the average daily Market Price during the period of the most recent twenty (20) days, ending on such date, on which the national securities exchanges were open for trading, except that if no Common Stock is then listed or admitted to trading on any national securities exchange or quoted in the over-the-counter market, the Current Market Price shall be the Market Price on such date.

     1.1.8. "Currently Outstanding Warrants" means the currently outstanding Common Stock Purchase Warrants designated on Schedule 1 hereto, for the purchase of an aggregate of 2,115,760 shares of the Common Stock.

     1.1.9. "Market Price" means on any date specified herein, the amount per share of the Common Stock, equal to (a) the last sale price of such Common Stock, regular way, on such date or, if no such sale takes place on such date, the average of the closing bid and asked prices thereof on such date, in each case as officially reported on the principal national securities exchange on which such Common Stock is then listed or admitted to trading, or (b) if such Common Stock is not then listed or admitted to trading on any national securities exchange but is designated as a national market system security by the NASD, the last trading price of the Common Stock on such date, or (c) if there shall have been no trading on such date or if the Common Stock is not so designated, the average of the closing bid and asked prices of the Common Stock on such date as shown by the NASD automated quotation system, or (d) if such Common Stock is not then listed or admitted to trading on any national securities exchange or quoted in the over-the-counter market, the value as determined by any firm of independent public accountants of recognized national standing selected by the Board of Directors of the corporation (and approved by the holders of a majority of the outstanding shares of Series B Preferred Stock) as of the last day of any month ending within thirty (30) days preceding the date as of which the determination is to be made.

     1.1.10. "Options" means rights, options or warrants to subscribe for, purchase or otherwise acquire either Additional Shares of Common Stock or Convertible Securities.

     1.1.11. "Other Securities" means any stock (other than Common Stock) and other securities of the corporation or any other Person (corporate or otherwise) which the holders of Preferred Stock at any time shall be entitled to receive, or shall have received, upon the conversion of Preferred Stock, in lieu of or in addition to Common Stock, or which at any time shall be issuable or shall have been issued in exchange for or in replacement of Common Stock or other Securities.

     1.1.12. "Person" means a corporation, an association, a partnership, an organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

     1.1.13. "Preferred Stock" means, collectively, the Series A Preferred Stock and the Series B Preferred Stock.

     1.1.14.  "Securities Act" means the Securities Act of 1933, as amended.

     1.1.15. "Series A Preferred Stock" means the Series A Convertible Preferred Stock, $1.00 par value, of the corporation created pursuant to a Certificate of Amendment filed April 19, 1991 with the Secretary of State of the State of New York.

     1.1.16. "Series B Preferred Stock" means the Series B Convertible Preferred Stock, $1.00 par value, of the corporation created pursuant to a Certificate of Amendment filed December 21, 1994 with the Secretary of State of the State of New York.

     1.1.17. "Special Redemption Date" means any date fixed for redemption of shares of Series B Preferred Stock pursuant to the provisions of Section 1.5.2 hereof.

     1.1.18. "Special Redemption Event" has the meaning set forth in Section 1.5.4.

     1.1.19. "Stated Value" per share means with respect to the Series B Preferred Stock, Ten Thousand Dollars ($10,000).

     1.1.20. "Triggering Event" means the consummation of a public offering pursuant to an effective registration statement under the Securities Act covering the offering and sale of shares of Common Stock (i) in which the aggregate proceeds to the corporation exceed $8,000,000 and (ii) in which the price per share at which the Common Stock is initially offered to the public equals or exceeds $2.25 per share (which amount shall be equitably adjusted to take into account any changes in capitalization of the corporation occurring after August 1, 1994).

     1.1.21. "Unpaid Dividends" means all dividends with respect to the Series B Preferred Stock which have been declared but which have not been paid in cash.

     1.2.  Dividends.

     1.2.1. The holder of each issued and outstanding share of Series B Preferred Stock shall be entitled to receive pari passu with holders of shares of Common Stock any dividends or other distribution (including, without limitation, any distribution of other Securities or property or options by way of dividend, spinoff, reclassification, recapitalization or similar corporate rearrangement) that are declared on the Common Stock by the Board of Directors of the corporation, assuming for purposes of this Section 1.2.1 that the Series B Preferred Stock had been converted into Common Stock immediately prior to the record date for such Common Stock dividend.

     1.3.  Rights on Liquidation, Dissolution or Winding-Up.

     1.3.1. In the event of any liquidation, dissolution or winding-up of the corporation (including, without limitation, a liquidation or reorganization under Chapter 7 or 11 of Title 11 of the United States Code, as amended), the holders of shares of the Series A Preferred Stock and Series B Preferred Stock then issued and outstanding shall be entitled to be paid out before any payment shall be made to the holders of Common Stock or of shares of any other class or series of stock of the corporation. If, upon any limitation, a liquidation or reorganization under Chapter 7 or 11 of Title 11 of the United States Code, as amended, the assets of the corporation available for distribution to its stockholders shall be insufficient (a "Liquidation Insufficiency") to pay the holders of shares of the Series A Preferred Stock and the Series B Preferred Stock the full amounts to which they shall respectively be entitled, the holders of shares of the Series A Preferred Stock shall be entitled to receive all the assets of the corporation until such holders have received the full amounts to which they are entitled pursuant to ARTICLE FIFTH of the Certificate of Incorporation. Thereafter the holders of the Series B Preferred Stock shall be entitled to receive pro rata the remaining assets of the corporation. If there is no Liquidation Insufficiency and payment shall have been made to the holders of the shares of the Series A Preferred Stock of the full amount to which they shall be entitled, then the holders of shares of the Series B Preferred Stock shall be entitled to receive the greater of (a) an amount equal to the Stated Value per share, plus an amount equal to any Unpaid Dividends to and including the date of Distribution with respect to such shares, and (b) the amount which would be distributed on the shares of Common Stock into which the Series B Preferred Stock is convertible at the date of the liquidation, dissolution or winding up of the corporation (including, without limitation, a liquidation or reorganization under Chapter 7 or 11 of Title 11 of the United States Code, as amended).

     1.4.  Voting Power.

     1.4.1. Except as otherwise expressly provided herein or as required by law, (i) each holder of Series B Preferred Stock shall be entitled to vote on all matters as to which stockholders of the corporation are entitled to vote, and (ii) each holder of Series B Preferred Stock shall be entitled to cast a number of votes equal to the greatest number of whole shares of Common Stock into which such holder's shares of Series B Preferred Stock could be converted, pursuant to the provisions of Section 1.6 hereof, at the record date for the determination of stockholders entitled to vote on such matter or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited. Except as otherwise expressed provided herein or as required by law, the holders of shares of Series B Preferred Stock and Common Stock shall be entitled to vote together as a class with respect to all matters as to which stockholders of the corporation are entitled to vote.

     1.4.2. The holders of Series B Preferred Stock shall have the right, voting separately as a class, to elect one (1) director to the Board of Directors of the corporation, which, so long as any shares of Series B Preferred Stock remain outstanding, shall be composed of no more than nine (9) directors.

     1.4.3. At any meeting held for the purpose of electing directors at which the holders of Series B Preferred Stock shall have the right to elect directors as provided herein, the presence in person or by proxy of the holders of twenty-five percent (25%) of the then outstanding shares of Series B Preferred Stock shall be required and shall be sufficient to constitute a quorum of such class for the election of directors by such class. In the absence of a quorum of the holders of the Series B Preferred Stock entitled to vote for the election of directors, a majority of the holders present in person or by proxy of such class shall have the power to adjourn the meeting for the election of directors which the holders of such class are entitled to elect, from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

     1.4.4. Unless the vote of the holders of a greater number of shares of this Series B Preferred Stock shall then be required by law, the consent of the holders of at least 66 2/3% of all of the shares of this Series B Preferred Stock at the time outstanding, if any, voting together as a separate class, shall be necessary for authorizing, effecting or validating any of the following:

          (a) the creation, authorization or issue of any shares of any class or series of stock of the corporation, other than the Common Stock, ranking prior to, or pari passu with, the shares of this Series B Preferred Stock as to dividends or upon liquidation or otherwise, or the reclassification of any authorized stock of the corporation into any such prior or pari passu shares, or the creation, authorization or issue of any obligation or security convertible into or evidencing the right to purchase any such prior or pari passu shares; and

          (b) the amendment, alteration or repeal of any of the provisions of the Certificate of Incorporation or of any certificate amendatory thereof or supplemental thereto so as to affect adversely the preferences, rights, powers or privileges of this Series B Preferred Stock;

     1.5.  Special Redemption.

     1.5.1. Upon occurrence of a Special Redemption Event (as hereinafter defined), each holder of Series B Preferred Stock has the right to require that the corporation redeem, to the extent the corporation lawfully may do so, all or a portion of the shares of Series B Preferred Stock held by such holder, at a redemption price in cash equal to the Stated Value per share (plus all Unpaid Dividends thereon to the Special Redemption Date).

     1.5.2. At least 30 days before the consummation of any Special Redemption Event (as hereinafter defined), the corporation will mail to each holder of Series B Preferred Stock a notice (the "Special Redemption Notice") (i) stating that a Special Redemption Event is contemplated, (ii) setting forth a purchase date (the "Special Redemption Date"), which shall be within five days prior to or concurrently with the consummation of the Special Redemption Event; (iii) setting forth the Conversion Price in effect with respect to such shares of Preferred Stock, up to and including the date of consummation of the Special Redemption Event; and (iv) setting forth the instructions reasonably determined by the corporation, consistent with this Section 1.5 and applicable law, that a holder must follow in order to require the redemption of his Series B Preferred Stock.

     Any holder of Series B Preferred Stock seeking to require that the corporation redeem any shares will be required to (i) notify the corporation within fifteen days after receipt of the Special Redemption Event Notice whether it will elect to redeem any shares and (ii) surrender their shares to the corporation prior to the close of business on the third Business Day prior to the consummation of the Special Redemption Date.

     1.5.3. Upon the Special Redemption Date, the redemption price of such shares shall be payable to the order of the person whose name appears on the certificate or certificates representing such shares as the owner thereof and each surrendered certificate shall be canceled. In case fewer than all the shares of Series B Preferred Stock represented by any surrendered certificate are to be redeemed, a new certificate representing the shares of Series B Preferred Stock not redeemed shall be issued without cost to the holder thereof. From and after the date the corporation shall irrevocably deposit an amount equal to the redemption price of the shares of Series B Preferred Stock to be redeemed in trust for the holders of such shares with a bank having capital and surplus in excess of $100 million, which bank shall be named in the redemption notice, all rights of the holders of such Serious B Preferred Stock, except the right to receive such redemption price without interest upon surrender of their certificate or certificates, shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the corporation or be deemed to be outstanding for any purpose whatsoever.

     1.5.4.  "Special Redemption Event" shall mean:

          (a) consummation of any merger, reorganization or consolidation transaction if consummation of such transaction results in another entity or the stockholders of another entity having acquired voting securities of the corporation sufficient to elect a majority of the Board of Directors of the corporation; or

          (b) the acquisition by purchase or otherwise of a controlling interest in the business or assets of, or the stock or other evidence of beneficial ownership of, any other Person if consummation of such transaction results in a transfer of ownership of a majority of the voting securities of the corporation to such other Person or its stockholders; or

          (c) the sale, lease, conveyance, exchange, transfer, encumbrance or other disposition, in one transaction or a series of related transactions, of 40% or more of the assets of the corporation; or

          (d) the sale, conveyance, exchange, transfer, encumbrance or other disposition, on one transaction or a series of related transactions, of 40% or more of the outstanding Common Stock of the corporation.

     1.6.  Conversion Rights.

     1.6.1. Each holder of the shares of Series B Preferred Stock shall have the right, at the election of such holder, exercised at any time and from time to time, to convert, subject to the terms and provisions hereof, all or any portion of such shares of Series B Preferred Stock into fully paid and non-assessable shares of Common Stock of the corporation or any capital stock or other securities into which such Common Stock shall have been changed or any capital stock or other securities resulting from a reclassification thereof. Such conversion of Series B Preferred Stock to shares of Common Stock shall be made at the Conversion Price, subject to adjustments from time to time as set forth herein. Series B Preferred Stock may be converted by the holder thereof during normal business hours on any Business Day by surrender of the required number of shares of the Series B Preferred Stock, accompanied by written evidence (in form reasonably satisfactory to the corporation) of the holder's election to convert such holder's Series B Preferred Stock or portion thereof, out the corporation at its principal executive offices. Payment of the Conversion Price for the shares of Common Stock specified in such election shall be made by applying shares of Series B Preferred Stock, valued at the Stated Value per share. Payment of Unpaid Dividends, if any, applicable to such converted shares of Series B Preferred Stock shall be made in accordance with
Section 1.6.5.

     1.6.2. All or part of the outstanding shares of Series B Preferred Stock shall, at the option of the corporation and upon written notice to the holders thereof given not less than ten (10) days prior to the Closing of a Triggering Event be converted, by applying shares of Series B Preferred Stock valued at the Stated Value per share, into shares of Common Stock at the Conversion Price as of the date and time of the Closing, automatically and without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the corporation or its transfer agent. Payment of Unpaid Dividends, if any, applicable to such converted shares of Series B Preferred Stock shall be made in accordance with Section 1.6.5.

     1.6.3. Upon the conversion of Series B Preferred stock, the holders of such Series B Preferred Stock shall surrender the certificates representing such shares at the office of the corporation. The corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion (or to pay any Unpaid Dividends in connection with such conversion) unless certificates evidencing such shares of Series B Preferred Stock being converted are either delivered to the corporation or the holder notifies the corporation that such certificates have been lost, stolen, or destroyed and delivers to the corporation an agreement satisfactory to the corporation, with a surety satisfactory to the corporation, to indemnify the corporation from any loss incurred by it in connection therewith.

     1.6.4. Each conversion of Series B Preferred Stock shall be deemed to have been effected immediately prior to the close of business on the Business Day on which such Series B Preferred Stock shall have been surrendered to the corporation as provided herein (except that if such conversion is in connection with a Triggering Event, then such conversion shall be deemed to have been effected concurrently with the Closing of such Triggering Event), and such conversion shall be at the Conversion Price in effect at such time. On each such day that the conversion of shares of Series B Preferred Stock is deemed effected, the person or persons in whose name or names any certificate or certificates for shares of Common Stock are issuable upon such conversion shall be deemed to have become the holder or holders of record thereof.

     1.6.5. As promptly as practical after the conversion of shares of Series B Preferred Stock, in whole or in part, and in any event within five (5) Business Days thereafter (unless such conversion is in connection with a Triggering Event, in which event concurrently with such conversion), the corporation at its expense (including the payment by it of any applicable issue, stamp or other taxes, other than any income taxes and other than any taxes arising by reason of issuance of shares of Common Stock to any person other than such holder) will cause to be issued in the name of and delivered to the holder thereof or as such holder may direct, (i) a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled upon such conversion plus, in lieu of any fractional shares to which such holder would otherwise be entitled, cash in an amount equal to the same fraction of the Current Market Price per share of Common Stock and (ii) Unpaid Dividends, if any, applicable as of the time of conversion to those shares of Series B Preferred Stock which are converted. Such Unpaid Dividends shall be paid in cash, without interest. In case fewer than all the shares of Series B Preferred Stock represented by any surrendered certificate are converted into Common Stock, a new certificate representing the shares of Series B Preferred Stock not converted shall be issued without cost to the holder thereof.

     1.7. Anti-Dilution Adjustments. The number of shares of Common Stock issuable upon any conversion provided for in Section 1.6 shall be subject to adjustment, from time to time, in accordance with the following provisions:

     1.7.1. Issuance of Additional Shares of Common Stock. In case the corporation at any time or from time to time after the date hereof shall issue or sell Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 1.7.2 or 1.7.3) without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to such issue or sale, then, in each such case, subject to Section 1.7.7, such Conversion Price shall be reduced, concurrently with such issue or sale, to a price (calculated to the nearest .001 of a cent) determined by multiplying such Conversion Price by a fraction

          (a) the numerator of which shall be (i) the number of shares of Common Stock into which the outstanding Series B Preferred Stock is convertible immediately prior to such issue or sale plus (ii) the number of shares of Common Stock which the aggregate consideration received by the corporation for the total number of such Additional Shares of Common Stock so issued or sold would purchase at such Conversion Price, and

          (b) the denominator of which shall be (i) the number of shares of Common Stock into which the outstanding Series B Preferred Stock is convertible immediately prior to such issue or sale plus (ii) the number of Additional Shares so issued or sold immediately after such issue or sale, provided that, for the purpose of this Section 1.7.1, (x) immediately after any Additional Shares of Common Stock are deemed to have been issued pursuant to Section 1.7.2 or 1.7.3, such Additional Shares shall be deemed to be outstanding and (y) treasury shares shall not be deemed to be outstanding. This Section 1.7.1 shall not apply to dividends pursuant to
     Section 1.2.1 that are payable in Additional Shares of the Common Stock.

     1.7.2. Treatment of Options and Convertible Securities. In case the corporation at any time or from time to time after the date hereof shall issue, sell, grant or assume, or shall fix a record date for the determination of holders of any class of securities entitled to receive, any options or Convertible Securities, then and in each such case, the maximum number of Additional Shares of Common Stock (as set forth in the instrument relating thereto, without regard to any provisions contained therein for a subsequent adjustment of such number) issuable upon the exercise of such options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue, sale, grant or assumption or, in case such a record date shall have been fixed, as of the close of business on such record date (or, if the Common Stock trades on an ex-dividend basis, on the date prior to the commencement of ex-dividend trading), provided that such Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per shares (determined pursuant to Section 1.7.4) of such shares would be less than the Conversion Price in effect on the date of and immediately prior to such issue, sale, grant or assumption or immediately prior to the close of business on such record date (or, if the Common Stock trades on an ex-dividend basis, on the date prior to the commencement of ex-dividend trading), as the case may be, and provided, further, that in any such case in which Additional Shares of Common Stock are deemed to be issued

          (a) no further adjustment of the Conversion Price shall be made upon the subsequent issue or sale of Convertible Securities or shares of Common Stock upon the exercise of such options or the conversion or exchange of such Convertible Securities;

          (b) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the corporation or decrease in the number of Additional Shares of Common Stock issuable, upon the exercise, conversion or exchange thereof (by change of rate or otherwise), the Conversion Price computed upon the original issue, sale, grant or assumption thereof (or upon the occurrence of the record date, or date prior to the commencement of ex-dividend trading, as the case may be, with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options, or the rights of conversion or exchange under such Convertible Securities, which are outstanding at such time;

          (c) upon the expiration (or purchase by the corporation and cancellation or retirement) of any such options which shall not have been exercised or the expiration of any rights of conversion or exchange under any such Convertible Securities which shall not have been exercised (or purchase by the corporation and cancellation or retirement of any such Convertible Securities the rights of conversion or exchange under which shall not have been exercised), the Conversion Price computed upon the original issue, sale, grant or assumption (or upon the occurrence of the record date, or date prior to the commencement of occurrence of the record date, or date prior to the commencement of ex-dividend trading, as the case may be, with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration (or such cancellation or retirement, as the case may be), be recomputed as if

             (i) in the case of Options for Common Stock or Convertible Securities, the only Additional Shares of Common Stock issued or sold were the Additional Shares of Common Stock, if any, actually issued or sold upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the corporation for the issue, sale, grant or assumption of all such options, whether or not exercised, plus the consideration actually received by the corporation upon such exercise, or for the issue or sale of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the corporation upon such conversion or exchange, and

             (ii) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued or sold upon the exercise of such options were issued at the time of the issue, sale, grant or assumption of such Options, and the consideration received by the corporation for the Additional Shares of Common Stock deemed to have then been issued was the consideration actually received by the corporation for the issue, sale, grant or assumption of all such Options, whether or not exercised, plus the consideration deemed to have been received by the corporation (pursuant to Section 1.7.4) upon the issue or sale of such Convertible Securities with respect to which such Options were actually exercised;

          (d) no readjustment pursuant to subdivision (b) or (c) above shall have the effect of increasing Conversion Price by an amount in excess of the amount of the adjustment thereof originally made in respect of the issue, sale, grant or assumption of such Options or Convertible Securities; and

          (e) in the case of any such options which expire by their terms not more than thirty (30) days after the date of issue, sale, grant or assumption thereof, no adjustment of the Conversion Price shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the manner provided in subdivision (c) above.

     1.7.3. Treatment of Stock Dividends, Stock Splits, etc. In case the corporation at any time or from time to time after the date hereof shall declare or pay any dividend on the Common Stock payable in Common Stock, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by reclassification or otherwise than by payment of a dividend in Common Stock), then, and in each such case, Additional Shares of Common Stock shall be deemed to have been issued (a) in the case of any such dividend, immediately after the close of business on the record date for the determination of holders of any class of securities entitled to receive such dividend, or (b) in the case of any such subdivision, at the close of business on the date immediately prior to the day upon which such corporate action becomes effective.

     1.7.4.  Computation of Consideration.  For the purposes of this Section
1.7,

          (a) the consideration for the issue or sale of any Additional Shares of Common Stock shall, irrespective of the accounting treatment of such consideration,

             (i) insofar as it consists of cash, be computed at the net amount of cash received by the corporation, without deducting any expenses paid or incurred by the corporation or any commissions or compensation paid or concessions or discounts allowed to underwriters, dealers or others performing similar services in connection with such issue or sale,

             (ii) insofar as it consists of property (including securities) other than cash, be computed at the fair value thereof at the time of such issue or sale, as determined in good faith by the Board of Directors of the corporation (subject to confirmation by a firm of independent certified public accountants of recognized national standing approved by the holders of a majority of the Series B Preferred Stock), and

             (iii) in case Additional shares of Common Stock are issued or sold together with other stock or securities or other assets of the corporation for a consideration which covers both, be the portion of such consideration so received, computed as provided in clauses (i) and
        (ii) above, allocable to such Additional Shares of Common Stock, all as determined in good faith by the Board of Directors of the corporation (subject to confirmation by a firm of independent certified public accountants of recognized national standing approved by holders of a majority of the Series B Preferred Stock);

          (b) Additional Shares of Common Stock deemed to have been issued pursuant to Section 1.7.2, relating to Options and Convertible Securities, shall be deemed to have been issued for a consideration per share determined by dividing

             (i) the total amount, if any, received and receivable by the corporation as consideration for the issue, sale, grant or assumption of the options or Convertible Securities in question, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration to protect against dilution) payable to the corporation upon the exercise in full of such Options or the conversion or exchange of such Convertible Securities or, in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, in each case computing such consideration as provided in the foregoing subdivision (a),

             (ii) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number to protect against dilution) issuable upon the exercise of such options or the conversion or exchange of such Convertible Securities; and

          (c) Additional Shares of Common Stock deemed to have been issued pursuant to Section 1.7.3, relating to stock dividends, stock splits, etc., shall be deemed to have been issued for no consideration.

     1.7.5. Adjustments for Combinations, etc. In case the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Price in effect immediately prior to such combination or consolidation shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

     1.7.6. Dilution in Case of Other Securities. In case any Other Securities shall be issued or sold or shall become subject to issue or sale upon the conversion or exchange of any stock (or other Securities) of the corporation (or any issuer of other Securities or any other Person referred to in Section 1.8) or to subscription, purchase or other acquisition pursuant to any options issued or granted by the corporation (or any such other issuer or Person) for a consideration such as to dilute, on a basis consistent with the standards established in the other provisions of this Section 1.7, the conversion rights granted to holders of Series B Preferred Stock, then, and in each such case, the computations, adjustments and readjustments provided for in this Section 1.7 with respect to the Conversion Price shall be made as nearly as possible in the manner so provided and applied to determine the amount of other Securities from time to time receivable upon the conversion of the shares of Series B Preferred Stock, so as to protect the holders of the Series B Preferred Stock against the effect of such dilution.

     1.7.7. Minimum Adjustment of Conversion Price. If the amount of any adjustment of the Conversion Price required pursuant to this Section 1.7 would be less than five percent (5%) of the Conversion Price in effect at the time such adjustment is otherwise so required to be made, such amount shall be carried forward and adjustment with respect thereto made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate at least five percent (5%) of such Conversion Price. Notwithstanding the foregoing, the Conversion Price shall be adjusted at the time of, and be effective with respect to, any conversion or redemption of any shares of Series B Preferred Stock.

     1.8.  Consolidation Merger, etc.

     1.8.1. Adjustments for Consolidation, Merger, Sale of Assets, Reorganization, etc. In case the corporation after the date hereof (a) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation of such consolidation or merger, or (b) shall permit any other Person to consolidate with or merge into the corporation and the corporation shall be the continuing or surviving Person but, in connection with such consolidation or merger, the Common Stock or Other Securities shall be changed into or exchanged for stock or other securities of any Other Person or cash or any other property, or (c) shall transfer 40% or more of its properties or assets to any other Person in a single transaction or a related series of transactions, or (d) shall effect a capital reorganization or reclassification of the Common Stock or Other Securities (other than a capital reorganization or reclassification resulting in the issue of Additional Shares of Common Stock for which adjustment in the Conversion Price is provided in subsection 1.7.1), then, and in the case of each such transaction (excluding any such transaction which constitutes a Triggering Event and in connection with which the corporation requires conversion of the Series B Preferred Stock), proper provision shall be made so that, upon the basis and the terms and in the manner provided herein, the holders of shares of Series B Preferred Stock, upon the conversion thereof at any time after the consummation of such transaction, shall be entitled to receive (at the aggregate Conversion Price in effect at the time of such consummation for all Common Stock or other Securities issuable upon such exercise immediately prior to such consummation), in lieu of the Common Stock or Other Securities issuable upon such exercise prior to such consummation, the highest amount of securities, cash or other property to which such holder would actually have been entitled as a stockholder upon such consummation if such holder had exercised the conversion rights pertaining to the Series B Preferred Stock immediately prior thereto.

     1.8.2. Assumption of Obligations. Notwithstanding anything to the contrary herein provided, the corporation will not effect any of the transactions described in subsections (a) through (d) of Section 1.8.1 (excluding any such transaction which constitutes a Triggering Event and in connection with which the corporation requires conversion of the Series B Preferred Stock) unless, prior to the consummation thereof, each Person (other than the corporation) which may be required to deliver any stock, securities, cash or property upon the conversion of shares of Series B Preferred Stock as provided herein shall assume, by written instrument delivered to, and reasonably satisfactory to, the holders of the Series B Preferred Stock (a) the obligations of the corporation with respect to the Series B Preferred Stock (and if the corporation shall survive the consummation of such transactions such assumption shall be in addition to, and shall not release the corporation from, any continuing obligations of the corporation with respect to the Series B Preferred Stock), and (b) the obligation to deliver to such holder such shares of stock, securities, cash or property as, in accordance with the foregoing provisions of this Section 1.8, such holder may be entitled to receive, and such Person shall have similarly delivered to such holders of Series B Preferred Stock an opinion of counsel for such Person, which counsel shall be reasonably satisfactory to such holders, stating that the rights and privileges of the Series B Preferred Stock shall thereafter continue in full force and effect and the terms thereof (including, without limitation, all of the provisions of this Section 1.8) shall be applicable to the stock, securities, cash or property which such Person may be required to deliver upon any conversion of shares of Series B Preferred Stock or the exercise of any rights pursuant hereto.

     1.9. Other Dilutive Events. In case any event shall occur as to which the provisions of Section 1.7 or Section 1.8 are not strictly applicable but the failure to make any adjustment would not fairly protect the conversion rights pertaining to shares of Series B Preferred Stock in accordance with the essential intent and principles of such sections, then, in each such case, the corporation shall appoint a firm of independent certified public accountants of recognized national standing (such firm to be subject to the approval of the holders of a majority of the outstanding Series B Preferred Stock), which shall give their opinion regarding the adjustment, if any, on a basis consistent with the essential intent and principles established in Sections 1.7 and 1.8, necessary to preserve, without dilution, the conversion rights of the Series B Preferred Stock. Upon receipt of such opinion, the corporation will promptly mail a copy thereof to each holder of Series B Preferred Stock and shall make the adjustments described therein.

     1.10. No Dilution or Impairment. The corporation will not, by amendment of its certificate of incorporation or by-laws or through any consolidation, merger, reorganization, transfer of assets, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of the Series B Preferred Stock, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of shares of Series B Preferred Stock against dilution or other impairment. Without limiting the generality of the foregoing, the corporation (a) will not permit the par value of any shares of stock receivable upon the conversion of Series B Preferred Stock to exceed the amount payable therefor upon such exercise, (b) will take all such action as may be necessary or appropriate in order that the corporation may validly and legally issue fully paid and non-assessable shares of stock on the conversion of the shares of Series B Preferred Stock from time to time outstanding, and (c) will not take any action which results in any adjustment of the Conversion Price if the total number of shares of Common Stock (or Other Securities) issuable after the action upon the conversion of all of the outstanding shares of the Series B Preferred Stock would exceed the total number of shares of Common Stock (or Other Securities) then authorized by the corporation's certificate of incorporation and available for the purpose of issue upon such exercise.

     1.11. Accountants' Report as to Adjustments. In each case of any adjustment or readjustment in the shares of Common Stock (or Other Securities) issuable upon the conversion of shares of Series B Preferred Stock, the corporation at its expense will promptly compute such adjustment or readjustment in accordance with the terms hereof and, if requested by the holders of 20% of the outstanding shares of Series B Preferred Stock, cause independent certified public accountants of recognized national standing (such firm to be subject to the approval of the holders of a majority of the outstanding Series B Preferred Stock) selected by the corporation to verify such computation and prepare a report setting forth such adjustment or readjustment and showing in reasonable detail the method of calculation thereof and the facts upon which such adjustment or readjustment is based, including a statement of (a) the consideration received or to be received by the corporation for any Additional Shares of Common Stock issued or sold or deemed to have been issued, (b) the number of shares of Common Stock outstanding or deemed to be outstanding, and
(c) the Conversion Price in effect immediately prior to such issue or sale and as adjusted and readjusted (if required by Section 1.7) on account thereof. The corporation will forthwith mail a copy of each such report to each holder of shares of Series B Preferred Stock and will, upon the written request at any time of any holder of shares of Series B Preferred Stock, furnish to such holder a like report setting forth the Conversion Price at the time in effect and showing in reasonable detail how it was calculated. The corporation will also keep copies of all such reports at its principal office and will cause the same to be available for inspection at such office during normal business hours by any holder of Series B Preferred Stock or any prospective purchaser of Series B Preferred Stock designated by the holder thereof.

     1.12.  Notices of Corporate Action.  In the event of

          (a) any taking by the corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, or

          (b) any capital reorganization of the corporation, any reclassification or recapitalization of the capital stock of the corporation or any consolidation or merger involving the corporation and any other Person or any transfer, in a single transaction or a related series of transactions, of 40% or more of the assets of the corporation to any other Person or any sale or transfer, in a single transaction or a related series of transactions, by the corporation of Common Stock amounting to 40% or more of the then outstanding Common Stock of the corporation, or

          (c) any voluntary or involuntary dissolution, liquidation or winding-up of the corporation, the corporation will mail to each holder of shares of Series B Preferred Stock a notice specifying (i) the date or expected date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right, and (ii) the date or expected date on which any such reorganization, reclassification, recapitalization, consolidation, merger, transfer, dissolution, liquidation or winding-up is to take place and the time, if any such time is to be fixed, as of which the holders of record of Common Stock (or other Securities) shall be entitled to exchange their shares of Common Stock (or Other Securities) for the securities or other property deliverable upon such reorganization, reclassification, recapitalization, consolidation, merger, transfer, dissolution, liquidation or winding-up. Except for notices relating to mandatory conversion in connection with a Triggering Event or to a Special Redemption Event, such notices shall be mailed at least twenty (20) Business Days prior to the date of the action therein specified.

     1.13. Retirement of Converted or Redeemed Shares. No share or shares of Series B Preferred Stock acquired by the corporation by reason of redemption, purchase, conversion or otherwise shall be re-issued and all such shares shall be canceled, retired and eliminated from the shares which the corporation shall be authorized to issue. The corporation may from time to time take such appropriate corporate action as may be necessary to reduce the authorized number of shares of Series B Preferred Stock accordingly.

     FIFTH B: DESIGNATIONS, PREFERENCES AND SPECIAL RIGHTS OF SERIES C PREFERRED STOCK((2))

     Designation, Amount and Rank. One Hundred Thousand (100,000) shares of a preferred stock, $1.00 par value per share, shall constitute a series of such preferred stock designated as a "Series C Convertible Preferred Stock" (the "Series C Preferred Stock"). The Series C Preferred Stock will be issued as one of two sub-series of preferred stock. Series C-1 Voting Preferred Stock (the "Series C-1 Preferred Stock") and Series C-2 Non-Voting Preferred Stock (the "Series C-2 Preferred Stock"), the number of shares of each such series to be determined by resolution of the Board of Directors of the corporation. The respective rights and preferences of the Series C Preferred Stock, with respect to dividend rights, redemption rights and rights on

---------------

    (2) Since the Series C-2 Preferred Stock will be converted at the closing of the Capital Z Issuance, after the closing, a second amended and restated certificate of incorporation will be filed deleting references to the Series C-2 Preferred Stock.

liquidation, winding up and dissolution, shall be as set forth herein. The Series C Preferred Stock shall be issued pursuant to the following additional terms and conditions:

     1.  Series C Convertible Preferred Stock.

     1.1. Definitions. As used herein, unless the context otherwise requires, the following terms have the following meanings:

     1.1.1. "Additional Shares of Common Stock" means all shares (including treasury shares) of Common Stock issued or sold (or, pursuant to Sections 1.7.2 or 1.7.3, deemed to be issued) by the corporation after January 8, 1997, whether or not subsequently reacquired or retired by the corporation other than (i) the issuance of shares upon conversion of the Series B Preferred Stock; (ii) shares issued upon the exercise of the Common Stock Purchase Warrants outstanding on January 8, 1997; (iii) shares to be issued to directors, employees, agents and others, pursuant to the corporation's Incentive Stock Option Plan for Employees, Stock Option Plan for Directors and Stock Option Plan for Agents and Others, as in effect on January 8, 1997; and (iv) such additional number of shares, if any, as may become issuable upon the conversion or exercise of any of the securities referred to in the foregoing clauses (i) through (iii) pursuant to the terms of the instruments governing such securities as in effect on April 7, 1997.

     1.1.2. "Adjusted Stated Value" shall mean the Stated Value, increased at the rate of 8% per annum from the date of original issuance of each share of Series C Preferred Stock, accruing daily, compounded annually. The date on which the corporation initially issues any share of Series C Preferred Stock will be deemed to be its "date of issuance" regardless of the number of times transfer of such share of Series C Preferred Stock is made on the stock records maintained by or for the corporation and regardless of the number of certificates which may be issued to evidence such share of Series C Preferred Stock.

     1.1.3. "Affiliate" as applied to any Person means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. The term "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to vote 10% or more of the voting stock (or in the case of a Person which is not a corporation, 10% or more of the ownership interest, beneficial or otherwise) of such Person or otherwise to direct or cause the direction of the management and polices of that Person, whether through the ownership of voting stock or other ownership interest, by contract or otherwise. All of the corporation's executive officers, 10% stockholders, directors, Subsidiaries, joint ventures and partners shall be deemed to be Affiliates of the corporation for purposes of this Agreement.

     1.1.4. "Business Day" means any day other than a Saturday or a Sunday or a day on which commercial banking institutions in the City of New York are authorized by law or other governmental action to be closed. Any reference to "days" (unless Business Days are specified) shall mean calendar days.

     1.1.5. "Call Price" means the following price per share plus eight percent (8%) accrued on the Stated Value thereof from the original date of issuance of such Series C Preferred Stock through the applicable Redemption Date, compounded annually.

REDEMPTION
DATE                                                         PRICE
----------                                                   -----
Prior to or on December 31, 2000...........................  $150
After December 31, 2000....................................  $175

     1.1.6. "Common Stock" means the corporation's Common Stock, $.01 par value, such term to include any stock into which such Common Stock shall have been changed or any stock resulting from any reclassification of such Common Stock, and all other stock of any class or classes (however designated) of the corporation the holders of which have the right, without limitation as to amount, either to all or to a share of the balance of current dividends and liquidating dividends and distributions after the payment of the dividends and distributions on any shares entitled to preference.

     1.1.7. "Conversion Event" shall mean (a) any public offering, or public sale of securities of the corporation (including a public offering registered under the Securities Act of 1933 and a public sale pursuant to Rule 144 of the Securities and Exchange Commission or any similar rule then in force), (b) any sale of securities of the corporation to a person or group of persons (within the meaning of the Securities Exchange Act of 1934, as amended (the "1934 Act")) if, after such sale, such person or group of persons in the aggregate would own or control securities which possess in the aggregate the ordinary voting power to elect a majority of the corporation's directors (provided that such sale has been approved by the corporation's Board of Directors or committee thereof, (c) any sale of securities of the corporation to a person or group of persons (within the meaning of the 1934 Act) if, after such sale, such person or group of persons in the aggregate would own or control securities of the corporation (excluding any Series C-2 Preferred Stock being converted and disposed of in connection with such Conversion Event) which possess in the aggregate the ordinary voting power to elect a majority of the corporation's directors, (d) any sale of securities of the corporation to a person or group of persons (within the meaning of the 1934 Act) if, after such sale, such person or group of persons would not, in the aggregate, own, control or have the right to acquire more than two percent (2%) of the outstanding securities of any class of voting securities of the corporation and (e) a merger, consolidation or similar transaction involving the corporation if, after such transaction, a person or group of persons (within the meaning of the 1934 Act) in the aggregate would own or control securities which possess in the aggregate the ordinary voting power to elect a majority of the surviving corporation's directors (provided that the transaction has been approved by the corporation's Board of Directors or a committee thereof).

     1.1.8. "Conversion Price" means $2.375, subject to adjustment from time to time pursuant to Section 1.7.

     1.1.9. "Convertible Securities" means any evidences of indebtedness, shares of stock (other than Common Stock) or other securities directly or indirectly convertible into or exchangeable for Additional Shares of Common Stock.

     1.1.10. "Indebtedness" shall mean at a particular time, without duplication, (i) indebtedness for borrowed money or for the deferred purchase price of property or services in respect of which any Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business) or any commitment by which any Person assures a creditor against loss, including contingent reimbursement obligations with respect to letters of credit, (ii) indebtedness guaranteed in any manner by any Person, including guarantees in the form of an agreement to repurchase or reimburse, (iii) obligations under capitalized leases in respect of which obligations any Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations any Person assures a creditor against loss and (iv) any unsatisfied obligation of any Person for "withdrawal liability" to a "multiemployer plan" as such terms are defined under the Employee Retirement Income Security Act of 1974, as amended.

     1.1.11. "Junior Securities" means any of the corporation's equity securities other than the Series C Preferred Stock (including the Series B Preferred Stock and the Common Stock) whether now outstanding or hereafter issued.

     1.1.12. "Liquidation" means liquidation, dissolution or winding-up (including, without limitation, a liquidation or reorganization under Chapter 7 or 11 of Title 11 of the United States Code, as amended).

     1.1.13. "Options" means rights, options or warrants to subscribe for, purchase or otherwise acquire either Additional Shares of Common Stock or Convertible Securities.

     1.1.14. "Organic Change" means any capital reorganization, reclassification, consolidation, merger, lease, or sale of all or substantially all of the corporation's assets to another Person which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for shares of Common Stock.

     1.1.15. "Other Securities" means any stock (other than Common Stock) and other securities of the corporation or any other Person (corporate or otherwise) which the holders of Series B Preferred Stock at any time shall be entitled to receive, or shall have received, upon the conversion of Series B Preferred Stock, in lieu of or in addition to Common Stock, or which at any time shall be issuable or shall have been issued in exchange for or in replacement of Common Stock or Other Securities.

     1.1.16. "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

     1.1.17. "Regulated Stockholder" means any Series C Preferred Stockholder that is subject to the provisions of Regulation Y of the Board of Governors of the Federal Reserve System, 12 C.F.R. Part 225 (or any successor to such Regulation).

     1.1.18. "Regulatory Problem" means any set of facts or circumstances wherein it has been asserted by any governmental regulatory agency (or a Regulated Stockholder reasonably believes that there is a risk of such assertion) that such Regulated Stockholder is not entitled to acquire, own, hold or control, or exercise any significant right (including the right to vote) with respect to any securities of the corporation or any subsidiary of the corporation.

     1.1.19. "Restricted Stock" means, with respect to any Regulated Stockholder, any outstanding shares of stock ever held of record by such Regulated Stockholder or its Affiliates, excluding treasury shares; provided, however, that any such shares shall cease to be Restricted Stock with respect to such Regulated Stockholder when such shares are transferred in a transaction which is a Conversion Event or when such shares are acquired by the corporation or any subsidiary of the corporation; and provided, further, that the corporation shall have no responsibility for determining whether any outstanding shares of stock constitute Restricted Stock with respect to a particular Regulated Stockholder, but shall instead be entitled to receive, and rely exclusively upon, a written notice provided by such Regulated Stockholder designating such shares as Restricted Stock.

     1.1.20. "Series B Preferred Stock" means the Series B Convertible Preferred Stock, $1.00 par value, of the corporation created pursuant to a Certificate of Amendment filed December 21, 1994 with the Secretary of State of the State of New York.

     1.1.21. "Stated Value" per share means, with respect to the Series C Preferred Stock, One Hundred Dollars ($100) per share, as adjusted for any stock splits, stock combinations, stock dividends or reclassifications affecting the Series C Preferred Stock after the date of filing of this Certificate of Amendment.

     1.1.22. "Subsidiary" means any corporation of which the shares of stock having a majority of the general voting power in electing the board of directors are, at the time as of which any determination is being made, owned by the corporation either directly or indirectly through Subsidiaries.

     1.1.23. "Triggering Amount" means the following amount in any 60-day period ending in the applicable calendar year:

                     TRIGGERING AMOUNT                       CALENDAR YEAR
                     -----------------                       -------------
     $3.45.................................................      1999
     $4.25.................................................      2000
     $5.15.................................................      2001

in each case as adjusted for stock splits, stock combinations, stock dividends or reclassifications affecting the Common Stock after the date of filing of this Certificate of Amendment. If the sixty (60) day period includes portions in two calendar years, the Triggering Amount applicable shall be the average of the figures shown above of the two years, weighted to reflect in number the days in each year included such sixty (60) day period.

     1.1.24. "Triggering Bid Price" means that the average of the high and low bid price reported on (i) the principal national securities exchange on which the Common Stock is then listed or admitted to trading, or (ii) if not so listed or admitted, the NASD automated quotation system, on those days on which a bid price was so reported during each period of sixty (60) consecutive calendar days between January 1, 1999 and December 31, 2001.

     1.1.25. "Triggering Event" means the consummation of a public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offering and sale of shares of Common Stock or of securities convertible into Common Stock (i) in which the aggregate proceeds to the corporation exceed $10,000,000 and (ii) in which the price per share at which the Common Stock is initially offered to the public equals or exceeds $3.45 per share or the other securities are initially offered to the public with a conversion price of $3.45 or more per share (in each case as adjusted for stock splits, stock combinations, stock dividends or reclassifications affecting the Common Stock after April 7, 1997).

     1.2. Dividends. The corporation shall not, without the prior written consent of the holders of a majority of the shares of Series C Preferred Stock then outstanding, pay or declare any dividend or distribution on any Junior Securities (other than on Common Stock, and on Series B Preferred Stock to the extent of participation in dividends declared on the Common Stock). In the event that the corporation declares a dividend or distribution on the Common Stock, the holders of the Series C Preferred Stock and the holders of the Series B Preferred Stock and the Common Stock shall share pro rata (based, in the case of holders of Series C and Series B Preferred Stock, on the number of shares of Common Stock which each holder of Series C and Series B Preferred Stock would be entitled to receive upon conversion of its Series C and Series B Preferred Stock into Common Stock, respectively) in such dividend or distribution; provided, that if the dividend consists of voting securities or options, warrants, or rights to acquire such voting securities, or securities convertible into or exchangeable for such voting securities (the "Voting Securities") of the corporation, the corporation shall make available to each holder of Series C-2 Preferred Stock, at such holder's request, dividends consisting of non-voting securities or options, warrants or rights to acquire such non-voting securities, or securities convertible into or exchangeable for such non-voting securities of the corporation which are otherwise identical to the Voting Securities and which are convertible into or exchangeable for such Voting Securities. In the application of this Section 1.2, Series C and Series D Preferred Stock shall be treated equally, pari passu.

     1.3. Rights on Liquidation. In the event of any liquidation, the holders of shares of the Series C Preferred Stock then issued and outstanding shall be entitled to be paid the amount specified below out of the assets of the corporation available for distribution to its stockholders, pari-passu with the holders of the Series B Preferred Stock and before any payment shall be made to the holders of any other Junior Securities. If, upon any Liquidation of the corporation, the assets of the corporation available for distribution to its stockholders (the "Available

Assets") shall be insufficient (a "Liquidation Insufficiency") to pay the holders of shares of the Series B Preferred Stock and Series C Preferred Stock the full amounts to which they shall respectively be entitled, the holders of the Series B Preferred Stock and Series C Preferred Stock shall be entitled to receive the Available Assets as follows:

          (i) the holders of Series C Preferred Stock shall be entitled to receive (pro rata based on the number of shares of Series C Preferred Stock held by them) an amount equal to the Available Assets times the quotient derived by dividing (x) the amount of the Available Assets the holders of Series C Preferred Stock would be entitled to upon Liquidation if there had been no Liquidation Insufficiency by (y) the total amount of the Available Assets the holders of Series B Preferred Stock and Series C Preferred Stock would be entitled to upon Liquidation if there had been no Liquidation Insufficiency; and

          (ii) the holders of Series B Preferred Stock shall be entitled to receive (pro rata based on the number of shares of Series B Preferred Stock held by them) an amount equal to the Available Assets times the quotient derived by dividing (x) the amount of the Available Assets the holders of Series B Preferred Stock would be entitled to upon Liquidation if there had been no Liquidation Insufficiency by (y) the total amount of the Available Assets the holders of Series B Preferred Stock and Series C Preferred Stock would be entitled to upon Liquidation if there had been no Liquidation Insufficiency; and if there is no Liquidation Insufficiency, then the holders of shares of the Series C Preferred Stock shall be entitled to receive the greater of (a) an amount equal to the Adjusted Stated Value per share, calculated to and including the date of Distribution with respect to such shares of Series C Preferred Stock, or (b) the amount which would be distributed in such liquidation on the shares of Common Stock into which the series C Preferred Stock is convertible at the date of the Liquidation of the corporation, had such Series C Preferred Stock been converted. In the application of this Section 1.3, Series C and Series D Preferred Stock shall be treated equally, pari passu.

     1.4.  Voting Power.

     1.4.1.  Series C-1 Preferred Stock.

          (a) In General. Except as otherwise expressly provided herein or as required by law,

             (i) the holders of shares of Series C-1 Preferred Stock and Common Stock shall vote together as a single class with respect to all matters as to which stockholders of the corporation are entitled to vote; provided, however, the holders of the Series C-1 Preferred Stock shall not be entitled to vote with respect to the election of directors to the Board of Directors of the corporation except with respect to the election of the Series C Director as set forth in Section 1.4.1(b);

             (ii) each holder of Series C-1 Preferred Stock shall be entitled to cast a number of votes equal to the greatest number of whole shares of Common Stock into which such holder's shares of Series C-1 Preferred Stock could be converted, pursuant to the provisions of Section 1.6 hereof, at the record date for the determination of stockholders entitled to vote on such matter or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is first solicited.

          (b) Election of Directors. As long as at least 20% of the shares of Series C Preferred Stock originally issued are outstanding, the holders of Series C-1 Preferred Stock shall have the right, voting separately as a class, unless waived in writing by the holders of a majority of the outstanding Series C-1 Preferred Stock, and to the exclusion of all other classes of the corporation's stock, to elect, remove and replace (including the filling of a vacancy) one (1) director to the Board of Directors of the corporation (the "Series C Director"), which, so long as the Series C-1 Preferred Stock has the right to elect a director, shall be composed of no more than twelve (12) directors. Any and all committees of the Board of

     Directors of the corporation shall have as a member the Series C Director, unless no such director is willing or able to so serve. The special right of the holders of Series C-1 Preferred Stock to elect and remove the Series C Director contained in this Section 1.4.1(b) may be exercised either at a special meeting of the holders of Series C-1 Preferred Stock called as provided below, at any annual or special meeting of the stockholders of the corporation, or by written consent of the holders of Series C-1 Preferred Stock in lieu of a meeting. At any time when the holders of Series C-1 Preferred Stock have the special rights set forth in this Section 1.4.1(b), the secretary of the corporation shall, upon the written request of the holders of record of shares of Series C-1 Preferred Stock having at least 10% of the votes possessed by the then outstanding Series C-1 Preferred Stock, call a special meeting of the holders of Series C-1 Preferred Stock for the purpose of electing or removing the Series C Director. Such meeting shall be held at the earliest practicable date at the corporation's principal office or at such other place designated by the holders of Series C-1 Preferred Stock having at least 10% of the votes possessed by the then outstanding Series C-1 Preferred Stock. If such meeting shall not be called by a proper officer of the corporation within ten (10) days after personal service of such written request upon the secretary of the corporation or within twenty (20) days after mailing the same to the secretary of the corporation at the corporation's principal office, then the holders of record of Series C-1 Preferred Stock having at least 10% of the votes possessed by the then outstanding Series C-1 Preferred Stock may designate in writing one of their number to call such meeting at the expense of the corporation, and such meeting may be called by such persons so designated upon the shortest legally permissible notice. Any holders of Series C-1 Preferred Stock so designated shall have reasonable access to the stock books of the corporation during regular business hours, at the principal office of the corporation or its transfer agent, for the purpose of calling a meeting of the stockholders pursuant to these provisions.

          At any stockholders meeting at which the holders of Series C-1 Preferred Stock shall have the special right to elect or remove the Series C Director as provided in this Section 1.4.1(b), the presence, in person or by proxy, of the holders of record of shares of Series C-1 Preferred Stock having a majority of the votes possessed by the then outstanding Series C-1 Preferred Stock shall be required to constitute a quorum of the Series C-1 Preferred Stock for such election of removal. At any such meeting or adjournment thereof, the absence of a separate quorum of the Series C Preferred Stock shall not prevent the election of those directors to be elected at such meeting, other than the Series C Director. In the absence of a separate quorum of the Series C-1 Preferred Stock, the holders of record of shares representing a majority of the voting power present in person or by proxy of the Series C-1 Preferred Stock shall have power to adjourn the meeting for the election of the Series C Director without notice other than announcement at the meeting.

          (c) Special Matters. The corporation shall not authorize, effect or validate any of the following without (i) the consent in writing or by votes at a meeting of the holders of at least 50% of all of the shares of the Series C-1 Preferred Stock at the time outstanding, if any, voting together as a separate class and to the exclusion of all other classes of the corporation's stock or (ii) complying with the terms of Section 1.5.3. below:

             (i) Ten Percent Redemptions. Subject to Section 1.8 below, directly or indirectly redeem, purchase or otherwise acquire, or permit any Subsidiary to directly or indirectly redeem, purchase or otherwise acquire, ten percent (10%) or more of any of the corporation's, or any Subsidiary's (except wholly-owned Subsidiary's), outstanding equity securities except as required by the terms of the Series C Preferred Stock and other than pursuant to the terms of the agreements with employees, officers, directors and consultants of the corporation, pursuant to which the corporation may repurchase such shares upon the occurrence of certain events, in all cases as in effect on April 7, 1997.

             (ii) Security Issuances. Authorize, issue, or enter into any agreement providing for the issuance (contingent or otherwise) by the corporation or any of its Subsidiaries of, (x) any notes or debt securities convertible into or exchangeable for equity securities, issued in connection with the issuance of equity securities or containing profit participation features or (y) any equity securities (or any securities convertible into or exchangeable for any equity securities), provided, however, that this Section 1.4.1(c)(ii) shall not prevent the issuance of Junior Securities, or securities convertible or exchangeable for Junior Securities.

             (iii) Mergers. Merge or consolidate with any Person or permit any Subsidiary to merge or consolidate with any Person except for (i) mergers of a wholly-owned Subsidiary with or into the corporation or any other wholly-owned Subsidiary or (ii) mergers or consolidations in which the corporation or Subsidiary is the surviving corporation and at the conclusion of which the stockholders of the corporation immediately preceding such consolidation or merger own greater than fifty percent (50%) of the equity securities of the surviving corporation.

             (iv) Liquidations. Liquidate, dissolve or effect a recapitalization or reorganization in any form of transaction or make an assignment for the benefit of creditors or admit in writing the corporation's or any Subsidiary's inability to pay its debts generally as they become due; or petition or apply to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of the corporation or a Subsidiary, or of any substantial part of the assets of the corporation or a Subsidiary, or commence any proceeding (other than a proceeding for the voluntary liquidation and dissolution of a Subsidiary) relating to the corporation or a Subsidiary under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction.

             (v) Certificate of Incorporation Amendments. Make or authorize any amendment to the corporation's articles of incorporation or by-laws, or any Subsidiary's organizational documents, or file any resolution of the Board of Directors of the corporation or any Subsidiary, with the Secretary of State or any other incorporation agency in the state in which it is organized, in each case which would have the effect of amending, altering or changing the designations, powers, preferences, rights, privileges or restrictions of the Series C Preferred Stock or otherwise have an adverse effect on the Series C Preferred Stock.

             (vi) Affiliate Transactions. Enter into, or permit any subsidiary to enter into, any transaction with any of its or any Subsidiary's Affiliates, except for (i) normal employment arrangements and benefit programs on reasonable terms, (ii) transactions among Universal and/or one or more of its wholly-owned Subsidiaries, and (iii) transactions not less favorable to Universal and its subsidiaries, taken as a whole, than would be one entered into at arm's length with unaffiliated parties.

             (vii) Sale of Assets. Sell, lease or otherwise dispose of, all or substantially all assets of the corporation, directly or through a Subsidiary of the corporation, in any transaction or series of related transactions, including the sale by the corporation of any one of American Pioneer Life Insurance corporation or American Progressive Life and Health Insurance corporation of New York (together, the "Insurance corporation Subsidiaries"). This Section 1.4.1(c)(vii) shall not, however, prevent transactions in which ownership of assets is transferred among Universal and/or one or more of its wholly-owned Subsidiaries.

             (viii) Indebtedness. Create, incur, assume or suffer to exist, or permit the corporation and its Subsidiaries, taken as a whole, to create, incur, assume or suffer to exist, Indebtedness in an aggregate amount which result in the sum of (i) the aggregate principal amount of all Indebtedness outstanding, plus (ii) the par value of all Preferred Stock outstanding, to exceed 80% of the statutory book value (including "Asset Valuation Reserve" and "Interest Maintenance Reserve") of both Insurance corporation Subsidiaries, except
        (x) trade debt incurred in the normal course of business and (y) Indebtedness, if any, provided for in the corporation's annual budget approved by the Board of Directors.

             The taking by the corporation of an action described in (i) through
        (vi) above without obtaining the consent required by this Section 1.4.1(c) shall be referred to as a "Call Price Action" and the taking by the corporation of an action described in (vii) and (viii) above without first obtaining the consent required by this Section 1.4.1(c) shall be referred to as an "Adjusted Stated Value Action."

     1.4.2. Voting Rights of Series C-2 Preferred Stock. Except as set forth herein or as otherwise required by law, no outstanding share of Series C-2 Preferred Stock shall be entitled to vote on any matter on which the stockholders of the company shall be entitled to vote, and no shares of Series C-2 Preferred Stock shall be included in determining the number of shares voting or entitled to vote on any such matters; provided that the holders of Series C-2 Preferred Stock shall have the right to vote as a separate class on any merger or consolidation of the corporation with or into another entity or entities, or any recapitalization or reorganization, in which shares of Series C-2 Preferred Stock would receive or be exchanged for consideration different on a per share basis from consideration received with respect to or in exchange for the shares of Series C-1 Preferred Stock or would otherwise be treated differently from shares of Series C-1 Preferred Stock in connection with such transaction, except that if the consideration received with respect to, or in exchange for, Series C-1 includes voting securities, shares of Series C-2 Preferred Stock may, without such a separate class vote, receive or be exchanged for non-voting securities which are otherwise identical on a per share basis in amount and form to the voting securities received with respect to or exchanged for the Series C-1 Preferred Stock so long as (i) such non-voting securities are convertible into such voting securities on the same terms as the Series C-2 Preferred Stock is convertible into voting stock and (ii) all other consideration is equal on a per share basis. Notwithstanding the foregoing, holders of shares of Series C-2 Preferred Stock shall be entitled to vote as a separate class on any amendment to this paragraph (2) of this Section A and on any amendment, repeal or modification of any provision of this Certificate of Incorporation that adversely affects the powers, preferences or special rights of holders of the Series C-2 Preferred Stock.

     1.4.3. Series D Preferred Stock. In the application of this Section 1.4, Series C-2 and Series D Preferred Stock shall be treated equally, pari passu.

     1.5.  Redemption.

     1.5.1. Fixed Redemption. On December 31, 2002 (the "Fixed Redemption Date") all of the then issued and outstanding Series C Preferred Stock shall be redeemed at a redemption price (the "Fixed Redemption Price") equal to the Adjusted Stated Value on December 31, 2002. One-half of the Fixed Redemption Price shall be paid in cash to the person whose name appears in the records of the corporation as the owner of the shares redeemed, by check mailed to such person's address on such records on the Fixed Redemption Date, and the other half shall be payable in the same manner, on the first anniversary of the Fixed Redemption Date.

     1.5.2. Call of the Corporation. The Series C Preferred Stock may be redeemed by the corporation, at its option, upon ninety (90) days prior written notice to the Holders, at the Call Price then in effect.

     Such redemption may be effected under this Section 1.5.2 at any time after January 1, 2000 and before December 31, 2002. The conversion right set forth in
Section 1.6.1 shall not be
affected by the giving of a redemption notice hereunder until the close of business the Business Day prior to the date specified in such notice as the proposed effective date of the redemption.

     1.5.3. Non-Compliance Provisions. If the corporation proposes to take any action which constitutes either a Call Price Action or an Adjusted Stated Value Action without securing the approval by vote or in writing required by Section 1.4.1(c) (each such action or breach, an "Event of Non-Compliance") then each of the holders of the Series C Preferred Stock may require redemption of all or any part of such holder's Series C Preferred Stock at a redemption price in cash equal to (i) in the event of a Call Price Action, the Call Price in effect on the Non-Compliance Redemption Date and (ii) in the event of an Adjusted Stated Value Action, the Adjusted Stated Value in effect on the Non-Compliance Redemption Date. In implementation of this Section 1.5.3:

          (a) At least 15 days before the consummation of any Event of Non-Compliance, each holder of Series C Preferred Stock will receive a notice from the corporation (i) stating that an Event of Non-Compliance is contemplated, (ii) setting forth a redemption date (the "Non-Compliance Redemption Date"), which shall be the date of the Event of Non-Compliance,
     (iii) setting forth the Conversion Price in effect with respect to such shares of Series C Preferred Stock, up to and including the date of consummation of the Event of Non-Compliance, and (iv) stating that during such 15-day period, each stockholder wishing to require the corporation to redeem all or any part of its Series C Preferred Stock, pursuant to subsection (b) below, must give the corporation written notice of its intention to require such redemption prior to the consummation of the Event of Non-Compliance.

          (b) Any holder of Series C-1 Preferred Stock that withheld its consent to the Event of Non-Compliance and any holder of Series C-2 Preferred Stock that has advised the corporation in writing prior to consummation of an Event of Non-Compliance of its intention to require the corporation to redeem its shares, may require that the corporation redeem any shares hereunder by surrendering its shares to the corporation on the Non-Compliance Redemption Date or within thirty (30) days thereafter and will be entitled to payment therefor within ten (10) days of such surrender in full satisfaction of such shares.

          (c) Any holder of shares of Series C-1 Preferred Stock that does not tender such shares pursuant to Section 1.5.3(b) above shall be deemed to have consented to the subject Event of Non-Compliance.

          (d) It is an express condition of this Series C Preferred Stock that this Section 1.5.3 shall constitute the sole remedy of the Series C Preferred Stockholders with respect to the corporation's failure to obtain the consent otherwise required by Section 1.4.1(c) above. Without limitation, there shall be no right to injunctive or any other kind of equitable relief, or to any other remedy at law whatsoever, by virtue of the corporation's failure to obtain the consent otherwise required by
     Section 1.4.1(c) above with respect to such Event of Non-Compliance.

     1.5.4. Failure to Pay Redemption Price or Installment. If payment of the Fixed Redemption Price is not made as provided in Section 1.5.1 and said default is not cured within fifteen (15) days, the holder of each share of Series C Preferred Stock which was redeemed shall be entitled to require the corporation to issue a promissory note for the unpaid portion of the Fixed Redemption Price, including any amount which would otherwise not have been payable until the first anniversary of the Fixed Redemption Date, which note shall be due one year after the Fixed Redemption Date (or the first anniversary thereof, whichever is applicable), together with interest at twenty (20%) percent per annum until paid, subject to pre-payment at any time, with interest accrued, without penalty. Any such promissory note shall contain substantially the same terms and conditions of the Series C Preferred Stock, including negative and affirmative covenants equal to the rights of the holders of the Series C-1 Preferred Stock set forth in

Section 1.4.1(c) and board observation rights comparable to the rights of the holders of Series C-1 Preferred Stock set forth in Section 1.4.1(b).

     1.5.5. Legal Availability. If the funds of the corporation legally available for redemption of Series C Preferred Stock on any Redemption Date are insufficient to redeem the total number of Series C Preferred Stock to be redeemed on such date, those funds which are legally available shall be used to redeem the maximum possible number of Series C Preferred Stock ratably among the holders of the Series C Preferred Stock to be redeemed. At any time thereafter when additional funds of the corporation are legally available for the redemption of Series C Preferred Stock, such funds shall immediately be used to redeem the balance of the Series C Preferred Stock which the corporation has become obligated to redeem on any Redemption Date but which it has not redeemed. In case fewer than the total number of Series C Preferred Shares represented by any certificate are redeemed, a new certificate representing the number of unredeemed Series C Preferred Stock shall be issued to the holder thereof without cost to such holder within three Business Days after surrender of the certificate representing the redeemed Series C Preferred Stock. In the event that any Series C Preferred Stock is redeemed under Section 1.5.1, 1.5.2 or
1.5.3 and the certificates for the Series C Preferred Stock to be redeemed have not been delivered to the corporation, from and after the date on which the corporation makes the entire Fixed Redemption Price or Call Price, as the case may be, available or irrevocably deposits an amount equal to such Fixed Redemption Price or Call Price, as the case may be, for the shares of Series C Preferred Stock to be redeemed in trust for the holders of such shares with a bank having capital and surplus in excess of $100 million, which bank shall be named in the redemption notice, all rights of the holders of such Series C Preferred Stock, except the right to receive the Fixed Redemption Price or Call Price, as the case may be (whether in cash or in the form of the promissory note provided for in Section 1.5.4, above, without interest except as provided with respect to the promissory note), upon surrender of their certificate or certificates, shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the corporation or be deemed to be outstanding for any purpose whatsoever.

     1.5.6. Other Redemptions or Acquisitions. Neither the corporation nor any Subsidiary shall redeem or otherwise acquire any share of Series C Preferred Stock, except as expressly authorized herein or pursuant to a purchase offer made pro rata to all holders of Series C Preferred Stock on the basis of the number of shares owned by each such holder.

     1.5.7. Series D Preferred Stock. In the application of this Section 1.5, Series C and Series D Preferred Stock shall be treated equally, pari passu.

     1.6.  Conversion Rights.

     1.6.1. At the Option of the Holder. Each holder of the outstanding shares of Series C Preferred Stock shall have the right to convert all or any portion of such shares of Series C Preferred Stock into the number of fully paid and non-assessable shares of Common Stock computed by multiplying the number of shares of Series C Preferred Stock to be converted times the Stated Value and dividing the result by the Conversion Price. Within 15 days of any such conversion of Series C-2 Preferred Stock into Common Stock, such converted shares may be converted back into the same number of Series C-2 Preferred Shares, provided that such shares were not voted following the initial conversion of Series C-2 Preferred Stock into Common Stock. Series C Preferred Stock may be converted by the holder thereof during normal business hours on any Business Day by surrender of the required number of shares of Series C Preferred Stock, accompanied by written evidence (in form reasonably satisfactory to the corporation) of the holder's election to convert such holder's Series C Preferred Stock or portion thereof, to the corporation at its principal executive offices.

     1.6.2.  At the Option of a Transferee of Series C-2 Preferred
Stock. Subject to Section 1.6.4, below, each outstanding share of Series C-2 Preferred Stock may be converted into one fully paid and nonassessable share of Series C-1 Preferred Stock by any transferee of such shares of Series C-2 Preferred Stock, provided that each holder of Series C-2 Preferred Stock may convert such shares into Series C-1 Preferred Stock if such holder reasonably believes that such converted shares will be transferred within fifteen (15) days pursuant to a Conversion Event and such holder agrees not to vote any such shares of Series C-1 Preferred Stock prior to such Conversion Event and undertakes to promptly convert such shares back into Series C-2 Preferred Stock if such shares are not transferred pursuant to a Conversion Event. Series C-2 Preferred Stock may be converted by the transferee during normal business hours on any Business Day by surrender of the certificate or certificates representing the Series C-2 Preferred Stock (or, if no stock certificate has yet been issued to the holder of the Series C-2 Preferred Stock, a written statement that the holder has not yet received a stock certificate and instructing the corporation to treat such certificate, when and if issued, as if such certificate had been surrendered by the holder) to the corporation at its principal executive offices. The surrendered certificate or certificates shall be accompanied by written evidence (in form reasonably satisfactory to the corporation) of the transferee's election to convert its Series C-2 Preferred Stock or portion thereof.

     1.6.3. At the Option of the Corporation. Upon the occurrence of a Triggering Event, or if the Triggering Bid Price for any period of sixty (60) consecutive calendar days has exceeded the Triggering Amount, the corporation may require that each of the outstanding shares of Series C Preferred Stock be converted into Common Stock computed by multiplying the number of shares of Series C Preferred Stock to be converted times the Stated Value and dividing the result by the Conversion Price in effect at the time of such conversion. Such right may be exercised by written notice to the holders thereof given (i) not less than ten (10) days prior to the date of closing of a Triggering Event or
(ii) within thirty (30) days after the end of any sixty (60) day period in which the Triggering Bid Price has exceeded the Triggering Amount, which notice shall specify the record date set for conversion. Such conversion shall be effected, automatically and without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the corporation or its transfer agent.

     1.6.4. Restricted Stock. Series C-2 Preferred Stock constituting Restricted Stock with respect to a particular Regulated Stockholder may not be converted into Common Stock or Series C-1 Preferred Stock to the extent that immediately prior thereto, or as a result of such conversion, the number of shares of Common Stock or Series C-1 Preferred Stock which constitute such Restricted Stock held by all holders thereof would exceed the number of shares of Common Stock or Series C-1 Preferred Stock which such Regulated Stockholder reasonably determines it and its Affiliates may own, control or have the power to vote under any law, regulation, rule or other requirement of any governmental authority at the time applicable to such Regulated Stockholder or its Affiliates. Each Regulated Stockholder may provide for further restrictions upon the conversion of any shares of Restricted Stock by providing the corporation with signed, written instruction specifying such additional restrictions and legending such shares as to the existence of such restrictions.

     1.6.5. Conversion Procedure. Upon the conversion of Series C Preferred Stock, the holders of such Series C Preferred Stock shall surrender the certificates representing such shares at the office of the corporation. The corporation shall not be obligated to issue certificates evidencing the shares of stock issuable upon such conversion unless certificates evidencing such shares of Series C Preferred Stock being converted are either delivered to the corporation or the holder notifies the corporation that such certificates have been lost, stolen, or destroyed and delivers to the corporation an agreement satisfactory to the corporation, with a surety satisfactory to the corporation, to indemnify the corporation from any loss incurred by it in connection therewith.

     1.6.6. Time of Conversion. Each conversion of Series C Preferred Stock pursuant to Sections 1.6.1 and 1.6.2 shall be deemed to have been effected immediately prior to the close of business on the Business Day on which such Series C Preferred Stock shall have been surrendered to the corporation as provided herein (except that, in the case of a conversion subject to Section 1.6.7 below, the conversion shall be deemed to be effective upon the expiration of the Deferral Period referred to therein). Each conversion pursuant to Section 1.6.3 shall be deemed to have been effected as of the record date specified in the notice therefor, and such conversion shall be at the Conversion Price in effect at such time (except that, in the case of a conversion subject to Section 1.6.7 below, the conversion shall be deemed to be effective upon the expiration of the Deferral Period referred to therein). On each such day that the conversion of shares of Series C Preferred Stock is deemed effected, the Person or Persons in whose name or names any certificate or certificates for shares of stock are issuable upon such conversion shall be deemed to have become the holder or holders of record thereof.

     1.6.7. Notice of Conversion to Regulated Stockholders. The corporation shall not convert or directly or indirectly redeem, purchase or otherwise acquire any shares of any class of capital stock of the corporation or take any other action affecting the voting rights of such shares, if such action will increase the percentage of any class of outstanding voting securities owned or controlled by any Regulated Stockholder (other than any such stockholder which requested that the corporation take such action, or which otherwise waives in writing its rights under this Section 1.6.7), unless the corporation gives written notice (the "Deferral Notice") of such action to each Regulated Stockholder. The corporation will defer making any such conversion, redemption, purchase or other acquisition, or taking any such other action for a period of twenty (20) days (the "Deferral Period") after giving the Deferral Notice in order to allow each Regulated Stockholder to determine whether it wishes to convert or take another action with respect to the stock it owns, controls or has the power to vote, and if any such Regulated Stockholder then elects to convert any shares of its stock, it shall notify the corporation in writing within ten (10) days of the issuance of the Deferral Notice, in which case the corporation shall (i) promptly notify from time to time prior to the end of such 20-day period each other Regulated Stockholder holding shares of each proposed conversion, and (ii) effect the conversions requested by all Regulated Stockholders in response to the notices issued pursuant to this Section 1.6.7 at the end of the Deferral Period. Upon complying with the procedures herein above set forth in this Section 1.6.7, the corporation may so convert or directly or indirectly redeem, purchase or otherwise acquire any shares of any other class of capital stock of the corporation or take any other action affecting the voting rights of such shares.

     1.6.8. Issuance of Certificate for Common Stock. As promptly as practical after the conversion of shares of Series C Preferred Stock, in whole or in part, and in any event within five (5) Business Days thereafter, the corporation at its expense (including the payment by it of any applicable issue, stamp or other taxes, other than any income taxes and other than any taxes arising by reason of issuance of shares of stock to any Person other than such holder) will cause to be issued in the name of and delivered to the holder thereof or as such holder may direct, a certificate or certificates for the number of shares of stock to which such holder shall be entitled upon such conversion; provided, however, that if such conversion is subject to Section 1.6.7 above, the corporation shall not issue such certificate or certificates until the expiration of the Deferral Period referred to therein. In case fewer than all the shares of Series C Preferred Stock represented by any surrendered certificate are converted, a new certificate representing the shares of Series C Preferred Stock not converted shall be issued without cost to the holder thereof.

     1.6.9. Books of Corporation. The corporation will not close its books against the transfer of Series C Preferred Stock or of stock issued or issuable upon conversion of Series C Preferred Stock in any manner which interferes with the timely conversion of Series C Preferred Stock. The corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock and Series C-1 Preferred Stock, solely for the purpose of issuance upon the conversion of the Series C Preferred Stock, such number of shares of Common Stock issuable upon the conversion of all outstanding Series C Preferred Stock and such number of shares of Series C-1 Preferred Stock issuable upon the conversion of all outstanding Series C-2 Preferred Stock. All shares of Common Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The corporation shall take all such actions as may be necessary to assure that all such shares of Common Stock and Series C-1 Preferred Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock and Series C-1 Preferred Stock may be listed (except for official notice of issuance which shall be immediately delivered by the corporation upon each such issuance).

     1.6.10. Series D Preferred Stock. In the application of this Section 1.6, Series C and Series D Preferred Stock shall be treated equally, pari passu.

     1.7. Anti-Dilution Adjustments. The number of shares of Common Stock issuable upon any conversion provided for in Section 1.6 shall be subject to adjustment, from time to time, in accordance with the following provisions:

     1.7.1. Issuance of Additional Shares of Common Stock. In case the corporation at any time or from time to time after the date hereof shall issue or sell Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 1.7.2 or 1.7.3) without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to such issue or sale, then, in each such case, subject to Section 1.7.7, such Conversion Price shall be reduced, concurrently with such issue or sale, to a price (calculated to the nearest .001 of a cent) determined by multiplying such Conversion Price by a fraction

          (a) the numerator which shall be (i) the number of shares of Common Stock into which the outstanding Series C Preferred Stock is convertible immediately prior to such issue or sale plus (ii) the number of shares of Common Stock which the aggregate consideration received by the corporation for the total number of such Additional Shares of Common Stock so issued or sold would purchase at such Conversion Price, and

          (b) the denominator of which shall be (i) the number of shares of Common Stock into which the outstanding Series C Preferred Stock is convertible immediately prior to such issue or sale plus (ii) the number of Additional Shares so issued or sold immediately after such issue or sale, provided that, for the purposes of this Section 1.7.1, (x) immediately after any Additional Shares of Common Stock are deemed to have been issued pursuant to Section 1.7.2 or 1.7.3, such Additional Shares shall be deemed to be outstanding and (y) treasury shares shall not be deemed to be outstanding.

     1.7.2. Treatment of Options and Convertible Securities. In case the corporation at any time or from time to time after the date hereof shall issue, sell, grant or assume, or shall fix a record date for the determination of holders of any class of securities entitled to receive, any Options or Convertible Securities, then and in each such case, the maximum number of Additional Shares of Common Stock (as set forth in the instrument relating thereto, without regard to any provisions contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be additional Shares of Common Stock issued as of the time of such issue, sale, grant or assumption or, in case such a record date shall have been fixed, as of the close of business on such record date (or, if the Common Stock trades on an ex-dividend basis, on the date prior to the commencement of ex-dividend trading), provided that such Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 1.7.4) of such shares would be less than the Conversion Price in effect on the date of and immediately prior to such issue, sale, grant or assumption or immediately prior to the close of business on such record date (or, if the Common Stock trades on an ex-dividend basis, on the date prior to the commencement of ex-dividend trading), as the case may be, and provided, further, that in any such case in which Additional Shares of Common Stock are deemed to be issued

          (a) no further adjustment of the Conversion Price shall be made upon the subsequent issue or sale of Convertible Securities or shares of Common Stock upon the exercise of such Options or the conversion or exchange of such Convertible Securities;

          (b) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the corporation, or decrease in the number of Additional Shares of Common Stock issuable, upon the exercise, conversion or exchange thereof (by change of rate or otherwise), the Conversion Price computed upon the original issue, sale, grant or assumption thereof (or upon the occurrence of the record date, or date prior to the commencement of ex-dividend trading, as the case may be, with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options, or the rights of conversion or exchange under such Convertible Securities, which are outstanding at such time;

          (c) upon the expiration (or purchase by the corporation and cancellation or retirement) of any such Options which shall not have been exercised or the expiration of any rights of conversion or exchange under any such Convertible Securities which shall not have been exercised (or purchase by the corporation and cancellation or retirement of any such Convertible Securities the rights of conversion or exchange under which shall not have been exercised), the Conversion Price computed upon the original issue, sale, grant or assumption (or upon the occurrence of the record date, or date prior to the commencement of ex-dividend trading, as the case may be, with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration (or such cancellation or retirement, as the case may be), be recomputed as if:

             (i) in the case of Options for Common Stock or Convertible Securities, the only Additional Shares of Common Stock issued or sold were the Additional Shares of Common Stock, if any, actually issued or sold upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the corporation for the issue, sale, grant or assumption of all such options, whether or not exercised, plus the consideration actually received by the corporation upon such exercise, or for the issue or sale of all such Convertible Securities which were actually converted or exchanged plus the additional consideration, if any, actually received by the corporation upon such conversion or exchange, and

             (ii) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued or sold upon the exercise of such Options were issued at the time of the issue, sale, grant or assumption of such Options, and the consideration received by the corporation for the Additional Shares of Common Stock deemed to have then been issued was the consideration actually received by the corporation for the issue, sale, grant or assumption of all such Options, whether or not exercised, plus the consideration deemed to have been received by the corporation (pursuant to Section 1.7.4) upon the issue or sale of such Convertible Securities with respect to which such Options were actually exercised;

          (d) no readjustment pursuant to subdivision (b) or (c) above shall have the effect of increasing the Conversion Price by an amount in excess of the amount of the adjustment thereof originally made in respect of the issue, sale, grant or assumption of such Options or Convertible Securities; and

          (e) in the case of any such Options which expire by their terms not more than thirty (30) days after the date of issue, sale, grant or assumption thereof, no adjustment of the Conversion Price shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the manner provided in subdivision (c) above.

     1.7.3. Treatment of Stock Dividends, Stock Splits, etc. In case the corporation at any time or from time to time after the date hereof shall declare or pay any dividend on the Common Stock payable in Common Stock, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by reclassification or otherwise than by payment of a dividend in Common Stock), then, and in each such case, Additional Shares of Common Stock shall be deemed to have been issued (a) in the case of any such dividend, immediately after the close of business on the record date for the determination of holders of any class of securities entitled to receive such dividend, or (b) in the case of any such subdivision, at the close of business on the date immediately prior to the day upon which such corporate action becomes effective.

     1.7.4.  Computation of Consideration.  For the purposes of this Section
1.7,

          (a) the consideration for the issue or sale of any Additional Shares of Common Stock shall, irrespective of the accounting treatment of such consideration,

             (i) insofar as it consists of cash, be computed at the net amount of cash received by the corporation, without deducting any expenses paid or incurred by the corporation or any commissions or compensation paid or concessions or discounts allowed to underwriters, dealers or others performing similar services in connection with such issue or sale,

             (ii) insofar as it consists of property (including securities) other than cash, be computed at the fair value thereof at the time of each issue or sale, as determined in good faith by the Board of Directors of the corporation (subject to confirmation by a firm of independent certified public accountants of recognized national standing approved by either the holders of a majority of the Series C Preferred Stock or the Series C Director), and

             (iii) in case Additional Shares of Common Stock are issued or sold together with other stock or securities or other assets of the corporation for a consideration which covers both, be the portion of such consideration so received, computed as provided in clauses (i) and
        (ii) above, allocable to such Additional Shares of Common Stock, all as determined in good faith by the Board of Directors of the corporation (subject to confirmation by a firm of independent certified public accountants of recognized national standing approved by either the holders of a majority of the Series C Preferred Stock or the Series C Director);

          (b) Additional Shares of Common Stock deemed to have been issued pursuant to Section 1.7.2, relating to Options and Convertible Securities, shall be deemed to have been issued for a consideration per share determined by dividing

             (i) the total amount, if any, received and receivable by the corporation as consideration for the issue, sale, grant or assumption of the Options or Convertible Securities in question, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration to protect against dilution) payable to the corporation upon the exercise in full of such Options or the conversion or exchange of such Convertible Securities or, in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, in each case computing such consideration as provided in the foregoing subdivision (a), by

             (ii) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number to protect against dilution) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities; and

          (c) Additional Shares of Common Stock deemed to have been issued pursuant to Section 1.7.3, relating to stock dividends, stock splits, etc., shall be deemed to have been issued for no consideration.

     1.7.5. Adjustments for Combinations, etc. In case the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Price in effect immediately prior to such combination or consolidation shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

     1.7.6. Dilution in Case of Other Securities. In case any Other Securities shall be issued or sold or shall become subject to issue or sale upon the conversion or exchange of any stock (or Other Securities) of the corporation (or any issuer of Other Securities or any other Person referred to in Section 1.9) or to subscription, purchase or other acquisition pursuant to any Options issued or granted by the corporation (or any such other issuer or Person) for a consideration such as to dilute, on a basis consistent with the standards established in the other provisions of this Section 1.7, the conversion rights granted to holders of Series C Preferred Stock, then, and in each such case, the computations, adjustments and readjustments provided for in this Section 1.7 with respect to the Conversion Price shall be made as nearly as possible in the manner so provided and applied to determine the amount of Common Stock from time to time receivable upon the conversion of the shares of Series C Preferred Stock, so as to protect the holders of the Series C Preferred Stock against the effect of such dilution.

     1.7.7. Minimum Adjustment of Conversion Price. If the amount of any adjustment of the Conversion Price required pursuant to this Section 1.7 would be less than five percent (5%) of the Conversion Price in effect at the time such adjustment is otherwise so required to be made, such adjustment shall not then be made and such amount shall be carried forward and adjustment with respect thereto made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate at least five percent (5%) of such Conversion Price. Notwithstanding the foregoing, the Conversion Price shall be adjusted at the time of, and be effective with respect to, any conversion or redemption of any shares of Series C Preferred Stock.

     1.7.8.  Reorganization, Reclassification, Consolidation, Merger or Sale.

          (a) Corporation Survives. Upon the consummation of an Organic Change (other than a transaction in which the corporation is not the surviving entity) the terms of the Series C Preferred Stock shall be deemed modified, without payment of any additional consideration therefor, so as to provide that upon the conversion of shares of Series C Preferred Stock following the consummation of such Organic Change, the holder of such shares of Series C Preferred Stock shall have the right to acquire and receive (in lieu of or in addition to the shares of Common Stock acquirable and receivable prior to the Organic Change) such shares of stock, securities or assets as such holder would have received if such holder had converted its shares of Series C Preferred Stock into Common Stock immediately prior to such Organic Change, in each case giving effect to any adjustment of the Conversion Price made after the date of consummation of the Organic Change. All other terms of the Series C Preferred Stock shall remain in full force and effect following such an Organic Change. The provisions of this Section 1.7.8(a) shall similarly apply to successive Organic Changes.

          (b) Corporation Does Not Survive. No Organic Change that is a transaction in which the corporation is not the surviving entity shall become effective unless the surviving entity shall have issued new securities to the holders of shares of Series C Preferred Stock, without payment of any additional consideration therefor, with terms that provide that upon the conversion of such securities following the consummation of such Organic Change, the holder of such securities shall have the right to acquire and receive (in lieu of or in addition to the shares of Common Stock acquirable and receivable prior to the Organic Change) such shares of stock, securities or assets as such holder would have received if such holder had converted its shares of Series C Preferred Stock into Common Stock immediately prior to such Organic Change, in each case giving effect to any adjustment of the Conversion Price of such new securities made after the date of consummation of the Organic Change on an equivalent basis to the adjustments provided for the Conversion Price herein. All other terms of the new securities shall be equivalent to the terms of the Series C Preferred Stock provided for herein. The provisions of this Section 1.7.8(b) shall similarly apply to successive Organic Changes.

     1.7.9. Series D Preferred Stock. In the application of this Section 1.7, Series C and Series D Preferred Stock shall be treated equally, pari passu.

     1.8. Restrictions on Redemptions, Purchases and Acquisitions. The corporation shall not redeem, purchase, acquire or take any other action affecting outstanding shares of stock if, after giving effect to such redemption, purchase, acquisition or other action, a Regulated Stockholder would own more than 4.99% of any class of voting securities of the corporation (other than any class of voting securities which is (or is made prior to any such redemption, purchase, acquisition or other action) convertible into a class of non-voting securities which are otherwise identical to the voting securities and convertible into such voting securities on terms reasonably acceptable to such Regulated Stockholder) or more than 24.99% of the total equity of the corporation or more than 24.99% of the total value of all capital stock and subordinated debt of the corporation (in each case determined by assuming such Regulated Stockholder (but no other holder) has exercised, converted or exchanged all of its options, warrants and other convertible or exchangeable securities). The corporation shall not be a party to a merger, consolidation, recapitalization, reorganization or other transaction pursuant to which a Regulated Stockholder would be required to take any securities or subordinated debt which might reasonably be expected to cause such person to have a Regulatory Problem. In the application of this Section 1.8, the Series C and Series D Preferred Stock shall be treated equally, pari passu.

     1.9.  Notices.

     (a) Immediately upon any adjustment of the Conversion Price, the corporation will give written notice thereof to all holders of Series C Preferred Stock.

     (b) The corporation will give written notice to all holders of Series C Preferred Stock at least twenty (20) days prior to the date on which the corporation closes its books or takes a record (1) with respect to any dividend or distribution upon Common Stock, (2) with respect to any pro rata subscription offer to holders of Common Stock or (3) for determining rights to vote with respect to any Organic Change, dissolution or liquidation.

     (c) The corporation will also give written notice to the holders of Series C Preferred Stock at least twenty (20) days prior to the date on which any Organic Change will take place.

     (d) All notices which are required or may be given pursuant to the terms of this Article shall be in writing and shall be delivered personally (and receipted for) or by facsimile (provided receipt is acknowledged in writing), certified mail, return receipt requested, postage prepaid, or by Federal Express or other recognized overnight courier, and any such notice shall be deemed effective when delivered. In the application of this Section 1.9, the Series C and Series D Preferred Stock shall be treated equally, pari passu.

     1.10.  Other Rights.

     1.10.1. Purchase Rights. If at any time the corporation distributes, grants or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property to all record holders of any class of Common Stock (the "Purchase Rights"), then each holder of Series C Preferred Stock will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Common Stock acquirable upon conversion of such holder's Series C Preferred Stock immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the distribution, issue or sale of such Purchase Rights. In the application of this Section 1.10.1, Series C and Series D Preferred Stock shall be treated equally, pari passu.

     1.10.2. Pre-Emptive Rights. If the corporation authorizes the issuance and sale of any Additional Shares of Common Stock, other than a sale to the public, the corporation will offer to sell to the holders of Series C Preferred Stock, and each holder of Series C Preferred Stock may elect to purchase, up to that number of Additional Shares of Common Stock such that following such purchase, the holder is able to maintain the same percentage ownership (on a fully-diluted basis) of the outstanding shares of Common Stock of the corporation which such holder possessed by virtue of its ownership of shares of Series C Preferred Stock (or Common Stock issued upon the conversion thereof) immediately prior to the issuance and sale of the Additional Shares of Common Stock. Holders of Series C Preferred Stock will be entitled to purchase the Additional Shares of Common Stock at the same price and upon the same terms as such shares of Common Stock are being offered to any other Persons; provided that, if such Persons are to pay for such Additional Securities in whole or in part with consideration other than cash, then the Board of Directors shall make a good faith determination of the fair market value of such non-cash consideration and the holders of the Series C Preferred Stock will be entitled to pay cash equal to the fair market value of the non-cash consideration such holders would otherwise pay hereunder in the purchase of such Additional Shares of Common Stock. Notwithstanding the foregoing, a holder of Series C Preferred Stock will not be permitted to exercise its rights under this Section 1.10.2 unless such holder agrees to purchase all securities offered as a package or unit in the issuance of the Additional Shares of Common Stock. The corporation must give written notice of the issuance of Additional Shares of Common Stock, which notice shall set forth the price and other terms of such issuance, to the holders of Series C Preferred Stock no later than thirty (30) days following the issuance date of the Additional Shares of Common Stock (the "Issuance Date"). Upon receipt of such notice, the holders may exercise the right granted by this
Section 1.10.2 by giving written notice to the Company within thirty (30) days following receipt of the aforesaid notice, which written notice from a holder shall specify the number of Additional Shares of Common Stock being purchased by such holder, and be accompanied by a cashier's or certified check in the full amount of the price for the Additional Shares of Common Stack being purchased. The corporation shall promptly make delivery to such holders of certificates for the Additional Shares of Common Stock or other securities upon execution of such documents and instruments as shall govern the issuance of such Additional Shares of Common Stock or other Securities. Notwithstanding the foregoing, if a holder of Series C Preferred Stock shall exercise its rights under this Section 1.10.2 such holder shall not be required to pay for the Additional Shares of Common Stock purchased by it unless and until all other parties have paid for their Additional Shares of Common Stock. In addition, if a holder of Series C Preferred Stock shall exercise its rights under this Section 1.10.2 following the Issuance Date, then such holder shall be deemed to have owned the Additional Shares of Common Stock purchased by it as of the Issuance Date for the purpose of any benefits of ownership relating to such Additional Shares of Common Stock, including the right to receive cash or stock dividends declared or other distributions, to participate in a merger or reorganization or to reflect any reclassification of Additional Shares of Common Stock between the Issuance Date and the date upon which such holder purchases the Additional Shares of Common Stock.

     1.11. Registration of Transfer. The corporation will keep at its principal office or at the principal office of its transfer agent a register for the registration of the Series C Preferred Stock. Upon the surrender of any certificate representing Series C Preferred Stock at such place, the corporation will, at the request of the record holder of such certificate, execute and deliver (at the corporation's expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of Series C Preferred Stock represented by the surrendered certificate. Each such new certificate will be registered in such name and will represent such number of shares of Series C Preferred Stock as is requested by the holder of the surrendered certificate and will be substantially identical in form to the surrendered certificate; provided, however, that any transfer shall be subject to any applicable restrictions on the transfer of such shares and the payment of any applicable transfer taxes, if any, by the holder thereof.

     1.12. Replacement. Upon receipt of evidence reasonably satisfactory to the corporation (an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Series C Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the corporation (provided that if the holder is an institutional investor its own agreement will be satisfactory), or, in the case of any such mutilation, upon surrender of such certificate, the corporation will (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of Series C Preferred Stock represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

     1.13. Retirement of Converted or Redeemed Shares. No share or shares of Series C Preferred Stock acquired by the corporation by reason of redemption, purchase, conversion or otherwise shall be re-issued and all such shares shall be canceled, retired and eliminated from the shares which the corporation shall be authorized to issue. The corporation may from time to time take such appropriate corporate action as may be necessary to reduce the authorized number of shares of Series C Preferred Stock accordingly.

     FIFTH C: DESIGNATIONS, PREFERENCES AND SPECIAL RIGHTS OF SERIES D PREFERRED STOCK.((3))

     Designation, Amount and Rank. Forty Thousand (40,000) shares of a preferred stock, $1.00 par value per share, shall constitute a series of such preferred stock designated as "Series D Convertible Preferred Stock" (the "Series D Preferred Stock"). The Series D Preferred Stock will be issued as one or more subseries of preferred stock: Series D-1 Preferred Stock (the "Series D-1 Preferred Stock"), and Series D-2 Preferred Stock (the "Series D-2 Preferred Stock"), provided that the Board of Directors of the Company may hereafter provide for additional shares of Preferred Stock in this series or different sub-series. The respective rights and preferences of the Series D Preferred Stock, with respect to dividend rights, redemption rights and rights on liquidation, winding up and dissolution, shall be as set forth herein. The

---------------

    (3)Since the Series D Preferred Stock will be converted at the closing of the Capital Z Issuance, after the closing, a second amended and restated certificate of incorporation will be filed deleting references to the Series D Preferred Stock.

Series D Preferred Stock shall be issued pursuant to the following additional terms and conditions:

     1.  Series D Convertible Preferred Stock.

     1.1. Definitions. As used herein, unless the context otherwise requires, the terms defined in Section 1.1 of Article Fifth-B, as in effect on December 30, 1998, (the "Effective Date") except that (a) Sections 1.1.17, 1.1.18 and 1.1.19, shall not apply to this Article Fifth-C, and (b) the terms defined below, shall have the following meanings:

     1.1.1 "Additional Shares of Common Stock" means all shares (including treasury shares) of Common Stock issued or sold (or, pursuant to Sections 1.7.2 or 1.7.31 deemed to be issued) by the Company after the Effective Date, whether or not subsequently reacquired or retired by the Company other than (i) the issuance of shares upon conversion of the Series B Preferred Stock; (ii) shares issued upon the exercise of the Common Stock Purchase Warrants outstanding on the Effective Date; (iii) shares to be issued to directors, employees, agents and others, pursuant to the Company's Incentive Stock Option Plan for Employees, Stock Option Plan for Directors and Stock Option Plan for Agents and Others, as in effect on January 8, 1997; and (iv) such additional number of shares, if any, as may become issuable upon the conversion or exercise of any of the securities referred to in the foregoing clauses (i) through (iii) pursuant to the terms of the instruments governing such securities as in effect on the Effective Date.

     1.1.2 "Conversion Price" as to Series D-1 means $2.70, subject to adjustment from time to time pursuant to Section 1.7, and as to Series D-2 means $2.70, subject to adjustment from time to time pursuant to Section 1.7, provided that if there is a "Change of Control" (as defined below) of this Corporation as a result of a sale by the Corporation of Common Stock pursuant to a contract or contracts, entered into on or prior to December 31, 1999 ("the Change of Control Common"), the Series D-2 Preferred Stock shall be mandatorily converted to Common Stock at a conversion price equal to the price per share at which the Change of Control Common is issued by the Corporation. As used herein, "Change of Control" shall mean the issuance, in a transaction or series of transactions, of Common Stock, or securities convertible into Common Stock, having voting power equal to or exceeding 30% of the voting power of all Common Stock, or securities convertible into Common Stock, outstanding immediately after such transaction or series of transactions.

     1.1.3. "Junior Securities" means any of the Company's equity securities other than the Series C or Series D Preferred Stock (including the Series B Preferred Stock and the Common Stock) whether now outstanding or hereafter issued.

     1.2. Dividends. The Company shall not, without the prior written consent of the holders of a majority of the shares of Series C and D Preferred Stock then outstanding, pay or declare any dividend or distribution on any Junior Securities (other than on Common Stock, and on Series B Preferred Stock to the extent of participation in dividends declared on the Common Stock). In the event that the Company declares a dividend or distribution on the Common Stock, the holders of the Series C and D Preferred Stock and the holders of the Series B Preferred Stock and the Common Stock shall share pro rata (based, in the case of holders of Series C, D and Series B Preferred Stock, on the number of shares of Common Stock which each holder of Series D, Series C and Series B Preferred Stock would be entitled to receive upon conversion of its Series D, Series C and Series B Preferred Stock into Common Stock, respectively) in such dividend or distribution.

     1.3. Rights on Liquidation. In the event of any Liquidation, the holders of shares of the Series D Preferred Stock then issued and outstanding shall be entitled to be paid pari passu on the same basis as the holders of the Series C Preferred Stock.

     1.4. Voting Power. For purposes of Section 1.4 of Article Fifth-B, shares of Series D Preferred Stock can be treated as if it were Series C-2 Preferred Stock.

     1.5. Redemption. The provisions of Section 1.5 of Article Fifth-B shall apply to the Series D Preferred Stock, pari passu with the Series C Preferred Stock.

     1.6. Conversion Rights. The provisions of Section 1.6 of Article Fifth-B shall apply to the Series D Preferred Stock pari passu with the Series C Preferred Stock, subject (i) to the mandatory conversion of the Series D-2 Preferred Stock as provided in Section 1.1.2, above, and (ii) except that Series D Preferred Stock shall not be converted into voting stock unless and until (A) any applicable requirements of the insurance law of each state in which an insurance company subsidiary of the Corporation is domiciled or deemed to be domiciled relating to acquisition of control of an insurance company have been complied with and (B) any applicable bank regulatory laws have been complied with.

     1.7. Anti-Dilution Adjustments. The provisions of Section 1.7 of Article Fifth-B shall apply to the Series D Preferred Stock pari passu with the Series C Preferred Stock, except that if such provisions are inapplicable to any shares of Series D Preferred Stock because they were converted immediately before the closing of a transaction which would have resulted in an adjustment under the anti-dilution provisions of Section 1.7, but for such conversation, such antidilution provisions shall be applied in connection with such conversion as if such conversion had occurred immediately after such closing.

     1.8. Restrictions on Redemptions, Purchases and Acquisitions. The provisions of Section 1.8 of Article Fifth-B shall apply to the Series D Preferred Stock pari passu with the Series C Preferred Stock.

     1.9. Notices. The provisions of Section 1.9 of Article Fifth-B shall apply to the Series D Preferred Stock pari passu with the Series C Preferred Stock.

     1.10.  Other Rights.

     1.10.1. Purchase Rights. The provisions of Section 1.10.1 of Article Fifth-B shall apply to the Series D Preferred Stock pari passu with the Series C Preferred Stock.

     1.10.2. Preemptive Rights. The provisions of Section 1.10.1 shall apply to the Series D Preferred Stock pari passu, but shall not apply to stock issued pursuant an agreement between the Corporation and Capital Z Financial Services Fund II L.P., dated December 31, 1998.

     1.11. Registration of Transfer. The provisions of Section 1.11 of Article Fifth-B shall apply to the Series D Preferred Stock pari passu with the Series C Preferred Stock.

     1.12. Replacement. The provisions of Section 1.12 of Article Fifth-B shall apply to the Series D Preferred Stock pari passu with the Series C Preferred Stock.

     1.13.  Retirement of Converted or Redeemed Shares.  The provisions of
Section 1.13 of Article Fifth-B shall apply to the Series D Preferred Stock pari passu with the Series C Preferred Stock.

     SIXTH: The Secretary of State is designated as the agent of the corporation upon whom process against the corporation may be served. The post office address to which the Secretary of State shall mail a copy of any process against the corporation served on the Secretary of State is: c/o Harnett Lesnick & Ripps P.A., NationsBank Tower 150, East Palmetto Park Road, Suite 500, Boca Raton, Florida, 33432.

     SEVENTH: Except to the extent required by the New York Business Corporation Law, no director of the corporation shall have any personal liability of directors to the corporation or its stockholders for damages for any breach of duty as such director, provided that this provision shall not eliminate or limit:

          (1) the liability of any director if a judgment or other final adjudication adverse to him establishes that his acts or omissions were in bad faith, involved intentional misconduct or a knowing violation of law or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled or that his acts violated Section 719 of the New York Business Corporation Law, or

          (2) the liability of any director for any act or omission prior to the adoption of this Article.

     Neither the amendment nor repeal of this Article, nor the adoption of any provision of the Certificate of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

     EIGHTH: The number of directors of the corporation shall be not less than three (3), and the number to be chosen shall be determined in the manner prescribed by the by-laws of this corporation. No director need be a stockholder of the corporation. Any director may be removed with cause at any time by a vote of the majority of the directors then in office or the affirmative vote of stockholders of record holding a majority of the outstanding shares of stock of the Corporation entitled to vote, given at a meeting of the stockholders called for that purpose.

     The terms of office of the directors shall be until the next annual meeting. The foregoing notwithstanding, each director shall serve until his successor shall have been duly elected and qualified, unless he shall resign, become disqualified, disabled or shall otherwise be removed. Whenever a vacancy occurs on the Board of Directors, a majority of the remaining directors have the power to fill the vacancy by electing a successor director to fill that portion of the unexpired term resulting from the vacancy.

     NINTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

     To make, alter or repeal the By-Laws of the corporation.

     To authorize and cause to be executed mortgages and liens upon the real and personal property for the corporation.

     To set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

     By a majority of the whole Board, to designate one or more committees, such committee to consist of one or more of the directors of the corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. The By-Laws may provide that in the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors, or in the By-Laws of the corporation, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation and may authorize the seal of the corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to amending the Certificate of Incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders, the sale, lease or exchange of all or substantially all of the corporation's property and assets, recommending to the stockholders a dissolution of the corporation of a revocation or a dissolution, or amending the By-Laws for the corporation; and, unless the resolution or By-Laws expressly so provide, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock.

     When and as authorized by the stockholders in accordance with statute, to sell, lease or exchange all or substantially all of the property and assets of the corporation, including its goodwill and its corporate franchises, upon such terms and conditions and for such consideration, which may consist in whole or in part of money or property, including shares of stock in, and/or other securities of, any other corporation or corporations as its Board of Directors shall deem expedient and for the best interests of the corporation.

     TENTH: Action required to be taken or which may be taken at any annual or special meeting of stockholders of the corporation may be taken by written consent of the stockholders in lieu of a meeting, setting forth the action so taken, signed by the stockholders holding a sufficient amount of outstanding shares to approve such action at any annual or special meeting.

     ELEVENTH: Supermajority Approvals. The corporation shall not take, cause to be taken, or approve any of the following actions unless such action has been specifically approved or ratified at a meeting of the Board of Directors by the affirmative vote of not less than 66 2/3% of the total number of directors:
(a)(i) entering into any merger or consolidation in which either the corporation or a material Subsidiary is a constituent corporation or its securities are being issued and the stockholders following such transaction do not own, directly or indirectly, in the aggregate a majority of the shares or equity securities of the surviving corporation of any such merger or consolidation entitled to elect members of the Board of Directors, (ii) the sale of all or substantially all of the corporation's assets or properties in a single transaction or in a series of related transactions, or (iii) the sale, lease, exchange or other disposition of any shares of a material Subsidiary or all or substantially all assets of any material Subsidiary; (b) changing the authorized number of directors; (c) amending or modifying the Certificate of Incorporation or By-laws; (d) electing or removing any of the President, Chief Financial Officer or other executive officers and amending or modifying the employment agreement to be entered into between the Corporation and the Chief Executive Officer of the Corporation on the closing date of the acquisition of certain assets and subsidiaries of PennCorp Financial Group, Inc.; (e) voluntarily dissolving or winding-up the corporation or any material Subsidiary or filing with respect to the corporation or any material Subsidiary a voluntary petition in bankruptcy or for reorganization or for the adoption of any plan or arrangement with creditors or an admission seeking the relief therein provided under any existing future law of any jurisdiction relating to bankruptcy, insolvency, reorganization or relief of debtors; and (f) approving any dividend or other distribution in respect of the Common Stock.

     TWELFTH: In the event that it is proposed that the corporation enter into a merger or consolidation with any other corporation and such other corporation or its affiliates singly or in the aggregate own or control directly or indirectly five percent (5%) or more of the outstanding voting power of the capital stock of this corporation, or that the corporation shall sell substantially all of its assets or business to such other corporation, the affirmative vote of the holders of not less than sixty-six and two-thirds percent (66 2/3%) of the total voting power of all outstanding shares of capital stock of this corporation shall be required for the approval of any such proposal; provided, however, that the foregoing shall not apply to any such merger, consolidation or sale of assets or business which was approved by resolutions of the Board of Directors of this corporation prior to the acquisition of the ownership or control of five percent (5%) of the outstanding shares of this corporation by such other corporation or its affiliates, nor shall it apply to any such merger, consolidation or sale of assets or business between this corporation and another corporation fifty percent (50%) or more of the total voting power of which is owned by this corporation. For the purposes hereof, an "affiliate" is any person (including a corporation, partnership, trust, estate or individual) who directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified; and "control" means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

     THIRTEENTH: The corporation reserves the right to amend, alter, change or repeal any provisions contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

     FOURTEENTH: The provisions set forth in Article TWELFTH above may not be altered, amended or repealed in any respect unless such alteration, amendment or repeal is approved by the affirmative vote of the holders of not less than sixty-six and two-thirds (66 2/3%) of the total voting power of all outstanding shares of capital stock of the corporation.

     IN WITNESS WHEREOF, we have signed this Restated Certificate of
Incorporation on the      day of           , 1999, and we affirm that the
statements made herein are true under penalties of perjury.

                                          By:
                                            ------------------------------------
                                              Richard A. Barasch
                                              President

                                          By:
                                            ------------------------------------
                                              Joan Ferrarone
                                              Secretary

                                                                         ANNEX E

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
              UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS (AUDITED)
  AND FINANCIAL STATEMENT SCHEDULES:
  Independent Auditors' Reports.............................      E-2 & E-3
  Consolidated Balance Sheets as of December 31, 1996 and
     1997...................................................            E-4
  Consolidated Statements of Operations for the Three Years
     Ended December 31, 1997................................            E-5
  Consolidated Statements of Stockholders' Equity for the
     Three Years Ended December 31, 1997....................            E-6
  Consolidated Statements of Cash Flows for the Three Years
     Ended December 31, 1997................................            E-7
  Notes to Consolidated Financial Statements................            E-8
  Schedule I -- Summary of Investments -- other than
     investments in related parties (incorporated in Note 4
     to Consolidated Financial Statements)
  Schedule II -- Condensed Financial Information of
     Registrant.............................................           E-34
  Schedule III -- Supplementary Insurance Information.......           E-37
  Schedule IV -- Reinsurance (incorporated in Note 8 of
     Notes to Consolidated Financial Statements)
  Other schedules were omitted because they were not
     applicable

CONSOLIDATED FINANCIAL STATEMENTS (unaudited):
  Consolidated Balance Sheets as of September 30, 1998
     (unaudited)
     and December 31, 1997..................................           E-38
  Consolidated Statements of Operations for the nine months
     ended September 30, 1998 (unaudited) and September 30,
     1997...................................................           E-39
  Consolidated Statements of Cash Flows for the nine months
     ended September 30, 1998 (unaudited) and September 30,
     1997...................................................           E-40
  Notes to Consolidated Financial Statements................           E-41

         CERTAIN INSURANCE OPERATIONS OF PENNCORP FINANCIAL GROUP, INC.

COMBINED FINANCIAL STATEMENTS:
  Independent Auditors' Report..............................           E-47
  Combined Balance Sheets as of September 30, 1998
     (unaudited) December 31, 1997 and 1996.................           E-48
  Combined Statements of Income for the nine moths ended
     September 30, 1998 (unaudited) and the years ended
     December 31, 1997, 1996 and 1995.......................           E-49
  Combined Statements of Changes in Business Equity for the
     nine months ended September 30, 1998 (unaudited) and
     the years ended December 31, 1997, 1996 and 1995.......           E-50
  Combined Statements of Comprehensive Income for the nine
     months ended September 30, 1998 (unaudited) and the
     years ended December 31, 1997, 1996 and 1995...........           E-51
  Combined Statements of Cash Flows for the nine months
     ended September 30, 1998 (unaudited) and the years
     ended December 31, 1997, 1996 and 1995.................           E-52
  Notes to Combined Financial Statements....................           E-54

                          Independent Auditors' Report

The Board of Directors and Stockholders
Universal American Financial Corp.:

We have audited the accompanying consolidated balance sheets of Universal American Financial Corp. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the two years in the period ended December 31, 1997. Our audits also included the financial statement schedules as listed in the Index at
Item 14(a). These consolidated financial statements and schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Universal American Financial Corp. and subsidiaries at December 31, 1997 and 1996, and the consolidated results of its operations and its cash flows for the two years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

                                                               Ernst & Young LLP

New York, New York
March 25, 1998

                          Independent Auditors' Report

The Board of Directors and Stockholders
Universal American Financial Corp.:

We have audited the accompanying consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 1995 of Universal American Financial Corp. (formerly Universal Holding Corp.) and subsidiaries. In connection with our audit of the consolidated financial statements, we also have audited the consolidated financial statements schedules for the period indicated above as listed in the accompanying index. The consolidated financial statements and financial statements schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedules based on our audit.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements Universal American Financial Corp. referred to above present fairly, in all material respects, the results of their operations and their cash flows for the year ended December 31, 1995 in conformity with generally accepted accounting principles. Also in our opinion, the related financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

                                                           KPMG Peat Marwick LLP

New York, New York
March 26, 1996

              UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1996 AND 1997

                                                                  1996            1997
                                                              ------------    ------------
ASSETS
Investments (Notes 2c and 4) Cash and cash equivalents......  $ 15,403,450    $ 25,014,019
Fixed maturities available for sale, at fair value
  (amortized cost $122,511,012 and $121,119,346,
  respectively).............................................   121,492,167     123,585,708
Equity securities, at fair value (cost $46,133 and $987,081,
  respectively).............................................        33,562         945,116
Policy loans................................................     6,421,251       7,185,014
Property tax liens..........................................       131,729         136,713
Mortgage loans..............................................     1,199,110       2,562,008
                                                              ------------    ------------
          Total investments.................................   144,681,269     159,428,578
Accrued investment income...................................     2,875,497       3,357,624
Deferred policy acquisition costs (Note 2d).................    19,091,514      20,832,060
Amounts due from reinsurers.................................    60,838,289      76,576,040
Due and unpaid premiums.....................................     2,712,021         548,271
Deferred income tax asset (Note 5)..........................     2,069,876         105,413
Goodwill....................................................     3,529,529       4,508,596
Present value of future profits.............................            --       1,281,807
Other assets................................................     6,438,743       5,936,947
                                                              ------------    ------------
          Total assets......................................   242,236,738     272,575,336
                                                              ============    ============
LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Policyholder account balances (Note 2e).....................   134,538,954     145,085,687
Reserves for future policy benefits.........................    40,156,185      38,327,612
Policy and contract claims -- life..........................     1,186,702       1,167,213
Policy and contract claims -- health........................    24,628,019      22,592,441
Short-term debt (Note 10)...................................       800,000              --
Loan payable (Note 10)......................................            --       3,500,000
Amounts due to reinsurers...................................    11,129,232      17,769,695
Deferred revenues...........................................       357,957         264,745
Other liabilities...........................................     7,361,163      12,743,775
                                                              ------------    ------------
          Totals liabilities................................   220,158,212     241,451,168
                                                              ------------    ------------
Series C Preferred Stock (Issued and outstanding 51,680)
  (Note 6)..................................................            --       5,168,000
                                                              ------------    ------------
Redemption accrual on Series C Preferred stock..............            --         249,790
                                                              ------------    ------------
Commitments and contingencies (Note 11)
  STOCKHOLDERS' EQUITY (Note 7)
  Series B Preferred stock (Issued and outstanding 400 and
     400, respectively).....................................     4,000,000       4,000,000
Common stock (Authorized, 20,000,000 issued and outstanding
  7,149,221 and 7,325,860, respectively)....................        71,492          73,259
Common stock warrants (Authorized, issued and outstanding
  668,481)..................................................            --              --
Additional paid-in capital..................................    16,049,888      15,992,497
Net unrealized investment gains (losses) (Note 4)...........      (972,237)        841,620
Retained earnings...........................................     2,929,383       4,799,002
                                                              ------------    ------------
          Total stockholders' equity........................    22,078,526      25,706,378
                                                              ------------    ------------
          Total liabilities and stockholders' equity........  $242,236,738    $272,575,336
                                                              ============    ============

                SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

              UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                  FOR THE THREE YEARS ENDED DECEMBER 31, 1997

                                                     1995           1996           1997
REVENUE: (Notes 2e and f)                         -----------    -----------    -----------
Gross premiums and policyholder fees earned.....  $46,145,360    $55,286,610    $99,339,251
Reinsurance premiums assumed....................    8,866,010     10,521,987        997,836
Reinsurance premiums ceded......................  (18,200,433)   (25,663,224)   (62,622,721)
                                                  -----------    -----------    -----------
Net premiums and policyholder fees earned (Note
  9)............................................   36,810,937     40,145,373     37,714,366
Net investment income (Note 4)..................    8,945,280      9,850,083     10,022,658
Realized gains on investments (Note 4)..........      673,868        240,075      1,132,521
Fee income......................................    3,137,294      2,871,319      2,367,763
Amortization of deferred revenue (Note 2g)......      244,202        280,335         93,212
                                                  -----------    -----------    -----------
          Total revenues........................   49,811,581     53,387,185     51,330,520
                                                  ===========    ===========    ===========
BENEFITS, CLAIMS AND OTHER DEDUCTIONS:
Increase (decrease) in future policy benefits...   (1,337,161)     1,854,539        440,936
Claims and other benefits.......................   22,367,066     24,042,876     23,719,208
Interest credited to policyholders..............    6,089,860      6,614,176      6,645,716
Increase in deferred acquisition costs..........   (3,317,523)    (2,257,617)    (2,945,672)
Amortization of present value of future
  profits.......................................      204,564             --             --
Amortization of goodwill........................           --             --        111,819
Commissions.....................................   11,113,566     16,080,245     21,089,466
Commission and expense allowances on reinsurance
  ceded.........................................   (5,773,288)   (11,004,623)   (20,300,483)
Other operating costs and expenses..............   17,813,643     17,684,697     19,358,303
                                                  -----------    -----------    -----------
          Total benefits, claims and other
            deductions..........................   47,160,727     53,014,293     48,119,293
                                                  -----------    -----------    -----------
Operating income before taxes...................    2,650,854        372,892      3,211,227
Federal income tax expense (Note 5).............        9,032        269,017      1,091,818
                                                  -----------    -----------    -----------
Net income......................................    2,641,822        103,875      2,119,409
Redemption accrual on Series C Preferred Stock
  (Note 6)......................................           --             --        249,790
                                                  -----------    -----------    -----------
Net Income applicable to common shareholders....  $ 2,641,822    $   103,875    $ 1,869,619
                                                  ===========    ===========    ===========
Earnings per common share (Note 2 j):
Basic...........................................  $      0.42    $      0.01    $      0.26
                                                  ===========    ===========    ===========
Diluted.........................................  $      0.25    $      0.01    $      0.18
                                                  ===========    ===========    ===========

                SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

              UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                  FOR THE THREE YEARS ENDED DECEMBER 31, 1997

                                                                            NET
                                    SERIES B              ADDITIONAL    UNREALIZED     RETAINED
                                   PREFERRED    COMMON      PAID-IN     INVESTMENT     EARNINGS
                                     STOCK       STOCK      CAPITAL     GAIN (LOSS)   (DEFICIT)       TOTAL
                                   ----------   -------   -----------   -----------   ----------   -----------
Balance, January 1, 1995.........  $4,000,000   $61,763   $14,501,889   $(3,426,746)  $  183,686   $15,320,592
Issuance of common stock.........          --    7,812      1,347,653           --            --     1,355,465
Transfer of investments from held
  to maturity to available for
  sale...........................          --       --             --      155,723            --       155,723
Change in net unrealized
  investment gain (loss).........          --       --             --    4,640,674            --     4,640,674
Net income.......................          --       --             --           --     2,641,822     2,641,822
                                   ----------   -------   -----------   -----------   ----------   -----------
Balance, December 31, 1995.......   4,000,000   69,575     15,849,542    1,369,651     2,825,508    24,114,276
Issuance of common stock.........          --    1,917        200,346           --            --       202,263
Change in net unrealized
  investment gain (loss).........          --       --             --   (2,341,888)           --    (2,341,888)
Net income.......................          --       --             --           --       103,875       103,875
                                   ----------   -------   -----------   -----------   ----------   -----------
Balance, December 31,1996........   4,000,000   71,492     16,049,888     (972,237)    2,929,383    22,078,526
Issuance of common stock.........          --    1,767        272,253           --            --       274,020
Issuance of Series C
Preferred Stock..................          --       --       (329,644)          --            --      (329,644)
Change in net unrealized
  investment gain (loss).........          --       --             --    1,813,857            --     1,813,857
Redemption accrual on Series C
  Preferred Stock................          --       --             --           --      (249,790)     (249,790)
Net income.......................          --       --             --           --     2,119,409     2,119,409
                                   ----------   -------   -----------   -----------   ----------   -----------
Balance, December 31,1997........  $4,000,000   $73,259   $15,992,497   $  841,620    $4,799,002   $25,706,378
                                   ==========   =======   ===========   ===========   ==========   ===========

                SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

              UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  FOR THE THREE YEARS ENDED DECEMBER 31, 1997

                                                                  1995            1996            1997
                                                              ------------    ------------    ------------
Cash flows from operating activities:
Net income..................................................  $  2,641,822    $    103,875    $  2,119,408
Adjustments to reconcile net income to net cash used by
  operating activities:
Deferred income taxes.......................................            --         269,017       1,091,818
Change in reserves for future policy benefits...............      (575,449)      3,526,269      (3,997,414)
Change in policy and contract claims........................      (158,474)        677,167      (2,713,062)
Change in deferred policy acquisition costs.................    (3,317,523)     (2,257,617)     (2,945,673)
Change in deferred revenue..................................      (244,202)       (280,336)        (93,212)
Amortization of present value of future profits.............       204,564              --              --
Amortization of goodwill....................................            --              --         111,819
Change in policy loans......................................      (111,995)       (746,103)       (589,250)
Change in accrued investment income.........................      (260,817)       (427,870)       (368,951)
Change in reinsurance balances..............................    (4,596,165)    (11,773,467)     (4,963,108)
Change in due and unpaid premium............................    (1,194,152)        114,812       2,269,874
Realized gains on investments...............................      (673,868)       (240,075)     (1,132,520)
Other, net..................................................     2,205,013       1,125,463       4,336,972
                                                              ------------    ------------    ------------
Net cash used by operating activities.......................    (6,081,246)     (9,908,865)     (6,873,290)
                                                              ------------    ------------    ------------
Cash flows from investing activities:
Proceeds from sale of fixed maturities available for sale...    50,442,336      18,329,599      35,962,815
Proceeds from sale of fixed maturities held to maturity.....       928,180              --              --
Proceeds from redemption of fixed maturities available for
  sale......................................................     8,049,240      25,436,976       9,029,804
Proceeds from redemption of fixed maturities held to
  maturity..................................................     2,210,089              --              --
Cost of fixed maturities purchased available for sale.......   (68,529,621)    (48,466,456)    (37,932,859)
Cost of fixed maturities purchased held to maturity.........      (795,741)             --              --
Change in amounts held in trust for reinsurer...............            --              --      (5,154,802)
Proceeds from sale of equity securities.....................            --         506,250         337,022
Cost of equity securities purchased.........................            --        (501,250)       (689,802)
Change in other invested assets.............................        76,571         269,702      (1,367,882)
Proceeds from sale of subsidiary, net of cash held..........            --              --       2,020,496
Purchase of business, net of cash acquired..................            --       1,685,010      (4,080,033)
                                                              ------------    ------------    ------------
Net cash used by investing activities.......................    (7,618,946)     (2,740,169)     (1,875,241)
                                                              ------------    ------------    ------------
Cash flows from financing activities:
Net proceeds from issuance of common stock..................     1,355,465         202,263         274,020
Proceeds from the issuance of Series C Preferred Stock......            --              --       4,838,356
Increase in policyholder account balances...................     9,831,827      15,930,118      10,546,733
Change in short-term debt...................................            --              --        (800,000)
Increase in loan payable....................................            --              --       3,500,000
Change in notes payable.....................................    (1,618,062)       (369,698)             --
                                                              ------------    ------------    ------------
Net cash provided from financing activities.................     9,569,230      15,762,683      18,359,109
                                                              ------------    ------------    ------------
Net (decrease) increase in cash and cash equivalents........    (4,130,962)      3,113,649       9,610,569
                                                              ------------    ------------    ------------
Cash and cash equivalent at beginning of year...............    16,420,763      12,289,801      15,403,450
                                                              ------------    ------------    ------------
Cash and cash equivalent at end of year.....................  $ 12,289,801    $ 15,403,450    $ 25,014,019
                                                              ============    ============    ============
Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest....................................................  $     96,289    $     83,852    $     77,389
                                                              ============    ============    ============
Income taxes................................................  $         --    $         --    $         --
                                                              ============    ============    ============
Supplemental schedule of non-cash investing and financing
Implementation of Statement 115 (Note 2c):
Transfer of securities held to maturity to available for
  sale......................................................  $ 36,098,026    $         --    $         --
                                                              ============    ============    ============

                SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

              UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND COMPANY BACKGROUND:

     Universal American Financial Corp.(the "Company" or "Universal" formerly, Universal Holding Corp.) was incorporated under the laws of the State of New York in August 1981, for the purpose of conducting insurance and related business primarily through its then wholly-owned subsidiary, John Adams Life Insurance Company of New York ("John Adams"). On May 17, 1991, the Company acquired 100% of the outstanding common stock of American Progressive Life & Health Insurance Company of New York ("American Progressive") and on June 27, 1991 merged John Adams into American Progressive. In 1988, the Company organized Quincy Coverage Corp. ("Quincy") an insurance agent and broker. In January, 1992, the Company began operations in WorldNet Services Corp. ("WorldNet"), a provider of managed care and assistance to travelers. On May 26, 1993, the Company acquired 100% of the outstanding common stock of American Pioneer Life Insurance Company ("American Pioneer"). On December 4, 1997, the Company acquired 100% of the outstanding common stock of American Exchange Life Insurance Company ("American Exchange") (See Note 3).

     The Company's marketing emphasis is to sell products particularly appealing to the senior market place, and largely through marketing organizations with concentrations in this market. The Company began to sell senior market life and accident and health insurance products in 1993 in New York and expanded its sales effort to Florida in 1996 and to Texas in 1997. The momentum into Florida was accelerated by the acquisition of business from First National Life Insurance Company, while the expansion into Texas was accelerated by the acquisition of American Exchange (See Note 3). The core products sold to the senior age market include Medicare supplement, home health care, nursing home, hospital indemnity and senior life insurance. In addition, the Company sells certain program life insurance and annuity products through independent marketing organizations.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     a. BASIS OF PRESENTATION: The significant accounting policies followed by Universal American Financial Corp. and subsidiaries that materially affect financial reporting are summarized below. The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles (GAAP) which, as to American Progressive, American Pioneer and American Exchange, differ from statutory accounting practices prescribed or permitted by regulatory authorities. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported revenues and expenses during the reporting period. Actual results could differ from those estimates.

     b. PRINCIPLES OF CONSOLIDATION: The accompanying consolidated financial statements include the accounts of Universal American Financial Corp. and its wholly-owned subsidiaries, including the operations of American Exchange since December 4, 1997, the date of its acquisition. All material intercompany transactions and balances have been eliminated.

     c.  INVESTMENTS:  Investments are shown on the following bases:

     The Company follows Financial Accounting Standards Board ("FASB") Statement No. 115, "Accounting for Certain Debt and Equity Securities" ("Statement No. 115"). Statement No. 115 requires that debt and equity securities be classified into three categories and accounted for as follows: Debt securities that the Company has the positive intent and the ability to hold to maturity are classified as "held to maturity" and reported at amortized cost. Debt and equity securities that are held for current resale are classified as "trading securities" and reported at fair value, with unrealized gains and losses included in earnings. Debt and equity securities not classified as held to

              UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

maturity or as trading securities are classified as "available for sale" and reported at fair value. Unrealized gains and losses on available for sale securities are excluded from earnings and reported as a separate component of stockholders' equity, net of tax and deferred policy acquisition cost adjustment.

     In November, 1995, the FASB issued a Special Report titled "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities", which report allowed enterprises to reassess the appropriateness of the classifications of all securities held at the time of the Special Report issuance. In December, 1995, the Company reassessed the appropriateness of the classifications of its securities and reclassified all of the securities contained in the held to maturity account to the available for sale account as they may be considered for sale prior to maturity as part of the asset/liability management strategy. The carrying value of the securities reclassed to available for sale amounted to $35,942,303 and the fair value amounted to $36,098,026. This transfer resulted in the Company increasing its unrealized gains by $155,723, net of tax and deferred policy acquisition cost adjustment.

     As of December 31, 1996 and 1997, all fixed maturity securities were classified as available for sale and were carried at fair value, with the unrealized gain or loss, net of tax and other adjustments (deferred policy acquisition costs), included in stockholders' equity. Equity securities are carried at current fair value. Policy loans and mortgage loans are stated at the unpaid principal balance. Short-term investments are carried at cost which approximates fair value. Property tax liens are carried at cost. Investment income is recorded when earned. Realized investment gains and losses on the sale of securities are based on the specific identification method. Unrealized gains and losses from revaluation of equity investments and fixed maturity securities to current market value are reflected in stockholders' equity.

     d. DEFERRED POLICY ACQUISITION COSTS: The cost of acquiring new business, principally commissions and certain expenses of the agency, policy issuance and underwriting departments, all of which vary with, and are primarily related to the production of new and renewal business, have been deferred. These costs are being amortized in relation to the present value of expected gross profits on the policies arising principally from investment, mortality and expense margins for FASB Statement No. 97, "Accounting and Reporting by Insurance Enterprises for Certain Long-Duration Contracts and for Realized Gains and Losses from the Sale of Investments", ("Statement No. 97") products and in proportion to premium revenue using the same assumptions used in estimating the liabilities for future policy benefits for FASB Statement No. 60, "Accounting and Reporting by Insurance Enterprises", ("Statement No. 60") products. Deferred policy acquisition costs would be written off to the extent that it is determined that future policy premiums and investment income or gross profits would not be adequate to cover related losses and expenses.

              UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     There were no write-offs for the years ended December 31, 1995, 1996 and 1997. Details with respect to deferred policy acquisition costs for the three years ended December 31, 1997 are as follows:

Balance at January 1, 1995..................................    $14,485,850
Capitalized costs...........................................      5,270,498
Adjustment relating to unrealized gain on available for sale
  securities................................................       (613,715)
Amortization................................................     (2,578,183)
                                                                -----------
Balance at December 31, 1995................................     16,564,450
Capitalized costs...........................................      5,042,137
Adjustment relating to unrealized loss on available for sale
  securities................................................        269,447
Amortization................................................     (2,784,520)
                                                                -----------
Balance at December 31, 1996................................     19,091,514
Capitalized costs...........................................      6,712,207
Adjustment relating to unrealized gain on available for sale
  securities................................................     (1,205,127)
Amortization................................................     (3,766,534)
                                                                -----------
Balance at December 31, 1997................................    $20,832,060
                                                                ===========

     e. RECOGNITION OF REVENUES, CONTRACT BENEFITS AND EXPENSES FOR INVESTMENT AND UNIVERSAL LIFE TYPE POLICIES: Revenues for universal life-type policies and investment products consist of mortality charges for the cost of insurance and surrender charges assessed against policyholder account balances during the period. Benefit claims incurred in excess of policyholder account balances are expensed. The liability for policyholder account balances for universal life-type policies and investment products under Statement No. 97 are determined following a "retrospective deposit" method and consist principally of policy account values before any applicable surrender charges. Credited interest rates for these products range from 4.50% to 7.25%. For the three years ended December 31, 1995, 1996 and 1997, one general agency of American Progressive produced $4,477,034, $5,813,765 and $2,884,720 of annuity receipts, respectively, which represented approximately 41%, 43% and 24% respectively, of total annuity receipts of American Progressive.

     f. RECOGNITION OF PREMIUM REVENUES AND POLICY BENEFITS FOR ACCIDENT AND HEALTH INSURANCE PRODUCTS: Premiums are recorded when due and recognized as revenue over the period to which the premiums relate. Benefits and expenses are associated with earned premiums so as to result in recognition of profits over the life of the policies. This association is accomplished by recording a provision for future policy benefits, establishing an unearned premium reserve and amortizing deferred policy acquisition costs. Claim reserves are established for future payments not yet due on claims already incurred, primarily relating to individual disability insurance and group long-term disability insurance products. These reserves are established based on past experience and are continuously reviewed and updated with any related adjustments recorded to current operations. Claim liabilities represent policy benefits due but unpaid at year end and primarily relate to individual

              UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

health insurance products. Activity in the accident and health policy and contract claim liability is as follows:

                                                      1995          1996           1997
                                                   ----------    -----------    -----------
Balance at beginning of year.....................  $8,698,434    $ 8,681,136    $24,628,019
  Less reinsurance recoverables..................  (1,947,218)    (2,650,646)   (15,269,309)
                                                   ----------    -----------    -----------
Net balance at beginning of year.................   6,751,216      6,030,490      9,358,710
                                                   ----------    -----------    -----------
Balance acquired with First National.............          --      3,374,535             --
Balance acquired with American Exchange..........          --             --        551,126

Incurred related to:
  Current year...................................  20,368,320     23,029,175     19,363,347
  Prior years....................................  (1,578,948)    (2,511,056)    (2,424,332)
                                                   ----------    -----------    -----------
          Total incurred.........................  18,789,372     20,518,119     16,939,015
                                                   ----------    -----------    -----------

Paid related to:
  Current year...................................  14,830,355     15,671,699     14,405,575
  Prior years....................................   4,679,743      4,892,735      6,884,639
                                                   ----------    -----------    -----------
          Total paid.............................  19,510,098     20,564,434     21,290,214
                                                   ----------    -----------    -----------
Net balance at end of year.......................   6,030,490      9,358,710      5,558,637
Plus reinsurance recoverables....................   2,650,646     15,269,309     17,033,804
                                                   ----------    -----------    -----------
Balance at end of year...........................  $8,681,136    $24,628,019    $22,592,441
                                                   ==========    ===========    ===========

     g. DEFERRED REVENUE: The Company entered into a 90% quota share reinsurance agreement with an unaffiliated reinsurer on certain life insurance policies in force as of June 30, 1993. The Company ceded $3,696,101 of life insurance reserves and received $1,665,000 as a ceding commission, which was recorded as deferred revenue. The Company amortized $165,104, $122,433 and $93,212 of deferred revenue during 1995, 1996 and 1997, respectively.

     The Company entered into a 75% quota share reinsurance agreement with an unaffiliated reinsurer on the $60,000 retention of certain individual accident & health insurance policies in force as of June 30, 1995. The Company received $862,000 as a ceding commission, $625,000 of which was offset by the amortization of the deferred acquisition cost asset related to this business. The remaining $237,000 was recorded as deferred revenue and $79,098 and $157,902 was recognized as income during 1995 and 1996, respectively, since the agreement was canceled effective December 31, 1996.

     h. INCOME TAXES: The Company's method of accounting for income taxes is the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     i. REINSURANCE ACCOUNTING: Amounts paid for recoverables under reinsurance contracts are included in total assets as reinsurance recoverable amounts. The cost of reinsurance related to

              UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

long-duration contracts is accounted for over the life of the underlying reinsured policies using assumptions consistent with those used to account for the underlying policies.

     j. EARNINGS PER COMMON SHARE: The Company adopted FASB Statement No. 128, "Earnings per Share", ("Statement No. 128") as of December 31, 1997 and restated prior year earnings per share ("EPS") amounts. Statement No. 128 replaces primary EPS with basic EPS. Basic EPS excludes dilution and is computed by dividing income available to common shareholders, (after deducting the redemption accrual on the Series C Preferred Stock), by the weighted average number of shares outstanding for the period. Diluted EPS gives the dilutive effect of the stock options, warrants and Series B and C preferred stock outstanding during the year. A reconciliation of the numerators and the denominators of the basic and diluted EPS for the years ended December 31, 1995, 1996 and 1997 is as follows:

                                                         FOR THE YEAR ENDED DECEMBER 31, 1995
                                                       -----------------------------------------
                                                         INCOME          SHARES        PER SHARE
                                                       (NUMERATOR)    (DENOMINATOR)     AMOUNT
                                                       -----------    -------------    ---------
Net income...........................................  $2,641,822
Basic EPS
Net income applicable to common shareholders.........   2,641,822       6,219,579        $0.42
                                                                                         =====
Effect of Dilutive Securities........................
Series B preferred stock.............................                   1,777,777
Convertible debenture................................                     671,807
Non-registered warrants..............................                   2,015,760
Registered warrants..................................                     689,871
Incentive stock options..............................                     401,000
Director stock option................................                       9,000
Treasury stock purchased from proceeds of exercise of
  options and warrants...............................                  (1,118,755)
                                                       ----------      ----------
Diluted EPS
Net income applicable to common shareholders plus
  assumed conversions................................   2,641,822      10,666,039        $0.25
                                                       ==========      ==========        =====

              UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                                                         FOR THE YEAR ENDED DECEMBER 31, 1996
                                                       -----------------------------------------
                                                         INCOME          SHARES        PER SHARE
                                                       (NUMERATOR)    (DENOMINATOR)     AMOUNT
                                                       -----------    -------------    ---------
Net income...........................................   $103,875

Basic EPS
Net income applicable to common shareholders.........    103,875        6,999,293        $0.01
                                                                                         =====
Effect of Dilutive Securities........................
Series B preferred stock.............................                   1,777,777
Non-registered warrants..............................                   2,015,760
Registered warrants..................................                     668,481
Incentive stock options..............................                     266,000
Director stock option................................                       9,000
Treasury stock purchased from proceeds of exercise of
  options and warrants...............................                  (1,198,376)
                                                        --------       ----------

Diluted EPS
Net income applicable to common shareholders plus
  assumed conversions................................   $103,875       10,537,935        $0.01
                                                        ========       ==========        =====

                                                         FOR THE YEAR ENDED DECEMBER 31, 1997
                                                       -----------------------------------------
                                                         INCOME          SHARES        PER SHARE
                                                       (NUMERATOR)    (DENOMINATOR)     AMOUNT
                                                       -----------    -------------    ---------
Net income...........................................  $2,119,409
Less: Redemption accrual on Series C preferred
  stock..............................................    (249,790)
                                                       ----------

Basic EPS
Net income applicable to common shareholders.........   1,869,619       7,241,931        $0.26
                                                                                         =====
Effect of Dilutive Securities........................
Series B preferred stock.............................                   1,777,777
Series C preferred stock.............................     249,790       1,356,421
Non-registered warrants..............................                   2,015,760
Registered warrants..................................                     668,481
Incentive stock options..............................                     296,000
Director stock option................................                      16,000
Treasury stock purchased from proceeds of exercise of
  options and warrants...............................                  (1,331,515)
                                                       ----------      ----------

Diluted EPS
Net income applicable to common Shareholders plus
  assumed conversions................................  $2,119,409      12,040,855        $0.18
                                                       ==========      ==========        =====

     k. CASH FLOW INFORMATION: Included in cash and cash equivalents are cash on deposit, money market funds, and short term investments which had an original maturity of three months or less from the time of purchase.

     l. RECLASSIFICATIONS: Certain reclassifications have been made to prior years' financial statements to conform with current period classifications.

              UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

3.  RECENT ACQUISITIONS:

     American Exchange Life Insurance Company

     On December 4, 1997, the Company, through its wholly-owned subsidiary, American Pioneer, acquired 100% of the outstanding common stock of American Exchange for $6.6 million in cash, which acquisition was approved by both the Texas and Florida Departments of Insurance. This acquisition was accounted for using the purchase method. American Exchange, which is licensed in Texas and two other states, has annual premium in force in excess of $16.6 million, primarily in Medicare Supplement and other limited benefit accident and health products and has 19,000 policies in force and 1,000 insurance agents, all based in Texas. The following schedule summarizes the assets acquired and liabilities assumed, at fair value, on the date of acquisition:

ASSETS ACQUIRED:
Fixed maturities............................................    $6,826,474
Equity securities...........................................       317,413
Cash and cash equivalents...................................     2,679,665
Policy loans................................................       174,513
Accrued investment income...................................       159,528
Other assets................................................       298,397
                                                                ----------
          Total assets acquired.............................    10,455,990
                                                                ==========

LIABILITIES ASSUMED:
Reserves for future policy benefits.........................       737,290
Policy and contract claims..................................       266,048
Amounts due to reinsurers...................................     4,036,450
Deferred Federal income taxes...............................       435,814
Other liabilities...........................................       768,367
                                                                ----------
          Total liabilities assumed.........................     6,243,969
                                                                ==========
Net assets acquired.........................................     4,212,021
Present value of future profits.............................     1,281,807
Goodwill....................................................     1,265,868
                                                                ----------
          Total purchase price..............................    $6,759,696
                                                                ==========

     The present value of future profits is being amortized based upon the expected lives of the underlying products. The goodwill is being amortized over 30 years.

     First National Life

     In the fourth quarter of 1996, the Company acquired, through an assumption reinsurance agreement, approximately $56 million of annualized senior market premium First National. American Pioneer initially contracted with First National to assume $4 million of premium on group Medicare Supplement coverage issued to the members of the Florida Retired Educators Association ("FREA"). Then, after First National was placed into Receivership by the Alabama Insurance Department in October, 1996, American Pioneer assumed, in addition to the FREA block, approximately $50 million of Individual Medicare Supplement premium, $1.2 million of Home Health Care premium and $0.8 million of miscellaneous life and accident and health insurance premiums, under terms negotiated with the Receiver. All of these assumptions were effective as of October 1, 1996. Simultaneously with the second assumption by American Pioneer, American Pioneer entered into a

              UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

reinsurance agreement with Transamerica Occidental Life Insurance Company ("Transamerica"), ceding 90% of the $50 million Individual Medicare Supplement to Transamerica.

     As part of the transaction negotiated with the Receiver, American Pioneer was to receive assets equal to the liabilities assumed, primarily policy reserves. However, as a result of the financial condition of First National, sufficient assets were not available to fully cover these liabilities. In addition, the Receiver was unable to cover certain amounts due to American Pioneer. The sum of the closing shortfall and the costs of the transaction, net of deferred tax benefits, amounted to $3,529,529, and represents goodwill which is being amortized over 30 years.

     As part of the First National transaction, the Company acquired in Pensacola a relatively low cost administrative operation with particular experience in the senior market. This has given the Company an opportunity to consolidate many of its administrative functions in Pensacola and save a significant amount of fixed overhead.

     In December, 1996, the Company formulated a plan to move most of the policy administrative functions, particularly in its senior market business, from the American Progressive office in Brewster to Pensacola. This, along with other cost saving efforts, resulted in a reduction in the work force at the American Progressive office from 62 as of June 30, 1996 to approximately 25 as of December 31, 1997 with a modest resultant increase in personnel in Pensacola, including some personnel employed by American Progressive. These plans were announced to the employees of the Company on March 14, 1997.

     Consequently, American Progressive exercised its right to cancel its lease for 15,000 square feet in Brewster as of December 31, 1997 and relocated to a smaller office on January 1, 1998. The cost of this consolidation, including severance costs, relocation costs and the cancellation penalty on the Brewster lease, amounted to $250,000 and was expensed in the fourth quarter of 1996.

4.  INVESTMENTS:

     As of December 31, 1996 and 1997, investments consisted of the following:

                                                    DECEMBER 31,1996
                                              ----------------------------
                                  FACE         AMORTIZED          FAIR          CARRYING
CLASSIFICATION                   VALUE            COST           VALUE           VALUE
--------------                ------------    ------------    ------------    ------------
Cash and cash equivalents...                  $ 15,403,450    $ 15,403,450    $ 15,403,450
US Treasury bonds and
  notes.....................  $  8,383,814       8,516,908       8,505,972       8,505,972
Corporate bonds.............   113,722,375     113,994,104     112,986,195     112,986,195
Common stocks...............                        46,133          33,562          33,562
                                              ------------    ------------    ------------
Sub-total...................                   137,960,596    $136,929,179    $136,929,179
                                              ============    ============    ============
Property tax liens..........                       131,729                         131,729
Policy loans................                     6,421,251                       6,421,251
Mortgage loans..............                     1,199,110                       1,199,110
                                              ------------                    ------------
         Total
           investments......                  $145,712,686                    $144,681,269
                                              ============                    ============

              UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                                                    DECEMBER 31,1997
                                              ----------------------------
                                  FACE         AMORTIZED          FAIR          CARRYING
CLASSIFICATION                   VALUE            COST           VALUE           VALUE
--------------                ------------    ------------    ------------    ------------
Cash and cash equivalents...                  $ 25,014,019    $ 25,014,019    $ 25,014,019
US Treasury bonds and
  notes.....................  $  7,610,000       7,697,324       7,802,780       7,802,780
Corporate bonds.............   113,902,686     113,422,023     115,782,928     115,782,928
Equity Securities...........                       987,095         945,116         945,116
                                              ------------    ------------    ------------
Sub-total...................                  $147,120,461    $149,544,843    $149,544,843
                                              ============    ============    ============
Property tax liens..........                       136,713                         136,713
Policy loans................                     7,185,014                       7,185,014
Mortgage loans..............                     2,562,008                       2,562,008
                                              ------------                    ------------
Total investments...........                  $157,004,196                    $159,428,578
                                              ============                    ============

     The amortized cost and fair value of debt securities classified as available for sale investments as of December 31, 1996 and 1997 are as follows:

                                                      DECEMBER 31, 1996
                                                  -------------------------
                                                    GROSS          GROSS
                                   AMORTIZED      UNREALIZED    UNREALIZED         FAIR
CLASSIFICATION                        COST          GAINS         LOSSES          VALUE
--------------                    ------------    ----------    -----------    ------------
US Treasury securities and
  obligations of US government..  $ 12,141,823    $  121,631    $   (85,890)   $ 12,177,564
Corporate debt securities.......    74,020,305     1,167,066     (1,244,311)     73,943,060
Mortgage-backed securities......    36,348,884       414,210     (1,391,551)     35,371,543
                                  ------------    ----------    -----------    ------------
                                  $122,511,012    $1,702,907    $(2,721,752)   $121,492,167
                                  ============    ==========    ===========    ============

                                                      DECEMBER 31, 1997
                                                   ------------------------
                                                     GROSS         GROSS
                                    AMORTIZED      UNREALIZED    UNREALIZED        FAIR
CLASSIFICATION                         COST          GAINS         LOSSES         VALUE
--------------                     ------------    ----------    ----------    ------------
US Treasury securities and
  obligations of US government...  $ 10,821,981    $  224,552    $ (20,088)    $ 11,026,445
Corporate debt securities........    52,427,251     1,668,511     (261,644)      53,834,118
Mortgage-backed securities.......    57,870,114     1,506,116     (651,085)      58,725,145
                                   ------------    ----------    ---------     ------------
                                   $121,119,346    $3,399,179    $(932,817)    $123,585,708
                                   ============    ==========    =========     ============

     The amortized cost and fair value of fixed maturities at December 31, 1997 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

              UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                                                AMORTIZED          FAIR
                                                   COST           VALUE
                                               ------------    ------------
Due in 1 year or less........................  $  4,305,104    $  4,305,300
Due after 1 year through 5 years.............    20,863,285      21,326,267
Due after 5 years through 10 years...........    18,648,243      19,401,221
Due after 10 years...........................    16,307,942      16,604,110
Mortgage-backed securities...................    60,994,772      61,948,810
                                               ------------    ------------
                                               $121,119,346    $123,585,708
                                               ============    ============

     Included in fixed maturities at December 31, 1996 and 1997 were securities with carrying values of $7,779,124 and $7,122,281, respectively, held by various states as security for the policyholders of the Company within such states. At December 31, 1997, the Company maintained $5,154,802 of fixed maturities in a trust account on behalf of its reinsurers, which is included in the amounts due from reinsurers on the balance sheet.

     Gross unrealized gains and gross unrealized losses of equity securities as of December 31, 1996 and 1997 are as follows:

                                                         1996        1997
                                                       --------    --------
Gross unrealized gains...............................  $     --    $ 29,392
Gross unrealized losses..............................   (12,572)    (71,357)
                                                       --------    --------
Net unrealized losses................................  $(12,572)   $(41,965)
                                                       ========    ========

     The components of the change in unrealized gains and losses included in the consolidated statements of stockholders' equity for the three years ended December 31, 1997 are as follows:

                                       1995          1996           1997
                                    ----------    -----------    ----------
Change in net unrealized gains
  (losses):
Fixed maturities..................  $5,963,167    $(3,335,207)   $3,485,207
Equity securities.................      (3,205)        18,264       (29,393)
Statement No. 115
  reclassification................     155,723             --            --
Adjustment relating to deferred
  policy acquisition costs........    (613,710)       269,477    (1,205,127)
                                    ----------    -----------    ----------
Change in net unrealized gains
  (losses) before income tax......   5,501,975     (3,047,466)    2,250,687
Income tax expense (benefit)......     705,578       (705,578)      436,830
                                    ----------    -----------    ----------
Change in net unrealized losses...  $4,796,397    $(2,341,888)   $1,813,857
                                    ==========    ===========    ==========

              UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The details of net investment income for the three years ended December 31, 1997 are as follows:

                                       1995          1996          1997
                                    ----------    ----------    -----------
Investment Income:
Fixed maturities..................  $8,389,695    $9,048,143    $ 8,961,283
Cash and cash equivalents.........     531,572       731,924        801,987
Equity securities.................          --            --         29,044
Property tax liens................      58,920        (1,297)        22,639
Policy loans......................     363,390       487,740        495,623
Mortgage loans....................     102,293        86,858        102,737
                                    ----------    ----------    -----------
Gross investment income...........   9,445,870    10,353,368     10,413,313
Investment expenses...............     500,590       503,285        390,655
                                    ----------    ----------    -----------
Net investment income.............  $8,945,280    $9,850,083    $10,022,658
                                    ==========    ==========    ===========

     Gross realized gains and gross realized losses included in the consolidated statements of operations for the three years ended December 31, 1997 are as follows:

                                                          1995         1996         1997
                                                       ----------    --------    ----------
Realized gains:
Fixed maturities, available for sale.................  $1,070,230    $363,927    $  760,381
Fixed maturities, held to maturity...................       6,921          --            --
Equity securities....................................          --       5,000       629,847
                                                       ----------    --------    ----------
          Total realized gains.......................   1,077,151     368,927     1,390,228
                                                       ----------    --------    ----------
Realized losses:
Fixed maturities, available for sale.................    (385,223)   (128,852)     (257,707)
Fixed maturities, held to maturity...................      (3,060)         --            --
Equity securities....................................     (15,000)         --            --
                                                       ----------    --------    ----------
          Total realized losses......................    (403,283)   (128,852)     (257,707)
                                                       ----------    --------    ----------
Net realized gains...................................  $  673,868    $240,075    $1,132,521
                                                       ==========    ========    ==========

     In 1997, the Company realized a gain of $569,474 on the sale of AmeriFirst Insurance Company, a non-operating subsidiary. During the year ended December 31, 1995, the Company wrote down the value of certain fixed maturity securities by $194,955 which was included in net realized gains on investments.

5.  INCOME TAXES:

     The Company files a consolidated return for federal income tax purposes, in which American Pioneer and American Exchange are not currently permitted to be included. American Pioneer and American Exchange file a separate consolidated federal income tax return.

     The Company's federal income tax expense consisted of:

                                            1995       1996         1997
                                           ------    --------    ----------
Current..................................  $9,032    $     --    $       --
Deferred.................................      --     269,017     1,091,818
                                           ------    --------    ----------
          Total tax expense..............  $9,032    $269,017    $1,091,818
                                           ======    ========    ==========

              UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     In 1997, a deferred tax liability related to the acquisition of American Exchange was established and amounted to $435,814. In 1996, a deferred tax asset related to the acquisition of certain business from First National was established and amounted to $305,000. A deferred tax benefit for 1995 was $1,642,819, which amount was charged directly to the present value of future profits since the benefit was derived from the recognition of acquired tax loss carryforwards of American Pioneer that previously were included in the valuation allowance.

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying value of assets and liabilities for financial reporting purposes and the amount used for income tax purposes. The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1996 and 1997 are as follows:

                                                       1996          1997
                                                    ----------    ----------
Deferred tax assets:
Reserves for future policy benefits...............  $4,689,676    $4,503,445
Deferred revenues.................................     121,705        90,013
Net operating loss carryforwards..................   4,507,233     4,239,539
AMT credit carryforward...........................     106,947       107,262
Investment valuation differences..................     185,849       120,488
Unrealized losses on investments..................     319,569            --
Other.............................................     147,061       176,797
                                                    ----------    ----------
          Total gross deferred tax assets.........  10,078,040     9,237,544
Less valuation allowance..........................  (1,641,538)   (1,342,838)
                                                    ----------    ----------
Net deferred tax assets...........................   8,436,502     7,894,706
                                                    ----------    ----------
Deferred policy acquisition costs.................  (5,226,080)   (5,796,879)
Unrealized gains on investments...................          --      (436,830)
Goodwill..........................................  (1,140,546)   (1,102,528)
Present value of future profits...................          --      (435,814)
Other.............................................          --       (17,242)
                                                    ----------    ----------
          Total gross deferred tax liabilities....  (6,366,626)   (7,789,293)
                                                    ----------    ----------
          Net deferred tax asset..................  $2,069,876    $  105,413
                                                    ==========    ==========

     At December 31, 1996 and 1997, the Company has established valuation allowances of $1,342,838 and $1,134,555, respectively, with respect to its deferred tax assets. Based on the Company's future expectation of adjusted taxable income and through its ability to change its investment strategy and use of prudent and feasible tax planning strategies, management believes it is more likely than not that the Company will realize the recorded net deferred tax assets.

              UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     A reconciliation of the "expected" tax expense at 34% with the Company's actual tax expense applicable to operating income before taxes reported in the Consolidated Statements of Operations is as follows:

                                                           1995        1996         1997
                                                         --------    --------    ----------
Expected tax expense...................................  $901,294    $126,783    $1,091,818
Change in the beginning of the year balance of the
  valuation allowance for deferred tax assets allocated
  to income tax expense................................  (903,878)    187,414            --
Tax exempt interest income.............................    (1,415)         --            --
Other..................................................    13,031     (45,180)           --
                                                         --------    --------    ----------
Actual tax expense.....................................  $  9,032    $269,017    $1,091,818
                                                         ========    ========    ==========

     At December 31, 1997 the Company (exclusive of American Pioneer and American Exchange) had a net operating tax loss carry forwards of approximately $11,300,000 which expire in the years 1999 to 2011. At December 31, 1997 American Pioneer and American Exchange had net operating tax loss carry forwards, most of them incurred prior to its acquisition by the Company, of approximately $1,100,000 which expire in the years 2000 to 2011. As a result of changes in ownership of American Pioneer in May 1993, use of most of the loss carry forwards of American Pioneer are subject to annual limitations.

6.  SERIES C PREFERRED STOCK

     During the second and third quarters of 1997, the Company issued 43,750 shares (par value $100) of Series C Preferred Stock for $4,375,000, of which $2.4 million was purchased by UAFC L.P. ("AAM") an unaffiliated investment firm, $600,000 by Chase Equity Partners, L.P., and $1,375,000 by Richard A. Barasch (the Chairman and Chief Executive Officer of the Company), members of his family, and members and associates of the Company's management. This transaction received the approval of the Florida Insurance Department.

     During the third quarter of 1997, the Company issued an additional 7,930 shares of Series C Preferred Stock for $793,000, which shares were purchased by owners and employees of Ameri-Life & Health Services, a general agency that sells the Company's senior market products.

     The total Series C Preferred Stock issued by the Company amounted to $5,168,000 and the Company incurred $329,644 of issue expenses, which were charged to paid in capital.

     The Series C Preferred Stock contains the following provisions:

     - The Series C Preferred Stock is convertible by the holders at any time at a conversion price of $2.375 per common share (subject to anti-dilution adjustment).

     - The Company can require conversion if it executes a public offering of common stock at over $3.45 per common share (or equivalent equity), with gross proceeds in excess of $10 million, or if the average bid price of its common stock, for any 60 day period, exceeds $3.45, $4.25 and $5.15 per common share in 1999, 2000 and 2001, respectively.

     - In the event that the Company takes certain action without the consent of the holders of a majority of the Series C Preferred Stock, those holders who voted against such action have the right to require its redemption at the Redemption Price or the Call Price, (which Prices are defined below) depending on the nature of the action taken.

     - The Company has the right to call all of the Series C Preferred Stock at any time between January 1, 2000 and December 31, 2002, at a per share call price (the "Call Price") of $150

              UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

       in the year 2000 or $175 in the years 2001 and 2002, in each case increased by the redemption accrual at the rate of 8% of the par value.

     - Unless converted or called earlier, the Series C Preferred Stock will be redeemed on December 31, 2002, at a per share redemption price (the "Redemption Price") equal to par, increased by a redemption accrual at the rate of 8% per annum. The redemption price will be payable in two equal installments on December 31, 2002 and December 31, 2003. The redemption accrual is not payable upon any conversion.

     - No dividends will be paid on the Series C Preferred Stock, unless dividends are paid on the common stock, in which case the Series C Preferred Stock will participate as if converted. As of December 31, 1997, $249,790 of redemption accruals were accumulated on the Series C preferred stock for the period April 25, 1997 to December 31, 1997.

     - The holders of the Series C Preferred Stock (excluding a portion of such series which may be issued without voting rights) will have the right to elect one director of the Company.

     The Company, AAM, the holders of the Series C Preferred Stock, Barasch Associates Limited Partnership ("BALP") and Richard A. Barasch entered into a stockholders' agreement at the closing of the transaction which contained the following conditions:

     - The holders of the Series C Preferred Stock were given registration rights and informational rights.

     - The Series C Preferred Stockholders agreed to vote their shares for the election of a person designated by AAM as the director elected by that Series.

     - BALP and Mr. Barasch granted the Series C holders a co-sale right should they sell any shares of the Company's common stock held by them, except to certain "permitted transferees".

7.  STOCKHOLDERS' EQUITY:

     Preferred Stock

     The Company has 2,000,000 authorized shares of preferred stock to be issued in series with 52,080 shares issued and outstanding at December 31, 1996 and 1997, respectively (see Note 6 for a discussion of Series C Preferred Stock).

     Series B Preferred Stock

     The Company has 400 shares of Series B Preferred Stock issued and outstanding, with a par value of $10,000 per share, which are held by Wand/Universal Investments L.P. ("Wand"). The Series B Preferred Stock is convertible into Common Stock at $2.25 per share (subject to adjustment) and is entitled to dividends as if already converted, only when and if dividends are declared on the Common Stock. The holder of the Series B Preferred Stock may not require the Company to redeem it unless the Company engages in certain defined transactions. The Company has the right to require a conversion if it raises additional equity from the public on pricing terms that meet certain criteria.

     The holders of the Series B Preferred Stock have the right to elect one Director of the Company, and have the right to vote on all other matters submitted to the vote of the holders of the Common Stock, as if their Series B Preferred Stock had been converted to Common Stock. In addition, under the New York Business Corporation Law, any amendment to the Certificate of Incorporation which

              UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

would make certain changes affecting the Series B Preferred Stock must be approved by the holders of a majority of the outstanding Series B Preferred Stock, voting separately as a class.

     Pursuant to the stock subscription agreement, Wand, the Company and certain shareholders of the Company, including Barasch Associates Limited Partnership ("BALP"), entered into a shareholders' agreement contemporaneously with the issuance of the Series B Preferred Stock to Wand. Under the shareholders' agreement, the holder of the Series B Preferred Stock agreed to vote such shares, and the Common Stock issued upon their conversion, for the nominees of BALP for election as directors of the Company and, after the conversion of the Series B Preferred Stock to Common Stock, all parties agreed to vote their shares for the election of one director designated by Wand. The shareholders' agreement also contained "stand still," "tag along" and registration rights provisions. The stand still provision will prohibit Wand from acquiring more than an additional 5% of the Company's outstanding Common Stock without the Company's consent, as long as BALP and certain partners in BALP continue to hold at least certain percentages of the Company's Common Stock, on an outstanding and fully diluted basis. The tag along provision will prohibit BALP and certain of its partners from making private sales of their shares of Common Stock unless Wand is given the opportunity to sell a proportionate part of its holding on the same terms.

     The Company and Wand Partners L.P., an affiliate of Wand, have also entered into a financial advisory agreement, under which the Wand affiliate is to render advisory services to the Company and is to be paid a fee of $100,000 per year for such services as long as Wand owns 500,000 shares of Common Stock, or its common stock equivalent, reduced by any directors' fee paid to the director designated by Wand.

     In connection with the determination by the New York Superintendent of Insurance (the "Superintendent") that Wand is not a controlling shareholder of Company, within the meaning of the New York Insurance Law, certain commitments were made to the Superintendent. These commitments included a commitment by Wand, Wand's general partner and Wand's general partner's shareholders that, as long as Wand owns 10% or more of the voting power of Universal's outstanding stock, Wand will not acquire any additional shares of Universal, except by exercise of its conversion rights, and will not attempt to obtain or exercise control of Universal, without the consent of the Superintendent. Universal, American Progressive, BALP, BALP's general partner and certain limited partners, and the shareholders of BALP's general partner also entered into commitments, including commitments that, as long as Wand owns 10% or more of the voting power of Universal's outstanding shares, the size of Universal's Board would not be reduced below ten directors and that no transaction between Universal or American Progressive, on the one hand, and Wand or its partners of controlling parties, on the other hand, would be entered without the approval of the Superintendent, except for the shareholders agreement and the financial advisory agreement referred to herein.

     Common Stock

     The par value of common stock is $.01 per share with 20,000,000 shares authorized for issuance. The shares issued and outstanding at December 31, 1996 and 1997 were 7,149,221, and 7,325,860, respectively. During the years ended December 31, 1995, 1996 and 1997, the Company issued 781,242 191,689 and 176,639 shares, respectively, of its common stock.

     Common Stock Warrants

     The Company had 668,481 common stock warrants issued and outstanding at December 31, 1996 and 1997, which are registered under the Securities Exchange Act of 1934. During the year ended December 31, 1996, 11,140 warrants were exercised to purchase common shares at $1.00

              UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

per share. At December 31, 1996 and 1997, the Company had 2,015,760 warrants outstanding which are not registered under the Securities Exchange Act of 1934. The warrants have no par value, have an exercise price to purchase common stock on a one to one basis at $1.00 and expire on December 31, 1999.

     Incentive Stock Option Plan

     In 1983, the Company adopted an incentive stock option plan, which, as amended, reserves 1,000,000 shares of common stock. Since its adoption, 351,500 shares have been exercised, leaving 648,500 shares reserved as of December 31, 1997. Stock options totaling 168,000 and 452,500 expire five years and ten years, respectively, after the date granted or upon the earlier termination of employment. Options are exercisable one year after grant, and at December 31, 1997, 464,000 options are exercisable. Additional information with respect to the Company's stock option plan is as follows:

                                                  SHARES UNDER
                                                    OPTIONS        EXERCISE
                                                  OUTSTANDING        PRICE
                                                  ------------    -----------
Balance, January 1, 1995........................     607,500
Granted.........................................      65,000      $2.25-$2.48
Exercised.......................................     (34,500)     $0.50-$0.80
Terminated......................................     (27,000)     $0.80-$3.12
                                                    --------      -----------
Balance, December 31, 1995......................     611,000
Granted.........................................     141,000      $2.00-$2.20
Exercised.......................................    (135,000)     $0.50-$1.35
Terminated......................................     (47,000)     $2.87-$3.25
                                                    --------      -----------
Balance, December 31, 1996......................     570,000
Granted.........................................     166,500      $2.00-$3.03
Exercised.......................................     (95,000)     $1.25-$1.44
Terminated......................................     (21,000)     $1.25-$3.33
                                                    --------      -----------
Balance, December 31, 1997......................     620,500      $1.44-$3.33
                                                    ========      ===========

     Stock Option Plan for Directors

     At the 1992 Annual Shareholders' Meeting, the Universal American Financial Corp. non-employee Directors Plan ("Stock Option Plan for Directors") was approved. The Stock Option Plan for Directors reserves 75,000 shares of common stock and provides that options shall be granted on June 30 of each year to each eligible Director, then in office, at the rate of 1,000 options for each additional year of service completed since the last grant. Options are exercisable one year after grant.

              UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                                                      OPTIONS       EXERCISE
                                                    OUTSTANDING       PRICE
                                                    -----------    -----------
Balance, January 1, 1995..........................    15,000
Granted...........................................     6,000       $      3.12
                                                      ------       -----------
Balance, December 31, 1995........................    21,000
Granted...........................................     7,000       $      2.50
                                                      ------       -----------
Balance, December 31, 1996........................    28,000
Granted...........................................     8,000       $      1.88
                                                      ------       -----------
Balance, December 31, 1997........................    36,000       $0.56-$3.50
                                                      ======       ===========

     Other Stock Options

     On December 15, 1995, the Board of Directors approved a plan under which up to 200,000 options may be granted to agents of the Company's subsidiaries (subject to insurance law restrictions) and to other persons as to whom the Board of Directors believes the grant of such options will serve the best interests of the Corporation, provided that no options may be granted under this plan to officers, directors or employees of the Company or of any subsidiary, while they are serving as such. On December 15, 1995, the Board of Directors granted options to three individuals, two of whom are members of the Company's law firm and the other of whom is a consultant to the Company, to purchase a total of 40,000 shares of the Company's common stock, at a price of $2.50 per share, which was the quoted market price for such shares at the time of the grant. Such options will expire 10 years from the date of the grant.

     Accounting for Stock-Based Compensation

     The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25") and related interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation", ("Statement No. 123") requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB No. 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

     The Company's Incentive Stock Option Plan has authorized the grant of options for up to 1,000,000 shares of the Company's common stock. Under the Company's Stock Option Plan for Directors 75,000 shares of the Company's common stock have been reserved. The Company has also reserved 200,000 shares of the Company's stock under the Stock Option Plan for Agents and Others. All options expire five years or ten years from the date of grant and have a vesting period of one year from the date of grant.

     Pro forma information regarding net income and earnings per share is required by Statement No. 123, and has been determined as if the Company had accounted for its employee stock option under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1995, 1996 and 1997, respectively: risk-free interest rates of 6.21% -- 6.27%, 6.32% -- 6.38% and 6.13% -- 6.63%; dividend yields of 0%, 0% and
0%; volatility factors of the expected market price of the Company's common stock of 51.58% -- 51.75%, 52.20% -- 52.74% and 49.97 - 53.11%; and a
weighted-average expected life of the option of 4.5 years.

              UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock option.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information is as follows:

                                          1995         1996         1997
                                       ----------    --------    ----------
Net Income...........................  $2,641,822    $103,875    $2,119,409
Less: Pro forma estimated fair value
  options granted....................      10,756     133,208       183,057
                                       ----------    --------    ----------
Pro forma net income (loss)..........  $2,631,066    $(29,333)   $1,936,352
                                       ==========    ========    ==========
Pro forma diluted earnings per
  share..............................  $     0.25    $   0.00    $     0.16
                                       ==========    ========    ==========

     A summary of the status of the Company's three stock option plans as of December 31, 1996 and 1997, and changes during the years ending on those dates is presented below:

                                                        1996                             1997
                                            -----------------------------    ----------------------------
                                                         WEIGHTED-AVERAGE                WEIGHTED-AVERAGE
FIXED OPTIONS                                OPTIONS      EXERCISE PRICE     OPTIONS      EXERCISE PRICE
-------------                               ---------    ----------------    --------    ----------------
Outstanding-beginning of year...........      672,000         $1.83           638,000         $2.03
Granted.................................      148,000          2.08           174,500          2.48
Exercised...............................     (135,000)         0.66           (95,000)         1.33
Terminated..............................      (47,000)         3.03           (21,000)         2.83
                                            ---------         -----          --------         -----
Outstanding-end of year.................      638,000         $2.03           696,500         $2.22
                                            =========         =====          ========         =====
Options exercisable at end of year......      490,000                         522,000
                                            =========                        ========
Weighted-average fair value of options
  granted during the year...............    $    1.01                        $   1.19
                                            =========                        ========

     The following table summarizes information about stock options outstanding at December 31, 1997:

                                                                                              WEIGHTED-
                         NUMBER       WEIGHTED-AVERAGE      WEIGHTED-           NUMBER         AVERAGE
RANGE OF               OUTSTANDING       REMAINING           AVERAGE        EXERCISABLE AT    EXERCISE
EXERCISE PRICES        AT 12/31/97    CONTRACTUAL LIFE    EXERCISE PRICE       12/31/97         PRICE
---------------        -----------    ----------------    --------------    --------------    ---------
$0.56 to 0.72........      4,000         1.0 years            $0.64              4,000          $0.64
1.25 to 1.88.........    181,000         4.0 years             1.51            173,000           1.49
2.00 to 2.75.........    386,500         9.0 years             2.26            245,000           2.17
3.03 to 3.50.........    125,000         7.2 years             3.16            100,000           3.20
                         -------                                               -------
$0.56 to 3.50........    696,500         6.6 years             2.22            522,000           2.13
                         =======                                               =======

8.  STATUTORY CAPITAL AND SURPLUS REQUIREMENTS AND DIVIDEND RESTRICTIONS:

     American Pioneer, American Progressive and American Exchange are required to meet minimum statutory capital requirements imposed by the Insurance Departments of the states in

              UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

which they are licensed in order to operate as an insurance company without restrictions. The minimum statutory capital and surplus requirements of American Pioneer, American Progressive and American Exchange for the maintenance of authority to do business at December 31, 1997 was $2,423,698, $2,500,000 and $770,000, respectively.

     As of December 31, 1996 and 1997, the statutory capital and surplus amounts of American Pioneer, American Progressive and American Exchange (which was acquired by the Company on December 4, 1997, see Note 3) were as follows:

                                                    1996           1997
                                                 -----------    -----------
American Pioneer...............................  $12,733,151    $10,490,353
American Progressive...........................  $ 7,464,004    $ 9,345,050
American Exchange..............................                 $ 4,218,871

     The insurance companies statutory gain (loss) for the years ended December 31, 1995, 1996 and 1997 were as follows:

                                         1995         1996          1997
                                      ----------    ---------    ----------
American Pioneer....................  $1,694,711    $ 955,714    $  439,330
American Progressive................  $ (262,049)   $(672,127)   $1,810,710
American Exchange...................                             $ (538,120)

     The insurance companies have calculated their risk-based capital ("RBC") levels and, as of December 31, 1997, American Pioneer, American Progressive and American Exchange's ratios of total adjusted capital to RBC are in excess of the authorized control levels.

     Dividend payments from American Progressive to the Company would require regulatory approval which, in all likelihood, would not be obtained until American Progressive generated enough statutory profits to offset its entire negative unassigned surplus, which was approximately $8,412,233 at December 31, 1997. American Progressive made no dividends or distributions during 1995, 1996 or 1997.

     American Pioneer may pay a dividend or make a distribution without the prior written approval of the Florida Insurance Department when (a) the dividend is equal to or less than the greater of (1) 10% of the insurer's surplus as to policyholders derived from net operating profits on its business and net realized capital gains ("policyholder surplus from operations"); or (2) the insurer's entire net operating profits and realized net capital gains derived during the immediately preceding calendar year but not more than its policyholder surplus from operations; (b) the insurer will have surplus as to policyholders equal to or exceeding 115% of the minimum required statutory surplus as to policyholders after the dividend or distribution is made; and (c) the insurer has filed notice with the department at least 10 business days prior to the dividend payment or distribution. American Pioneer paid American Progressive $500,000, $500,000 and $185,455 in dividends during 1995, 1996 and 1997, respectively and paid Universal $425,000 in dividends in 1997.

     Under current Texas insurance law, a life insurer may pay dividends or make distributions without the prior approval of the Insurance Department as long as the dividend distributions do not exceed the greater of (i) 10% of the insurer's surplus as to policyholders as of the preceding December 31st; or (ii) the insurer's net gain from operations for the immediately preceding calendar year. American Exchange made no dividends or distributions in 1997.

              UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

9.  REINSURANCE:

     The Company is party to several reinsurance agreements on its life and accident and health insurance risks. The Company's senior market accident and health insurance products are reinsured under coinsurance treaties with unaffiliated insurers, while the life insurance risks are reinsured under either coinsurance or yearly-renewable term treaties with unaffiliated insurers. Under coinsurance treaties, the reinsurer receives an agreed upon percentage of all premiums and reimburses the Company that same percentage of any losses. In addition, the Company receives certain allowances from the reinsurers to cover commissions, expenses and premium taxes. Under yearly-renewable term treaties, the reinsuring company receives premiums at an agreed upon rate and holds the required reserves for its share of the risk on a yearly-renewable term basis. A contingent liability exists with respect to reinsurance which may become a liability of the Company in the event that the reinsurers should be unable to meet the obligations which they assumed. The Company evaluates the financial condition of its reinsurers and monitors concentrations of credit risk to minimize its exposure to significant losses from reinsurer insolvencies. At December 31, 1997, amounts due from reinsurers with a total carrying value of $44,030,178 were associated with three reinsurers, which reinsurers were rated A, or better, by A.M. Best.

     A summary of reinsurance activity for the three years ended December 31, 1997 is presented below:

                                                             AS OF DECEMBER 31,
                                                 ------------------------------------------
                                                    1995            1996           1997
                                                 -----------    ------------    -----------
Life insurance in force (amounts in thousands)
Gross amount...................................  $ 1,955,809    $  2,118,265    $ 2,118,492
Ceded to other companies.......................     (944,697)       (889,132)      (842,624)
Assumed from other companies...................       27,294          25,484         42,237
                                                 -----------    ------------    -----------
          Net Amount...........................  $ 1,038,406    $  1,254,617    $ 1,318,105
                                                 ===========    ============    ===========
Percentage of assumed to net...................            3%              2%             3%
                                                 ===========    ============    ===========

              UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                                                          YEAR ENDED DECEMBER 31,
                                                 ------------------------------------------
                                                    1995            1996           1997
                                                 -----------    ------------    -----------
Premium
Life insurance.................................  $17,231,562    $  9,923,021    $12,660,147
Accident and health............................   28,290,413      44,853,225     86,177,075
                                                 -----------    ------------    -----------
          Total gross premiums.................   45,521,975      54,776,246     98,837,222
                                                 -----------    ------------    -----------

Ceded to other companies
Life insurance.................................  (10,703,350)     (2,870,540)    (5,585,289)
Accident and health............................   (7,497,083)    (22,792,684)   (57,037,432)
                                                 -----------    ------------    -----------
          Total ceded premiums.................  (18,200,433)    (25,663,224)   (62,622,721)
                                                 -----------    ------------    -----------

Assumed from other companies
Life insurance.................................      386,254         391,456        997,836
Accident and health............................    8,479,756      10,130,531             --
                                                 -----------    ------------    -----------
          Total assumed premium................    8,866,010      10,521,987        997,836
                                                 -----------    ------------    -----------

Net amount
Life insurance.................................    6,914,466       7,443,937      8,072,694
Accident and health............................   29,273,086      32,191,072     29,139,643
                                                 -----------    ------------    -----------
          Total net premium....................  $36,187,552    $ 39,635,009    $37,212,337
                                                 ===========    ============    ===========

Percentage of assumed to net
Life insurance.................................            6%              5%            12%
                                                 ===========    ============    ===========
Accident and health............................           29%             31%             0%
                                                 ===========    ============    ===========
          Total assumed to total net...........           25%             27%             3%
                                                 ===========    ============    ===========

10.  LOAN PAYABLE AND SHORT-TERM DEBT:

     On December 10, 1997, the Company entered into an agreement with Chase Manhattan Bank for a $3,500,000 five-year secured term loan. The loan proceeds were used to finance a segment of the intercompany sale of American Pioneer from American Progressive to Universal and to retire the $800,000 amount outstanding on the term loan agreement with a commercial bank. The loan agreement calls for interest at the London Interbank Offered Rate (LIBOR) plus 200 basis points. In connection with this loan agreement, the Company entered into a three-year interest rate swap agreement, (the "Swap Agreement") with Chase Securities Corp., effective January 1, 1998, to lock in a fixed rate of 8.19% for the three year period. Upon expiration of the Swap Agreement, the Company's interest rate reverts to the LIBOR plus 200 basis points. The loan will be secured by a first priority interest in all the assets of WorldNet Services Corp. and Quincy Corp., a pledge of 9.9% of the outstanding common shares of American Progressive and 100% of the shares of Quincy Coverage Corp.

              UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The following table sets forth summary information with respect to total borrowings of the Company for the three years ended December 31, 1997:

                                     AS OF DECEMBER 31,              YEAR ENDED DECEMBER 31,
                                   -----------------------    --------------------------------------
                                                                              WEIGHTED      AVERAGE
                                                                MAXIMUM      AVERAGE(A)     INTEREST
                                     AMOUNT       INTEREST      AMOUNT         AMOUNT         RATE
                                   OUTSTANDING      RATE      OUTSTANDING    OUTSTANDING      (B)
                                   -----------    --------    -----------    -----------    --------
1995.............................  $  800,000      10.50%     $  800,000      $800,000       10.94%
                                   ==========      =====      ==========      ========       =====
1996.............................  $  800,000       9.50%     $  800,000      $800,000       10.48%
                                   ==========      =====      ==========      ========       =====
1997.............................  $3,500,000       8.19%     $3,500,000      $952,419        9.76%
                                   ==========      =====      ==========      ========       =====

---------------
(a) The average amounts of borrowings outstanding were computed by determining the arithmetic average of the months' average outstanding in borrowings.

(b) The weighted-average interest rates were determined by dividing interest expense related to total borrowings by the average amounts outstanding of such borrowings.

11.  COMMITMENTS:

     The Company is obligated under certain lease arrangements for its executive and administrative offices in New York, Orlando, Florida and Texas.

     Rent expense for the three years ended December 31, 1995, 1996 and 1997 was $721,848, $640,524 and $843,961, respectively. The minimum rental commitments, subject to escalation clauses, at December 31, 1997 under non-cancelable operating leases are as follows:

                                                                  TOTAL
                                                                ----------
1998........................................................    $  715,000
1999........................................................       702,000
2000........................................................       675,000
2001........................................................       687,000
2002........................................................       433,000
2003........................................................       237,000
2004........................................................       160,000
                                                                ----------
Totals......................................................    $3,609,000
                                                                ==========

12.  UNIVERSAL AMERICAN FINANCIAL CORP. 401(K) SAVINGS PLAN:

     Effective April 1, 1992, the Company adopted the Universal American Financial Corp. 401(k) Savings Plan ("Savings Plan"). The Savings Plan is a voluntary contributory plan under which employees may elect to defer compensation for federal income tax purposes under Section 401(k) of the Internal Revenue Code of 1986. The employee is entitled to participate in the Savings Plan by contributing through payroll deductions up to 20% of the employee's compensation. In the three year period ended December 31, 1997, the Company matched the employee's contribution up to 1% of the employee's compensation, which contribution will be made with Company common stock. Beginning in 1998, the Company will match the employee's contribution up to 2% of the employee's compensation, which contribution will be made with Company common stock. As of December 31, 1997, 215,654 shares of the Company's common stock were held by the Savings Plan.

              UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The participating employee is not taxed on these contributions until they are distributed. Moreover, the employer's contributions vest at the rate of 25% per plan year. Amounts credited to employee's accounts under the Savings Plan are invested by the employer-appointed investment committee. Generally, a participating employee is entitled to distributions from the Savings Plan upon termination of employment, retirement, death or disability. Savings Plan participants who qualify for distributions may receive a single lump sum, have the assets transferred to another qualified plan or individual retirement account, or receive a series of specified installment payments. Total matching contributions by the Company under the Savings Plan were $42,325, $38,478 and $40,546 in 1995, 1996 and 1997, respectively.

13.  FINANCIAL INSTRUMENTS WITH CONCENTRATIONS OF CREDIT RISK:

     For the years ended December 31, 1996 and 1997, the Company held unrated or less-than-investment grade corporate debt securities with carrying and estimated fair values as follows:

                                                       1996          1997
                                                    ----------    ----------
Carrying value....................................  $3,850,510    $2,616,470
                                                    ==========    ==========
Estimated fair value..............................  $3,850,510    $2,616,470
                                                    ==========    ==========
Percentage of total assets........................         1.6%          1.0%
                                                    ==========    ==========

     The holdings of less-than-investment grade securities are widely diversified and the investment in any one such security is currently less than $1,000,000, which is approximately 0.4% of total assets.

14.  DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS:

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

     a. Fixed maturities available for sale: For those securities available for sale, fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

     b. Equity securities: For equity securities carried at fair value, fair value equals quoted market price.

     c. Cash and cash equivalents: For cash and cash equivalents, the carrying amount is a reasonable estimate of fair value.

     d. Investment contract liabilities: For annuity and universal life type contracts, the carrying amount is the policyholder account value (see Note 2e); estimated fair value equals the policyholder account value less surrender charges.

     e. Short term debt and loan payable: For short-term borrowings and loan payable, the carrying value is a reasonable estimate of fair value due to their short-term nature.

     f. Accounts receivable and uncollected premiums: Accounts receivable and uncollected premiums are primarily insurance contract related receivables, which are determined based upon the underlying insurance liabilities and added reinsurance amounts.

              UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The estimated fair values of the Company's financial instruments as of December 31, 1996 and 1997 are as follows:

                                                                          1996
                                                              ----------------------------
                                                                CARRYING
                                                                 AMOUNT        FAIR VALUE
                                                              ------------    ------------
Financial assets:
  Fixed maturities available for sale.......................  $121,492,167    $121,492,167
  Equity securities.........................................        33,562          33,562
  Policy loans (a)..........................................     6,421,251
  Property tax liens (b)....................................       131,729
  Mortgage loans (c)........................................     1,199,110
  Cash and cash equivalents.................................    15,403,450      15,403,450

Financial liabilities:
  Investment contract liabilities...........................   134,538,954     121,649,219
  Short-term debt...........................................       800,000         800,000

                                                                          1997
                                                              ----------------------------
                                                                CARRYING
                                                                 AMOUNT        FAIR VALUE
                                                              ------------    ------------
Financial assets:
  Fixed maturities available for sale.......................  $123,585,708    $123,585,708
  Equity securities.........................................       945,116         945,116
  Policy loans (a)..........................................     7,185,014
  Property tax liens (b)....................................       136,713
  Mortgage loans (c)........................................     2,562,008
  Cash and cash equivalents.................................    25,014,019      25,014,019

Financial liabilities:
  Investment contract liabilities...........................   145,085,687     132,208,242
  Loan payable..............................................     3,500,000       3,500,000

---------------
(a) It is not practicable to estimate the fair value of policy loans as they have no stated maturity and their rates are set at a fixed spread to related policy liability rates. Policy loans are carried at the aggregate unpaid principal balances in the consolidated balance sheets, and earn interest at rates between 6% to 8%. Individual policy liabilities, in all cases, equal or exceed outstanding policy loan balances.

(b) Property tax liens are carried at cost. The determination of fair value for these invested assets is not practical because there is no active trading market for such invested assets. Individual liens in all cases are first priority liens with collateral in excess of 300% of the carrying value of the lien.

(c) Mortgage loans are carried at the aggregate unpaid balances and the fair market value was not determined as the amount involved was considered to be immaterial.

              UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

15.  CONDENSED QUARTERLY RESULTS OF OPERATIONS (UNAUDITED):

     The quarterly results of operations for the three years ended December 31, 1997 are presented below:

                                                                              THREE MONTHS ENDED
                                                           --------------------------------------------------------
1995                                                        MARCH 31,     JUNE 30,     SEPTEMBER 30,   DECEMBER 31,
----                                                       -----------   -----------   -------------   ------------
Total revenue............................................  $12,264,057   $12,518,785    $12,891,128    $12,137,611
Total benefits, claims & other expenses..................   11,671,626    11,461,004     12,405,619     11,622,478
                                                           -----------   -----------    -----------    -----------
Operating income before income taxes.....................      592,431     1,057,781        485,509        515,133
Federal income tax expense (benefit).....................      201,426       359,646        165,073       (717,113)
                                                           -----------   -----------    -----------    -----------
Net income applicable to common shareholders.............  $   391,005   $   698,135    $   320,436    $ 1,232,246
                                                           ===========   ===========    ===========    ===========
Diluted earnings per share...............................  $      0.03   $      0.07    $      0.03    $      0.12
                                                           ===========   ===========    ===========    ===========

                                                                              THREE MONTHS ENDED
                                                           --------------------------------------------------------
1996                                                        MARCH 31,     JUNE 30,     SEPTEMBER 30,   DECEMBER 31,
----                                                       -----------   -----------   -------------   ------------
Total revenue............................................  $12,257,842   $11,737,328    $14,199,901    $15,192,114
Total benefits, claims & other expenses..................   11,930,299    11,550,317     14,049,636     15,484,041
                                                           -----------   -----------    -----------    -----------
Operating income (loss) before income taxes..............      327,543       187,011        150,265       (291,927)
Federal income tax expense...............................       45,948        63,584         49,011        110,474
                                                           -----------   -----------    -----------    -----------
Net income (loss) applicable to common shareholders......  $   281,595   $   123,427    $   101,254    $  (402,401)
                                                           ===========   ===========    ===========    ===========
Diluted earnings (loss) per share........................  $      0.03   $      0.01    $      0.01    $     (0.04)
                                                           ===========   ===========    ===========    ===========

                                                                              THREE MONTHS ENDED
                                                           --------------------------------------------------------
1997                                                        MARCH 31,     JUNE 30,     SEPTEMBER 30,   DECEMBER 31,
----                                                       -----------   -----------   -------------   ------------
Total revenue............................................  $12,884,699   $13,274,793    $14,029,877    $11,141,151
Total benefits, claims & other expenses..................   12,325,071    12,565,533     12,792,167     10,436,522
                                                           -----------   -----------    -----------    -----------
Operating income before income taxes.....................      559,628       709,260      1,237,710        704,629
Federal income tax expense...............................      190,013       241,410        420,820        239,575
                                                           -----------   -----------    -----------    -----------
Net Income...............................................      369,615       467,850        816,890        465,054
Redemption accrual on Series C preferred stock...........           --        55,200         91,230        103,360
                                                           -----------   -----------    -----------    -----------
Net income applicable to common shareholders.............  $   369,615   $   412,650    $   725,660    $   361,694
                                                           ===========   ===========    ===========    ===========
Diluted earnings per share...............................  $      0.03   $      0.04    $      0.07    $      0.04
                                                           ===========   ===========    ===========    ===========

     During the fourth quarter of 1996, the Company accrued $250,000 for its restructuring (see Note 3) and $500,000 for its withdrawal from its participation in the National Accident Insurance Underwriters accident pool as of December 31, 1996. Offsetting these amounts was the amount received by the Company on the sale of its New York State DBL business, which amounted to $200,000, net of additional reserves established.

16.  INTERCOMPANY SALE OF AMERICAN PIONEER:

     When American Pioneer was acquired in 1993, it became a wholly-owned subsidiary of American Progressive. This ownership structure (the "stacking") significantly reduced the Risk-Based Capital ratio of American Progressive as computed by the regulators and the rating agencies and adversely affected the ratings of both companies and their ability to write new business.

     Pursuant to an agreement between Universal and American Progressive, entered into with the consent of the New York Insurance Department on June 27, 1996 (the "Unstacking Agreement"), Universal is obligated to purchase all of the outstanding stock of American Pioneer from American

              UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Progressive over a five-year period for a total purchase price of $15,800,000. Under the terms of the Unstacking Agreement, the purchase is to be implemented in segments with the purchase price of the shares included in each segment being paid one half in cash and one half in five-year debentures, paying interest at 8.5%. The debentures are payable by Universal to American Progressive.

     The Unstacking Agreement is intended to make American Pioneer a direct subsidiary of Universal, rather than an indirect subsidiary, owned through American Progressive. This unstacking is expected to have a beneficial effect on the ratings of both insurers. In addition, the unstacking increases the surplus of American Progressive, improves its Risk Based Capital Ratio and, when and to the extent that American Pioneer is able to pay dividends, permits the payment of such dividends directly to Universal.

     The first segments of the unstacking were consummated in September and December of 1997. In the aggregate, Universal acquired 75% of American Pioneer from American Progressive for $11,850,000 consisting of $5,925,000 in cash and $5,925,000 in debentures payable to American Progressive. The cash portion of the unstacking was obtained by Universal from the proceeds of the Series C Preferred Stock transaction with AAM, a dividend from American Pioneer, and from the proceeds of a loan from Chase Manhattan Bank. It is expected that Universal will acquire the balance of American Pioneer in 1998.

17.  SUBSEQUENT EVENT:

     On March 19, 1998, the Company acquired a $12.6 million block of annual premiums in force of Medicare Supplement business from Dallas General. The business was assumed by American Pioneer, which assumption was approved by the Texas and Florida Departments of Insurance. The Dallas General block has approximately 10,000 policies in force produced by approximately 400 agents, all in Texas. In addition, the principals of Dallas General have entered into a contract to continue to produce business for American Pioneer through an agency relationship.

          SCHEDULE II -- CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                       UNIVERSAL AMERICAN FINANCIAL CORP.
                                (PARENT COMPANY)
                            CONDENSED BALANCE SHEETS

                           DECEMBER 31, 1996 AND 1997

                                                                 1996           1997
                                                              -----------    -----------
ASSETS
Cash and cash equivalents...................................  $    76,844    $   969,878
Investments in subsidiaries at equity.......................   22,382,683     38,069,090
Note receivable from American Pioneer.......................           --      1,000,000
Due from subsidiary.........................................      290,974        259,848
Deferred tax asset..........................................      883,077        983,540
Other assets................................................       77,597        304,965
                                                              -----------    -----------
          Total assets......................................   23,711,175     41,587,321
                                                              ===========    ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Short-term debt.............................................      800,000             --
Loan Payable................................................           --      3,500,000
Note Payable to American Progressive........................           --      5,925,000
Due to subsidiary...........................................      794,690        949,099
Amounts payable and other liabilities.......................       37,959         89,054
                                                              -----------    -----------
          Total liabilities.................................    1,632,649     10,463,153
                                                              -----------    -----------
Series C Preferred Stock....................................           --      5,168,000
                                                              -----------    -----------
Redemption accrual on Series C Preferred Stock..............           --        249,790
                                                              -----------    -----------
          Total stockholders' equity........................   22,078,526     25,706,378
                                                              -----------    -----------
          Total liabilities and stockholders' equity........  $23,711,175    $41,587,321
                                                              ===========    ===========

                SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                       UNIVERSAL AMERICAN FINANCIAL CORP.
                                (PARENT COMPANY)
                       CONDENSED STATEMENTS OF OPERATIONS
                  FOR THE THREE YEARS ENDED DECEMBER 31, 1997

                                                         1995         1996          1997
                                                      ----------    ---------    ----------
REVENUES:
Net investment income...............................  $      165    $      75    $   73,397
Dividends received from American Pioneer............          --           --       425,000
                                                      ----------    ---------    ----------
          Total revenues............................         165           75       498,397
                                                      ----------    ---------    ----------
EXPENSES:
Selling, general and administrative expenses........     640,632      301,235       501,998
                                                      ----------    ---------    ----------
          Total expenses............................     640,632      301,235       501,998
                                                      ----------    ---------    ----------
Operating loss before provision for federal income
  taxes and equity income...........................    (640,467)    (301,160)       (3,601)
Federal income taxes................................          --           --      (119,099)
                                                      ----------    ---------    ----------
Net loss before equity income.......................    (640,467)    (301,160)      115,498
Equity in undistributed income......................   3,282,289      405,035     2,633,003
                                                      ----------    ---------    ----------
Net income..........................................   2,641,822      103,875     2,748,501
Redemption accrual on Series C Preferred Stock......          --           --       249,790
                                                      ----------    ---------    ----------
Net income applicable to common shareholders........  $2,641,822    $ 103,875    $2,498,711
                                                      ==========    =========    ==========

                SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                       UNIVERSAL AMERICAN FINANCIAL CORP.
                                (PARENT COMPANY)
                       CONDENSED STATEMENTS OF CASH FLOWS
                  FOR THE THREE YEARS ENDED DECEMBER 31, 1997

                                                        1995         1996          1997
                                                     ----------    --------    ------------
Cash flows from operating activities:
Net income.........................................  $2,641,822    $103,875    $  2,748,501
Adjustments to reconcile net income to net cash
  used by operating activities:
Amortization and depreciation, net.................       4,147          --              --
Increase in investment in subsidiaries.............  (5,476,975)   (392,557)     (2,358,983)
Change in amounts due to/from subsidiaries.........   2,904,984     176,160         185,535
Change in other assets and liabilities.............     200,050     (32,860)       (295,375)
                                                     ----------    --------    ------------
Net cash (used by) provided from operating
  activities.......................................     274,028    (145,382)        279,678
                                                     ----------    --------    ------------
Cash flows from investing activities:
Cost of note receivable from American Pioneer......          --          --      (1,000,000)
Purchase of 75% of American Pioneer................          --          --     (11,850,000)
                                                     ----------    --------    ------------
Net cash used by investing activities..............          --          --     (12,850,000)
                                                     ----------    --------    ------------
Cash flows from financing activities:
Net proceeds from issuance of common stock.........   1,355,465     202,263         274,020
Redemption of the Series A preferred stock.........  (1,618,062)         --              --
Proceeds from the issuance of Series C preferred
  stock............................................          --          --       4,838,356
Increase in note payable to American Progressive...          --          --       5,925,000
Increase in payable................................          --          --       3,500,000
Change in short-term debt..........................          --          --        (800,000)
                                                     ----------    --------    ------------
Net cash provided from (used by) financing
  activities.......................................    (262,597)    202,263      13,463,356
                                                     ----------    --------    ------------
Net increase in cash and cash equivalents..........      11,431      56,881         893,034
Cash and cash equivalents:
At beginning of year...............................       8,532      19,963          76,844
                                                     ----------    --------    ------------
At end of year.....................................  $   19,963    $ 76,844    $    969,878
                                                     ==========    ========    ============
Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest...........................................  $   96,289    $ 83,852    $     77,389
                                                     ==========    ========    ============
Income taxes.......................................  $       --    $     --    $         --
                                                     ==========    ========    ============

                 SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              SCHEDULE III -- SUPPLEMENTARY INSURANCE INFORMATION

              UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES
                      SUPPLEMENTARY INSURANCE INFORMATION

                                                   1995            1996            1997
                                               ------------    ------------    ------------
Deferred policy acquisition costs............  $ 16,564,450    $ 19,091,514    $ 20,832,060
                                               ============    ============    ============
Policyholder account balances................  $118,608,836    $134,538,954    $145,085,687
                                               ============    ============    ============
Policy and contract claims...................  $  9,374,815    $ 25,814,721    $ 23,759,654
                                               ============    ============    ============
Premiums and policyholders fees earned.......  $ 36,810,937    $ 40,145,373    $ 37,714,366
                                               ============    ============    ============
Net investment income........................  $  8,945,280    $  9,850,083    $ 10,022,658
                                               ============    ============    ============
Interest credited to policyholders...........  $  6,089,860    $  6,614,176    $  6,645,716
                                               ============    ============    ============
Claims and other benefits and change in
  future policy benefits.....................  $ 21,029,905    $ 25,897,415    $ 24,160,144
                                               ============    ============    ============
Increase in deferred acquisition costs.......  $  3,317,523    $  2,257,617    $  2,945,672
                                               ============    ============    ============
Commissions and other operating costs and
  expenses...................................  $ 23,153,921    $ 22,760,319    $ 20,147,286
                                               ============    ============    ============

                       UNIVERSAL AMERICAN FINANCIAL CORP.
                          CONSOLIDATED BALANCE SHEETS
                 AS OF SEPTEMBER 30, 1998 AND DECEMBER 31, 1997

                                                              SEPTEMBER 30,    DECEMBER 31,
                                                                  1998             1997
                                                              -------------    ------------
                                                               (UNAUDITED)
ASSETS
Investments
  Cash and cash equivalents.................................  $ 11,694,481     $ 25,014,019
  Fixed maturities available for sale, at fair value
    (amortized cost $128,501,955 and $121,119,346,
    respectively)...........................................   134,607,174      123,585,708
  Equity securities, at fair value (cost $1,163,842 and
    $987,081, respectively).................................     1,095,926          945,116
  Policy loans..............................................     7,205,592        7,185,014
  Property tax liens........................................        70,963          136,713
  Mortgage loans............................................     4,544,858        2,562,008
                                                              ------------     ------------
         Total investments..................................   159,218,994      159,428,578
Accrued investment income...................................     4,015,660        3,357,624
Deferred policy acquisition costs...........................    21,927,181       20,832,060
Amounts due from reinsurers.................................    86,819,019       76,576,040
Due and unpaid premiums.....................................       611,704          548,271
Deferred income tax asset...................................            --          105,413
Goodwill....................................................     4,393,087        4,508,596
Present value of future profits.............................     1,613,200        1,281,807
Other assets................................................    10,383,797        5,936,947
                                                              ------------     ------------
         Total assets.......................................   288,982,642      272,575,336
                                                              ============     ============
LIABILITIES, SERIES C PREFERRED STOCK, REDEMPTION ACCRUAL ON
  SERIES C
PREFERRED STOCK AND STOCKHOLDERS' EQUITY
LIABILITIES
Policyholder account balances...............................   156,915,481      145,085,687
Reserves for future policy benefits.........................    39,716,874       38,327,612
Policy and contract claims -- life..........................     2,248,296        1,167,213
Policy and contract claims -- health........................    21,762,315       22,592,441
Loan payable................................................     5,000,000        3,500,000
Amounts due to reinsurers...................................    15,621,042       17,769,695
Deferred income tax liability...............................     1,582,604               --
Deferred revenues...........................................       217,228          264,745
Other liabilities...........................................    10,965,798       12,743,775
                                                              ------------     ------------
         Total liabilities..................................   254,029,638      241,451,168
                                                              ------------     ------------
Series C Preferred Stock (Issued and outstanding, 51,680 and
  51,680, respectively).....................................     5,168,000        5,168,000
                                                              ------------     ------------
Redemption accrual on Series C Preferred Stock..............       574,858          249,790
                                                              ------------     ------------
Commitments and contingencies
STOCKHOLDERS' EQUITY
Series B Preferred Stock (Issued and outstanding 400 and
  400, respectively)........................................     4,000,000        4,000,000
Common stock (Authorized, 20,000,000 issued and outstanding
  7,633,507 and 7,325,860 respectively).....................        76,335           73,259
Common stock warrants (Authorized, issued and outstanding
  658,281 and 668,481, respectively)........................            --               --
Additional paid-in capital..................................    16,559,709       15,992,497
Accumulated other comprehensive income......................     2,085,534          841,620
Retained earnings...........................................     6,488,568        4,799,002
                                                              ------------     ------------
         Total stockholders' equity.........................    29,210,146       25,706,378
                                                              ------------     ------------
         Total liabilities, Series C preferred stock,
            redemption accrual on Series C preferred stock
            and stockholders' equity........................  $288,982,642     $272,575,336
                                                              ============     ============

            See notes to unaudited consolidated financial statements

                       UNIVERSAL AMERICAN FINANCIAL CORP.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997

                                                              NINE MONTHS ENDED SEPT. 30,
                                                              ----------------------------
                                                                  1998            1997
                                                              ------------    ------------
Revenues:
  Gross premium and policyholder fees earned................  $95,945,350     $73,773,391
  Reinsurance premiums assumed..............................      657,519         266,158
  Reinsurance premiums ceded................................  (64,763,193)    (44,196,036)
                                                              -----------     -----------
          Net premium and policyholder fees earned..........   31,839,676      29,843,513
  Net investment income.....................................    8,056,325       7,511,045
  Net realized gains on investments.........................      280,548         914,859
  Fee income................................................    1,989,789       1,850,043
  Amortization of deferred revenue..........................       47,517          69,909
                                                              -----------     -----------
          Total revenues....................................   42,213,855      40,189,369
                                                              -----------     -----------
Benefits, claims and expenses:
  Increase in future policy benefits........................    2,069,093         439,466
  Claims and other benefits.................................   20,656,621      19,143,562
  Interest credited to policyholders........................    5,426,434       4,527,720
  Increase in deferred acquisition costs....................   (2,813,933)     (2,106,368)
  Amortization of present value of future profits...........      130,801              --
  Amortization of goodwill..................................      115,509          83,864
  Commissions...............................................   19,530,706      14,156,831
  Commission and expense allowances on reinsurance ceded....  (21,489,576)    (13,240,477)
  Other operating costs and expenses........................   15,535,725      14,678,173
                                                              -----------     -----------
          Total benefits, claims and other deductions.......   39,161,380      37,682,771
                                                              -----------     -----------
Operating income before taxes...............................    3,052,475       2,506,598
Federal income tax expense..................................    1,037,842         852,243
                                                              -----------     -----------
Net income..................................................    2,014,633       1,654,355
Redemption accrual on Series C Preferred Stock..............      325,068         146,430
Net income applicable to common shareholders................  $ 1,689,565     $ 1,507,925
                                                              ===========     ===========
Earnings per common share:
  Basic.....................................................  $      0.23     $      0.21
                                                              ===========     ===========
  Diluted...................................................  $      0.15     $      0.14
                                                              ===========     ===========

            See notes to unaudited consolidated financial statements

                       UNIVERSAL AMERICAN FINANCIAL CORP.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997

                                                              NINE MONTHS ENDED SEPT. 30,
                                                              ----------------------------
                                                                  1998            1997
                                                              ------------    ------------
Cash flows from operating activities:
Net income..................................................  $  2,014,633    $  1,654,355
Adjustments to reconcile net income to net cash used by
  operating activities:
  Deferred income taxes.....................................     1,037,842         852,243
  Change in reserves for future policy benefits.............      (798,147)     (1,886,540)
  Change in policy and contract claims......................    (2,889,043)     (5,365,445)
  Change in deferred policy acquisition costs...............    (2,813,933)     (2,106,368)
  Change in deferred revenue................................       (47,517)        (69,909)
  Amortization of present value of future profits...........       130,801              --
  Amortization of goodwill..................................       115,509          83,862
  Change in policy loans....................................       (20,578)       (299,436)
  Change in accrued investment income.......................      (658,036)       (390,376)
  Change in reinsurance balances............................      (935,097)      2,604,443
  Change in due and unpaid premium..........................       (63,433)      1,259,103
  Realized gains on investments.............................      (280,548)       (914,860)
  Other, net................................................    (4,476,836)      4,534,259
                                                              ------------    ------------
Net cash used by operating activities.......................    (9,684,383)        (44,669)
                                                              ------------    ------------
Cash flows from investing activities:
  Proceeds from sale of fixed maturities available for
    sale....................................................    19,428,930      26,008,608
  Proceeds from redemption of fixed maturities available for
    sale....................................................     3,108,323       7,043,732
  Cost of fixed maturities purchased available for sale.....   (29,622,727)    (31,434,282)
  Change in amounts held in trust by reinsurer..............    (3,413,068)     (4,112,556)
  Change in amounts held for reinsurer......................    (1,769,221)     (2,788,769)
  Proceeds from sale of equity securities...................       343,102         290,572
  Cost of equity securities purchased.......................      (532,922)       (876,207)
  Change in other invested assets...........................     1,515,382      (1,289,809)
  Change in amounts due from broker.........................    (1,751,523)         29,532
  (Purchase)/sale of business, net of cash
    (acquired)/held.........................................    (2,562,824)      2,020,496
                                                              ------------    ------------
Net cash used by investing activities.......................   (15,256,548)     (5,108,683)
                                                              ------------    ------------
Cash flows from financing activities:
  Net proceeds from issuance of common stock................       570,288         211,345
  Net proceeds from issuance of Series C Preferred Stock....            --       4,618,356
  Increase in policyholder account balances.................    11,829,794       5,058,610
  Change in reinsurance balances on policyholder account
    balances................................................    (2,278,689)     (2,477,857)
  Increase in loan payable..................................     1,850,000              --
  Principal payment on notes payable........................      (350,000)             --
                                                              ------------    ------------
Net cash provided from financing activities.................    11,621,393       7,410,454
                                                              ------------    ------------
Net (decrease)/increase in cash and cash equivalents........   (13,319,538)      2,257,102
Cash and cash equivalents at beginning of period............    25,014,019      15,403,450
                                                              ------------    ------------
Cash and cash equivalents at end of period..................  $ 11,694,481    $ 17,660,552
                                                              ============    ============
Supplemental cash flow information:
  Cash paid during the period for interest..................  $    200,523    $     56,557
                                                              ============    ============
  Cash paid during the period for income taxes..............  $          -    $     61,515
                                                              ============    ============

            SEE NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

                       UNIVERSAL AMERICAN FINANCIAL CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1.  BASIS OF PRESENTATION

     The consolidated financial statements have been prepared on the basis of generally accepted accounting principles and consolidate the accounts of Universal American Financial Corp. ("Universal" or the "Parent Company") and its subsidiaries (collectively the "Company"), American Progressive Life & Health Insurance Company of New York ("American Progressive"), American Pioneer Life Insurance Company ("American Pioneer"), American Exchange Life Insurance Company ("American Exchange"), WorldNet Services Corp. ("WorldNet") and Quincy Coverage Corp. ("Quincy").

     The interim financial information herein is unaudited, but in the opinion of management, includes all adjustments (consisting of normal, recurring adjustments) necessary to present fairly the financial position and results of operations for such periods. The results of operations for the nine months ended September 30, 1998 are not necessarily indicative of the results to be expected for the full year. The consolidated financial statements should be read in conjunction with the Form 10-K for the year ended December 31, 1997. Certain reclassifications have been made to prior year's financial statements to conform with current period classifications.

     In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," which is required to be adopted in years beginning after June 15, 1999. Because of the Company's minimal use of derivatives, management does not anticipate that the adoption of the new Statement will have a significant effect on earnings or the financial position of the Company.

     In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("Statement 131"), effective for years beginning after December 15, 1997. Statement 131 requires that a public company report financial and descriptive information about its reportable operating segments pursuant to criteria that differ from current accounting practice. Operating segments, as defined, are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision-maker in deciding how to allocate resources and in assessing performance and will be implemented by the Company starting with December, 1998 financial statements. The financial information to be reported includes segment profit and loss, certain revenue and expense items and segment assets and reconciliations to corresponding amounts in the general purpose financial statements. Statement 131 also requires information about revenues from products or services, countries where the company has operations or assets, and major customers. The adoption of Statement 131 will not affect results of operations or financial position.

     As of January 1, 1998, the Company adopted Statement 130, "Reporting Comprehensive Income". Statement 130 establishes new rules for the reporting and display of comprehensive income and its components; however, the adoption of this Statement had no impact on the Company's net income or shareholders' equity. Statement 130 requires unrealized gains or losses on the Company's available-for-sale securities, which prior to adoption were reported separately in shareholders' equity, to be included in other comprehensive income. Prior year financial statements have been reclassified to conform to the requirements of Statement 130.

                       UNIVERSAL AMERICAN FINANCIAL CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The components of comprehensive income, net of related tax, for the nine-month periods ended September 30, 1998 and 1997 are as follows:

                                                  FOR THE NINE MONTHS
                                                    ENDED SEPT. 30,
                                                ------------------------
                                                   1998          1997
                                                ----------    ----------
Net income....................................  $2,014,633    $1,654,355
Unrealized gain on securities.................   1,243,910     1,885,142
                                                ----------    ----------
Comprehensive income..........................  $3,258,543    $3,539,497
                                                ==========    ==========

2.  RECENT REINSURANCE TRANSACTION

     Dallas General Life Insurance Company

     On March 19, 1998, the Company acquired a $12.6 million block of annual premiums in force of Medicare Supplement business from Dallas General, effective January 1, 1998. This business was assumed by American Pioneer, with the approval of the Texas and Florida Departments of Insurance. The Dallas General block has approximately 10,000 policies in force produced by approximately 400 agents, all in Texas. In addition, the principals of Dallas General have entered into a contract to continue to produce business for American Pioneer through an agency relationship. In connection with this acquisition, American Pioneer entered into a 75% quota share reinsurance agreement with an unaffiliated reinsurer. For the nine months ended September 30, 1998, net premium earned on this block amounted to $2,081,258.

3.  FEDERAL INCOME TAXES

     The Company files a consolidated return for Federal income tax purposes, in which American Pioneer and American Exchange are not currently permitted to be included. American Pioneer and American Exchange file a separate consolidated Federal income tax return.

4.  EARNINGS PER SHARE

     The Company adopted FASB Statement No. 128, "Earnings per Share", ("Statement No. 128") as of December 31, 1997 and restated the prior period earnings per share ("EPS") amounts. Statement No. 128 replaced primary EPS with basic EPS. Basic EPS excludes dilution and is computed by dividing income available to common shareholders, (after deducting the redemption accrual on the Series C Preferred Stock), by the weighted average number of shares outstanding for the period. Diluted EPS gives the dilutive effect of the stock options, warrants and Series B and C Preferred Stock outstanding during the year. A reconciliation of the numerators and the denomina-

                       UNIVERSAL AMERICAN FINANCIAL CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

tors of the basic and diluted EPS for the nine months ended September 30, 1998 and 1997 is as follows:

                                                       FOR THE NINE MONTHS ENDED SEPT. 30, 1998
                                                       -----------------------------------------
                                                         INCOME          SHARES        PER SHARE
                                                       (NUMERATOR)    (DENOMINATOR)     AMOUNT
                                                       -----------    -------------    ---------
Net income...........................................  $2,014,633
Less: Redemption accrual on Series C Preferred
  Stock..............................................    (325,068)
                                                       ----------
Basic EPS
Net income applicable to common shareholders.........   1,689,565       7,497,878        $0.23
                                                       ==========      ==========        =====
Effect of Dilutive Securities Series B Preferred
  Stock..............................................                   1,777,777
Series C Preferred Stock.............................     325,068       2,176,000
Non-registered warrants..............................                   2,015,760
Registered warrants..................................                     658,281
Incentive stock options..............................                     173,262
Director stock options...............................                      15,300
Treasury stock purchased from proceeds of options and
  warrants...........................................                  (1,244,184)
                                                       ----------      ----------
Diluted EPS
Net income applicable to common shareholders plus
  assumed conversions................................  $2,014,633      13,070,074        $0.15
                                                       ==========      ==========        =====

                                                       FOR THE NINE MONTHS ENDED SEPT. 30, 1997
                                                       -----------------------------------------
                                                         INCOME          SHARES        PER SHARE
                                                       (NUMERATOR)    (DENOMINATOR)     AMOUNT
                                                       -----------    -------------    ---------
Net income...........................................  $1,654,355
Less: Redemption accrual on Series C Preferred
  Stock..............................................    (146,430)
                                                       ----------
Basic EPS
Net income applicable to common shareholders.........   1,507,925       7,234,510        $0.21
                                                       ==========      ==========        =====
Effect of Dilutive Securities Series B Preferred
  Stock..............................................                   1,777,777
Series C Preferred Stock.............................     146,430       1,027,930
Non-registered warrants..............................                   2,015,760
Registered warrants..................................                     668,481
Incentive stock options..............................                     415,000
Director stock option................................                       9,000
Treasury stock purchased from proceeds of options and
  warrants...........................................                  (1,479,194)
                                                       ----------      ----------
Diluted EPS
Net income applicable to common shareholders plus
  assumed conversions................................  $1,654,355      11,669,264        $0.14
                                                       ==========      ==========        =====

5.  INVESTMENTS

     As of September 30, 1998 and December 31, 1997, fixed maturity securities are classified as investments available for sale and are carried at fair value, with the unrealized gain or loss, net of tax and other adjustments (deferred policy acquisition costs), included in accumulated other comprehensive income.

                       UNIVERSAL AMERICAN FINANCIAL CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                                                      SEPTEMBER 30, 1998
                                   --------------------------------------------------------
                                                     GROSS         GROSS
                                    AMORTIZED      UNREALIZED    UNREALIZED        FAIR
CLASSIFICATION                         COST          GAINS         LOSSES         VALUE
--------------                     ------------    ----------    ----------    ------------
US Treasury securities and
  obligations of
US government....................  $  8,542,831    $  473,962    $ (10,398)    $  9,006,395
Corporate debt securities........    56,899,002     2,631,568     (413,769)      59,116,801
Mortgage-backed securities.......    63,060,122     3,885,314     (461,458)      66,483,978
                                   ------------    ----------    ---------     ------------
                                   $128,501,955    $6,990,844    $(885,625)    $134,607,174
                                   ============    ==========    =========     ============

                                                      DECEMBER 31, 1997
                                                   ------------------------
                                                     GROSS         GROSS
                                    AMORTIZED      UNREALIZED    UNREALIZED        FAIR
CLASSIFICATION                         COST          GAINS         LOSSES         VALUE
--------------                     ------------    ----------    ----------    ------------
US Treasury securities and
  obligations of
US government....................  $ 10,821,981    $  224,552    $ (20,088)    $ 11,026,445
Corporate debt securities........    52,427,251     1,668,511     (261,644)      53,834,118
Mortgage-backed securities.......    57,870,114     1,506,116     (651,085)      58,725,145
                                   ------------    ----------    ---------     ------------
                                   $121,119,346    $3,399,179    $(932,817)    $123,585,708
                                   ============    ==========    =========     ============

     The amortized cost and fair value of fixed maturities at September 30, 1998 by contractual maturity are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                AMORTIZED          FAIR
                                                   COST           VALUE
                                               ------------    ------------
Due in 1 year or less........................  $  2,853,349    $  2,865,386
Due after 1 year through 5 years.............    28,122,204      29,031,995
Due after 5 years through 10 years...........    17,951,556      19,095,342
Due after 10 years...........................    13,830,362      14,199,764
Mortgage-backed securities...................    65,744,484      69,414,687
                                               ------------    ------------
                                               $128,501,955    $134,607,174
                                               ============    ============

6.  SERIES C PREFERRED STOCK

     The Company has outstanding 51,680 shares (par value $100) of Series C Preferred Stock. Unless converted or called earlier, the Series C Preferred Stock will be redeemed on December 31, 2002, at a per share redemption price (the "Redemption Price") equal to par, increased by a redemption accrual at the rate of 8% per annum. The redemption accrual is not payable upon any conversion. No dividends will be paid on the Series C Preferred Stock, unless dividends are paid on the common stock, in which case the Series C Preferred Stock will participate as if converted. For the nine months ended September 30, 1998 and 1997, $325,068 and $146,430 of redemption accruals was accumulated, respectively, and cumulatively as of September 30, 1998, $574,858 of redemption accruals has been accumulated.

                       UNIVERSAL AMERICAN FINANCIAL CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

7.  STOCKHOLDERS' EQUITY

     Preferred Stock

     The Company has 2,000,000 authorized shares of preferred stock to be issued in series with 52,080 shares issued and outstanding at September 30, 1998 and December 31, 1997, respectively, of which 400 shares are Series B and 51,680 shares are Series C (see Note 6 for a discussion of Series C Preferred Stock).

     Series B Preferred Stock

     The Company has 400 shares of Series B Preferred Stock issued and outstanding, with a par value of $10,000 per share, which are held by Wand/Universal Investments L.P. I and II ("Wand"). The Series B Preferred Stock is convertible into Common Stock at $2.25 per share (subject to adjustment) and is entitled to dividends as if already converted, only when and if dividends are declared on the Common Stock. The holders of the Series B Preferred Stock may not require the Company to redeem it unless the Company engages in certain defined transactions. The Company has the right to require a conversion if it raises additional equity from the public on pricing terms that meet certain criteria.

     Common Stock

     The par value of common stock is $.01 per share with 20,000,000 shares authorized for issuance. The shares issued and outstanding at September 30, 1998 and December 31, 1997 were 7,633,507, and 7,325,860, respectively. During the nine months ended September 30, 1998, the Company issued 307,647 shares of its common stock for $570,288.

     Common Stock Warrants

     The Company had 658,281 common stock warrants issued and outstanding at September 30, 1998 and 668,481 issued and outstanding at December 1997, which are registered under the Securities Exchange Act of 1934. At September 30, 1998 and December 31, 1997, the Company had 2,015,760 warrants outstanding which are not registered under the Securities Exchange Act of 1934. The warrants have no par value, have an exercise price to purchase common stock on a one to one basis at $1.00 and expire on December 31, 1999.

8.  INTERCOMPANY SALE OF AMERICAN PIONEER

     When American Pioneer was acquired in 1993, it became a wholly-owned subsidiary of American Progressive. Pursuant to an agreement, dated June, 1996, between Universal and American Progressive, Universal was obligated to purchase all of the outstanding stock of American Pioneer from American Progressive over a five-year period for a total purchase price of $15,800,000. Under the terms of the agreement, the purchase was to be implemented in segments with the purchase price of the shares included in each segment being paid one half in cash and one half in five-year debentures, The debentures are payable by Universal to American Progressive with interest at 8.5% per annum.

     The first segments of the unstacking were consummated in September and December of 1997. In the aggregate for 1997, Universal acquired 75% of American Pioneer from American Progressive for $11,850,000 consisting of $5,925,000 in cash and $5,925,000 in debentures.

     In May 1998, Universal purchased the remaining 25% of American Pioneer for $3,950,000 consisting of $1,975,000 in cash and $1,975,000 in debentures.

                       UNIVERSAL AMERICAN FINANCIAL CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

9.  AMENDMENT TO BANK LOAN

     On September 30, 1998, the Company executed the First Amendment to its Credit Agreement with Chase Manhattan Bank, which Amendment refinanced the current loan agreement with the bank. Under the Amendment, the Company executed a new $5,000,000 five-year secured term loan. The principle amount outstanding on the prior loan was $3,150,000 and was paid off with the proceeds of the new loan. The new loan agreement calls for interest at the London Interbank Offered Rate (LIBOR) plus 200 basis points. The Company's three-year interest rate swap agreement with the Bank remains in effect. The effective interest rate as of September 30, 1998 on the refinanced loan is 7.865%.

     The loan remains to be secured by a first priority interest in all the assets of WorldNet Services Corp. and Quincy Corp., a pledge of 9.9% of the outstanding common shares of American Progressive and 100% of the shares of Quincy Coverage Corp.

                   [INDEPENDENT AUDITOR'S REPORT TO BE FILED
                      WITH THE DEFINITIVE PROXY STATEMENT]

         CERTAIN INSURANCE OPERATIONS OF PENNCORP FINANCIAL GROUP, INC.
              TO BE ACQUIRED BY UNIVERSAL AMERICAN FINANCIAL CORP.

                            COMBINED BALANCE SHEETS

                                 (IN THOUSANDS)

                                                                  AS OF
                                                              SEPTEMBER 30,      AS OF DECEMBER 31,
                                                                  1998         ----------------------
                                                               (UNAUDITED)       1997         1996
                                                              -------------    ---------    ---------
ASSETS
Investments:
  Fixed maturity securities:
    Held for investment, at amortized cost (fair value
      $7,377 in 1996).......................................   $       --             --        7,377
    Available for sale, at fair value (amortized cost
      $562,866 as of September 30, 1998, $501,128 in 1997
      and $467,129 in 1996).................................      593,255        521,844      478,138
  Equity securities available for sale, at fair value (cost
    $6,872 as of September 30, 1998, $7,423 in 1997 and
    $15,135 in 1996)........................................        6,857          7,564       18,303
  Trading securities, at fair value.........................           --             --        1,150
  Mortgage loans on real estate.............................        1,884          7,335        8,241
  Policy loans..............................................       22,626         23,731       24,758
  Short-term investments....................................       45,542         48,366       44,382
  Other investments.........................................       12,956         51,090       48,657
                                                               ----------      ---------    ---------
         Total investments..................................      683,120        659,930      631,006
Cash........................................................       24,532         14,819       20,055
Due from reinsurers.........................................       78,307         86,051      119,820
Due from affiliates.........................................           --         70,511       20,197
Accrued investment income...................................        8,565          8,797        9,931
Accounts and notes receivable, net of allowance of $3,794 as of September 30, 1998, $4,086 in 1997 and $4,802 in
  1996......................................................       14,177         21,747       20,479
Present value of insurance in force.........................       92,829        106,864      124,884
Deferred policy acquisition costs...........................      114,746        173,214      147,877
Other assets................................................       22,083         14,714       16,240
Costs in excess of net assets acquired......................      104,873        109,535      115,883
                                                               ----------      ---------    ---------
         Total assets.......................................   $1,143,232      1,266,182    1,226,372
                                                               ==========      =========    =========

LIABILITIES
Policy liabilities and accruals.............................   $  636,950        666,598      638,991
Payable to affiliates.......................................        5,600             --           --
Income taxes, primarily deferred............................       11,957         41,962       33,551
Capital lease obligation....................................        2,643          3,109        3,679
Deferred ceding allowance...................................       19,236         33,227       47,448
Accrued expenses and other liabilities......................       24,951         22,446       19,524
                                                               ----------      ---------    ---------
         Total liabilities..................................      701,337        767,342      743,193
                                                               ----------      ---------    ---------
         Business equity....................................      441,895        498,840      483,179
                                                               ----------      ---------    ---------
         Total liabilities and business equity..............   $1,143,232      1,266,182    1,226,372
                                                               ==========      =========    =========

            SEE ACCOMPANYING NOTES TO COMBINED FINANCIAL STATEMENTS.

         CERTAIN INSURANCE OPERATIONS OF PENNCORP FINANCIAL GROUP, INC.
              TO BE ACQUIRED BY UNIVERSAL AMERICAN FINANCIAL CORP.

                         COMBINED STATEMENTS OF INCOME

                                 (IN THOUSANDS)

                                                NINE MONTHS
                                                   ENDED
                                               SEPTEMBER 30,      YEARS ENDED DECEMBER 31,
                                                   1998         -----------------------------
                                                (UNAUDITED)      1997       1996       1995
                                               -------------    -------    -------    -------
Revenues:
  Premiums...................................    $158,995       223,283    293,509    166,040
  Interest sensitive policy product
     changes.................................       1,154         1,721      2,753        246
  Net investment income......................      36,720        47,405     48,113     30,572
  Net gains (losses) from sale of
     investments.............................       2,568         4,795       (616)      (278)
  Other income...............................       7,690        17,550      9,252      3,717
                                                 --------       -------    -------    -------
          Total revenues.....................     207,127       294,754    353,011    200,297
                                                 --------       -------    -------    -------
Benefits and expenses:
  Policyholder benefits incurred.............     103,754       147,055    175,173     79,281
  Change in liability for future policy
     benefits and other policy benefits......      34,626        (2,604)   (15,137)   (12,729)
  Amortization of present value of insurance
     in force and deferred policy acquisition
     costs...................................      95,565        39,666     38,497     24,392
  Amortization of costs in excess of net
     assets acquired.........................       4,167         5,594      5,613      3,052
  Interest expense...........................         120           201        179         --
  Underwriting and other administrative
     expenses................................      57,143        72,948     94,612     59,401
                                                 --------       -------    -------    -------
          Total benefits and expenses........     295,375       262,860    298,937    153,397
                                                 --------       -------    -------    -------
Operating (loss) income before income taxes..     (88,248)       31,894     54,074     46,900
Income tax (benefit) expense.................     (30,856)        7,589     17,606     19,468
                                                 --------       -------    -------    -------
Operating (loss) income......................    $(57,392)       24,305     36,468     27,432
                                                 ========       =======    =======    =======

            SEE ACCOMPANYING NOTES TO COMBINED FINANCIAL STATEMENTS.

         CERTAIN INSURANCE OPERATIONS OF PENNCORP FINANCIAL GROUP, INC.
              TO BE ACQUIRED BY UNIVERSAL AMERICAN FINANCIAL CORP.

               COMBINED STATEMENTS OF CHANGES IN BUSINESS EQUITY

                                 (IN THOUSANDS)

                                                NINE MONTHS
                                                   ENDED
                                               SEPTEMBER 30,      YEARS ENDED DECEMBER 31,
                                                   1998         -----------------------------
                                                (UNAUDITED)      1997       1996       1995
                                               -------------    -------    -------    -------
Balance at beginning of period...............    $498,840       483,179    451,843    263,291
Net (loss) income............................     (57,392)       24,305     36,468     27,432
Capital contributions received...............       1,000         2,474      1,227     10,100
Dividends received from operations not
  acquired...................................          --        10,000      7,400      2,801
Dividends paid...............................          --            --     (7,000)    (6,475)
Deemed (dividend) capital contribution
  relating to suplus debentures, including
  interest thereon...........................     (15,516)      (19,510)    26,967     79,605
Deemed capital contribution (dividend) in
  connection with acquisitions and
  dispositions of:
     Marketing One...........................      10,270            --        (35)   (14,103)
     Occidental..............................          --            --         --     43,992
     PennCorp Occidental Corp................          --            --      3,292       (348)
     Southwestern Life.......................          --            --    (40,000)        --
     Knightsbridge...........................       4,748            --         --         --
     Union Bankers...........................          --            --         --    (80,000)
     Other...................................        (102)           --         --         --
Deemed (dividend) capital contribution from
  reinsurance transactions with affiliates...      (1,077)           --      2,465         --
Deemed capital contribution of Constitution,
  Union Bankers, and Marquette...............         830            --         --    102,640
Change in net unrealized foreign currency
  translation................................      (5,463)       (5,641)       568      2,344
Change in net unrealized investment gains....       5,757         4,033        (16)    20,564
                                                 --------       -------    -------    -------
Balance at end of period.....................    $441,895       498,840    483,179    451,843
                                                 ========       =======    =======    =======

            SEE ACCOMPANYING NOTES TO COMBINED FINANCIAL STATEMENTS.

         CERTAIN INSURANCE OPERATIONS OF PENNCORP FINANCIAL GROUP, INC.
              TO BE ACQUIRED BY UNIVERSAL AMERICAN FINANCIAL CORP.

                  COMBINED STATEMENTS OF COMPREHENSIVE INCOME

                                 (IN THOUSANDS)

                                                   NINE MONTHS
                                                      ENDED
                                                  SEPTEMBER 30,     YEARS ENDED DECEMBER 31,
                                                      1998         --------------------------
                                                   (UNAUDITED)      1997      1996      1995
                                                  -------------    ------    ------    ------
Net (loss) income...............................    $(57,392)      24,305    36,468    27,432
                                                    --------       ------    ------    ------
Other comprehensive income:
  Change in foreign currency translation
     adjustment, net of taxes...................      (5,463)      (5,641)      568     2,344
  Change in unrealized gains on securities
     available for sale, net of taxes...........       5,757        4,033       (16)   20,564
                                                    --------       ------    ------    ------
Other comprehensive income (loss)...............         294       (1,608)      552    22,908
                                                    --------       ------    ------    ------
Comprehensive (loss) income.....................    $(57,098)      22,697    37,020    50,340
                                                    ========       ======    ======    ======

            SEE ACCOMPANYING NOTES TO COMBINED FINANCIAL STATEMENTS.

         CERTAIN INSURANCE OPERATIONS OF PENNCORP FINANCIAL GROUP, INC.
              TO BE ACQUIRED BY UNIVERSAL AMERICAN FINANCIAL CORP.

                       COMBINED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                               NINE MONTHS
                                                                  ENDED
                                                              SEPTEMBER 30,       YEARS ENDED DECEMBER 31,
                                                                  1998         -------------------------------
                                                               (UNAUDITED)       1997        1996       1995
                                                              -------------    --------    --------    -------
Cash flows from operating activities:
  Net (loss) income.........................................    $(57,392)        24,305      36,468     27,432
  Adjustments to reconcile net income to net cash provided
    (used) by operating activities:
    Adjustments relating to universal life and investment
      products:
        Interest credited to account balances...............       2,105          2,280       4,121         --
        Charges for mortality and administration............      (1,154)        (2,612)     (2,753)      (134)
    Capitalization of deferred policy acquisition costs.....     (31,560)       (49,491)    (45,350)   (38,099)
    Amortization of intangibles, depreciation and accretion,
      net...................................................      98,474         43,595      43,998     25,223
    Change in due from reinsurers...........................       7,744         33,769    (117,089)    (2,581)
    Change in policy liabilities, accruals and other
      policyholder funds....................................      47,105        (36,195)    (25,511)   (21,927)
    Reinsurance reserves assumed from affiliate.............     (27,716)        67,368          --         --
    Change in other assets..................................      (6,498)         2,553      (3,668)      (965)
    Change in accrued expenses and other liabilities........      64,624        (61,614)     28,092     (6,543)
    Change in notes and accounts receivable and accrued
      investment income.....................................       7,802           (134)     (2,748)    (3,628)
    Change in taxes payable.................................      (3,422)         3,436       3,002     (1,522)
    Change in deferred income taxes payable.................     (28,759)         3,693      21,124     16,154
    Net gains (losses) from sales of investments............      (2,568)        (4,795)        616        278
    Other, net..............................................         355          2,254       1,468     (2,278)
                                                                --------       --------    --------    -------
        Net cash provided (used) by operating activities....      69,140         28,412     (58,230)    (8,590)
                                                                --------       --------    --------    -------
Cash flows from investing activities:
  Sales of fixed maturities available for sale..............    $ 23,388         40,338     169,902     55,618
  Maturities and other redemptions of fixed maturities
    available for sale......................................      48,865         62,381      29,316     11,204
  Sales of mortgages, real estate and other investments.....       2,400             --          --         --
  Sales of equity securities................................         279         20,436       8,972     10,370
  Sales of other investments................................       5,815            568         117         --
  Sale of subsidiary to affiliate...........................      10,270             --       3,292     15,454
  Sale and maturities of obligations of affiliates..........      30,662             --       1,592         --
  Partial liquidation of affiliated partnership interest....       8,498             --          --         --
  Acquisition and origination of mortgages..................          --             --          --        (76)
  Principal collected on mortgage loans.....................       2,987            997       1,509      1,745
  Change in short-term investments, net.....................       2,780         (4,046)     (8,192)     7,170
  Purchases of fixed maturities available for sale..........    (136,989)      (132,955)    (95,188)   (52,792)
  Purchases of other investments............................          --         (3,859)     (4,196)    (1,323)
  Purchases of equity securities............................          --         (6,405)     (8,209)   (11,605)
  Purchase of obligations of affiliates.....................          --             --          --    (19,103)
  Cash of Union Bankers, Constitution, and Marquette at date
    acquired by PennCorp Financial Group, Inc...............          --             --          --     10,892
                                                                --------       --------    --------    -------
        Net cash (used) provided by investing activities....      (1,045)       (22,545)     98,915     27,554
                                                                --------       --------    --------    -------
                                                                                (continued)

            SEE ACCOMPANYING NOTES TO COMBINED FINANCIAL STATEMENTS.

         CERTAIN INSURANCE OPERATIONS OF PENNCORP FINANCIAL GROUP, INC.
              TO BE ACQUIRED BY UNIVERSAL AMERICAN FINANCIAL CORP.

                COMBINED STATEMENTS OF CASH FLOWS -- (CONTINUED)

                                 (IN THOUSANDS)

                                                NINE MONTHS
                                                   ENDED
                                               SEPTEMBER 30,      YEARS ENDED DECEMBER 31,
                                                   1998         -----------------------------
                                                (UNAUDITED)      1997       1996       1995
                                               -------------    -------    -------    -------
Cash flows from financing activities:
  Receipts from interest sensitive products
     credited to policyholders' account
     balances................................    $  3,910         1,980      2,157         --
  Return of policyholders' account balances
     on interest sensitive products..........     (46,233)       (5,477)   (49,542)        --
  Capital contributions received.............       1,000         2,474      1,227     10,100
  Deemed (dividend) capital contribution
     relating to surplus debentures,
     including interest thereon..............     (15,516)      (19,510)   (13,034)        --
  Dividends paid.............................          --            --     (7,000)    (6,475)
  Dividends received from operations not
     acquired................................          --        10,000      7,400      2,801
  Payments on capital lease obligation.......        (466)         (570)     3,409         --
  Reductions in notes payable................          --            --         --       (271)
  Deemed (dividend) capital contribution from
     reinsurance transactions with
     affiliates..............................      (1,077)           --      2,465         --
                                                 --------       -------    -------    -------
          Net cash (used) provided by
            financing activities.............     (58,382)      (11,103)   (52,918)     6,155
                                                 --------       -------    -------    -------
Increase (decrease) in cash..................       9,713        (5,236)   (12,233)    25,119
Cash at beginning of year....................      14,819        20,055     32,288      7,169
                                                 --------       -------    -------    -------
Cash at end of year..........................    $ 24,532        14,819     20,055     32,288
                                                 ========       =======    =======    =======
Supplemental disclosures:
  Income taxes paid..........................    $    807         1,980     (6,552)     6,882
  Interest paid..............................       5,832        13,510     12,428         24
Non-cash financing activities:
  Deemed capital contribution relating to
     suplus debentures.......................    $     --            --     40,000     80,000
  Deemed capital contribution (dividend) in
     connection with acquisitions and
     dispositions of:
       Occidental............................    $     --            --         --     28,538
       Southwestern Life.....................          --            --    (40,000)        --
       Union Bankers.........................          --            --         --    (80,000)
  Deemed capital contribution of
     Constitution, Union Bankers, and
     Marquette...............................    $    830            --         --    102,640

            SEE ACCOMPANYING NOTES TO COMBINED FINANCIAL STATEMENTS.

                        CERTAIN INSURANCE OPERATIONS OF
                         PENNCORP FINANCIAL GROUP, INC.
              TO BE ACQUIRED BY UNIVERSAL AMERICAN FINANCIAL CORP.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
(1) BASIS OF PRESENTATION

     Pursuant to a Stock Purchase Agreement, Universal American Financial Corp. ("Universal") has committed to acquire from PennCorp Financial Group, Inc. ("PennCorp" or the "Company") all of the outstanding shares of certain insurance operations including: Pennsylvania Life Insurance Company ("PLIC") including its wholly owned subsidiaries, Peninsular Life Insurance Company ("Peninsular") and Penncorp Life Insurance Company ("Penncorp Life"), Constitution Life Insurance Company ("Constitution") including its wholly owned subsidiary, Union Bankers Insurance Company ("Union Bankers"), Union Bankers' wholly owned subsidiary, Marquette National Life Insurance Company ("Marquette"), and PennCorp Financial, Inc. ("PCFI"). The acquired operations are collectively referred to as the Acquired Companies.

     The Acquired Companies operate under a single segment, the Career Sales Division, to offer a broad range of accident and sickness, life and accumulation insurance products to individuals through both a contractually exclusive sales force and general agents.

     The accompanying combined financial statements include the combined assets and liabilities and the related combined operations of the Acquired Companies. This presentation represents the group of related companies likely to be acquired by Universal, and therefore excludes the subsidiaries of the Acquired Companies not being acquired. Purchases and dispositions of subsidiaries not acquired have been reflected as deemed dividends or deemed capital contributions to the extent they related to the exchange of net tangible assets to subsidiaries of PennCorp. All significant intercompany accounts and transactions have been eliminated. The issuance of surplus debentures to other PennCorp entities have been reflected as deemed capital contributions in these financial statements as they relate directly to subsidiaries not acquired. Repayments of principal and interest on these surplus debentures are reflected as deemed dividends. These financial statements have been presented at their historical costs, in accordance with generally accepted accounting principles ("GAAP"). No adjustments have been made to reflect any effects of the Universal purchase discussed above. Accordingly, these financial statements are not necessarily indicative of the financial position or the results of operations and cash flows of the Acquired Companies which would have occurred or which will be obtained in the future, had the effects of the proposed purchase been reflected. All dollar amounts presented hereafter are presented in thousands, except per share amounts.

     On December 14, 1995, Constitution, Union Bankers and Marquette were purchased by Southwestern Financial Corporation ("SWF"). Through direct and indirect investments, PennCorp had a 78.0% economic interest in SWF. The acquisition was accounted for as a purchase. As a result, the assets and liabilities of those companies were marked to fair value at the date of acquisition. The historical income statements of Constitution, Union Bankers and Marquette for the period prior to the acquisition, from January 1, 1995 to December 14, 1995, are not included in these combined financial statements.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as well as revenues and expenses. Accounts that the Acquired Companies deem to be acutely sensitive to changes in estimates include deferred policy acquisition costs, policy liabilities and accruals, present value of insurance in force and deferred taxes. In addition, the Acquired Companies must determine requirements for disclosure of contingent assets and liabilities as of the date of the financial statements based upon estimates. As additional information becomes available, or actual amounts are determinable, the recorded estimates may be

                        CERTAIN INSURANCE OPERATIONS OF

                         PENNCORP FINANCIAL GROUP, INC.
              TO BE ACQUIRED BY UNIVERSAL AMERICAN FINANCIAL CORP.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

revised and reflected in operating results. Although some variability is inherent in these estimates, management believes the amounts provided are adequate. In all instances, actual results could differ from estimates.

     Historical reserves for certain Acquired Companies were, in some cases, determined with entities that are not being acquired. For historical purposes these reserves were segregated in 1997 and for the last six months of 1996, following a valuation system conversion in June 1996. At the conversion date, the reserve levels as determined by the new valuation system were lower than the reserve levels then carried. At that time, the Acquired Companies developed a schedule to grade in the difference from the original to the new valuation system, which resulted in reserve releases of $2,369 and $5,965 in 1997 and 1996, respectively. For purposes of these combined statements, the historical reserves have been allocated to the Acquired Companies utilizing and expanding on the work related to the conversion. If allocated using another method, the results for the Acquired Companies may be different than the results as presented in the accompanying combined financial statements.

     The historical combined financial statements as of and for the nine-months ended September 30, 1998 are unaudited but, in management's opinion, reflect all adjustments, consisting of normal recurring adjustments and other changes in estimates necessary for a fair presentation of its financial position and results of operations for such period. The results of operations for the nine-months ended September 30, 1998 may not be indicative of results of operations to be expected for a full year.

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (A) INVESTMENTS

     Fixed maturity securities may be classified as available for sale, trading or held for investment. This classification is generally determined at the date of purchase. Fixed maturity and equity securities classified as available for sale are recorded at fair value, as they may be sold in response to changes in interest rates, prepayment risk, liquidity needs, the need or desire to increase income or capital or other economic factors. Changes in unrealized gains and losses related to securities available for sale are recorded as a component of business equity, net of applicable taxes and amounts attributable to deferred policy acquisition costs and present value of insurance in force related to universal life and investment-type products.

     Securities classified as trading securities are reported at fair value with realized gains and losses and unrealized gains and losses included in the determination of net income as a component of other income.

     Fixed maturities classified as held for investment are recorded at cost, adjusted for amortization of premium or discount, as the Acquired Companies have the intent and ability to hold them to maturity.

     As a result of PennCorp's decision to exit the private placement bond sector, the Acquired Companies transferred all of their remaining assets in the fixed maturities held for investment portfolio aggregating $5,500 to its fixed maturities available for sale portfolio as of April 1, 1997. In accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, the Acquired Companies marked all assets subject to the transfer to fair value. At the date of the transfer, the fair value of these assets approximated carrying value and resulted in no change in business equity.

                        CERTAIN INSURANCE OPERATIONS OF

                         PENNCORP FINANCIAL GROUP, INC.
              TO BE ACQUIRED BY UNIVERSAL AMERICAN FINANCIAL CORP.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     Mortgage-backed securities are amortized using the interest method including anticipated prepayments at the date of purchase. Significant changes in estimated cash flows from original assumptions are reflected in the period of such change. Mortgage loans on real estate are recorded at cost, adjusted for the provision for loan losses, if necessary. Policy loans and short-term investments are recorded at cost which approximates fair value. Short-term investments include securities purchased with maturities generally less than three months.

     Other investments include real estate, collateral loans and limited partnerships. Real estate, substantially all of which was acquired through foreclosures, is recorded at the lower of fair value, less estimated costs to sell, or cost. If the fair value of the foreclosed real estate less estimated costs to sell is less than cost, a valuation allowance is provided for the deficiency. Increases in the valuation allowance are charged to net income. Collateral loans are carried at their aggregate unpaid principal balances, net of a valuation allowance. Limited partnerships are carried on the equity method.

     The Acquired Companies regularly evaluate the carrying value of their investments based on current economic conditions, past credit loss experience and other circumstances. A decline in net realizable value that is other than temporary is recognized as a realized investment loss and a reduction in the cost basis of the investment in the period when such determination is made. The Acquired Companies discount expected cash flows in the computation of net realizable value of its investments, other than certain mortgage-backed securities. In those circumstances where the expected cash flows of residual interest and interest-only mortgage-backed securities, discounted at a risk-free rate of return, result in an amount less than the carrying value, a realized loss is reflected in an amount sufficient to adjust the carrying value of a given security to its fair value.

     Realized investment gains and losses, determined on the basis of specific identification, are included in the determination of net income.

  (B) INSURANCE REVENUE RECOGNITION

     Accident and health insurance premiums are recognized as revenue ratably over the time period to which premiums relate. Revenues from traditional life insurance policies represent premiums, which are recognized as earned when due. Benefits and expenses are associated with earned premiums so as to result in recognition of profits over the lives of the policies. This association is accomplished by means of the provision for liabilities for future policy benefits and the deferral and amortization of policy acquisition costs.

     Revenues for interest sensitive products such as universal life and annuity contracts represent charges assessed against the policyholders' account balance for the cost of insurance, surrenders and policy administration. Benefits charged to expenses include benefit claims incurred during the period in excess of policy account balances and interest credited to policy account balances.

  (C) GENERAL EXPENSES

     Operating expenses include those direct expenses paid by the Acquired Companies to third parties as well as amounts paid to affiliates of PennCorp which are not included in these combined financial statements (as disclosed in Note 13).

     PLIC has an agreement with the affiliates of PennCorp with respect to the reimbursement of certain direct and joint costs for services and materials paid by PLIC on behalf of the Acquired

                        CERTAIN INSURANCE OPERATIONS OF

                         PENNCORP FINANCIAL GROUP, INC.
              TO BE ACQUIRED BY UNIVERSAL AMERICAN FINANCIAL CORP.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

Companies, in some cases and other affiliates. Joint costs are allocated to the various affiliates primarily based on time studies. These reimbursements are netted against the expenses paid.

  (D) POLICY LIABILITIES

     Liabilities for future policy benefits for traditional life products generally have been computed on the net level premium method, based on estimated future investment yield, mortality, morbidity and lapses. For accident and health products, liabilities for future policy benefits are established equal to the excess of the present value of future benefits to or on behalf of policyholders over discounted net future premiums. Estimates used are based on the Acquired Companies' experience adjusted to provide for possible adverse deviation. These estimates are periodically reviewed and compared with actual experience. Liabilities for future policy benefits for interest sensitive products include the balance that accrues to the benefit of the policyholders and amounts that have been assessed to compensate the life insurance subsidiaries for services to be provided in the future.

     Policy and contract claims represent estimates of reported claims and claims incurred but not reported based on experience. For certain long-term policies, the estimates are based on the Acquired Companies' experience applied to industry tables.

  (E) ACCOUNTS AND NOTES RECEIVABLE

     Accounts and notes receivable consist primarily of agents' balances and premium receivable from agents and policyholders. Agents' balances are partially secured by commissions due to agents in the future and premiums receivable are secured by policy liabilities. An allowance for doubtful accounts is established, based upon specific identification and general provisions, for amounts which the Acquired Companies estimate will not ultimately be collected.

  (F) DEFERRED POLICY ACQUISITION COSTS AND PRESENT VALUE OF INSURANCE IN FORCE

     Estimated costs of acquiring new business which vary with, and are primarily related to, the production of new business, have been deferred to the extent that such costs are deemed recoverable from future revenues. Such estimated costs include commissions and certain costs of policy issuance, underwriting, certain variable agency and marketing expenses and other costs directly associated with these functions to the extent such costs are determined to vary with and are primarily related to the production of new business. Costs deferred on accident and health and traditional life policies are amortized, with interest, over the anticipated premium-paying period of the related policies in proportion to the ratio of annual premium revenue to expected total premium revenue to be received over the life of the policies. Expected premium revenue is estimated by using the same mortality, morbidity and lapse assumptions used in computing liabilities for future policy benefits. For interest sensitive products and limited pay life products, policy acquisition costs are amortized in relation to the emergence of anticipated gross profits over the life of the policies.

     The present value of insurance in force represents the anticipated gross profits to be realized from future revenues on insurance in force at the date such insurance was purchased, discounted to provide an appropriate rate of return and amortized, with interest, based upon the policy liability or contract rate, over the years that such profits are anticipated to be received in proportion to the estimated gross profits. Accumulated amortization was $160,323, $146,288, and $128,268 as of September 30, 1998, December 31, 1997,
and 1996, respectively.

                        CERTAIN INSURANCE OPERATIONS OF

                         PENNCORP FINANCIAL GROUP, INC.
              TO BE ACQUIRED BY UNIVERSAL AMERICAN FINANCIAL CORP.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     The Acquired Companies monitor deferred policy acquisition costs and present value of insurance in force utilizing assumptions related to underlying profitability. An impairment loss is recorded in the period in which the carrying value exceeds the present value of these expected cash flows and is included in the determination of net income. The period ended September 30, 1998 includes an impairment loss related to deferred policy acquisition costs (see
Note 9).

  (G) COSTS IN EXCESS OF NET ASSETS ACQUIRED

     Costs in excess of the fair value of net assets acquired are amortized on a straight-line basis primarily over 20 to 30 years. Accumulated amortization was $36,359, $31,697 and $25,349 as of September 30, 1998, December 31, 1997, and
1996, respectively.

     The Acquired Companies monitor costs in excess of net assets acquired for impairment. An impairment loss is recorded in the period in which the carrying value exceeds the expected future gross cash flows and is included in the determination of net income.

  (H) INCOME TAXES

     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and operating losses and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     The Acquired Companies are parties to tax sharing agreements. Under these agreements, each company pays the parent of its federal consolidated return group an amount equal to the tax due on a separate company basis. Losses and credits, if any, are reimbursed when the company is able to use the loss or credit on its return calculated on a separate return basis.

  (I) FOREIGN CURRENCY TRANSLATION

     The financial statement accounts of the Acquired Companies' Canadian operations, which are denominated in Canadian dollars, are translated into U.S. dollars as follows: (i) Canadian currency assets and liabilities are translated at the rates of exchange as of the balance sheet dates and the related unrealized translation adjustments are included as a component of business equity, and (ii) revenues, expenses and cash flows, expressed in Canadian dollars, are translated using a weighted average of exchange rates for each period presented.

  (J) REINSURANCE

     Financial reinsurance that does not transfer significant insurance risk is accounted for as deposits and is reflected as a component of due from reinsurers. The cost of reinsurance related to long-duration contracts is accounted for over the life of the underlying reinsurance policies. Balances due to, or from, reinsurers have been reflected as assets and liabilities rather than being netted against the related account balances. Realized gains on retroactive reinsurance arrangements are deferred and amortized into net income over the estimated duration of the reinsured business.

                        CERTAIN INSURANCE OPERATIONS OF

                         PENNCORP FINANCIAL GROUP, INC.
              TO BE ACQUIRED BY UNIVERSAL AMERICAN FINANCIAL CORP.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

  (K) BUSINESS COMBINATIONS

     Business combinations accounted for as a purchase result in the allocation of the purchase consideration to the fair values of the assets and liabilities acquired establishing such fair values as the new accounting bases. Purchase consideration in excess of the fair value of net assets acquired is allocated to "costs in excess of net assets acquired." Should the fair value of the net assets acquired exceed the purchase consideration, such excess is utilized to reduce certain intangible assets, primarily "present value of insurance in force." Allocation of purchase price is performed in the period in which the purchase is consummated and may be preliminary. Adjustments resulting from the completion of the purchase allocation process affect the value of the assets and liabilities acquired.

  (L) BUSINESS EQUITY

     Pursuant to the consummation of the proposed Stock Purchase Agreement mentioned above, the historical values for the equity accounts will be reset based upon the terms of the agreement, as well as the establishment of the final holding company structure. Accordingly, for the purposes of balance sheet presentation, total equity is presented in a single line item, Business Equity. The changes in the Business Equity account reflects only the historical changes of the individual companies on a combined basis.

  (M) NEW ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 defines derivative instruments and provides comprehensive accounting and reporting standards for the recognition and measurement of derivative and hedging activities (including certain instruments embedded in other contracts). It requires derivatives to be recorded in the balance sheet at fair value and establishes criteria for hedges of changes in the fair value of assets, liabilities or firm commitments, hedges of variable cash flows of forecasted transactions, and hedges of foreign currency exposures of net investments in foreign operations. Changes in the fair value of derivatives not meeting specific hedge accounting criteria would be recognized in the Combined Statement of Income. SFAS No. 133 is effective for all fiscal quarters of all years beginning after June 15 1999. The Acquired Companies are evaluating SFAS No. 133 and have not determined its effect on the combined financial statements.

     In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." This SOP provides guidance for determining whether cost of software developed or obtained for internal use should be capitalized or expensed as incurred. In the past, the Acquired Companies have expensed such costs as they were incurred. This SOP is also effective for fiscal years beginning after December 15, 1998. The Acquired Companies are currently evaluating the financial impact as well as the changes to its related disclosures.

     In February 1998, the FASB adopted SFAS No. 132 "Employers' Disclosures about Pensions and other Postretirement Benefits." SFAS No. 132 is effective for fiscal years beginning after December 31, 1997. Earlier application is encouraged. Restatement of disclosures for earlier periods provided for comparative purposes is required. SFAS No. 132 standardizes employers' disclosures about pension and other post-retirement benefits, requires additional information on changes in the benefit obligations and fair values of plan assets to facilitate financial analysis, and

                        CERTAIN INSURANCE OPERATIONS OF

                         PENNCORP FINANCIAL GROUP, INC.
              TO BE ACQUIRED BY UNIVERSAL AMERICAN FINANCIAL CORP.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

eliminates certain irrelevant disclosures. The Acquired Companies are currently evaluating the necessary changes to its related disclosures.

     In December 1997, the AICPA issued SOP 97-3. SOP 97-3 provides: (1) guidance for determining when an entity should recognize a liability for guaranty-fund and other insurance-related assessments, (2) guidance on how to measure the liability, (3) guidance on when an asset may be recognized for a portion or all of the assessment liability or paid assessment that can be recovered through premium tax offsets or policy surcharges, and (4) requirements for disclosure of certain information. This SOP is effective for financial statements for fiscal years beginning after December 15, 1998. Early adoption is encouraged. Previously issued annual financial statements are not restated. The Acquired Companies will report the effect of initially adopting this SOP in a manner similar to the reporting of a cumulative effect of a change in accounting principle. The Acquired Companies are currently evaluating the financial impact, which is expected to be immaterial, as well as the changes to its related disclosures which the Acquired Companies anticipate will be included in the annual financial statements as of and for the twelve month period ended December 31, 1998.

     SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," was issued in June 1997 by the FASB. This Statement requires that companies disclose segment data on the basis that is used internally by management for evaluating segment performance and allocating resources to segments. This Statement requires that a company report a measure of segment profit or loss, certain specific revenue and expense items, and segment assets. It also requires various reconciliations of total segment information to amounts in the combined financial statements. The Acquired Companies currently operate under one segment. The footnote disclosure requirements of SFAS No. 131 are effective for fiscal years beginning after December 15, 1997.

  (3) ACQUISITIONS

     Pursuant to a Stock Acquisition Agreement, effective December 14, 1995, Constitution, and its affiliates, Union Bankers, Marquette and Southwestern Life Insurance Company ("Southwestern Life") were acquired by SWF, a corporation organized by PennCorp and Knightsbridge Capital Fund I, LP ("Knightsbridge"). Prior to December 14, 1995, Constitution, Union Bankers and Marquette were wholly-owned subsidiaries of Southwestern Life, whose ultimate parent was I.C.H. Corporation ("ICH"). Subsequently, on December 14, 1995, Constitution issued a surplus debenture in the amount of $80,000 to its former immediate parent, in exchange for all of the outstanding common stock of Union Bankers, including its wholly-owned subsidiary, Marquette. The fair value of the net assets of Constitution, Union Bankers and Marquette amounted to $25,967 resulting in $76,673 of costs in excess of net assets acquired which will be amortized over 30 years. The acquisition was accounted for as a purchase in accordance with generally accepted accounting principles and accordingly the purchase price was allocated to the assets and liabilities acquired based on estimates of their fair value as of the acquisition date, which became the new cost basis.

     The following unaudited pro forma financial information represents the Acquired Companies' combined results of operations as if the acquisition of Constitution, Union Bankers and Marquette occurred as of January 1, 1995. This unaudited pro forma information has been prepared for comparative purposes only and does not purport to be indicative of what would have occurred had the acquisition been made as of January 1, 1995, or results which may occur in the future.

                        CERTAIN INSURANCE OPERATIONS OF

                         PENNCORP FINANCIAL GROUP, INC.
              TO BE ACQUIRED BY UNIVERSAL AMERICAN FINANCIAL CORP.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                                                                 YEAR ENDED
                                                                DECEMBER 31,
                                                                    1995
                                                                (UNAUDITED)
                                                                ------------
Total revenues..............................................      $455,141
Income before taxes.........................................        62,025
Net income..................................................        36,427

     On January 1, 1996, the common stock of Southwestern Life was contributed to Constitution by SWF. Concurrently, Constitution issued to SWF a surplus debenture in the amount of $40,000.

     The surplus debentures issued by Constitution have been reflected as deemed capital contributions in these financial statements.

     Interest incurred on these surplus debentures was $8,266, $13,510, $12,033 and $395 for the periods ended September 30, 1998 and December 31, 1997, 1996 and 1995, respectively. Principal repayments were $7,250, $6,000 and $1,000 for the period ended September 30, 1998 and the years ended December 1997 and 1996, respectively. Repayments of principal and interest are reflected as deemed dividends.

     On January 2, 1998 PennCorp consummated the acquisition from Knightsbridge and Messrs. Fickes and Stone, of their respective holdings of common stock and common stock warrants of SWF for an aggregate purchase price of $73,777 (not including acquisition expenses). The fair value of the net assets acquired amounted to $46,350 resulting in $28,257 of costs in excess of net assets acquired which will be amortized over 30 years. This acquisition of the remaining interest in SWF was accounted for as a step purchase. As a result, approximately 22% of the assets and liabilities of the acquired entities, including Union Bankers, were marked to the fair value at the date of acquisition. The net effect of adjusting Union Bankers assets and liabilities to fair value as of the acquisition date was an increase in the business equity of Union Bankers of $830. The net assets of Southwestern Life are excluded from all periods as they are not part of the companies being acquired. The pro forma combined total revenues, income before taxes and net income of the Acquired Companies, as if this step purchase occurred as of January 1, 1997, would not have been materially different from the historical amounts reported.

     On August 9, 1995, PLIC purchased an 87.3% interest in the common stock of Marketing One for $9,603. In addition to the common stock, PLIC purchased a bond from Marketing One in the amount of $4,500. In 1996, the bond matured with accrued interest of $35. In lieu of repayment of the bond, PLIC was issued additional shares, increasing its ownership to 90.8%. On January 1, 1998, PLIC sold its interest in Marketing One to a related party for $121 of cash and $10,149 of fixed maturities, which approximated its carrying values. These transactions have been reflected as deemed dividends and deemed capital contributions.

     On September 29, 1995, PLIC transferred Occidental Life Insurance Company of North Carolina ("Occidental") to a related party in exchange for cash of $15,454 and a note receivable of $28,538 (the "AAH Note"). This transaction has been reflected as a deemed capital contribution.

     In 1996, PennCorp Occidental Corp. was sold by Peninsular to a related party for $3,292, which approximated its carrying value. This transaction has been reflected as a deemed capital contribution.

                        CERTAIN INSURANCE OPERATIONS OF

                         PENNCORP FINANCIAL GROUP, INC.
              TO BE ACQUIRED BY UNIVERSAL AMERICAN FINANCIAL CORP.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

(4)  FOREIGN INFORMATION AND BUSINESS SEGMENT INFORMATION

     The Acquired Companies operate under a single segment, the Career Sales Division, and the only significant foreign operations are conducted in Canada. The components of operations were as follows:

                                                NINE MONTHS
                                                   ENDED
                                               SEPTEMBER 30,      YEARS ENDED DECEMBER 31,
                                                   1998         -----------------------------
                                                (UNAUDITED)      1997       1996       1995
                                               -------------    -------    -------    -------
Total revenues:
     U.S. ...................................    $166,811       241,100    300,626    153,271
     Canada..................................      40,316        53,654     52,385     47,026
                                                 --------       -------    -------    -------
                                                 $207,127       294,754    353,011    200,297
                                                 ========       =======    =======    =======

Operating (loss) income before income taxes:
     U.S. ...................................    $(80,848)       21,752     37,997     28,881
     Canada..................................      (7,400)       10,142     16,077     18,019
                                                 --------       -------    -------    -------
                                                 $(88,248)       31,894     54,074     46,900
                                                 ========       =======    =======    =======

                                                       SEPTEMBER 30,      AS OF DECEMBER 31,
                                                           1998         ----------------------
                                                        (UNAUDITED)       1997         1996
                                                       -------------    ---------    ---------
Total assets:
     U.S. ...........................................   $  973,061      1,084,414    1,054,331
     Canada..........................................      170,171        181,768      172,041
                                                        ----------      ---------    ---------
                                                        $1,143,232      1,266,182    1,226,372
                                                        ==========      =========    =========

(5)  INVESTMENTS

     The Acquired Companies held no investments in a single entity, other than obligations of the U.S. Government or agencies thereof, totaling in excess of 10% of total business equity as of September 30, 1998, December 31, 1997, or December 31, 1996.

                        CERTAIN INSURANCE OPERATIONS OF

                         PENNCORP FINANCIAL GROUP, INC.
              TO BE ACQUIRED BY UNIVERSAL AMERICAN FINANCIAL CORP.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     The amortized cost and fair value of fixed maturities available for sale by categories of securities are as follows:

                                                               GROSS         GROSS
                                                AMORTIZED    UNREALIZED    UNREALIZED     FAIR
                                                  COST         GAINS         LOSSES       VALUE
                                                ---------    ----------    ----------    -------
September 30, 1998 (unaudited):
  Mortgage-backed securities..................  $200,007        9,029          (303)     208,733
  U.S. Treasury securities and obligations of
     U.S. Government corporations and
     agencies.................................    29,741        1,437            --       31,178
  Debt securities issued by states of the
     United States and political subdivisions
     of the states............................       925           45            --          970
  Debt securities issued by foreign
     Governments..............................    47,354        7,358            --       54,712
  Corporate debt securities...................   284,839       13,540          (717)     297,662
                                                --------       ------       -------      -------
          Total fixed maturities available for
            sale..............................  $562,866       31,409        (1,020)     593,255
                                                ========       ======       =======      =======

                                                               GROSS         GROSS
                                                AMORTIZED    UNREALIZED    UNREALIZED     FAIR
                                                  COST         GAINS         LOSSES       VALUE
                                                ---------    ----------    ----------    -------
December 31, 1997:
Mortgage-backed securities....................  $155,780        6,055          (659)     161,176
U.S. Treasury securities and obligations of
  U.S.
  Government corporations and agencies........    29,277          719           (73)      29,923
Debt securities issued by states of the United
  States and political subdivisions of the
  states......................................        --           --            --           --
Debt securities issued by foreign
  Governments.................................    53,522        6,792            (8)      60,306
Corporate debt securities.....................   262,549        8,517          (627)     270,439
                                                --------       ------       -------      -------
          Total fixed maturities available for
            sale..............................  $501,128       22,083        (1,367)     521,844
                                                ========       ======       =======      =======

                                                               GROSS         GROSS
                                                AMORTIZED    UNREALIZED    UNREALIZED     FAIR
                                                  COST         GAINS         LOSSES       VALUE
                                                ---------    ----------    ----------    -------
December 31, 1996:
  Mortgage-backed securities..................  $150,936        2,520        (2,083)     151,373
  U.S. Treasury securities and obligations of
     U.S. Government corporations and
     agencies.................................    38,235          572          (428)      38,379
  Debt securities issued by states of the
     United States and political subdivisions
     of the states............................        --           --            --           --
  Debt securities issued by foreign
     Governments..............................    64,217        7,465           (52)      71,630
  Corporate debt securities...................   213,741        6,808        (3,793)     216,756
                                                --------       ------       -------      -------
          Total fixed maturities available for
            sale..............................  $467,129       17,365        (6,356)     478,138
                                                ========       ======       =======      =======

                        CERTAIN INSURANCE OPERATIONS OF

                         PENNCORP FINANCIAL GROUP, INC.
              TO BE ACQUIRED BY UNIVERSAL AMERICAN FINANCIAL CORP.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     The amortized cost and fair value of fixed maturities available for sale, by contractual maturity, are shown below:

                                                SEPTEMBER 30, 1998
                                                   (UNAUDITED)          DECEMBER 31, 1997
                                               --------------------    --------------------
                                               AMORTIZED     FAIR      AMORTIZED     FAIR
                                                 COST        VALUE       COST        VALUE
                                               ---------    -------    ---------    -------
  Due in one year or less....................  $ 35,679      36,030      16,998      16,995
  Due after one year through five years......   135,671     142,541      65,547      66,239
  Due after five years through ten years.....   137,818     147,399     159,118     168,299
  Due after ten years........................    53,691      58,552      56,587      59,245
  Mortgage backed securities, principally
     obligations of U.S. Government
     agencies................................   200,007     208,733     202,878     211,066
                                               --------     -------     -------     -------
                                               $562,866     593,255     501,128     521,844
                                               ========     =======     =======     =======

     Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without prepayment penalties.

     Investments with a fair value of $18,903, $19,509 and $22,403 were on deposit with certain regulatory authorities as of September 30, 1998 and December 31, 1997 and 1996, respectively.

     Included in fixed maturities available for sale as of September 30, 1998 and December 31, 1997, are below investment-grade securities with amortized costs of $12,661 and $19,227 respectively, and fair values of $13,244 and $19,918, respectively. Included in fixed maturities available for sale as of September 30, 1998 and December 31, 1997, are unrated securities with an amortized cost and fair value of $8,313 and $5,750, respectively.

     The Acquired Companies had non-income producing investments with an amortized cost and fair value as follows:

                                      SEPTEMBER 30, 1998
                                         (UNAUDITED)        DECEMBER 31, 1997
                                      ------------------    ------------------
                                      AMORTIZED    FAIR     AMORTIZED    FAIR
                                        COST       VALUE      COST       VALUE
                                      ---------    -----    ---------    -----
Fixed maturities....................   $  315         24        315         38
Equity securities...................       33          5         33         10
Other investments...................    1,900      1,900      1,900      1,900
                                       ------      -----      -----      -----
                                       $2,248      1,929      2,248      1,948
                                       ======      =====      =====      =====

     At September 30, 1998, business equity included net unrealized depreciation of equity securities of $15 consisting of gross unrealized gains of $173, less unrealized losses of $188. At December 31, 1997 net unrealized appreciation of equity securities of $141 consisted of gross unrealized gains of $234, less unrealized losses of $93. At December 31, 1996 net unrealized appreciation of $3,168 consisted of gross unrealized gains of $3,290, less unrealized losses of $122.

                        CERTAIN INSURANCE OPERATIONS OF

                         PENNCORP FINANCIAL GROUP, INC.
              TO BE ACQUIRED BY UNIVERSAL AMERICAN FINANCIAL CORP.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     Following is an analysis of realized gains and losses from sale of investments:

                                                 NINE MONTHS
                                                    ENDED
                                                SEPTEMBER 30,      YEARS ENDED DECEMBER 31,
                                                    1998         ----------------------------
                                                 (UNAUDITED)      1997       1996      1995
                                                -------------    -------    ------    -------
Fixed maturities:
  Gross gains.................................     $1,677            450     1,557        592
  Gross losses................................     (1,322)          (476)   (2,005)    (1,034)
Equity securities:
  Gross gains.................................         --          5,247       699        734
  Gross losses................................         --           (224)     (203)       (44)
Other investments:
  Gross gains.................................      2,261             --        --        256
  Gross losses................................        (59)          (200)       --       (776)
Real estate...................................         75             (2)     (135)        --
Mortgage loans................................        (64)            --      (529)        --
Short-term investments........................         --             --        --         (6)
                                                   ------        -------    ------    -------
                                                   $2,568          4,795      (616)      (278)
                                                   ======        =======    ======    =======

     Following are changes in net unrealized appreciation (depreciation) on investments and foreign currency translation:

                                                 NINE MONTHS
                                                    ENDED
                                                SEPTEMBER 30,      YEARS ENDED DECEMBER 31,
                                                    1998         ----------------------------
                                                 (UNAUDITED)      1997       1996      1995
                                                -------------    -------    ------    -------
Investments carried at fair value:
  Fixed maturities............................     $9,673          9,707    (2,381)    30,539
  Equity securities...........................       (156)        (3,027)    2,110      1,333
  Other investments...........................       (476)            16       460         --
                                                   ------        -------    ------    -------
                                                    9,041          6,696       189     31,872
Less effect on other balance sheet accounts:
  Value of business acquired and deferred
     policy acquisition costs.................       (184)          (492)     (213)      (236)
  Deferred income taxes.......................     (3,100)        (2,171)        8    (11,072)
  Change in foreign currency translation......     (5,463)        (5,641)      568      2,344
                                                   ------        -------    ------    -------
Change in unrealized investment gains and
  losses and foreign currency translation.....     $  294         (1,608)      552     22,908
                                                   ======        =======    ======    =======

                        CERTAIN INSURANCE OPERATIONS OF

                         PENNCORP FINANCIAL GROUP, INC.
              TO BE ACQUIRED BY UNIVERSAL AMERICAN FINANCIAL CORP.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     Major categories of net investment income consist of the following:

                                                   NINE MONTHS
                                                      ENDED
                                                  SEPTEMBER 30,     YEARS ENDED DECEMBER 31,
                                                      1998         --------------------------
                                                   (UNAUDITED)      1997      1996      1995
                                                  -------------    ------    ------    ------
Fixed maturities................................     $32,538       43,276    40,015    26,568
Equity securities...............................          16          121       303       538
Mortgage loans..................................         406          748     1,218       473
Policy loans....................................         964        1,367     1,404       647
Short-term investments..........................       2,484        2,379     2,803       713
Collateral loans................................         245         (220)      191       198
Real estate.....................................          40           66        68        13
Other investments...............................         775        1,185     3,454     2,123
                                                     -------       ------    ------    ------
  Gross investment income.......................      37,468       48,922    49,456    31,273
  Less: investment expenses.....................         748        1,517     1,343       701
                                                     -------       ------    ------    ------
Net investment income...........................     $36,720       47,405    48,113    30,572
                                                     =======       ======    ======    ======

     At September 30, 1998 and December 31, 1997 and 1996, the Acquired Companies held mortgage loans principally involving commercial real estate with carrying values of $1,884, $7,335 and $8,241, respectively. The average outstanding loan balances were approximately $82, $198 and $175 at September 30, 1998, and December 31, 1997 and 1996, respectively. At September 30, 1998 and December 31, 1997 mortgage loan investments were concentrated in the following states:

                                                     SEPTEMBER 30, 1998
                                                        (UNAUDITED)            DECEMBER 31, 1997
                                                   ----------------------    ----------------------
                                                               PERCENT OF                PERCENT OF
                                                                 TOTAL                     TOTAL
                                                   CARRYING     CARRYING     CARRYING     CARRYING
                                                    VALUE        TOTAL        VALUE        TOTAL
                                                   --------    ----------    --------    ----------
California.......................................   $  802        42.6%       $3,518        48.0%
Texas............................................       --          --         2,400        32.7
Canada...........................................      300        15.9           300         4.0
Florida..........................................      423        22.5           724         9.9
New Jersey.......................................      207        11.0           219         3.0
All other........................................      152         8.0           174         2.4
                                                    ------       -----        ------       -----
Balance, end of period...........................   $1,884       100.0%       $7,335       100.0%
                                                    ======       =====        ======       =====

                        CERTAIN INSURANCE OPERATIONS OF

                         PENNCORP FINANCIAL GROUP, INC.
              TO BE ACQUIRED BY UNIVERSAL AMERICAN FINANCIAL CORP.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     Included in other investments are the following investments in obligations of affiliates:

                                                            SEPTEMBER 30,    AS OF DECEMBER 31,
                                                                1998         ------------------
                                                             (UNAUDITED)      1997       1996
                                                            -------------    -------    -------
American Amicable Holding Corporation promissory note.....     $   --        30,662     30,662
  KB Investment Fund I, L.P.-SWF..........................         --         3,750      3,750
  KB Investment Fund I, L.P.-Acordia, Inc.................      3,252         3,228         --
  SWF redeemable preferred stock..........................      5,825         5,592      5,295
                                                               ------        ------     ------
          Total assets....................................     $9,077        43,232     39,707
                                                               ======        ======     ======

     In September 1995, PLIC received the American Amicable Holding Corporation promissory note as partial consideration for the common stock of Occidental. In February 1998, PLIC sold the note to affiliates Southwestern Life and Security Life and Trust Insurance Company, at carrying value.

     In March 1995, PLIC purchased an interest in Knightsbridge with an underlying investment in SWF for $3,750 (see Note 13). In January 1998, PLIC liquidated its limited partnership investment in Knightsbridge related to SWF as part of the purchase of the remaining interest in SWF by PennCorp. PLIC realized a gain on this transaction totaling $4,748. This realized gain was reflected as a deemed capital contribution to PLIC.

     In August 1997, PLIC purchased an interest in Knightsbridge with an underlying investment in the preferred stock of Acordia, Inc. ("Acordia") for $3,228. At the time of the transaction, Acordia was 28.6% owned by Knightsbridge.

     Investment income earned on the above assets totaled $702, $4,130, and $2,267 for the periods ended September 30, 1998, and December 31, 1997 and 1996, respectively.

(6)  POLICY LIABILITIES AND ACCRUALS

     Policy liabilities and accruals consist of reserves for fixed benefit, life and accumulation products.

     For interest sensitive life products and annuity products, the liability for future policy benefits is equal to the accumulated fund value. Fund values are equal to the premium received and interest credited to the fund value less deductions for mortality costs and expense charges. Current interest rates credited range from 4.0 to 6.5 percent. Mortality costs and expense charges are established by the Acquired Companies based upon their experience and cost structure and in accordance with policy terms.

     For traditional life products, the liability for future policy benefits is based primarily upon Commissioners' Standard Ordinary Tables with interest rates ranging from 2.5 to 6.0 percent. Fixed benefit products establish a liability for future policy benefits equal to the excess of the present value of future benefits to or on behalf of the policyholder over the future net premium discounted at interest rates ranging primarily from 4.5 to 8.0 percent. Traditional life products and fixed benefit products future policy benefits may also be determined using the Acquired Companies experience as to mortality, morbidity and lapses with a provision for adverse deviation. The Acquired Companies may vary assumptions by year of policy issue.

                        CERTAIN INSURANCE OPERATIONS OF

                         PENNCORP FINANCIAL GROUP, INC.
              TO BE ACQUIRED BY UNIVERSAL AMERICAN FINANCIAL CORP.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     Policy liabilities and accruals also include provisions for reported claims in process of settlement, valued in accordance with the terms of the related policies and contracts, as well as provisions for claims incurred and unreported based on the Acquired Companies' prior experience.

     During 1998 the Acquired Companies refined their calculation of policy benefit reserves for long term care products which resulted in an increase of approximately $7,551.

     While management believes the estimated amounts included in the financial statements for policy liabilities and accruals are adequate, such estimates may be more or less than the amounts ultimately paid when the claims are settled. In addition, the Acquired Companies are involved in certain litigation regarding policyholder benefits. The Acquired Companies intend to vigorously defend their position relative to these claims; however, if unsuccessful, the level of reserves currently provided could be adversely affected.

     The following table presents information on changes in the liability for policy and contract claims:

                                              NINE MONTHS
                                                 ENDED
                                             SEPTEMBER 30,       YEARS ENDED DECEMBER 31,
                                                 1998         -------------------------------
                                              (UNAUDITED)       1997        1996       1995
                                             -------------    --------    --------    -------
Policy and contract claims at beginning of
  period...................................    $144,504        148,931     161,807    118,187
Less reinsurance recoverables..............     (19,247)       (18,452)     (4,277)    (4,174)
                                               --------       --------    --------    -------
Net balance at beginning of period.........     125,257        130,479     157,530    114,013
                                               --------       --------    --------    -------
Addition due to acquisition................          --             --          --     50,753
                                               --------       --------    --------    -------
Add claims incurred, net of reinsurance re-
  lated to:
  Current year.............................      83,458        107,662     143,311     46,196
  Prior years..............................      26,804           (936)      1,341       (639)
                                               --------       --------    --------    -------
                                                110,262        106,726     144,652     45,557
                                               --------       --------    --------    -------
Deduct claims paid, net of reinsurance
  related to:
  Current year.............................     (37,780)       (57,083)    (91,382)   (15,190)
  Prior years..............................     (44,269)       (54,865)    (80,321)   (37,603)
                                               --------       --------    --------    -------
                                                (82,049)      (111,948)   (171,703)   (52,793)
                                               --------       --------    --------    -------
Policy and contract claims, net of related
  reinsurance recoverables at end of
  period...................................     153,470        125,257     130,479    157,530
Plus reinsurance recoverables..............      22,482         19,247      18,452      4,277
                                               --------       --------    --------    -------
Policy and contract claims at end of
  period...................................    $175,952        144,504     148,931    161,807
                                               ========       ========    ========    =======

     The Acquired Companies have been closely monitoring the development of claims reserve experience. The methodology previously utilized has experienced, what appears to be a deterioration of the adequacy of its claims reserves associated with its disability income products underwritten prior to PennCorp's ownership of PLIC. During the first quarter, 1998, PLIC recognized this trend and strengthened the reserves by approximately $3,000. During the three-month period ended June 30, 1998, PLIC began a process to change its methodology in determining these

                        CERTAIN INSURANCE OPERATIONS OF

                         PENNCORP FINANCIAL GROUP, INC.
              TO BE ACQUIRED BY UNIVERSAL AMERICAN FINANCIAL CORP.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

reserves. As a result of the trends, PLIC increased its claims reserve estimate by $20,000. The effect of the change in methodology is inseparable from the effect of the change in accounting estimate and is accordingly reflected in operations for the nine-month period ended September 30, 1998.

     On February 5, 1999, management met with the Commonwealth of Pennsylvania Insurance Department to discuss establishing the methodology to determine claim reserves as of December 31, 1998. Management has requested permission to use PLIC's own termination rate experience and other assumptions. Depending on the level of PLIC'S experience considered as compared to reserves calculated with a strict interpretation of certain model regulations, an additional reserve increase in the range of $0 to $25,000 would be recorded. PLIC is awaiting the results of the Commonwealth of Pennsylvania Insurance Department's review and conclusion as to the permitted practice with respect to establishing the methodology for claims reserves. Should PLIC need to substantially increase its claims reserves, it is likely that PLIC's risk-based capital ratio would materially decline, without further management action, to a level which could require certain actions be taken by the Commonwealth of Pennsylvania Insurance Department. Should the Commonwealth of Pennsylvania Insurance Department grant the permitted practice as of December 31, 1998, there is no guarantee that the permitted practice would be re-approved in future periods.

(7)  LEASE OBLIGATIONS

     The outstanding principal amounts of notes payable consist of the following:

                                                              SEPTEMBER 30,     DECEMBER 31,
                                                                  1998         --------------
                                                               (UNAUDITED)     1997     1996
                                                              -------------    -----    -----
Capital lease obligations, expiring 2002....................     $2,643        3,109    3,679
                                                                 ======        =====    =====

     Interest costs for the capital lease obligations totaled $120, $201 and $179 for the nine months ended September 30, 1998 and the years ended December 31, 1997 and 1996, respectively. The interest rate on the capital lease obligations is fixed at 8.0 percent. The aggregate commitments for these capital lease obligations during the three months after September 30, 1998 and each of the five years after December 31, 1998 are as follows: 1998, $213; 1999, $673; 2000, $728; 2001, $917; 2002, $112; and 2003, $--.

                        CERTAIN INSURANCE OPERATIONS OF

                         PENNCORP FINANCIAL GROUP, INC.
              TO BE ACQUIRED BY UNIVERSAL AMERICAN FINANCIAL CORP.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     The Acquired Companies are also obligated under operating leases, primarily for office space. Rent expense was $3,916, $7,097, $5,977, and $6,315 for the periods ended September 30, 1998, December 31, 1997, 1996 and 1995, respectively.

     Minimum operating lease commitments are:

For the period remaining in 1998............................    $  406
1999........................................................     1,276
2000........................................................     1,039
2001........................................................       656
2002........................................................       311
2003 and thereafter.........................................        21
                                                                ------
          Total minimum payments required...................    $3,709
                                                                ======

(8) INCOME TAXES

     The total provisions for income tax (benefit) expense are as follows:

                                                    NINE MONTHS
                                                       ENDED
                                                   SEPTEMBER 30,    YEARS ENDED DECEMBER 31,
                                                       1998         -------------------------
                                                    (UNAUDITED)     1997      1996      1995
                                                   -------------    -----    ------    ------
Current -- U.S. .................................    $ (3,945)      1,838    (5,837)   (2,205)
Current -- foreign...............................       1,848       2,058     2,319     4,552
Deferred -- U.S. ................................     (24,650)      1,676    16,683    15,016
Deferred -- foreign..............................      (4,109)      2,017     4,441     2,105
                                                     --------       -----    ------    ------
Income tax (benefit) expense.....................    $(30,856)      7,589    17,606    19,468
                                                     ========       =====    ======    ======

     Income taxes computed using the prevailing corporate tax rate of 35% are reconciled to the Acquired Companies' actual income tax expense attributable to income as follows:

                                                         NINE
                                                        MONTHS
                                                         ENDED
                                                     SEPTEMBER 30,     YEARS ENDED DECEMBER 31,
                                                         1998         --------------------------
                                                      (UNAUDITED)      1997      1996      1995
                                                     -------------    ------    ------    ------
Tax expense computed at statutory rate.............    $(30,887)      11,163    18,926    16,415
Amortization of costs in excess of net assets
  acquired.........................................         873        1,177     1,184     1,068
Change in deferred tax asset valuation allowance...       1,056         (525)    1,052     1,672
Interest paid to affiliate not acquired............      (2,893)      (4,728)   (4,212)     (138)
Other..............................................         995          502       656       451
                                                       --------       ------    ------    ------
Income tax (benefit) expense.......................    $(30,856)       7,589    17,606    19,468
                                                       ========       ======    ======    ======

                        CERTAIN INSURANCE OPERATIONS OF

                         PENNCORP FINANCIAL GROUP, INC.
              TO BE ACQUIRED BY UNIVERSAL AMERICAN FINANCIAL CORP.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     Temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities that give rise to the deferred tax assets (liabilities) relate to the following:

                                                             SEPTEMBER 30,       DECEMBER 31,
                                                                 1998         ------------------
                                                              (UNAUDITED)      1997       1996
                                                             -------------    -------    -------
Deferred tax assets:
  Future policy benefits...................................    $ 44,594        49,358     49,889
  Invested assets, subject to capital gains treatment......       6,472         7,442      5,897
  Net operating loss.......................................          --         8,181      6,695
  Foreign tax credits......................................      22,632        20,783     21,252
  Deferred ceding allowance................................      13,732        11,629     16,608
  Net unrealized loss......................................          --            --      1,197
                                                               --------       -------    -------
                                                                 87,430        97,393    101,538
                                                               --------       -------    -------
Deferred tax liabilities:
  Deferred policy acquisition costs........................    $ 25,308        43,243     41,437
  Present value of insurance in force......................      32,491        37,004     43,300
  Other assets and liabilities.............................      17,794        36,047     31,178
  Net unrealized gain......................................      10,237         7,137      6,162
                                                               --------       -------    -------
                                                                 85,830       123,431    122,077
                                                               --------       -------    -------
                                                                  1,600       (26,038)   (20,539)
Valuation allowance........................................     (17,616)      (16,560)   (17,085)
                                                               --------       -------    -------
Net deferred tax liability.................................    $(16,016)      (42,598)   (37,624)
                                                               ========       =======    =======

     The valuation allowances at September 30, 1998 and December 31, 1997 and 1996 are attributable to deferred tax assets principally arising from differences in the book and tax bases of invested assets subject to capital gains treatment that existed as of the date of the acquisition of the insurance subsidiaries ("acquisition capital gains") and foreign tax credits which could potentially expire prior to utilization. To the extent that income tax benefits relative to the acquisition capital gains are ultimately realized, the reduction in the related valuation allowance of $8,507 at each period would be allocated to reduce costs in excess of net assets acquired. Foreign tax credit carryovers available at September 30, 1998, expire as follows: $3,309 in 1999, $1,754 in 2000, $3,674 in 2001, $2,058 in 2002 and $3,750 in 2003.

     In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent on the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based upon those considerations, management believes it is more likely than not that the Acquired Companies will realize the benefits of these deductible differences, net of the existing valuation allowance at September 30, 1998 or December 31, 1997.

     The Acquired Companies' federal income tax returns are routinely examined by the Internal Revenue Service ("IRS"). PLIC and Peninsular are included in the consolidated tax return of Pacific Life and Accident Insurance Company ("PLAIC") with other affiliates. Constitution, Union Bankers and Marquette are included in the Constitution consolidated tax return along with Southwestern Life.

                        CERTAIN INSURANCE OPERATIONS OF

                         PENNCORP FINANCIAL GROUP, INC.
              TO BE ACQUIRED BY UNIVERSAL AMERICAN FINANCIAL CORP.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

The IRS has examined the Constitution consolidated group's federal income tax returns through December 14, 1995, and pursuant to a settlement agreement with the IRS, all tax years through December 14, 1995, are closed. The examination of the returns for the periods through December 31, 1996 has recently commenced. The returns for the PLAIC consolidated group are not currently under examination.

     Under federal income tax laws which existed prior to 1984, certain earnings of life insurance companies were accumulated in a special tax memorandum account designated as the "policyholders' surplus" account. This account, with a balance of $8,400, was frozen as of December 31, 1983. Under certain conditions, the amount accumulated in the "policyholders' surplus" account can become taxable. As is true for most life insurance companies, the possibility of tax becoming due on any balance in the aforementioned "policyholders' surplus" account is not likely. However, if such tax were to become payable, it would approximate $2,900.

(9)  DEFERRED POLICY ACQUISITION COSTS AND PRESENT VALUE OF INSURANCE IN FORCE

     Deferred policy acquisition costs represent commissions and certain costs of policy issuance and underwriting. Information relating to these costs is as follows:

                                                     NINE
                                                    MONTHS
                                                     ENDED
                                                 SEPTEMBER 30,      YEARS ENDED DECEMBER 31,
                                                     1998         -----------------------------
                                                  (UNAUDITED)      1997       1996       1995
                                                 -------------    -------    -------    -------
Balance at beginning of period.................    $173,214       147,877    118,588     92,513
Policy acquisition costs deferred:
  Commissions..................................      18,844        23,400     17,864     21,406
  Underwriting and issue costs.................      12,715        26,091     27,486     16,693
Released by 80% coinsurance of Medicare
  business (see Note 11).......................          --            --     (1,243)        --
Write-down of unrecoverable costs..............     (65,376)           --         --         --
Policy acquisition costs amortized.............     (20,647)      (22,314)   (14,530)   (12,395)
Change in unrealized investment (gain) loss
  adjustment...................................        (155)         (359)      (211)      (118)
Change in foreign currency translation
  adjustment...................................      (1,332)       (1,481)       (77)       489
Union Bankers step purchase accounting
  adjustment...................................      (2,517)           --         --         --
                                                   --------       -------    -------    -------
Balance at end of period.......................    $114,746       173,214    147,877    118,588
                                                   ========       =======    =======    =======

     During 1998, the Acquired Companies' assumptions as to future morbidity have increased primarily as a result of adverse trends identified by the Acquired Companies with respect to disability income claim reserves. Additionally, effective in 1998, PLIC modified the commission structure and related participation in agency profitability. Based on a recoverability analysis, comparing future discounted cash flows from these blocks of business to the unamortized deferred policy acquisition costs, it was determined that the unamortized deferred policy acquisition costs for these blocks of business were not fully recoverable. This resulted in a charge to income and a reduction of unamortized deferred policy acquisition costs of $65,376.

                        CERTAIN INSURANCE OPERATIONS OF

                         PENNCORP FINANCIAL GROUP, INC.
              TO BE ACQUIRED BY UNIVERSAL AMERICAN FINANCIAL CORP.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     As part of purchase accounting for PennCorp's acquisitions of the Acquired Companies, a present value of insurance in force asset was established which represents the value of the right to receive future cash flows from insurance contracts existing at the date of acquisition. Such value is the actuarially determined present value of the projected cash flows from the acquired policies, discounted to provide an appropriate rate of return.

     The methods used by the Acquired Companies to value the health, life and annuity products purchased are consistent with the valuation methods used most commonly to value blocks of insurance business. It is also consistent with the basic methodology generally used to value insurance assets. The method used by the Acquired Companies includes identifying the future cash flows from the acquired business, the risks inherent in realizing those cash flows, the rate of return the Acquired Companies believe they must earn in order to accept the risks inherent in realizing the cash flows, and determining the value of the insurance asset by discounting the expected future cash flows by the discount rate the Acquired Companies require.

     The discount rate used to determine such values is the rate of return required in order to invest in the business being acquired. In selecting the rate of return, the Acquired Companies consider the magnitude of the risks associated with actuarial factors described in the following paragraph, cost of capital available to the Acquired Companies to fund the acquisition, compatibility with other activities that may favorably affect future profits, and the complexity of the acquired company.

     Expected future cash flows used in determining such values are based on actuarial determinations of future premium collection, mortality, morbidity, surrenders, operating expenses and yields on assets held to back policy liabilities as well as other factors. Variances from original projections, whether positive or negative, are included in income as they occur and will affect the present value of insurance inforce amortization rates for insurance products accounted for under SFAS No. 97, "Accounting and Reporting by Insurance Enterprises for Certain Long-Duration Contracts and for Realized Gains and Losses from the Sale of Investments." To the extent that these variances indicate that future cash flows will differ from those included in the original scheduled amortization of the present value of the insurance in force, current and future amortization may be adjusted. Recoverability of the present value of insurance in force is evaluated annually and appropriate adjustments are then determined and reflected to the financial statements for the applicable period.

                        CERTAIN INSURANCE OPERATIONS OF

                         PENNCORP FINANCIAL GROUP, INC.
              TO BE ACQUIRED BY UNIVERSAL AMERICAN FINANCIAL CORP.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     Information related to the present value of insurance in force is as follows:

                                                 NINE MONTHS
                                                    ENDED
                                                SEPTEMBER 30,      YEARS ENDED DECEMBER 31,
                                                    1998         -----------------------------
                                                 (UNAUDITED)      1997       1996       1995
                                                -------------    -------    -------    -------
Balance at beginning of year..................     $106,864      124,884    171,818    114,505
Released by 80% coinsurance of Medicare
  business (see Note 11)......................           --           --    (22,936)        --
Additions for acquisition of Constitution and
  Union Bankers...............................           --           --         --     69,022
Union Bankers step purchase accounting
  adjustment..................................       (3,965)          --         --         --
Net amortization..............................       (9,542)     (17,352)   (23,967)   (11,997)
Change in unrealized investment (gain) loss
  adjustment..................................          (29)        (133)        (2)      (118)
Change in foreign currency translation
  adjustment..................................         (499)        (535)       (29)       406
                                                   --------      -------    -------    -------
       Balance at end of year.................     $ 92,829      106,864    124,884    171,818
                                                   ========      =======    =======    =======

     Expected amortization of the present value of insurance in force, based upon current assumptions and accretion of interest at a policy liability or contract rate ranging from 5.5 to 9.2 percent for the period from October 1, 1998 to December 31, 1998 and the next five years is as follows:

                                             BEGINNING       GROSS         ACCRETION         NET
                                              BALANCE     AMORTIZATION    OF INTEREST    AMORTIZATION
                                             ---------    ------------    -----------    ------------
1998.......................................   $92,829         9,391          7,620           1,771
1999.......................................    91,058        18,089          7,274          10,815
2000.......................................    80,243        15,827          6,424           9,403
2001.......................................    70,840        13,841          5,680           8,161
2002.......................................    62,679        12,111          5,030           7,081
2003.......................................    55,598        10,956          4,452           6,504

(10)  STATUTORY ACCOUNTING AND DIVIDEND RESTRICTIONS

     Cash generated by the insurance companies included in the Acquired Companies is made available to PennCorp, the ultimate parent, principally through periodic payments of principal and interest on surplus debentures, funded primarily by dividends from the insurance companies included in or owned by the Acquired Companies.

     Dividend payments by insurance companies are limited by, or subject to the approval of the insurance regulatory authority of each insurance company's state of domicile. Such dividend requirements and approval processes vary significantly from state to state. In 1998, the insurance companies included in the Acquired Companies are not able to pay dividends without prior approval from their respective insurance regulatory authorities.

     The surplus debentures in the amount of $105,750, $113,000, and $119,000, respectively, are excluded from net assets in the combined statements (see Note 1 on the basis of presentation). However, pursuant to the terms of the surplus debenture issued by Constitution to the benefit of

                        CERTAIN INSURANCE OPERATIONS OF

                         PENNCORP FINANCIAL GROUP, INC.
              TO BE ACQUIRED BY UNIVERSAL AMERICAN FINANCIAL CORP.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

Southwestern Life Companies, Inc. ("SLC"), Constitution may make principal and interest payments to the extent that Constitution's surplus, plus liabilities relating to the surplus debentures, less the statutory carrying value of Southwestern Life and Union Bankers, exceeds $1,200. Constitution's surplus at September 30, 1998 was $154,799, of which $158,215 was attributable to its ownership of Southwestern Life and Union Bankers. Liabilities relating to the surplus debentures at September 30, 1998 were $6,059, representing accrued principal and interest. At September 30, 1998, Constitution was restricted from making the full payment on the surplus note and was in arrears with respect to principal in the amount of $3,625 and interest in the amount of $990. At December 31, 1997, Constitution's surplus was $174,715 of which $161,098 was attributable to its ownership of Southwestern Life and Union Bankers.

     The insurance subsidiaries prepare their statutory financial statements in accordance with accounting practices prescribed or permitted by their respective state insurance departments. Prescribed statutory accounting practices include state laws, regulations, and general administrative rules, as well as a variety of publications of the National Association of Insurance Commissioners ("NAIC"). Permitted statutory accounting practices encompass all accounting practices that are approved by insurance regulatory authorities; such practices differ from state to state, and may differ from company to company within a state, and may change in the future. Furthermore, the NAIC has a project to codify statutory accounting practices, the result of which is expected to constitute the only source of prescribed statutory accounting practices. Accordingly, that project will likely change to some extent prescribed statutory accounting practices and may result in changes to the accounting practices that insurance enterprises use to prepare their statutory financial statements.

     Statutory capital and surplus of the insurance companies as reported to regulatory authorities at September 30, 1998 and December 31, 1997 and 1996 totaled $183,736, $226,312 and $220,653, respectively. Statutory net (loss) income of the insurance companies as reported to regulatory authorities totaled $(22,045) for the nine months ended September 30, 1998 and $9,469 $21,473 and $(25,171) for the years ended December 31, 1997 and 1996 and 1995, respectively.

     Beginning in 1993, the NAIC imposed regulatory risk-based capital ("RBC") requirements on life insurance enterprises, including the insurance companies. The RBC model serves as a benchmark for the regulation of life insurance companies by state insurance regulators. RBC provides for targeted surplus levels based on formulas which specify various weighting factors that are applied to financial balances or various levels of activity based on the perceived degree of risk, and are set forth in the RBC requirements. Such formulas focus on four general types of risk: (a) the risk with respect to a company's assets (asset or default risk); (b) the risk of adverse insurance experience with respect to a company's liabilities and obligations (insurance or underwriting risk); (c) the interest rate risk with respect to a company's business (asset/liability matching); and, (d) all other business risk (management, regulatory action, and contingencies). The amount determined under such formulas is called the authorized control level RBC ("ACLC").

     The RBC guidelines define specific capital levels based on a company's ACLC that are determined by the ratio of a company's total adjusted capital ("TAC") to its ACLC. TAC is equal to statutory capital, plus AVR and certain other specified adjustments. The specified capital levels, in declining order, and applicable ratios are generally as follows: "Company Action Level" where TAC is less than or equal to 2.0 times ACLC or the TAC is less than or equal to 2.5 times ACLC with a negative trend; "Regulatory Action Level" where TAC is less than or equal to 1.5 times ACLC; "Authorized Control Level" where TAC is less than or equal to 1.0 times ACLC; and, "Mandatory Control Level" where TAC is less than or equal to 0.7 times ACLC. Companies at the Company

                        CERTAIN INSURANCE OPERATIONS OF

                         PENNCORP FINANCIAL GROUP, INC.
              TO BE ACQUIRED BY UNIVERSAL AMERICAN FINANCIAL CORP.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

Action Level are required to submit a comprehensive financial plan to the insurance commissioner of the state of domicile. Companies at the Regulatory Action Level are subject to mandatory examination or analysis by the commissioner and possible required corrective actions. At the Authorized Control Level, companies are subject to, among other things, the commissioner placing it under regulatory control. At the Mandatory Control Level, the insurance commissioner is required to place a company under regulatory control.

     At December 31, 1997 PLIC's TAC was $44,224 with a negative trend, placing it within the Company Action Level. Should PLIC need to substantially increase its claims reserves, it is likely that PLIC's risk-based capital ratio would materially decline, without further management action, to a level which could require that certain actions be taken by the Commonwealth of Pennsylvania Insurance Department (see note 6).

     On September 30, 1998, PLIC entered into a reinsurance agreement with an unaffiliated reinsurer to coinsure certain inforce individual life and health business written or acquired by PLIC prior to January 1, 1998. In addition, as part of the stock purchase agreement, PennCorp is required to deliver the Acquired Companies, including PLIC, to Universal with a minimum TAC of 3.00 times ACLC. To achieve this, several actions are planned. These actions include the sale of Penncorp Life by PLIC to PennCorp for fair value; the replacement, by PennCorp, of certain non-performing assets held by the Acquired Companies with investment grade bonds assigned an NAIC rating of 1 or 2; and the reallocation of capital.

     Attaining and maintaining the required RBC levels depends on future events and circumstances, the outcome of which cannot be assured and the ultimate outcome cannot be presently determined. Accordingly, no adjustments that may result from the ultimate resolution of this uncertainty have been made in the accompanying financial statements. Management presently believes that it will implement its plan and meet and maintain RBC requirements.

     At December 31, 1997, Union Bankers, Constitution, Peninsular, and Marquette's total adjusted capital is in compliance with regulatory RBC requirements.

     PLIC's Canadian branch and Canadian subsidiary report to Canadian regulatory authorities based upon Canadian statutory accounting principles that vary in some respects from U.S. statutory accounting principles. Canadian net assets based upon Canadian statutory accounting principles were $50,379, $51,428 and $51,567 as of September 30, 1998, and December 31, 1997 and 1996, respectively.

     Remittances to PLIC from the Canadian operations totaled $2,485 for the year ended December 31, 1995. There were no remittances during 1998, 1997 or 1996.

(11)  REINSURANCE

     In the normal course of business, the Acquired Companies reinsure portions of certain policies that it underwrites to limit disproportionate risks. The Acquired Companies retain varying amounts of individual insurance up to a maximum retention of $500 on any life. Amounts not retained are ceded to other insurance enterprises or reinsurers on an automatic or facultative basis. The Acquired Companies cede varying amounts of certain accident and sickness policies up to a maximum cession of $800, as well as varying portions of certain disability income products.

     Reinsurance contracts do not relieve the Acquired Companies from their obligations to policyholders. Therefore, the Acquired Companies are contingently liable for recoverable unpaid

                        CERTAIN INSURANCE OPERATIONS OF

                         PENNCORP FINANCIAL GROUP, INC.
              TO BE ACQUIRED BY UNIVERSAL AMERICAN FINANCIAL CORP.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

claims and policyholder liabilities ceded to reinsurers in the unlikely event that assuming reinsurers are unable to meet their obligations. The Acquired Companies evaluate the financial condition of its reinsurers to minimize its exposure to significant losses from reinsurer insolvencies.

     The effect of reinsurance on policy revenues earned and the related benefits incurred by such reinsurers is as follows:

                                               NINE MONTHS
                                                   END
                                              SEPTEMBER 30,       YEARS ENDED DECEMBER 31,
                                                  1998         ------------------------------
                                               (UNAUDITED)       1997       1996       1995
                                              -------------    --------    -------    -------
Direct policy revenues and amounts assessed
  against policyholders.....................    $223,672        324,375    327,118    160,942
Reinsurance assumed.........................       3,357          5,029     22,514      9,156
Reinsurance ceded...........................     (68,034)      (106,121)   (56,123)    (4,058)
                                                --------       --------    -------    -------
Net premiums and amounts earned.............    $158,995        223,283    293,509    166,040
                                                ========       ========    =======    =======

     Effective July 1, 1996, Union Bankers entered into reinsurance agreements with Cologne Life Reinsurance Company ("Cologne") to coinsure 80% of its Medicare supplement business in force on July 1, 1996 and to coinsure 80% of its Medicare policies issued on or after July 1, 1996. Union Bankers recorded a deferred gain on the transaction of $53,893 as of July 1, 1996, which is being amortized into income over the life of the business. As a result of the step purchase accounting adjustments at January 2, 1998, the deferred gain was reduced by $7,310. For the nine months ended September 30, 1998, the year ended December 31, 1997 and the period from July 1, 1996 to December 31, 1996, $6,681 $14,221 and $6,445, respectively, of the deferred gain has been recognized and is included in other income. Union Bankers is not subject to any negative experience adjustments if the ceded business is unprofitable; however, Union Bankers may participate in a portion of future earnings from the ceded business after Cologne recovers its initial ceding commission plus interest at a specified rate. Union Bankers retained administration for the ceded block of business and is reimbursed by Cologne for administrative costs at the rate of 8.5% of ceded renewal premiums and 11.5% of ceded first year premiums.

     Peninsular has entered into three reinsurance agreements with an affiliate, Occidental. The three agreements consist of a "Coinsurance of Individual and Group Annuities" effective December 31, 1986, an "Indemnity Reinsurance" effective July 1, 1991 and a "Coinsurance of Individual Universal Life Insurance" effective October 1, 1992 whereby Peninsular is assuming the business from Occidental.

     The effect of this reinsurance on revenues earned and the related benefits incurred is as follows:

                                                    NINE MONTHS
                                                       ENDED
                                                   SEPTEMBER 30,    YEARS ENDED DECEMBER 31,
                                                       1998         -------------------------
                                                    (UNAUDITED)     1997      1996      1995
                                                   -------------    -----    ------    ------
Revenues assumed.................................     $3,208        4,848    20,788     9,057
Policy benefits and expenses assumed.............     $4,447        6,403    24,661    11,537

     Pursuant to the terms of the agreements, assets with a market value equal to the statutory liabilities ceded were transferred to Peninsular on the effective dates of the respective treaties.

                        CERTAIN INSURANCE OPERATIONS OF

                         PENNCORP FINANCIAL GROUP, INC.
              TO BE ACQUIRED BY UNIVERSAL AMERICAN FINANCIAL CORP.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     GAAP reserves for the business assumed from Occidental were $49,734, $51,197 and $52,498 as of September 30, 1998, December 31, 1997 and 1996,
respectively.

     Effective January 1, 1996, Union Bankers and Constitution ceded on a coinsurance basis substantially all of their inforce annuity business to Southwestern Life. Pursuant to the terms of the agreement, assets, with a market value equal to the statutory reserves held by Union Bankers and Constitution were transferred to Southwestern Life. Statutory and GAAP reserves at the date of transfer were $34,827 and $37,291, respectively. This resulted in a deemed capital contribution to Constitution of $2,465. These agreements were terminated on September 30, 1998. Pursuant to the terms of the recapture provision, assets, with a market value equal to the statutory reserves for the recaptured policies, were transferred to Union Bankers and Constitution. Statutory and GAAP reserves at the date of recapture were $27,337 and $28,414, respectively. This resulted in a deemed dividend from Constitution of $1,077.

     Effective December 31, 1997, Marquette assumed on a coinsurance basis a specified block of flexible premium deferred annuity policies from Southwestern Life. Marquette received assets equal to the statutory reserves with respect to the assumed policies. At December 31, 1997, the statutory and GAAP reserves for these policies were $67,630. This agreement was terminated on September 30, 1998. Assets with a market value equal to the statutory reserves on the termination date were transferred back to Southwestern Life. Statutory and GAAP reserves on the termination date were $27,716.

(12)  RETIREMENT AND PROFIT SHARING PLAN

     The Acquired Companies participate in defined contribution plans sponsored by their respective ultimate parents, either PennCorp or SWF. All employees of the Acquired Companies are eligible who have attained age 21, except for certain employees whose commission earnings represent more than 50% of their income from the Company. Matching contributions are made by PennCorp or SWF in the amount equal to 50% of each participant's salary deferral up to a maximum of 3% of annual compensation. The plans also provide for a discretionary employer profit sharing contribution, which is determined annually by the parents' Boards of Directors. Salary deferral contributions are at all times fully vested, while matching contributions and profit sharing contributions vest ratably from one to five years of service. All participant accounts are fully vested at death, disability or attainment of age 65. Expenses related to this plan are charged to each subsidiary or affiliate for its allocable share of such contributions based on the percentage of payroll. The expenses allocated to the Acquired Companies relating to this plan were $448 as of September 30, 1998 and $530, $534 and $649 for 1997, 1996, and 1995 respectively.

     In addition, PennCorp has a bonus plan for certain key officers. The amount available to pay awards for any year is determined by a committee of senior executives of PennCorp and is subject to approval of the Board of Directors of PennCorp. Awards are based on the performance of the Acquired Companies and the performance of eligible participants. The Acquired Companies paid bonuses of $634 through September 30, 1998 and $2,957 and $1,360 for the years ended 1997 and 1996 respectively.

     PennCorp and SWF also provide certain health care and life insurance benefits for retired employees. Employees meeting certain age and length of service requirements become eligible for these benefits. The obligation for the accrued postretirement health and welfare benefits is unfunded.

                        CERTAIN INSURANCE OPERATIONS OF

                         PENNCORP FINANCIAL GROUP, INC.
              TO BE ACQUIRED BY UNIVERSAL AMERICAN FINANCIAL CORP.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     The combined total liability for PennCorp and SWF for the accrued postretirement benefits include the following at December 31, 1997 and 1996:

                                                               1997         1996
                                                              -------      ------
Accumulated postretirement benefit obligations..............  $27,509      28,998
Unrecognized transition obligation..........................   (4,202)     (5,187)
Unrecognized losses.........................................     (816)       (589)
                                                              -------      ------
          Total.............................................  $22,491      23,222
                                                              =======      ======

     The liabilities for the accrued postretirement benefit included at the individual company level include company-specific programs and an allocated portion of the service companies liability. The liability for the accrued postretirement benefit for the Acquired Companies includes the following at December 31, 1997 and 1996:

                                                               1997        1996
                                                              ------      ------
Accumulated postretirement benefit obligations..............  $7,977       8,395
Unrecognized transition obligations.........................  (3,204)     (4,066)
Unrecognized losses.........................................    (589)       (367)
                                                              ------      ------
          Total.............................................  $4,184       3,962
                                                              ======      ======

     For measurement purposes, a 5.5% annual rate increase in the health care cost trend rate was assumed for 1998; the rate was assumed to decrease gradually to 4.0% by the year 2015 and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. To illustrate, increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement health care benefit obligation as of December 31, 1997 by $767 and the aggregate of the service and interest components of net periodic postretirement health care benefit cost for 1997 by $127. The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 7.0%.

(13)  RELATED PARTY TRANSACTIONS

     Related party transactions described herein include those transactions not included elsewhere in the Notes to Combined Financial Statements.

     During 1995, two of PennCorp's officers and directors, Messrs. Stone and Fickes, formed a fund, Knightsbridge, for the purpose of making equity and equity linked investments in companies engaged primarily in the life insurance industry. Knightsbridge has received subscriptions for approximately $92,000 in limited partnership interests, including a $15,000 subscription from PennCorp. The general partner of Knightsbridge is Knightsbridge Capital L.L.C. ("Knightsbridge Capital"), the members of which are David J. Stone and Steven W. Fickes. Allan D. Greenberg, a member of the Company's Board of Directors, formerly owned a 5% interest in Knightsbridge Capital which was purchased by Messrs. Stone and Fickes. The general partner of Knightsbridge cannot be removed by the limited partners, unless a court has finally determined that the general partner has committed a willful and material breach of the limited partnership agreement.

     The Acquired Companies have management and services agreements with entities affiliated with Knightsbridge, a shareholder and a director of PennCorp. In connection with an Advisory and Management Services Agreement with Knightsbridge Management, L.L.C., the Acquired Companies

                        CERTAIN INSURANCE OPERATIONS OF

                         PENNCORP FINANCIAL GROUP, INC.
              TO BE ACQUIRED BY UNIVERSAL AMERICAN FINANCIAL CORP.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

have paid $1,545 through September 30, 1998. Fees of $243 and $326 were paid in 1997 and 1996 respectively. Each insurance company has an Investment Management Agreement with Knightsbridge Consultants, L.L.C. For the periods ended September 30,1998 and December 31, 1997, 1996, and 1995 fees incurred totaled $785, $371,
$377, and $313 respectively.

     PLIC has an agreement with its affiliates with respect to the reimbursement of direct and joint costs for services or material paid on behalf of the Acquired Companies, in some cases, and other affiliates. Pursuant to this agreement, PLIC received $23,249 through September 30, 1998 and $30,522, $32,093, and $18,547 for 1997, 1996, and 1995, respectively.

     Pursuant to a service agreement, PennCorp Financial Services, Inc., provides data processing services for the Acquired Companies. The Acquired Companies incurred expenses of $5,473 through September 30, 1998, and $9,523, $8,392, and $6,109 for 1997, 1996, and 1995, respectively.

     A corporation whose principal owners are shareholders, directors or officers of PennCorp, provides actuarial and tax advisory services to the Acquired Companies. Advisory fees of $222 were paid in 1997, $210 was paid in 1996 and 1995. As of September 30, 1998, no advisory fees have been paid in 1998.

     Constitution, Union Bankers, and Marquette were parties to a management and services agreement with Southwestern Financial Services Corporation ("SFSC"), a subsidiary of SWF. SFSC provided substantially all administrative, management, investment, personnel, data processing, facilities and certain other services for SWF, its subsidiaries and affiliates and certain other unrelated parties. Under the management and services agreement with SFSC, those companies paid fees for personnel, data processing, and other services equal to the cost of such services to SFSC. The amount of fees incurred in accordance with the agreement was $12,129 through September 30, 1998. For the years ended 1997, 1996, and for the period from December 15, 1995 through December 31, 1995, the fees were $20,810, $22,664, and $800, respectively.

(14)  OTHER COMMITMENTS AND CONTINGENCIES

     PennCorp, the parent of the Acquired Companies, and a number of current or former PennCorp directors and officers have been named as defendants in ten class-action securities complaints (collectively, the "Complaints") that were filed in the United States District Court for the Southern District of New York. Nine of the Complaints are brought on behalf of certain purchasers of the PennCorp's common stock; the other on behalf of the purchasers of PennCorp's subordinated notes. The Complaints charge PennCorp and certain of its officers and directors with violations of federal securities laws. Plaintiffs seek to recover damages in unspecified amounts on behalf of themselves and all other purchasers of the PennCorp's common stock and subordinated notes during various periods. During a pre-trial conference on November 9, 1998, all parties agreed to the consolidation of all of the above actions and the Court appointed lead plaintiffs on behalf of the shareholders and noteholders. Additional information with respect to the Complaints is included in PennCorp's 10Q, for the period ended September 30, 1998, on file with the SEC.

     Presently, none of the Acquired Companies have been specifically named in the above complaints.

     While it is not feasible to predict or determine the final outcome of these proceedings or to estimate the amount or potential range of loss with respect to these matters, management believes that an adverse outcome with respect to such proceedings would have a material adverse impact on the financial condition, results of operations and cash flows of the Company.

                        CERTAIN INSURANCE OPERATIONS OF

                         PENNCORP FINANCIAL GROUP, INC.
              TO BE ACQUIRED BY UNIVERSAL AMERICAN FINANCIAL CORP.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     On July 30, 1998, the Securities and Exchange Commission (the "SEC") notified PennCorp that it had commenced a formal investigation into possible violations of the federal securities laws including matters relating to PennCorp's restatement of its financial statements for the first nine months of 1997, and for the years ended December 31, 1994, 1995, and 1996. PennCorp and its management are fully cooperating with the SEC in its investigation.

     Certain lawsuits have been brought against the Acquired Companies in the normal course of the insurance business involving the settlement of various matters and seeking compensatory and in some cases punitive damages. Management believes that the ultimate settlement of all such litigations will not have a materially adverse effect on the Acquired Companies combined financial position or results of operations.

     The life insurance companies are required to be members of various state insurance guaranty associations in order to conduct business in those states. These associations have the authority to assess member companies in the event that an insurance company conducting business in that state is unable to meet its policyholder obligations. In some states, these assessments can be partially recovered through a reduction in future premium taxes. The insurance subsidiaries paid assessments of $292 through September 30, 1998, and $787, $541 and $435 for the years ended December 31, 1997, 1996 and 1995, respectively. Based on information currently available, the insurance subsidiaries have determined that no accrual is necessary at September 30, 1998 for future assessments, net of future premium tax reductions.

(15)  FINANCIAL INSTRUMENTS

     The following is a summary of the carrying value and fair value of the Acquired Companies' financial instruments as of September 30, 1998, December 31, 1997 and 1996:

                                  SEPTEMBER 30,                   DECEMBER 31;
                                       1998          ---------------------------------------
                                   (UNAUDITED)              1997                 1996
                                ------------------   ------------------   ------------------
                                CARRYING    FAIR     CARRYING    FAIR     CARRYING    FAIR
                                 VALUE      VALUE     VALUE      VALUE     VALUE      VALUE
                                --------   -------   --------   -------   --------   -------
ASSETS:
Cash and short-term
  investments.................  $ 70,073    70,073    63,186     63,186    64,438     64,438
Fixed maturities..............   593,255   593,255   521,844    521,844   485,515    485,515
Equity securities.............     6,856     6,856     7,564      7,564    19,453     19,453
Mortgage loans................     1,884     1,884     7,335      7,335     8,241      8,241
Policy loans..................    22,626    22,626    23,731     23,731    24,758     24,758
Other investments.............     7,130     6,879    14,836     14,582    12,700     12,438
Agent and premium
  receivables.................   701,825   701,575   638,496    638,242   615,106    614,844

LIABILITIES:
Capital lease obligations.....  $  2,643     2,643     3,109      3,109     3,679      3,679
Universal life and investment
  contract liabilities........    35,278    35,278   104,753    104,753    40,950     40,950

                        CERTAIN INSURANCE OPERATIONS OF

                         PENNCORP FINANCIAL GROUP, INC.
              TO BE ACQUIRED BY UNIVERSAL AMERICAN FINANCIAL CORP.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     The following methods and assumptions were used by the Acquired Companies in estimating their fair value disclosures for financial instruments:

     Cash and Short-term Investments, Agent and Premium Receivables: The carrying value of short-term investments and amounts receivable approximate their fair value due to the short-term maturity of these instruments.

     Fixed Maturities and Equities Available for Sale: Fair values for fixed maturities available for sale are based on quoted market prices, where available. For fixed maturities not actively traded, fair values are estimated using values obtained from independent pricing services or are estimated based on expected future cash flows using a current market rate applicable to the yield, credit quality, and maturity of the investments. The fair values for equity securities are based on quoted market prices.

     Mortgage and Collateral Loans: The fair value for mortgage and collateral loans are estimated using discounted cash flow analyses, based on interest rates currently being offered for similar loans to borrowers with similar credit ratings. Loans with similar characteristics are aggregated for purposes of the calculation.

     Other Investments: The fair value of Acquired Companies' investment in residual interests in mortgage-backed securities was obtained from an independent broker-dealer. The fair values of other miscellaneous invested assets have not been estimated due to their relative immateriality.

     Policy Loans: Policy loans are an integral part of life insurance policies which the insurance companies have in force and, in the Acquired Companies' opinion, cannot be valued separately. These loans typically carry an interest rate that is tied to the crediting rate applied to the related policy and contract reserves.

     Capitalized Lease Obligations: Fair values of the Acquired Companies' capitalized lease obligations approximate carrying values.

     Universal Life and Investment Contract Liabilities: The carrying value and fair values for the insurance companies' liabilities under universal life and investment-type insurance contracts are the same as the interest rates credited to these products are periodically adjusted by the Acquired Companies to reflect market conditions. The fair values of liabilities under all insurance contracts are taken into consideration in the overall management of investment maturities with amounts due under insurance contracts.

(16)  RESTRUCTURING CHARGES

     As a result of the Acquired Companies initiative to transfer administration of its comprehensive and medicare supplement blocks of business to third party administrators, the Acquired Companies recorded a pre-tax restructuring charge of $1,834 during 1998. The restructuring charge recognized primarily severance and related benefits incurred due to staff reductions. Through September 30, 1998, the Acquired Companies have charged against the accrual $1,308. As of September 30, 1998, the Acquired Companies re-evaluated such charge and reduced accruals by $269.

     During 1995, the Acquired Companies recorded a restructuring charge of $1,272 relating to the relocation of operations.

                        CERTAIN INSURANCE OPERATIONS OF

                         PENNCORP FINANCIAL GROUP, INC.
              TO BE ACQUIRED BY UNIVERSAL AMERICAN FINANCIAL CORP.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

(17)  YEAR 2000 COMPLIANCE

     Many computer and software programs were designed to accommodate only two digit fields to represent a given year (e.g., "98" represents 1998). It is highly likely that such systems will not be able to accurately process data containing date information for the year 2000 and beyond. The year 2000 issue has the potential to affect the Acquired Companies through the disruption of the processing of business both internally and between the Acquired Companies and other businesses with which it interacts.

     Although the Acquired Companies believe that their operating divisions, outside vendors and most critical business partners will be sufficiently compliant that the year 2000 issue should not cause a material disruption in the Acquired Companies' business, there can be no assurance that there will not be material disruptions to the Acquired Companies' business or an increase in the cost of doing business. Although the Acquired Companies believe that the year 2000 issues should not cause a material disruption in business, they are currently evaluating various contingency plans associated with remediation tasks which management believes are at a higher risk for failure.

(18)  SUBSEQUENT EVENT -- PENDING SALE OF THE CAREER DIVISION (UNAUDITED)

     On December 31, 1999, PennCorp entered into a definitive agreement to sell its Career Sales Division and related assets to Universal, in conjunction with Capital Z Financial Services Fund II, L.P. ("Capital Z"). The purchase price is $175,000, consisting of $136,000 of cash and $39,000 of Subordinated Notes. The purchase price may be increased or decreased under the terms of the agreement.

     To finance part of the transaction, Universal will issue approximately $82,000 of new equity in the form of common stock to Capital Z and some agents and members of the management of the Acquired Companies. Of that amount, Capital Z will invest $76,500 to acquire 24.3 million common shares of Universal at a price of $3.15 per share. Capital Z is a $1.8 billion global private equity fund that focuses exclusively on investments in the insurance, financial services and healthcare services industries.

     Universal also intends to fund the transaction by borrowing $70,000 which has been committed by a syndicate of lenders arranged by Chase Securities, Inc. The lenders will make an additional $10,000 available to Universal on a revolving credit basis. In addition, Universal will issue $39,000 in Subordinated Notes to PennCorp (the "Notes"). The Notes will have an 8.0 percent coupon and a maturity of ten years. Interest on the Notes may be paid in additional Subordinated Notes or in cash, at Universal's option. The accreted value of the Notes will be subject to offset in the event of adverse development in PLIC's disability income claim reserve and for other indemnification issues.

     The closing of the transaction is subject to certain closing conditions, including receipt of all required regulatory approvals and the approval of the transactions by Universal's shareholders. Shareholders holding a majority of the outstanding voting shares of Universal have already agreed to vote their shares in favor of the related transactions. The parties expect the closing of the transaction to occur in the second quarter of 1999.

     The stock purchase agreement contains other pre-closing restructuring provisions, including the termination of the current reinsurance agreements between Peninsular and Occidental relating to the assumption by Peninsular of Occidental's reserves and the establishment of a new reinsurance agreement, whereby Peninsular will cede 100 percent of its existing direct business to Occidental. These transactions will be settled at amounts equal to the statutory reserves at the date

                        CERTAIN INSURANCE OPERATIONS OF

                         PENNCORP FINANCIAL GROUP, INC.
              TO BE ACQUIRED BY UNIVERSAL AMERICAN FINANCIAL CORP.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

the new agreements become effective. At September 30, 1998, Peninsular's net GAAP reserves, including the amounts assumed from Occidental, were approximately $60,000 and the related statutory reserves were approximately $70,000. Accordingly, it is anticipated that Peninsular will recognize a net loss of approximately $10,000, as a result of the above transactions.

(19)  SUBSEQUENT EVENTS -- REINSURANCE (UNAUDITED)

     In December 1998, Union Bankers signed a letter of intent to ceded the remaining 20 percent of its medicare supplement business to Cologne. The letter of intent also amends certain provisions of the existing contract. The Acquired Companies have, at their option, the ability to recapture the additional 20 percent. This option expires on January 29, 1999. Management does not expect this transaction to have a material effect on the financial position of the Acquired Companies.

                       UNIVERSAL AMERICAN FINANCIAL CORP.

                                     PROXY

THIS PROXY IS SOLICITED BY
THE BOARD OF DIRECTORS OF UNIVERSAL AMERICAN FINANCIAL CORP.
FOR THE SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON           , 1999

The undersigned hereby (i) acknowledge(s) receipt of the notice of special
meeting of shareholders and the proxy statement dated         , 1999, relating
to the special meeting of shareholders of UNIVERSAL AMERICAN FINANCIAL CORP. to
be held         , 1999 and (ii) appoints                 , as proxies, with full
power of substitution, and authorizes them, or either of them, to vote all shares of capital stock of Universal American entitled to vote standing in the name of the undersigned at said meeting or any adjournment or postponement thereof upon the matters specified on the reverse side of this card and upon such other matters as may be properly brought before the meeting, conferring discretionary authority upon such proxies as to such other matters. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER. IF NO DIRECTION IS MADE, A PROPERLY EXECUTED PROXY WILL BE TREATED AS A VOTE IN FAVOR OF ALL OF THE PROPOSALS.

The proxies are authorized to vote upon such other business as may properly come before the meeting as recommended by the board of directors.

SHAREHOLDERS WHO ATTEND THE MEETING MAY VOTE IN PERSON EVEN THOUGH THEY HAVE PREVIOUSLY MAILED THIS PROXY CARD.

[X] PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.
Proposal No. 1 -- Capital Z issuance

Approval of the issuance and sale to Capital Z Financial
Services Fund II, L.P. and some agents and members of
management of the Penn Union Companies of up to 26,031,746
shares of common stock of Universal American and the payment of a part of a transaction fee to an affiliate of Capital Z
in Universal American common stock, which will result in a
change of control of Universal American. The number of
shares issued and purchased and the price paid for the
shares may be adjusted under the share purchase agreement.    FOR [ ]  AGAINST [  ]  ABSTAIN [  ]

                          (CONTINUED ON REVERSE SIDE)

PROPOSAL NO. 2 -- AMENDMENTS TO CERTIFICATE OF INCORPORATION

Approval to amend Universal American's certificate of incorporation to:

(a) Increase the number of authorized shares of common stock  FOR [ ]  AGAINST [ ]  ABSTAIN [ ]
    from 20 million shares to 80 million shares.
(b) Provide for shareholder action by written consent
    instead of a meeting of shareholders. Written consent
    would only need to be executed by shareholders holding
    the number of shares required to approve the action       FOR [ ]  AGAINST [ ]  ABSTAIN [ ]
    taken by written consent.
(c) Eliminate the requirement that holders of 66 2/3% of the
    Universal American's outstanding voting capital stock
    approve amendments to certain provisions of the
    certificate of incorporation, which means only majority   FOR [ ]  AGAINST [ ]  ABSTAIN [ ]
    approval will be necessary for those amendments.
(d) Remove the provision which requires the vote of holders
    of 66 2/3% of the outstanding voting capital stock to
    call a special meeting of the shareholders. The board
    will amend the by-laws to allow special meetings of the
    shareholders to be called at the request of 50% of the    FOR [ ]  AGAINST [ ]  ABSTAIN [ ]
    outstanding voting capital stock.
(e) Replace the present method of electing directors and the length of the term each director serves with a system in
    which all directors are elected at one time each for a
    term expiring at the next annual meeting. Directors are   FOR [ ]  AGAINST [ ]  ABSTAIN [ ]
    currently elected to three-year staggered terms.
(f) Require 66 2/3% of Universal American's board of          FOR [ ]  AGAINST [ ]  ABSTAIN [ ]
    directors approve certain important corporate actions.

Please check this box if you plan to attend the meeting. [ ]

Please mark, date, sign and mail this proxy card in the envelope provided. No postage is required for domestic mailing.

Signature(s)                                                  Date

Note: Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.